Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-258700

PROXY STATEMENT OF

CBRE ACQUISITION HOLDINGS, INC.

PROSPECTUS FOR

90,000,000 SHARES OF CLASS A COMMON STOCK

Dear CBRE Acquisition Holdings, Inc. Stockholders,

On behalf of our board of directors (the “Board”), we cordially invite you to a special meeting (the “special meeting”) of stockholders of CBRE Acquisition Holdings, Inc., a Delaware corporation (“CBAH,” “we” or “our”), to be held via live webcast at 10:00 a.m. (New York City time) on December 6, 2021. The special meeting can be accessed by visiting https://www.cstproxy.com/cbreacquisitionholdings/2021 where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

On July 12, 2021, CBAH entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among CBAH, CBAH Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of CBAH (“First Merger Sub”), CBAH Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of CBAH (“Second Merger Sub”), Altus Power America Holdings, LLC, a Delaware limited liability company (“Holdings”), APAM Holdings LLC, a Delaware limited liability company (“APAM”) and Altus Power, Inc., a Delaware corporation (“Altus”), providing for, among other things, and subject to the terms and conditions therein, a business combination between Altus and CBAH pursuant to the proposed initial merger of First Merger Sub with and into Altus (the “First Merger”), with Altus as the surviving company, and immediately thereafter the merger of Altus with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub continuing as the surviving entity (the First Merger and the Second Merger, together, the “Merger”). Concurrently with the execution and delivery of the Business Combination Agreement, certain accredited investors (the “PIPE Investors”), including CBRE Acquisition Sponsor, LLC (the “Sponsor”), entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase 27,500,000 shares (the “PIPE Shares”) of CBAH’s Class A common stock (the “CBAH Class A common stock”) at a purchase price per share of $10.00 and an aggregate purchase price of $275,000,000 (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other conditions, and will be consummated concurrently with, the closing of the Merger (the “Closing”). The Merger, together with the other transactions contemplated by the Business Combination Agreement and the related agreements, are referred to herein as the “Transactions.”

The proposed First Merger is expected to be consummated after the required approval by the stockholders of CBAH and by the stockholders of Altus, and the satisfaction or waiver of certain other conditions summarized below. At the reference price of $10.00 (the “Reference Price”) per share of CBAH Class A common stock, the aggregate consideration to be paid in the Merger to the Altus stockholders of 90,000,000 shares of CBAH Class A common stock (the “Merger Consideration”) would have a value of $900,000,000.

Pursuant to the Business Combination Agreement:

(a) immediately before the consummation of the First Merger, each outstanding share of Altus preferred stock that is outstanding at such time will be redeemed in full for cash; and

(b) each outstanding share of Altus common stock, including shares that are subject to vesting conditions (the “Altus Restricted Shares” and, together with shares of Altus common stock, the “Altus Common Stock”) that is outstanding as of immediately prior to the effective time of the First Merger (other than treasury stock and any dissenting shares) will be cancelled and automatically converted into the right to receive a number of shares of CBAH Class A common stock calculated pursuant to the Business Combination Agreement (the “Share Consideration”). The Share Consideration issued in respect of Altus Restricted Shares will be subject to the same vesting restrictions as in effect immediately prior to the effective time of the Merger.

As described in this proxy statement/prospectus, CBAH’s stockholders are being asked to consider and vote upon the Merger and the other proposals set forth herein. Each of the proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of CBAH common stock at 5:00 p.m. (New York City time) on October 27, 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.

A special committee (the “Special Committee”) consisting solely of independent and disinterested members of the Board unanimously determined that the transactions contemplated by the Business Combination Agreement are in the best interests of CBAH and its stockholders (other than CBRE Group, Inc. or any of its affiliates, including the Sponsor, or any executive officer of CBAH) and recommended that the Board approve the Business Combination Agreement. Based on the Special Committee’s recommendation, the Board unanimously approved the Business Combination Agreement and the transactions contemplated thereby, and recommends that you vote or give instruction to vote “FOR” the adoption of the Business Combination Agreement and approval of the Merger and the other proposals described in the accompanying proxy statement/prospectus. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of CBAH’s stockholders generally. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to CBAH’s stockholders that they vote in favor of the proposals presented at the special meeting.

Consummation of the Transactions is conditioned on, among other things, (a) the approval of CBAH’s stockholders (including approval by a majority of the stockholders that are not affiliated with CBRE Group, Inc. or who are not executive officers of CBAH) of each of the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the NYSE proposal (as described herein) and (b) the consent of the requisite Altus stockholders (as described herein) to adopt the Business Combination Agreement and approve the transactions contemplated thereby. If any of such proposals is not approved, or the consent of the requisite Altus stockholders is not received, we will not consummate the Transactions. CBAH and Altus are sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this document.

In connection with the Business Combination Agreement, Altus, Sponsor, CBAH and certain officers of CBAH (such officers, together with the Sponsor, the “Sponsor Parties”) entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, each Sponsor Party has agreed to, among other things, vote in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus and to not redeem or transfer any shares of CBAH common stock or warrants to purchase shares of CBAH common stock, subject to certain exceptions set forth therein. In addition, certain Altus stockholders entered into a support agreement with CBAH, First Merger Sub and Second Merger Sub (the “Altus Stockholders Support Agreement”), pursuant to which, each such Altus stockholder has agreed, among other things, to execute and deliver a written consent approving the Business Combination Agreement. The shares of Altus Common Stock that are subject to the Altus Stockholders Support Agreement represent over a majority of the outstanding voting power of Altus capital stock and are sufficient to obtain the requisite approvals needed from the Altus stockholders in connection with the transactions contemplated by the Business Combination Agreement. In addition, the Altus Stockholders Support Agreement contains restrictions on such Altus stockholders (a) transferring such shares of Altus Common Stock (subject to certain restrictions) and (b) soliciting or engaging in discussions or negotiations regarding alternative acquisition proposals.

All CBAH stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.

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This proxy statement/prospectus covers 90,000,000 shares of CBAH Class A common stock being issued or reserved for issuance as the Merger Consideration pursuant to the Business Combination Agreement.

CBAH’s SAILSM (Stakeholder Aligned Initial Listing) securities, shares of CBAH Class A common stock and CBAH’s Redeemable Warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols CBAH.U, CBAH and CBAH WS, respectively.

Pursuant to CBAH’s current certificate of incorporation, a holder of public shares may demand that CBAH redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they, no later than 5:00 p.m. (New York City time) on December 2, 2021 (two (2) business days prior to the date of the special meeting):

(i)	submit a written request to CBAH’s transfer agent that CBAH redeem their public shares for cash,

(ii)	certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act); and

(iii)	deliver such public shares to CBAH’s transfer agent (physically or electronically).

If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption, CBAH will redeem each public share for a full pro rata portion of the funds held in the trust account holding the proceeds from CBAH’s initial public offering, calculated as of two business days prior to the consummation of the business combination. Holders of SAILSM securities must elect to separate the underlying public shares and Redeemable Warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds SAILSM securities registered in its own name, the holder must contact CBAH’s transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote “FOR” the business combination proposal. Notwithstanding the foregoing, holders of public shares, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), will be restricted from redeeming more than 6,037,500 shares of CBAH Class A common stock (representing 15% of shares sold in our initial public offering) without our prior consent.

CBAH is, and, immediately following consummation of the Transactions, will continue to be, an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Transactions and other matters to be considered at the special meeting of CBAH’s stockholders. We encourage you to carefully read this entire document, including the Annexes attached hereto. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 53.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

The Transactions described in the accompanying proxy statement/prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the merits or fairness of the business combination or related Transactions, or passed upon the accuracy or adequacy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Thank you for your participation. We look forward to your continued support.

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By Order of the Board of Directors

/s/ Robert E. Sulentic
Robert E. Sulentic
Chair of the Board of Directors

This proxy statement/prospectus is dated November 5, 2021 and is first being mailed to CBAH stockholders on or about November 5, 2021.

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ADDITIONAL INFORMATION

The accompanying document is the proxy statement of CBAH for the special meeting and the prospectus for the 90,000,000 shares of CBAH Class A common stock being issued or reserved for issuance as the Merger Consideration pursuant to the Business Combination Agreement. It is also an information statement with respect to the election of the Class B Director (as defined herein) by written consent of the holders of the CBAH Class B common stock. This registration statement and the accompanying proxy statement/prospectus are available without charge to public shareholders of CBAH upon written or oral request. This document and other filings by CBAH with the Securities and Exchange Commission may be obtained by either written or oral request to:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: CBAH.info@investor.morrowsodali.com

The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.

In addition, if you have questions about the proposals to be voted on at the special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLC, the proxy solicitor for CBAH, toll-free at 1 (800) 662-5200. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for further information.

Information contained on the CBAH website, or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the special meeting, or no later than November 29, 2021.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes market and industry data and forecasts that Altus has derived from publicly available information, reports of governmental agencies, various industry publications, other published industry sources and internal data and estimates. All market and industry data used herein involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we are responsible for the disclosure contained in this proxy statement/prospectus and we believe the information from industry publications and other third-party sources included herein is reliable, such information is inherently imprecise and we have not had this information verified by any independent sources. The industry in which Altus operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section of this proxy statement/prospectus titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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CBRE ACQUISITION HOLDINGS, INC.

2100 McKinney Avenue, Suite 1250

Dallas, TX 75201

NOTICE OF

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 6, 2021

TO THE STOCKHOLDERS OF CBRE ACQUISITION HOLDINGS, INC.

NOTICE IS HEREBY GIVEN that a special meeting the (“special meeting”) of stockholders of CBRE Acquisition Holdings, Inc., a Delaware corporation (“CBAH,” “we” or “our”), will be held via live webcast at 10:00 a.m. (New York City time) on December 6, 2021. The special meeting can be accessed by visiting https://www.cstproxy.com/cbreacquisitionholdings/2021, where you will be able to listen to the meeting live and vote during the meeting.

Please note that you will only be able to access the special meeting by means of remote communication.

On behalf of CBAH’s board of directors (the “Board”), you are cordially invited to attend the special meeting, to conduct the following business items:

(1)

Proposal No. 1 — To consider and vote upon a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement, dated as of July 12, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”) by and among CBAH, CBAH Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of CBAH (“First Merger Sub”), CBAH Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of CBAH (“Second Merger Sub”), Altus Power America Holdings, LLC, a Delaware limited liability company (“Holdings”), APAM Holdings LLC, a Delaware limited liability company (“APAM”), and Altus Power, Inc., a Delaware corporation (“Altus”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which provides for, among other things, and subject to the terms and conditions therein, a business combination between Altus and CBAH pursuant to the proposed initial merger of First Merger Sub with and into Altus (the “First Merger”), with Altus as the surviving company, and immediately thereafter, the merger of Altus with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub continuing as the surviving entity (the First Merger and the Second Merger, together, the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”) and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in this proxy statement/prospectus — we refer to this proposal as the “business combination proposal”;

(2)

Proposal No. 2 — To consider and vote upon proposals to approve and adopt the third amended and restated certificate of incorporation of CBAH in the form attached to the accompanying proxy statement/prospectus as Annex G (the “third amended and restated certificate of incorporation” or the “new certificate of incorporation”). In accordance with SEC requirements, the proposals with respect to such adoption are being presented separately — we refer to these proposals as the “charter proposals”;

(3)

Proposal No. 3 — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the third amended and restated certificate of incorporation, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements — we refer to this proposal as the “governance proposal”;

(4)

Proposal No. 4 — To consider and vote upon a proposal to approve and adopt the 2021 Omnibus Incentive Plan (the “Incentive Plan”) and the material terms thereunder, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex E;

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(5)

Proposal No. 5 — To consider and vote upon a proposal to approve and adopt the 2021 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached as Annex F to the accompanying proxy statement/prospectus/information statement;

(6)

Proposal No. 6 — To consider and vote upon a proposal to elect seven directors to serve staggered terms on the Board until immediately following the annual meeting of CBAH stockholders for the calendar year ended December 31, 2022, 2023 and 2024, as applicable, and until their respective successors are duly elected and qualified — we refer to this proposal as the “director election proposal”;

(7)

Proposal No. 7 — To consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual Rules, the issuance of (a) more than 20% of CBAH’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the issuance of shares of CBAH Class A common stock as Merger Consideration and the PIPE Investment (as described below), and the issuance of shares of CBAH’s Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions — we refer to this proposal as the “NYSE proposal”; and

(8)

Proposal No. 8 — To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposals, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal or the NYSE proposal — we refer to this proposal as the “adjournment proposal.”

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of CBAH common stock at 5:00 p.m. (New York City time) on October 27, 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.

After careful consideration, the Board has determined that the business combination proposal, the charter proposals, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal, the NYSE proposal and the adjournment proposal are fair to and in the best interests of CBAH and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the charter proposals, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of CBAH stockholders generally. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the CBAH stockholders that they vote in favor of the proposals presented at the special meeting.

In connection with the Business Combination Agreement, Altus, Sponsor, CBAH and certain officers of CBAH (such officers, together with the Sponsor, the “Sponsor Parties”) entered into a support agreement (the “Sponsor Support Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, pursuant to which, among other things, each Sponsor Party has agreed to, among other things, vote in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus and to not redeem or transfer any shares of CBAH common stock or warrants to purchase shares of CBAH common stock, subject to certain exceptions set forth therein. In addition, certain Altus stockholders entered into a support agreement with CBAH, First Merger Sub and Second Merger Sub (the “Altus Stockholders Support Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, pursuant to which, each such Altus stockholder has agreed, among other things, to execute and deliver a written consent approving the Business Combination Agreement. The shares of Altus Common Stock that are subject to the Altus Stockholders Support Agreement represent over a majority of the outstanding voting power of Altus capital stock and are sufficient to obtain the requisite approvals needed from the Altus stockholders in connection with the transactions contemplated by the Business Combination Agreement. In addition, the Altus Stockholders Support Agreement contains restrictions on such Altus stockholders (a) transferring such shares of Altus Common Stock (subject to certain restrictions) and (b) soliciting or engaging in discussions or negotiations regarding alternative acquisition proposals.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the NYSE proposal. If any of these proposals is not approved, or the consent of the requisite Altus stockholders is not received, we will not consummate the Transactions.

To raise additional proceeds to fund the Transactions, concurrently with the execution and delivery of the Business Combination Agreement, certain accredited investors (the “PIPE Investors”), including the Sponsor, entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase 27,500,000 shares of CBAH Class A common stock (the “PIPE Shares”) at a purchase price per share of $10.00 and an aggregate purchase price of $275,000,000 (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other conditions, and will be consummated concurrently with, the closing of the Merger.

Pursuant to CBAH’s current certificate of incorporation, a holder of public shares may demand that CBAH redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they, no later than 5:00 p.m. (New York City time) on December 2, 2021 (two (2) business days prior to the date of the special meeting):

(i)	submit a written request to CBAH’s transfer agent that CBAH redeem their public shares for cash,

(ii)	certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), and

(iii)	deliver such public shares to CBAH’s transfer agent (physically or electronically).

If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption, CBAH will redeem each public share for a full pro rata portion of the funds held in the trust account holding the proceeds from CBAH’s initial public offering, calculated as of two business days prior to the consummation of the business combination. Holders of SAILSM securities must elect to separate the underlying public shares and Redeemable Warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds SAILSM securities registered in its own name, the holder must contact CBAH’s transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote “FOR” the business combination proposal. Notwithstanding the foregoing, holders of public shares, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), will be restricted from redeeming more than 6,037,500 shares of CBAH Class A common stock (representing 15% of shares sold in our initial public offering) without our prior consent.

All CBAH stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Robert E. Sulentic
Robert E. Sulentic
Chair of the Board of Directors

November 5, 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CBAH REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CBAH’s TRANSFER AGENT NO LATER THAN 5:00 P.M. (NEW YORK CITY TIME) ON DECEMBER 2, 2021 (TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING). YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “SPECIAL MEETING OF CBAH STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“Alignment Shares” are to the CBAH Class B common stock. The Alignment Shares will automatically convert into shares of CBAH Class A common stock based upon the Total Return on the CBAH Class A common stock as of the relevant measurement date over the seven fiscal years following the business combination. See “Description of CBAH’s Securities—Alignment Shares.” Pursuant to the Class B Letter Agreement, 30% (or 603,750) of the Alignment Shares will be forfeited by the holders thereof in connection with the consummation of the Transactions;

“Altus” are to Altus Power, Inc., a Delaware corporation;

“Altus Board” are to the board of directors of Altus, or a committee thereof, as applicable;

“Altus Common Stock” are to the shares of Altus’s common stock, par value $1.00 per share, including Altus Restricted Shares;

“Altus Preferred Stock” are to, collectively, the shares of Altus’s Preferred Stock, par value $0.01 per share, of which 310,000 shares are designated as Series A Redeemable Preferred Stock;

“Altus Restricted Shares” are to the shares of Altus Common Stock granted to employees or other service providers of Altus that are subject to vesting conditions;

“Altus Stockholders Support Agreement” are to the Support Agreement, dated as of July 12, 2021, entered into by CBAH, First Merger Sub, Second Merger Sub and certain Altus stockholders, pursuant to which, each such Altus stockholder has agreed, among other things, to execute and deliver a written consent approving the Business Combination Agreement. The shares of Altus Common Stock that are subject to the Altus Stockholders Support Agreement represent over a majority of the outstanding voting power of Altus capital stock and are sufficient to obtain the requisite approvals needed from the Altus stockholders in connection with the transactions contemplated by the Business Combination Agreement, as the same has been or may be amended, modified, supplemented or waived from time to time;

“Altus Stock” are to, collectively, the Altus Common Stock and Altus Preferred Stock;

“APAM” are to APAM Holdings LLC, a Delaware limited liability company;

“Backstop Commitment” are to the Sponsor’s obligation pursuant to the Sponsor Subscription Agreement to purchase up to an additional 15,000,000 shares of CBAH Class A common based on the number of shares of CBAH Class A common stock redeemed by public stockholders in connection with the Business Combination;

“Blackstone” are to GSO Altus Holdings LP, a Delaware limited partnership;

“Blackstone Credit Facility” are to that certain Credit Agreement, dated as of November 22, 2019, as amended by that certain Tertiary Draw Commitment Agreement, Waiver and Amendment, dated as of December 22, 2020, by and among APA Finance, LLC, as the borrower, APA Finance Holdings, LLC, as the Equity Holder (as defined therein), BISF Agent LLC, as administrative agent, U.S. Bank National Association, as collateral agent, and each other lender from time to time party thereto, as the same has been or may be amended, modified, supplemented or waived from time to time;

“Board” or “CBAH Board” are to the board of directors of CBAH, or a committee thereof, as applicable;

“Business Combination Agreement” are to that certain Business Combination Agreement, dated as of July 12, 2021, by and among CBAH, First Merger Sub, Second Merger Sub, APAM, Holdings and Altus, providing for, among other things, and subject to the terms and conditions therein, a business combination between Altus and CBAH pursuant to the proposed Merger, as the same has been or may be amended, modified, supplemented or waived from time to time;

“business combination” are to the combination of Altus and CBAH into a single business pursuant to the terms of the Business Combination Agreement;

“CBAH” are to CBRE Acquisition Holdings, Inc., a Delaware corporation, which will be renamed Altus Power, Inc. in connection with the consummation of the Transactions. References to CBAH after the consummation of the Transactions are to the post-combination company, also referred to herein as New Altus;

“CBAH Class A common stock” are, prior to consummation of the Transactions, to CBAH’s Class A common stock, par value $0.0001 per share and, following consummation of the Transactions, to the Class A common stock, par value $0.0001 per share of the post-combination company;

“CBAH Class B common stock” are, prior to the consummation of the Transactions, to the Class B common stock, par value $0.0001 per share, of CBAH and, following the consummation of the Transactions, are to the Class B common stock of the post-combination company. The CBAH Class B common stock is also referred to herein as the Alignment Shares;

“CBAH common stock” are collectively to the CBAH Class A common stock and the CBAH Class B common stock;

“CBAH IPO” are to the initial public offering by CBAH, which closed on December 15, 2020;

“CBAH Unaffiliated Stockholders” are to all holders of the CBAH common stock, except (i) CBRE Group, Inc. and any of its affiliates including the Sponsor and (ii) any executive officer of CBAH;

“CBRE” are to CBRE Group, Inc., a Delaware corporation and includes all of its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise;

“Class B Director” is to the member of the Board that is elected by the holders of the CBAH Class B common stock, voting separately as a class, for so long as any shares of CBAH Class B common stock are outstanding. Upon the conversion of all issued and outstanding shares of CBAH Class B common stock into shares of CBAH Class A common stock, the position of Class B Director shall cease to exist, provided that the person that is the Class B Director at the time of such conversion shall have the right to continue to serve on the Board until the next annual meeting of stockholders of CBAH, subject to proportionality requirements and earlier removal for cause or pursuant to the terms of the Investor Rights Agreement;

“Class B Letter Agreement” are to that certain letter agreement, dated as of July 12, 2021, by and among CBAH, Altus and the holders of the CBAH Class B common stock, pursuant to which, among other things, each holder of CBAH Class B common stock agreed to surrender to CBAH 30% of the shares of CBAH Class B common stock held by such holder at the closing of the Transactions and to not transfer any shares of Class B common stock (subject to certain exceptions), as the same has been or may be amended, modified, supplemented or waived from time to time;

“Closing” are to the closing of the Merger;

“Closing Date” are to the date on which the Merger is consummated;

“completion window” are to the period following the completion of the CBAH IPO at the end of which, if CBAH has not completed an initial business combination, it will redeem 100% of the public shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and certain conditions. The completion window ends on December 15, 2022 (or February 15, 2023 if CBAH has entered into an agreement for its initial business combination by December 15, 2022);

“current certificate of incorporation” are to CBAH’s second amended and restated certificate of incorporation in effect as of the date of this proxy statement/prospectus;

“DGCL” are to the Delaware General Corporation Law, as amended;

“Duff & Phelps” are to Duff & Phelps, a Kroll Business operating as Kroll, LLC;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Existing CBAH Directors” are to those members of the CBAH Board prior to the business combination who are not parties to the Sponsor Support Agreement;

“First Merger” are to the merger of First Merger Sub with and into Altus with Altus as the surviving company;

“First Merger Sub” are to CBAH Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of CBAH;

“Holdings” are to Altus Power America Holdings, LLC, a Delaware limited liability company;

“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“Investor Rights Agreement” are to the Investor Rights Agreement, dated as of July 12, 2021 (and effective as of the Closing), by and among CBAH, Altus, the Founders (as defined therein), Blackstone, the Sponsor and certain other parties thereto, as the same has been or may be amended, modified, supplemented or waived from time to time;

“Merger” are to the First Merger and the Second Merger collectively;

“Merger Consideration” are to the Share Consideration;

“New Altus” are to CBAH once the Transactions contemplated by the Business Combination Agreement, including the change of name are complete, also referred to herein as the post-combination company;

“PIPE Investment” are to the private placement pursuant to which CBAH entered into subscription agreements with certain investors whereby such investors have committed to purchase 27,500,000 shares of CBAH Class A common stock at a purchase price per share of $10.00 and an aggregate purchase price of $275,000,000; the PIPE Investment will be consummated concurrently with, and is conditioned upon, among other things, the Closing;

“PIPE Investors” are to the investors participating in the PIPE Investment, including the Sponsor;

“PIPE Subscription Agreements” are to the subscription agreements relating to the PIPE Investment entered into by and among CBAH, on the one hand, and certain accredited investors (including the Sponsor), on the other hand, in each case entered into on or after July 12, 2021 and prior to the Closing, as the same has been or may be amended, modified, supplemented or waived from time to time;

“Private Placement Warrants” are to the warrants issued by CBAH to the Sponsor in a private placement simultaneously with the closing of the CBAH IPO. The Private Placement Warrants are exercisable for an aggregate of 7,366,667 shares of CBAH Class A common stock at a purchase price of $11.00 per share;

“public shares” are to the 40,250,000 shares of CBAH Class A common stock sold as part of the SAILSM securities in the CBAH IPO (whether they were purchased in the CBAH IPO or thereafter in the open market);

“public stockholders” are to the holders of CBAH’s public shares, including the Sponsor and CBAH’s officers and directors to the extent the Sponsor and CBAH’s officers or directors purchase public shares, provided that each of their status as a “public stockholder” shall only exist with respect to such public shares;

“Redeemable Warrants” are to the redeemable warrants issued by CBAH and sold as part of the SAILSM securities in the CBAH IPO (whether they were purchased in the CBAH IPO or thereafter in the open market). The Redeemable Warrants are exercisable for an aggregate of 10,062,500 shares of CBAH Class A common stock at a purchase price of $11.00 per share. Following the consummation of our initial business combination, references to the Redeemable Warrants also include any Private Placement Warrants that are not held by our Sponsor or its permitted transferees;

“SAILSM securities” are to the 40,250,000 SAILSM securities sold in the CBAH IPO, with each SAILSM security consisting of one public share and one-fourth (1/4) of one Redeemable Warrant, each whole Redeemable Warrant entitling the holder thereof to purchase one share of CBAH Class A common stock for $11.00 per share;

“SEC” are to the United States Securities and Exchange Commission;

“Second Merger” are to the merger of Altus with and into Second Merger Sub with Second Merger Sub as the surviving entity;

“Second Merger Sub” are to CBAH Merger Sub II, Inc., a Delaware limited liability company and a wholly owned subsidiary of CBAH;

“Securities Act” are to the Securities Act of 1933, as amended;

“Share Consideration” are to the shares of CBAH Class A common stock to be issued as consideration for the outstanding shares of Altus Common Stock pursuant to the Business Combination Agreement;

“Sponsor” are to CBRE Acquisition Sponsor, LLC, a Delaware limited liability company and wholly owned subsidiary of CBRE Group, Inc.;

“Sponsor Parties” are to Sponsor and those officers of CBAH who entered into the Sponsor Support Agreement;

“Sponsor Subscription Agreement” are to the PIPE Subscription Agreement entered into by the Sponsor;

“Sponsor Support Agreement” are to the Sponsor Support Agreement, dated as of July 12, 2021, by and among CBAH, the Sponsor, Altus and certain officers of CBAH, as the same has been or may be amended, modified, supplemented or waived from time to time;

“Total Return” are to the sum of (i) the volume weighted average price of CBAH Class A common stock for the final fiscal quarter in the relevant measurement period and (ii) the amount per share of any dividends or distributions paid or payable to holders of CBAH Class A common stock, the record date for which is on or prior to the last day of the measurement period. See “Description of CBAH’s Securities—Alignment Shares Conversion”;

“Transactions” are to the Merger, together with the other transactions contemplated by the Business Combination Agreement and the related agreements;

“trust account” are to the trust account of CBAH that holds the proceeds from the CBAH IPO;

“U.S. GAAP” or “GAAP” are to accounting principles generally accepted in the United States of America; and

“warrants” are to the Redeemable Warrants and the Private Placement Warrants.

Unless otherwise stated in this proxy statement/prospectus/information statement, or the context otherwise requires, the information presented herein prior to the consummation of the Transactions does not give effect to the PIPE Investment or the forfeiture of certain shares of CBAH Class B common stock pursuant to the Class B Letter Agreement and information presented herein after the consummation of the Transactions does give effect to the PIPE Investment and the forfeiture of such CBAH Class B common stock.

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

This summary term sheet, together with the sections entitled “Questions and Answers” and “Summary,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

•

CBRE Acquisition Holdings, Inc., a Delaware corporation, which we refer to as “CBAH,” “we,” “us,” or “our,” is a blank check company incorporated as a Delaware corporation on October 13, 2020 and formed solely for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•

On December 15, 2020, CBAH consummated its initial public offering of 40,250,000 SAILSM securities, including the issuance of 5,250,000 SAILSM securities as a result of the underwriter’s exercise of its over-allotment option, with each SAILSM security consisting of one share of CBAH Class A common stock and one-fourth (1/4) of one Redeemable Warrant, each whole Redeemable Warrant entitling the holder thereof to purchase one share of CBAH Class A common stock for $11.00 per share. The SAILSM securities were sold at an offering price of $10.00 per unit, generating gross proceeds of $402,500,000. Simultaneously with the consummation of the CBAH IPO, CBAH consummated the private placement of 7,366,667 Private Placement Warrants at a price of $1.50 per warrant, generating total proceeds of $11,050,000. Transaction costs amounted to approximately $22,926,943 (including the deferred underwriting discount of $14,087,500 held in the trust account, which amount will be payable upon the consummation of our business combination, if consummated). In addition, $1,500,000 of cash was held outside of the trust account upon closing of the CBAH IPO and was available for working capital purposes and for the payment of offering expenses.

•

Following the consummation of the CBAH IPO, $402,500,000 was deposited into a U.S.-based trust account with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for the CBAH IPO, these proceeds will not be released until the earlier of the completion of an initial business combination and CBAH’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.

•

Altus, a Delaware corporation headquartered in Stamford, Connecticut, is a developer, owner and operator of large-scale roof, ground and carport-based photovoltaic and energy storage systems, as well as electric vehicle charging facilities, serving commercial and industrial, public sector and community solar customers. See the sections entitled “Information About Altus,” “Altus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Business Combination.”

•

On July 12, 2021, CBAH entered into the Business Combination Agreement with First Merger Sub, Second Merger Sub, Holdings, APAM and Altus, providing for, among other things, and subject to the terms and conditions therein, a business combination between Altus and CBAH.

•

Subject to the terms of the Business Combination Agreement, at the reference price of $10.00 per share of CBAH Class A common stock, the total Merger Consideration of 90,000,000 shares of CBAH Class A common stock would have a value of $900,000,000. Merger Consideration issued to holders of Altus Common Stock does not represent consideration from an accounting perspective. For more information regarding how the Merger will be accounted for, please see the section entitled “The Business Combination - Expected Accounting Treatment” and “Description of the Merger” within the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

•

In connection with the Business Combination Agreement: (a) CBAH, the Sponsor and certain officers of CBAH entered into the Sponsor Support Agreement, pursuant to which, among other things, each Sponsor Party has agreed to, among other things, vote in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus and to not redeem or transfer any shares of CBAH common stock or warrants to purchase shares of CBAH common stock, subject to certain exceptions set forth therein and (b) certain Altus stockholders entered into the Altus Stockholders Support Agreement, pursuant to which, each such Altus stockholder has agreed, among other things, to execute and deliver a written consent approving the Business Combination Agreement. The shares of Altus Common Stock that are subject to the Altus Stockholders Support Agreement represent over a majority of the outstanding voting power of Altus capital stock and are sufficient to obtain the requisite approvals needed from the Altus stockholders in connection with the transactions contemplated by the Business Combination Agreement. In addition, the Altus Stockholders Support Agreement contains restrictions on such Altus stockholders (a) transferring such shares of Altus Common Stock (subject to certain restrictions) and (b) soliciting or engaging in discussions or negotiations regarding alternative acquisition proposals.

•

Pursuant to the PIPE Subscription Agreements, CBAH has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy from CBAH 27,500,000 shares of CBAH Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $275,000,000. The PIPE Investment is conditioned upon, among other conditions, and will be consummated concurrently with, the closing of the Merger.

•

It is anticipated that, upon completion of the business combination: (a) CBAH’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 25.3% in the post-combination company; (b) the PIPE Investors (other than the Sponsor Parties) will own approximately 12.8% of the post-combination company; (c) the Sponsor Parties will own approximately 5.3% of the post-combination company; (d) current holders of Altus Stock will own approximately 56.5% of the post-combination company (excluding shares purchased by current Altus stockholders in the PIPE Investment); and (e) Existing CBAH Directors will own approximately 0.1% of the post-combination company. These levels of ownership interest: (i) exclude the impact of the shares of CBAH Class A common stock underlying the warrants and the shares underlying the unvested RSUs to be issued pursuant to the Management Equity Incentive Letter, (ii) exclude the impact of the shares of CBAH Class A common stock reserved for issuance under the Incentive Plan and ESPP, (iii) assume that no CBAH public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account, (iv) assume that 90,000,000 shares of CBAH Class A common stock are issued as Merger Consideration and are outstanding as of the closing of the Merger and (v) include the 1,408,750 Alignment Shares that will be outstanding immediately following the closing of the Transactions (which Alignment Shares will be automatically converted into a number of CBAH Class A common stock based upon the Total Return on the CBAH Class A common stock as of the relevant measurement date over the seven fiscal years following the business combination. See “Description of CBAH’s Securities—Alignment Shares.”). The ownership interest of CBAH’s public stockholders (other than PIPE Investors) who elect not to redeem their shares may be diluted when considering all possible sources and extent of dilution. See the question “What equity stake will current stockholders of Altus, the PIPE Investors, CBAH’s public stockholders and the Sponsor hold in the post-combination company after the Closing?” within the section entitled “Questions and Answers.”

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CBAH management and the Board considered various factors in determining whether to approve the Business Combination Agreement and the Transactions, including the Merger. For more information about the reasons that the Board considered in determining its recommendation, please see the section entitled “The Business Combination — CBAH’s Board of Directors’ Reasons for Approval of the Transactions.” When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of CBAH stockholders generally. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the CBAH stockholders that they vote “FOR” the proposals presented at the special meeting.

•	At the special meeting, CBAH’s stockholders will be asked to consider and vote on the following proposals:

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a proposal to approve the business combination described in this proxy statement/prospectus, including adopting the Business Combination Agreement and the Transactions described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

•	proposals to approve and adopt the third amended and restated certificate of incorporation of CBAH. Please see the section entitled “Proposal No. 2 — The Charter Proposals”;

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a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the third amended and restated certificate of incorporation, presented separately in accordance with requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

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a proposal to approve and adopt the 2021 Omnibus Incentive Plan (the “Incentive Plan”) and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

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a proposal to approve and adopt the 2021 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 5 — The ESPP Proposal”;

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a proposal to elect seven directors to serve staggered terms on the Board until immediately following the annual meeting of CBAH stockholders for the calendar year ended December 31, 2022, 2023 and 2024, as applicable and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 6 — The Director Election Proposal”;

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a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual Rules, the issuance of (a) more than 20% of CBAH’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the issuance of shares of CBAH Class A common stock as Merger Consideration and the PIPE Investment (as described below), and the issuance of shares of CBAH Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions. Please see the section entitled “Proposal No. 7 — The NYSE Proposal”;

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a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposals, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal or the NYSE proposal. Please see the section entitled “Proposal No. 8 — The Adjournment Proposal.”

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Upon consummation of the Transactions, the Board will initially consist of one Class B Director and three additional classes of directors. Each Class I director will have a term that expires immediately following CBAH’s annual meeting of stockholders for the calendar year ended December 31, 2022, each Class II director will have a term that expires immediately following CBAH’s annual meeting of stockholders for the year ended December 31, 2023, and each Class III director will have a term that expires immediately following CBAH’s annual meeting of stockholders for the calendar year ended December 31, 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The Class I, Class II and Class III directors will be elected by the holders of the CBAH Class A common stock, voting separately as a class. The Class B Director will be elected by the holders of CBAH Class B common stock, voting separately as a class, at each annual meeting of the CBAH stockholders or other meeting held by CBAH for the election of directors or by written consent. Upon the conversion of all issued and outstanding shares of CBAH Class B common stock into shares of CBAH

Class A common stock, the position of Class B Director shall cease to exist, provided that the person who is the Class B Director at the time of such conversion will have the right to continue to serve on the Board until the next annual meeting of stockholders of CBAH, subject to proportionality requirements and earlier removal for cause or pursuant to the terms of the Investor Rights Agreement. The holders of the CBAH Class B common stock are expected to execute a written consent electing the Class B Director in connection with the consummation of the Transactions. The vote of the holders of CBAH Class A common stock is not being solicited with respect to the election of the Class B Director. Please see the sections entitled “Proposal No. 6 — The Director Election Proposal” and “Management After the Business Combination” for additional information.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions, which are grouped into the following two categories: (a) Questions and Answers About the Proposed Business Combination; and (b) Questions and Answers About the Special Meeting and the Proposals to be Presented at the Special Meeting. The following questions and answers do not include all the information that is important to you. CBAH stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination and the voting procedures for the special meeting.

Questions and Answers About the Proposed Business Combination

Q.	Why am I receiving this proxy statement/prospectus?

A.

CBAH and Altus have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached hereto as Annex A, and CBAH and Altus encourage their stockholders to read it in its entirety.

This document constitutes a proxy statement, a prospectus of CBAH and an information statement of CBAH.

This document is a proxy statement because the Board is soliciting from CBAH stockholders proxies for the special meeting using this proxy statement/prospectus. At the special meeting, CBAH’s stockholders are being asked to consider and vote upon, among other proposals set forth herein, a proposal to adopt the Business Combination Agreement and the Transactions, which, among other things, includes provisions for a business combination between Altus and CBAH pursuant to the proposed initial merger of First Merger Sub with and into Altus, with Altus as the surviving company, and immediately thereafter the merger of Altus with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

This document is a prospectus because CBAH, in connection with the Merger, is offering 90,000,000 shares of CBAH Class A common stock as Merger Consideration.

This proxy statement/prospectus and its Annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q.	Why is CBAH proposing the business combination?

A.	CBAH was formed solely for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On December 15, 2020, CBAH consummated its initial public offering of 40,250,000 SAILSM securities, including 5,250,000 SAILSM securities under the underwriters’ over-allotment option, with each SAILSM security consisting of one share of CBAH Class A common stock and one-fourth (1/4) of one Redeemable Warrant, each whole Redeemable Warrant entitling the holder thereof to purchase one share of CBAH Class A common stock for $11.00 per share. The SAILSM securities were sold at an offering price of $10.00 per unit, generating gross proceeds of $402,500,000. Simultaneously with the consummation of the CBAH IPO, CBAH consummated the private placement of 7,366,667 Private Placement Warrants at a price of $1.50 per warrant, generating total proceeds of $11,050,000. Since the CBAH IPO, CBAH’s activity has been limited to the evaluation of business combination candidates, including Altus, and negotiating and executing the Business Combination Agreement and the related agreements as described herein.

Altus, a Delaware corporation headquartered in Stamford, Connecticut, is a developer, owner and operator of large-scale roof, ground and carport-based photovoltaic and energy storage systems, as well as electric vehicle charging facilities, serving commercial and industrial, public sector and community solar customers.

Based on its due diligence investigations of Altus and the industry in which it operates, including the financial and other information provided by Altus in the course of their negotiations in connection with the Business Combination Agreement, CBAH believes that Altus is positioned to take advantage of favorable long-term secular tailwinds and has a significant addressable market.

As a result, CBAH believes that a business combination with Altus will provide CBAH’s stockholders with an opportunity to participate in the ownership of a company with significant growth potential. Please see the section entitled “The Business Combination — CBAH’s Board of Directors’ Reasons for Approval of the Transactions.”

Q.	What will happen in the business combination?

A.

Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions set forth therein, CBAH will acquire Altus through the initial merger of First Merger Sub with and into Altus, with Altus as the surviving company, followed immediately thereafter by the merger of Altus with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity, which mergers we collectively refer to as the “Merger.”

As a result of the Merger, CBAH will own 100% of the outstanding common stock of Altus and each share of Altus Common Stock will be cancelled and automatically converted into the right to receive a portion of the Share Consideration (Share Consideration issued in respect of Altus Restricted Shares will be subject to the same restrictions as in effect immediately prior to the effective time of the Merger). For more information, see “The Business Combination.”

We also use the term “business combination” in this proxy statement/prospectus to refer to the combination of Altus and CBAH into a single business.

Q.	Following the business combination, will CBAH’s securities continue to trade on a stock exchange?

A.

Yes. We intend to apply to continue the listing of the CBAH Class A common stock and Redeemable Warrants on the NYSE. In connection with the business combination, CBAH will change its name to Altus Power, Inc. and the CBAH Class A common stock and Redeemable Warrants will begin trading on the NYSE under the symbols “AMPS” and “AMPS WS” respectively. As a result, our publicly traded SAILSM securities will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.

Q.	How will the business combination impact the shares of CBAH outstanding after the business combination?

A.

As a result of the business combination and the consummation of the Transactions, including, without limitation, the PIPE Investment, the number of shares of CBAH Class A common stock outstanding will increase by approximately 292% to approximately 157,750,000 shares of CBAH Class A common stock (assuming that no shares of CBAH Class A common stock are elected to be redeemed by CBAH public stockholders and the other assumptions described under “Unaudited Pro Forma Condensed Combined Financial Information”). Additional shares of CBAH Class A common stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including issuance of shares of CBAH Class A common stock upon exercise of the warrants and issuances under the Incentive Plan and ESPP. The issuance and sale of such shares in the public market could adversely impact the market price of the CBAH Class A common stock, even if our business is doing well. Pursuant to the Incentive Plan and the ESPP, copies of which are attached hereto as Annex E and Annex F, respectively, following the closing of the business combination, CBAH may grant additional shares of CBAH Class A common stock equal to 10% of the shares of CBAH Class A common stock outstanding immediately after the Closing.

Q.	What are the material U.S. federal income tax consequences of the business combination to a U.S. Holder of Altus Common Stock?

A.

It is intended that the business combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Although it is not a condition to closing that an opinion of counsel regarding the tax treatment of the business combination be provided, Simpson Thacher & Bartlett LLP is providing an opinion that the business combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion is based on representations and assumptions as to factual matters made by Altus and CBAH and on current law. Assuming the business combination is treated as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder that exchanges its Altus Common Stock for a combination of CBAH Common Stock and cash (other than any cash received in lieu of a fractional share of CBAH Common Stock) in a reorganization will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount of cash (other than cash received in lieu of fractional shares, if any) received by such holder in exchange for its Altus Common Stock in the business combination; and (ii) the excess, if any, of (a) the sum of the amount of cash (other than cash received in lieu of fractional shares, if any) plus the fair market value of the CBAH Common Stock at the Second Effective Time, as defined in the Business Combination Agreement, received by such holder in exchange for its Altus Common Stock in the business combination, over (b) such holder’s tax basis in its Altus Common Stock exchanged.

For a description of certain U.S. federal income tax consequences of the business combination to U.S. Holders of Altus stock (including both its common stock and its preferred stock), please see the information set forth in “Certain U.S. Federal Income Tax Considerations.”

Q.	Will the management of Altus change in the business combination?

A.

We anticipate that all of the executive officers of Altus will remain with the post-combination company. In addition, Gregg Felton, Lars Norell, Christine Detrick, Richard Peretz, Sharon Daley, Robert Horn and Sarah Coyne will each be nominated to serve as directors of CBAH following completion of the business combination. In addition, William Concannon is expected to be elected to serve as the Class B Director upon completion of the business combination. Please see the sections entitled “Proposal No. 6 — The Director Election Proposal” and “Management After the Business Combination” for additional information.

Q.	What equity stake will current stockholders of Altus, the PIPE Investors, CBAH’s public stockholders and the Sponsor hold in the post-combination company after the Closing?

A.

The equity stakes of the current stockholders of Altus, the PIPE Investors, CBAH’s public stockholders and the Sponsor in the post-combination company after the Closing will vary based on a number of factors, including how many public stockholders elect to redeem their shares. To illustrate these parties’ equity interests under various scenarios, the following table shows (a) the impact of the shares of CBAH Class A common stock underlying the Redeemable Warrants and the Private Placement Warrants, (b) the impact of the shares of CBAH Class A common stock underlying the Private Placement Warrants issued to the Sponsor in connection with the Sponsor’s settlement of the second amended and restated promissory note (See “Related Party Notes” within the section entitled “Certain Relationships and Related Person Transactions”), (c) the impact of the shares underlying the unvested RSUs to be issued pursuant to the Management Equity Incentive Letter, and (d) the impact of the maximum number of shares of CBAH Class A common stock into which the Alignment Shares may convert. The table below presents four alternative redemption scenarios: (i) no public stockholders of CBAH exercise their redemption rights (No Redemption Scenario), (ii) stockholders holding 13,282,500 public shares (33% of maximum redemption) exercise their redemption rights (Low Redemption Scenario), (iii) stockholders holding 26,565,000 public shares (66% of maximum redemption) exercise their redemption rights (High Redemption Scenario), and (iv) all public stockholders of CBAH exercise their redemption rights (Maximum Redemption Scenario).

	No Redemption Scenario		Low Redemption Scenario		High Redemption Scenario		Maximum Redemption Scenario
	Shares	Ownership%	Shares	Ownership%	Shares	Ownership%	Shares	Ownership%
CBAH public shareholders (other than the PIPE Investors)
Public Shares	40,250,000	20.2%	26,967,500	13.4%	13,685,000	7.3%	-	0.0%
Redeemable Warrants	10,062,500	5.0%	10,062,500	5.0%	10,062,500	5.4%	10,062,500	5.8%

	50,312,500	25.2%	37,030,000	18.4%	23,747,500	12.7%	10,062,500	5.8%
PIPE Investors (other than the Sponsor Parties)
PIPE Investment	20,400,000	10.2%	20,400,000	10.2%	20,400,000	10.9%	20,400,000	11.9%
Sponsor Parties
Maximum conversion of Alignment Shares(1)	12,872,400	6.5%	14,386,800	7.2%	13,332,072	7.1%	12,084,000	7.0%
PIPE Investment	7,100,000	3.6%	20,382,500	10.1%	22,100,000	11.8%	22,100,000	12.8%
Private Placement Warrants	7,366,667	3.7%	7,366,667	3.7%	7,366,667	3.9%	7,366,667	4.3%
Private Placement Warrants from Sponsor’s promissory note(2)	2,000,000	1.0%	2,000,000	1.0%	2,000,000	1.1%	2,000,000	1.2%

	29,339,067	14.8%	44,135,967	22.0%	44,798,739	23.9%	43,550,667	25.3%
Existing CBAH Directors
Maximum conversion of Alignment Shares(1)	536,350	0.3%	599,450	0.3%	555,503	0.3%	503,500	0.3%
Current Altus Stockholders
Merger Consideration	90,000,000	45.1%	90,000,000	44.7%	90,000,000	47.8%	90,000,000	52.3%
Conversion of RSUs from Management Equity Incentive Letter	8,795,625	4.4%	8,795,625	4.4%	8,217,375	4.4%	7,533,125	4.4%

	98,795,625	49.5%	98,795,625	49.1%	98,217,375	52.2%	97,533,125	56.7%

Class A common stock	199,383,542	100.0%	200,961,042	100.0%	187,719,117	100.0%	172,049,792	100.0%

(1)

The number of shares of CBAH Class A common stock issuable upon conversion of the Alignment Shares is based on the performance of the post-combination company stock price, resulting in a possible range of 14,091 to 13,408,750 shares under the No Redemption Scenario, 14,091 to 14,986,250 shares under the Low Redemption Scenario, 14,091 to 13,887,575 shares under the High Redemption Scenario, and 14,091 to 12,587,500 shares under the Maximum Redemption Scenario. The table presented above illustrates the most dilutive effect of the Alignment Shares by including the maximum number of shares of CBAH Class A common stock issuable in each scenario.

The maximum number of shares of CBAH Class A common stock issuable upon the conversion of the Alignment Shares is limited by a conversion cap determined as a percentage of the total number of issued and outstanding shares of CBAH Class A common stock at the closing of the Merger. Under the No Redemption Scenario, the conversion cap is expected to be at 8.5% of the total shares of CBAH Class A common stock outstanding at the closing of the Merger while under the Low Redemption Scenario, High Redemption Scenario and Maximum Redemption Scenario, the conversion cap is expected to be at 9.5% of the total shares of CBAH Class A common stock outstanding at the closing of the Merger. See “Description of CBAH’s Securities—Alignment Shares” for more information on the Alignment Share conversion cap.

(2)

Under the terms of the second amended and restated promissory note between CBAH and the Sponsor, the Sponsor has the option to settle the note in either cash or through a conversion into Private Placement Warrants at a ratio of one whole warrant per $1.50 in principal amount. The outstanding balance of the note as of June 30, 2021 was $1.1 million. On August 12, 2021, the Company borrowed an additional $1.9 million under the note, for total outstanding borrowings of $3.0 million. The table presented above reflects the issuance of 2,000,000 Private Placement Warrants to the Sponsor to settle the total outstanding borrowings of $3.0 million. The settlement method of the note elected by the Sponsor may be different at the closing of the Merger.

For more information, please see the sections entitled “Summary — Impact of the Business Combination on the Post-Combination Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 4 — The Incentive Plan Proposal” and “Proposal No. 5 — The ESPP Proposal.”

Q.	Will CBAH obtain new financing in connection with the Transactions?

A.

Yes. CBAH has entered into subscription agreements with the PIPE Investors, pursuant to which CBAH has agreed to issue and sell to the PIPE Investors and the PIPE Investors have agreed to purchase from CBAH 27,500,000 shares of CBAH Class A common stock at a purchase price per share of $10.00 and an aggregate purchase price of $275,000,000. In the event that the aggregate amount of cash available in the CBAH trust account (net of redemptions) and PIPE Investment proceeds (including any exercise of the Backstop Commitment) are less than $677.5 million in the aggregate, Altus, New Altus, or either of their respective subsidiaries, may seek additional financing in connection with the repayment of the Altus Series A redeemable preferred stock and may elect to enter into new debt financing arrangements with one or more third parties (which parties may be affiliated with The Blackstone Group, Inc.). In the event such debt financing is entered into, it is expected to be (i) in an amount not to exceed the aggregate redemption price of the Altus Series A redeemable preferred stock and (ii) on economic terms no less favorable than those of the Altus Series A redeemable preferred stock. If applicable, we may choose to fund all or a portion of the redemption of the Altus Series A redeemable preferred stock on the Closing Date with cash on hand and we may not negotiate and enter into such new debt financing until after the Closing Date. There can be no assurance that such new debt financing in the amount we are seeking will be available at such time or if the economic and other terms thereof will be more favorable than those of the Altus Series A redeemable preferred stock. Please see the section entitled “The Business Combination — Sources and Uses for the Business Combination.”

Q.	What conditions must be satisfied to complete the business combination?

A.

There are a number of closing conditions in the Business Combination Agreement, including the approval by the stockholders of CBAH of the business combination proposal, the NYSE proposal, the charter proposals, the incentive plan proposal and the ESPP proposal. In addition, Altus’s stockholders must adopt the Business Combination Agreement and thereby approve the Transactions, including the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.	Are there any arrangements to help ensure that CBAH will have sufficient funds, together with the proceeds in its trust account and from the PIPE Investment, to consummate the Transactions?

A.

While the Merger Consideration consists entirely of securities of CBAH, the Business Combination Agreement provides that the consummation of the Transactions is conditioned upon, among other things, (a) after taking into account the PIPE Investment and after giving effect to exercise by the holders of the public shares of their right to redeem their shares of CBAH Class A common stock into their pro rata share of the trust account in accordance with CBAH’s certificate of incorporation, at Closing and without giving effect to any of the other Transactions (and without deducting expenses related to the Transactions that are to be paid at or after Closing), CBAH having at least $425,000,000 in available cash and (b) CBAH having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) taking into account the proceeds of the equity financing.

The Sponsor has entered into a PIPE Subscription Agreement with CBAH for an aggregate commitment of $70,000,000, with a commitment to purchase additional shares of CBAH Class A common stock in an aggregate amount of up to $150,000,000 to the extent of the amount of redemptions of shares of CBAH Class A common stock submitted for redemption by public stockholders in connection with the Closing. Assuming the PIPE Investment is funded in accordance with the terms of the PIPE Subscription Agreements including that of the Sponsor, CBAH will have sufficient cash and cash equivalents immediately prior to Closing and sufficient net tangible assets as of Closing to meet the above conditions even if all public shares eligible for redemption are properly tendered for redemption by the holders thereof in connection with the Transactions.

Please see the section entitled “The Business Combination — Sources and Uses for the Business Combination” and “Certain Other Agreements relating to the Transactions — PIPE Subscription Agreements.”

Q.	When do you expect the business combination to be completed?

A.

It is currently anticipated that the business combination will be consummated promptly following the CBAH special meeting which is set for December 6, 2021, subject to the satisfaction of the closing conditions; however, such meeting could be adjourned, as described herein. For a description of the conditions to the closing of the business combination, please see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.	What do I need to do now?

A.

CBAH urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the business combination will affect you as a stockholder and/or warrant holder of CBAH. CBAH stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Questions and Answers About the Special Meeting and the Proposals to be Presented at the Special Meeting

Q.	When and where is the Special Meeting?

A.

The special meeting will be held via live webcast on December 6, 2021 at 10:00 a.m. (New York City time). The special meeting can be accessed by visiting https://www.cstproxy.com/cbreacquisitionholdings/2021 where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

Q.	What are the proposals on which I am being asked to vote at the special meeting?

A.	The stockholders of CBAH will be asked to consider and vote on the following proposals at the special meeting:

1.

a proposal to approve the business combination described in this proxy statement/prospectus, including adopting the Business Combination Agreement and approving the Transactions described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

2.	proposals to approve and adopt the third amended and restated certificate of incorporation of CBAH. Please see the section entitled “Proposal No. 2 — The Charter Proposals”;

3.

a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the third amended and restated certificate of incorporation, presented separately, in accordance with the requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

4.

a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

5.

a proposal to approve and adopt the ESPP and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 5 — The ESPP Proposal”;

6.

a proposal to elect seven directors to serve staggered terms on the Board until immediately following the annual meeting of CBAH stockholders for the calendar year ended December 31, 2022, 2023 and 2024, as applicable and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 6 — The Director Election Proposal”;

7.

a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual Rules, the issuance of (a) more than 20% of CBAH’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the issuance of shares of CBAH Class A common stock as Merger Consideration and the PIPE Investment (as described below), and (b) shares of CBAH Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions. Please see the section entitled “Proposal No. 7 — The NYSE Proposal”;

8.

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposals, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal or the NYSE proposal. Please see the section entitled “Proposal No. 8 — The Adjournment Proposal.”

CBAH will hold the special meeting of its stockholders to consider and vote upon these proposals. The special meeting will also serve as CBAH’s 2021 annual meeting of stockholders for the election of directors. This proxy statement/prospectus contains important information about the proposed business combination and the other matters to be acted upon at the special meeting. CBAH stockholders should read it carefully.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the NYSE proposal. If any of these proposals is not approved, or the consent of the requisite Altus stockholders is not received, we will not consummate the Transactions.

The vote of CBAH’s stockholders is important. CBAH stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	Why is CBAH providing stockholders with the opportunity to vote on the business combination?

A.

Under CBAH’s current certificate of incorporation, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, including those described under “Proposal No. 7 — The NYSE Proposal,” we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the business combination proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of the business combination.

Q.	What constitutes a quorum at the special meeting?

A.

A majority of the voting power of all issued and outstanding shares of CBAH common stock entitled to vote as of the record date at the special meeting must be present via the virtual meeting platform, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. As of the record date for the special meeting, 21,131,251 shares of our common stock would be required to be present at the special meeting to achieve a quorum.

The Sponsor and CBAH’s officers and directors will count toward this quorum and have agreed to vote their shares of CBAH Common Stock in favor of the business combination proposal (and the other proposals included in this proxy statement/prospectus).

Q.	What vote is required to approve the proposals presented at the special meeting?

A.

The affirmative vote of the holders of a majority of the voting power of the outstanding shares of (x) CBAH Class B common stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon, and (y) CBAH common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve: “Proposal No. 1 — The Business Combination Proposal”; “Proposal No. 3 — The Governance Proposal”; “Proposal No. 4 — The Incentive Plan Proposal”; “Proposal No. 5 — The ESPP Proposal”; and “Proposal No. 7 — The NYSE Proposal,” in each case, assuming a quorum is present. The approval of “Proposal No. 2 — The Charter Proposals” requires the affirmative vote of holders of a majority of the voting power of the outstanding shares of (i) CBAH common stock entitled to vote thereon, voting together as a single class, and (ii) CBAH Class B common stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon. Furthermore, the affirmative vote of the holders of a majority of the outstanding shares of CBAH common stock not owned, directly or indirectly by (i) CBRE Group, Inc. or any of its affiliates including the Sponsor or (ii) any executive officer of CBAH (such outstanding shares, the “Unaffiliated Stock”), voting separately as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve “Proposal No. 1 — The Business Combination Proposal;” and “Proposal No. 3 — The Governance Proposal” (the “CBAH Unaffiliated Stockholder Approval”). The approval of “Proposal No. 8 — The Adjournment Proposal” requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of CBAH Class A common stock and CBAH Class B common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon, assuming a quorum is present.

Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting with regard to “Proposal No. 1 — The Business Combination Proposal”; “Proposal No. 3 — The Governance Proposal;” “Proposal No. 4 — The Incentive Plan Proposal”; “Proposal No. 5 — The ESPP Proposal;” “Proposal No. 7 — The NYSE Proposal;” and “Proposal No. 8 — The Adjournment Proposal” will have no effect on such proposals. A CBAH stockholder’s failure to vote by proxy or to vote at the special meeting with regard to “Proposal No. 2 — The Charter Proposals” will, however, have the same effect as a vote “AGAINST” such proposals.

The Class I, Class II and Class III directors will be elected by a plurality of all of the votes cast by holders of shares of CBAH Class A common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon. This means that the seven director nominees who receive the most affirmative votes will be elected. CBAH stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting with regard to “Proposal No. 6 — The Director Election Proposal” will have no effect on such proposal.

Each of the Sponsor Parties has agreed to vote their shares of CBAH common stock in favor of the business combination proposal and the other proposals to be presented at the special meeting. Such shares will not be counted as part of the Unaffiliated Stock, but will be included for the purposes of establishing a quorum. The Sponsor Parties own 0.0% of the CBAH Class A common stock and 96.0% of the CBAH Class B common stock (or 4.6% of our outstanding shares of common stock on an aggregate basis).

Q.	How many votes do I have at the special meeting?

A.

CBAH stockholders are entitled to one vote on each proposal presented at the special meeting for each share of common stock held of record as of October 27, 2021, the record date for the special meeting. As of 5:00 p.m. (New York City time) on the record date, there were 40,250,000 shares of CBAH Class A common stock and 2,012,500 shares of CBAH Class B common stock issued and outstanding.

Q.	Who gets to elect the Class B Director?

A.

Only holders of shares of the CBAH Class B common stock are entitled to vote for the Class B Director. The CBAH Class B common stock is not publicly traded and all outstanding shares are held by the Sponsor and CBAH’s current officers and directors. The holders of the CBAH Class B common stock are expected to act by written consent to elect the Class B Director in connection with the consummation of the Transactions. This document serves as an information statement with respect to that action by the holders of the CBAH Class B common stock. The vote of the holders of CBAH Class A common stock is not being sought for the election of the Class B Director.

Q.	What happens if I sell my shares of CBAH Class A common stock before the special meeting?

A.

The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of CBAH Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of CBAH Class A common stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination. If you transfer your shares of CBAH Class A common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q.	Why is CBAH proposing the governance proposal?

A.

As required by applicable SEC guidance, CBAH is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the third amended and restated certificate of incorporation that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law separate and apart from the charter proposals, but pursuant to SEC guidance, CBAH is required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on CBAH or the Board (separate and apart from the approval of the charter proposals). Furthermore, the business combination is not conditioned on the separate approval of the governance proposal (separate and apart from approval of the charter proposals). Please see the section entitled “Proposal No. 3 — The Governance Proposal.”

Q.	Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A.

Yes, the Special Committee and the Board received a fairness opinion from the Special Committee’s financial advisor, Duff & Phelps. For more information on the fairness opinion, see “The Business Combination — Opinion of Duff & Phelps, the Financial Advisor to the Special Committee of the CBAH Board.”

Q.

Does the Sponsor and/or any of the CBAH directors or officers have interests in the business combination proposal and the other proposals that may differ from or be in addition to the interests of CBAH’s stockholders?

A.

The Sponsor, CBAH’s executive officers and directors may have interests in the business combination proposal and the other proposals that may be different from, or in addition to, the interests of CBAH’s stockholders generally. These interests may cause the Sponsor and the directors and executive officers of CBAH to view the business combination proposal and the other proposals differently than CBAH’s stockholders generally may view them. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions, and in recommending that the business combination proposal and other proposals be approved by CBAH’s stockholders. For more information on the interests of the Sponsor and/or CBAH’s directors and executive officers in the Merger, see “The Business Combination — Interests of Certain Persons in the Business Combination.”

Q.	Do I have redemption rights?

A.

If you are a holder of public shares, you have the right to demand that CBAH redeem such shares for a pro rata portion of the cash held in CBAH’s trust account. CBAH sometimes refers to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 6,037,500 shares of CBAH Class A common stock (representing 15% of the shares sold in the CBAH IPO) held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Q.	How do I exercise my redemption rights?

A.

If you are a holder of public shares and wish to exercise your redemption rights, you must, no later than 5:00 p.m. (New York City time) on December 2, 2021 (two (2) business days prior to the date of the special meeting):

(i)	submit a written request to CBAH’s transfer agent that CBAH redeem your public shares for cash,

(ii)	certify in such demand for redemption that you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), and

(iii)	deliver such public shares to CBAH’s transfer agent (physically or electronically using the Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system).

Holders of SAILSM securities must elect to separate the underlying public shares and Redeemable Warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds SAILSM securities registered in its own name, the holder must contact CBAH’s transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote “FOR” the business combination proposal.

Any holder of public shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the funds held then in the trust account (which, for illustrative purposes, was approximately $402.5 million (or $10.00 per share) as of October 27, 2021, the record date for the special meeting). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of CBAH’s public stockholders exercising redemption rights, regardless of whether such holders vote “FOR” or “AGAINST” the business combination proposal.

Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to 5:00 p.m. (New York City time) on December 2, 2021. If you deliver your shares for redemption to CBAH’s transfer agent and later decide not to elect redemption, you may request that CBAH’s transfer agent return the shares (physically or electronically). You may make such request by contacting CBAH’s transfer agent at the address listed at the end of this section and must do so no later than 5:00 p.m. (New York City time) on December 2, 2021.

Any corrected or changed proxy card must be received by CBAH’s transfer agent prior to the vote taken on the business combination proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the special meeting.

If demand is properly made as described above, then, if the business combination is consummated, CBAH will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your shares of CBAH Class A common stock for cash.

Q.	Do I have appraisal rights if I object to the proposed business combination?

A.	No. Neither CBAH stockholders nor its SAILSM securityholders or its warrant holders have appraisal rights in connection with the business combination under the DGCL.

Q.	What happens to the funds deposited in the trust account after consummation of the business combination?

A.

The net proceeds of the CBAH IPO and the sale of the Private Warrants, a total of $402,500,000, were placed in the trust account immediately following the CBAH IPO. After consummation of the business combination, the funds in the trust account will be used to pay holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the business combination (including aggregate fees of $14,087,500 as deferred underwriting commissions) and to fund future growth of the post-combination company. Please see the section entitled “The Business Combination — Sources and Uses for the Business Combination.”

Q.	What happens if a substantial number of public stockholders vote in favor of the business combination proposal and exercise their redemption rights?

A.

CBAH’s public stockholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. In the event a substantial number of public stockholders vote in favor of the business combination proposal and exercise their redemption rights, fewer funds in the trust account will be available to the post-combination company to fund future growth.

Q.	What happens if the business combination is not consummated?

A.

If CBAH does not complete the business combination with Altus for whatever reason, CBAH would search for another target business with which to complete a business combination. If CBAH does not complete a business combination with Altus or another target business by December 15, 2022 (or February 15, 2023 if CBAH has entered into an agreement for its initial business combination by December 15, 2022), CBAH must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the trust account divided by the number of outstanding public shares. The Sponsor and

CBAH’s officers and directors have entered into a letter agreement with CBAH, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their Alignment Shares if CBAH fails to complete its initial business combination within the applicable window period. As a result, the Alignment Shares will be worthless if a business combination is not completed during the applicable completion window. Additionally, in the event of such liquidation, there will be no distribution with respect to CBAH’s outstanding warrants. Accordingly, the warrants will be worthless.

Q.	How do the Sponsor Parties intend to vote on the proposals?

A.

The Sponsor Parties own of record and are entitled to vote an aggregate of 1,932,000 shares of CBAH Class B common stock (or 19.2% of the aggregate voting power of CBAH common stock as of the record date). Other than Robert E. Sulentic, who beneficially owns 10,000 shares of CBAH Class A common stock, none of CBAH’s directors and officers own any public shares as of the date hereof. For more information regarding director ownership of securities, please see the section entitled “Beneficial Ownership of Securities.” The Sponsor Parties have agreed to vote any shares of CBAH common stock held by them as of the record date, in favor of the Transactions. The Sponsor Parties may have interests in the business combination that may conflict with your interests as a stockholder. Please see the sections entitled “Summary — Interests of Certain Persons in the Business Combination” and “The Business Combination — Interests of Certain Persons in the Business Combination.”

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held at 10:00 a.m. New York City time, on December 6, 2021, in virtual format. The Company’s Stockholders may attend, vote and examine the list of Stockholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/cbreacquisitionholdings/2021 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. You may also attend the meeting telephonically by dialing 1-877-770-3647 (toll-free within the United States and Canada) or +1 312-780-0854 (outside of the United States and Canada, standard rates apply). The passcode for telephone access is 67297108#, but please note that you will not be able to vote or ask questions if you choose to participate telephonically. In light of public health concerns regarding the COVID-19 pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting in person.

Q.	How do I attend a virtual Special Meeting?

A.

As a registered shareholder, you received a Proxy Card from Continental Stock Transfer. The form contains instructions on how to attend the virtual Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer at the phone number or e-mail address below. Continental Stock Transfer support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual Special Meeting starting November 29, 2021 at 9:00 am ET (5 business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/cbreacquisitionholdings/2021, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental Stock Transfer to receive a control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental Stock Transfer will issue you a guest control number with proof of ownership. Either way you must contact Continental Stock Transfer for specific instructions on how to receive the control number. Continental Stock Transfer can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen to the meeting by dialing +1877-770-3647 (toll free), outside the US, and Canada +1312-780-0854 (standard rates apply). When prompted, enter the pin number 67297108#. This is audio only; you will not be able to vote or enter questions during the meeting.

Q.	How do I vote?

A.

The special meeting will be held via live webcast at 10:00 a.m. (New York City time) on December 6, 2021. The special meeting can be accessed by visiting https://www.cstproxy.com/cbreacquisitionholdings/2021 where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

If you are a holder of record of CBAH common stock on October 27, 2021, the record date for the special meeting, you may vote at the special meeting via the virtual meeting platform or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q.	How will a broker non-vote impact the results of each proposal?

A.	Broker non-votes will count as a vote “AGAINST” the charter proposals but will not have any effect on the outcome of any other proposals.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. Stockholders of record may send a later-dated, signed proxy card to CBAH’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the special meeting or attend the special meeting and vote. Stockholders also may revoke their proxy by sending a notice of revocation to CBAH’s Secretary, which must be received prior to the vote at the special meeting.

Q.	What happens if I fail to take any action with respect to the special meeting?

A.

If you fail to take any action with respect to the special meeting and the business combination is approved by stockholders, the business combination will be consummated in accordance with the terms of the Business Combination Agreement. If you fail to take any action with respect to the special meeting and the business combination is not approved, we will not consummate the business combination.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.

Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal described herein. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.	What should I do if I receive more than one set of voting materials?

A.

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your CBAH shares.

Q.	Who can help answer my questions?

A.	If you have questions about the proposals to be voted on at the Special Meeting or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: CBAH.info@investor.morrowsodali.com

To obtain timely delivery, CBAH stockholders must request any additional materials no later than five business days prior to the special meeting. You may also obtain additional information about CBAH from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your stock (either physically or electronically) to CBAH’s transfer agent at the address below prior to 5:00 p.m. (New York City time) on December 2, 2021. See the section entitled “The Business Combination — Redemption Rights for CBAH Stockholders.”

If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, NY 10004-1561

mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination proposal, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.”

The Parties

CBAH

CBRE Acquisition Holdings, Inc., is a blank check company incorporated as a Delaware corporation on October 13, 2020 and formed solely for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CBAH is sponsored by the Sponsor, which is a subsidiary of CBRE Group, Inc.

On December 15, 2020, CBAH consummated its initial public offering of 40,250,000 SAILSM securities, including 5,250,000 SAILSM securities under the underwriters’ over-allotment option, with each SAILSM security consisting of one share of CBAH Class A common stock and one-fourth (1/4) of one Redeemable Warrant, each whole Redeemable Warrant entitling the holder thereof to purchase one share of CBAH Class A common stock for $11.00 per share. The SAILSM securities were sold at an offering price of $10.00 per unit, generating gross proceeds of $402,500,000. Simultaneously with the consummation of the CBAH IPO, CBAH consummated the private placement of 7,366,667 Private Placement Warrants at a price of $1.50 per warrant, generating total proceeds of $11,050,000.

Following the consummation of the CBAH IPO, $402,500,000 was deposited into a U.S. based trust account with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for the CBAH IPO, these proceeds will not be released until the earlier of the completion of an initial business combination and CBAH’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.

The SAILSM securities, CBAH Class A common stock and Redeemable Warrants are listed on the NYSE under the symbols CBAH.U, CBAH and CBAH WS, respectively.

The mailing address of CBAH’s principal executive office is 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201 and its telephone number is (214) 979-6100. After the consummation of the business combination, its principal executive office will be that of Altus.

First Merger Sub

CBAH Merger Sub I, Inc. is a wholly owned subsidiary of CBAH formed solely for the purpose of effectuating the First Merger described herein. First Merger Sub was incorporated under the laws of Delaware as a corporation on July 7, 2021. First Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201 and its telephone number is (214) 979-6100. After the consummation of the business combination, First Merger Sub will cease to exist as a separate legal entity.

Second Merger Sub

CBAH Merger Sub II, LLC is a wholly owned subsidiary of CBAH formed solely for the purpose of effectuating the Second Merger described herein. Second Merger Sub was organized under the laws of Delaware as a limited liability company on July 8, 2021. Second Merger Sub owns no material assets and does not operate any business.

The mailing address of Second Merger Sub’s principal executive office is 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201 and its telephone number is (214) 979-6100.

Altus

Altus Power, Inc. is a developer, owner and operator of large-scale roof, ground and carport-based photovoltaic and energy storage systems, as well as electric vehicle charging facilities, serving commercial and industrial, public sector and community solar customers. Altus was originally formed as Altus Power America LLC as a limited liability company under the laws of the State of Delaware on September 4, 2013, converted to a corporation incorporated under the laws of the State of Delaware on October 10, 2014, and changed its name to Altus Power, Inc. on July 7, 2021.

The mailing address of Altus’s principal executive office is 2200 Atlantic Street, 6th Floor, Stamford, CT 06902. Its telephone number is (203) 698-0090.

Holdings

Altus Power America Holdings, LLC is the direct parent company of Altus. Holdings was organized under the laws of Delaware as a limited liability company on October 9, 2014, upon receiving a capital commitment from Blackstone, through certain sub-advised funds.

The mailing address of Holdings’ principal executive office is 2200 Atlantic Street, 6th Floor, Stamford, CT 06902. Its telephone number is (203) 698-0090.

APAM

APAM Holdings LLC is a holding company which sole purpose and activity is to hold Altus management’s common unit interests in Holdings. APAM was organized under the laws of Delaware as a limited liability company on February 25, 2014.

The mailing address of APAM’s principal executive office is 2200 Atlantic Street, 6th Floor, Stamford, CT 06902. Its telephone number is (203) 698-0090.

Emerging Growth Company

CBAH is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find CBAH’s securities less attractive as a result, there may be a less active trading market for CBAH’s securities and the prices of its securities may be more volatile.

CBAH will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following December 15, 2025, the fifth anniversary of the completion of the CBAH IPO, (b) in which CBAH has total annual gross revenue of at least $1.07 billion, or (c) in which CBAH is deemed to be a large accelerated filer, which means the market value of CBAH common stock that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which CBAH has issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

CBAH will continue to be an “emerging growth company” immediately following consummation of the Transactions.

The Business Combination Proposal

Structure of the Transactions

Pursuant to the Business Combination Agreement, and subject to the terms and conditions therein, First Merger Sub will be merged with and into Altus, with Altus as the surviving company, and immediately thereafter Altus will be merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity. In connection with the consummation of the Transactions, CBAH will change its name to “Altus Power, Inc.”

Merger Consideration

Subject to the terms of the Business Combination Agreement, the total Merger Consideration will consist of an aggregate of 90,000,000 shares of CBAH Class A common stock. At the reference price of $10.00 per share of CBAH Class A common stock, the total Merger Consideration would have a value of $900,000,000.

Merger Consideration issued to holders of Altus Common Stock does not represent consideration from an accounting perspective. For more information regarding how the Merger will be accounted for, please see the section entitled “The Business Combination - Expected Accounting Treatment” and “Description of the Merger” within the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

For more information regarding the sources and uses of the funds utilized to consummate the Transactions, please see the section entitled “The Business Combination — Sources and Uses for the Business Combination.”

Related Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, Altus, Sponsor, CBAH and certain officers of CBAH (such officers, together with the Sponsor, the “Sponsor Parties”) entered into the Sponsor Support Agreement, pursuant to which each Sponsor Party has agreed to, among other things, vote in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus and to not redeem or transfer any shares of CBAH common stock or warrants to purchase shares of CBAH common stock, subject to certain exceptions set forth therein. The Sponsor Support Agreement also provides Altus a direct enforcement right of CBAH’s and the Sponsor’s obligations under the applicable PIPE Subscription Agreement. For additional information, see “Certain Other Agreements Relating to the Transactions — Sponsor Support Agreement.”

Altus Stockholders Support Agreement

In connection with the execution of the Business Combination Agreement, certain Altus stockholders entered into the Altus Stockholders Support Agreement (the “Altus Stockholders Support Agreement”), pursuant to which, each such Altus stockholder has agreed, among other things, to execute and deliver a written consent approving the Business Combination Agreement. The shares of Altus Common Stock that are subject to the Altus Stockholders Support Agreement represent over a majority of the outstanding voting power of Altus capital stock and are sufficient to obtain the requisite approvals needed from the Altus stockholders in connection with the transactions contemplated by the Business Combination Agreement. In addition, the Altus Stockholders Support Agreement contains restrictions on such Altus stockholders (a) transferring such shares of Altus Common Stock (subject to certain restrictions) and (b) soliciting or engaging in discussions or negotiations regarding alternative acquisition proposals. For additional information, see “Certain Other Agreements Relating to the Transactions — Altus Stockholders Support Agreement.”

Commercial Collaboration Agreement

In connection with the execution of the Business Combination Agreement, Altus and CBRE, Inc. (“CBRE, Inc.”) entered into a commercial collaboration agreement (the “Commercial Collaboration Agreement”), effective upon the closing of the transactions contemplated by the Business Combination Agreement, pursuant to which, among other things, CBRE, Inc. will invite Altus to join CBRE, Inc.’s strategic supplier program and CBRE, Inc. will promote Altus as its preferred clean energy renewable provider/partner, CBRE, Inc. and Altus will create a business opportunity referral program with CBRE’s brokers, CBRE, Inc. will reasonably collaborate with Altus to develop and bring to market new products and/or bundles for Altus’s customers, Altus will consider in good faith inviting CBRE, Inc. to become a solar tax equity partner for Altus, on a non-exclusive basis, on market terms to be mutually agreed and CBRE, Inc. will provide, at no cost to Altus, reasonable access to data-driven research and insights prepared by CBRE, Inc. (subject to certain exceptions). The Commercial Collaboration Agreement continues for a period of seven years, with automatic one year renewal periods, unless earlier terminated by either party in accordance with the terms set forth therein. For additional information, see “Certain Other Agreements Relating to the Transactions — Commercial Collaboration Agreement.”

Investor Rights Agreement

In connection with the execution of the Business Combination Agreement, CBAH, Sponsor, certain officers of CBAH, Altus, Blackstone, and certain officers of Altus and their affiliated trusts and vehicles entered into an Investor Rights Agreement (the “Investor Rights Agreement”), which provides for, among other things, certain registration rights and transfer restrictions, including that the Sponsor and the Founders (as defined therein) shall not transfer their shares of CBAH (subject to certain exceptions) until the first anniversary of the closing of the transactions contemplated by the Business Combination Agreement and that Blackstone shall not transfer its shares of CBAH (subject to certain exceptions) until the date that is 270 days following the closing (subject to certain exceptions). Blackstone has a right to nominate one director to the CBAH Board for so long as it and its permitted transferees hold at least 5% of the outstanding shares of CBAH Class A common stock. Sponsor has the right to appoint the Class B Director for so long as any shares of CBAH Class B common stock remain outstanding, and upon the conversion of all shares of CBAH Class B common stock to Class A common stock, Sponsor has the right to nominate one director to the CBAH Board so long as Sponsor continues to meet certain ownership requirements with respect to the CBAH Class A common stock as set forth therein. For additional information, see “Certain Other Agreements Relating to the Transactions — Investor Rights Agreement.”

Management Equity Incentive Letter

In connection with the execution of the Business Combination Agreement, Altus, Gregg Felton and Lars Norell entered into a management equity incentive letter (the “Management Equity Incentive Letter”), pursuant to which as soon as practicable following the closing of the transactions contemplated by the Business Combination Agreement, the CBAH Board or the compensation committee of the Board (the “Compensation Committee”) will grant to senior members of Altus, including to Mr. Felton and Mr. Norell, time-based restricted stock units (“RSUs”) with respect to an aggregate five percent (5%) of CBAH Class A common stock on a fully diluted basis, excluding the then-outstanding shares of CBAH Class B common stock or any shares of CBAH Class A common stock into which such shares of CBAH Class B common stock are or may be convertible. The RSUs will be allocated based on the recommendation of the compensation consultant(s) to the Compensation Committee (which shall include at least Mercer and one other compensation consultant proposed by the Sponsor) and as determined by the Compensation Committee. Subject to continued employment on each applicable vesting date, the RSUs will vest 33 1⁄3% on each of the third, fourth and fifth anniversaries of the Closing Date.

Class B Letter Agreement

In connection with the execution of the Business Combination Agreement, CBAH, Altus and the holders of shares of CBAH Class B common stock entered into a letter agreement (the “Class B Letter Agreement”), pursuant to which (a) at the closing of the transactions contemplated by the Business Combination Agreement, each such holder will surrender to CBAH 30% of the shares of Class B common stock held by such holder and (b) each such holder shall not transfer any shares of Class B common stock (subject to certain exceptions). For additional information, see “Certain Other Agreements Relating to the Transactions — Class B Letter Agreement.”

ValueAct Board Appointment

In connection with the execution of the Business Combination Agreement, CBAH, Altus and ValueAct Capital Management, L.P. (“ValueAct”) entered into a letter agreement (the “ValueAct Letter Agreement”) providing that CBAH and Altus shall consider in good faith Sarah E. Coyne (or an alternative as provided for therein) for appointment to the CBAH Board upon closing of the transactions contemplated by the Business Combination Agreement. The letter agreement shall terminate upon the appointment of Ms. Coyne or such alternate candidate to the CBAH Board. For additional information, see “Certain Other Agreements Relating to the Transactions — ValueAct Letter Agreement.”

PIPE Subscription Agreements

In connection with the execution of the Business Combination Agreement, certain accredited investors (the “PIPE Investors”), including the Sponsor and certain Altus officers, entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase 27,500,000 shares of CBAH Class A common stock (the “PIPE Shares”) at a purchase price per share of $10.00 and an aggregate purchase price of $275,000,000 (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, and will be consummated concurrently with, the closing of the transactions contemplated by the Business Combination Agreement. Pursuant to its PIPE Subscription Agreement, the Sponsor has committed to purchase shares of CBAH Class A common stock in an aggregate amount of $70,000,000, with a commitment to purchase additional shares of CBAH Class A common stock in an aggregate amount of up to $150,000,000 to the extent of the amount of redemptions of shares of CBAH Class A common stock submitted for redemption by public stockholders in connection with the closing. For additional information, see “Certain Other Agreements Relating to the Transactions — PIPE Subscription Agreements,” “The Business Combination — Interests of Certain Persons in the Business Combination” and “The Business Combination — Sources and Uses for the Business Combination.”

Incentive Plan

On July 9, 2021, the Board adopted, subject to stockholder approval, the Incentive Plan for the purpose of providing a means through which to attract, motivate and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders. Stockholders are being asked to consider and approve the Incentive Plan, which will reserve a number of shares of CBAH Class A common stock that is equal to 10% of the number issued and outstanding shares of CBAH common stock immediately after the Closing (the “Initial Share Pool”) for issuance pursuant to grants made under the Incentive Plan. The Initial Share Pool will automatically increase on January 1 of each year from 2022 to 2031 by the lesser of (i) five percent (5%) of the number of shares of CBAH Class A common stock outstanding as of the close of business on the immediately preceding December 31 and (ii) the number of shares of CBAH Class A common stock determined by the Board prior to such date for such year. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal —Material Terms of the Incentive Plan.”

ESPP

On July 9, 2021, the Board adopted, subject to stockholder approval, the ESPP for the purpose of helping CBAH attract, motivate, and retain talented personnel by providing a means for eligible employees to purchase shares of CBAH Class A common stock at a discount through accumulated contributions of their earned compensation. Stockholders are being asked to consider and approve the ESPP, which will reserve a number of shares of CBAH Class A common stock that is equal to 1% of the number issued and outstanding of CBAH Class A common stock immediately after the Closing (the “Initial ESPP Pool”) for issuance under the ESPP. The Initial ESPP Pool will automatically increase on the first trading day of each calendar year, beginning with calendar year 2022, by a number of shares equal to the lesser of one percent (1%) of the total number of shares of CBAH Class A common stock outstanding on the last day of the prior calendar year the number of shares determined by the Board prior to such date for such year, up to a maximum of a number of shares equal to three times the initial ESPP share reserve shares in the aggregate. Please see the section entitled “Proposal No. 5 — The ESPP Proposal —Material Terms of the ESPP.”

Impact of the Business Combination on the Post-Combination Company’s Public Float

It is anticipated that, upon completion of the Transactions: (a) CBAH’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 25.3% in the post-combination company; (b) the PIPE Investors (other than the Sponsor Parties) will own approximately 12.8% of the post-combination company; (c) the Sponsor Parties will own approximately 5.3% of the post-combination company (including 7,000,000 shares of CBAH Class A common stock purchased pursuant to the minimum commitment under the Sponsor’s PIPE Subscription Agreement, 100,000 shares of CBAH Class A common stock purchased by Mr. Concannon in the PIPE Investment and 1,352,400 Alignment Shares); (d) current holders of Altus Stock will collectively own approximately 56.5% of the post-combination company (excluding shares purchased by current Altus stockholders in the PIPE Investment); and (e) Existing CBAH Directors will own approximately 0.1% of post-combination company. These levels of ownership interest: (i) exclude the impact of the shares of CBAH Class A common stock underlying the warrants and the shares underlying the unvested RSUs to be issued pursuant to the Management Equity Incentive Letter, (ii) exclude the impact of the shares of CBAH Class A common stock reserved for issuance under the Incentive Plan and ESPP, (iii) assume that no CBAH public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account, (iv) assume that 90,000,000 shares of CBAH Class A common stock are issued as Merger Consideration and are outstanding as of the closing of the Merger and (v) include the 1,408,750 Alignment Shares that will be outstanding immediately following the closing of the Transactions (which Alignment Shares will be automatically converted into a number of CBAH Class A common stock based upon the Total Return on the CBAH Class A common stock as of the relevant measurement date over the seven fiscal years following the business combination. See “Description of CBAH’s Securities—Alignment Shares.”).

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Proposal No. 4 — The Incentive Plan Proposal” and “Proposal No. 5 — The ESPP Proposal.”

The following table illustrates varying ownership levels in the post-combination company, assuming no redemptions by CBAH’s public stockholders and the maximum redemptions by CBAH’s public stockholders as described above:

	Assuming No Redemptions(1)(3)(4)	Assuming Maximum Redemptions(1)(2)(3)(4)
CBAH’s public stockholders (other than the PIPE Investors)	25.3%	— %
PIPE Investors (other than the Sponsor Parties)	12.8%	15.2%
Sponsor Parties	5.3%	17.5%
Current holders of Altus Stock	56.5%	67.2%
Existing CBAH Directors	0.1%	0.1%

(1)	Assumes 90,000,000 shares of CBAH Class A common stock are issued as Merger Consideration as issued and outstanding as of the closing of the Merger.
(2)	Assumes all 40,250,000 shares of CBAH Class A common stock will be redeemed.
(3)

Includes 1,408,750 Alignment Shares that will be outstanding immediately following the closing of the Transactions (which Alignment Shares will be automatically converted into a number of CBAH Class A common stock based upon the Total Return on the CBAH Class A common stock as of the relevant measurement date over the seven fiscal years following the business combination. See “Description of CBAH’s Securities — Alignment Shares.”)

(4)	Excludes the impact the shares of CBAH Class A common stock underlying the warrants and the shares underlying the unvested RSUs to be issued pursuant to the Management Equity Incentive Letter.

The ownership interest of CBAH’s public stockholders (other than PIPE Investors) who elect not to redeem their shares may be diluted when considering all possible sources and extent of dilution. See the question “What equity stake will current stockholders of Altus, the PIPE Investors, CBAH’s public stockholders and the Sponsor hold in the post-combination company after the Closing?” within the section entitled “Questions and Answers.”

Matters Being Voted On

The stockholders of CBAH will be asked to consider and vote on the following proposals at the special meeting:

1.

a proposal to approve the business combination described in this proxy statement/prospectus, including adopting the Business Combination Agreement and approving the Transactions described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

2.	proposals to approve and adopt the third amended and restated certificate of incorporation of CBAH. Please see the section entitled “Proposal No. 2 — The Charter Proposals”;

3.

a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the third amended and restated certificate of incorporation, presented separately in accordance with requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

4.

a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

5.

a proposal to approve and adopt the ESPP and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 5 — The ESPP Proposal”;

6.

a proposal to elect seven directors to serve staggered terms on the Board until immediately following the annual meeting of CBAH stockholders for the calendar year ended December 31, 2022, 2023 and 2024, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 6 — The Director Election Proposal”;

7.

a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual Rules, the issuance of (a) more than 20% of CBAH’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the issuance of shares of CBAH Class A common stock as Merger Consideration and the PIPE Investment (as described below), and the issuance of shares of CBAH Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions. Please see the section entitled “Proposal No. 7 — The NYSE Proposal”; and

8.

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposals, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal or the NYSE proposal. Please see the section entitled “Proposal No. 8 — The Adjournment Proposal.”

Date, Time and Place of Special Meeting of CBAH’s Stockholders

The special meeting of stockholders of CBAH will be held via live webcast at 10:00 a.m. (New York City time) on December 6, 2021. The special meeting can be accessed by visiting https://www.cstproxy.com/cbreacquisitionholdings/2021, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

At the special meeting, stockholders will be asked to consider and vote upon the business combination proposal, the charter proposals, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal, the NYSE proposal and, if necessary, the adjournment proposal to permit further solicitation and vote of proxies if CBAH is not able to consummate the Transactions.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of CBAH common stock at 5:00 p.m. (New York City time) on October 27, 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of CBAH common stock owned at 5:00 p.m. (New York City time) on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Warrants do not have voting rights. On the record date, there were 42,262,500 shares of CBAH common stock outstanding, of which 40,250,000 were public shares with the rest being held by the Sponsor Parties and Existing CBAH Directors.

Quorum and Vote of CBAH Stockholders

A quorum of CBAH stockholders is necessary to hold a valid meeting. A quorum will be present at the CBAH special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.

The Sponsor Parties own of record and are entitled to vote an aggregate of 1,932,000 shares (or 4.6%) of the CBAH common stock as of the record date (representing 19.2% of the voting power). The Sponsor Parties have agreed to vote any shares of CBAH common stock they hold as of the record date in favor of the Transactions.

The proposals presented at the special meeting will require the following votes:

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the approval of “Proposal No. 1 — The Business Combination Proposal”; “Proposal No. 3 — The Governance Proposal”; “Proposal No. 4 — The Incentive Plan Proposal”; “Proposal No. 5 — The ESPP Proposal”; and “Proposal No. 7 — The NYSE Proposal” require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of (x) CBAH Class B common stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon, and (y) CBAH common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon. In addition, it is a non-waivable condition to the consummation of the transactions contemplated by the Business Combination Agreement that “Proposal No. 1—The Business Combination Proposal” receive the affirmative vote of a majority of the outstanding shares of CBAH Common Stock not owned, directly or indirectly by CBRE Group, Inc., any of its affiliates or any executive officers of CBAH. Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the ESPP proposal and the NYSE proposal will have no effect on such proposals;

•

the approval of “Proposal No. 2 — The Charter Proposals” requires the affirmative vote of holders of a majority of the voting power of the outstanding shares of (i) CBAH common stock entitled to vote thereon, voting together as a single class, and (ii) CBAH Class B common stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon. Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting with regard to each charter proposal will have the same effect as a vote “AGAINST” such proposal;

•

the approval of “Proposal No. 8 — The Adjournment Proposal” requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of CBAH Class A common stock and CBAH Class B common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon, assuming a quorum is present. Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the adjournment proposal will have no effect on such proposal; and

•

the Class I, Class II and Class III directors are elected by a plurality of all of the votes cast by holders of shares of CBAH Class A common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon. This means that the seven director nominees who receive the most affirmative votes will be elected. CBAH stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the “Proposal No. 6 - The Director Election Proposal” will have no effect on such proposal.

Each of the Sponsor Parties has agreed to vote their shares of CBAH common stock in favor of each of the proposals described above to be presented at the special meeting. Such shares will not be counted as part of the Unaffiliated Stock vote, but will be included for the purposes of establishing a quorum. The Sponsor Parties own 0.0% of CBAH Class A common stock and 96.0% of CBAH Class B common stock (or 4.6% of our outstanding shares of common stock on an aggregate basis). The shares of CBAH common stock held by the Sponsor Parties represent 19.2% of the outstanding voting power prior to the completion of the business combination.

Abstentions will have the same effect as a vote “AGAINST” “Proposal No. 2 — The Charter Proposals,” but will have no effect on the other proposals.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the NYSE proposal. If any of these proposals are not approved, or the consent of the requisite Altus stockholders is not received, we will not consummate the Transactions.

Redemption Rights

Pursuant to CBAH’s current certificate of incorporation, a holder of public shares may demand that CBAH redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they, no later than 5:00 p.m. (New York City time) on December 2, 2021 (two (2) business days prior to the date of the special meeting):

(i)	submit a written request to CBAH’s transfer agent that CBAH redeem their public shares for cash,

(ii)	certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), and

(iii)	deliver such public shares to CBAH’s transfer agent (physically or electronically).

If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption, CBAH will redeem each public share for a full pro rata portion of the funds held in the trust account, calculated as of two business days prior to the consummation of the business combination. As of October 27, 2021, the record date for the special meeting, this would amount to approximately $10.00 per share. If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of CBAH common stock for cash and will no longer own the shares. Please see the section entitled “Special Meeting of CBAH Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.

The business combination will not be consummated if CBAH has net tangible assets of less than $5,000,001.

Holders of warrants will not have redemption rights with respect to such securities.

Appraisal Rights

CBAH stockholders, SAILSM securityholders and CBAH warrantholders do not have appraisal rights in connection with the Transactions under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. CBAH has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares during the meeting if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of CBAH Stockholders — Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the Sponsor and the officers and directors of CBAH or Altus have interests in such proposals that are different from, or in addition to, those of CBAH stockholders generally. In particular:

•

If the Transactions or another business combination are not consummated by the end of the completion window, CBAH will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, the Alignment Shares held by the Sponsor Parties would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares.

•

The Sponsor purchased the Alignment Shares from us for an aggregate purchase price of $25,000, or approximately $0.02 per share, after giving effect to the forfeit of Alignment Shares pursuant to the Class B Letter Agreement in connection with the consummation of the Transactions. The Alignment Shares will convert into shares of CBAH Class A common stock based on the performance of the post-combination company stock price, resulting in a minimum issuance of 14,091 shares and a maximum issuance of 14,986,250 shares. The returns generated by the Sponsor Parties on their Alignment Shares will depend on the stock price performance of the post-combination company. Because the Sponsor Parties paid only $25,000 for their Alignment Shares, the returns the Sponsor Parties experience on their investment may be higher than the returns experienced by public stockholders. Moreover, as the Alignment Shares of the Sponsor Parties will convert into at least 14,091 shares of Class A common stock even if the stock price after consummation of the business combination remains below $10.00 per share during the seven year vesting period, the Sponsor Parties would generate a positive return on their investments even if public stockholders experienced a negative return on their investment over the same period.

•

The Sponsor purchased an aggregate of 7,366,667 Private Placement Warrants from CBAH for an aggregate purchase price of $11,050,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the CBAH IPO. A portion of the proceeds CBAH received from these purchases was placed in the trust account. Such warrants had an aggregate market value of approximately $15,691,001 based upon the closing price of $2.13 per warrant on the NYSE on October 27, 2021, the record date for the special meeting. The Private Placement Warrants will become worthless if CBAH does not consummate a business combination by the end of the completion window.

•

The Sponsor issued the second amended and restated promissory note to CBAH with a borrowing capacity of up to $3,000,000 in order to finance transaction costs in connection with an intended business combination. The note is non-interest bearing and the principal amount of such loans may be convertible into Private Placement Warrants of the post-combination company at a price of $1.50 per warrant at the option of the Sponsor. The outstanding balance of the note as of June 30, 2021 was $1,100,000. On August 12, 2021, the Company borrowed an additional $1,900,000 under the note, for total outstanding borrowings of $3,000,000.

•

Given the differential in purchase price that the Sponsor Parties paid for the Private Placement Warrants as compared to the price of the SAILSM securities sold in the CBAH IPO, the Sponsor Parties may realize a positive rate of return on their investments even if other CBAH stockholders experience a negative rate of return on their investment following the Transactions.

•

Upon the consummation of the the proposed Transactions, the approximate dollar value of the Sponsor Parties’ aggregate interest in the post-combination company would be approximately $242,940,001, based upon the closing price of the CBAH Class A common stock of $10.09 per share and the closing price of $2.13 per publicly traded Redeemable Warrant (which we use for these purposes as a proxy for the value of each Private Placement Warrant), in each case on the NYSE on October 27, 2021, the record date of the special meeting, assuming (a) a the full exercise of Sponsor’s Backstop Commitment to purchase up to an additional $150,000,000 in CBAH Class A common stock to the extent of the amount of redemptions of shares of CBAH Class A common stock submitted for redemption by public stockholders in connection with the Closing and (b) settlement of an aggregate of $3,000,000 in borrowings under the second amended and restated promissory note in Private Placement Warrants. This interest does not include the impact of the Alignment Shares, which will automatically convert into shares of CBAH Class A common stock based upon the Total Return on the Class A common stock as of the relevant measurement date over the seven fiscal years following the consummation of the business combination.

•

Holders of the CBAH Class B common stock are expected to elect William Concannon to serve as the Class B Director after the closing of the Transactions. As such, in the future he may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors. In addition, in connection with the PIPE Investment, Mr. Concannon entered into a PIPE Subscription Agreement pursuant to which he committed to purchase 100,000 shares of CBAH Class A common stock at a purchase price per share of $10.00 and an aggregate purchase price of $1,000,000.

•

Subject to Cash Smith’s continued employment with CBRE through the completion of the business combination, CBRE, Inc. has agreed to loan Mr. Smith the amount of $1,000,000 within 30 days following the completion of the business combination upon Mr. Smith’s delivering to CBRE, Inc. a promissory note for that amount.

•

Certain of CBAH’s officers and directors are employed by an affiliate of CBRE Group, Inc. and/or hold economic interests in CBRE. Certain of CBAH’s directors hold economic interests in CBAH that are subject to forfeiture in the event their status as a director of CBAH terminates for any reason prior to the date of consummation of the initial business combination.

•

If CBAH is unable to complete a business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CBAH for services rendered or contracted for or products sold to CBAH. If CBAH consummates a business combination, on the other hand, CBAH will be liable for all such claims.

•

CBAH’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CBAH’s behalf, such as identifying and investigating possible business targets and business combinations. However, if CBAH fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, CBAH may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.

•	The continued indemnification of CBAH’s current directors and officers and the continuation of directors’ and officers’ liability insurance.

•	Altus and CBRE, Inc., an affiliate of the Sponsor, entered into the Commercial Collaboration Agreement pursuant to which, among other things, CBRE, Inc. will invite Altus to join CBRE, Inc.’s strategic supplier program and CBRE, Inc. will promote Altus as its preferred clean energy renewable provider/partner, CBRE, Inc. and Altus will create a business opportunity referral program with CBRE’s brokers, CBRE, Inc. will reasonably collaborate with Altus to develop and bring to market new products and/or bundles for Altus’s customers, Altus will consider in good faith inviting CBRE, Inc. to become a solar tax equity partner for Altus, on a non-exclusive basis, on market terms to be mutually agreed and CBRE, Inc. will provide, at no cost to Altus, reasonable access to data-driven research and insights prepared by CBRE, Inc. (subject to certain exceptions).

•

Following the execution of the Business Combination Agreement, CBRE’s Renewable Energy Solutions team has, based on recommendations from CBRE’s brokers, from time to time presented Altus with client referrals, which Altus in its sole discretion may elect to pursue. The Commercial Collaboration Agreement will only become effective upon the closing of the transactions contemplated by the Business Combination Agreement and therefore CBRE and CBRE’s brokers are not entitled to any of the fees contemplated by the Commercial Collaboration Agreement. CBRE has informed Altus that following completion of the Business Combination Agreement, it may request that Altus pay referral fees to CBRE’s brokers for such referrals made prior to such completion which fees would not exceed the fees set forth in the CBRE broker referral program included in the Commercial Collaboration Agreement; provided that any decision to pay such fees shall be made in Altus’s sole discretion. If Altus agrees to pay any such fees to CBRE’s brokers, CBRE’s Advisory business segment may receive a portion of such fees in accordance with each CBRE broker’s individual brokerage commission structure.

Board of Directors following the Business Combination

Upon consummation of the Transactions, the Board anticipates each Class I director will have a term that expires immediately following CBAH’s annual meeting of stockholders for the calendar year ended December 31, 2022, each Class II director will have a term that expires immediately following CBAH’s annual meeting of stockholders for the calendar year ended December 31, 2023, each Class III director will have a term that expires immediately following CBAH’s annual meeting of stockholders for the calendar year ended December 31, 2024. The Board further anticipates that the holders of the CBAH Class B common stock will execute a written consent electing the Class B Director in connection with the consummation of the Transactions. The Class B Director will be elected by the holders of CBAH Class B common stock, voting separately as a class, at each annual meeting of the CBAH stockholders or other meeting held by CBAH for the election of directors or by written consent until all of the CBAH Class B common stock has been converted in shares of CBAH Class A common stock, at which time the position of Class B Director shall cease to exist, provided that the person that is the Class B Director at the time of such conversion shall have the right to continue to serve on the Board until the next annual meeting of stockholders of CBAH, subject to proportionality requirements and earlier removal for cause or pursuant to the terms of the Investor Rights Agreement. In each case, directors will hold office until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Gregg Felton, Lars Norell, Christine Detrick, Richard Peretz, Sharon Daley, Robert Horn, and Sarah Coyne will each be nominated to serve as directors of the post-combination company upon completion of the Transactions. William Concannon is expected to be elected to serve as the Class B Director upon completion of the Transactions.

Please see the sections entitled “Proposal No. 6 — The Director Election Proposal” and “Management After the Business Combination” for additional information.

Recommendation of the CBAH Board of Directors

The Board believes that the business combination proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of CBAH and CBAH’s stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” the charter proposals, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented.

When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of CBAH stockholders generally. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the CBAH stockholders that they vote “FOR” the proposals presented at the special meeting.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Transactions is conditioned on the approval of the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the NYSE proposal, as described in this proxy statement/prospectus.

In addition, consummation of the Transactions is subject to customary conditions of the respective parties, including, among others:

•

the following conditions to both parties’ obligation to consummate the business combination: (i) the applicable waiting period under the HSR Act shall have expired or been terminated; (ii) there shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions; (iii) consents required to be obtained from or made with any governmental authority to consummate the transactions contemplated by the Business Combination Agreement shall have been obtained or made; (iv) the CBAH stockholders (including the holders of CBAH Unaffiliated Stock) shall have adopted and approved the Transactions; (v) the Altus stockholders shall have adopted and approved of the Transactions; (vi) the New Altus common stock shall have been approved for listing on NYSE; and (vii) this registration statement on Form S-4 shall have become effective;

•

the following conditions to CBAH’s obligation to consummate the business combination: (i) the truth and correctness of certain of the representations and warranties of Altus set forth in the Business Combination Agreement as of the date of the Business Combination Agreement and as of the Closing Date; (ii) the performance and compliance of Altus with its covenants under the Business Combination Agreement as of or prior to the Closing Date; and (iii) the delivery by Altus of an officer’s certificate, dated as of the Closing Date, that the conditions relating to the accuracy of Altus’s representations and warranties and the performance of its obligations under the Business Combination Agreement have been fulfilled; and

•

the following conditions to Altus’s obligation to consummate the business combination (i) the truth and correctness of certain representations of CBAH, First Merger Sub and Second Merger Sub set forth in the Business Combination Agreement as of the date of the Business Combination Agreement and as of the Closing Date; (ii) the performance and compliance of CBAH with its covenants under the Business Combination Agreement as of or prior to the Closing Date; (iii) the delivery by CBAH, First Merger Sub and Second Merger Sub of an officer’s certificate, dated as of the Closing Date, that the conditions relating to the accuracy of Altus’s representations and warranties and the performance of its obligations under the Business Combination Agreement have been fulfilled; (iv) the amendment and restatement of the current certificate of incorporation by the new certificate of incorporation; (v) the consummation of the transactions contemplated by the Sponsor Support Agreement at or prior to Closing; (vi) the consummation of the transactions contemplated by the Sponsor Subscription Agreement at or prior to Closing; (vii) that the aggregate cash available to CBAH at the Closing from the trust account and the equity financing (after giving effect to the redemption of any shares of CBAH Class A common stock in connection with the offer of redemption made to its stockholders and any backstop financing contemplated by the Sponsor Subscription Agreement, but before giving effect to the payment of the outstanding transaction expenses of CBAH and Altus and the redemption of Altus’s preferred stock) shall equal or exceed $425,000,000; (viii) CBAH shall not have redeemed shares of its Class A common stock pursuant to its offer to stockholders in an amount that would cause CBAH to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) taking into account the proceeds of the equity financing.

For more information, see “The Business Combination Agreement — Conditions to Closing” and “Certain Other Agreements Relating to the Transactions.”

Tax Consequences of the Business Combination

For a description of certain U.S. federal income tax consequences of the Transactions and the exercise of redemption rights, please see the information set forth in “The Business Combination — Certain U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CBAH will be treated as the “acquired” company for accounting purposes and the Merger will be treated as the equivalent of Altus issuing stock for the net assets of CBAH, accompanied by a recapitalization. The net assets of CBAH will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Altus. Altus has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No Redemption Scenario and the Maximum Redemption Scenarios:

•	Altus’s existing stockholders will have over 50% of the voting interest in the post-combination company;

•

the board of directors of the post-combination company will be comprised of one director designated by the holders of the CBAH Class B common stock (including the Sponsor), one director designated by Blackstone (an existing stockholder of Altus), one director designated by ValueAct Capital Management, L.P. and five additional directors to be determined by the existing Altus stockholders;

•

Altus’s management will hold all executive management roles (including the Chief Executive Officer and Chief Financial Officer, among others) of the post-combination company and will be responsible for the day-to-day operations;

•	the largest individual minority stockholder of the post-combination company will be an existing stockholder of Altus;

•	Altus has significantly more revenue-generating activities, which are expected to comprise all of the activities conducted by the post-combination company; and

•	the objective of the Merger is to create an operating public company, with management continuing to use Altus’s platform and assets to grow the business under the name of Altus Power, Inc.

The preponderance of evidence as described above is indicative that Altus is the accounting acquirer in the Merger.

Regulatory Approvals

The business combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. Pursuant to the Business Combination Agreement, Altus and CBAH agreed to request early termination of any waiting period under the HSR Act, if available.

Information Statement

This document serves as your notice that the holders of the CBAH Class B common stock are expected to act by written consent to elect the Class B Director. Only holders of shares of CBAH Class B common stock are entitled to vote on the Class B Director and CBAH is not and will not be soliciting the vote of the holders of CBAH Class A common stock to approve the election of the Class B Director.

Risk Factors

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider all of the risks and uncertainties described in the section of this proxy statement/prospectus captioned “Risk Factors” following this Summary. These risks include, but are not limited to, the following:

Risks Related to Altus’s Business

•	Altus’s growth strategy depends on the widespread adoption of solar power technology;

•	If Altus cannot compete successfully against other solar and energy companies, it may not be successful in developing its operations and its business may suffer;

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With respect to providing electricity on a price-competitive basis, solar systems face competition from traditional regulated electric utilities, from less-regulated third party energy service providers and from new renewable energy companies;

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A material reduction in the retail price of traditional utility-generated electricity or electricity from other sources could harm Altus’s business, financial condition, results of operations and prospects;

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Due to the limited number of suppliers in Altus’s industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, quality issue, price change, or other limitations in its ability to obtain components or technologies it uses could result in adverse effects;

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Although Altus’s business has benefited from the declining cost of solar panels, its financial results may be harmed now that the cost of solar panels has stabilized and could increase in the future, due to increases in the cost of solar panels and tariffs on imported solar panels imposed by the U.S. government;

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Altus’s market is characterized by rapid technological change, which requires it to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of its products and its financial results;

•	Developments in alternative technologies may materially adversely affect demand for Altus’s offerings;

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The operation and maintenance of Altus’s facilities are subject to many operational risks, the consequences of which could have a material adverse effect on its business, financial condition, results of operations and prospects;

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Altus’s business, financial condition, results of operations and prospects could suffer if it does not proceed with projects under development or is unable to complete the construction of, or capital improvements to, facilities on schedule or within budget; and

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Altus faces risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements that may impede their development and operating activities.

Risks Related to the Business Combination and Ownership of CBAH’s common stock and warrants

•

The Sponsor Parties have agreed to vote in favor of the business combination, regardless of how CBAH’s public stockholders vote, and may have interests in the business combination that are different from or are in addition to other stockholders in recommending that public stockholders vote “FOR” the business combination proposal and the other proposals described herein;

•

Following the consummation of the Transactions the NYSE may not continue to list CBAH’s securities and/or an active market for CBAH’s securities may not continue or develop, which could limit investors’ ability to make transactions in our securities and may adversely impact the value of CBAH’s securities;

•

Activities taken by existing CBAH stockholders to increase the likelihood of approval of the business combination proposal and the other proposals described herein could have a depressive effect on CBAH’s securities;

•

CBAH’s public stockholders will experience dilution and have reduced influence on CBAH as a consequence of, among other transactions, the issuance of CBAH Class A common stock as consideration in the business combination and the PIPE Investment;

•

A significant portion of the outstanding CBAH Class A common stock following the business combination will be restricted from immediate resale, but may be sold into the market in the future which could cause the market price of CBAH Class A common stock to drop significantly, even if our business is doing well;

•	If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of CBAH’s securities may decline;

•	If the business combination does not qualify as a reorganization under Section 368(a) of the Code then the business combination would be taxable with respect to such U.S. Holders;

Risks Related to the Redemption

•	A failure to timely tender your shares of CBAH Class A common stock will make your shares of CBAH Class A common stock ineligible for redemption;

•	Redeeming your public shares for a pro rata portion of the funds held in the trust account may not put you in a better future economic position; and

Risks If the Adjournment Proposal Is Not Approved

•

If the adjournment proposal is not approved, the Board will not have the ability to adjourn the special meeting to a later date in order to solicit further votes in favor of the business combination, and, therefore, the business combination may not occur.

In evaluating the proposals to be presented at the special meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

CBAH’S SUMMARY HISTORICAL FINANCIAL INFORMATION

CBAH is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Transactions.

CBAH’s balance sheet data as of December 31, 2020 and statement of operations data for the period from October 13, 2020 (inception) through December 31, 2020 are derived from CBAH’s audited financial statements, included elsewhere in this proxy statement/prospectus. Such data as of and for the six month period ended June 30, 2021 are derived from CBAH’s unaudited financial statements, included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with CBAH’s financial statements and related notes and “Information About CBAH” and “CBAH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of CBAH.

Statement of Operations Data:	Six Months Ended June 30, 2021	For the Period from October 13, 2020 (inception) through December 31, 2020
	(in thousands, except share and per share data)
	(unaudited)
Net income (loss)	$4,236	$(2,501)

Weighted average shares outstanding of CBAH Class A Common Stock	40,250,000	8,553,125
Basic and diluted net income (loss) per share, Class A Common Stock – basic and diluted	$0.10	$(4.18)
Weighted average shares outstanding of CBAH Class B Common Stock	2,012,500	1,484,249
Basic and diluted net income (loss) per share, Class B Common Stock – basic and diluted(1)	$0.10	$(4.18)

Balance Sheet Data:	As of June 30, 2021	As of December 31, 2020
	(in thousands)
	(unaudited)
Total assets	$404,229	$404,574
Total liabilities	$28,357	$32,938
Class A common stock subject to possible redemption, 40,250,000 shares at a redemption value of $10.00 per share	$402,511	$402,501
Total stockholders’ (deficit)	$(26,639)	$(30,865)
Total liabilities and stockholders’ (deficit)	$404,229	$404,574

(1)	Includes an aggregate of 603,750 Alignment Shares subject to forfeiture.

ALTUS’S SUMMARY HISTORICAL FINANCIAL INFORMATION

The following tables present summary historical consolidated financial data of Altus for the periods presented. The consolidated statement of operations data for the years ended December 31, 2020 and 2019 and balance sheet data as of December 31, 2020 and 2019 have been derived from Altus’s audited consolidated financial statements and the other financial data for the six month periods ended June 30, 2021 and 2020, and as of June 30, 2021 have been derived from Altus’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus.

You should read the summary financial data presented below in conjunction with “Altus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Altus’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. Historical operating results are not necessarily indicative of future operating results.

	Year Ended December 31,
Statement of Operations Data:	2020	2019
	(in thousands, except share and per share data)
Operating revenues, net	$45,278	$37,434
Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below)	9,661	6,784
General and administrative	10,143	8,952
Depreciation, amortization and accretion expense	11,932	8,210
Acquisition and entity formation costs	1,015	866

Total operating expenses	32,751	24,812

Operating income	12,527	12,622
Other (income) expenses
Other expense (income), net	258	(2,291)
Interest expense, net	14,073	22,288

Total other expense	14,331	19,997

Loss before income tax expense	(1,804)	(7,375)
Income tax expense	(83)	(1,185)

Net loss	(1,887)	(8,560)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(8,680)	(4,193)

Net income (loss) attributable to Altus Power, Inc.	6,793	(4,367)

Cumulative preferred dividends and commitment fee earned on Series A redeemable preferred stock	(15,590)	(1,523)
Redeemable Series A preferred stock accretion	(2,166)	(231)

Net (loss) attributable to common stockholder	$(10,963)	$(6,121)

Net loss per share attributable to common stockholder
Basic and diluted	$(10,654)	$(8,129)
Weighted average shares used to compute net loss per share attributable to common stockholder
Basic and diluted	1,029	753

	As of December 31,
Balance Sheet Data:	2020	2019
	(in thousands)
Total assets	$581,560	$373,127
Total liabilities	424,254	241,020
Mezzanine equity	222,058	170,852
Total deficit	(64,752)	(38,745)

	Six Months Ended June 30,
Statement of Operations Data:	2021	2020
	(in thousands, except share and per share data)
Operating revenues, net	$30,084	$20,945
Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below)	6,156	4,554
General and administrative	7,520	4,096
Depreciation, amortization and accretion expense	8,858	5,368
Acquisition and entity formation costs	232	406
Gain on fair value remeasurement of contingent consideration	(2,050)	—

Total operating expenses	20,716	$14,424

Operating income	9,368	6,521
Other (income) expenses
Other income, net	(249)	(23)
Interest expense, net	8,739	6,739

Total other expense	8,490	6,716

Loss before income tax benefit (expense)	878	(195)
Income tax benefit (expense)	(1,055)	(241)

Net income (loss)	(177)	(436)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	50	(8,394)

Net income (loss) attributable to Altus Power, Inc.	(227)	7,958

Cumulative preferred dividends and commitment fee earned on Series A redeemable preferred stock	(8,480)	(7,568)
Redeemable Series A preferred stock accretion	(1,071)	(1,077)

Net (loss) attributable to common stockholder	$(9,778)	$(687)

Net loss per share attributable to common stockholder
Basic and diluted	$(9,502)	$(667)
Weighted average shares used to compute net loss per share attributable to common stockholder
Basic and diluted	1,029	1,029

Balance Sheet Data:	As of June 30, 2021	As of December 31, 2020
	(in thousands)
Total assets	$586,093	$581,560
Total liabilities	438,179	424,254
Mezzanine equity	221,816	222,058
Total deficit	(73,902)	(64,752)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transaction contemplated by the Business Combination Agreement. The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CBAH will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger will be reflected as the equivalent of Altus issuing stock for the net assets of CBAH, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Merger will be those of Altus. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2021 gives effect to the Merger and related transactions as if they had occurred on June 30, 2021. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2021 and the year ended December 31, 2020 give effect to the Merger and related transactions as if they had occurred on January 1, 2020.

On December 22, 2020, Altus completed its significant acquisition of the Solar Project Companies (“Solar Acquisition”) as further described in the notes to Altus consolidated financial statements. The summary unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 give effect to the Solar Acquisition as if it had occurred on January 1, 2020.

The SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” in May 2020 (the “Release”). The amendments of the Release replace existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction under GAAP (“Transaction Accounting Adjustments”) and allow CBAH the option to present reasonably estimable synergies, dis-synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). CBAH has elected to not present Management’s Adjustments and will only present Transaction Accounting Adjustments.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of CBAH, Altus and the Solar Project Companies for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-combination company’s financial position or results of operations would have been had the Merger been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-combination company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by CBAH public stockholders of shares of CBAH Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:

No Redemption Scenario: This presentation assumes that (a) 90,000,000 shares of CBAH Class A common stock are issued to existing Altus shareholders, (b) no public stockholders of CBAH exercise their redemption rights, and (c) 27,500,000 shares of CBAH Class A common stock are issued as part of the PIPE Investment. This scenario assumes that the 40,250,000 public shares remain outstanding upon the completion of the Merger.

Maximum Redemption Scenario: This presentation assumes that (a) 90,000,000 shares of CBAH Class A common stock are issued to existing Altus shareholders, (b) stockholders holding the 40,250,000 public shares will exercise their redemption rights for their pro rata share of the funds in the trust account, and (c) 42,500,000 shares of CBAH Class A common stock are issued as part of the PIPE Investment, including 15,000,000 additional shares of CBAH Class A common stock purchased by the Sponsor pursuant to the Backstop Commitment. The Business Combination Agreement provides that consummating the Merger is conditioned on CBAH having net tangible assets of at least $5,000,001. In addition, the Business Combination Agreement includes as a condition to closing the Merger that, at the Closing, CBAH will have a minimum of $425,000,000 in cash comprising (i) the cash held in the trust account after giving effect to CBAH Class A common stock redemptions and (ii) proceeds from the PIPE Investment, including any proceeds from the Backstop Commitment. As the proceeds from the PIPE Investment and the Backstop Commitment are expected to satisfy the minimum cash requirement, the total trust account balance of $402,500,000 as of June 30, 2021 is reflected as being redeemed.

	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Six Months Ended June 30, 2021
Revenue	$30,084	$30,084
Net income attributable to common stockholders	$5,952	$6,698

Class A Common Stock
Weighted average shares of common stock outstanding – basic	156,078,680	130,828,680
Weighted average shares of common stock outstanding – diluted	159,945,086	134,379,461
Net income attributable to common stockholders per share – basic	$0.04	$0.05
Net income attributable to common stockholders per share – diluted	$0.04	$0.05

	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2020
Revenue	$55,528	$55,528
Net loss attributable to common stockholders	$(5,309)	$(3,334)

Class A Common Stock
Weighted average shares of common stock outstanding – basic	156,078,680	130,828,680
Weighted average shares of common stock outstanding – diluted	156,078,680	130,828,680
Net loss attributable to common stockholders per share – basic	$(0.03)	$(0.03)
Net loss attributable to common stockholders per share – diluted	$(0.03)	$(0.03)

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2021
Total assets	$994,588	$742,077
Total liabilities	$576,481	$568,559
Redeemable noncontrolling interests	$16,898	$16,898
Total equity	$401,209	$156,620

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information of CBAH and Altus and unaudited pro forma condensed combined per share information after giving effect to the Merger, assuming four redemption scenarios as follows:

No Redemption Scenario: This presentation assumes that (a) 90,000,000 shares of CBAH Class A common stock are issued to existing Altus shareholders, (b) no stockholders holding public shares exercise their redemption rights, and (c) 27,500,000 shares of CBAH Class A common stock are issued as part of the PIPE Investment. This scenario assumes that 157,750,000 shares of CBAH Class A common stock are outstanding upon the completion of the Merger.

Low Redemption Scenario: This presentation assumes that (a) 90,000,000 shares of CBAH Class A common stock are issued to existing Altus shareholders, (b) stockholders holding 13,282,500 of the public shares (33% of maximum redemption) exercise their redemption rights for their pro rata share of funds in the trust account, and (c) 40,782,500 shares of CBAH Class A common stock are issued as part of the PIPE Investment, including 13,282,500 additional shares of CBAH Class A common stock purchased by the Sponsor, pursuant to the Backstop Commitment. This scenario assumes that 157,750,000 shares of CBAH Class A common stock are outstanding upon the completion of the Merger.

High Redemption Scenario: This presentation assumes that (a) 90,000,000 shares of CBAH Class A common stock are issued to existing Altus shareholders, (b) stockholders holding 26,565,000 of the public shares (66% of maximum redemption) exercise their redemption rights for their pro rata share of funds in the trust account, and (c) 42,500,000 shares of CBAH Class A common stock are issued as part of the PIPE Investment, including 15,000,000 additional shares of CBAH Class A common stock purchased by the Sponsor, pursuant to the Backstop Commitment. This scenario assumes that 146,185,000 shares of CBAH Class A common stock are outstanding upon the completion of the Merger.

Maximum Redemption Scenario: This presentation assumes that (a) 90,000,000 shares of CBAH Class A common stock are issued to existing Altus shareholders, (b) stockholders holding 40,250,000 of the public shares (100% of maximum redemption) will exercise their redemption rights for their pro rata share of the funds in the trust account, and (c) 42,500,000 shares of CBAH Class A common stock are issued as part of the PIPE Investment, including 15,000,000 additional shares of CBAH Class A common stock purchased by the Sponsor pursuant to the Backstop Commitment. The Business Combination Agreement provides that consummating the Merger is conditioned on CBAH having net tangible assets of at least $5,000,001. In addition, the Business Combination Agreement includes as a condition to closing the Merger that, at the Closing, CBAH will have a minimum of $425,000,000 in cash comprising (i) the cash held in the trust account after giving effect to CBAH Class A common stock redemptions and (ii) proceeds from the PIPE Investment, including any proceeds from the Backstop Commitment. As the proceeds from the PIPE Investment and the Backstop Commitment are expected to satisfy the minimum cash requirement, the total trust account balance of $402,500,000 as of June 30, 2021 is reflected as being redeemed.

The pro forma book value information reflects the Merger as if it had occurred on June 30, 2021. The weighted average shares of common stock outstanding and net income attributable to common stockholders per share reflect the Merger as if it had occurred on January 1, 2020.

This information is only a summary and should be read in conjunction with the historical financial statements of CBAH, Altus and the Solar Project Companies and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of CBAH and Altus is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net income attributable to common stockholders per share below does not purport to represent the results which would have occurred had the companies been combined during the periods presented, nor results for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of CBAH and Altus would have been had the companies been combined during the periods presented.

			Pro Forma Combined				Altus Power Equivalent Pro Forma Per Share Data (2)
(in thousands, except share and per share data)	CBRE Acquisition Holdings, Inc.	Altus Power, Inc.	No Redemption Scenario	Low Redemption Scenario	High Redemption Scenario	Maximum Redemption Scenario	No Redemption Scenario	Low Redemption Scenario	High Redemption Scenario	Maximum Redemption Scenario
As of and for the six months ended June 30, 2021
Net income (loss)	$4,236	$(227)	$5,952	$5,952	$6,381	$6,698
Total stockholders’ equity (deficit)	$(26,639)	$(88,469)	$386,642	$372,986	$267,222	$142,053

Altus Common Stock
Weighted average shares of common stock outstanding – basic		1,029
Weighted average shares of common stock outstanding – diluted		1,029
Net loss attributable to common stockholders per share – basic		$(9,502)
Net loss attributable to common stockholders per share – diluted		$(9,502)
Stockholders’ deficit per share (1)		$(85,976)

Class A Common Stock
Weighted average shares of common stock outstanding – basic	40,250,000		156,078,680	156,078,680	144,513,680	130,828,680
Weighted average shares of common stock outstanding – diluted	40,250,000		159,945,086	159,945,086	147,801,836	134,379,461
Net income attributable to common stockholders per share – basic	$0.10		$0.04	$0.04	$0.04	$0.05	$3,499	$3,499	$3,499	$4,373
Net income attributable to common stockholders per share – diluted	$0.10		$0.04	$0.04	$0.04	$0.05	$3,499	$3,499	$3,499	$4,373
Stockholders’ equity (deficit) per share (1)	$(0.63)		$2.46	$2.37	$1.83	$1.07	$214,729	$207,145	$160,169	$93,956

			Pro Forma Combined								Altus Power Equivalent Pro Forma Per Share Data (2)
	CBRE Acquisition Holdings, Inc.	Altus Power, Inc.	No Redemption Scenario		Low Redemption Scenario		High Redemption Scenario		Maximum Redemption Scenario		No Redemption Scenario		Low Redemption Scenario		High Redemption Scenario		Maximum Redemption Scenario
	(in thousands, except share and per share data)

Class B Common Stock
Weighted average shares of common stock outstanding – basic(4)	2,012,500		1,408,750		1,408,750		1,408,750		1,408,750
Weighted average shares of common stock outstanding – diluted(4)	2,012,500		1,408,750		1,408,750		1,408,750		1,408,750
Net income attributable to common stockholders per share – basic	$0.10		N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)
Net income attributable to common stockholders per share – diluted	$0.10		N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)
Stockholders’ equity (deficit) per share (1)	$(0.63)		$2.46		$2.37		$1.83		$1.07		$214,729		$207,145		$160,169		$93,956

			Pro Forma Combined				Altus Power Equivalent Pro Forma Per Share Data (2)
	CBRE Acquisition Holdings, Inc.	Altus Power, Inc.	No Redemption Scenario	Low Redemption Scenario	High Redemption Scenario	Maximum Redemption Scenario	No Redemption Scenario	Low Redemption Scenario	High Redemption Scenario	Maximum Redemption Scenario
	(in thousands, except share and per share data)
As of and for the year ended December 31, 2020
Net income (loss)	$(2,501)	$6,793	$(5,309)	$(5,309)	$(4,452)	$(3,334)

Altus Common Stock
Weighted average shares of common stock outstanding - basic		1,029
Weighted average shares of common stock outstanding - diluted		1,029
Net loss attributable to common stockholders per share - basic		$(10,654)
Net loss attributable to common stockholders per share - diluted		$(10,654)
Stockholders’ equity per share (3)		N/A (3)

				Pro Forma Combined								Altus Power Equivalent Pro Forma Per Share Data (2)
	CBRE Acquisition Holdings, Inc.		Altus Power, Inc.	No Redemption Scenario		Low Redemption Scenario		High Redemption Scenario		Maximum Redemption Scenario		No Redemption Scenario		Low Redemption Scenario		High Redemption Scenario		Maximum Redemption Scenario
	(in thousands, except share and per share data)

Class A Common Stock
Weighted average shares of common stock outstanding - basic	8,553,125			156,078,680		156,078,680		144,513,680		130,828,680
Weighted average shares of common stock outstanding - diluted	8,553,125			156,078,680		156,078,680		144,513,680		130,828,680
Net loss attributable to common stockholders per share - basic	$—			$(0.03)		$(0.03)		$(0.03)		$(0.03)		$(2,624)		$(2,624)		$(2,624)		$(2,624)
Net loss attributable to common stockholders per share - diluted	$—			$(0.03)		$(0.03)		$(0.03)		$(0.03)		$(2,624)		$(2,624)		$(2,624)		$(2,624)
Stockholders’ equity per share (3)	N/A	(3)		N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)

Class B Common Stock
Weighted average shares of common stock outstanding - basic(4)	1,484,249			1,408,750		1,408,750		1,408,750		1,408,750
Weighted average shares of common stock outstanding - diluted(4)	1,484,249			1,408,750		1,408,750		1,408,750		1,408,750
Net loss attributable to common stockholders per share - basic	$(4.18)			N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)
Net loss attributable to common stockholders per share - diluted	$(4.18)			N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)
Stockholders’ equity per share (3)	N/A	(3)		N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)

(1)

Stockholders’ equity (deficit) per share is equal to total equity (deficit) ratably allocated between each class of stock and divided by weighted average shares of common stock outstanding used for basic net income per share.

(2)

The equivalent pro forma basic and diluted per share data for Altus is calculated by multiplying the combined pro forma per share data by the exchange ratio of 87,464 shares of CBAH Class A common stock for each share of Altus Common Stock.

(3)	A pro forma balance sheet as of December 31, 2020 is not required, and as such, no such calculation is included in this table.
(4)	Reflects the number of Alignment Shares outstanding at the closing of the Merger after the surrender of 603,750 shares pursuant to the Class B Letter Agreement.
(5)

The pro forma net income attributable to common stockholders per share excludes per share data for Class B common stock, which is treated as participating securities as the shares will be reclassified to derivative liabilities upon the consummation of the Merger.

The amount paid for the deferred underwriting fee payable as a percentage of total stockholders’ equity and attributable to common stockholders is as follows:

	No Redemption Scenario	Low Redemption Scenario	High Redemption Scenario	Maximum Redemption Scenario
Deferred underwriting fee as % of total stockholders’ equity	4.0%	4.0%	5.0%	10.0%
Deferred underwriting fee per share attributable to common stockholders(1)	$(0.09)	$(0.09)	$(0.10)	$(0.11)

(1)

Deferred underwriting fee per share attributable to common stockholders is equal to the CBAH deferred underwriter fee divided by weighted average shares of common stock outstanding used for basic net income per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes statements that express CBAH’s and Altus’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “continue,” “expect,” “estimate,” “may,” “plan,” “outlook,” “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to CBAH’s and Altus’s future prospects, developments and business strategies. In particular, such forward-looking statements include statements concerning the timing of the business combination, the business plans, objectives, expectations and intentions of CBAH once the business combination and the other Transactions are complete, and Altus’s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities. These statements are based on CBAH’s or Altus’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside CBAH’s or Altus’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	the inability to complete the Transactions due to the failure to obtain approval of the stockholders of CBAH or Altus or other conditions to closing in the Business Combination Agreement;

•	the ability of CBAH to meet NYSE’s listing standards (or the standards of any other securities exchange on which securities of the public entity are listed) following the business combination;

•	the inability to complete the private placement of common stock of CBAH to certain institutional accredited investors;

•	the risk that the announcement and consummation of the Transactions disrupts Altus’s current plans and operations;

•

the ability to recognize the anticipated benefits of the Transactions, which may be affected by, among other things, competition, the ability of Altus to grow and manage growth profitably, maintain relationships with customers, business partners, suppliers and agents and retain its management and key employees;

•	costs related to the Transactions;

•	changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the Transactions;

•	the possibility that Altus and CBAH may be adversely affected by other economic, business, regulatory and/or competitive factors;

•	the impact of COVID-19 on Altus’s and CBAH’s business and/or the ability of the parties to complete the Transactions;

•	the outcome of any legal proceedings that may be instituted against CBAH, Altus, or any of their respective directors or officers, following the announcement of the Transactions;

•	the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments; and

•	those other factors described under the heading “Risk Factors” in this proxy statement/prospectus.

New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and CBAH and Altus undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

Before a CBAH stockholder grants its proxy or instructs how its vote should be cast at the special meeting, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect CBAH and Altus.

RISK FACTORS

Risks Related to Altus’s Business

The following risk factors will apply to Altus’s business, operations, financial condition and prospects following the completion of the business combination. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to Altus and its business, operations, financial condition and prospects following the completion of the potential business combination with Altus. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements.” Altus may face additional risks and uncertainties that are not presently known to it, or that it currently deems immaterial, which may also impair Altus’s business, operations, financial condition or prospects. The following discussion should be read in conjunction with the financial statements of Altus and notes to the financial statements included herein. Unless the context otherwise suggests, all references to the “Company,” “we,” “us” or “our” in this section refer to the business and operations of CBAH following the business combination and the business and operations of Altus prior to the business combination.

Business and Operational Risks

Our growth strategy depends on the widespread adoption of solar power technology.

The market for solar power products is emerging and rapidly evolving, and our future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability and positive cash flow. The factors influencing the widespread adoption of solar power technology include but are not limited to:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	continued deregulation of the electric power industry and broader energy industry;

•

fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels; and

•	availability of governmental subsidies and incentives.

If we cannot compete successfully against other solar and energy companies, we may not be successful in developing our operations and our business may suffer.

The solar and energy industries are characterized by intense competition and rapid technological advances, both in the U.S. and internationally. We compete with solar companies with business models that are similar to ours. In addition, we compete with solar companies in the downstream value chain of solar energy. For example, we face competition from purely finance driven organizations that acquire customers and then subcontract out the installation of solar energy systems, from installation businesses that seek financing from external parties, from large construction companies and utilities, and increasingly from sophisticated electrical and roofing companies. Some of these competitors may provide energy at lower costs than we do. Further, some competitors are integrating vertically in order to ensure supply and to control costs. Many of our competitors also have significant brand name recognition and have extensive knowledge of our target markets.

If we are unable to compete in the market, there will be an adverse effect on our business, financial condition, and results of operations.

With respect to providing electricity on a price-competitive basis, solar systems face competition from traditional regulated electric utilities, from less-regulated third party energy service providers and from new renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large traditional utilities. We believe that our primary competitors are the traditional utilities that supply electricity to our potential customers. Traditional utilities generally have substantially greater financial, technical, operational and other resources than we do. As a result, these competitors may be able to devote more resources to the research, development, promotion, and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Traditional utilities could also offer other value-added products or services that could help them to compete with us even if the cost of electricity they offer is higher than that of ours. In addition, a majority of utilities’ sources of electricity is non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by our solar energy systems.

We also compete with companies that are not regulated like traditional utilities, but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies. These energy service companies are able to offer customers electricity supply-only solutions that are competitive with our solar energy system options on both price and usage of renewable energy technology while avoiding the long-term agreements and physical installations that our current fund-financed business model requires. This may limit our ability to attract new customers, particularly those who wish to avoid long-term contracts or have an aesthetic or other objection to putting solar panels on their roofs.

As the solar industry grows and evolves, we will also face new competitors who are not currently in the market. Low technological barriers to entry characterize our industry and well-capitalized companies could choose to enter the market and compete with us. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors will limit our growth and will have a material adverse effect on our business and prospects.

A material reduction in the retail price of traditional utility-generated electricity or electricity from other sources could harm our business, financial condition, results of operations and prospects.

We believe that a significant number of our customers decide to buy solar energy because they want to pay less for electricity than what is offered by the traditional utilities. However, distributed commercial and industrial solar energy has yet to achieve broad market adoption as evidenced by the fact that distributed solar has penetrated less than 5% of its total addressable market in the U.S. commercial and industrial sector.

The customer’s decision to choose solar energy may also be affected by the cost of other renewable energy sources. Decreases in the retail prices of electricity from the traditional utilities or from other renewable energy sources would harm our ability to offer competitive pricing and could harm our business. The price of electricity from traditional utilities could decrease as a result of:

•	construction of a significant number of new power generation plants, including plants utilizing natural gas, nuclear, coal, renewable energy or other generation technologies;

•	relief of transmission constraints that enable local centers to generate energy less expensively;

•	reductions in the price of natural gas;

•	utility rate adjustment and customer class cost reallocation;

•	energy conservation technologies and public initiatives to reduce electricity consumption;

•	development of new or lower-cost energy storage technologies that have the ability to reduce a customer’s average cost of electricity by shifting load to off-peak times; or

•	development of new energy generation technologies that provide less expensive energy.

A reduction in utility electricity prices would make the purchase or the lease of our solar energy systems less economically attractive. If the retail price of energy available from traditional utilities were to decrease due to any of these reasons, or other reasons, we would be at a competitive disadvantage, we may be unable to attract new customers and our growth would be limited.

Due to the limited number of suppliers in our industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, quality issue, price change, or other limitations in our ability to obtain components or technologies we use could result in adverse effects.

While we purchase our products from several different suppliers, if one or more of the suppliers that we rely upon to meet anticipated demand ceases or reduces production due to its financial condition, acquisition by a competitor, or otherwise, is unable to increase production as industry demand increases or is otherwise unable to allocate sufficient production to us, it may be difficult to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and our ability to satisfy this demand may be adversely affected. At times, suppliers may have issues with the quality of their products, which may not be realized until the product has been installed at a customer site. This may result in additional cost incurred. There are a limited number of suppliers of solar energy system components and technologies. While we believe there are other sources of supply for these products available, transitioning to a new supplier may result in additional costs and delays in acquiring our solar products and deploying our systems. These issues could harm our business or financial performance. In addition, the acquisition of a component supplier or technology provider by one of our competitors could limit our access to such components or technologies and require significant redesigns of our solar energy systems or installation procedures and have a negative impact on our business.

There have also been periods of industry-wide shortages of key components, including solar panels, in times of industry disruption. The manufacturing infrastructure for some of these components has a long lead-time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The solar industry is frequently experiencing significant disruption and, as a result, shortages of key components, including solar panels, may be more likely to occur, which in turn may result in price increases for such components. Even if industry-wide shortages do not occur, suppliers may decide to allocate key components with high demand or insufficient production capacity to more profitable customers, customers with long-term supply agreements or customers other than us and our supply of such components may be reduced as a result. The supply of components from various locales is also uncertain due to COVID-19 that has resulted in travel restrictions and shutdowns of businesses in various regions. We have accommodated such delays by pushing out our delivery dates in our timelines.

Typically, we purchase the components for our solar energy systems on an as-needed basis and do not operate under long-term supply agreements. The vast majority of our purchases are denominated in U.S. dollars. Since our revenue is also generated in U.S. dollars we are mostly insulated from currency fluctuations. However, since our suppliers often incur a significant amount of their costs by purchasing raw materials and generating operating expenses in foreign currencies, if the value of the U.S. dollar depreciates significantly or for a prolonged period of time against these other currencies, this may cause our suppliers to raise the prices they charge us, which could harm our financial results. Since we purchase most of the solar photovoltaic panels we use from China, we are particularly exposed to exchange rate risk from increases in the value of the Chinese Renminbi.

Any supply shortages, delays, quality issues, price changes or other limitations in our ability to obtain components or technologies we use could limit our growth, cause cancellations or adversely affect our profitability, and result in loss of market share and damage to our brand.

Although our business has benefited from the declining cost of solar panels, our financial results may be harmed now that the cost of solar panels has stabilized and could increase in the future, due to increases in the cost of solar panels and tariffs on imported solar panels imposed by the U.S. government.

The declining cost of solar panels and the raw materials necessary to manufacture them has been a key driver in the pricing of our solar energy systems and customer adoption of this form of renewable energy. With the stabilization or increase of solar panel and raw materials prices, our growth could slow, and our financial results could suffer. Further, the cost of solar panels and raw materials could increase in the future due to tariffs or other factors.

On January 23, 2018, the U.S. government imposed a protective tariff on solar panel components. The U.S. Trade Representative (“USTR”) released the following terms of the tariff:

	Year 1	Year 2	Year 3	Year 4
Safeguard Tariff on Panels and Cells	30%	25%	20%	15%
Cells Exempted from Tariff	2.5 gigawatts	2.5 gigawatts	2.5 gigawatts	2.5 gigawatts

As indicated in the terms, the tariff will not apply to the first 2.5 gigawatts of solar cells imported in each of the four years. Panels imported from China and Taiwan previously were subject to tariffs from a 2012 solar trade case. The current tariff applies to all countries. As a result of the protective tariffs, and if additional tariffs are imposed or other disruptions to the supply chain occur, our ability to purchase these products on competitive terms or to access specialized technologies from other countries could be limited. Any of those events could harm our financial results by requiring us to account for the cost of tariffs or to purchase solar panels or other system components from alternative, higher-priced sources.

Our market is characterized by rapid technological change, which requires us to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of our products and our financial results.

Continuing technological changes in battery and other electric vehicle (“EV”) technologies could adversely affect adoption of current EV charging technology and/or our products. Our future success will depend upon our ability to develop and introduce a variety of new capabilities and innovations to our existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the EV charging market. As new products are introduced, gross margins have historically tended to decline until the products become more mature, with a more efficient manufacturing process.

As EV technologies change, we may need to upgrade or adapt our charging station technology and introduce new products and services in order to serve vehicles that have the latest technology, in particular battery cell technology, which could involve substantial costs. Even if we are able to keep pace with changes in technology and develop new products and services, our research and development expenses could increase, our gross margins could be adversely affected in some periods and our prior products could become obsolete more quickly than expected.

We may not be able to release new products in a timely manner, or at all, and such new products may not achieve market acceptance. Delays in delivering new products that meet customer requirements could damage our relationships with customers and lead them to seek alternative providers. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to purchase our competitors’ products or services.

If we are unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, our products and services could lose market share, our revenue will decline, we may experience higher operating losses and our business and prospects will be adversely affected.

Developments in alternative technologies may materially adversely affect demand for our offerings.

Significant developments in alternative technologies, such as advances in other forms of distributed solar power generation, storage solutions such as batteries, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of centralized power production may materially and adversely affect our business and prospects in ways we do not currently anticipate. Any failure by us to adopt new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay deployment of our solar energy systems, which could result in product obsolescence, the loss of competitiveness of our systems, decreased revenue and a loss of market share to competitors.

The operation and maintenance of our facilities are subject to many operational risks, the consequences of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The operation, maintenance, refurbishment, construction and expansion of our facilities involve risks, including breakdown or failure of equipment or processes, fuel interruption and performance below expected levels of output or efficiency. Some of our facilities were constructed many years ago and may require significant capital expenditures to maintain peak efficiency or to maintain operations. There can be no assurance that our maintenance program will be able to detect potential failures in our facilities before they occur or eliminate all adverse consequences in the event of failure. In addition, weather-related interference, work stoppages and other unforeseen problems may disrupt the operation and maintenance of our facilities and may materially adversely affect us.

We have entered into ongoing maintenance and service agreements with the manufacturers of certain critical equipment. If a manufacturer is unable or unwilling to provide satisfactory maintenance or warranty support, we may have to enter into alternative arrangements with other providers. These arrangements could be more expensive to us than our current arrangements and this increased expense could have a material adverse effect on our business. If we are unable to enter into satisfactory alternative arrangements, our inability to access technical expertise or parts could have a material adverse effect on us.

While we maintain an inventory of, or otherwise make arrangements to obtain, spare parts to replace critical equipment and maintain insurance for property damage to protect against certain operating risks, these protections may not be adequate to cover lost revenues or increased expenses and penalties that could result if we were unable to operate our generation facilities at a level necessary to comply with sales contracts.

Our business, financial condition, results of operations and prospects could suffer if we do not proceed with projects under development or are unable to complete the construction of, or capital improvements to, facilities on schedule or within budget.

Our ability to proceed with projects under development and to complete the construction of, or capital improvements to, facilities on schedule and within budget may be adversely affected by escalating costs for materials and labor and regulatory compliance, inability to obtain or renew necessary licenses, rights-of-way, permits or other approvals on acceptable terms or on schedule, disputes involving contractors, labor organizations, land owners, governmental entities, environmental groups, Native American and aboriginal groups, lessors, joint venture partners and other third parties, negative publicity, interconnection issues and other factors. If any development project or construction or capital improvement project is not completed, is delayed or is subject to cost overruns, certain associated costs may not be approved for recovery or otherwise be recoverable through regulatory mechanisms that may be available, and we could become obligated to make delay or termination payments or become obligated for other damages under contracts, could experience the loss of tax credits or tax incentives, or delayed or diminished returns, and could be required to write off all or a portion of its investment in the project. Any of these events could have a material adverse effect on our business, financial condition, results of operations and prospects.

We face risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements that may impede their development and operating activities.

We own, develop, construct, manage and operate electric-generation facilities. A key component of our growth is our ability to construct and operate generation facilities to meet customer needs. As part of these operations, we must periodically apply for licenses and permits from various local, state, and federal regulatory authorities and abide by their respective conditions. Should we be unsuccessful in obtaining necessary licenses or permits on acceptable terms or resolving third-party challenges to such licenses or permits, should there be a delay in obtaining or renewing necessary licenses or permits or should regulatory authorities initiate any associated investigations or enforcement actions or impose related penalties or disallowances on us, our business, financial condition, results of operations and prospects could be materially adversely affected. Any failure to negotiate successful project development agreements for new facilities with third parties could have similar results.

Our business is subject to risks associated with construction, such as cost overruns and delays, and other contingencies that may arise in the course of completing installations such as union requirements, and such risks may increase in the future as we expand the scope of such services with other parties.

We do not typically install charging stations at customer sites. These installations are typically performed by our partners or electrical contractors with an existing relationship with the customer and/or knowledge of the site. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires various local and other governmental approvals and permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder EV charger installation because they end up costing the developer or installer more in order to meet the code requirements. Meaningful delays or cost overruns may impact our recognition of revenue in certain cases and/or impact customer relationships, either of which could impact our business. In addition, if any of our partners or electrical contractors are unable to provide timely, thorough and quality installation-related services, customers could fall behind their construction schedules leading to liability to us or cause customers to become dissatisfied with the solutions we offer.

We may not be able to effectively manage our growth.

Our future growth, if any, may cause a significant strain on our management and our operational, financial, and other resources. Our ability to manage our growth effectively will require us to implement and improve our operational, financial, and management systems and to expand, train, manage, and motivate our employees. These demands will require the hiring of additional management personnel and the development of additional expertise by management. Any increase in resources used without a corresponding increase in our operational, financial, and management systems could have a negative impact on our business, financial condition, and results of operations.

We may not realize the anticipated benefits of acquisitions, and integration of these acquisitions may disrupt our business and management.

We have in the past, and in the future we may, acquire companies, project pipelines, products or technologies or enter into joint ventures or other strategic initiatives. We may not realize the anticipated benefits of these acquisitions, and any acquisition has numerous risks. These risks include the following:

•	difficulty in assimilating the operations and personnel of the acquired company;

•	difficulty in effectively integrating the acquired technologies or products with our current technologies;

•	difficulty in maintaining controls, procedures and policies during the transition and integration;

•	disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues;

•	difficulty integrating the acquired company’s accounting, management information, and other administrative systems;

•	inability to retain key technical and managerial personnel of the acquired business;

•	inability to retain key customers, vendors, and other business partners of the acquired business;

•	inability to achieve the financial and strategic goals for the acquired and combined businesses;

•	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;

•	potential failure of the due diligence processes to identify significant issues with product quality, intellectual property infringement, and other legal and financial liabilities, among other things;

•	potential inability to assert that internal controls over financial reporting are effective; and

•	potential inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

Acquisitions of companies, businesses and assets are inherently risky and, if we do not complete the integration of these acquisitions successfully and in a timely manner, we may not realize the anticipated benefits of the acquisitions to the extent anticipated, which could adversely affect our business, financial condition, or results of operations.

Our business is concentrated in certain markets, putting us at risk of region-specific disruptions.

As of December 31, 2020, a majority of our total installations were in Massachusetts, New Jersey, Minnesota and Hawaii. We expect our near-term future growth to occur in states such as Maryland, New York, and California, and to further expand our customer base and operational infrastructure. Accordingly, our business and results of operations are particularly susceptible to adverse economic, regulatory, political, weather and other conditions in such markets and in other markets that may become similarly concentrated.

Our growth depends in part on the success of our relationships with third parties.

A key component of our growth strategy is to develop or expand our relationships with third parties. For example, we are investing resources in establishing strategic relationships with market players across a variety of industries, including large retailers, to generate new customers. These programs may not roll out as quickly as planned or produce the results we anticipated. A significant portion of our business depends on attracting and retaining new and existing solar partners. Negotiating relationships with our solar partners, investing in due diligence efforts with potential solar partners, training such third parties and contractors, and monitoring them for compliance with our standards require significant time and resources and may present greater risks and challenges than expanding a direct sales or installation team. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to grow our business and address our market opportunity could be impaired. Even if we are able to establish and maintain these relationships, we may not be able to execute on our goal of leveraging these relationships to meaningfully expand our business, brand recognition and customer base. This would limit our growth potential and our opportunities to generate significant additional revenue or cash flows.

We have incurred operating losses before income taxes and may be unable to achieve or sustain profitability in the future.

We have incurred operating losses before income taxes in the past and may continue to incur operating losses as we increase our spending to finance the expansion of our operations, expand our installation, engineering, administrative, sales and marketing staffs, increase spending on our brand awareness and other sales and marketing initiatives, make significant investments to drive future growth in our business and implement internal systems and infrastructure to support our growth. We do not know whether our revenue will grow rapidly enough to absorb these costs and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our results of operations. Our ability to sustain profitability depends on a number of factors, including but not limited to:

•	mitigating the impact of the COVID-19 pandemic on our business;

•	growing our customer base;

•	maintaining or lowering our cost of capital;

•	reducing the cost of components for our solar service offerings;

•	growing and maintaining our channel partner network;

•	maintaining high levels of product quality, performance, and customer satisfaction;

•	successfully integrating acquired businesses;

•	growing our direct-to-consumer business to scale;

•	reducing our operating costs by lowering our customer acquisition costs and optimizing our design and installation processes; and

•	supply chain logistics, such as accepting late deliveries.

We may be unable to achieve positive cash flows from operations in the future.

We are not currently regulated as an electric utility under applicable law in the jurisdictions in which we operate, but we may be subject to regulation as an electric utility in the future.

Most federal, state and municipal laws do not currently regulate us as an electric utility in the jurisdictions in which we operate, such as Federal Energy Regulatory Commission rules for small power production and cogeneration facilities. As a result, we are not subject to the various regulatory requirements applicable to U.S. utilities. However, any federal, state, local or other applicable regulations could place significant restrictions on our ability to operate our business and execute our business plan by prohibiting or otherwise restricting our sale of electricity. These regulatory requirements could include restricting the structuring of our sale of electricity, as well as regulating the price of our solar service offerings. For example, Florida law does not permit a third-party solar developer to make retail sales of electricity to others. If we become subject to the same regulatory authorities as utilities in other states or if new regulatory bodies are established to oversee our business, our operating costs could materially increase.

Failure to hire and retain a sufficient number of employees and service providers in key functions would constrain our growth and our ability to timely complete customers’ projects and successfully manage customer accounts.

To support our growth, we need to hire, train, deploy, manage and retain a substantial number of skilled employees, engineers, installers, electricians, sales and project finance specialists. Competition for qualified personnel in our industry is increasing, particularly for skilled personnel involved in the installation of solar energy systems. We have in the past been, and may in the future be, unable to attract or retain qualified and skilled installation personnel or installation companies to be our solar partners, which would have an adverse effect on our business. We and our solar partners also compete with the homebuilding and construction industries for skilled labor. As these industries grow and seek to hire additional workers, our cost of labor may increase. The unionization of the industry’s labor force could also increase our labor costs. Shortages of skilled labor could significantly delay a project or otherwise increase our costs. Because our profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause us to not achieve our expected margins or cover our costs for that project. In addition, because we are headquartered in Connecticut, we compete for a limited pool of technical and engineering resources that requires us to pay wages that are competitive with relatively high regional standards for employees in these fields. Further, we need to continue to expand upon the training of our customer service team to provide high-end account management and service to customers before, during and following the point of installation of our solar energy systems. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take several months before a new customer service team member is fully trained and productive at the standards that we have established. If we are unable to hire, develop and retain talented technical and customer service personnel, we may not be able to realize the expected benefits of this investment or grow our business.

In addition, to support the growth and success of our direct-to-consumer channel, we need to recruit, retain and motivate a large number of sales personnel on a continuing basis. We compete with many other companies for qualified sales personnel, and it could take many months before a new salesperson is fully trained on our solar service offerings. If we are unable to hire, develop and retain qualified sales personnel or if they are unable to achieve desired productivity levels, we may not be able to compete effectively.

If we or our solar partners cannot meet our hiring, retention and efficiency goals, we may be unable to complete customers’ projects on time or manage customer accounts in an acceptable manner or at all. Any significant failures in this regard would materially impair our growth, reputation, business and financial results. If we are required to pay higher compensation than we anticipate, these greater expenses may also adversely impact our financial results and the growth of our business.

Our business, financial condition, results of operations and prospects could be materially adversely affected by work strikes or stoppages and increasing personnel costs.

Employee strikes or work stoppages could disrupt operations and lead to a loss of revenue and customers. Personnel costs may also increase due to inflationary or competitive pressures on payroll and benefits costs. These consequences could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to retain and recruit qualified technicians and advisors, or if our boards of directors, key executives, key employees or consultants discontinue their employment or consulting relationship with us, it may delay our development efforts or otherwise harm our business.

We may not be able to attract or retain qualified management or technical personnel in the future due to the intense competition for qualified personnel among solar, energy, and other businesses. Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, retain, and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the successful development of any product candidates, our ability to raise additional capital, and our ability to implement our overall business strategy.

We are highly dependent on members of our management and technical staff. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior technical personnel. The loss of any of our executive officers, key employees, or consultants and our inability to find suitable replacements could potentially harm our business, financial condition, and prospects. We may be unable to attract and retain personnel on acceptable terms given the competition among solar and energy companies. Certain of our current officers, directors, and/or consultants hereafter appointed may from time to time serve as officers, directors, scientific advisors, and/or consultants of other solar and energy companies. We do not maintain “key man” insurance policies on any of our officers or employees. Other than certain members of our senior management team, all of our employees are employed “at will” and, therefore, each employee may leave our employment and join a competitor at any time.

We plan to grant stock options, restricted stock grants, restricted stock unit grants, or other forms of equity awards in the future as a method of attracting and retaining employees, motivating performance, and aligning the interests of employees with those of our shareholders. If we are unable to implement and maintain equity compensation arrangements that provide sufficient incentives, we may be unable to retain our existing employees and attract additional qualified candidates. If we are unable to retain our existing employees and attract additional qualified candidates, our business and results of operations could be adversely affected. Currently the exercise prices of all outstanding stock options are greater than the current stock price.

As of June 30, 2021, we had 30 full-time employees and no part-time employees. We may be unable to implement and maintain an attractive incentive compensation structure in order to attract and retain the right talent. These actions could lead to disruptions in our business, reduced employee morale and productivity, increased attrition, and problems with retaining existing and recruiting future employees.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers.

We will be subject to the reporting requirements of the Exchange Act, the listing requirements of the New York Stock Exchange and other applicable securities rules and regulations. Compliance with these rules and regulations has increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and increased demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls, procedures, and internal controls over financial reporting. Maintaining our disclosure controls and procedures and internal controls over financial reporting in accordance with this standard requires significant resources and management oversight. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. We will need to hire more employees in the future, which will increase our costs and expenses.

We may be materially adversely affected by negative publicity.

Our business involves transactions with customers. We and our solar partners must comply with numerous federal, state and local laws and regulations that govern matters relating to our interactions with customers, including those pertaining to privacy and data security and warranties. These laws and regulations are dynamic and subject to potentially differing interpretations, and various federal, state and local legislative and regulatory bodies may expand current laws or regulations, or enact new laws and regulations, regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we do business, acquire customers, and manage and use information we collect from and about current and prospective customers and the costs associated therewith. We strive to comply with all applicable laws and regulations relating to our interactions with residential customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Noncompliance with any such laws or regulations, or the perception that we or our solar partners have violated such laws or regulations or engaged in deceptive practices that could result in a violation, could also expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business. We have incurred, and will continue to incur, significant expenses to comply with such laws and regulations, and increased regulation of matters relating to our business could require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition, and results of operations.

Any investigations, actions, adoption or amendment of regulations relating to the marketing of our products to residential consumers of our community solar programs could divert management’s attention from our business, require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition, and results of operations or could reduce the number of our potential customers.

We cannot ensure that our sales professionals and other personnel will always comply with our standard practices and policies, as well as applicable laws and regulations. In any of the numerous interactions between our sales professionals or other personnel and our customers or potential customers, our sales professionals or other personnel may, without our knowledge and despite our efforts to effectively train them and enforce compliance, engage in conduct that is or may be prohibited under our standard practices and policies and applicable laws and regulations. Any such non-compliance, or the perception of non-compliance, has exposed us to claims and could expose us to additional claims, proceedings, litigation, investigations, or enforcement actions by private parties or regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business and reputation. We have incurred, and will continue to incur, significant expenses to comply with the laws, regulations and industry standards that apply to us.

Problems with product quality or performance may cause us to incur warranty expenses, damage our market reputation and prevent us from maintaining or increasing our market share.

Customers who enter into customer agreements with us sometimes are covered by production guarantees and roof penetration warranties. As the owners of the solar energy systems, we or our investment funds receive a warranty from the inverter and solar panel manufacturers, and, for those solar energy systems that we do not install directly, we receive workmanship and material warranties as well as roof penetration warranties from our solar partners. One or more of our third-party manufacturers or solar partners could cease operations and no longer honor these warranties, leaving us to fulfill these potential obligations to customers, or such warranties may be limited in scope and amount, and may be inadequate to protect us. We also provide a performance guarantee with certain solar service offerings pursuant to which we compensate customers on an annual basis if their system does not meet the electricity production guarantees set forth in their agreement with us. Customers who enter into customer agreements with us that are covered by production guarantees, typically have such guarantees equal to the length of the term of these agreements, typically 20 or 25 years. We may suffer financial losses associated if significant performance guarantee payments are triggered.

Because of our limited operating history and the length of the term of our customer agreements, we have been required to make assumptions and apply judgments regarding a number of factors, including the durability, performance and reliability of our solar energy systems. Our assumptions could prove to be materially different from the actual performance of our systems, causing us to incur substantial expense to repair or replace defective solar energy systems in the future or to compensate customers for systems that do not meet their production guarantees. Product failures or operational deficiencies also would reduce our revenue from power purchase or lease agreements because they are dependent on system production. Any widespread product failures or operating deficiencies may damage our market reputation and adversely impact our financial results.

Our business, financial condition, results of operations and prospects can be materially adversely affected by weather conditions, including, but not limited to, the impact of severe weather.

Weather conditions directly influence the demand for electricity and natural gas and other fuels and affect the price of energy and energy-related commodities. In addition, severe weather and natural disasters, such as hurricanes, floods, tornadoes, icing events and earthquakes, can be destructive and cause power outages and property damage, reduce revenue, affect the availability of fuel and water, and require us to incur additional costs, for example, to restore service and repair damaged facilities, to obtain replacement power and to access available financing sources. Furthermore, our physical plants could be placed at greater risk of damage should changes in the global climate produce unusual variations in temperature and weather patterns, resulting in more intense, frequent and extreme weather events, and abnormal levels of precipitation. A disruption or failure of electric generation, or storage systems in the event of a hurricane, tornado or other severe weather event, or otherwise, could prevent us from operating our business in the normal course and could result in any of the adverse consequences described above. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Where cost recovery is available, recovery of costs to restore service and repair damaged facilities is or may be subject to regulatory approval, and any determination by the regulator not to permit timely and full recovery of the costs incurred could have a material adverse effect on our business, financial condition, results of operations and prospects. Changes in weather can also affect the production of electricity at power generation facilities.

Our results of operations may fluctuate from quarter to quarter, which could make our future performance difficult to predict and could cause our results of operations for a particular period to fall below expectations, resulting in a decline in the price of our common stock.

Our quarterly results of operations are difficult to predict and may fluctuate significantly in the future. We have experienced seasonal and quarterly fluctuations in the past and expect these fluctuations to continue. However, given that we are operating in a rapidly changing industry, those fluctuations may be masked by our recent growth rates and thus may not be readily apparent from our historical results of operations. As such, our past quarterly results of operations may not be good indicators of likely future performance.

In addition to the other risks described in this “Risk Factors” section, as well as the factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, the following factors, among others, could cause our results of operations and key performance indicators to fluctuate:

•	the expiration, reduction or initiation of any governmental tax rebates, tax exemptions, or incentive;

•	significant fluctuations in customer demand for our solar service offerings or fluctuations in the geographic concentration of installations of solar energy systems;

•	changes in financial markets, which could restrict our ability to access available and cost-effective financing sources;

•	seasonal, environmental or weather conditions that impact sales, energy production, and system installation;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

•	announcements by us or our competitors of new products or services, significant acquisitions, strategic partnerships or joint ventures;

•	capital-raising activities or commitments;

•	changes in our pricing policies or terms or those of our competitors, including utilities;

•	changes in regulatory policy related to solar energy generation;

•	the loss of one or more key partners or the failure of key partners to perform as anticipated;

•	our failure to successfully integrate acquired solar facilities;

•	actual or anticipated developments in our competitors’ businesses or the competitive landscape;

•	actual or anticipated changes in our growth rate;

•	general economic, industry and market conditions, including as a result of the COVID-19 pandemic; and

•	changes to our cancellation rate.

In the past, we have experienced seasonal fluctuations in installations in certain states, particularly in the fourth quarter. This has been the result of weather-related installation delays. Our actual revenue or key operating metrics in one or more future quarters may fall short of the expectations of investors and financial analysts. If that occurs, the market price of our common stock could decline and stockholders could lose part or all of their investment.

Our results of operations have been and will continue to be adversely impacted by the COVID-19 pandemic, and the duration and extent to which it will impact our results of operations remains uncertain.

A significant outbreak of epidemic, pandemic, or contagious diseases in the human population, such as the current COVID-19 pandemic, could result in a widespread health crisis that could adversely affect the broader economies, financial and capital markets, commodity and energy prices, and overall demand environment for our products. A global health crisis could affect, and has affected, our workforce, customers and vendors, as well as economies and financial markets globally, potentially leading to an economic downturn, which could decrease spending, adversely affecting the demand for our products.

In response to the COVID-19 pandemic, federal, state, local, and foreign governments put in place, and in the future may again put in place, travel restrictions, quarantines, “stay at home” orders and guidelines, and similar government orders and restrictions, in an attempt to control the spread of the disease. Such restrictions or orders resulted in, and in the future may result in, business closures, work stoppages, slowdowns and delays, among other effects that negatively impacted, and in the future may negatively impact, our operations, as well as the operations of our customers and business partners. Such results have had and will continue to have a material adverse effect on our business, operations, financial condition, results of operations, and cash flows.

Although we have continued to operate consistent with federal guidelines and state and local orders, the extent to which the COVID-19 pandemic impacts our business, operations, financial results and financial condition will depend on numerous evolving factors which are uncertain and cannot be predicted, including:

•	the duration and scope of the pandemic and associated disruptions;

•	a general slowdown in our industry;

•	governmental, business and individuals’ actions taken in response to the pandemic;

•	the effect on our customers and our customers’ demand for our products and installations;

•	the effect on our suppliers and disruptions to the global supply chain;

•	our ability to sell and provide our products and provide installations, including disruptions as a result of travel restrictions and people working from home;

•	the ability of our customers to pay for our products;

•	delays in our projects due to closures of jobsites or cancellation of jobs; and

•	any closures of our and our suppliers’ and customers’ facilities.

These effects of the COVID-19 pandemic have led us to experience, and continue to experience, disruptions to our business as we implement safety protocols and modifications to travel. We are closely monitoring the impact of the COVID-19 pandemic, continually assessing its potential effects on our business. The extent to which our results are affected by the COVID-19 pandemic will largely depend on future developments, which cannot be accurately predicted and are uncertain, but the COVID-19 pandemic has had and will continue to have an adverse effect on our business, operations, financial condition, results of operations, and cash flows.

In addition, while we believe we have taken appropriate steps to maintain a safe workplace to protect our employees from contracting and spreading the coronavirus, including following the guidance set out from both the Occupational Safety and Health Administration and Centers for Disease Control and Prevention, we may not be able to completely prevent the spread of the virus among our employees. We may face litigation or other proceedings making claims related to unsafe working conditions, inadequate protection of our employees or other claims. Any of these claims, even if without merit, could result in costly litigation or divert management’s attention and resources.

Furthermore, we may face a sustained disruption to our operations due to one or more of the factors described above. Even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of any economic instability that has occurred or may occur in the future. Any of these events could amplify the other risks and uncertainties described in this proxy statement/prospectus and could materially adversely affect our business, operations, financial condition, results of operations, cash flows or the market price of our common stock.

Adverse economic conditions may have negative consequences on our business, results of operations and financial condition.

Unpredictable and unstable changes in economic conditions, including recession, inflation, increased government intervention, or other changes, may adversely affect our general business strategy. We rely upon our ability to generate additional sources of liquidity and we may need to raise additional funds through public or private debt or equity financings in order to fund existing operations or to take advantage of opportunities, including acquisitions of complementary businesses or technologies. Any adverse change in economic conditions would have a negative impact on our business, results of operations and financial condition and on our ability to generate or raise additional capital on favorable terms, or at all.

Threats of terrorism and catastrophic events that could result from terrorism, cyberattacks or individuals and/or groups attempting to disrupt our business, or the businesses of third parties, may materially adversely affect our business, financial condition, results of operations and prospects.

We are subject to the potentially adverse operating and financial effects of terrorist acts and threats, as well as cyberattacks and other disruptive activities of individuals or groups. There have been cyberattacks within the energy industry on energy infrastructure such as substations, gas pipelines and related assets in the past and there may be such attacks in the future. Our generation and fuel storage facilities, information technology systems and other infrastructure facilities and systems could be direct targets of, or otherwise be materially adversely affected by, such activities.

Terrorist acts, cyberattacks or other similar events affecting our systems and facilities, or those of third parties on which we rely, could harm our business, for example, by limiting our ability to generate, purchase or transmit power, natural gas or other energy-related commodities, by limiting our ability to bill customers and collect and process payments, and by delaying our development and construction of new generation facilities or capital improvements to existing facilities. These events, and governmental actions in response, could result in a material decrease in revenues, significant additional costs (for example, to repair assets, implement additional security requirements or maintain or acquire insurance), significant fines and penalties, and reputational damage, could materially adversely affect our operations (for example, by contributing to disruption of supplies and markets for natural gas, oil and other fuels), and could impair our ability to raise capital (for example, by contributing to financial instability and lower economic activity). In addition, the implementation of security guidelines and measures has resulted in and is expected to continue to result in increased costs. Such events or actions may materially adversely affect our business, financial condition, results of operations and prospects.

Our ability to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events or company-specific events, as well as the financial condition of insurers.

Insurance coverage may not continue to be available or may not be available at rates or on terms similar to those presently available to us. Our ability to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events or company-specific events, as well as the financial condition of insurers. If insurance coverage is not available or obtainable on acceptable terms, we may be required to pay costs associated with adverse future events.

We may need to raise additional funds and these funds may not be available when needed.

We may need to raise additional capital in the future to further scale our business and expand to additional markets. We may raise additional funds through the issuance of equity, equity-related or debt securities, through tax equity partnerships, or through obtaining credit from government or financial institutions. We cannot be certain that additional funds will be available on favorable terms when required, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict our business, or other unfavorable terms. Also, changes in tax law or market conditions could negatively impact the availability of tax equity or the terms on which investors are willing to acquire tax equity and therefore reduce our access to capital on favorable terms for new solar energy projects. In addition, to the extent we raise funds through the sale of additional equity securities, our stockholders would experience dilution.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, we had U.S. federal and state net operating loss carryforwards (“NOLs”) of approximately $80.3 million and $48.5 million, respectively, which begin expiring in varying amounts in 2034 and 2021, respectively, if unused. Under Sections 382 and 383 of the Internal Revenue Code (“Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other pre-change tax assets, such as tax credits, to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws.

Additionally, states may impose other limitations on the use of NOLs and tax credit carryforwards or may not permit NOLs and tax credits to survive the Mergers. For example, California has recently imposed other limitations on the use of NOLs and limited the use of certain tax credits for taxable years beginning in 2020 through 2022. Any such limitations on our ability to use our NOLs and other tax assets could adversely impact our business, financial condition, and results of operations. We have not yet completed our analysis under Section 382 of the Code. Any limitation may result in the expiration of all or a portion of the net operating loss carryforwards and tax credit carryforwards before utilization.

As an emerging growth company within the meaning of the Securities Act, we will utilize certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our common stock less attractive to investors.

We are an emerging growth company, and for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements that are available to “emerging growth companies,” but not to other public companies, including:

•	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We plan in filings with the SEC to continue to utilize the modified disclosure requirements available to emerging growth companies. As a result, our stockholders may not have access to certain information they may deem important. We could remain an “emerging growth company” until the earliest of:

•	December 31, 2026;

•	the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion;

•

the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and

•	the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

If we fail to develop and maintain an effective system of internal control over financial reporting and other business practices, and of board-level oversight, we may not be able to report our financial results accurately or prevent and detect fraud and other improprieties. Consequently, investors could lose confidence in our financial reporting, and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and to prevent and detect fraud and other improprieties. We are responsible for reviewing and assessing our internal controls and implementing additional controls when improvement is needed. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our results of operations.

The Sarbanes-Oxley Act requirements regarding internal control over financial reporting, and other internal controls over business practices, are costly to implement and maintain, and such costs are relatively more burdensome for smaller companies such as us than for larger companies. We have limited internal personnel to implement procedures and rely on outside professionals including accountants and attorneys to support our control procedures. We are working to improve all of our controls but, if our controls are not effective, we may not be able to report our financial results accurately or prevent and detect fraud and other improprieties, which could lead to a decrease in the market price of our stock. Failure to implement any required changes to our internal controls or other changes we identify as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the market price of our common stock.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

As a privately-held company, Altus was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. As a public company, we will be required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in our annual report for the year ended December 31, 2021. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the business combination. If we are not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective, which may subject us to adverse regulatory consequences and could harm investor confidence.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the financial statements would not be prevented or detected on a timely basis.

Altus has identified material weaknesses in its internal control over financial reporting that Altus is currently working to remediate, which relate to: (a) insufficient qualified personnel, which caused management to be unable to appropriately define responsibilities to create an effective control environment; (b) the lack of a formalized risk assessment process; and (c) selection and development of control activities, including over information technology.

Altus’s management has concluded that these material weaknesses in Altus’s internal control over financial reporting are due to the fact that Altus was a private company with limited resources and did not have the necessary business processes and related internal controls formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee Altus’s business processes and controls.

Altus’s management is in the process of developing a remediation plan. The material weaknesses will be considered remediated when Altus’s management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Altus’s management will monitor the effectiveness of its remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in material misstatements to Altus’s annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If Altus is unable to assert that its internal control over financial reporting is effective, or when required in the future after the consummation of the business combination, if our Independent Registered Public Accounting Firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and our company could become subject to litigation or investigations by NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources. Each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Altus has begun and we will continue implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include: hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls. We may not be able to remediate the material weaknesses identified by Altus and our independent registered public accounting firm in time to meet the deadline imposed by Section 404 of the Sarbanes-Oxley Act for compliance. In addition, we may encounter problems or delays in completing such remediation of any deficiencies.

In order to maintain and improve the effectiveness of its internal control over financial reporting, Altus has expended, and anticipates that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. Our independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting, and remediate identified material weaknesses could adversely affect the business and operating results after the business combination and could cause a decline in the market price of our common stock.

The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. A material weakness in internal controls could result in our failure to detect a material misstatement of our annual or quarterly consolidated financial statements or disclosures. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the market price of our common stock.

Our historical financial results may not be indicative of what our actual financial position or results of operations would have been if we were a public company.

Our business has achieved rapid growth since we launched. Our net revenue was $45.3 million and $37.4 million for the years ended December 31, 2020 and 2019, respectively. Our net loss was $(1.9) million and $(8.6) million for the year ended December 31, 2020 and 2019, respectively. Our net revenue was $12.5 million and $9.5 million for the six months ended June 30, 2021 and 2020, respectively. Our net income (loss) was $0.3 million and $(0.5) million for the six months ended June 30, 2021 and 2020, respectively. However, our results of operations, financial condition and cash flows reflected in our consolidated financial statements may not be indicative of the results we would have achieved if we were a public company or results that may be achieved in future periods. Consequently, there can be no assurance that we will be able to generate sufficient income to pay our operating expenses and make satisfactory distributions to our shareholders, or any distributions at all.

Our reported financial results may be affected, and comparability of our financial results with other companies in our industry may be impacted, by changes in the accounting principles generally accepted in the U.S.

Generally accepted accounting principles in the U.S. are subject to change and interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and on the financial results of other companies in our industry, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, in June 2016 the FASB issued Accounting Standards Update No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU No. 2016-13”), which replaces the current incurred loss impairment methodology with a current expected credit losses model. Other companies in our industry may be affected differently by the adoption of ASU No. 2016-13 or other new accounting standards, including timing of the adoption of new accounting standards, adversely affecting the comparability of financial statements. In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which primarily changes the lessee’s accounting for operating leases by requiring recognition of lease right-of-use assets and lease liabilities. This standard is effective for annual reporting periods beginning after December 15, 2021. The Company expects to adopt this guidance in fiscal year 2022. The Company is continuing the analysis of the contractual arrangements that may qualify as leases under the new standard and expects the most significant impact will be the recognition of the right-of-use assets and lease liabilities on the consolidated balance sheets.

Litigation and Regulatory Risks

Our business, financial condition, results of operations and prospects may be materially adversely affected by the extensive regulation of our business.

Our operations are subject to complex and comprehensive federal, state and other regulation. This extensive regulatory framework, portions of which are more specifically identified in the following risk factors, regulates, among other things and to varying degrees, our industry, businesses, rates and cost structures, operation and licensing of solar power facilities, construction and operation of electricity generation facilities and acquisition, disposal, depreciation and amortization of facilities and other assets, decommissioning costs and funding, service reliability, wholesale and retail competition, and SRECs trading. In our business planning and in the management of our operations, we must address the effects of regulation on our business and any inability or failure to do so adequately could have a material adverse effect on our business, financial condition, results of operations and prospects. Our business, financial condition, results of operations and prospects could be materially adversely affected as a result of new or revised laws, regulations, interpretations or ballot or regulatory initiatives.

Our business is influenced by various legislative and regulatory initiatives, including, but not limited to, new or revised laws, including international trade laws, regulations, interpretations or ballot or regulatory initiatives regarding deregulation or restructuring of the energy industry, and regulation of environmental matters, such as environmental permitting. Changes in the nature of the regulation of our business could have as material adverse effect on our business, financial condition, results of operations and prospects. We are unable to predict future legislative or regulatory changes, initiatives or interpretations, although any such changes, initiatives or interpretations may increase costs and competitive pressures on us, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to Federal Energy Regulatory Commission (“FERC”) rules related to energy generation that are designed to facilitate competition on practically a nationwide basis by providing greater certainty, flexibility and more choices to power customers. We cannot predict the impact of changing FERC rules or the effect of changes in levels of wholesale supply and demand, which are typically driven by factors beyond our control. There can be no assurance that we will be able to respond adequately or sufficiently quickly to such rules and developments, or to any changes that reverse or restrict the competitive restructuring of the energy industry in those jurisdictions in which such restructuring has occurred. Any of these events could have a material adverse effect on our business, financial condition, results of operations and prospects.

Any reductions or modifications to, or the elimination of, governmental incentives or policies that support solar energy, including, but not limited to, tax laws, policies and incentives, RPS or feed-in-tariffs, or the imposition of additional taxes or other assessments on solar energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new solar energy projects, our abandoning the development of solar energy projects, a loss of our investments in solar energy projects and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We depend heavily on government policies that support utility scale renewable energy and enhance the economic feasibility of developing and operating solar energy projects in regions in which we operate or plan to develop and operate renewable energy facilities. The federal government, a majority of state governments in the U.S. and portions of Canada provide incentives, such as tax incentives, RPS or feed-in-tariffs, that support or are designed to support the sale of energy from utility scale renewable energy facilities, such as wind and solar energy facilities. As a result of budgetary constraints, political factors or otherwise, governments from time to time may review their laws and policies that support renewable energy and consider actions that would make the laws and policies less conducive to the development and operation of renewable energy facilities. Any reductions or modifications to, or the elimination of, governmental incentives or policies that support renewable energy or the imposition of additional taxes or other assessments on renewable energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new renewable energy projects, our abandoning the development of renewable energy projects, a loss of our investments in the projects and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We and our tax equity partners have claimed and expect to continue to claim ITCs with respect to qualifying solar energy projects. In structuring tax equity partnerships and determining ITC eligibility, we have relied upon applicable tax law and published IRS guidance. However, there are a number of uncertainties regarding ITC eligibility and the application of law and guidance to the facts of particular solar energy projects, and there can be no assurance that the IRS will agree with our approach in the event of an audit. Furthermore, the IRS may issue additional guidance or modify existing guidance, possibly with retroactive effect. Lastly, the amount of ITCs as a percentage of qualifying investment is scheduled to step down in future years under current law, and as part of ongoing tax, infrastructure and budget debates Congress may amend or eliminate the ITC provisions. Any of the foregoing items could reduce the amount of ITCs available to us and our tax equity partners. In this event, we could be required to indemnify tax equity partners for disallowed ITCs, adjust the terms of future tax equity partnerships, or seek alternative sources of funding for solar energy projects, each of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The absence of net energy metering and related policies to offer competitive pricing to our customers in our current markets, and adverse changes to net energy metering policies, may significantly reduce demand for electricity from our solar energy systems.

Each of the states where we currently serve customers has adopted a net energy metering policy. Net energy metering typically allows our customers to interconnect their on-site solar energy systems to the utility grid and offset their utility electricity purchases by receiving a bill credit at the utility’s retail rate for energy generated by their solar energy system that is exported to the grid in excess of the electric load used by the customers. At the end of the billing period, the customer simply pays for the net energy used or receives a credit at the retail rate if more energy is produced than consumed. Utilities operating in states without a net energy metering policy may receive solar electricity that is exported to the grid when there is no simultaneous energy demand by the customer without providing retail compensation to the customer for this generation. Each of the states where we currently serve customers has adopted a net energy metering policy. In addition to net metering policies, certain of our primary markets, including Massachusetts, New Jersey and Maryland have adopted programs specifically aimed at providing renewable energy benefits to specific customers, such as community solar and low and moderate income customers. Many of these programs are set-up with a finite capacity of MW installed. Historically, regulators in our primary markets have continuously rolled out new incentive programs as the caps on existing programs begin to fill to promote continued investment in renewables in order to meet the goals set forth in their Renewable Portfolio Standards, however the continuous roll-out of such programs is not guaranteed.

Our ability to sell solar energy systems and the electricity they generate may be adversely impacted by the failure to expand existing limits on the amount of net energy metering in states that have implemented it, the failure to adopt a net energy metering policy where it currently is not in place, the imposition of new charges that only or disproportionately impact customers that utilize net energy metering, or reductions in the amount or value of credit that customers receive through net energy metering. If such charges are imposed, the cost savings associated with switching to solar energy may be significantly reduced and our ability to attract future customers and compete with traditional utility providers could be impacted. Our ability to sell solar energy systems and the electricity they generate also may be adversely impacted by the unavailability of expedited or simplified interconnection for grid-tied solar energy systems or any limitation on the number of customer interconnections or amount of solar energy that utilities are required to allow in their service territory or some part of the grid.

Limits on net energy metering, interconnection of solar energy systems and other operational policies in key markets could limit the number of solar energy systems installed in those markets. If the caps on net energy metering in jurisdictions are reached, and new caps are not put in place, or if the amount or value of credit that customers receive for net energy metering is significantly reduced, future customers will be unable to recognize the current cost savings associated with net energy metering. We rely substantially on net energy metering when we establish competitive pricing for our prospective customers and the absence of net energy metering for new customers would greatly limit demand for our solar energy systems.

Our business depends in part on the regulatory treatment of third-party-owned solar energy systems.

Our power purchase agreements are third-party ownership arrangements. Sales of electricity by third parties face regulatory challenges in some states and jurisdictions. Other challenges pertain to whether third-party owned systems qualify for the same levels of rebates or other non-tax incentives available for customer-owned solar energy systems, whether third-party owned systems are eligible at all for these incentives, and whether third-party owned systems are eligible for net energy metering and the associated cost savings. Reductions in, or eliminations of, this treatment of these third-party arrangements could reduce demand for our systems, adversely impact our access to capital and could cause us to increase the price we charge our customers for energy.

Existing electric utility industry regulations, and changes to regulations, may present technical, regulatory and economic barriers to the purchase and use of solar energy offerings that may significantly reduce demand for our solar energy offerings.

Federal, state and local government regulations and policies concerning the electric utility industry, and internal policies and regulations promulgated by electric utilities, heavily influence the market for electricity generation products and services. These regulations and policies often relate to electricity pricing and the interconnection of customer-owned electricity generation. In the U.S., governments and utilities continuously modify these regulations and policies. These regulations and policies could deter customers from purchasing renewable energy, including solar energy systems. This could result in a significant reduction in the potential demand for our solar energy systems. For example, utilities commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase our customers’ cost to use our systems and make them less desirable, thereby harming our business, prospects, financial condition and results of operations. In addition, depending on the region, electricity generated by solar energy systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utilities’ peak hour pricing policies or rate design, such as to a flat rate, would require us to lower the price of our solar energy systems to compete with the price of electricity from the electric grid.

In addition, any changes to government or internal utility regulations and policies that favor electric utilities could reduce our competitiveness and cause a significant reduction in demand for our products and services. For example, certain jurisdictions have proposed assessing fees on customers purchasing energy from solar energy systems or imposing a new charge that would disproportionately impact solar energy system customers who utilize net energy metering, either of which would increase the cost of energy to those customers and could reduce demand for our solar energy systems. It is possible charges could be imposed on not just future customers but our existing customers, causing a potentially significant consumer relations problem and harming our reputation and business.

Regulatory decisions that are important to us may be materially adversely affected by political, regulatory and economic factors.

The local and national political, regulatory and economic environment has had, and may in the future have, an adverse effect on regulatory decisions with negative consequences for us. These decisions may require, for example, us to cancel or delay planned development activities, to reduce or delay other planned capital expenditures or to pay for investments or otherwise incur costs that we may not be able to recover through rates, each of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Certain other subsidiaries of ours are subject to similar risks.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity.

The installation of solar energy systems requires our employees to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of the installation process requires our employees to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. We also maintain a fleet of trucks and other vehicles to support our installers and operations. There is substantial risk of serious injury or death if proper safety procedures are not followed. Our operations are subject to regulation under the U.S. Occupational Safety and Health Act, or OSHA, and equivalent state laws. Changes to OSHA requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA regulations, even if no work-related serious injury or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend or limit operations. High injury rates could expose us to increased liability. In the past, we have had workplace accidents and received citations from OSHA regulators for alleged safety violations, resulting in fines. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position and adversely affect our business.

We have previously been, and may in the future be, named in legal proceedings, become involved in regulatory inquiries or be subject to litigation, all of which are costly, distracting to our core business and could result in an unfavorable outcome or a material adverse effect on our business, financial condition, results of operations or the market price for our common stock.

We are involved in legal proceedings and receive inquiries from government and regulatory agencies from time to time. In the event that we are involved in significant disputes or are the subject of a formal action by a regulatory agency, we could be exposed to costly and time-consuming legal proceedings that could result in any number of outcomes. Although outcomes of such actions vary, any current or future claims or regulatory actions initiated by or against us, whether successful or not, could result in significant costs, costly damage awards or settlement amounts, injunctive relief, increased costs of business, fines or orders to change certain business practices, significant dedication of management time, diversion of significant operational resources, or otherwise harm our business, financial condition and results of operations or adversely affect the market price for our common stock. If we are not successful in our legal proceedings and litigation, we may be required to pay significant monetary damages, which could hurt our results of operations. Lawsuits are time-consuming and expensive to resolve and divert management’s time and attention. Although we carry general liability insurance, our insurance may not cover potential claims or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict how the courts will rule in any potential lawsuit against us. Decisions in favor of parties that bring lawsuits against us could subject us to significant liability for damages, adversely affect our results of operations and harm our reputation.

We may be subject to claims arising from the operations of our various businesses for periods prior to the dates we acquired them.

We may be subject to claims or liabilities arising from the ownership or operation of acquired solar systems for the periods prior to our acquisition of them, including environmental, employee-related, indemnification for tax equity partnerships and other liabilities and claims not covered by insurance. These claims or liabilities could be significant. Our ability to seek indemnification from the former owners of our acquired businesses for these claims or liabilities may be limited by various factors, including the specific time, monetary or other limitations contained in the respective acquisition agreements and the financial ability of the former owners to satisfy our indemnification claims. In addition, insurance companies may be unwilling to cover claims that have arisen from acquired businesses or locations, or claims may exceed the coverage limits that our acquired businesses had in effect prior to the date of acquisition. If we are unable to successfully obtain insurance coverage of third-party claims or enforce our indemnification rights against the former owners, or if the former owners are unable to satisfy their obligations for any reason, including because of their current financial position, we could be held liable for the costs or obligations associated with such claims or liabilities, which could adversely affect our financial condition and results of operations.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

If our solar service offerings, including our racking systems, photovoltaic modules, batteries, inverters, or other products, injured someone, we would be exposed to product liability claims. Because solar energy systems and many of our other current and anticipated products are electricity-producing devices, it is possible that customers or their property could be injured or damaged by our products, whether by product malfunctions, defects, improper installation or other causes. We rely on third-party manufacturing warranties, warranties provided by our solar partners and our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. Our solar systems, including our photovoltaic modules, batteries, inverters, and other products, may also be subject to recalls due to product malfunctions or defects. Any product liability claim we face could be expensive to defend and divert management’s attention. The successful assertion of product liability claims against us could result in potentially significant monetary damages that could require us to make significant payments, as well as subject us to adverse publicity, damage our reputation and competitive position and adversely affect sales of our systems and other products. In addition, product liability claims, injuries, defects or other problems experienced by other companies in the residential solar industry could lead to unfavorable market conditions to the industry as a whole, and may have an adverse effect on our ability to attract customers, thus affecting our growth and financial performance.

A failure to comply with laws and regulations relating to our interactions with current or prospective community solar customers could result in negative publicity, claims, investigations and litigation, and adversely affect our financial performance.

Approximately 20% of our business focuses on contracts and transactions with residential customers via community solar. We must comply with federal, state, and local laws and regulations that govern matters relating to our interactions with residential consumers, including those pertaining to privacy and data security and warranties. These laws and regulations are dynamic and subject to potentially differing interpretations, and various federal, state and local legislative and regulatory bodies may expand current laws or regulations, or enact new laws and regulations, regarding these matters. Changes in these laws or regulations or their interpretation could affect how we do business, acquire customers, and manage and use information we collect from and about current and prospective community solar customers and the costs associated therewith. We strive to comply with all applicable laws and regulations relating to our interactions with residential customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Our non-compliance with any such law or regulations could also expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as fines and negative publicity, each of which may materially and adversely affect our business. We have incurred, and will continue to incur, expenses to comply with such laws and regulations, and increased regulation of matters relating to our interactions with residential consumers could require us to modify our operations and incur additional expenses, which could have an adverse effect on our business, financial condition and results of operations.

Changes in tax laws, guidance or policies, including but not limited to changes in corporate income tax rates, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

Our provision for income taxes and reporting of tax-related assets and liabilities require significant judgments and the use of estimates. Amounts of tax-related assets and liabilities involve judgments and estimates of the timing and probability of recognition of income, deductions and tax credits, including, but not limited to, estimates for potential adverse outcomes regarding tax positions that have been taken and the ability to utilize tax benefit carryforwards, such as net operating loss and tax credit carryforwards. Actual income taxes could vary significantly from estimated amounts due to the future impacts of, among other things, changes in tax laws, guidance or policies, including changes in our corporate income tax rates, our financial condition and results of operations, and the resolution of audit issues raised by taxing authorities. These factors, including the ultimate resolution of income tax matters, may result in material adjustments to tax-related assets and liabilities, which could materially adversely affect our business, financial condition, results of operations and prospects.

Intellectual Property and Data Privacy Risks

If we are unsuccessful in developing and maintaining our proprietary technology, including our Gaia software, our ability to attract and retain solar partners could be impaired, our competitive position could be harmed and our revenue could be reduced.

Our future growth depends on our ability to continue to develop and maintain our proprietary technology that supports our solar service offerings, including our design and proposal software, Gaia. In addition, we rely, and expect to continue to rely, on licensing agreements with certain third parties for aerial images that allow us to efficiently and effectively analyze a customer’s rooftop for solar energy system specifications. In the event that our current or future products require features that we have not developed or licensed, or we lose the benefit of an existing license, we will be required to develop or obtain such technology through purchase, license or other arrangements. If the required technology is not available on commercially reasonable terms, or at all, we may incur additional expenses in an effort to internally develop the required technology. If we are unable to maintain our existing proprietary technology, our ability to attract and retain solar partners could be impaired, our competitive position could be harmed and our revenue could be reduced.

Our business may be harmed if we fail to properly protect our intellectual property, and we may also be required to defend against claims or indemnify others against claims that our intellectual property infringes on the intellectual property rights of third parties.

We believe that the success of our business depends in part on our proprietary technology, including our software, information, processes and know-how. We rely on copyright, trade secret and patent protections to secure our intellectual property rights. Although we may incur substantial costs in protecting our technology, we cannot be certain that we have adequately protected or will be able to adequately protect it, that our competitors will not be able to utilize our existing technology or develop similar technology independently, that the claims allowed with respect to any patents held by us will be broad enough to protect our technology or that foreign intellectual property laws will adequately protect our intellectual property rights. Moreover, we cannot be certain that our patents provide us with a competitive advantage. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our consent. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business. In the future, some of our products could be alleged to infringe existing patents or other intellectual property of third parties, and we cannot be certain that we will prevail in any intellectual property dispute. In addition, any future litigation required to enforce our patents, to protect our trade secrets or know-how or to defend us or indemnify others against claimed infringement of the rights of third parties could harm our business, financial condition, and results of operations.

We use open source software, which may require that we release the source code of certain software subject to open source licenses or subject us to possible litigation or other actions that could adversely affect our business.

We utilize software that is licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. We currently combine our proprietary software with open source software but not in a manner that we believe requires the release of the source code of our proprietary software to the public. However, our use of open source software may entail greater risks than use of third-party commercial software. Open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time.

We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the use of these solutions if re-engineering cannot be accomplished on a timely basis. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, few courts have interpreted open source licenses, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to use our proprietary software. We cannot guarantee that we have incorporated or will incorporate open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.

If we experience a significant disruption in our information technology systems, fail to implement new systems and software successfully or if we experience cyber security incidents or have a deficiency in cybersecurity, our business could be adversely affected.

We depend on information systems to process orders, manage inventory, process and bill customers and collect payments from our customers, respond to customer inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment, and record and pay amounts due vendors and other creditors. These systems may experience damage or disruption from a number of causes, including power outages, computer and telecommunication failures, computer viruses, malware, ransomware or other destructive software, internal design, manual or usage errors, cyberattacks, terrorism, workplace violence or wrongdoing, catastrophic events, natural disasters and severe weather conditions. We may also be impacted by breaches of our third-party processors.

If we were to experience a prolonged disruption in our information systems that involve interactions with customers and suppliers, it could result in the loss of sales and customers and/or increased costs, which could adversely affect our overall business operation. Although no such incidents have had a direct, material impact on us, we are unable to predict the direct or indirect impact of any future incidents to our business.

In addition, numerous and evolving cybersecurity threats, including advanced and persistent cyberattacks, phishing and social engineering schemes, particularly on internet applications, could compromise the confidentiality, availability, and integrity of data in our systems. The security measures and procedures we and our customers have in place to protect sensitive data and other information may not be successful or sufficient to counter all data breaches, cyberattacks, or system failures. Although we devote resources to our cybersecurity programs and have implemented security measures to protect our systems and data, and to prevent, detect and respond to data security incidents, there can be no assurance that our efforts will prevent these threats.

Because the techniques used to obtain unauthorized access, or to disable or degrade systems change frequently, have become increasingly more complex and sophisticated, and may be difficult to detect for periods of time, we may not anticipate these acts or respond adequately or timely. As these threats continue to evolve and increase, we may be required to devote significant additional resources in order to modify and enhance our security controls and to identify and remediate any security vulnerabilities.

Any security breach or unauthorized disclosure or theft of personal information we gather, store and use, or other hacking and phishing attacks on our systems, could harm our reputation, subject us to claims or litigation and have an adverse impact on our business.

We receive, store and use personal information of customers, including names, addresses, e-mail addresses, credit information and other housing and energy use information, as well as the personal information of our employees. Unauthorized disclosure of such personal information, whether through breach of our systems by an unauthorized party, employee theft or misuse, or otherwise, could harm our business. In addition, computer malware, viruses, social engineering (predominantly spear phishing attacks), and general hacking have become more prevalent, have occurred on our systems in the past, and could occur on our systems in the future. Inadvertent disclosure of such personal information, or if a third party were to gain unauthorized access to the personal information in our possession, has resulted in, and could result in future claims or litigation arising from damages suffered by such individuals. In addition, we could incur significant costs in complying with the multitude of federal, state and local laws regarding the unauthorized disclosure of personal information. Our efforts to protect such personal information may be unsuccessful due to software bugs or other technical malfunctions; employees, contractor, or vendor error or malfeasance; or other threats that evolve. In addition, third parties may attempt to fraudulently induce employees or users to disclose sensitive information. Although we have developed systems and processes that are designed to protect the personal information we receive, store and use and to prevent or detect security breaches, we cannot assure you that such measures will provide absolute security. Any perceived or actual unauthorized disclosure of such information could harm our reputation, substantially impair our ability to attract and retain customers and have an adverse impact on our business.

While we currently maintain cybersecurity insurance, such insurance may not be sufficient to cover us against claims, and we cannot be certain that cyber insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim.

Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, increased cost of operations or otherwise harm our business.

The regulatory environment surrounding data privacy and protection is constantly evolving and can be subject to significant change. New data protection laws, including recent California legislation and regulation which affords California consumers an array of new rights, including the right to be informed about what kinds of personal data companies have collected and why it was collected, pose increasingly complex compliance challenges and potentially elevate our costs. Complying with varying jurisdictional requirements could increase the costs and complexity of compliance, and violations of applicable data protection laws could result in significant penalties. Any failure, or perceived failure, by us to comply with applicable data protection laws could result in proceedings or actions brought against us by governmental entities or others, subject us to significant fines, penalties, judgments and negative publicity, require us to change our business practices, increase the costs and complexity of compliance, and adversely affect our business.

Risks Relating to Projections

We may not successfully implement our business model.

Our business model is predicated on our ability to provide solar systems at a profit, and through organic growth, geographic expansion, and strategic acquisitions. We intend to continue to operate as we have previously with sourcing and marketing methods that we have used successfully in the past. However, we cannot assure that our methods will continue to attract new customers in the very competitive solar systems marketplace. In the event our customers resist paying the prices projected in our business plan to purchase solar installations, our business, financial condition, and results of operations will be materially and adversely affected.

Certain estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

From time to time, we make statements with estimates of the addressable market for our solutions and the EV market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the current COVID-19 pandemic. The estimates and forecasts relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasts, our business could fail to grow at similar rates.

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the U.S. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in a rapidly evolving and highly competitive industry and our projections are subject to the risks and assumptions made by management with respect to this industry. Operating results are difficult to forecast because they generally depend on our assessment of factors that are inherently beyond our control and impossible to predict with certainty, such as the timing of adoption of future legislation and regulations by different states. Furthermore, if we invest in the development of new products or distribution channels that do not achieve commercial success, whether because of competition or otherwise, we may not recover the often material “up front” costs of developing and marketing those products and distribution channels or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels.

Additionally, our business may be affected by reductions in consumer spending as a result numerous factors, which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt timely measures to compensate for any shortcomings in revenue and/or operating profitability. This inability could cause our operating results in a given period to be higher or lower than budgeted.

Our relationship with CBRE is new and developing and may not result in profitable long-term contracts with their referred clients.

Our relationship with CBRE is new and developing. The Company expects some development opportunities to come from referrals from CBRE and Blackstone. Our success depends on profitable long-term contracts with any referred clients. We cannot assure you that new contracts and clients for our technologies, products and services will develop or that our existing market will grow. If a significant number of referred clients elect not to use our services or purchase our products, it could materially adversely affect our financial condition, business and results of operations.

The principal benefits expected to result from referrals from CBRE and Blackstone may not be fully achieved. Challenges we may face in this regard include, but are not limited to: (i) estimating the capital, personnel and equipment required for proper integration; (ii) minimizing potential adverse effects on existing business relationships; (iii) enhancing the technology platform; and (iv) successfully developing and marketing the Company’s products and services. Any difficulties we may experience in connection with referrals obtained could delay or prevent us from realizing expected benefits and enhancing our business, and our business, financial condition and results of operation could be materially and adversely impacted.

Risks Relating to the Business Combination

Uncertainties about the business combination during the pre-closing period may cause third parties to delay or defer decisions concerning Altus or its subsidiaries or seek to change existing arrangements.

There may be uncertainty regarding whether the business combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning Altus or its subsidiaries, which could negatively affect their business. Third parties may seek to change existing agreements with Altus or its subsidiaries or seek to change existing arrangements as a result of the business combination or other reasons.

Risks Relating to Our Financial Statements

A significant portion of our activities are conducted through variable interest entities (“VIEs”), and changes to accounting guidance, policies or interpretations thereof could cause us to materially change the presentation of our financial statements.

We fund a significant portion of our activities by means of tax equity partnerships. In many cases, we consolidate these tax equity partnerships as variable interest entities (“VIEs”) in which we hold a variable interest and of which we are deemed to be the primary beneficiary. We evaluate whether an entity is a VIE whenever reconsideration events as defined by the accounting guidance occur. We determine the value of noncontrolling interests in VIEs using the HLBV method, as described under “Altus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates.” Accounting for VIEs and noncontrolling interests is complex, subject to a number of uncertainties, and dependent on assumptions and estimates. Any changes in U.S. GAAP guidance, policies or interpretation thereof could materially impact the presentation of our financial statements.

Risks Related to Ownership of Our Securities

Concentration of ownership among existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Immediately following the completion of the Transactions, our directors, executive officers and their affiliates as a group will beneficially own between approximately 37.7% and 44.9% (depending on the number of shares of CBAH Class A common stock redeemed) of the outstanding Class A common stock (without giving effect to exercise of the warrants, any conversions of the Alignment Shares or any vesting of the RSUs to be awarded pursuant to the Management Equity Incentive Letter). As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Our stock price will be volatile, and you may not be able to sell shares at or above the price at closing.

The market price of the common stock and warrants will be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•	actual or anticipated fluctuations in operating results;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	operating and share price performance of other companies in the industry or related markets;

•	the timing and magnitude of investments in the growth of the business;

•	actual or anticipated changes in laws and regulations;

•	additions or departures of key management or other personnel;

•	increased labor costs;

•	disputes or other developments related to intellectual property or other proprietary rights, including litigation;

•	the ability to market new and enhanced solutions on a timely basis;

•	sales of substantial amounts of the common stock by our board of directors, executive officers or significant stockholders or the perception that such sales could occur;

•	changes in capital structure, including future issuances of securities or the incurrence of debt; and

•	general economic, political and market conditions.

In addition, the stock market in general, and the stock prices of technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our common stock, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

Anti-takeover provisions contained in our governing documents and applicable laws could impair a takeover attempt.

Our amended and restated certificate of incorporation and amended and restated bylaws afford certain rights and powers to the public company board of directors that could contribute to the delay or prevention of an acquisition that it deems undesirable. We are also subject to Section 203 of the DGCL and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of their common stock, and could also affect the price that some investors are willing to pay for the common stock.

Our stakeholder aligned initial listing (“SAILSM”) structure could result in a substantial number of shares being issued to our sponsor, which could cause significant dilution to a potential investor.

Our SAILSM structure changes the entire “promote” and cost structure of a traditional special purpose acquisition company. Instead of the special purpose acquisition company sponsor receiving 20% of the equity of the public company at the closing of the business combination (which results in immediate significant dilution to a potential investor) irrespective of post-transaction share price performance, the SAILSM structure is entirely performance based which could result in a substantial number of shares being issued to our sponsor.

Risks Related to the Business Combination and Ownership of CBAH’s Common Stock and Warrants

The Sponsor Parties have agreed to vote in favor of the business combination, regardless of how CBAH’s public stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor Parties have agreed to vote any shares of common stock owned by them in favor of the business combination proposal. As of the date of this proxy statement/prospectus, the Sponsor Parties own shares equal in the aggregate to 4.6% of CBAH’s issued and outstanding shares of common stock. Although these shares will not be counted for the CBAH Unaffiliated Stockholder Approval with respect to the business combination proposal and the governance proposal, they do make it more likely that the necessary stockholder approval will be received for the other proposals than would be the case if the Sponsor Parties agreed to vote any shares of common stock owned by them in accordance with the majority of the votes cast by the public stockholders.

The Sponsor, certain members of the Board and certain CBAH officers have interests in the business combination that are different from or are in addition to other CBAH stockholders in recommending that CBAH stockholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the Board’s recommendation that our stockholders vote in favor of the approval of the business combination proposal and the other proposals described in this proxy statement/prospectus, our stockholders should be aware that the Sponsor and certain directors and officers of CBAH have interests in the business combination that may be different from, or in addition to, the interests of our stockholders generally. These interests include:

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the fact that the Sponsor and CBAH’s officers and directors have waived their redemption rights with respect to any Alignment Shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

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the continued right of the Sponsor to hold CBAH Class A common stock and the shares of CBAH Class A common stock to be issued to the Sponsor upon exercise of its Private Placement Warrants following the Transactions, subject to certain lock-up periods;

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if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the completion window, the Sponsor has agreed to indemnify us to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

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the fact that the Sponsor and CBAH’s officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated within the completion window;

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the fact that the Sponsor and CBAH’s officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to the Alignment Shares if we fail to complete an initial business combination within the completion window;

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the fact that the Sponsor paid an aggregate of $11,050,000 for its 7,366,667 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated within the completion window;

•

the fact that CBAH entered into the Investor Rights Agreement with the Sponsor and the other parties named therein, which provides for, among other things, (a) the right to nominate directors to the Board, (b) registration rights, including, among other things, customary demand, shelf and piggy-back rights, subject to certain restrictions and customary cut-back provisions and (c) transfer restrictions on certain parties’ shares of CBAH common stock until the first anniversary of the Closing Date (or 270 days following the Closing Date with respect to Blackstone), subject to certain exceptions;

•

the fact that the holders of shares of CBAH Class B common stock have agreed to (a) surrender to CBAH 30% of the shares of CBAH Class B common stock in connection with the closing of the Transactions and (b) certain transfer restrictions on the CBAH Class B common stock;

•	that the Sponsor has committed to invest in the PIPE Investment by entering into a PIPE Subscription Agreement with CBAH for an aggregate commitment ranging from $70,000,000 to $220,000,000; and

•	Altus and CBRE entered into the Commercial Collaboration Agreement.

The personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting Altus, completing a business combination with Altus and may influence their operation of the post-combination company following the business combination. This risk may become more acute as the deadline of December 15, 2022 (or February 15, 2023, as applicable) for completing an initial business combination nears.

The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the CBAH stockholders that they vote “FOR” the proposals presented at the special meeting.

The NYSE may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

The CBAH Class A common stock and Redeemable Warrants are currently listed on the NYSE and will apply to continue to be listed on the NYSE upon consummation of the business combination. Our continued eligibility for listing may depend on, among other things, the number of public shares that are redeemed. There can be no assurance that CBAH will be able to comply with the continued listing standards of NYSE following the business combination. If, after the business combination, NYSE delists the CBAH Class A common stock and/or Redeemable Warrants from trading on its exchange for failure to meet the listing standards, CBAH’s securityholders could face significant material adverse consequences including:.

•	a limited availability of market quotations for CBAH’s securities;

•	reduced liquidity for CBAH’s securities;

•

a determination that the CBAH Class A common stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for CBAH’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Our Redeemable Warrants (including the Private Placement Warrants) and Alignment Shares will be accounted for as derivative liabilities and will be recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.

CBAH sold 10,062,500 Redeemable Warrants as part of the SAILSM securities in the CBAH IPO (which effective February 1, 2021 began to trade separately on the NYSE under the symbol “CBAH WS”). The Redeemable Warrants will be exercisable for an aggregate of 10,062,500 shares of CBAH Class A common stock at a purchase price of $11.00 per share. CBAH also issued 7,366,667 Private Placement Warrants to the Sponsor in a private placement simultaneously with the closing of the CBAH IPO. The Private Placement Warrants will be exercisable for an aggregate of 7,366,667 shares of CBAH Class A common stock at a purchase price of $11.00 per share.

Following the consummation of the business combination, we will have 1,408,750 Alignment Shares outstanding, all of which will be held by the Sponsor Parties and existing CBAH directors. The Alignment Shares will automatically convert into shares of Class A common stock based upon the Total Return on the Class A common stock as of the relevant measurement date over the seven fiscal years following the business combination. See “Description of CBAH’s Securities—Alignment Shares.”

We anticipate that we will account for the Redeemable Warrants and Alignment Shares as derivative liabilities, which will be presented at fair value each reporting period, with changes in fair value recorded through earnings.

As the Redeemable Warrants (other than our Private Placement Warrants) are expected to continue to trade separately on the NYSE following the consummation of the business combination, we anticipate the fair value of the Redeemable Warrants will be determined based on the quoted trading price of those warrants.

We anticipate that we will estimate the fair values of the Private Placement Warrants using a Monte Carlo simulation. The key assumptions in the option pricing models we expect to utilize will be assumptions related to expected underlying share-price volatility, the expected term of the warrants, the risk-free interest rate and the Company’s dividend yield.

We anticipate that we will estimate the fair value of our Alignment Share using a Monte Carlo simulation, which will be based on various market inputs (e.g., measurement of our stock price after the consummation of the business combination).

As a result of the estimation processes involved in presenting these instruments at fair value, our financial statements and results of operations may fluctuate quarterly, based on various factors, many of which are outside of our control. If our stock price is volatile, we expect that we will recognize non-cash gains or losses on our Redeemable Warrants and Alignment Shares for each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our Class A common stock.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Each of our Private Placement Warrants and the warrants underlying our SAILSM securities are exercisable for one share of common stock at an exercise price of $11.00 per share. The shares of our common stock issued upon exercise of our warrants and other outstanding warrants will result in dilution to the then existing holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

We may redeem the unexpired Redeemable Warrants prior to their exercise at a time that is disadvantageous to holders, thereby making such warrants worthless. Additionally, the exercise price for the warrants is $11.00 per share and the warrants may expire worthless unless the stock price is higher than the exercise price during the exercise period.

We have the ability to redeem outstanding Redeemable Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last reported sales price of the CBAH Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of such redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants. Redemption of the outstanding warrants could force warrant holders to (i) exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) accept the nominal redemption price which, at the time the outstanding Redeemable Warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

In addition, if the last reported sale price of shares of the CBAH Class A common stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under “Description of Securities Warrants—Public stockholders’ warrants—Anti-dilution adjustments”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders, we may redeem the Redeemable Warrants after they become exercisable for $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants prior to redemption for a number of CBAH Class A common stock determined based on the redemption date and the fair market value of the CBAH Class A common stock. Please see “Description of Securities—Warrants—Public stockholders’ warrants—Redemption of warrants when the per share price of Class A common stock equals or exceeds $10.00” Historical trading prices for shares of CBAH Class A common stock have exceeded the $10.00 per share threshold at which the Redeemable Warrants would become redeemable. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case holders would lose any potential embedded value from a subsequent increase in the value of the CBAH Class A common stock had their warrants remained outstanding.

Finally, the exercise price of the warrants is $11.00 per share, subject to adjustment. As a result, the warrants may expire worthless unless the stock price reaches that level during the exercise period.

The Private Placement Warrants are identical to the public warrants except that, so long as they are held by our Sponsor, officers or directors or their respective permitted transferees, (i) they will not be redeemable by CBAH (except as described under “Description of Securities——Warrants—Public stockholders’ warrants—Redemption of warrants when the per share price of CBAH Class A common stock equals or exceeds $10.00”), (ii) they will not be transferable, assignable or salable until 30 days after the completion of the business combination (except, among other limited exceptions as described under our initial public offering registration statement’s section entitled “Principal Stockholders—Transfers of Alignment Shares and Private Placement Warrants,” to our officers and directors and other permitted transferees including persons or entities affiliated with our Sponsor), (iii) they may be exercised by the holders on a cashless basis, and (iv) they (including the shares of CBAH Class A common stock issuable upon exercise of these warrants) are entitled to registration rights. If the Private Placement Warrants are held by holders other than our Sponsor, officers or directors or their respective permitted transferees, the private placement warrants will become redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the SAILSM securities. Because the Private Placement Warrants may be redeemed only under limited circumstances, they may remain outstanding after all Redeemable Warrants have been redeemed or exercised. All Private Placement Warrants that are exercised will cause additional dilution for other stockholders, including any holders of shares of CBAH Class A common stock issued pursuant to prior exercises of Redeemable Warrants. If the holders of the Private Placement Warrants elect to exercise their warrants on a cashless basis we will not receive cash proceeds from the exercise of such warrants. See “Description of CBAH’s Securities—Warrants—Private Placement Warrants.”

Public stockholders who redeem their shares of CBAH Class A common stock may continue to hold any Redeemable Warrants that they own, which results in additional dilution to non-redeeming holders upon exercise of the Redeemable Warrants.

Public stockholders who redeem their shares of CBAH Class A common stock may continue to hold any Redeemable Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Redeemable Warrants. Assuming (a) all redeeming public stockholders acquired SAILSM securities in the CBAH IPO and continue to hold the Redeemable Warrants that were included in the SAILSM securities, and (b) maximum redemption of the shares of CBAH Class A common stock held by the redeeming public stockholders, 10,062,500 Redeemable Warrants would be retained by redeeming public stockholders with an aggregate market value of $21,433,125, based on the market price of $2.13 per Redeemable Warrant as of October 27, 2021. As a result, the redeeming public stockholders would recoup their entire investment and continue to hold public warrants with an aggregate market value of $21,433,125, while non-redeeming public stockholders would suffer additional dilution in their percentage ownership and voting interest of the post-combination company upon exercise of the Redeemable Warrants held by redeeming public stockholders.

Future resales of our outstanding shares may cause the market price of our securities to drop significantly, even if our business is doing well.

There will be approximately 157,750,000 shares of CBAH Class A common stock outstanding immediately following the consummation of the business combination (assuming that no shares of CBAH Class A common stock are elected to be redeemed by public stockholders and the other assumptions described under “Unaudited Pro Forma Condensed Combined Financial Information”), and there may be a large number of shares of CBAH Class A common stock sold in the market following the consummation of the business combination, or shortly thereafter.

CBAH has entered into the Investor Rights Agreement with the Founders (as defined therein), Blackstone, the Sponsor and other parties named therein, pursuant to which, among other things, such stockholders will be entitled to customary registration rights following their respective lock-up periods. The sale or possibility of sale of these securities could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our common stock.

CBAH identified a material weakness in its internal control over financial reporting as of March 31, 2021 that it determined had been remediated as of June 30, 2021. If the combined company is unable to develop and maintain an effective system of internal control over financial reporting, the combined company may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the combined company and materially and adversely affect its business and operating results, or may put the combined company at risk of litigation and other risks.

On April 12, 2021, the SEC released a public statement (the “Public Statement”) informing market participants that warrants issued by special purpose acquisition companies may require classification as a liability. Due to the clarifying guidance within the Public Statement, the Company determined that the Redeemable Warrants should be classified as liabilities, which requires the Redeemable Warrants to be measured at fair value with any changes in fair value each period reported in earnings. Additionally, since the Redeemable Warrants are classified as liabilities, the issuance costs associated with the Initial Public Offering that are allocated to the Redeemable Warrants are expensed in the Statement of Operations. The Company also reconsidered its historical accounting policy related to its Class A common stock subject to redemption and determined that all Class A common stock are subject to redemption, except pursuant to the Redemption Floor, and have a redemption value reflective of the balance in the Trust Account.

The Company assessed the materiality of the errors on the prior periods’ financial statements in accordance with ASC 250, “Accounting Changes and Error Corrections” (ASC 250) and concluded that the errors were not material to prior reporting periods.

Notwithstanding CBAH’s conclusion that the errors were not material to prior reporting periods, under the supervision and with the participation of our management, including CBAH’s principal executive officer and principal financial officer, CBAH conducted an evaluation of the effectiveness of CBAH’s disclosure controls and procedures as of the end of the fiscal quarter ended March 31, 2021, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, CBAH’s principal executive officer and principal financial officer has concluded that during the period covered by this report, CBAH’s disclosure controls and procedures were not effective as of March 31, 2021, due to the material weakness in internal control over financial reporting related to the accounting for certain complex financial instruments, including the Redeemable Warrants.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis. Effective internal controls are necessary for the combined company to provide reliable financial reports and prevent fraud.

In response to the material weakness related to CBAH’s accounting for certain complex financial instruments, CBAH expanded its management team to include further expertise related to complex financial instruments, and engaged third party advisors. Furthermore, CBAH enhanced the oversight and review controls related to non-recurring and complex transactions.

As of June 30, 2021, based upon an assessment performed by CBAH management on the performance of the remediation measures described above, CBAH determined that the material weakness identified in its internal control over financial reporting had been remediated. CBAH cannot assure you that the measures CBAH has taken to date, or any measures that may be taken in the future, will be sufficient to avoid potential future material weaknesses.

If CBAH or Altus identify any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, CBAH or Altus may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in the financial reporting by the combined company and its stock price may decline as a result.

As a result of such material weakness, the revision described above, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, CBAH may face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the revision and material weaknesses in its internal control over financial reporting and the preparation of CBAH’s financial statements. As of the date of this proxy statement / prospectus, CBAH has no knowledge of any such litigation or dispute arising due to revision or material weakness of CBAH’s internal controls over financial reporting. However, CBAH can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on CBAH’s business, results of operations and financial condition or CBAH’s ability to complete a business combination.

The Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event a business combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Transactions.

If the Transactions or another business combination in not consummated by CBAH within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CBAH for services rendered or contracted for or products sold to CBAH. If CBAH consummates a business combination, including the Transactions, on the other hand, CBAH will be liable for all such claims. Neither CBAH nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to CBAH. Please see the section entitled “Information About CBAH — Redemption of Public Shares and Liquidation if no Initial Business Combination” for further information.

These obligations of the Sponsor may have influenced the Sponsor’s decision to approve the Transactions and to continue to pursue such business combination. Each of CBAH’s officers and directors may have an indirect economic interest in the Alignment Shares. In considering the recommendations of the Board to vote for the business combination proposal and the other proposals described in this proxy statement/prospectus, CBAH’s stockholders should consider these interests.

The exercise of CBAH’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in CBAH’s stockholders’ best interest.

In the period leading up to the closing of the Transactions, events may occur that, pursuant to the Business Combination Agreement, would require CBAH to agree to amend the Business Combination Agreement, to consent to certain actions taken by Altus or to waive rights that CBAH is entitled to under the Business Combination Agreement.

Such events could arise because of changes in the course of Altus’s business, a request by Altus to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Altus’s business and would entitle CBAH to terminate the Business Combination Agreement. In any of such circumstances, it would be at CBAH’s discretion, acting through the Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for CBAH and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CBAH does not believe there will be any material changes or waivers that CBAH’s directors and officers would be likely make after the mailing of this proxy statement/prospectus. CBAH will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the Transactions that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.

Unless an extension of the completion window is sought, if CBAH is unable to complete the Transactions or another initial business combination by December 15, 2022 (or February 15, 2023 in certain circumstances), CBAH will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, third parties may bring claims against CBAH and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of CBAH’s current certificate of incorporation, CBAH must complete a business combination before the end of the completion window, or CBAH must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, third parties may bring claims against CBAH. Although CBAH has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of CBAH’s public stockholders. If CBAH is unable to complete a business combination within the completion window, Sponsor has agreed that it will be liable to CBAH if and to the extent any claims by a vendor for services rendered or products sold to CBAH, or a prospective target business with which CBAH has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. CBAH has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of CBAH. CBAH has not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if CBAH is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if CBAH otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, CBAH may not be able to return to its public stockholders at least $10.00 per share.

CBAH’s stockholders may be held liable for claims by third parties against CBAH to the extent of distributions received by them.

Our second amended and restated certificate of incorporation provides that we must complete our initial business combination by the close of the window period. If we have not completed our initial business combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive $10.00 per share, and our warrants will expire worthless. In certain circumstances, our public stockholders may receive less than $10.00 per share on the redemption of their shares. See “—Unless an extension of the completion window is sought, if CBAH is unable to complete the Transactions or another initial business combination by December 15, 2022 (or February 15, 2023 in certain circumstances), CBAH will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, third parties may bring claims against CBAH and, as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share” and other risk factors in this section.

CBAH cannot assure you that it will properly assess all claims that may be potentially brought against CBAH. As such, CBAH’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, CBAH cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by CBAH.

If CBAH is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by CBAH’s stockholders.

Furthermore, because CBAH intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to CBAH’s creditors and/or may have acted in bad faith, and thereby exposing itself and CBAH to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. CBAH cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing CBAH stockholders to increase the likelihood of approval of the business combination proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on CBAH’s common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding CBAH or its securities, the Sponsor and CBAH’s directors, officers, advisors and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of CBAH common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Transactions where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on CBAH common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares they own, either prior to or immediately after the special meeting.

CBAH’s stockholders will experience dilution as a consequence of, among other transactions, the issuance of CBAH Class A common stock as Merger Consideration and the PIPE Investment. Having a minority share position may reduce the influence that CBAH’s current stockholders have on the management of CBAH.

The ownership interest of CBAH’s public stockholders (other than PIPE Investors) who elect not to redeem their shares will be diluted as a consequence of the Transactions. To illustrate the effect of all dilutive securities on the ownership of non-redeeming public stockholders, the following table includes (a) the impact of the shares of CBAH Class A common stock underlying the Redeemable Warrants and the Private Placement Warrants, (b) the impact of the shares of CBAH Class A common stock underlying the Private Placement Warrants that may be issued to the Sponsor in connection with the Sponsor’s settlement of the second amended and restated promissory note (See “Related Party Notes” within the section entitled “Certain Relationships and Related Person Transactions”), (c) the impact of the shares underlying the unvested RSUs to be issued pursuant to the Management Equity Incentive Letter, and (d) the impact of the maximum number of shares of CBAH Class A common stock into which the Alignment Shares may convert. The table below presents the concentration of ownership of CBAH following the business combination based on four alternative redemption scenarios: (i) no public stockholders of CBAH exercise their redemption rights (No Redemption Scenario), (ii) stockholders holding 13,282,500 public shares (33% of maximum redemption) exercise their redemption rights (Low Redemption Scenario), (iii) stockholders holding 26,565,000 of public shares (66% of maximum redemption) exercise their redemption rights (High Redemption Scenario), and (iv) all public stockholders of CBAH exercise their redemption rights (Maximum Redemption Scenario).

	No Redemption Scenario		Low Redemption Scenario		High Redemption Scenario		Maximum Redemption Scenario
	Shares	Ownership%	Shares	Ownership%	Shares	Ownership%	Shares	Ownership%
CBAH public shareholders (other than the PIPE Investors)
Public Shares	40,250,000	20.2%	26,967,500	13.4%	13,685,000	7.3%	-	0.0%
Redeemable Warrants	10,062,500	5.0%	10,062,500	5.0%	10,062,500	5.4%	10,062,500	5.8%

	50,312,500	25.2%	37,030,000	18.4%	23,747,500	12.7%	10,062,500	5.8%
PIPE Investors (other than the Sponsor Parties)
PIPE Investment	20,400,000	10.2%	20,400,000	10.2%	20,400,000	10.9%	20,400,000	11.9%
Sponsor Parties
Maximum conversion of Alignment Shares(1)	12,872,400	6.5%	14,386,800	7.2%	13,332,072	7.1%	12,084,000	7.0%
PIPE Investment	7,100,000	3.6%	20,382,500	10.1%	22,100,000	11.8%	22,100,000	12.8%
Private Placement Warrants	7,366,667	3.7%	7,366,667	3.7%	7,366,667	3.9%	7,366,667	4.3%
Private Placement Warrants from Sponsor’s promissory note(2)	2,000,000	1.0%	2,000,000	1.0%	2,000,000	1.1%	2,000,000	1.2%

	29,339,067	14.8%	44,135,967	22.0%	44,798,739	23.9%	43,550,667	25.3%
Existing CBAH Directors
Maximum conversion of Alignment Shares(1)	536,350	0.3%	599,450	0.3%	555,503	0.3%	503,500	0.3%
Current Altus Stockholders
Merger Consideration	90,000,000	45.1%	90,000,000	44.7%	90,000,000	47.8%	90,000,000	52.3%
Conversion of RSUs from Management Equity Incentive Letter	8,795,625	4.4%	8,795,625	4.4%	8,217,375	4.4%	7,533,125	4.4%

	98,795,625	49.5%	98,795,625	49.1%	98,217,375	52.2%	97,533,125	56.7%

Class A common stock	199,383,542	100.0%	200,961,042	100.0%	187,719,117	100.0%	172,049,792	100.0%

(1)

The number of shares of CBAH Class A common stock issuable upon conversion of the Alignment Shares is based on the performance of the post-combination company stock price, resulting in a possible range of 14,091 to 13,408,750 shares under the No Redemption Scenario, 14,091 to 14,986,250 shares under the Low Redemption Scenario, 14,091 to 13,887,575 shares under the High Redemption Scenario, and 14,091 to 12,587,500 shares under the Maximum Redemption Scenario. The table presented above illustrates the most dilutive effect of the Alignment Shares by including the maximum number of shares of CBAH Class A common stock issuable in each scenario.

The maximum number of shares of CBAH Class A common stock issuable upon the conversion of the Alignment Shares is limited by a conversion cap determined as a percentage of the total number of issued and outstanding shares of CBAH Class A common stock at the closing of the Merger. Under the No Redemption Scenario, the conversion cap is expected to be at 8.5% of the total shares of CBAH Class A common stock outstanding at the closing of the Merger while under the Low Redemption Scenario, High Redemption Scenario and Maximum Redemption Scenario, the conversion cap is expected to be at 9.5% of the total shares of CBAH Class A common stock outstanding at the closing of the Merger. See “Description of CBAH’s Securities — Alignment Shares” for more information on the Alignment Share conversion cap.

(2)

Under the terms of the second amended and restated promissory note between CBAH and the Sponsor, the Sponsor has the option to settle the note in either cash or through a conversion into Private Placement Warrants at a ratio of one whole warrant per $1.50 in principal amount. The outstanding balance of the note as of June 30, 2021 was $1.1 million. On August 12, 2021, the Company borrowed an additional $1.9 million under the note, for total outstanding borrowings of $3.0 million. The table presented above reflects the issuance of 2,000,000 Private Placement Warrants to the Sponsor to settle the total outstanding borrowings of $3.0 million. The settlement method of the note elected by the Sponsor may be different at the closing of the Merger.

For more information, please see the sections entitled “Summary — Impact of the Business Combination on the Post-Combination Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 4 — The Incentive Plan Proposal” and “Proposal No. 5 — The ESPP Proposal.”

A significant portion of the CBAH Class A common stock following the business combination will be restricted from immediate resale, but may be sold into the market in the future. This could cause the market price of the CBAH Class A common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of common stock in the public market could occur at any time following the consummation of the business combination. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the CBAH Class A common stock.

In connection with the Business Combination Agreement, CBAH, the Founders (as defined in the Investor Rights Agreement), Blackstone, the Sponsor and certain other parties thereto have entered into the Investor Rights Agreement, pursuant to which such stockholders will be entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. CBAH may be required to register up to approximately 133,778,456 shares of CBAH Class A common stock (assuming (a) the issuance of 14,986,250 shares of CBAH Class A common stock issued upon conversion of the Alignment Shares (b) the issuance of 2,000,000 Private Placement Warrants to the Sponsor upon settlement of CBAH’s promissory note with the Sponsor, (c) the cash exercise of all Private Placement Warrants held by such persons, and (d) the full exercise of the Sponsor’s Backstop Commitment, but excluding any other shares of CBAH Class A common stock or securities convertible or exchangeable into such shares acquired by such persons following the Closing) pursuant to the Investor Rights Agreement. Certain parties to the Investor Rights Agreement have agreed not to sell, transfer, pledge or otherwise dispose of shares of CBAH Class A common stock they hold or receive for certain time periods specified therein.

Substantial future sales of shares of CBAH Class A common stock could cause the market price of CBAH Class A common stock to decline.

The market price of shares of CBAH Class A common stock could decline as a result of substantial sales of CBAH Class A common stock, particularly by our significant stockholders, a large number of shares of CBAH Class A common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. After the business combination, it is anticipated that approximately

157,750,000 shares of CBAH Class A common stock will be outstanding (assuming that no shares of CBAH Class A common stock are elected to be redeemed by the public stockholders and the other assumptions described under “Unaudited Pro Forma Condensed Combined Financial Information”).

In connection with the Business Combination Agreement, CBAH, the Founders (as defined in the Investor Rights Agreement), Blackstone, the Sponsor and certain other parties thereto have entered into the Investor Rights Agreement, pursuant to which such stockholders will be entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. CBAH may be required to register up to approximately 133,778,456 shares of CBAH Class A common stock (assuming (a) the issuance of 14,986,250 shares of CBAH Class A common stock issued upon conversion of the Alignment Shares (b) the issuance of 2,000,000 Private Placement Warrants to the Sponsor upon settlement of CBAH’s promissory note with the Sponsor, (c) the cash exercise of all Private Placement Warrants held by such persons, and (d) the full exercise of the Sponsor’s Backstop Commitment, but excluding any other shares of CBAH Class A common stock or securities convertible or exchangeable into such shares acquired by such persons following the Closing) pursuant to the Investor Rights Agreement. In addition, certain parties to the Investor Rights Agreement, including the Sponsor, have agreed not to sell, transfer, pledge or otherwise dispose of shares of CBAH Class A common stock they hold or receive for certain time periods specified therein. In addition, pursuant to the terms of the PIPE Subscription Agreements, we have agreed to register an additional 18,200,000 shares of CBAH Class A common stock issued in connection with the PIPE Investment following the closing of the Transactions. For a summary of the terms of the Investor Rights Agreement and the PIPE Subscription Agreements, please see the section entitled “Certain Other Agreements Relating to the Transactions.”

We may issue additional shares of CBAH Class A common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

We may issue additional shares of CBAH Class A common stock or other equity securities of equal or senior rank in the future without stockholder approval in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under our Incentive Plan and in a number of other circumstances.

Our issuance of additional shares of CBAH Class A common stock or other equity securities of equal or senior rank could have the following effects:

•	your proportionate ownership interest in CBAH will decrease;

•	the relative voting strength of each previously outstanding share of common stock may be diminished; or

•	the market price of shares of CBAH common stock may decline.

We have no operating history and our results of operations and those of the post-combination company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

CBAH is a blank check company with no operating history or results.

This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the post-combination company. The unaudited pro forma condensed combined statement of operations data of the post-combination company combines the historical unaudited results of operations of CBAH for the six months ended June 30, 2021 and the year ended December 31, 2020, with the historical unaudited results of operations of Altus for the six months ended June 30, 2021 and the year ended December 31, 2020, and gives pro forma effect to the Transactions as if they had been consummated on January 1, 2020. The unaudited pro forma condensed combined balance sheet of the post-combination company combines the historical unaudited balance sheet of CBAH as of June 30, 2021 and historical unaudited balance sheet of Altus as of June 30, 2021 and gives pro forma effect to the Transactions as if they had been consummated on June 30, 2021.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only, is based on certain assumptions, addresses a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations and financial position that would have been achieved had the Transactions been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the post-combination company. Accordingly, the post-combination company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Altus’s financial forecasts, which were provided to the Board and are included in this proxy statement/prospectus, may not prove accurate.

In connection with the Transactions, certain forecasted financial information for Altus was provided to the Board, which was internally prepared and provided by Altus, and adjusted by Altus and CBAH management and their representatives to take into consideration the consummation of the Transactions (assuming that no shares of CBAH Class A common stock are elected to be redeemed by the public stockholders), as well as certain adjustments that were appropriate in their judgment and experience. The forecasts were based on numerous variables and assumptions known to Altus or CBAH at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of Altus or CBAH. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Altus (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology and general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

CBAH and Altus have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by CBAH if the business combination is not completed.

CBAH and Altus expect to incur significant costs associated with the business combination. CBAH and Altus expect to incur approximately $60 million in expenses. Certain of these expenses will be payable even if the business combination is not completed and will reduce the amount of cash available to be used for other corporate purposes by CBAH and Altus. As of the date hereof, CBAH has less than $2.0 million of cash held outside of the trust account that is available to pay such expenses.

Even if CBAH consummates the business combination, there is no guarantee that the Redeemable Warrants will ever be in the money, and they may expire worthless.

The exercise price for Redeemable Warrants is $11.00 per share of CBAH Class A common stock. There is no guarantee that the Redeemable Warrants will ever be in the money prior to their expiration, and as such, the Redeemable Warrants may expire worthless.

If CBAH is unable to complete an initial business combination, CBAH’s warrants may expire worthless.

If CBAH is unable to complete an initial business combination, CBAH’s warrants may expire worthless.

Our ability to successfully effect the business combination and to be successful thereafter will be dependent upon the efforts of certain key personnel, including the key personnel of Altus whom we expect to stay with the post-combination business following the business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.

Our ability to successfully effect the business combination is dependent upon the efforts of our key personnel, including key personnel of Altus. Although some key personnel may remain with the post- combination business in senior management or advisory positions following the business combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. We anticipate that some or all of the management of Altus will remain in place.

Altus’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Altus’s officers could have a material adverse effect on Altus’s business, financial condition, or operating results.

CBAH and Altus will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on CBAH and Altus. These uncertainties may impair our or Altus’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or Altus’s business could be harmed.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

If CBAH’s due diligence investigation of the Altus business was inadequate, then stockholders of CBAH following the business combination could lose some or all of their investment.

Even though CBAH conducted a due diligence investigation of the Altus business, CBAH cannot be sure that this diligence uncovered all material issues that may be present inside the Altus business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Altus business and outside of its control will not later arise.

There are risks to CBAH’s public stockholders related to becoming stockholders of Altus through the business combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.

There are risks associated with Altus becoming publicly traded through a business combination with CBAH (a special purpose acquisition company) instead of through an underwritten public offering. Underwritten public offerings of securities are subject to a due diligence review of the issuer by the underwriters to satisfy duties under the Securities Act, the rules of the Financial Industry Regulatory Authority, Inc. and the rules of the national securities exchange on which such securities will be listed. Additionally, underwriters conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering and undertake a due diligence review process in order to establish a due diligence defense against liability for claims under the federal securities laws. CBAH’s stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type typically performed by underwriters in a public securities offering. While CBAH has undertaken financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by underwriters in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus. There could also be more volatility in the near-term trading of CBAH’s Class A common stock following the consummation of the business combination as compared to an underwritten public offering of its common stock, including as a result of the lack of a lock-up agreement between any underwriter and certain investors.

Following the consummation of the business combination, CBAH’s only significant asset will be its ownership interest in the Altus business and such ownership may not be sufficiently profitable or valuable to enable CBAH to pay any dividends on the CBAH Class A common stock or satisfy CBAH’s other financial obligations.

Following the consummation of the business combination, CBAH will have no direct operations and no significant assets other than its ownership interest in the Altus business. CBAH will depend on the Altus business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to the CBAH Class A common stock. The earnings from, or other available assets of, the Altus business may not be sufficient to pay dividends or make distributions or loans to enable CBAH to pay any dividends on the common stock or satisfy its other financial obligations.

Please see the sections titled “CBAH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Altus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for more information.

The CBAH charter that will be effective following the completion of the business combination designates a state court within the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by CBAH stockholders, which could limit the ability of CBAH stockholders to obtain a favorable judicial forum for disputes with CBAH or with directors, officers or employees of CBAH and may discourage stockholders from bringing such claims.

Under the CBAH charter that will be effective following the completion of the business combination, unless CBAH consents in writing to the selection of an alternative forum, the sole and exclusive forum will be the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the federal district court for the District of Delaware) for:

•	any derivative action or proceeding brought on behalf of CBAH;

•	any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any current or former director, officer or employee of CBAH to CBAH or CBAH’s stockholders;

•

any action asserting a claim against CBAH or any current or former director or officer or other employee of CBAH arising pursuant to any provision of the DGCL or CBAH’s Certificate of Incorporation or bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); and

•

any action asserting a claim against CBAH or any current or former director or officer or other employee of CBAH governed by the internal affairs doctrine, or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

These provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and CBAH’s stockholders cannot waive compliance with federal securities laws and the rules and regulations thereunder. Furthermore, unless CBAH consents in writing to the selection on an alternative forum, to the fullest extent provided by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action under the federal securities laws, including the Securities Act.

These provisions of the CBAH charter could limit the ability of CBAH stockholders to obtain a favorable judicial forum for certain disputes with CBAH or with its current or former directors, officers or other employees, which may discourage such lawsuits against CBAH and its current or former directors, officers and employees. Alternatively, if a court were to find these provisions of the CBAH charter inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above, CBAH may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations.

Subsequent to the completion of the business combination, CBAH may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on CBAH’s financial condition, results of operations and CBAH’s stock price, which could cause you to lose some or all of your investment.

Although CBAH has conducted due diligence on the Altus business, CBAH cannot assure you that this diligence will surface all material issues that may be present in such business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Altus business and outside of CBAH’s and Altus’s control will not later arise. As a result of these factors, CBAH may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if CBAH’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with CBAH’s risk analysis. Even though these charges may be non-cash items and not have an immediate impact on CBAH’s liquidity, charges of this nature could contribute to negative market perceptions about CBAH or its securities. Accordingly, any of CBAH’s stockholders who choose to remain stockholders of CBAH following the business combination could suffer a reduction in the value of their shares.

A market for CBAH’s securities may not continue, which would adversely affect the liquidity and price of CBAH’s securities.

Following the business combination, the price of CBAH’s securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for CBAH’s securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of CBAH’s securities after the business combination can vary due to general economic conditions and forecasts, CBAH’s general business condition and the release of CBAH’s financial reports. Additionally, if CBAH’s securities become delisted from the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of CBAH’s securities may be more limited than if CBAH was quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of CBAH’s securities may decline.

If the benefits of the business combination do not meet the expectations of investors, stockholders or securities analysts, the market price of CBAH’s securities following the consummation of the business combination may decline. The market values of CBAH’s securities at the time of the business combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which CBAH’s stockholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of CBAH’s securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there has not been a public market for stock relating to the Altus business and trading in shares of CBAH Class A common stock has not been active. Accordingly, the valuation ascribed to the Altus business and CBAH Class A common stock issued in the business combination may not be indicative of the price that will prevail in the trading market following the business combination.

The trading price of CBAH Class A common stock following the business combination may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a small public float. If an active market for CBAH’s securities develops and continues, the trading price of CBAH’s securities following the business combination could be volatile and subject to wide fluctuations. The trading price of CBAH Class A common stock following the business combination will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond CBAH’s control and may not be related to CBAH’s operating performance. These fluctuations could cause you to lose all or part of your investment in CBAH Class A common stock since you might be unable to sell your shares at or above the price attributed to them in the business combination. Any of the factors listed below could have a material adverse effect on your investment in CBAH’s securities and CBAH’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of CBAH’s securities may not recover and may experience a further decline.

Factors affecting the trading price of CBAH’s securities following the business combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	speculation in the media or investment community;

•	actual or anticipated developments in the post-combination company’s business, competitors’ businesses or the competitive landscape generally;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to ours;

•	changes in laws and regulations affecting the post-combination company’s business;

•	commencement of, or involvement in, litigation involving the post-combination company;

•	changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of indebtedness;

•	the volume of CBAH Class A common stock available for public sale;

•	any major change in the post-combination company’s board of directors or management;

•	sales of substantial amounts of CBAH Class A common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and

•	other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of CBAH’s securities irrespective of CBAH’s operating performance. The stock market in general and the NYSE have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of CBAH’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to CBAH’s could depress CBAH’s stock price regardless of CBAH’s business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of CBAH Class A common stock, regardless of CBAH’s actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the business combination. A decline in the market price of CBAH’s securities also could adversely affect CBAH’s ability to issue additional securities and CBAH’s ability to obtain additional financing in the future.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

CBAH’s quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to a variety of factors, some of which are beyond CBAH’s control, resulting in a decline in CBAH’s stock price.

CBAH’s quarterly operating results may fluctuate significantly following the business combination.

CBAH’s quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of our products, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity relating to our products and services or our industry generally;

•	changes in consumer preferences and competitive conditions; and

•	expansion to new markets.

If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about CBAH, its business, or its market, or if they change their recommendations regarding the CBAH Class A common stock adversely, then the price and trading volume of CBAH Class A common stock could decline.

The trading market for CBAH Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, CBAH’s business and operations, CBAH’s market, or CBAH’s competitors. Securities and industry analysts do not currently, and may never, publish research on CBAH. If no securities or industry analysts commence coverage of CBAH, CBAH’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover CBAH change their recommendation regarding the CBAH stock adversely, or provide more favorable relative recommendations about CBAH’s competitors, the price of the CBAH Class A common stock would likely decline. If any analyst who may cover CBAH were to cease coverage of CBAH or fail to regularly publish reports on CBAH, we could lose visibility in the financial markets, which could cause CBAH’s stock price or trading volume to decline.

There is no guarantee that an active and liquid public market for shares of CBAH Class A common stock will develop following consummation of the business combination.

CBAH is currently a blank check company and there has not been a public market for shares of Altus Common Stock since it is a private company. A liquid trading market for CBAH Class A common stock following the consummation of the business combination may never develop or, if developed, may not be maintained.

In the absence of a liquid public trading market:

•	you may not be able to liquidate your investment in shares of the CBAH Class A common stock;

•	you may not be able to resell your shares of CBAH Class A common stock at or above the price attributed to them in the business combination;

•	the market price of shares of the CBAH Class A common stock may experience significant price volatility; and

•	there may be less efficiency in carrying out your purchase and sale orders.

CBAH may be unable to obtain additional financing to fund its operations or growth.

CBAH may require additional financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of CBAH. None of CBAH’s officers, directors or stockholders will be obligated to provide any financing to us after the business combination.

Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.

Lawsuits may be filed against CBAH or its directors and officers in connection with the Transactions. Defending such lawsuits could require CBAH to incur significant costs and draw the attention of CBAH’s management team away from the Transactions. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Transactions are consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the business combination from becoming effective within the agreed upon timeframe.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect CBAH’s business, investments and results of operations.

CBAH will be subject to laws, regulations and rules enacted by national, regional and local governments and the NYSE. In particular, CBAH will be required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on CBAH’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on CBAH’s business and results of operations.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take and will continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following December 15, 2025, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of the CBAH Class A common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as they are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find the CBAH Class A common stock less attractive because we rely on these exemptions. If some investors find the CBAH Class A common stock less attractive as a result, there may be a less active trading market for the CBAH Class A common stock and our stock price may be more volatile.

Immediately following consummation of the Transactions, CBAH will continue to be an “emerging growth company.”

Risks Related to the Redemption

You must tender your shares of CBAH Class A common stock in order to validly seek redemption at the special meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your common stock certificates to CBAH’s transfer agent or to deliver your shares of common stock to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares of common stock, in each case, no later than 5:00 p.m. (New York City time) on December 2, 2021 (two (2) business days prior to the date of the special meeting). The requirement for physical or electronic delivery by two business days prior to the special meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved. Any failure to tender your shares prior to the deadline or otherwise observe the redemption procedures described herein will result in your loss of redemption rights in connection with the vote on the business combination.

CBAH does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of CBAH’s stockholders do not agree.

CBAH’s existing charter does not provide a specified maximum redemption threshold, except that CBAH will not redeem public shares in an amount that would cause CBAH’s net tangible assets to be less than $5,000,001. The Business Combination Agreement provides that the consummation of the Transactions is conditioned upon, among other things, (i) after taking into account the PIPE Investment and after giving effect to exercise by the holders of the public shares of their right to redeem their shares of CBAH Class A common stock into their pro rata share of the trust account in accordance with CBAH’s certificate of incorporation, immediately prior to Closing and without giving effect to any of the other Transactions (and without deducting expenses related to the Transactions that are to be paid at or after Closing), CBAH having at least $425,000,000 in available cash and (ii) CBAH having at least $5,000,001 of net tangible assets.

As a result, CBAH may be able to complete the business combination even though a substantial portion of public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, CBAH’s directors or officers or their respective affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by CBAH or the persons described above have been entered into with any such investor or holder. CBAH will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or other proposals (as described herein) at the special meeting.

In the event that the aggregate cash consideration that CBAH would be required to pay for all shares of CBAH Class A common stock that are validly submitted for redemption, plus any amount required to satisfy the foregoing conditions pursuant to the terms of the Business Combination Agreement, exceeds the aggregate amount of cash available to CBAH, CBAH may not complete the business combination or redeem any shares, all shares of CBAH Class A common stock submitted for redemption will be returned to the holders thereof and CBAH may instead search for an alternate business combination.

Based on the amount of $402.5 million in CBAH’s trust account as of June 30, 2021, and taking into account the anticipated gross proceeds of the PIPE Investment (including the Backstop Commitment by the Sponsor), all public shares of CBAH Class A common stock may be redeemed and still enable CBAH to have sufficient cash to satisfy the closing conditions in the Business Combination Agreement. We refer to this as the “maximum redemption scenario.”

Public stockholders, together with any of their affiliates or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares unless such stockholder first obtains CBAH’s prior consent. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, CBAH will require each public stockholder seeking to exercise redemption rights to certify to CBAH whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to CBAH at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which CBAH makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over CBAH’s ability to consummate the business combination and you could suffer a material loss on your investment in CBAH if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if CBAH consummates the business combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. CBAH cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of shares of CBAH Class A common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge CBAH’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, CBAH’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the business combination is not restricted by this limitation on redemption.

There is no guarantee that a CBAH stockholder’s decision to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination.

Certain events following the consummation of any initial business combination, including the business combination with Altus, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of CBAH might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

In addition, if a stockholder does not redeem their shares, but other public stockholders do elect to redeem, the non-redeeming stockholders would own shares with a lower book value per share. On a pro forma basis as of June 30, 2021, the book value per share would decrease from $2.46 per share assuming no redemptions to $2.37 per share assuming 33% of maximum redemptions, $1.83 per share assuming 66% of maximum redemptions, and $1.07 per share assuming maximum redemptions. On a pro forma basis for the year ended December 31, 2020, the basic and diluted net loss per share for non-redeeming stockholders would remain the same at $0.03 per share under all redemption scenarios. On a pro forma basis for the six months ended June 30, 2021, the basic and diluted net income per share for non-redeeming stockholders is $0.04 per share assuming no redemptions, assuming 33% of maximum redemptions, and assuming 66% of maximum redemptions, but would increase to $0.05 per share assuming maximum redemptions. Because of the Sponsor’s Backstop Commitment, there is no impact to net income per share under the 33% of maximum redemption scenario when compared to the no redemption scenario. Please see the section titled “Comparative Share Information” for additional information on the impact of redemptions on the per-share value of the stock owned by non-redeeming stockholders.

Stockholders of CBAH who wish to redeem their shares of CBAH Class A common stock for a pro rata portion of the funds held in the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of CBAH Class A common stock for a pro rata portion of the funds held in the trust account.

Stockholders electing to redeem their shares of CBAH Class A common stock will receive their pro rata portion of the funds held in the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “Special Meeting of CBAH Stockholders — Redemption Rights” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.

If, despite CBAH’s compliance with the proxy rules, a stockholder fails to receive CBAH’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of CBAH Class A common stock. In addition, the proxy materials that CBAH is furnishing to holders of public shares of CBAH Class A common stock in connection with the business combination describes the various procedures that must be complied with in order to validly redeem public shares of CBAH Class A common stock. In the event that a stockholder fails to comply with these procedures, its shares of CBAH Class A common stock may not be redeemed.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the business combination, the Board will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the business combination will not be approved.

The Board is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, CBAH is unable to consummate the business combination. If the adjournment proposal is not approved, the Board will not have the ability to adjourn the special meeting to a later date and, therefore, the business combination would not be completed.

SPECIAL MEETING OF CBAH STOCKHOLDERS

General

CBAH is furnishing this proxy statement/prospectus to CBAH stockholders as part of the solicitation of proxies by the Board for use at the special meeting of CBAH stockholders to be held on December 6, 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus provides CBAH’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held via live webcast at 10:00 a.m. (New York City time) on December 6, 2021. The special meeting can be accessed by visiting https://www.cstproxy.com/cbreacquisitionholdings/2021, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact Continental Stock Transfer & Trust Company, the Transfer Agent.

Purpose of the CBAH Special Meeting

At the special meeting, CBAH is asking holders of CBAH common stock to consider and vote upon:

•

a proposal to approve the business combination described in this proxy statement/prospectus, including adopting the Business Combination Agreement and approving the Transactions in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

•	proposals to approve and adopt the third amended and restated certificate of incorporation of CBAH. Please see the section entitled “Proposal No. 2 — The Charter Proposals”;

•

a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the third amended and restated certificate of incorporation, presented separately in accordance with requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

•

a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

•

a proposal to approve and adopt the ESPP and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 5 — The ESPP Proposal”;

•

a proposal to elect seven directors to serve staggered terms on the Board until immediately following the annual meeting of CBAH stockholders for the calendar year ended December 31, 2022, 2023 and 2024, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 6 — The Director Election Proposal”;

•

a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual Rules, the issuance of (a) more than 20% of CBAH’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the issuance of shares of CBAH Class A common stock as Merger Consideration and the PIPE Investment and the issuance of shares of CBAH Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions. Please see the section entitled “Proposal No. 7 — The NYSE Proposal”; and

•	a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposals, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal or the NYSE proposal. Please see the section entitled “Proposal No. 8 — The Adjournment Proposal.”

Recommendation of the Board

The Board unanimously recommends that stockholders vote “FOR” the business combination proposal, “FOR” the charter proposals, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented.

When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of CBAH stockholders generally. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the CBAH stockholders that they vote “FOR” the proposals presented at the special meeting.

Record Date; Persons Entitled to Vote

CBAH has fixed 5:00 p.m. (New York City time) on October 27, 2021, as the record date for determining CBAH stockholders entitled to notice of and to attend and vote at the special meeting. As of 5:00 p.m. (New York City time) on the record date, there were 40,250,000 shares of CBAH Class A common stock and 2,012,500 shares of CBAH Class B common stock outstanding and entitled to vote. Each share of CBAH common stock is entitled to one vote per share at the special meeting.

Quorum

The presence at the special meeting by attendance via the virtual meeting website or by proxy, of a majority of the voting power of all the outstanding shares of common stock as of the record date entitled to vote constitutes a quorum at the special meeting. Proxies that are marked “ABSTAIN” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.

Vote Required

The proposals presented at the special meeting will require the following votes:

•

the approval of “Proposal No. 1 — The Business Combination Proposal”; “Proposal No. 3 — The Governance Proposal”; “Proposal No. 4 — The Incentive Plan Proposal”; “Proposal No. 5 — The ESPP Proposal”; and “Proposal No. 7 — The NYSE Proposal” require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of (x) CBAH Class B common stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon, and (y) CBAH common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon. In addition, it is a non-waivable condition to the consummation of the transactions contemplated by the Business Combination Agreement that “Proposal No. 1 — The Business Combination Proposal” receive the affirmative vote of a majority of the outstanding shares of CBAH Common Stock not owned, directly or indirectly by CBRE Group, Inc., any of its affiliates or any executive officers of CBAH. Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the ESPP proposal and the NYSE proposal will have no effect on such proposals;

•

the approval of “Proposal No. 2 — The Charter Proposals” requires the affirmative vote of holders of a majority of the voting power of the outstanding shares of (i) CBAH common stock entitled to vote thereon, voting together as a single class, and (ii) CBAH Class B common stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon. Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting with regard to each charter proposal will have the same effect as a vote “AGAINST” such proposal;

•

the approval of “Proposal No. 8 — The Adjournment Proposal” requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of CBAH Class A common stock and CBAH Class B common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon, assuming a quorum is present. Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the adjournment proposal will have no effect on such proposal; and

•

the Class I, Class II and Class III directors are elected by a plurality of all of the votes cast by holders of shares of CBAH Class A common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon. This means that the seven director nominees who receive the most affirmative votes will be elected. CBAH stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting with regard to “Proposal No. 6 — The Director Election Proposal” will have no effect on such proposal.

Abstentions will have the same effect as a vote “AGAINST” “Proposal No. 2 — The Charter Proposals,” but will have no effect on the other proposals.

The vote of the holders of CBAH Class A common stock is not being sought for the election of the Class B Director.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the NYSE proposal. If any of these proposals are not approved, or the consent of the requisite Altus stockholders is not received, we will not consummate the Transactions. It is important for you to note that in the event that the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the NYSE proposal do not receive the requisite vote for approval, or the consent of the requisite Altus stockholders is not received, we will not consummate the business combination.

Effect of Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of each of the business combination proposal, the governance proposal, the incentive plan proposal, the director election proposal, the NYSE proposal and the adjournment proposal. However, abstentions will count as a vote “AGAINST” the charter proposals.

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.”

Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Broker non-votes will count as a vote “AGAINST” the charter proposals but will not have any effect on the outcome of any other proposals.

Voting Your Shares

Each share of CBAH common stock that you own in your name entitles you to one vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of CBAH common stock at the special meeting:

•

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” the business combination proposal, “FOR” the charter proposals, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

•

You can attend the special meeting via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the special meeting by visiting the website https://www.cstproxy.com/cbreacquisitionholdings/2021. You will need your control number for access. If you do not have a control number, please contact Continental Stock Transfer & Trust Company, LLC. Instructions on how to attend and participate at the special meeting are available at https://www.cstproxy.com/cbreacquisitionholdings/2021.

However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way CBAH can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify CBAH’s Secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote at the special meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of CBAH common stock, you may call Morrow Sodali, CBAH’s proxy solicitor, at (800) 662-5200.

Redemption Rights

Pursuant to CBAH’s current certificate of incorporation, a holder of public shares may demand that CBAH redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they, no later than 5:00 p.m. (New York City time) on December 2, 2021 (two (2) business days prior to the date of the special meeting):

(i)	submit a written request to CBAH’s transfer agent that CBAH redeem their public shares for cash,

(ii)	certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), and

(iii)	deliver such public shares to CBAH’s transfer agent (physically or electronically).

If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption, CBAH will redeem each public share for a full pro rata portion of the funds held in the trust account, calculated as of two business days prior to the consummation of the business combination. As of October 27, 2021, the record date for the special meeting, this would amount to approximately $10.00 per share. If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of CBAH common stock for cash and will no longer own the shares.

Holders of SAILSM securities must elect to separate the underlying public shares and Redeemable Warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds SAILSM securities registered in its own name, the holder must contact CBAH’s transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote “FOR” the business combination proposal.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.

The business combination will not be consummated if CBAH has net tangible assets of less than $5,000,001.

The Sponsor and CBAH’s officers and directors will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Transactions. Holders of warrants will not have redemption rights with respect to such securities.

Any holder of public shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the funds held in the trust account (which, for illustrative purposes, was approximately $402.5 million, or $10.00 per share, as of October 27, 2021, the record date for the special meeting). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of CBAH’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the business combination proposal.

Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to 5:00 p.m. (New York City time) on December 2, 2021. If you deliver your shares for redemption to CBAH’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that CBAH’s transfer agent return the shares (physically or electronically). You may make such request by contacting CBAH’s transfer agent at the address listed elsewhere in this proxy statement/prospectus.

Any corrected or changed proxy card must be received by CBAH’s transfer agent prior to the vote taken on the business combination proposal at the special meeting. Any demand for redemption of public shares must be received by CBAH’s transfer agent no later than 5:00 p.m. (New York City time) on December 2, 2021, and no demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to 5:00 p.m. (New York City time) on December 2, 2021.

If demand is properly made as described above, then, if the business combination is consummated, CBAH will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your shares of CBAH Class A common stock for cash.

If the business combination is not approved or completed for any reason, then CBAH’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the funds held in the trust account. In such case, CBAH will promptly return any shares delivered by public holders. Additionally, if CBAH would be left with less than $5,000,001 of net tangible assets, CBAH will not be able to consummate the business combination.

The closing price of CBAH Class A common stock on October 27, 2021, the record date for the special meeting, was $10.09 per share. The cash held in the trust account on June 30, 2021 was approximately $402.5 million (or $10.00 per public share). Prior to exercising redemption rights, stockholders should verify the market price of CBAH Class A common stock as they may receive higher proceeds from the sale of their CBAH Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CBAH cannot assure its stockholders that they will be able to sell their shares of CBAH Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

Appraisal Rights

Neither stockholders, unitholders nor warrant holders of CBAH have appraisal rights in connection the business combination under the DGCL.

Proxy Solicitation Costs

CBAH is soliciting proxies on behalf of its Board. This solicitation is being made by mail. CBAH and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. CBAH will bear the cost of the solicitation.

CBAH has hired Morrow Sodali LLC to assist in the proxy solicitation process. CBAH will pay that firm a fee of $37,500 plus disbursements. Such payment will be made from non-trust account funds.

CBAH will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CBAH will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION

General

The CBAH stockholders are being asked to approve the Business Combination Agreement and the Transactions contemplated thereby, including the Merger. All CBAH stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Business Combination Agreement in its entirety.

Structure of the Transactions

Pursuant to the Business Combination Agreement, and subject to the terms and conditions therein, First Merger Sub will be merged with and into Altus, with Altus as the surviving company, and immediately thereafter Altus will be merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity. In connection with the consummation of the Transactions, CBAH will change its name to “Altus Power, Inc.”

Merger Consideration

Subject to the terms of the Business Combination Agreement, the holders of common stock of Altus will be entitled to receive, in the aggregate, $900,000,000 of CBAH Class A common stock (valued at $10.00 per share).

Merger Consideration issued to holders of Altus Common Stock does not represent consideration from an accounting perspective. For more information regarding how the Merger will be accounted for, please see the section entitled “The Business Combination—Expected Accounting Treatment” and “Description of the Merger” within the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

For more information, please see the summary of the Business Combination Agreement in the section entitled “Business Combination Agreement” below.

Impact of the Business Combination on the Post-Combination Company’s Public Float

It is anticipated that, upon completion of the Transactions: (a) CBAH’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 25.3% in the post-combination company; (b) the PIPE Investors (other than the Sponsor Parties) will own approximately 12.8% of the post-combination company; (c) the Sponsor Parties will own approximately 5.3% of the post-combination company (including 7,000,000 shares of CBAH Class A common stock purchased pursuant to the minimum commitment under the Sponsor’s PIPE Subscription Agreement, 100,000 shares of CBAH Class A common stock purchased by Mr. Concannon in the PIPE Investment and 1,352,400 Alignment Shares); (d) current holders of Altus Stock will collectively own approximately 56.5% of the post-combination company (excluding shares purchased by current Altus stockholders in the PIPE Investment); and (e) Existing CBAH Directors will own approximately 0.1% of post-combination company. These levels of ownership interest: (i) exclude the impact of the shares of CBAH Class A common stock underlying the warrants and the shares underlying the unvested RSUs to be issued pursuant to the Management Equity Incentive Letter, (ii) exclude the impact of the shares of CBAH Class A common stock reserved for issuance under the Incentive Plan and ESPP, (iii) assume that no CBAH public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account, (iv) assume that 90,000,000 shares of CBAH Class A common stock are issued as Merger Consideration and are outstanding as of the closing of the Merger and (v) include the 1,408,750 Alignment Shares that will be outstanding immediately following the closing of the Transactions (which Alignment Shares will be automatically converted into a number of CBAH Class A common stock based upon the Total Return on the CBAH Class A common stock as of the relevant measurement date over the seven fiscal years following the business combination. See “Description of CBAH’s Securities — Alignment Shares.”)

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Proposal No. 4 — The Incentive Plan Proposal” and “Proposal No. 5 — The ESPP Proposal.”

The following table illustrates varying ownership levels in the post-combination company, assuming no redemptions by CBAH’s public stockholders and the maximum redemptions by CBAH’s public stockholders as described above:

	Assuming No Redemptions(1)(3)(4)	Assuming Maximum Redemptions(1)(2)(3)(4)
CBAH’s public stockholders (other than the PIPE Investors)	25.3%	— %
PIPE Investors (other than the Sponsor Parties)	12.8%	15.2%
Sponsor Parties	5.3%	17.5%
Current holders of Altus Stock	56.5%	67.2%
Existing CBAH Directors	0.1%	0.1%

(1)	Assumes 90,000,000 shares of CBAH Class A common stock are issued as Merger Consideration as issued and outstanding as of the closing of the Merger.
(2)	Assumes all 40,250,000 shares of CBAH Class A common stock will be redeemed.
(3)

Includes 1,408,750 Alignment Shares that will be outstanding immediately following the closing of the Transactions (which Alignment Shares will be automatically converted into a number of CBAH Class A common stock based upon the Total Return on the CBAH Class A common stock as of the relevant measurement date over the seven fiscal years following the business combination). See “Description of CBAH’s Securities — Alignment Shares.”

(4)	Excludes the impact the shares of CBAH Class A common stock underlying the warrants and the shares underlying the unvested RSUs to be issued pursuant to the Management Equity Incentive Letter.

For more information, please see the sections entitled “Summary—Impact of the Business Combination on the Post-Combination Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 4—The Incentive Plan Proposal” and “Proposal No. 5—The ESPP Proposal.”

The ownership interest of CBAH’s public stockholders (other than PIPE Investors) who elect not to redeem their shares may be diluted when considering all possible sources and extent of dilution. See the risk factor “CBAH’s stockholders will experience dilution as a consequence of, among other transactions, the issuance of CBAH Class A common stock as Merger Consideration and the PIPE Investment. Having a minority share position may reduce the influence that CBAH’s current stockholders have on the management of CBAH.” within the section entitled “Risk Factors.”

Background of the Business Combination

CBAH is a blank check company incorporated as a Delaware corporation on October 13, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On December 15, 2020, CBAH completed its initial public offering of Class A common stock, for which Morgan Stanley & Co. LLC, which we refer to in this proxy statement/prospectus as “Morgan Stanley,” served as the underwriter. A deferred underwriting commission of up to approximately $2.82 million from the CBAH IPO in connection with the consummation of CBAH’s initial business combination may become payable at CBAH’s sole discretion in allocations determined by CBAH to Morgan Stanley and/or third parties not participating in the CBAH IPO (but who are members of FINRA) that assist CBAH in consummating the business combination. In addition, Morgan Stanley will receive a deferred underwriting commission of $11.27 million from CBAH’s initial public offering in connection with the consummation of CBAH’s initial business combination. Prior to the consummation of the CBAH’s IPO, neither CBAH, nor anyone on its behalf (including CBRE and its affiliates), contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with CBAH.

After the CBAH IPO, CBAH, with the assistance of CBRE, commenced an active search for prospective businesses for CBAH to acquire. CBAH’s financial advisors, Morgan Stanley and J.P. Morgan Securities LLC, which we refer to in this proxy statement/prospectus as “J.P. Morgan,” assisted CBAH in this search and provided M&A advice and assistance to CBAH in connection with its evaluation of potential business combination transactions. Morgan Stanley and J.P. Morgan are investment banking firms that have previously done work for CBRE, and CBAH selected Morgan Stanley and J.P. Morgan as financial advisors based on, among other factors, their qualifications, professional reputation and industry experience.

In addition, each of Morgan Stanley, J.P. Morgan, Citigroup Global Markets Inc. and Blackstone Securities Partners L.P., was engaged by the Company to act as a co-placement agent in the PIPE Investment, in exchange for a customary placement fee, payable at the Closing of the Business Combination. The aggregate fees payable to Morgan Stanley that are contingent on completion of the business combination pursuant to the deferred underwriting commission, and in consideration for acting as M&A financial advisor and PIPE placement agent, are approximately $21.8 million.

CBAH’s goal was to identify and acquire a business (i) that has a leading or growing position in an industry with favorable underlying trends and that offers differentiated products or services, (ii) with a strong management team with a demonstrated track record of revenue growth, (iii) that is profitable (or that has a clear path to profitability) and is a reliable growth business with a large total addressable market, (iv) is able to achieve short- and mid-term growth without a significant change in how the business is currently conducted and (v) that can benefit from CBRE’s scale as a leading commercial real estate services firm (including CBRE’s distribution and sales channels and extensive network of clients). These criteria were not intended to be exhaustive. Any evaluation relating to the merits of a particular potential business combination may be and were based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that CBAH may deem and may have deemed relevant, including as set forth in “CBAH’s Board of Directors’ Reasons for Approval of the Transactions.”

During the course of this search process, which led to identifying Altus as an attractive business combination opportunity, CBAH reviewed and actively evaluated 74 companies, most of which were contemplating an initial public offering or merging with a “special purpose acquisition company” such as CBAH. CBAH entered into non-disclosure agreements in connection with 8 of these companies (including Altus) so that CBAH could obtain additional preliminary diligence information to evaluate the companies as business combination targets. CBRE had an existing minority investment in one of these companies (not Altus), which interest was disclosed by CBAH management to the CBAH Board. None of these non-disclosure agreements restricted CBAH’s ability to pursue other opportunities. Representatives of CBAH engaged in a due diligence review of potential targets by reviewing financial, commercial, legal, and other diligence materials and engaging in discussions regarding the businesses and operations of such companies with management and other individuals involved with these businesses, which included, along with Altus, a company that provides energy and efficiency upgrade programs, a company that provides electrochromic glass technology, a company that provides software for waste and recycling solutions, a company that provides EV charging stations, a company that provides building technology and a company that provides sustainability related consulting services. However, other than with respect to Altus as described further below, CBAH did not (a) engage third parties to perform additional diligence, (b) discuss valuation with any of these companies, or (c) submit any offers or proposals for a target company to engage in a business combination transaction with CBAH. After the initial meeting with Altus as described further below, CBAH prioritized its evaluation and diligence efforts on Altus because it had developed the preliminary view that Altus met many, if not all, of the criteria as described further above.

On February 16, 2021, the CBAH Board held a meeting where, among other things, Morgan Stanley provided an update on the SPAC market and CBAH management provided an overview of the approximately

30 target companies that CBAH was evaluating. Such review included a detailed profile and evaluation of five potential target companies (which consisted of four of the companies described in the paragraph above and Altus). For the companies presented, other than Altus, CBAH did not (i) engage third parties to perform additional diligence, (ii) discuss valuation with any of these companies, or (iii) submit any offers or proposals for a target company to engage in a business combination transaction with CBAH. In addition, two of these potential targets subsequently decided not to pursue a transaction with a SPAC and the other two potential targets’ business models and industries did not meet many of the criteria as described further above. As described above, after the initial meeting with Altus, CBAH prioritized its evaluation and diligence efforts on Altus because it had developed the preliminary view that Altus met many, if not all, of the criteria as described further above.

On February 17, 2021, CBAH’s chief executive officer, Bill Concannon, and CBAH’s president and chief financial officer, Cash Smith, had a call with Gregg Felton and Lars Norell, the co-chief executive officers of Altus, which meeting was arranged by representatives of J.P. Morgan’s coverage team, who also attended such meeting. Mr. Concannon and Mr. Smith discussed CBAH, its capital structure (including CBAH Class B common stock held by the Sponsor, an affiliate of CBRE) and investment criteria. In addition, Mr. Felton and Mr. Norell gave an overview of Altus’s business.

On February 23, 2021, Mr. Concannon and Mr. Smith had a follow-up call with Mr. Felton and Mr. Norell to further discuss CBAH’s capital structure (including CBAH Class B common stock) and the superior shareholder alignment the structure provides.

On February 24, 2021, Mr. Concannon met with Mr. Felton and Mr. Norell at the previous Altus office in Greenwich, Connecticut in order for Mr. Felton and Mr. Norell to provide a further overview of Altus’s business.

On March 4, 2021, Altus provided a non-disclosure agreement to CBAH in order to allow Altus to disclose non-public and confidential information regarding its business to CBAH. The non-disclosure agreement was executed by CBAH and Altus on March 8, 2021. The agreement did not contain exclusivity provisions or otherwise prevent CBAH from evaluating other companies for a potential business combination transaction.

On March 5, 2021, Mr. Concannon and Mr. Smith had a follow-up call with Mr. Felton and Mr. Norell. Mr. Concannon and Mr. Smith discussed CBAH’s investment criteria (as described above) including evaluating whether a business may be able to benefit from CBRE’s scale as a leading commercial real estate services firm and extensive network of clients.

On March 10, 2021, Mr. Concannon and Mr. Smith met with Mr. Felton and Mr. Norell at the previous Altus office in Greenwich, Connecticut in order for Mr. Felton and Mr. Norell to provide a detailed overview of Altus’s business, management team, financial statements, capital structure and funding sources, including Blackstone and Fifth Third Bank. The parties also discussed Altus’s customer base, long-term commercial contracts and the markets in which Altus is currently operating or expanding into, including commercial and industrial solar power, residential solar power and electric vehicle charging. Mr. Concannon and Mr. Smith noted that CBRE may be able to assist Altus in obtaining new clients as a result of CBRE’s scale as a leading commercial real estate services firm and extensive network of clients. Mr. Felton and Mr. Norell said that Altus management, which owned approximately 60% of the company, would expect to receive only stock consideration (and not sell for cash any of their equity) in any transaction with a special purpose acquisition vehicle, like CBAH. CBAH and Altus had not discussed terms and conditions of a potential business combination transaction between Altus and CBAH at any of the previous meetings and at this meeting the parties did not discuss any other terms or conditions of any such potential business combination transaction.

On March 12, 2021, the Board of Directors of CBAH held a meeting. Pasha Zargarof, a CBRE representative, informed the Board that since CBAH may pursue a transaction with (i) go-forward commercial agreements and/or transactions between the target company and CBRE or (ii) a target company in which CBRE is a significant existing investor and/or with which CBRE has a material existing business relationship, CBRE would irrevocably commit to only support such a transaction if it is (a) approved by a fully empowered special committee of the CBAH Board comprised of directors independent from CBRE and not officers of CBAH; and (b) conditioned on the non-waivable approval of a majority of the voting power of stockholders of CBAH that are not affiliated with CBRE or executive officers of CBAH. Mr. Zargarof noted that CBRE would send the CBAH Board a letter memorializing this irrevocable commitment, and the Board discussed the roles and responsibilities of a fully empowered special committee, including that such committee would have the authority to (a) evaluate and negotiate the terms and conditions of any such transaction and (b) reject any such transactions (or proposals or definitive agreements with respect to any such transaction) or recommend to the Board for its approval any such proposals or definitive agreements. In addition, the CBAH Board would not approve (or recommend to the CBAH stockholders) any such transaction that had not received a prior favorable recommendation from the special committee, which we refer to in this proxy statement/prospectus as the “Special Committee.” The Board discussed that David Binswanger and Michael Ellis are each independent from CBRE and its affiliates and would be appropriate candidates to serve on the Special Committee, and Mr. Binswanger and Mr. Ellis agreed to serve on the Special Committee. The Board directed CBAH management to prepare resolutions to form the Special Committee, which resolutions were adopted by written consent of the CBAH Board on March 22, 2021, following review and comment by the Special Committee’s counsel, Potter Anderson & Corroon LLP (“Potter Anderson”), who was engaged by the Special Committee on March 17, 2021. Following the Board’s discussion regarding the Special Committee, Mr. Concannon then provided the Board an update on three target companies that CBAH was actively pursuing, including Altus, with a focus on the renewable energy and sustainability space.

On March 15, 2021, representatives of CBAH and CBRE, including CBAH’s accounting and tax advisors, had a call with representatives of Altus, including Altus’s accounting and tax advisor, to discuss public company readiness, including preparation of PCAOB compliant financial statements.

On March 16, 2021, Mr. Concannon, Mr. Smith and members of CBRE’s Energy & Sustainability business had a call with Mr. Felton and Mr. Norell to discuss CBRE’s client network, including commercial and industrial businesses that may be interested in working with Altus to implement solar power solutions at their facilities and discuss CBRE’s current pipeline of solar projects with its clients.

On March 17, 2021, the Special Committee engaged Potter Anderson as its counsel after evaluating Potter Anderson and another leading law firm.

On March 17, 2021, Mr. Concannon and Mr. Smith had a call with Mr. Felton and Mr. Norell to discuss Altus’s management team and sales pipeline. The CBAH representatives asked what would be required in order for Altus and CBAH to enter into exclusivity arrangements in order to discuss and negotiate terms and conditions for a potential business combination. The Altus representatives said that they would consider and if Altus and its board determined that they were interested in proceeding, Altus would send a proposal to CBAH.

On March 18, 2021, the CBAH Board received a letter from CBRE memorializing the irrevocable commitment made by CBRE at the March 12 board meeting. Later that day, Mr. Felton called Mr. Concannon to inform CBAH that Altus was preparing to send CBAH a proposal, but that Altus wanted to understand whether CBRE would provide any backstop commitment to the contemplated private placement of CBAH Class A common stock in connection with the proposed business combination transaction, which private placement we refer to in this proxy statement/prospectus as the “PIPE,” and if CBRE, as sponsor of CBAH, was willing to forfeit any of its shares of Class B common stock of CBAH. Mr. Concannon said he would consider such request.

On March 19, 2021, Mr. Concannon and Mr. Smith had a call with Mr. Felton and Mr. Norell, and the CBAH representatives informed Altus that, based on discussions with CBRE (and subject to negotiation of definitive documents and board approvals), CBRE may be willing to backstop up to 100% of the PIPE depending on the transaction valuation. The CBAH representatives also informed Altus that, in their view, the structure of

CBAH Class B common stock aligned CBRE’s incentives with the holders of Class A common stock – unlike in a traditional SPAC where the sponsor generally receives 20% of the combined company’s common stock upfront at the closing of the business combination transaction (subject to any vesting or forfeiture that may be negotiated with the target company), the vesting of the CBAH Class B common stock is directly tied to the equity performance of the company over a ten year period. Furthermore, in any annual vesting period if the “total return” for the Class A common stock for such annual period is less than the “price threshold,” then the CBAH Class B common stock vesting in such annual period will convert into 2,013 shares of Class A common stock, which would be a minimal amount of shares in comparison to the total capitalization of the company. In each annual vesting period, CBRE, as sponsor of CBAH, will only receive more than such minimal conversion if the “total return” for the Class A common stock for such annual period is greater than the “price threshold,” This structure aligns the sponsor with the holders of the Class A common stock since such vesting is directly dependent on the stock price of the Class A common stock (and any dividends or distributions paid out on the Class A common stock) over a ten year period. The “total return” and “price threshold” are each defined in CBAH’s certificate of incorporation, with the “total return” for any annual vesting period based on the volume weight average trading price of the Class A common stock over the final quarter of such annual period plus any dividends or distributions paid or payable to the holders of Class A common stock in such annual period, and with the “price threshold” being $10.00 for the initial annual period and thereafter the volume weight average trading price of the Class A common stock for the prior annual period.

On March 20, 2021, Altus’s financial advisor, Citigroup Global Markets Inc., which we refer to in this proxy statement/prospectus as “Citi,” sent a letter of intent to CBAH, which provided that, among other things (a) CBAH would acquire all of the common equity of Altus in exchange for issuing $2.75 billion of CBAH common stock (at a $10.00 per share) to the Altus common equityholders, provided that, at Altus’s election, 10% to 15% of the total proceeds will be paid in cash consideration (rather than consideration consisting of CBAH common stock) to Blackstone in its capacity as common equityholder of Altus, (b) CBRE would provide a commitment to backstop a $350 million investment (at $10.00 per share) in the PIPE, (c) all of the preferred stock of Altus would be redeemed for cash and (d) CBAH Class B common stock would have a five year vesting period (as compared to the ten year vesting period in CBAH’s certificate of incorporation) and be subject to an aggregate cap on the number of shares of Class A common stock they could convert into. The letter of intent set forth other proposed terms and conditions for a proposed business combination transaction and certain post-closing matters, including that the combined company would initially have a nine person board of directors (which would be a staggered board with three classes of directors), with one person designated by the Sponsor. The letter of intent expressly stated that such terms and conditions were not binding upon the parties and any agreement between the parties would only occur upon the execution of definitive documentation. The letter of intent also contained a mutual 45-day exclusivity period which was binding on both parties.

On March 21, 2021, Mr. Concannon and Mr. Smith had a call with Citi to discuss the proposed letter of intent. During such call the CBAH representatives told Citi that the valuation proposed in the letter of intent was too high and that CBAH would be unable to pursue a transaction at such price. Over the next several days, representatives of CBAH and Altus discussed the letter of intent and related matters, including valuation, the amount of any CBRE commitment to invest in the PIPE and the amount of cash consideration that may be provided to Blackstone in lieu of CBAH stock consideration.

On March 25, 2021, Mr. Concannon and Mr. Smith had a call with Mr. Felton and Mr. Norell to discuss valuation. The CBAH representatives proposed that, subject to CBAH Board and Special Committee approval, the existing holders of the Altus common equity would receive consideration valued at $2.25 billion at the closing of the business combination transaction. Representatives from Morgan Stanley and Citi also had a call to discuss the valuation. Later that day, Mr. Felton and Mr. Norell called Mr. Concannon and Mr. Smith to confirm that the board of Altus accepted such proposed valuation and discuss the process for finalizing the letter of intent.

On March 26, 2021, CBAH sent a revised draft of the letter of intent to Altus. In addition to reflecting a valuation of $2.25 billion to be paid to the existing holders of the Altus common equity, the revised draft, among other things (a) limited the cash proceeds that Blackstone would receive with respect to its common equity in Altus to up to $100 million if and to the extent there is available cash at the closing of the business combination transaction following payment of transaction expenses, repayment of all preferred stock of Altus and ensuring there is a to-be-agreed minimum amount of cash on the balance sheet of the combined company, (b) removed CBRE’s commitment to backstop a proposed $350 million PIPE and (c) increased the vesting period for CBAH Class B common stock to a seven year measurement period following the closing, with the conversion of such Class B common stock into shares of Class A common stock capped at an aggregate amount equal to 7.5% of CBAH’s capitalization as of the closing. The closing of the transaction was subject to approval by a majority of the voting power of the stockholders of CBAH not affiliated with CBRE and its affiliates, and the parties were to discuss in good faith a potential commercial collaboration and cooperation agreement between, on the one hand, the public company entity formed at the closing of the proposed transaction and, on the other hand, CBRE and/or its affiliates, which agreement would be subject to approval by a Special Committee of the CBAH Board comprised of directors independent from CBRE and its affiliates. This revised draft was also provided to the CBAH Board and to the Special Committee and its counsel and CBAH management discussed such draft with the Special Committee. Following delivery of the revised draft, Mr. Concannon and Mr. Smith had discussions with Mr. Felton and Mr. Norell regarding the revised draft of the letter of intent and the terms and conditions contained therein.

On March 27, 2021, CBAH sent to Altus a revised draft of the letter of intent, which was only revised to provide that CBRE and the Company would begin marketing a $350 million PIPE (at $10.00 per share), with CBRE and its affiliates investing $75 million in the PIPE, and that definitive documentation reflecting binding commitments for the foregoing would be executed at the time definitive documents with respect to a business combination was executed. Over the next couple days, CBAH, Altus and their respective representatives worked to finalize the letter of intent with terms consistent with those described above. During the course of these negotiations, CBAH management regularly updated the CBAH Board and Special Committee on the status and terms of these negotiations.

On March 29, 2021, the CBAH Board, including Special Committee members, held a meeting that was called to discuss the letter of intent. The CBAH Board invited Morgan Stanley and CBAH’s legal advisor, Simpson Thacher & Bartlett LLP (“Simpson Thacher”), along with the Special Committee’s legal advisor, Potter Anderson. CBAH management reviewed the proposed terms of the letter of intent and CBAH’s key objectives in sourcing a potential target for acquisition and discussed how a business combination with Altus would be consistent with such objectives, including secular tailwinds driving businesses focused on sustainability and clean energy. Morgan Stanley discussed with the Board the clean energy and renewable market opportunity. CBAH management discussed the proposed Altus valuation, along with Altus’s future pipeline and growth potential, synergies with CBRE and ability to raise funds through a PIPE transaction. In addition, CBAH management reviewed with the CBAH Board potential risks regarding a transaction with Altus and potential steps to mitigate such risks. CBAH management discussed the process for a due diligence review of Altus (including legal, financial, tax and accounting diligence) that CBAH would begin to undertake if the CBAH Board approved the letter of intent. Following such discussion, the CBAH Board authorized management to execute the letter of intent, subject to the approval of the Special Committee. The Special Committee met separately immediately following the conclusion of the CBAH Board meeting. During such meeting, Potter Anderson reviewed with the Special Committee the role and responsibilities of the Special Committee, including the potential retention of additional advisors, including financial advisors. The Special Committee also reviewed and considered the letter of intent. At the conclusion of such discussions, the Special Committee authorized and approved CBAH entering into the letter of intent. Both the CBAH Board and the Special Committee required that any definitive documentation between CBAH and Altus as contemplated by the letter of intent would be subject to the approval of the Board and the prior approval of the Special Committee. Following this board meeting through the signing of the Business Combination Agreement, CBAH management and CBRE regularly discussed updates regarding the proposed business combination transaction with members of the CBAH Board, including with members of the Special Committee and at meetings of the CBAH Board and the Special Committee.

On March 30, 2021, CBAH and Altus executed the letter of intent, with the binding 45-day exclusivity period ending May 14, 2021. After the signing of the letter of intent, CBAH and its legal, accounting, tax and financial advisors engaged in an in depth due diligence review of Altus, and representatives of the parties held regular calls in furtherance of that review, which review continued through the signing of the Business Combination Agreement, with CBAH’s advisors providing regular updates to CBAH on their diligence findings. CBAH and Altus instructed their respective legal advisors to prepare documentation for the proposed business combination transaction consistent with the letter of intent, and on April 23, 2021, Ropes & Gray LLP (“Ropes & Gray”), counsel to Altus, sent an initial draft of the Business Combination Agreement to Simpson Thacher.

On April 1, 2021, the Special Committee held a meeting. Potter Anderson reviewed with the Special Committee their fiduciary duties and confirmed the independence and disinterestedness of the members of the Special Committee.

On April 20, 2021, the CBAH Board had a meeting, with CBAH management, Morgan Stanley, Simpson Thacher and Potter Anderson in attendance, where CBAH management provided an update on the potential transaction with Altus, CBAH’s due diligence review of Altus, PIPE preparation, legal documentation and the contemplated CBRE commercial collaboration. The Special Committee met separately following the conclusion of the CBAH Board meeting. Potter Anderson and the Special Committee briefly discussed the update provided during the earlier meeting of the CBAH Board. The Special Committee determined that it would be appropriate to invite Mr. Smith to a meeting of the Special Committee to review in detail the anticipated collaboration arrangements between CBRE and Altus.

On April 23, 2021, at the invitation of the Special Committee, Mr. Smith and a representative of Simpson Thacher attended a meeting of the Special Committee. Mr. Smith discussed potential commercial relationships and arrangements between CBRE and Altus, including that CBRE was anticipating forming a Renewable Energy Solutions team that would be able to help Altus acquire new customers and lower its costs in connection with such customer acquisitions. Altus would not pay CBRE any fees for client referrals, although CBRE and/or referring CBRE brokers may receive compensation from clients for referring them to Altus. In addition, Altus may pay referring CBRE brokers a referral fee for referring clients to Altus and the CBAH representatives noted that CBRE was determining if any portion of the referral fee would be received by CBRE. Altus would not be charged any fees for access to CBRE data and Altus would not be required to work with CBRE. The CBAH representatives also discussed that CBRE is evaluating an incentive structure for the Renewable Energy Solutions team that would be funded by CBRE and may be tied to megawatt growth, revenue generated by Altus through CBRE and/or equity market cap growth of Altus. CBAH management also reviewed the benefits that CBRE would receive through this relationship, including increased CBRE client satisfaction as a result of providing such clients with renewable energy solutions, the positive impact on CBRE’s own climate change initiatives, the potential for Altus to fund, in its sole discretion, CBRE sponsored supplier or client events (similar to other CBRE strategic vendors), and the potential for CBRE to participate as a solar tax equity partner in Altus projects. The Special Committee and its counsel asked questions and discussed the foregoing with the CBAH representatives. The Special Committee instructed CBAH management to provide to the Special Committee drafts of any commercial agreements or arrangements.

Throughout April, representatives of CBAH and Altus held regular calls and meetings in connection with CBAH’s due diligence review of Altus (including financial, accounting, tax and legal matters) and in connection with preparing CBAH’s investor presentation that would be used with potential PIPE investors. In connection with the preparation of the PIPE investor presentation, Blackstone agreed to reduce the cash proceeds that it would receive with respect to its common equity in Altus to $50 million. Pursuant to a private placement agent agreement entered into on May 2, 2021, CBAH appointed Morgan Stanley, J.P. Morgan’s Equity Capital Markets Group and Blackstone Securities Partners L.P., to act as placement agents in connection with the PIPE, and on May 3, 2021 the placement agents began soliciting offers to invest in the contemplated $350 million PIPE. Over the next several weeks, representatives of the placement agents, CBAH and Altus had discussions with over 20 potential investors regarding the possibility of investing in the PIPE.

On May 6, 2021, Mr. Felton and Mr. Norell had a call with representatives of CBRE’s Real Estate Investment business to provide an overview of Altus and its business strategy, including why its services and offerings would be attractive opportunities to clients of CBRE’s Real Estate Investment business. The CBRE representatives asked Mr. Felton and Mr. Norell questions regarding the Altus business and the parties discussed the potential for CBRE’s clients to be introduced to Altus and the whether such clients would be interested in acquiring the solar power services offered by Altus. Mr. Concannon and Mr. Smith participated in such call.

On May 7, 2021, Simpson Thacher sent a revised draft of the Business Combination Agreement to Ropes & Gray, along with a draft of the Investor Rights Agreement.

On May 16, 2021, CBAH and Altus amended the letter of intent to extend the exclusivity period to June 14, 2021.

On May 17, 2021, Ropes & Gray sent a revised draft of the Business Combination Agreement to Simpson Thacher, and representatives of CBAH and Altus continued to discuss terms and conditions of the definitive documentation and exchange drafts related thereto, with Simpson Thacher sending to Ropes & Gray initial drafts of the Sponsor Support Agreement and the PIPE Subscription Agreement later that week.

On May 21, 2021, representatives from Altus (including its counsel, Ropes & Gray, and its auditor, Deloitte & Touche LLP) and from CBAH (including its counsel, Simpson Thacher, and its auditor, KPMG LLP) held a call to discuss status of the preparation of Altus’s audited financial statements and also CBAH’s publicly-filed disclosure related to its public and private warrants. Following this call, representatives from Deloitte and KPMG had multiple conversations on these matters. CBAH’s due diligence review of Altus (including on financial, accounting, tax and legal matters) continued throughout May.

On May 28, 2021, Mr. Concannon and Mr. Smith had a call with Mr. Felton and Mr. Norell where the CBAH representatives stated that none of the potential investors in the PIPE had expressed an interest in investing at the proposed $2.25 billion valuation for the Altus common equity and that such potential investors had indicated they may have interest in evaluating an investment at a lower valuation. Later that day, the CBAH and Altus representatives had a call with the placement agents where they noted that potential PIPE investors had been attracted to (a) Altus’s business and competitive advantages over other market participants; (b) the secular tailwinds supporting businesses focused on sustainability and clean energy; and (c) the positive impact that CBRE may bring to allow Altus to acquire new customers (and lower customer acquisition costs) as a result of CBRE’s existing scale and client relationship. However, the placement agents confirmed that they had not received any orders or indications of interest to participate in the PIPE at the proposed $2.25 billion valuation, and their recommendation was to re-launch the PIPE process with a lower valuation range. Following such call and over the next several days, representatives of CBAH and Altus engaged in discussions regarding the PIPE process and the proposed valuation of the Altus common equity, the size of the PIPE to be raised in connection with a potential business combination, CBRE’s commitment to invest in the PIPE and backstop redemptions from holders of CBAH Class A common stock and any cash consideration to be received by Blackstone in its capacity as holder of Altus common equity.

The parties continued to discuss over the course of the next several days, and on June 3, 2021, CBAH and the Altus Board agreed to re-launch the PIPE process on the following terms: (a) the existing holders of Altus common equity would receive CBAH stock consideration (valued at $10.00 per share) in the range of $1.25 billion to $1.35 billion; (b) Blackstone, as a holder of common equity of Altus, would not receive any cash consideration; (c) the PIPE would be at least $275 million and may be increased if there is strong investor demand; (d) CBRE would continue to commit to invest $75 million in the PIPE; (e) CBRE would provide a $100 million commitment to backstop (up to such backstop commitment amount), on a dollar-for-dollar basis, any redemptions of CBAH Class A common stock made in connection with the closing of the proposed business combination transaction; provided that such backstop commitment would fall away to the extent that the total proceeds from the PIPE and funds available in CBAH’s trust account (net of any redemptions) equaled the amount in CBAH’s trust account (before any redemptions) plus $275 million, which would be approximately $675 million; and (f) the cap on the conversion of Class B common stock into shares of Class A common stock would be increased from 7.5% to 8.5% of CBAH’s capitalization as of the Closing Date. Later that day, Simpson Thacher sent a draft of the Commercial Collaboration Agreement to Ropes & Gray, which draft contained comments of counsel to the Special Committee. Between June 3, 2021 and June 29, 2021, representatives of the placement agents, CBAH and Altus had discussions with 33 investors over the course of 45 meetings, all regarding the possibility of investing in the PIPE.

On June 9, 2021, the Special Committee met to review the draft transaction agreements, including the Business Combination Agreement and the Commercial Collaboration Agreement. Following a review of the agreements, the Special Committee and representatives of Potter Anderson discussed the potential retention of a financial advisor to render an opinion as to the fairness of the proposed transaction, from a financial point of view, to CBAH. At the conclusion of the discussion, the Special Committee agreed that it would be prudent to explore the possibility of obtaining a fairness opinion. Over the next several days, at the direction of the Special Committee, Potter Anderson had discussions with Duff & Phelps and another financial advisory firm in connection with the Special Committee selecting a firm to provide a fairness opinion.

On June 11, 2021, the CBAH Board had a meeting with CBAH management, with Morgan Stanley, Simpson Thacher and Potter Anderson in attendance, where CBAH management provided an update on the potential transaction with Altus, including the revised transaction terms and PIPE process, and CBAH’s due diligence review of Altus. Also on June 11, 2021, Simpson Thacher send a revised draft of the Business Combination Agreement to Ropes & Gray reflecting updated transaction terms.

On June 14, 2021, the Special Committee determined to engage Duff & Phelps to provide a fairness opinion. The Special Committee selected Duff & Phelps based on, among other factors, its independence from CBAH, CBRE, Altus, Blackstone and their respective affiliates and the fact that Duff & Phelps is a nationally recognized financial advisor with well-regarded expertise in providing fairness opinions and other financial analyses. At the direction of the Special Committee, on June 14, 2021, CBAH entered into a Confidentiality Agreement with Duff & Phelps.

On June 15, 2021, CBAH and Altus amended the letter of intent to extend the exclusivity period to July 14, 2021.

Throughout the month of June, the placement agents provided regular updates to CBAH, Altus and Blackstone regarding the PIPE process and the feedback the placement agents were receiving from potential investors. In addition, CBAH’s due diligence review of Altus (including on financial, accounting, tax and legal matters) continued.

On June 18, 2021, Ropes & Gray sent a revised draft of the Commercial Collaboration Agreement to Simpson Thacher, which draft Simpson Thacher provided to Potter Anderson.

On June 21 and June 22, 2021, Simpson Thacher provided to Potter Anderson a draft of the Commercial Collaboration Agreement reflecting updates from CBRE, a proposed strategic supplier program agreement (to be attached to the Commercial Collaboration Agreement) and a document prepared by CBRE that describes the broker referral program (and referral fees payable by Altus to CBRE thereunder) that CBRE would propose to implement in connection with the Commercial Collaboration Agreement. Under the CBRE broker referral program, CBRE’s brokers throughout the United States would be able to submit, through a CBRE website, referrals to clients that may present a potential business opportunity for Altus. CBRE’s Renewable Energy Solutions team would then evaluate such referrals and determine which would be presented to Altus. Altus would determine whether or not to pursue any such referrals and if such referral would qualify for a referral fee (which would require, at a minimum, the CBRE broker to actively facilitate the initial communications between CBRE’s Renewable Energy Solutions team or Altus and the referral prospect). The referral fees for new-build solar systems would be $0.030 per watt for projects up to 10 megawatts and $0.020 per watt for projects above 10 megawatts. For example, a 200,000 square foot warehouse with a two megawatt solar system would imply a $60,000 referral fee and a 1.5 million square foot warehouse with a 15 megawatt solar system would imply a $300,000 referral fee. CBRE also included a proposal for referral fees for new-build storage systems based on similar metrics, although such proposal was noted as subject to further confirmation. The referral fee for both the new-build solar systems and new-build storage systems would be paid 50% at the time the referred client executes a final agreement with Altus for such system and 50% at the time Altus connects such system to the grid for operation. In addition, CBRE included a proposal for referral fees for secondary/existing solar and storage systems also based on similar metrics, although such proposal was noted as subject to further confirmation. The referral fees for secondary/existing solar and storage systems would be paid 100% at the time of the financial closing of the acquisition by Altus of the asset. The aggregate referral fees for all projects would be paid quarterly by Altus to CBRE, together with a detailed report on the payments then being made. CBRE would then pay the individual CBRE broker his or her referral fee in accordance with such individual broker’s brokerage commission structure and therefore CBRE’s Advisory business segment would receive a portion of the referral fees. At the request of Potter Anderson, CBRE confirmed that no fees would be payable by Altus under the strategic supplier program agreement and that the broker referral fees payable under the broker referral program were based on CBRE’s standard commission. Potter Anderson reviewed with the Special Committee such documentation and the terms and conditions contained therein (including the referral fees payable by Altus to CBRE under the broker referral program).

On June 21, 2021, Blackstone, Mr. Felton and Mr. Norell committed to subscribe in the aggregate for up to $20 million in the PIPE.

On June 24, 2021, the placement agents provided an update to representatives of CBAH, Blackstone and Altus.

On June 24, 2021, Mr. Felton and Mr. Norell called Mr. Smith. Mr. Felton and Mr. Norell believed that CBAH and Altus should seek to finalize and execute definitive documentation for a transaction in the valuation range previously agreed. While they acknowledged that based on the feedback from the placement agents that this may result in total PIPE proceeds that would be significantly less than the $275 million, Mr. Felton and Mr. Norell were willing to proceed with a business combination transaction on such terms. Over the next several days, representatives of CBAH, Altus and Blackstone engaged in discussions regarding the transaction, including potential valuation and PIPE size.

On June 25, the placement agents provided an update to representatives of CBAH, Blackstone and Altus that there was not enough demand from potential investors in the PIPE at the proposed $1.25 - $1.35 billion valuation range.

On June 27, 2021, Mr. Smith, Mr. Concannon and a representative of Morgan Stanley had a call with Mr. Felton, Mr. Norell and Blackstone representatives Robert Horn and Rob Walsh. The representative of Morgan Stanley said that CBAH firmly believes that a successful PIPE, with proceeds sufficient to repay all of the preferred stock held by Blackstone and to provide appropriate capital to fund the future growth of the company, is important to Altus’s success and future growth as a public company. It was CBAH’s preference to lower the valuation being paid to the existing Altus common equity holders to $900 million. However, CBAH was willing to proceed with a transaction in the range previously agreed (or such lesser valuation determined by Altus) so long as Blackstone was willing to convert its preferred stock to common shares (at the same $10.00 per share price as the PIPE) to the extent the PIPE is less than $275 million. Furthermore, CBRE would increase its backstop commitment to $150 million and Blackstone would provide a $50 million backstop commitment (which may be satisfied by cash or converting preferred stock), so that CBRE would backstop the first $100 million of redemptions and the CBRE and Blackstone would equally backstop the next $100 million of redemptions.

On the evening of June 27, 2021, Mr. Concannon had a call with Mr. Felton and Mr. Norell, and the Altus representatives stated that the Altus Board could not accept the proposal made by a representative of Morgan

Stanley earlier that day but that Altus and Blackstone would be willing to proceed with a transaction if the valuation being paid to the existing Altus common equity holders was $1.1 billion. In addition, Altus and Blackstone believed a $200 million PIPE was sufficient and Blackstone, Mr. Felton and Mr. Norell would commit to subscribe in the aggregate $35 million in the PIPE.

The parties continued to discuss over the course of the next several days, and on June 30, 2021, the parties agreed to the following terms: (a) the existing holders of Altus common equity would receive CBAH stock consideration (valued at $10.00 per share) of $900 million, (b) there would be a PIPE of at least $200 million (with a target of $250 million), with CBRE committing to subscribe for up to $100 million in the PIPE and Blackstone and Altus management committing to subscribe for up to $50 million in the PIPE, (c) CBRE would backstop an additional $50 million of redemptions (for a $150 million total redemption backstop) and if there are more than $100 million of redemptions, the cap on the conversion of Class B common stock into shares of Class A common stock would be increased from 8.5% to 9.5% of CBAH’s capitalization as of the Closing Date and (d) promptly following the closing of the business combination transaction, the Altus Board would grant to senior members of Altus management time vesting equity incentive awards with respect to an aggregate of 5% of Altus’s common stock on a fully diluted basis (which would be allocated by the compensation committee based on the recommendations of Mercer and one other compensation consultant selected by the compensation committee), with such awards vesting in three equal portions on each of the third, fourth and fifth anniversaries of the Closing Date, assuming such person remains employed by Altus at such time.

From and after July 1, 2021 through the signing of the definitive transaction documentation, Simpson Thacher and Ropes & Gray discussed, negotiated and exchanged drafts of the Business Combination Agreement, the Commercial Collaboration Agreement, the Sponsor Support Agreement, the Altus Stockholders Support Agreement, the Management Equity Incentive Letter, the Class B Letter Agreement and the Investor Rights Agreement (each as further described in this proxy statement/prospectus), and Simpson Thacher provided regular updates and drafts of documentation to CBAH and to Potter Anderson as counsel to the Special Committee. In addition, CBAH continued and completed its due diligence of Altus.

On July 1, 2021, the PIPE process was re-launched. Between July 1, 2021 and July 21, 2021, CBAH and the placement agents met with 14 investors over the course of 16 meetings. There was significant demand to participate in the PIPE and CBAH and the placement agents had multiple calls and correspondence on whether the PIPE should be increased as a result thereof. On July 7, 2021, CBAH and the Altus Board decided to increase the PIPE to $275 million. As a result of such demand, CBRE’s allocation was set at $70 million, Blackstone’s allocation was set at $21 million and Mr. Felton’s and Mr. Norell’s aggregate allocation of the PIPE was set at $2 million. Mr. Felton contacted the potential members to be appointed to the Board of Directors of New Altus upon the closing of the business combination transaction to offer them the opportunity to invest in the PIPE. As a result, Mr. Concannon committed to a $1 million allocation in the PIPE.

On July 8, 2021, a representative of Morgan Stanley had discussions with Mr. Felton and Mr. Norell regarding ValueAct Capital, which we refer to in this proxy statement/prospectus as “ValueAct.” Following the July 1 re-launch of the PIPE process, ValueAct had proposed to commit up to $50 million in the PIPE, which was more than any other investor (other than CBRE), and accordingly CBRE and ValueAct were proposing that ValueAct receive a board nomination right whereby CBAH and Altus would consider in good faith Sarah E. Coyne, who was the ValueAct representative serving on the CBAH Board (or an alternative person nominated by ValueAct), for appointment to the Board of Directors of New Altus upon closing of the business combination transaction. The Altus representatives agreed, and CBAH, Altus and ValueAct instructed their respective counsel to prepare documentation to effect the foregoing. The Special Committee was informed of the foregoing on July 8 at the Special Committee meeting described below.

On July 8, 2021, the Special Committee held a meeting with representatives of Potter Anderson and Duff & Phelps, as well as Mr. Smith in attendance. At the meeting, the Special Committee first received an update from Mr. Smith on the proposed terms, conditions and structure of the potential business combination transaction with

Altus. After Mr. Smith left the meeting, the Special Committee received an update from representatives of Potter Anderson on the proposed transaction terms, including the Business Combination Agreement and the Commercial Collaboration Agreement. In addition, representatives of Duff & Phelps reviewed with the Special Committee Duff & Phelps’ financial analysis summarized below under “—Opinion of Duff & Phelps, the Financial Advisor to the Special Committee of the CBAH Board.” Duff & Phelps rendered its oral opinion, subsequently confirmed in its written opinion dated July 9, 2021, which written opinion is attached to this joint proxy statement/prospectus as Annex J, to the Special Committee and to the CBAH Board to the effect that, as of such date and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and conditions, qualifications, limitations and other matters set forth therein the consideration to be paid by CBAH in the proposed transaction is fair from a financial point of view to CBAH. Following the presentations and these discussions, and after careful review and discussion by the Special Committee, the Special Committee unanimously determined that the Business Combination Agreement (and the transactions contemplated thereby) and the Commercial Collaboration Agreement (and the transactions contemplated thereby) each are in the best interests of CBAH and the holders of outstanding shares of Class A common stock of CBAH and Class B Common Stock of CBAH not owned, directly or indirectly, by CBRE or any of its affiliates or any executive officer of CBAH. The Special Committee also approved and declared advisable the Business Combination Agreement and the transactions contemplated thereby and approved the Commercial Collaboration Agreement and the transactions contemplated thereby. The Special Committee recommended that the CBAH Board approve and declare advisable the Business Combination Agreement (and the transactions contemplated thereby) and submit the Business Combination Agreement to the stockholders of CBAH for adoption.

On July 9, 2021, the CBAH Board, including Special Committee members, held a meeting with representatives of Morgan Stanley, Duff & Phelps, Simpson Thacher and Potter Anderson in attendance. At the meeting, CBAH Board received an update from members of CBAH management on the proposed transaction terms, the valuation analysis that CBAH management had undertaken with respect to Altus (as described further in “—Financial Analysis of CBAH Management”) and the status of the PIPE process. In addition, the CBAH Board received a report from the Special Committee, including a summary of the actions approved by, and recommendations of, the Special Committee, as approved the previous day. The CBAH Board also received copies of related financial, accounting and legal due diligence and analysis. Representatives from Duff & Phelps then reviewed with the CBAH Board its financial analysis of the proposed consideration to be paid by CBAH in the business combination, and rendered Duff & Phelps’ oral opinion to the CBAH Board (which was confirmed in writing by delivery of Duff & Phelps’ written opinion dated the same date), that, as of July 9, 2021, the consideration to be paid by CBAH in the business combination pursuant to the Business Combination Agreement was fair, from a financial point of view, to CBAH. In addition, CBAH Board was informed that ValueAct had proposed to commit up to $50 million in the PIPE, and that Ms. Coyne actively participated in ValueAct’s evaluation of the PIPE investment. The CBAH Board was also informed of Mr. Concannon’s proposed $1 million investment in the PIPE. Following the presentations and these discussions, and after careful review and discussion by the CBAH Board, including consideration of the recommendation by the Special Committee and the factors described below under “—Recommendation of the CBAH Board,” the CBAH Board unanimously determined that entering into the Business Combination Agreement, the PIPE Subscription Agreements, the Commercial Collaboration Agreement (effective upon the closing), the Sponsor Support Agreement, the Altus Stockholders Support Agreement, the Management Equity Incentive Letter, the Class B Letter Agreement, the Investor Rights Agreement and the other transaction documentation was in the best interest of CBAH and CBAH’s stockholders and the CBAH Board approved the Business Combination Agreement and the other transaction documentation and the transactions contemplated thereby, including the mergers and issuance of shares of Class A common stock of CBAH contemplated therein and directed that the Business Combination Agreement be submitted to a vote at a meeting of CBAH’s stockholders. The CBAH Board further determined that the approval of the Business Combination Agreement be subject to a non-waivable condition that it is approved by a majority of the voting power of the stockholders of CBAH that are not affiliated with CBRE or executive officers of CBAH.

Following the CBAH Board meeting, CBAH and its representatives finalized negotiating terms of the PIPE Subscription Agreement with various participants in the PIPE, along with finalizing the terms of the other transaction documentation, and on the evening of July 12, 2021, the parties executed the Business Combination Agreement, the PIPE Subscription Agreements and other transaction documentation. A joint press release announcing the transaction was issued the morning of July 13, 2021, prior to trading commencing on the NYSE.

CBAH’s Board of Directors’ Reasons for Approval of the Transactions

On July 8, 2021, the Special Committee unanimously (a) determined that the Business Combination Agreement and the transactions contemplated thereby, including, without limitation, the business combination, are in the best interests of CBAH and the holders of outstanding shares of CBAH Class A common stock and CBAH Class B common stock not owned, directly or indirectly, by CBRE or any of its affiliates or any executive officer of CBAH, (b) approved and declared advisable the Business Combination Agreement and the transactions contemplated thereby, including, without limitation, the business combination, (c) determined that the Commercial Collaboration Agreement and the transactions contemplated thereby are in the best interests of CBAH and the holders of outstanding shares of CBAH Class A common stock and CBAH Class B common stock not owned, directly or indirectly, by CBRE or any of its affiliates or any executive officer of CBAH, (d) approved the Commercial Collaboration Agreement and the transactions contemplated thereby, and (e) recommended that the CBAH Board (i) approve and declare advisable the Business Combination Agreement and the transactions contemplated thereby, including, without limitation, the business combination, and (ii) submit the Business Combination Agreement to the stockholders of CBAH for adoption.

On July 9, 2021, the CBAH Board unanimously (a) determined that entering into the Business Combination Agreement, the PIPE Subscription Agreements, the Commercial Collaboration Agreement (effective upon the closing), the Sponsor Support Agreement, the Altus Stockholders Support Agreement, the Management Equity Incentive Letter, the Class B Letter Agreement, the Investor Rights Agreement and the other transaction documentation was in the best interest of CBAH and CBAH’s stockholders, (b) approved the Business Combination Agreement and the other transaction documentation and the transactions contemplated thereby, including the mergers and issuance of shares of Class A common stock of CBAH contemplated therein, and (c) directed that the Business Combination Agreement be submitted to a vote at a meeting of CBAH’s stockholders and recommended that the stockholders approve and adopt the Business Combination Agreement and other related proposals to be voted by the stockholders.

Before reaching its decision, the CBAH Board, including the Special Committee, reviewed the results of the due diligence conducted by CBAH management, which was prepared with advice from and following discussions with their advisors, and which included:

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review of Altus’s material contracts, intellectual property, financial results and prospects, taxes, legal and regulatory issues, leased properties, environmental experiences, insurance, engineering and technical achievements and experiences, and financial accounting, including both audited and unaudited financial statements and internal controls;

•	meetings and calls with the management team and legal and financial advisors of Altus regarding operations, forecasts and the business combination;

•	in-person tours and calls with the management team of Altus and Blackstone;

•	discussions with Altus regarding its addressable market and competitive landscape;

•	discussions with Altus’s customers and potential customers;

•	financial projections prepared by Altus’s management team; and

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review of analyst reports and market trends in the sustainability and clean energy sector, including clean energy and renewables industries, publicly traded comparable companies, and comparable transactions in the broader energy sector.

As described under “Background of the Business Combination” above, the Special Committee and the CBAH Board, in evaluating the business combination, extensively consulted with CBAH’s management and their respective financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the Special Committee and the CBAH Board each considered a range of factors, including, but not limited to, the factors discussed below. In light of the complexity of such factors, each of the Special Committee and the CBAH Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Special Committee and the CBAH Board may have given different weight to different factors.

The factors considered by the Special Committee and the CBAH Board in approving the Business Combination Agreement and the transactions contemplated thereby include, but are not limited to, the following:

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Favorable Long-Term Secular Tailwinds. Solar generation is a fast-growing renewable source, that industry groups hope will grow approximately 2% to 20% of U.S. electricity generation by 2030. There is accelerating global corporate demand for renewables driven by global commitment to ESG mandates. Approximately 71% of U.S. Fortune 100 companies are reported as having targets in place to reduce carbon emissions, and over 1000 corporations are believed to have committed to science-based targets for emission reductions. Furthermore, ESG is becoming increasing important to investors and policy makers, with significant equity inflows in 2021 going into ESG investments and the Biden administration’s clean energy plan expected to increase demand for renewables.

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Impact of CBRE’s Relationships on Altus Growth. CBRE manages 7 billion square feet of real estate and manages $8 billion of its clients’ energy spend. CBRE’s data and analytic capability and advisory roles provide customer insights and can identify solar opportunities. In addition, CBRE employs a team of 145 energy optimization managers for key corporate decision makers and Trammell Crow Company and CBRE Global Investor real estate portfolios are expected to provide continued prospects for solar installs.

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Attractiveness as a Public Company. There is a significant total market that could be addressed by Altus’s services. Altus also owns 410 megawatts of solar generating capacity, making it one of the largest independent commercial and industrial (C&I) solar platforms, with over 900 megawatts in its pipeline supporting Altus management’s 2023 EBITDA projections (as described in “—Certain Projected Financial Information of Altus”) (and which projections do not take into account the potential impact of CBRE’s relationships on Altus’s growth). Altus also believes that it has opportunities to upsell customers through battery storage and electric vehicle storage. Altus has access to efficient financing via its relationship with Blackstone and a high quality and sophisticated management team.

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Altus’s Valuation and Recent Performance. The CBAH Board, including the Special Committee, considered the valuation conducted by CBAH management, as more fully described in the section entitled “Financial Analysis of CBAH Management” and Altus’s recent performance.

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Commitment of Altus’s Owners and Management.    The Special Committee and the CBAH Board believed that Messrs. Felton, Norell and Savino, the founders of Altus, and Blackstone continuing to own over half of the common stock of the combined company on a pro forma, fully-diluted basis (approximately 53.8%, assuming that no shares of CBAH Class A common stock are elected to be redeemed by CBAH’s current public stockholders), as well as the founders’ and Blackstone’s commitment to invest an additional $23 million in the PIPE, reflected such equityholders’ belief in and commitment to the continued growth prospects of the combined company going forward. The Special Committee and the CBAH Board also believed that the willingness of Altus’s management team to rollover the entirety of their equity stake and agree to prohibitions on the transfer of those shares for a period of time following the consummation of the transactions, reflected management’s belief in and commitment to CBAH’s continued growth following the consummation of the transactions.

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Post-Combination Board of Directors.    The Special Committee and the CBAH Board considered the fact that the board of directors of the combined company would be a balanced and independent board of directors (rather than one controlled by any former stockholder of Altus or by the Sponsor).

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Liquidity Needs.    The Special Committee and the CBAH Board considered the risk that the current public stockholders of CBAH could redeem their public shares for cash upon consummation of the business combination, thereby reducing the amount of cash available to Altus following the business combination. The Special Committee and the CBAH Board considered the condition under the Business Combination Agreement for the consummation of the Transactions that at least $425 million of cash be available after giving effect to any redemptions in order to ensure that the combined company had capital for its growth strategies. The CBAH Board determined that the PIPE Investment (and the Sponsor’s $150 million backstop commitment) would ensure the funds to complete the transactions would be readily available and also provide sufficient capital for the use of the combined company thereafter when taken together with its other sources of capital, including available debt financing.

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Altus Being an Attractive Target.    The CBAH Board, including the Special Committee, considered the fact that Altus (i) is of a size relevant to the public marketplace, (ii) has a strong existing management team with a strong track record of growth under Blackstone’s ownership, (iii) has a significant total addressable market and growth expansion opportunities, (iv) provides an opportunity for operational improvement and (v) would benefit from the consummation of the transactions as a result of becoming a public company and the infusion of additional capital from CBAH and the PIPE Investment, which the CBAH Board believed would improve Altus’s ability to grow.

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Other Alternatives.    CBAH completed its initial public offering in December 2020, with the objective of consummating an attractive business combination. Since that time, as more fully described in “Background of the Business Combination,” CBAH has evaluated a number of businesses but has been most impressed by the Altus business’s strong track record and significant potential for growth, including in a collaboration with the Sponsor. The Special Committee and the CBAH Board believed, based upon the transaction terms and the financial analysis undertaken by CBAH management and the Special Committee’s financial advisor, that the business combination creates the best available opportunity to maximize value for CBAH’s stockholders.

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Support of Altus’s Significant Stockholders.    The Special Committee and the CBAH Board considered the fact that Altus stockholders that collectively held beneficial interests in a majority of the issued and outstanding shares of Altus common stock would enter into a support agreement pursuant to which they would execute a written consent approving the business combination, which provides the CBAH board greater certainty that the conditions to closing of the business combination would be satisfied.

In addition to the foregoing, the Special Committee also considered, among other things, the following factors in approving the Business Combination Agreement and the transactions contemplated thereby:

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Opinion of Financial Advisor. The Special Committee considered the opinion of its financial advisor, which the Special Committee determined to be independent as described above in the “Background of the Business Combination,” and which opinion is more fully described in the section entitled “—Opinion of Duff & Phelps, the Financial Advisor to the Special Committee of the CBAH Board.”

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Commercial Collaboration Agreement. The Special Committee considered the terms and conditions of the Commercial Collaboration Agreement, which the Special Committee believed were the result of extensive arm’s length negotiations, favorable to Altus and would enhance the likelihood of Altus’s growth following the Closing. Related, the Special Committee considered the fact that holders of outstanding shares of CBAH Class A common stock and CBAH Class B common stock not owned, directly or indirectly, by CBRE or any of its affiliates or any executive officer of CBAH would have an ability to participate in such future growth as a result of any future upside in the stock price.

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Authority of the Special Committee. The fact that the Special Committee, comprising independent, disinterested, non-employee directors of the CBAH Board, unaffiliated with CBRE, and with the assistance of independent, experienced, third party financial and legal advisors, had the authority to reject or recommend approval of the Business Combination Agreement and the transactions contemplated thereby, including the business combination and the Commercial Collaboration Agreement.

In addition to the foregoing, the CBAH Board also considered the recommendation of the Special Committee and the opinion of its financial advisor. The Special Committee unanimously determined that the Business Combination Agreement (and the transactions contemplated thereby) and the Commercial Collaboration Agreement (and the transactions contemplated thereby) each are in the best interests of CBAH and the holders of outstanding shares of Class A common stock of CBAH and Class B common stock of CBAH not owned, directly or indirectly, by CBRE or any of its affiliates or any executive officer of CBAH. The Special Committee received the opinion of its financial advisor, which the Special Committee determined to be independent as described above in the “Background of the Business Combination,” and which opinion is more fully described in the section entitled “Opinion of Duff & Phelps, the Financial Advisor to the Special Committee of the CBAH Board.” The Special Committee is comprised only of independent and disinterested directors unaffiliated with CBRE or CBAH and, other than the interests described in “Interests of Certain Persons in the Business Combination,” the members of the Special Committee do not have material interests in the business combination that are different from, or in addition to, those of the public stockholders of CBAH more generally.

The Special Committee and the CBAH Board also identified and considered the following factors and risks weighing negatively against pursuing the business combination, although not weighted or in any order of significance:

•	Macroeconomic Risks. Macroeconomic uncertainty, including the ongoing and potential impact of the COVID-19 pandemic, and the effects it could have on the combined company’s revenues.

•	Benefits May Not Be Achieved. The risk that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe.

•	Growth Initiatives May Not be Achieved. The risk that the growth initiatives of the combined company may not be fully achieved or may not be achieved within the expected timeframe.

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Liquidation.    The risks and costs to CBAH if the business combination is not completed, including the risk of diverting CBAH management’s focus and resources from other businesses combination opportunities, which could result in CBAH being unable to effect a business combination within the completion window and force CBAH to liquidate.

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Stockholder Vote.    The risk that CBAH’s stockholders (including stockholders that are unaffiliated with CBRE or its affiliates) may object to and challenge the business combination and take action that may prevent or delay the consummation of the business combination, including to vote down the proposals at the special meeting or redeem their shares.

•	Closing Conditions. The fact that completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within CBAH’s control.

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CBAH Stockholders Holding a Minority Position in the Post-Combination Company.    The risk that CBAH stockholders will hold a minority position in the combined company (approximately 30.5% upon the closing, (i) including shares purchased by the Sponsor in the PIPE Investment, but excluding any shares purchased by other stockholders in the PIPE Investment, (ii) excluding the impact of shares of CBAH Class A common stock underlying the Private Placement Warrants and those reserved for issuance under the Incentive Plan and ESPP, (iii) assuming that no CBAH public stockholder exercises redemption rights with respect to its shares, (iv) assuming that 90,000,000 shares of CBAH Class A common stock are issued as Merger Consideration and (v) including 1,408,750 Alignment Shares that will be outstanding immediately following the closing of the Transactions (which Alignment Shares will be automatically converted into a number of CBAH Class A common stock based upon the Total Return on the CBAH Class A common stock as of the relevant measurement date over the seven fiscal years following the business combination. See “Description of CBAH’s Securities—Alignment Shares.”), which may reduce the influence that CBAH’s current stockholders have on the management of the combined company following the closing.

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Litigation.    The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Other Risks. Various other risks associated with the business of Altus, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In addition to considering the factors described above, the Special Committee and the CBAH Board also considered that:

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Interests of Certain Persons.    Some officers and directors of CBAH as well as the Sponsor and its affiliates may have interests in the business combination as individuals that are in addition to, and that may be different from, the interests of CBAH’s other stockholders (see section entitled “The Business Combination — Interests of Certain Persons in the Business Combination”). The Special Committee and CBAH’s independent directors reviewed and considered these interests during the negotiation of the transactions and in evaluating and unanimously approving, as members of the Special Committee and the CBAH Board, the Business Combination Agreement and related transactions.

The Special Committee and the CBAH Board concluded overall, the potentially negative factors or risks associated with the business combination were outweighed by the potential benefits of the business combination to CBAH and its stockholders (and in the case of the Special Committee, to the holders of outstanding shares of CBAH Class A common stock and CBAH Class B common stock of CBAH not owned, directly or indirectly, by CBRE or any of its affiliates or any executive officer of CBAH). The CBAH Board noted that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. Accordingly, the CBAH Board unanimously recommends that CBAH stockholders vote “FOR” the approval of the Business Combination Agreement and related proposals.

Certain Projected Financial Information of Altus

On April 23, 2021, Altus provided CBAH with its internally prepared projections for each of the years in the four-year period ending December 31, 2024. Neither CBAH or Altus, as a matter of general practice, publicly discloses long-term projections of its future performance, revenue, adjusted EBITDA, adjusted EBITDA margin, financial condition or other results. However, in connection with the proposed business combination, management of Altus prepared the financial projections set forth below to present key elements of the projections provided to CBAH. The Altus projections were prepared solely for internal use and not with a view toward public disclosure, or complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Altus’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best knowledge and belief of Altus’s management, the expected course of action and the expected future financial performance of Altus. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. None of Altus’s independent registered accounting firms, CBAH’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that CBAH, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the business combination. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Altus’s business, all of which are difficult to predict and many of which are beyond Altus’s and CBAH’s control. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Altus’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Altus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not include any contribution from the partnership and relationship with CBRE and do not take into account any circumstances or events occurring after the date they were prepared. Specifically, the financial projections do not take into account the following events: Altus increased the size of its investment grade senior funding facility with Blackstone Credit’s Structured Products Group to $503 million and reduced the facility’s interest rate, while also extending the facility’s term; and signed a 10-year, 33,000 square-foot lease in Stamford, CT to relocate its headquarters. The financial projections do take into account Altus’s acquisition of a 79 megawatt portfolio of solar projects operating across seven U.S. states from private equity funds managed by True Green Capital Management, LLC and Altus’s acquisition of a 9.9 megawatt solar project in New Jersey. None of Altus’s independent registered accounting firms, CBAH’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to CBAH and our board of directors in connection with their review of the Transactions.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS (INCLUDING A REGISTRANT’S RESPONSIBILITY TO MAKE FULL AND PROMPT DISCLOSURE OF MATERIAL FACTS, BOTH FAVORABLE AND UNFAVORABLE, REGARDING ITS FINANCIAL CONDITION, WHICH RESPONSIBILITY MAY EXTEND TO SITUATIONS WHERE MANAGEMENT KNOWS OR HAS REASON TO KNOW THAT ITS PREVIOUSLY DISCLOSED PROJECTIONS NO LONGER HAVE A REASONABLE BASIS), NEITHER CBAH NOR ALTUS INTENDS TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS.

The key elements of the projections provided by management of Altus to CBAH are summarized in the table below:

($ in millions, except as otherwise indicated)	2021E	2022E	2023E	2024E
Total Revenue	$74	$134	$222	$336
Adjusted EBITDA (1)	38	83	153	228
Adjusted EBITDA Margin (1)	51%	62%	69%	68%
Solar Asset Growth (in MWs) (2)	410	710	1,185	1,685

(1)	Excludes non-recurring expenses such as non-recurring transaction costs.
(2)	Reflects assets operating/installed as of year-end.

A portion of the financial projections include the economic contribution from the existing solar assets that are owned by Altus. Each of these solar assets will contribute to revenue and adjusted EBITDA based on the performance of each system. In preparing the projections related to these existing assets, Altus’s management relied on a number of factors, including construction and operation costs that are consistent with historical costs, megawatt generation assumptions and power rate per megawatt hour assumptions consistent with historical operations, further described below.

The projected annual megawatt growth of 300 megawatts in 2022, 475 megawatts in 2023, and 500 megawatts in 2024 is based on management’s expectations on future growth through acquiring new solar assets and developing new solar assets. In preparing the megawatt projections, Altus’s management relied on a number of factors, including the total addressable market for the commercial and industrial solar sector, pipeline of opportunities, and the secular tailwinds that are likely to benefit of Altus. However, Altus’s ability to meet its growth projections may be adversely affected by a number of factors, including supply chain disruptions, shortages of or price increases in key components, such as solar panels, which may adversely affect our profitability.

Projected revenue is based on Altus’s projected solar megawatt growth and contains a variety of operational assumptions, including annual megawatt hour generation per megawatt of approximately 1,200x and power rate per megawatt hour of approximately $130, which management believes are reasonable, supportable and consistent with 2019 and 2020 operating results, as the historical 2020 power rate was approximately $125 and we have assumed increases consistent with historical power price inflation in the markets we serve. For illustrative purposes, a 5 megawatt system will generate 6,000 megawatt hours and Altus management estimates that could generate approximately $780,000 in revenue annually. However, a variety of factors, including changes in economic conditions, including recession, deflation, global energy prices, government intervention, or other changes, may adversely affect actual power rates in the future. In addition, the significant impact of weather conditions on our business, a disruption or failure of electric generation, or storage systems in the event of a hurricane, tornado or other severe weather event, or otherwise, could prevent us from operating our business in the normal course and could have a material adverse effect on our operational assumptions. The predominance of Altus’s projected total revenues are related to solar asset growth; however, a minor portion of Altus’s projected total revenue are derived from the installation of EV chargers, which in 2023 and 2024 represent less than 0.9% and 1.8% of projected total revenues, respectively.

Projected adjusted EBITDA and adjusted EBITDA margin are based on profitability and assumes operating and general and administrative expenses as a percentage of revenue will increase in 2021 such that adjusted EBITDA margin would be 51%. For years 2022, 2023 and 2024 adjusted EBITDA margin is expected to increase to 62%, 69% and 68%, respectively, through efficiencies in process, competition among vendors, and economies of scale. In preparing the projections, Altus’s management relied on a number of factors, including Altus’s historical performance as well as industry trends. The assumed margin profile for the minor contribution from the installation of EV chargers is consistent with the margin profile of Altus’s solar assets.

Altus’s projected megawatt, revenue, adjusted EBITDA figures are contingent on various industry scenarios as well as assumptions on competition, general business, economic, market and financial conditions and matters specific to the businesses of Altus, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” For example, we face competition from various competitors which may provide energy at lower costs than we do, many of whom also have significant brand name recognition and have extensive knowledge of our target markets, which affects our ability to compete. Our solar asset growth projections rely on our ability to continue to access financing on favorable terms. However, changes in economic conditions could increase certain risks to our business, including limiting our access to financing on favorable terms. For example, an increase in interest rates could result in higher interest expense and reduced amount of funds available for capital investments, operations and other purposes.

The projections included herein reflect the consistent application of the accounting policies of Altus and should be read in conjunction with the accounting policies included in Note 2 — “Significant Accounting Policies” to the historical audited consolidated financial statement of Altus included elsewhere in this proxy statement/prospectus.

Adjusted EBITDA and adjusted EBITDA margin, both non-GAAP measures, are an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to revenue, net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity.

In connection with its consideration of the potential business combination, CBAH’s board of directors were provided with the projections set forth above prepared by management of Altus (collectively, the “Projections”). The Projections are included in this proxy statement/prospectus solely to provide CBAH’s stockholders access to information made available in connection with CBAH’s board of directors’ consideration of the proposed business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was April 23, 2021. Moreover, the Projections do not assume the business combination with CBAH is complete.

The Projections were prepared in good faith by Altus management based on their reasonable estimates and assumptions with respect to the expected future financial performance of Altus at the time the Projections were prepared and speak only as of that time.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Altus, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The Projections were initially prepared to assist CBAH in its evaluation of Altus and the business combination. Altus has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including CBAH. Neither Altus’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of Altus relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of Altus may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.

The Projections are not included in this proxy statement/prospectus in order to induce any CBAH stockholders to vote in favor of any of the proposals at the special meeting.

We encourage you to review the financial statements of Altus included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Altus’s Selected Historical Financial Information,” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Neither CBAH nor Altus or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

Opinion of Duff & Phelps, the Financial Advisor to the Special Committee of the CBAH Board

On June 14, 2021, the Special Committee of the CBAH Board retained Duff & Phelps to serve as an independent financial advisor to the Special Committee of the CBAH Board and to provide to the Special Committee of the CBAH Board a fairness opinion in connection with the business combination. On July 9, 2021, Duff & Phelps delivered its opinion, dated July 9, 2021 (the “Opinion”), to the Special Committee of the CBAH Board that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications, in each case as contained or described in such Opinion, the consideration to be paid by CBAH in the business combination was fair, from a financial point of view, to CBAH.

In selecting Duff & Phelps, the Special Committee of the CBAH Board considered, among other things, the fact that Duff & Phelps is a reputable investment banking firm with experience in the renewable energy sector and a global leader in providing fairness opinions to boards of directors and to special committees of boards of directors. Duff & Phelps is continuously engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.

The full text of the Opinion is attached hereto as Annex J and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. CBAH’s stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered, qualifications and limits of the review undertaken by Duff & Phelps in connection with such Opinion.

Duff & Phelps’ Opinion was approved by its fairness committee. The Opinion was provided for the information of, and directed to, the Special Committee of the CBAH Board for its information and assistance in connection with its consideration of the business combination. The Opinion was also provided for the information of the CBAH Board for its information and assistance in connection with its consideration of the business combination.

In connection with its Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances to enable it to render its Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.    Reviewed the following documents:

a.    CBAH’s annual report and audited financial statements on Form 10-K filed with the SEC for the year ended December 31, 2020 and CBAH’s unaudited interim financial statements for the year-to-date period ended March 31, 2021 included in CBAH’s Form 10-Q filed with the SEC;

b.    Altus’s draft financial statements for the year ended December 31, 2020 and unaudited financial statements for the year-to-date period ended March 31, 2021, in each case for the business as a whole;

c.    Unaudited segment financial information for Altus for the year ended December 31, 2020 and the three months ended March 31, 2021, which Altus’s management identified as being the most current financial statements available and provided certain information broken down among AssetCo and DevCo and certain industry verticals;

d.    Other internal documents relating to the history, current operations, and probable future outlook of Altus, including financial projections, prepared by management of Altus and provided to us by management of CBAH. With respect to projections used in its discounted cash flow analysis for Altus, Duff & Phelps relied primarily on financial projections for the years ending December 31, 2021 through December 31, 2024. With respect to the discounted cash flow analysis related to the existing assets of Altus that were already in operation, because of the expected life of the applicable assets, Duff & Phelps also reviewed and considered certain run-off assumptions are based on a 35-year useful life for each solar asset, estimated future operating costs, and estimated future energy prices. for the remaining useful life of the assets developed by Altus and provided to Duff & Phelps by CBAH management, and its discounted cash flow analysis for that portion of the business reflects this review. For further information regarding the financial projections prepared by management of Altus and the limitations thereof, see “—Certain Projected Financial Information of Altus;”

e.    The Altus Investor Presentation dated July 2021, as updated and supplemented by additional information provided by management of CBAH and Altus through the date of the Opinion; and

f.    The draft dated July 8, 2021 of the Agreement;

2.    Discussed the information referred to above and the background and other elements of the business combination with CBAH management and Altus management;

3.    Reviewed the historical trading price and trading volume of CBAH common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.    Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.    Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its Opinion with respect to the business combination, Duff & Phelps, with the consent of the Special Committee of the CBAH Board:

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Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including CBAH management and Altus management;

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Relied upon the fact that the Special Committee of the CBAH Board, the CBAH Board, and CBAH have been advised by counsel as to all legal matters with respect to the business combination, including whether all procedures required by law to be taken in connection with the business combination have been duly, validly and timely taken;

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Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expressed no opinion with respect to such projections or the underlying assumptions;

•	Assumed that information supplied and representations made by CBAH management and Altus management are substantially accurate regarding CBAH, Altus and the business combination;

•	Assumed that the representations and warranties made by CBAH and Altus in the Agreement are accurate in all material respects;

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Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed (except as otherwise specifically indicated to Duff & Phelps by CBAH management);

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Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of CBAH or Altus since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading in any material respect;

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Assumed at CBAH’s direction that the trust account balance of CBAH per share and recent trading prices of CBAH common stock provide a reasonable basis upon which to evaluate CBAH common stock and the common stock to be issued in connection with the business combination and the PIPE;

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Assumed that all of the conditions required to implement the business combination will be satisfied and that the business combination will be completed in accordance with the Agreement and with CBAH’s and Altus’s respective governing documents without any amendments thereto or any waivers of any terms or conditions thereof; and

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Assumed that the business combination will be consummated in a manner that complies in all respects with applicable federal, state, local and foreign statutes, rules and regulations and that all governmental, regulatory or other consents and approvals necessary for the consummation of the business combination will be obtained without any adverse effect on CBAH or the contemplated benefits expected to be derived in the business combination.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion was based prove to be untrue in any material respect to Duff & Phelps’ analysis, Duff & Phelps’ Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its Opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the business combination.

Duff & Phelps prepared its Opinion effective as of the date thereof. Its Opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date thereof, and Duff & Phelps disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof.

Duff & Phelps did not evaluate Altus’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the business combination, the assets, businesses or operations of Altus, or any alternatives to the business combination, (ii) negotiate the terms of the business combination, and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from CBAH’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the business combination, (iii) advise the Special Committee of the CBAH Board, the CBAH Board, or any other party with respect to alternatives to the business combination, or (iv) review any agreements related to the business combination other than the Agreement.

Duff & Phelps did not express any opinion as to the market price or value of CBAH common stock (or anything else) after the announcement or the consummation of the business combination. Duff & Phelps’ Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of Altus’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its Opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of CBAH’s officers, directors, or employees, or any class of such persons, relative to the consideration to be paid by CBAH in the business combination, or with respect to the fairness of any such compensation. Duff & Phelps also did not express any opinion with respect to the fairness of the consideration paid by CBAH’s sponsor in connection with the shares of CBAH common stock granted to, issued to or otherwise acquired by such sponsor, whether through the PIPE or otherwise.

Duff & Phelps’ Opinion was furnished solely for the use and benefit of the Special Committee of the CBAH Board and the CBAH Board in connection with their consideration of the business combination. Duff & Phelps has consented to the inclusion of the Opinion in its entirety and the description hereof in this registration statement and any other filing CBAH is required to make with the SEC in connection with the business combination if such inclusion is required by the applicable law. The Opinion (i) did not address the merits of the underlying business decision to enter into the business combination versus any alternative strategy or transaction; (ii) did not address any transaction related to the business combination; (iii) was not a recommendation as to how the Special Committee of the CBAH Board, the CBAH Board, or any stockholder should vote or act with respect to any matters relating to the business combination, or whether to proceed with the business combination or any related transaction, and (iv) did not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely stated whether the consideration in the business combination is within a range suggested by financial analyses specifically described in the Opinion. The decision as to whether to proceed with the business combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based. Duff & Phelps’ Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its Opinion to the Special Committee of the CBAH Board. This summary is qualified in its entirety by reference to the full text of the Opinion, attached hereto as Annex J. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee of the CBAH Board and the CBAH Board, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Valuation Methodologies

Income Approach (Discounted Cash Flow Analysis)

The Income Approach is a valuation technique that provides an estimation of the fair market value of an asset (or business) based on the cash flows that an asset (or business) can be expected to generate over its remaining useful life. The Income Approach begins with an estimation of the annual cash flows a market participant would expect the subject asset (or business) to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the asset (if any) or the business at the end of the discrete projection period to arrive at an estimate of fair market value.

For business valuations, the Income Approach is typically applied through a Discounted Cash Flow (“DCF”) Analysis. Under the DCF analysis, the valuation is based on the present value of estimated future cash flows for the expected life of the asset (or business) discounted at a rate of return that considers the relative risk of achieving those cash flows and the time value of money.

Market Approach (Selected Public Companies / M&A Transactions Analysis)

The Market Approach is a valuation technique that provides an estimation of fair market value based on market prices in actual transactions and on asking prices for assets (or businesses). The valuation process is a comparison and correlation between the subject asset (or business) and other similar assets (or businesses). Considerations such as time and condition of sale and terms of agreements are analyzed for comparable assets and are adjusted to arrive at an estimation of the fair market value of the subject asset.

Valuation Methodologies Utilized

Considering Altus management’s business plan, there is a significant amount of value in the opportunity to develop new assets, both in its existing pipeline and projects that have yet to be identified (“DevCo”); therefore, Duff & Phelps deemed it appropriate to rely on the Income Approach to value Altus. In applying the Income Approach, Duff & Phelps relied on the financial projections, as prepared by Altus management and provided to Duff & Phelps by CBAH management, as the basis for the DCF analysis. Duff & Phelps performed separate DCF analyses of (i) DevCo (the “DevCo DCF”) and (ii) the existing assets of Altus (“AssetCo”) that were already in operation as of March 31, 2021 (the “AssetCo DCF”) due to the varying growth outlook and risk profile of each business. Duff & Phelps utilized the Market Approach to select a terminal multiple in the DevCo DCF and as a check on the implied multiples on the concluded enterprise value range of Altus.

Income Approach (Discounted Cash Flow Analysis) Summary

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to AssetCo and DevCo for the fiscal years ending December 31, 2021 through December 31, 2024, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the financial projections, which are described in the section of this proxy statement/prospectus entitled

“—Certain Projected Financial Information of Altus.” Solely for purposes of the discussion in “—Opinion of Duff & Phelps, the Financial Advisor to the Special Committee of the CBAH Board—Valuation Methodologies,” the terms “EBITDA” and “EBITDA margin” exclude non-recurring expenses, such as non-recurring transaction costs.

In performing the discounted cash flow analysis of AssetCo, Duff & Phelps utilized a range of discount rates of 6.0% to 7.0% based on an estimate of AssetCo’s weighted average cost of capital (“WACC”). Duff & Phelps derived a terminal value using a perpetuity formula assuming a negative 3.0% terminal growth rate based on the finite life of the assets in operation of AssetCo. Based on the information provided by Altus’s management, with the consent of CBAH management and the Special Committee of the CBAH Board, Duff & Phelps assumed that (i) revenue increases at a compound annual growth rate of 10.0% from 2020 through 2024; (ii) capital expenditures and net working capital investment will be zero throughout the projection period; (iii) AssetCo is not expected to pay corporate income taxes for the foreseeable future due primarily to losses incurred on continued investment in solar assets at DevCo which can be used to offset income at AssetCo; and (iv) EBITDA increases to $54.7 million in 2024, with an average EBITDA margin of 82.6%. Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value range for AssetCo of $621 million to $685 million.

In performing the discounted cash flow analysis of DevCo, Duff & Phelps utilized a range of discount rates of 10.0% to 12.0% based on an estimate of DevCo’s WACC. Duff & Phelps derived a terminal value using a terminal EBITDA multiple ranging between 30.0x and 32.0x based on the observed multiples of the selected public companies and certain M&A transactions. In making this selection, Duff & Phelps considered DevCo’s size, power capacity, growth outlook, capital requirements, profit margins, and other characteristics relative to the selected public companies and certain M&A transactions. Concerning the growth outlook, Duff & Phelps evaluated (i) the total addressable market for the commercial and industrial solar sector including, but not limited to, the total spend in the United States on electricity in the C&I sector, the total investment required to meet the U.S. sustainability goals, and third party estimates (e.g., those of WoodMac cited elsewhere in this prospectus/proxy statement) that estimated a sizeable market opportunity, (ii) Altus’s pipeline of opportunities, which includes 45 opportunities with the potential to comprise a 900+ MW pipeline, and (iii) the general secular tailwinds that are likely to benefit Altus, such as the fact that solar is a fast-growing renewable source and the global corporate demand for renewables is accelerating due to commitments to ESG mandates. Based on the information provided by Altus’s management, with the consent of CBAH management and the Special Committee of the CBAH Board, Duff & Phelps assumed that (i) revenue is expected to increase from $10.0 million in 2021 to $270.1 million by 2024; (ii) EBITDA increases from negative $15.0 million in 2021 to $173.0 million in 2024; (iii) DevCo is not expected to pay corporate income taxes for the foreseeable future due primarily to losses incurred on continued investment in solar assets; and (iv) capital expenditures are expected to be $410.4 million in 2021, $865.1 million in 2022, $909.5 million in 2023, and $1,164.8 million in 2024. Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value range for DevCo of $980 million to $1,378 million.

Based on the sum of the enterprise value ranges for AssetCo and DevCo, the range of Altus’s enterprise value was $1,601 million to $2,063 million based on the Income Approach.

Market Approach (Selected Public Companies / M&A Transactions Analyses) Summary

Duff & Phelps analyzed selected public companies and selected M&A transactions for purposes of (i) estimating valuation multiples with which to select a terminal EBITDA multiple range for DevCo to utilize in the DevCo DCF analysis and (ii) a check on the implied multiples on the concluded enterprise value range of Altus. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to Altus, and the M&A transactions utilized for comparative purposes in the following analysis were not directly comparable to the business combination. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of Altus and the business combination cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of Altus. For these reasons, the selected public companies and selected M&A transactions analysis is subject to inherent limitations.

Selected Public Companies Analysis.    Duff & Phelps compared certain financial information of Altus to corresponding data and ratios from publicly traded companies that were deemed relevant to its analysis, including (i) solar energy generation and storage companies and (ii) companies that manufacture and provide solar solutions, solar power products, solar photovoltaic energy solutions, and other solar related systems and products. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The nine companies included in the selected public company analysis were:

Selected Companies	Sunnova Energy International Inc.

Sunrun Inc.

Array Technologies, Inc.

Enphase Energy, Inc.

Shoals Technologies Group, Inc.

SolarEdge Technologies, Inc.

SunPower Corporation

Canadian Solar Inc.

First Solar, Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of product, end market, or business model, to that of Altus.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2021, 2022, and 2023 in the tables below with respect to the selected public companies were derived based on information for the fiscal years ending closest to Altus’s fiscal year ends for which information was available. Data related to Altus’s EBITDA were adjusted for purposes of this analysis to eliminate non-recurring income (expenses).

COMPANY INFORMATION	REVENUE GROWTH					EBITDA GROWTH
Company Name	3-YR CAGR	LTM	2021	2022	2023	3-YR CAGR	LTM	2021	2022	2023
Sunnova Energy International Inc.	27.9%	27.9%	38.7%	44.6%	37.7%	30.5%	44.0%	39.0%	84.3%	52.6%
Sunrun Inc.	NM	4.8	18.5	14.3	15.7	NM	NM	NM	NM	NM
Array Technologies, Inc.	NA	-30.0	14.9	18.1	14.1	NA	-66.0	-45.8	82.4	32.7
Enphase Energy, Inc.	39.4	19.3	70.5	33.3	25.0	NM	44.5	63.5	42.8	27.6
Shoals Technologies Group, Inc.	NA	NA	34.7	52.4	45.0	NA	NA	47.5	61.9	54.2
SolarEdge Technologies, Inc.	34.0	-9.6	28.9	27.8	18.8	21.0	-44.9	56.8	37.3	23.5
SunPower Corporation	NM	10.3	34.2	22.4	12.3	NM	-28.5	NM	44.5	37.4
Canadian Solar Inc.	0.8	8.6	71.0	6.4	3.8	9.1	0.1	-14.0	60.3	-3.6
First Solar, Inc.	-2.7	-2.6	8.2	-6.1	-0.7	21.3	42.4	24.8	-5.5	-20.2

AssetCo	NA	NA	40.9%	5.0%	0.0%	NA	NA	52.0%	5.1%	0.4%

DevCo	NA	NA	NM	573.9%	131.5%	NA	NA	NM	NM	246.9%

Altus (Combined)	NA	NA	62.9%	81.7%	65.8%	NA	NA	8.6%	122.2%	83.7%

COMPANY INFORMATION	EBITDA MARGIN
Company Name	3-YR AVG	LTM	2021	2022	2023
Sunnova Energy International Inc.	32.2%	29.1%	30.4%	38.7%	42.9%
Sunrun Inc.	NM	NM	-11.9	-0.1	1.2
Array Technologies, Inc.	9.6	10.8	8.4	13.0	15.1
Enphase Energy, Inc.	16.7	25.7	25.1	26.8	27.4
Shoals Technologies Group, Inc.	25.3	29.5	32.8	34.9	37.1
SolarEdge Technologies, Inc.	15.4	11.1	14.5	15.6	16.2
SunPower Corporation	4.4	3.7	6.6	7.9	9.6
Canadian Solar Inc.	13.2	12.7	6.4	9.6	8.9
First Solar, Inc.	14.2	23.5	25.1	25.2	20.3

AssetCo	NA	80.6%	82.4%	82.5%	82.9%

DevCo	NA	NM	-150.9%	42.0%	63.0%

Altus (Combined)	NA	68.9%	50.9%	62.2%	68.9%

(US$ in millions, except per share data)

COMPANY INFORMATION	ENTERPRISE VALUE AS MULTIPLE OF
Company Name	LTM EBITDA	2021 EBITDA	2022 EBITDA	2023 EBITDA	LTM EBIT	2021 EBIT	2022 EBIT	2023 EBIT	LTM Capacity (MW)
Sunnova Energy International Inc.	NM	NM	49.5x	32.5x	NM	NM	NM	NM	7.19x
Sunrun Inc.	NM	NM	NM	NM	NM	NM	NM	NM	4.70
Array Technologies, Inc.	32.8x	28.5x	15.6	11.8	52.0	31.8x	17.6x	12.3x	NA
Enphase Energy, Inc.	NM	NM	55.3	43.3	NM	NM	NM	44.9	NA
Shoals Technologies Group, Inc.	NM	46.6	28.8	18.7	NM	54.1	31.9	19.9	NA
SolarEdge Technologies, Inc.	NM	53.0	38.6	31.3	NM	NM	53.8	40.4	NA
SunPower Corporation	NM	51.6	35.7	26.0	NM	56.9	44.0	28.8	NA
Canadian Solar Inc.	8.8	10.2	6.4	6.6	16.7	20.0	10.8	11.1	NA
First Solar, Inc.	12.2	11.7	12.4	15.5	18.6	15.3	20.6	25.1	NA

Mean	17.9x	33.6x	30.3x	23.2x	29.1x	35.6x	29.8x	26.1x	5.95x
Median	12.2x	37.5x	32.2x	22.3x	18.6x	31.8x	26.3x	25.1x	5.95x

Implied Altus Multiples	54.4x	48.8x	22.0x	12.0x	37.5x	24.8x	13.7x	8.2x	6.91x

LTM = Latest Twelve Months

NM = Not meaningful; NA = Not available

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports, Investor Presentations

Selected M&A Transactions Analysis.    Duff & Phelps researched selected M&A transactions involving companies with businesses involved in comparable aspects of the renewable energy sector that Duff & Phelps deemed relevant to its analysis. Duff & Phelps compared Altus to the selected M&A transactions target companies listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the business combination and the availability of public information related to the transaction.

(US$ in millions, except per share data)

Announced Date	Target Name	Acquirer Name	EBITDA Margin	EV / Revenue	EV / EBITDA	EV / MW
8/9/2020	Jolywood (Suzhou) Sunwatt Co., Ltd.	Hangzhou Boiler Group Co., Ltd.	18.7%	2.12x	11.4x	NA
7/6/2020	Vivint Solar, Inc.	Sunrun Inc.	NA	8.73x	NM	2.4x
1/24/2020	C&S Electric Limited	Seimens Limited	NA	1.70x	NA	NA
8/12/2019	GCL System Integration Technology Co., Ltd.	Huaxin Group (Yingkou) Co., Ltd.	3.5%	2.89x	82.1x	NA
10/12/2018	Kokam Co., Ltd.	SolarEdge Technologies, Inc.	NA	3.50x	NM	NA
10/11/2018	Hanergy Thin Film Power Group Limited	Hanergy Mobile Energy Holding Group Co., Ltd.	39.9%	9.37x	23.5x	NA
10/16/2017	Gintech Energy Corporation	Neo Solar Power Corp.	2.6%	0.71x	27.1x
7/27/2017	ASCO Power Technologies, L.P.	Schneider Electric S.E.	22.8%	2.67x	11.7x	NA
6/5/2017	JA Solar Holdings Co., Ltd.	Jinglong Group Co., Ltd.	134.6%	0.50x	0.4x	NA

Mean				3.58x	26.0x	2.4x
Median				2.67x	17.6x	2.4x

Implied Altus Multiples				37.50x	54.4x	6.9x

Source: Capital IQ and company filings

Summary of Selected Public Companies / M&A Transactions Analyses

Due to the significant growth projected for Altus and difficulty in comparing Altus’s financial metrics relative to the selected public companies, Duff & Phelps did not select multiples to estimate an enterprise value range for Altus. Rather, Duff & Phelps compared the projected revenue and EBITDA multiples and the power capacity multiple implied by the discounted cash flow analysis relative to the respective multiples for the selected public companies and M&A transactions. Duff & Phelps noted that the 2022 and 2023 projected EBITDA multiple ranges implied by the discounted cash flow analysis of 19.2x to 24.7x and 10.4x to 13.5x, respectively, were within the range indicated by the selected public companies and the selected M&A transactions. Duff & Phelps also noted that the power capacity multiple range implied by the discounted cash flow analysis of 6.0x to 7.8x based on 265 MW overlapped the respective multiples in selected public companies analysis and the M&A transactions analysis.

Summary of Financial Analysis

Based on a sum-of-the-parts of enterprise value indications of AssetCo and DevCo from the Income Approach, Duff & Phelps estimated the enterprise value of Altus to be in the range of $1,601 million to $2,063 million. Based on this enterprise value range, Duff & Phelps estimated Altus’s aggregate equity value range to be $1,537.5 million to $1,999.5 million after adding estimated pro forma cash of $363.0 million, deducting non-controlling interest value of $33.0 million and deducting pro forma debt of $393.5 million from the enterprise value range. Duff & Phelps noted that the consideration to be paid by CBAH in the business combination was within the concluded aggregate equity value range of Altus of $1,537.5 million to $1,999.5 million.

Duff & Phelps’ Opinion was only one of the many factors considered by the Special Committee of the CBAH Board and the CBAH Board in their respective evaluations of the business combination and should not be viewed as determinative of the views of the Special Committee of the CBAH Board or the CBAH Board.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its Opinion to the Special Committee of the CBAH Board, CBAH agreed to pay Duff & Phelps a fee of $500,000, payable as follows: (i) $150,000 payable upon execution of the engagement letter dated June 14, 2021 between Duff & Phelps and the Special Committee of the CBAH Board and (ii) $350,000 payable upon consummation of the business combination.

No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion reached in the Opinion.

Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion. CBAH has also agreed to reimburse Duff & Phelps for its reasonable and documented out-of-pocket expenses and reasonable and documented fees and expenses of counsel retained by Duff & Phelps in connection with the engagement, payable upon the closing of the business combination, provided that the amount of such expenses shall not exceed $50,000 in the aggregate. CBAH has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.

The terms of the fee arrangements with Duff & Phelps were negotiated at arm’s length by Potter Anderson, and the Special Committee of the CBAH Board are aware of these fee arrangements.

Disclosure of Prior Relationships

During the two years preceding the date of its Opinion, Duff & Phelps has provided financial opinions and other financial and valuation services to Altus’s private equity sponsor, The Blackstone Group Inc. and its affiliates (including its portfolio companies), and has provided valuation and other advisory services to CBRE Group, Inc., the parent company of the Sponsor. For these prior engagements, Duff & Phelps received customary fees, expense reimbursement, and indemnification. The total fees paid by such parties are not material to Duff & Phelps’ total revenues.

Financial Analysis of CBAH Management

CBAH management performed discounted cash flow analyses and comparable trading analyses of Altus, which were reported to the CBAH Board. The summary of CBAH management’s financial analyses is not a complete description of the analyses of Altus undertaken by CBAH management. CBAH management conveyed to the CBAH Board that the $0.9 billion valuation of Altus was supported by its financial analyses. CBAH management also noted to the CBAH Board that Altus management’s financial projections that CBAH management used to perform its financial analyses did not include any financial impact from prospective client referrals from or other commercial collaboration with CBRE.

CBAH management performed two discounted cash flow analyses of Altus: (i) a “sum of parts” analysis based on a range of terminal multiples and discount rates and (ii) a long-dated analysis based on a range of growth assumptions and perpetual growth rates. Both of the analyses were based on projections through December 31, 2024 provided by Altus management (see “—Certain Projected Financial Information of Altus”), with CBAH management assumptions applied thereafter, including 50% EBITDA margins and 5% revenue growth after 2030. The sum of parts analysis was a bifurcated levered cash flow analysis based on (i) a 35-year hold for life analysis on existing solar assets and (ii) a long-term levered cash flow analysis on growth of Altus’s solar pipeline, battery storage and electric vehicle charging. The sum of parts approach assumed a terminal value estimated using a range of terminal EBITDA multiples between 18.5x and 21.5x. The cost of equity was estimated between 11% and 13%, consistent with an estimated range of the two primary comparable public companies. The sum of parts analysis resulted in a range of implied pre-money equity values for Altus of approximately $0.7 billion to $1.4 billion. The long-dated analysis was a long-term unlevered free cash flow analysis through 2050, based on a terminal value based on a range of perpetual growth rates between 1.2% and 1.5%. The cash flows were discounted at a weighted average cost of capital range of 5.3% to 5.8%. The long-dated analysis resulted in a range of implied pre-money equity values for Altus of approximately $0.3 billion to $2.2 billion.

CBAH management also analyzed selected public companies for its analysis based on their relative similarity, primarily in terms of product, end market or business model to that of Altus. The three companies in this selected public company analysis were SunPower Corporation, Sunnova Energy International Inc. and Sunrun Inc. The first table below summarizes certain EBITDA trading multiples and historical and projected financial performance. The EBITDA multiple comparison showed a 2023 EBITDA multiple of 10.6x for Altus, which was an approximate 50% discount to the two primary comparable public companies, and a 2022 EBITDA multiple of 19.4x for Altus, which was an approximate 25% discount to the two primary comparable public companies. The second table below summarizes the share price performance of the selected comparable public companies relative to S&P 500 generally, broken down by various periods observed. The third table below shows historical and projected revenue and EBITDA for the selected public companies.

EBITDA Trading Multiple Comparison (1)(2)(3)

	Current As of July 06, 2021				Phase III (a) As of June 30, 2021				Phase II (a) As of June 2, 2021				Phase I (a) As of March 30, 2021
	AV / EBITDA (X)				AV / EBITDA (X)				AV / EBITDA (X)				AV EBITDA (X)
	2021	2022	2023	2024	2021	2022	2023	2024	2021	2022	2023	2024	2021	2022	2023	2024
Altus Power (Pre-Money Equity Value)	43.2x	19.4x	10.6x	7.1x	43.2x	19.4x	10.6x	7.1x	53.9x	242x	13.2x	8.9x	69.4x	36.1x	19.8x	12.2x
Residential Solar
SunPower Corporation	42.8x	30.6x	23.0x	23.8x	42.3x	30.3x	22.8x	23.6x	35.3x	25.2x	19.0x	14.6x	47.3x	33.7x	26.4x	19.7x
Sunnova Energy	39.3x	21.6x	17.5x	17.7x	38.3x	21.0x	17.0x	12.0x	31.9x	17.5x	14.2x	14.3x	35.0x	20.7x	17.0x	21.0x
Sunrun	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Mean	41.0x	26.1x	20.2x	20.8x	40.3x	25.6x	19.9x	17.8x	33.6x	21.4x	16.6x	14.5x	41.2x	27.2x	21.7x	20.3x
Median	41.0x	26 1x	20.2s	20.8x	40.3x	25.6x	19.9x	17.8x	33.6x	21.4x	16.6x	14.5x	41.2x	27.2x	21.7x	20.3x
Transaction vs. Comps (Prem.) / Disc.	5.3%	(25.4%)	(47.7%)	(65.7%)	7.2%	(24.1%)	(46.8%)	(59.9%)	60.3%	13.4%	(20.5%)	(38.6%)	68.6%	32.5%	(8.9%)	(39.9%)

(a)

Phase I represents the date on which the parties agreed to execute the letter of intent. Phase II and Phase III represent the approximate dates on which the parties agreed to relaunch the PIPE marketing processes.

Share Price Performance (4)

(%, unless otherwise noted)

		Share Price Performance (as of July 06, 2021)
	Current 7/6/2021 $/share	1 Day 7/5/2021%	Phase 3 6/30/2021%	1 Week 6/29/2021%	2 Weeks 6/22/2021%	YTD 12/31/2020%	LTM 7/5/2020%
Residential Solar
SunPower Corporation	29.59	2.7%	1.3%	(1.0%)	16.0%	15.4%	281.3%
Sunnova Energy	39.18	2.2%	4.0%	3.6%	10.7%	(13.2%)	122.9%
Sunrun	56.57	(0.4%)	1.4%	(0.6%)	8.1%	(18.5%)	182.9%
Mean		1.5%	2.2%	0.7%	11.6%	(5.4%)	195.7%
Median		2.2%	1.4%	(0.6%)	10.7%	(13.2%)	182.9%
S&P 500	4,343.54	(0.2%)	1.1%	1.2%	2.3%	15.6%	38.8%

Revenue and EBITDA Performance and Projections(1)(2)

($MM)

	2017	2018	2019	2020	2021	2022	2023
Revenue
SunPower Corporation	$1,170	$1,202	$1,092	$1,125	$1,514	$1,829	$2,058
Sunnova Energy	77	104	132	166	225	320	389
Sunrun	792	1,000	1,189	1,298	1,386	1,613	1,621
EBIDTA
SunPower Corporation				$32	$125	$178	$225
Sunnova Energy			48	62	83	134	200
Sunrun	$(58)	$(58)	(125)	(65)	76	221	147

(1)	EBITDA estimates based on Capital IQ.
(2)	EBITDA reflects add back of amortization and interest adjustments; such amortization and interest. adjustments for 2023 are based on 2022 estimates from equity research.
(3)	Where Sunrun’s EBITDA multiples are greater than 80x, these are shown as “NM.”
(4)	Represents in trading day, the “1 Week Change” represents the share price as of five trading days prior.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the Sponsor and the officers and directors of CBAH or Altus have interests in such proposals that are different from, or in addition to, those of CBAH stockholders generally. In particular:

•

If the Transactions or another business combination are not consummated by the end of the completion window, CBAH will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, the Alignment Shares held by the Sponsor Parties would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares.

•

The Sponsor purchased the Alignment Shares from us for an aggregate purchase price of $25,000, or approximately $0.02 per share, after giving effect to the forfeiture of Alignment Shares pursuant to the Class B Letter Agreement in connection with the consummation of the Transactions. The Alignment Shares will convert into shares of CBAH Class A common stock based on the performance of the post-combination company stock price, resulting in a minimum issuance of 14,091 shares and a maximum issuance of 14,986,250 shares. The returns generated by the Sponsor Parties on their Alignment Shares will depend on the stock price performance of the post-combination company. Because the Sponsor Parties paid only $25,000 for their Alignment Shares, the returns the Sponsor Parties experience on their investment may be higher than the returns experienced by public stockholders. Moreover, as the Alignment Shares of the Sponsor Parties will convert into at least 14,091 shares of Class A common stock even if the stock price after consummation of the business combination remains below $10.00 per share during the seven year vesting period, the Sponsor Parties would generate a positive return on their investments even if public stockholders experienced a negative return on their investment over the same period.

•

The Sponsor purchased an aggregate of 7,366,667 Private Placement Warrants from CBAH for an aggregate purchase price of $11,050,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the CBAH IPO. A portion of the proceeds CBAH received from these purchases was placed in the trust account. Such warrants had an aggregate market value of approximately $15,691,001 based upon the closing price of $2.13 per warrant on the NYSE on October 27, 2021, the record date for the special meeting. The Private Placement Warrants will become worthless if CBAH does not consummate a business combination by the end of the completion window.

•

The Sponsor issued the second amended and restated promissory note to CBAH with a borrowing capacity of up to $3,000,000 in order to finance transaction costs in connection with an intended business combination. The note is non-interest bearing and the principal amount of such loans may be convertible into Private Placement Warrants of the post- combination company at a price of $1.50 per warrant at the option of the Sponsor. The outstanding balance of the note as of June 30, 2021 was $1,100,000. On August 12, 2021, the Company borrowed an additional $1,900,000 under the note, for total outstanding borrowings of $3,000,000.

•

Given the differential in purchase price that the Sponsor Parties paid for the Private Placement Warrants as compared to the price of the SAILSM securities sold in the CBAH IPO, the Sponsor Parties may realize a positive rate of return on their investments even if other CBAH stockholders experience a negative rate of return on their investment following the Transactions.

•

Upon the consummation of the proposed Transactions, the approximate dollar value of the Sponsor Parties’ aggregate interest in the post-combination company would be approximately $242,940,001, based upon the closing price of the CBAH Class A common stock of $10.09 per share and the closing price of $2.13 per publicly traded Redeemable Warrant (which we use for these purposes as a proxy for the value of each Private Placement Warrant), in each case on the NYSE on October 27, 2021, the record date of the special meeting, assuming (a) the full exercise of Sponsor’s Backstop Commitment to purchase up to an additional $150,000,000 in CBAH Class A common stock to the extent of the amount of redemptions of shares of CBAH Class A common stock submitted for redemption by public stockholders in connection with the Closing and (b) settlement of an aggregate of $3,000,000 in borrowings under the second amended and restated promissory note in Private Placement Warrants. This interest does not include the impact of the Alignment Shares, which will automatically convert into shares of CBAH Class A common stock based upon the Total Return on the Class A common stock as of the relevant measurement date over the seven fiscal years following the consummation of the business combination.

•

Holders of the CBAH Class B common stock are expected to elect William Concannon to serve as the Class B Director after the closing of the Transactions. As such, in the future he may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors. In addition, in connection with the PIPE Investment, Mr. Concannon entered into a PIPE Subscription Agreement pursuant to which he committed to purchase 100,000 shares of CBAH Class A common stock at a purchase price per share of $10.00 and an aggregate purchase price of $1,000,000.

•

Subject to Cash Smith’s continued employment with CBRE through the completion of the business combination, CBRE, Inc. has agreed to loan Mr. Smith the amount of $1,000,000 within 30 days following the completion of the business combination upon Mr. Smith’s delivering to CBRE, Inc. a promissory note for that amount.

•

Certain of CBAH’s officers and directors are employed by an affiliate of CBRE Group, Inc. and/or hold economic interests in CBRE. Certain of CBAH’s directors hold economic interests in CBAH that are subject to forfeiture in the event their status as a director of CBAH terminates for any reason prior to the date of consummation of the initial business combination.

•

If CBAH is unable to complete a business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CBAH for services rendered or contracted for or products sold to CBAH. If CBAH consummates a business combination, on the other hand, CBAH will be liable for all such claims.

•

CBAH’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CBAH’s behalf, such as identifying and investigating possible business targets and business combinations. However, if CBAH fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, CBAH may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.

•	The continued indemnification of CBAH’s current directors and officers and the continuation of directors’ and officers’ liability insurance.

•

Altus and CBRE, Inc., an affiliate of the Sponsor, entered into the Commercial Collaboration Agreement pursuant to which, among other things, CBRE, Inc. will invite Altus to join CBRE, Inc.’s strategic supplier program and CBRE, Inc. will promote Altus as its preferred clean energy renewable provider/partner, CBRE, Inc. and Altus will create a business opportunity referral program with CBRE’s brokers, CBRE Inc.’s will reasonably collaborate with Altus to develop and bring to market new products and/or bundles for Altus’s customers, Altus will consider in good faith inviting CBRE, Inc. to become a solar tax equity partner for Altus, on a non-exclusive basis, on market terms to be mutually agreed and CBRE, Inc. will provide, at no cost to Altus, reasonable access to data-driven research and insights prepared by CBRE, Inc. (subject to certain exceptions).

•

Following the execution of the Business Combination Agreement, CBRE’s Renewable Energy Solutions team has, based on recommendations from CBRE’s brokers, from time to time presented Altus with client referrals, which Altus in its sole discretion may elect to pursue. The Commercial Collaboration Agreement will only become effective upon the closing of the transactions contemplated by the Business Combination Agreement and therefore CBRE and CBRE’s brokers are not entitled to any of the fees contemplated by the Commercial Collaboration Agreement. CBRE has informed Altus that following completion of the Business Combination Agreement, it may request that Altus pay referral fees to CBRE’s brokers for such referrals made prior to such completion which fees would not exceed the fees set forth in the CBRE broker referral program included in the Commercial Collaboration Agreement; provided that any decision to pay such fees shall be made in Altus’s sole discretion. If Altus agrees to pay any such fees to CBRE’s brokers, CBRE’s Advisory business segment may receive a portion of such fees in accordance with each CBRE broker’s individual brokerage commission structure.

Recommendation of the Board

After careful consideration of the matters described above, the Board determined unanimously that each of the business combination proposal, the charter proposals, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal, the NYSE proposal and the adjournment proposal, if presented, is fair to and in the best interests of CBAH and its stockholders. The Board has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

Board of Directors Following the Business Combination

Upon consummation of the Transactions, the Board anticipates each Class I director will have a term that expires immediately following CBAH’s annual meeting of stockholders for the calendar year ended December 31, 2022, each Class II director will have a term that expires immediately following CBAH’s annual meeting of stockholders for the calendar year ended December 31, 2023 and each Class III director will have a term that expires immediately following CBAH’s annual meeting of stockholders for the calendar year ended December 31, 2024, or, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death. The Class I, Class II and Class III directors will be elected by the holders of the CBAH Class A common stock, voting separately as a class. The Class B Director will be elected by the holders of the CBAH Class B common stock, voting separately as a class, at each annual meeting of the CBAH stockholders or other meeting held by CBAH for the election of directors or by written consent. Upon the conversion of all issued and outstanding shares of CBAH Class B common stock into shares of CBAH Class A common stock, the position of Class B Director shall cease to exist, provided that the person that is the Class B Director at the time of such conversion shall have the right to continue to serve on the Board until the next annual meeting of stockholders of CBAH, subject to proportionality requirements and earlier removal for cause or pursuant to the terms of the Investor Rights Agreement.

We are proposing Richard Peretz, Sharon Daley and Sarah Coyne to serve as the Class I directors, Christine Detrick and Rob Horn to serve as Class II directors and Lars Norell and Gregg Felton to serve as Class III directors. In addition, the holders of the CBAH Class B common stock are expected to execute a written consent to elect William Concannon as the Class B Director in connection with the consummation of the Transactions. Christine Detrick is expected to serve as Chair of the Board.

Please see the sections entitled “Proposal No. 6 — The Director Election Proposal” and for additional information.

Redemption Rights for CBAH Stockholders

Pursuant to CBAH’s current certificate of incorporation, a holder of public shares may demand that CBAH redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they, no later than 5:00 p.m. (New York City time) on December 2, 2021 (two (2) business days prior to the date of the special meeting):

(i)	submit a written request to CBAH’s transfer agent that CBAH redeem their public shares for cash,

(ii)	certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), and

(iii)	deliver such public shares to CBAH’s transfer agent (physically or electronically).

If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption, CBAH will redeem each public share for a full pro rata portion of the funds held in the trust account, calculated as of two business days prior to the consummation of the business combination. As of October 27, 2021, the record date for the special meeting, this would amount to approximately $10.00 per share. If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of CBAH common stock for cash and will no longer own the shares.

Holders of SAILSM securities must elect to separate the underlying public shares and Redeemable Warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds SAILSM securities registered in its own name, the holder must contact CBAH’s transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote “FOR” the business combination proposal.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.

The business combination will not be consummated if CBAH has net tangible assets of less than $5,000,001.

The Sponsor and CBAH’s officers and directors will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Transactions. Holders of CBAH’s warrants will not have redemption rights with respect to such warrants.

Any holder of public shares will be entitled to demand that such holder’s public shares be redeemed for a full pro rata portion of the funds held in the trust account (which, for illustrative purposes, was approximately

$402.5 million, or $10.00 per share, as of June 30, 2021). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of CBAH’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the business combination proposal.

Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on your right to exercise your redemption rights.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to 5:00 p.m. (New York City time) on December 2, 2021. If you deliver your shares for redemption to CBAH’s transfer agent and later decide not to elect redemption, you may request that CBAH’s transfer agent return the shares (physically or electronically). You may make such request by contacting CBAH’s transfer agent at the address listed at the end of this section, and must do so prior to 5:00 p.m. (New York City time) on December 2, 2021.

Any corrected or changed proxy card must be received by CBAH’s transfer agent prior to the vote taken on the business combination proposal at the special meeting. Any demand for redemption of public shares must be received by CBAH’s transfer agent no later than 5:00 p.m. (New York City time) on December 2, 2021, and no demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to 5:00 p.m. (New York City time) on December 2, 2021.

If demand is properly made as described above, then, if the business combination is consummated, CBAH will redeem these shares for a pro rata portion of funds deposited in the trust account (which, for illustrative purposes, was approximately $402.5 million, or $10.00 per share, as of June 30, 2021). If you exercise your redemption rights, then you will be exchanging your shares of CBAH Class A common stock for cash.

If the business combination is not approved or completed for any reason, then CBAH’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the funds held in the trust account. In such case, CBAH will promptly return any shares delivered by public holders. Additionally, if CBAH would be left with less than $5,000,001 of net tangible assets, CBAH will not be able to consummate the business combination.

The closing price of CBAH Class A common stock on October 27, 2021, the record date for the special meeting, was $10.09 per share. The cash held in the trust account on such date was approximately $402,519,359 (or $10.00 per public share). Prior to exercising redemption rights, stockholders should verify the market price of CBAH Class A common stock as they may receive higher proceeds from the sale of their CBAH Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CBAH cannot assure its stockholders that they will be able to sell their shares of CBAH Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

Sources and Uses for the Business Combination

At the Closing of the Merger, CBAH will issue 90,000,000 shares of CBAH Class A common stock to Altus stockholders at a value of $10.00 per share. The CBAH Class A common stock issued to Altus stockholders represents approximately 56.5% and 67.2% ownership in the combined company under the No Redemption Scenario and the Maximum Redemption Scenario, respectively.

As Altus has been determined to be the accounting acquirer in the Merger, the number and value of shares issued to Altus in conjunction with the Merger does not represent funding or consideration from an accounting standpoint. Instead, the change in Altus stockholders’ interest represents dilution of Altus stockholders’ interests resulting from Altus’ issuance of stock in exchange for the net assets of CBAH.

As a result of the Merger, Altus stockholders are expected to relinquish 43.5% and 32.8% of their interest in Altus in exchange for Altus to receive approximately $678 million and $425 million in cash under the No Redemption Scenario and the Maximum Redemption Scenario, respectively.

The following table summarizes the estimated sources and uses for funding the Transactions (all amounts in millions):

Sources	No Redemption Scenario	Maximum Redemption Scenario		Uses	No Redemption Scenario	Maximum Redemption Scenario
CBAH Trust Account(1)	$402.5	$—		Estimated fees, issuance and other expenses(4)	$55.6	$55.6
PIPE Investment proceeds(2)	$275.0	$425.0		Repayment of Altus Series A redeemable preferred stock(5)	$279.3	$279.3
				Net cash to Altus balance sheet(6)	$342.6	$90.1

Total sources:	$677.5	$425.0	(3)	Total uses:	$677.5	$425.0

(1)

Cash available in the CBAH trust account excludes amounts in excess of $10.00 per share and estimated interest earned by the Closing Date of the Transactions and remaining operating cash, if any. As of June 30, 2021, the amount held in CBAH’s trust account was $402.5 million, or approximately $10.00 per share.

(2)

Assumes the issuance of 27,500,000 shares of CBAH Class A common stock at $10.00 per share for aggregate gross proceeds of $275.0 million in connection with the PIPE Investment under the No Redemption Scenario. Assumes the issuance of an additional 15,000,000 shares of CBAH Class A common stock at $10.00 per share for aggregate proceeds of $150.0 million in connection with the Sponsor’s Backstop Commitment under the Maximum Redemption Scenario.

(3)

In the event that the aggregate amount of cash available in the CBAH trust account (net of redemptions) and PIPE Investment proceeds (including any exercise of the Backstop Commitment) are less than $677.5 million in the aggregate, Altus, New Altus, or either of their respective subsidiaries, may seek additional financing in connection with the repayment of the Altus Series A redeemable preferred stock and may elect to enter into new debt financing arrangements with one or more third parties (which parties may be affiliated with The Blackstone Group, Inc.). In the event such debt financing is entered into, it is expected to be (i) in an amount not to exceed the aggregate redemption price of the Altus Series A redeemable preferred stock and (ii) on economic terms no less favorable than those of the Altus Series A redeemable preferred stock. If applicable, we may choose to fund all or a portion of the redemption of the Altus Series A redeemable preferred stock on the Closing Date with cash on hand and we may not negotiate and enter into such new debt financing until after the Closing Date. There can be no assurance that such new debt financing in the amount we are seeking will be available at such time or if the economic and other terms thereof will be more favorable than those of the Altus Series A redeemable preferred stock.

(4)

Includes $14.1 million in deferred underwriting fees, $39.4 million in estimated transaction fees to be paid at the closing of the Merger, and $2.1 million in transaction fees already paid as of June 30, 2021.

(5)	Represents $212.3 million of amounts outstanding as of June 30, 2021, plus estimated incremental borrowings of $67.0 million through the close of the Transaction for acquisitions and other operations.
(6)

The difference between the net cash provided to the Altus balance sheet and the net increase in cash disclosed within the unaudited pro forma condensed combined balance sheet is due to the $2.1 million in transaction fees already paid noted in footnote (4) above and the estimated incremental borrowings of $67.0 million noted in footnote (5) above.

Certain U.S. Federal Income Tax Considerations

The following sets forth the material U.S. federal income tax consequences of (i) the Merger to U.S. Holders (as defined below) of Altus Common Stock and (ii) the exercise by beneficial owners of CBAH Class A common stock (“CBAH public shares”) of their Redemption Rights in connection with the Merger. The following does not address any tax consequences arising under the unearned income Medicare contribution tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Service (“IRS”) and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus/information statement. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in the following. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax treatments described below. No advance ruling has been or will be sought from the IRS regarding any matter described below.

The below addresses only those (i) U.S. Holders of Altus Common Stock that hold their shares of Altus Common Stock and will, following the Merger, hold CBAH public shares and (ii) beneficial owners of CBAH public shares that hold their CBAH public shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment), and does not the consequences of the redemption of Altus Preferred Stock prior to the First Merger. Further, the below does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	a “controlled foreign corporation” or a “passive foreign investment company”;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Altus Common Stock or CBAH public shares that is subject to the alternative minimum tax provisions of the Code;

•

a holder of Altus Common Stock that received Altus Common Stock, or a holder of CBAH public shares that received CBAH public shares, through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. Holder of Altus Common Stock or CBAH public shares that has a functional currency other than the U.S. dollar;

•

a holder of Altus Common Stock that holds such Altus Common Stock or a holder of CBAH public shares that holds such CBAH public shares, as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•

a person required to accelerate the recognition of any item of gross income with respect to Altus Common Stock or CBAH public shares, as applicable, as a result of such income being recognized on an applicable financial statement;

•	a holder of Altus Common Stock that is not a U.S. Holder;

•	a holder of Altus Common Stock that is a U.S. expatriate;

•	a holder of Altus Common Stock that is currently classified as “qualified small business stock” within the meaning of Section 1202 of the Code;

•	a holder of Altus Common Stock that also holds Altus Preferred Stock that is redeemed prior to the First Merger or that is a PIPE Investor; or

•	a holder of Altus Common Stock who exercises its appraisal rights.

For purposes of the below, the term “U.S. Holder” means a beneficial owner of Altus Common Stock, or beneficial owner of CBAH public shares, as applicable, that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of CBAH public shares (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Altus Common Stock or CBAH public shares, the U.S. federal income tax consequences of the Merger, or of a redemption of CBAH public shares, as applicable, to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner (or owner of such entity) and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds Altus Common Stock or CBAH public shares, and any partners in such partnership, are urged to consult their tax advisors with respect to the tax consequences of the Merger in their specific circumstances.

The tax consequences of the Merger or of a redemption of your CBAH public shares, as applicable, will depend on your specific situation. You should consult with your tax advisor as to the tax consequences of the Merger or of a redemption of your CBAH public shares, as applicable, in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Business Combination to Holders of Altus Common Stock

It is intended that the business combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Although it is not a condition to closing that an opinion of counsel regarding the tax treatment of the business combination be provided, Simpson Thacher & Bartlett LLP is providing an opinion that (i) the business combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the disclosure contained in the Registration Statement under the heading “Certain U.S. Federal Income Tax Considerations” constitutes its opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law. Such opinion is based on representations and assumptions as to factual matters made by Altus and CBAH and on current law. Neither Altus nor CBAH has requested, and neither intends to request, any ruling from the IRS regarding the U.S. federal income tax treatment of the business combination. Accordingly, no assurance can be given that the IRS will not challenge the business combination as a reorganization or that a court will not sustain a challenge by the IRS. You are urged to consult your tax advisor with respect to the particular tax consequences of the business combination to you.

Assuming the business combination is treated as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder that exchanges its Altus Common Stock for a combination of CBAH Common Stock and cash (other than any cash received in lieu of a fractional share of CBAH Common Stock) in a reorganization will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount of cash (other than cash received in lieu of fractional shares, if any) received by such holder in exchange for its Altus Common Stock in the business combination; and (ii) the excess, if any, of (a) the sum of the amount of cash (other than cash received in lieu of fractional shares, if any) plus the fair market value of the CBAH Common Stock at the Second Effective Time, as defined in the Business Combination Agreement, received by such holder in exchange for its Altus Common Stock in the business combination, over (b) such holder’s tax basis in its Altus Common Stock exchanged.

Any recognized gain will generally be capital gain. Any capital gain will be long-term capital gain if, as of the Second Effective Time, your holding period with respect to the exchanged Altus Common Stock exceeds one year. Long-term capital gain of a non-corporate U.S. Holder may be eligible for reduced rates of taxation. Losses will not be permitted to be recognized. Consideration received for Altus Common Stock should be allocated between, and realized gain or loss calculated separately, for each identifiable block of shares (i.e., shares acquired at different times and prices) exchanged in the Merger, and a loss realized in the exchange of one block cannot be used to offset a gain recognized on the exchange of another block.

The aggregate tax basis in the shares of CBAH Common Stock that you receive pursuant to the business combination will equal your aggregate adjusted tax basis in the shares of the Altus Common Stock you surrender, decreased by the amount of cash received in the business combination (other than cash received in lieu of fractional shares, if any) and increased by the amount of gain, if any, you recognize in the business combination. Your holding period for the shares of CBAH Common Stock that you receive pursuant to the business combination will include your holding period for the shares of Altus Common Stock you surrender.

A U.S. Holder of Altus Common Stock who receives cash instead of a fractional share of CBAH Common Stock will be treated as having received the fractional share pursuant to the business combination and then as having exchanged the fractional share for cash. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in such U.S. Holder’s fractional share interest as set forth above. The gain or loss recognized by the U.S. Holder described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the business combination, the U.S. Holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting

Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of Altus Stock. A “significant holder” is a holder of Altus Stock that, immediately before the Merger, owned at least 1% (by vote or value) of the outstanding Altus Stock (or, in certain instances, Altus Stock with a basis of at least $1 million). You are urged to consult your tax advisor as to the potential application of these information reporting requirements.

All holders of Altus Stock are urged to consult their tax advisors with respect to the tax consequences of the Merger in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Tax Consequences of a Redemption of CBAH public shares

Tax Consequences for U.S. Holders

The below applies to you if you are a “U.S. Holder” (as defined above) of CBAH public shares that exercises the redemption rights described under “Special Meeting of CBAH Stockholders—Redemption Rights” with respect to your CBAH public shares.

Treatment of Redemption

The treatment of a redemption of your CBAH public shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the CBAH public shares under Section 302 of the Code. If the redemption qualifies as a sale of the CBAH public shares, you will recognize gain or loss as described under “— Gain or Loss on Redemptions Treated as Sale of CBAH Public Shares.” If the redemption does not qualify as a sale of CBAH public shares, you will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of CBAH public shares treated as held by you (including any CBAH Class A common stock constructively held by you as a result of owning Redeemable Warrants) relative to all of the CBAH public shares outstanding both before and after the redemption. The redemption of CBAH public shares generally will be treated as a sale of CBAH public shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in CBAH, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only CBAH public shares actually owned by you, but also CBAH public shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as Redeemable Warrants). There will be a complete termination of your interest if either (i) all of the CBAH public shares actually and constructively owned by you are redeemed or (ii) all of the CBAH public shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of CBAH public shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in CBAH. Whether the redemption will result in a meaningful reduction in your proportionate interest in CBAH will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding CBAH public shares actually and constructively owned by you immediately following the redemption of the CBAH public shares must, among other requirements, be less than 80% of the percentage of the outstanding CBAH public shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “—Taxation of Redemptions Treated as Distributions,” below. After the application of those rules, any remaining tax basis you have in the redeemed CBAH public shares will be added to your adjusted tax basis in your remaining CBAH public shares or, if you have none, to your adjusted tax basis in CBAH publicly traded warrants held by you or possibly in other shares constructively owned by you.

Taxation of Redemptions Treated as Distributions

If the redemption of the CBAH public shares does not qualify as a sale of the CBAH public shares, you will be treated as receiving a distribution from CBAH. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of CBAH’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “—Gain or Loss on Redemptions Treated as a Sale or Exchange of CBAH public shares.”

If you are a corporate U.S. Holder, dividends paid by CBAH to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.

If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate so long as you satisfy the holding period requirement of more than 60 days, which begins within a certain number of days before the ex-dividend date. However, it is unclear whether the existence of the redemption right with respect to CBAH public shares will prevent the holding requirement from being satisfied, in which case dividends would be taxed at the ordinary income rate instead of the long-term capital gains rate. You are urged to consult with your tax advisor regarding the ability to apply the long-term capital gains rates to any dividends you are treated as receiving. See “—Gain or Loss on Redemptions Treated as a Sale or Exchange of CBAH Public Shares.”

Gain or Loss on Redemptions Treated as a Sale or Exchange of CBAH Public Shares

If a redemption of your CBAH public shares qualifies as a sale of CBAH public shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the CBAH public shares so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the CBAH public shares so redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. However, it is unclear whether the existence of the redemption right with respect to CBAH public shares will prevent the long-term holding period requirement from being satisfied, in which case capital gain would be short-term regardless of how long you have held the CBAH public shares. You are urged to consult with your tax advisor regarding the holding period of your CBAH public shares.

Information Reporting with Respect to the Redemption for Significant Holders

Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of CBAH public shares. A “significant holder” is a beneficial owner of CBAH public shares that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding CBAH public shares (by vote or value). You are urged to consult with your tax advisor as to the potential application of these reporting requirements.

Tax Consequences for Non-U.S. Holders

The below applies to you if you are a “Non-U.S. Holder” (as defined above) of CBAH public shares that exercises the Redemption Rights described under “Special Meeting of CBAH Stockholders—Redemption Rights” with respect to your CBAH public shares.

Treatment of Redemption

If you are a Non-U.S. Holder, the rules for determining the characterization for U.S. federal income tax purposes of the redemption of your CBAH public shares generally will be the same as those that apply in determining the characterization of a redemption of a U.S. Holder’s CBAH public shares as described under “—Tax Consequences for U.S. Holders—Treatment of Redemption.”

Non-U.S. Holders considering exercising their Redemption Rights are urged to consult their tax advisors as to whether the redemption of their CBAH public shares will be treated as a distribution, or instead as a sale, under the Code.

Taxation of Redemptions Treated as Distributions

If the redemption of your CBAH public shares does not qualify as a sale or exchange of such shares, you will be treated as receiving a distribution from CBAH, which distribution will be treated as a dividend to the extent the distribution is paid out of CBAH’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If you are a Non-U.S. Holder, such dividends generally will not be subject to U.S. federal net income tax, unless the dividends are effectively connected with the conduct by you of a trade or business within the United States (and are attributable to a U.S. permanent establishment if an applicable income tax treaty so requires), but the gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate. This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “—Gain or Loss on Redemptions Treated as a Sale or Exchange of CBAH Public Shares.”

Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a permanent establishment or fixed base that you maintain in the United States, if an applicable treaty so requires) generally will be subject to U.S. federal net income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Gain or Loss on Redemptions Treated as a Sale or Exchange of CBAH public shares

If the redemption of your CBAH public shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

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such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal net income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

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you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year; or

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CBAH is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which you held CBAH public shares and, in the case where CBAH public shares are traded on an established securities market, you have owned, directly or constructively, more than 5% of the CBAH public shares outstanding at any time within the shorter of the five-year period or your holding period for the CBAH public shares. CBAH does not believe that it is or has been a U.S. real property holding corporation.

All holders of CBAH public shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of CBAH public shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Information Reporting and Backup Withholding

Proceeds received in connection with the Merger or a redemption of CBAH public shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules; provided that the required information is timely furnished to the IRS and other applicable requirements are met.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code, together with the Treasury Regulations and other official IRS guidance issued thereunder (commonly referred to as “FATCA”), generally impose withholding (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of dividends (including constructive dividends) on CBAH public shares, as well as gross proceeds of a sale or other disposition of CBAH public shares, paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which CBAH public shares is held will affect the determination of whether such withholding is required. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). The U.S. Treasury recently released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of CBAH public shares. The preamble to such proposed regulations state that taxpayers may generally rely on the proposed regulations until final regulations are issued. You are urged to consult your tax advisers regarding the effects of FATCA on your investment.

THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THOSE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND OF THE EXERCISE OF THE REDEMPTION RIGHTS OF CERTAIN HOLDERS OF CBAH PUBLIC SHARES. IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.

Expected Accounting Treatment

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CBAH will be treated as the “acquired” company for accounting purposes and the Merger will be treated as the equivalent of Altus issuing stock for the net assets of CBAH, accompanied by a recapitalization. The net assets of CBAH will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Altus. Altus has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No Redemption Scenario and the Maximum Redemption Scenarios:

•	Altus’s existing stockholders will have over 50% of the voting interest in the post-combination company;

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the board of directors of the post-combination company will be comprised of one director designated by the holders of the CBAH Class B common stock (including the Sponsor), one director designated by Blackstone (an existing stockholder of Altus), one director designated by ValueAct Capital Management, L.P. and five additional directors to be determined by the existing Altus stockholders;

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Altus’s management will hold all executive management roles (including the Chief Executive Officer and Chief Financial Officer, among others) of the post-combination company and will be responsible for the day-to-day operations;

•	the largest individual minority stockholder of the post-combination company will be an existing stockholder of Altus;

•	Altus has significantly more revenue-generating activities, which are expected to comprise all of the activities conducted by the post-combination company; and

•	the objective of the Merger is to create an operating public company, with management continuing to use Altus’s platform and assets to grow the business under the name of Altus Power, Inc.

The preponderance of evidence as described above is indicative that Altus is the accounting acquirer in the Merger.

Regulatory Approvals

The business combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. Pursuant to the Business Combination Agreement, Altus and CBAH agreed to request early termination of any waiting period under the HSR Act, if available.

THE BUSINESS COMBINATION AGREEMENT

The following describes certain aspects of the business combination, including the material provisions of the Business Combination Agreement. The following description of the Business Combination Agreement is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement /prospectus. We urge you to read the Business Combination Agreement carefully and in its entirety, as it is the legal document governing the business combination.

Explanatory Note Regarding the Business Combination Agreement

The Business Combination Agreement and this summary are included to provide you with information regarding the terms of the Business Combination Agreement. The Business Combination Agreement contains representations and warranties by CBAH and Altus. The representations and warranties made in the Business Combination Agreement by CBAH and Altus were qualified and subject to important limitations agreed to by CBAH and Altus in connection with negotiating the terms of the Business Combination Agreement. In particular, in your review of the representations and warranties contained in the Business Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Business Combination Agreement may have the right not to consummate the business combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Business Combination Agreement, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC. Moreover, some of the representations and warranties were qualified by the matters contained in the confidential disclosure schedules that CBAH and Altus each delivered in connection with the Business Combination Agreement and certain documents filed with the SEC. Finally, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Business Combination Agreement.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of CBAH or Altus, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 333. CBAH will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Business Combination Agreement and will update such disclosure as required by federal securities laws.

Closing of the Business Combination

Unless CBAH and Altus otherwise mutually agree in writing, the Closing will take place on the date which is three business days after the date on which all of the Closing conditions set forth in Article IX of the Business Combination Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing of the business combination) (such date, the “Closing Date”). See “The Business Combination Agreement — Conditions to Closing” beginning on page 172 for a more complete description of the conditions that must be satisfied prior to Closing.

On the Closing Date, First Merger Sub will merge with and into Altus with Altus as the surviving corporation (the “First Merger Surviving Corporation”) pursuant to a certificate of merger filed with the Secretary of State of the State of Delaware (the time at which certificate becomes effective, the “First Effective

Time”), which will be immediately followed by (Second Merger Sub merging with and into the First Merger Surviving Corporation with Second Merger Sub as the surviving entity (the “Second Merger Surviving Entity”) pursuant to a certificate of merger filed with the Secretary of State of the State of Delaware (the time at which certificate becomes effective, the “Second Effective Time”).

As a result of such mergers, the holders of common stock of Altus will be entitled to receive, in the aggregate, $900 million of CBAH Class A common stock (valued at $10 per share). All issued and outstanding shares of common stock of Altus are currently held by APAH, and prior to the closing, such shares will be distributed to holders of equity interests in APAH (including APAM) and APAM will distribute the shares it receives to the equityholders of APAM; provided that any common stock of Altus distributed in connection therewith to service providers of Altus will remain subject to the same vesting and other material terms and conditions set forth in the equity award held by the service providers with respect to which such distribution is made. In addition, at the Closing, each share of preferred stock of Altus issued and outstanding immediately prior to such mergers will be redeemed, and CBAH will pay in cash the applicable redemption price in full in respect of each such share of preferred stock of Altus.

As of the date of this proxy statement/prospectus, the parties expect that the business combination will be effective during the fourth quarter of 2021. However, there can be no assurance as to when or if the business combination will occur.

If the business combination is not completed by March 31, 2022 (the “Termination Date”), the Business Combination Agreement may be terminated by either CBAH (with the prior approval of the CBAH Special Committee) or Altus. However, a party may not terminate the Business Combination Agreement pursuant to the provision described in this paragraph if the failure of the Closing to occur by the Termination Date is due primarily to the failure of the party seeking to terminate the Business Combination Agreement to fulfil any obligations of such party set forth in the Business Combination Agreement. See “The Business Combination Agreement — Termination” beginning on page 174 for a more complete description of the termination provisions set forth in the Business Combination Agreement.

Covenants and Agreements

Conduct of Altus Businesses Prior to the Completion of the Business Combination

Altus has agreed that, from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), it will use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact its current business organization and ongoing businesses and maintain the existing relations and goodwill with its customers, suppliers, joint venture partners, distributors, creditors, landlords and other business relations, and to use commercially reasonable efforts to maintain all of its insurance policies or substitutes therefor.

In addition to the general covenants above, Altus has agreed that prior to the Closing Date, subject to specified exceptions, it will not without the written consent of CBAH (which may not be unreasonably withheld, conditioned or delayed):

•	change or amend its certificate of incorporation or bylaws;

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make, declare or pay any dividend or distribution (whether in cash, stock or property) to its stockholders in their capacities as stockholders, (ii) make other payments to the stockholders of Altus, the equityholders of Holdings or APAM or any affiliates thereof other than in the ordinary course of business or in accordance with the Blackstone Credit Facility, (iii) issue, sell or pledge or authorize the issuance, sale or pledge of additional equity interests of Holdings, APAM, Altus or any subsidiary of Altus or any other securities in respect of, in lieu of, or in substitution for equity interests of Holdings, APAM, Altus or any subsidiary of Altus outstanding or effect any recapitalization, reclassification, split or other change in its capitalization, (x) including, for the avoidance of doubt, any grant of any incentive equity interests to any of Gregg Felton, Lars Norell or Anthony Savino without the prior written consent of CBAH, which consent may be withheld in its sole discretion, or any grant of any other incentive equity interests to any other person or entity without the prior written consent of CBAH, which consent shall not be unreasonably withheld, and (y) excluding any issuance of additional authorized Company Preferred Stock to Blackstone, up to an aggregate specified amount (taken together with any then-outstanding Company Preferred Stock), or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

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enter into, amend or modify any material term of (in a manner adverse to Altus), or terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any material contract, any real estate lease document related to leased real property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Altus is a party or by which it is bound, other than any entry into, amendments of, modifications of, terminations of, or waivers or releases under such agreements in the ordinary course of business;

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other than in the ordinary course of business, consistent with past practice: sell, assign, convey, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any lien (other than certain permitted liens, pledges and encumbrances), abandon, cancel, let lapse or convey or dispose of any of its assets, rights, properties or business (including material owned intellectual property), except for (i) dispositions of obsolete or worthless assets, (ii) sales of tangible inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible assets or tangible items or tangible materials in an amount not in excess of an aggregate specified amount;

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except as otherwise required pursuant to Altus’s benefit plans in effect on the date of the Business Combination Agreement, applicable law, or policies or contracts of Altus in effect on the date of the Business Combination Agreement: (i) (x) grant any increase in compensation, benefits or severance to any of Gregg Felton, Lars Norell or Anthony Savino, or (y) grant any increase in compensation, benefits or severance to certain other employee, director or service provider of Altus for any such individual with an annual base compensation greater than an aggregate specified amount, other than ordinary course increases in base compensation consistent with past practice, (ii) except to the extent otherwise permitted under the Business Combination Agreement, adopt, enter into or materially amend any benefit plan other than in the ordinary course of business, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Altus is a party or by which it is bound, (iii) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of Altus, except in connection with the promotion or hiring (to the extent permitted by clause (iv)) or separation of any employee in the ordinary course of business, (iv) hire any employee of Altus or any other individual who is providing or will provide services to Altus other than any employee with an annual base salary of less than an aggregate specified amount or to replace terminated employees in the ordinary course of business, (v) adopt, enter into or materially amend contracts with any consultants or natural person independent contractors that involve consideration of more than an aggregate specified amount or (vi) take any action to accelerate the vesting, payment or funding of any cash or equity-based compensation, payment or benefit other than as contemplated by the Business Combination Agreement;

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(i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, including of its subsidiaries (other than the transactions contemplated by the Business Combination Agreement);

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other than in the ordinary course of business, consistent with past practice, and other than capital expenditures pursuant to any transaction that is not prohibited by the Business Combination Agreement: make any non-ordinary course capital expenditures (or commitment to make any non-ordinary course capital expenditures) that in the aggregate exceed a specified amount;

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make, outside of the ordinary course of business, any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity, except advances to directors, employees or officers in the ordinary course of business or as required under any provisions of its certificate of incorporation, its bylaws or any indemnification agreement to which it is a party, in each case as in effect as of the date of the Business Combination Agreement;

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make, revoke or change any material tax election, adopt or change any material tax accounting method or period, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a governmental authority of or relating to any material amount of taxes or settle or compromise any claim or assessment by a governmental authority in respect of any material amount of taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of taxes (excluding extensions in connection with filing tax returns), or enter into any tax sharing or similar agreement with any other person or entity, other than any of its subsidiaries (excluding any commercial contract not primarily related to taxes);

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take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions contemplated by the Business Combination Agreement from qualifying for the intended tax treatment;

•	other than in the ordinary course of business, consistent with past practice, acquire any fee interest in real property;

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other than in the ordinary course of business, consistent with past practice (and provided that Altus shall have given reasonable prior written notice to CBAH thereof): enter into, renew or amend in any material respect any Altus affiliate agreement;

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waive, release, compromise, settle or satisfy any pending or threatened material claim (including any pending or threatened action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed an aggregate specified amount;

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incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness in excess of an aggregate specified amount, other than (x) in connection with additional borrowings, extensions of credit and other financial accommodations from the existing lenders or under existing credit facilities, notes and other indebtedness existing as of the date of the Business Combination Agreement subject to certain limitations or (y) to finance any transaction that is not prohibited by the Business Combination Agreement subject to certain limitations;

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enter into any material new line of business outside of the business currently conducted by Altus as of the date of the Business Combination Agreement (it being understood that Altus is not restricted from extending its business into new geographies);

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acquire by merger or consolidation with, or merge or consolidate with, or purchase any assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, in each case, that would require (i) an amendment or supplement to be filed to this proxy statement/prospectus or (ii) financial statements of a person or entity other than Altus or any of its subsidiaries to be filed with the SEC under 17 CFR § 210.3-05;

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make any material change in financial accounting methods, principles or practices, except insofar as required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

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voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Altus and any of its subsidiaries and its assets, properties and businesses;

•	incur any liability pursuant to, arising out of or otherwise in connection with the CARES Act or any other government-sponsored relief program relating to COVID-19;

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disclose any source code for any material owned software or any other material trade secrets to any person or entity (other than pursuant to a written agreement sufficient to protect the confidentiality thereof);

•	make any material adverse change to any IT systems or Altus’s policies with respect to protected data, except as required by applicable law; or

•	enter into any agreement or commit in writing to do any action prohibited under the foregoing.

Conduct of CBAH Prior to the Completion of the Business Combination

CBAH has agreed that during the Interim Period, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement to the Business Combination Agreement, it will not, without the written consent of Altus (which may not be unreasonably withheld, conditioned or delayed):

•	change, modify or amend the trust agreement, the CBAH organizational documents or the organizational documents of First Merger Sub or Second Merger Sub;

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(i) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (ii) split, combine, reclassify, subdivide or otherwise change any of its capital stock or other equity interests; or (iii) other than the redemption of any shares of CBAH Class A common stock as required by CBAH’s organizational documents in connection with the transactions contemplated by the Business Combination Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, CBAH;

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make (outside of the ordinary course of business), revoke or change any material tax election, adopt or change any material tax accounting method or period, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a governmental authority of or relating to any material amount of taxes or settle or compromise any claim or assessment by a governmental authority in respect of any material amount of taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of any material amount of taxes (excluding extensions in connection with filing tax returns), or enter into any tax sharing or similar agreement with any other person or entity (excluding any commercial contract not primarily related to taxes);

•

take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by the Business Combination Agreement from qualifying for the intended tax treatment;

•

enter into, renew or amend in any material respect, any CBAH affiliate agreement (or any contract, that if existing on the date of the Business Combination Agreement, would have constituted a CBAH affiliate agreement);

•	enter into, or amend or modify any material term of (in a manner adverse to CBAH or any of its subsidiaries (including Altus)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any material contract to which CBAH or any of its subsidiaries is a party or by which any of their assets are bound (or any contract, that if existing on the date of the Business Combination Agreement, would have constituted such a contract) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which CBAH or its subsidiaries is a party or by which it is bound;

•	waive, release, compromise, settle or satisfy any pending or threatened material claim (including any pending or threatened action) or compromise or settle any liability;

•	incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•

(i) other than pursuant to the PIPE Subscription Agreements in effect as of the date of the Business Combination Agreement or in accordance with the Business Combination Agreement, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, CBAH or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Redeemable Warrants outstanding on the date of the Business Combination Agreement, (ii) other than pursuant to the Sponsor Support Agreement, amend, modify or waive any of the terms or rights set forth in any warrant agreement with respect to Redeemable Warrants, including any amendment, modification or reduction of the warrant price set forth therein, (iii) enter into any new subscription agreements or other agreements that contemplate equity financing other than in connection with alternative financing pursuant to the Business Combination Agreement, or (iv) consummate the equity financing for gross proceeds in excess of an aggregate specified amount plus the backstop amount pursuant to the PIPE Subscription Agreements (including the PIPE Subscription Agreements existing as of the date of the Business Combination Agreement) or on terms materially different than those contained in such PIPE Subscription Agreements;

•

except as contemplated by the Incentive Plan: (i) adopt or amend any CBAH benefit plan, or enter into any employment contract, independent contractor agreement or individual consulting or independent contractor agreement or collective bargaining or similar agreement or (ii) hire any employee or any other individual who is providing or will provide services to CBAH or its subsidiaries;

•

(i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by the Business Combination Agreement);

•	make any capital expenditures outside the ordinary course of business;

•

make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity;

•	enter into any new line of business outside of the business currently conducted by CBAH as of the date of the Business Combination Agreement;

•

make any change in its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or applicable law;

•

voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to CBAH and its subsidiaries and their assets and properties; or

•	enter into any agreement to do any action prohibited under the foregoing.

HSR Act and Regulatory Approvals

Altus and CBAH have agreed to comply promptly but in no event later than ten business days after the date of the Business Combination Agreement with the notification and reporting requirements of the HSR Act. Altus and CBAH have agreed to furnish to each other as promptly as reasonably practicable all information required for any application or other filing to be made by the other pursuant to any applicable law relating to antitrust.

Altus and CBAH agreed to cooperate in good faith with the Antitrust Division and the FTC and exercise their respective reasonable best efforts to undertake promptly any and all action reasonably required to complete the transactions contemplated by the Business Combination Agreement as soon as reasonably practicable and any and all action reasonably necessary or advisable to avoid, prevent, eliminate or remove any impediment under antitrust law or the actual or threatened commencement of any proceeding in any forum by or on behalf of the Antitrust Division or the FTC or the issuance of any governmental order that would enjoin, prevent, restrain or otherwise prohibit the consummation of the Business Combination. Without limiting the generality of the foregoing, each of Altus and CBAH shall, and shall cause its respective subsidiaries to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of such party or any interest therein, and (ii) otherwise take or commit to take any actions that would limit such party’s freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party, or any interest or interests therein; provided that any such action is conditioned upon the consummation of the Business Combination Agreement.

Altus and CBAH have agreed to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a governmental authority or third party with respect to the transactions contemplated by the Business Combination Agreement, and to promptly notify the other of any substantive communication with, and furnish to the other copies of any notices or written communications received by, them or any of their respective affiliates and any third party or governmental authority with respect to the transactions contemplated by the Business Combination Agreement, and Altus and CBAH have agreed to permit counsel to the other an opportunity to review in advance, and Altus and CBAH (respectively) have agreed to consider in good faith the views of such counsel in connection with, any proposed communications, submissions, or filings, by Altus and CBAH (respectively) and/or their affiliates to any governmental authority concerning the transactions contemplated by the Business Combination Agreement, and each of CBAH and Altus shall, subject to any restrictions under any antitrust laws, furnish the other party with copies of all communications, filings, and submissions between it and/or its respective affiliates, on the one hand, and any governmental authority or members of its staff on the other hand; provided, that neither party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority without the written consent of the other. Altus and CBAH have agreed to provide the other and their respective counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Altus and CBAH (respectively) and/or any of its affiliates, agents or advisors, on the one hand, and any governmental authority, on the other hand, concerning or in connection with the transactions contemplated by the Business Combination Agreement.

Altus and CBAH have agreed to (i) substantially comply with any information or document requests from the Antitrust Division and FTC and (ii) request early termination of any waiting period under the HSR Act.

Notwithstanding the foregoing or any other provision of the Business Combination Agreement, nothing in the Business Combination Agreement requires or obligates Altus’s affiliates and investors, CBAH’s affiliates and investors (including the Sponsor) their respective affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by CBAH’s affiliates and investors, including the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of CBAH’s affiliates and investors including, the Sponsor, or of any such investment fund or investment vehicle to take any action in connection with obtaining termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable antitrust laws or avoiding, preventing, eliminating or removing any impediment under antitrust law with respect to the transactions contemplated by the Business Combination Agreement, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such person or entity or any of such entity’s subsidiaries or affiliates, or any interest therein (in each case other than with respect to Altus and its subsidiaries).

Each of Altus and CBAH have agreed to request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable laws relating to antitrust, (ii) prevent the entry in any action brought by the Antitrust Division or FTC or any other person or entity of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Business Combination Agreement, and (iii) if any such governmental order is issued in any such action, cause such governmental order to be lifted.

Altus has agreed to pay 100% of all filing fees payable to the Antitrust Division and FTC in connection with the transactions contemplated by the Business Combination Agreement.

Each of Altus and CBAH have agreed that it will not, and shall cause its subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of the Antitrust Division or FTC or the expiration or termination of any applicable waiting period; (ii) increase the risk of any governmental authority entering an order prohibiting the consummation of the transaction contemplated by the Business Combination Agreement; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by the Business Combination Agreement.

Notwithstanding anything in the Business Combination Agreement to the contrary, the restrictions and obligations described in the above paragraph shall not apply to or be binding upon CBAH’s affiliates, the Sponsor, their respective affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, CBAH’s affiliates, the Sponsor or any portfolio company (as such term is commonly understood in the private equity industry) or investment of CBAH’s affiliates, the Sponsor or any such investment fund or investment vehicle.

Proxy Solicitation

Altus and CBAH have agreed to use reasonable best efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the CBAH Special Meeting in accordance with the DGCL, (ii) cause this proxy statement/prospectus to be disseminated to CBAH’s stockholders and (iii) solicit proxies from the holders of shares of CBAH Class A common stock to vote in favor of each of the proposals contained in this proxy statement/prospectus. CBAH has agreed, through the CBAH Board, to recommend to its stockholders that they approve the proposals contained in this proxy statement/prospectus (the “CBAH Board Recommendation”) and shall include the CBAH Board Recommendation in this proxy statement/prospectus, subject to the obligations described in the next paragraph. Notwithstanding the foregoing, if on a date for which the CBAH Special Meeting is scheduled, CBAH has not received proxies representing a sufficient number of shares of CBAH Shares to obtain the stockholder approvals of the proposals contained in this proxy statement/prospectus, whether or not a quorum is present, CBAH shall have the right to make one or more successive postponements or adjournments of the CBAH Special Meeting.

The CBAH Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the CBAH Board Recommendation, provided that, in the event that the CBAH Board (or the CBAH Special Committee) determines a material adverse effect has occurred with respect to Altus or that an Intervening Event (as defined below) has occurred, the CBAH Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation to the extent that

•

after consultation with counsel, the CBAH Board (or the CBAH Special Committee) determines that a failure to make such a change would reasonably be likely to be inconsistent with its fiduciary duties under applicable law;

•

CBAH promptly delivers to Altus a written notice advising Altus that the CBAH Board proposes to take such action and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event or material adverse effect;

•

until 5:00 pm on the third business day following the date such notice was delivered, if requested by Altus, CBAH will engage in good faith negotiations to make adjustments to the terms of the Business Combination Agreement so that the need to make such change in the CBAH Board Recommendation is obviated; and

•

following such time referred to in the bullet above, the CBAH Board and the CBAH Special Committee determines in good faith (after consultation with its counsel, and taking into account any modifications to the Business Combination Agreement proposed by Altus prior to such time) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

An “Intervening Event” means a material event, change, fact or circumstance affecting or relating to Altus and its subsidiaries that has had, or would reasonably be expected to have, a material adverse impact on the assets, business, results of operation or financial condition of Altus and its subsidiaries, taken as a whole, and was not actually known or reasonably foreseeable to CBAH as of the date of the Business Combination Agreement or the consequences of which were not actually known or reasonably foreseeable to CBAH as of the date of the Business Combination Agreement, and that becomes known to CBAH after the date of the Business Combination Agreement, but specifically excluding the following (provided that in each of the second and third bullets below, any such changes or events may be taken into account in determining if an Intervening Event occurred to the extent it has a disproportionate impact on Altus and its subsidiaries as compared to similarly situated companies in the industry in which Altus and its subsidiaries conduct their respective operations):

•

any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination between CBRE or CBAH and any company or business (other than Altus pursuant to the business combination contemplated by the Business Combination Agreement);

•

general economic conditions, changes in capital markets or any declines or improvements in financial markets (provided, for the avoidance of doubt, that any such changes that are brought about as a result of an event that otherwise constitutes an Intervening Event shall not, as a result of the foregoing, prevent such other event in and of itself constituting an Intervening Event);

•	any event arising from, or related to epidemics, disease outbreaks or pandemics (other than, for the avoidance of doubt, arising from COVID-19); and

•

any failure of Altus and its subsidiaries to meet any projections, forecasts or budgets (provided, that this bullet shall not prevent or otherwise affect a determination that any event, change, fact or circumstance underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, an Intervening Event (to the extent such event, change, fact or circumstance is not otherwise excluded from this definition of Intervening Event)).

No Solicitation

Except as expressly permitted by the provisions of the Business Combination Agreement summarized under this heading “No Solicitation” (the “no solicitation provisions”), from the date of the Business Combination Agreement to the Closing or, if earlier, the valid termination of the Business Combination Agreement in accordance with its terms, Altus has agreed not to and to use its reasonable best efforts to cause its representatives not to, directly or indirectly:

•

initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition proposal (as defined below);

•

engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person or entity relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition proposal;

•

execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition proposal; or

•	resolve or agree to do any of the foregoing.

Altus also agreed that immediately following the execution of the Business Combination Agreement it shall use its commercially reasonable efforts to cause its representatives to, cease any solicitations, discussions or negotiations with any person or entity (other than the parties to the Business Combination Agreement and their respective representatives) conducted prior to the date of the Business Combination Agreement in connection with an Acquisition proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition proposal.

Altus has agreed to promptly (and in any event within one business day) notify, in writing, CBAH of the receipt of any inquiry, proposal, offer or request for information received after the date of the Business Combination Agreement that constitutes, or could reasonably be expected to result in or lead to, any Acquisition proposal. Altus will promptly (and in any event within two business days) keep CBAH reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or acquisition proposal (including any material changes thereto).

As used in the Business Combination Agreement, “acquisition proposal” means any proposal or offer from any person, entity or “group” (as defined in the Exchange Act) (other than CBAH, First Merger Sub, Second Merger Sub or their respective affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of Altus, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of Altus (based on the fair market value thereof, as determined in good faith by the Altus Board), including through the acquisition of one or more subsidiaries of Altus owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of Altus, any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 20% or more of the total voting power of the equity securities of Altus, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Altus (or any subsidiary of Altus whose business constitutes 20% or more of the net revenues, net income or assets of Altus and its subsidiaries, taken as a whole) or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of Altus.

CBAH Exclusivity

Through the Interim Period, CBAH has agreed not to take, nor permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person or entity (other than Altus, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination other than with Altus, its stockholders and their respective affiliates and representatives. CBAH has agreed to, and cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person or entity conducted prior to the date of the Business Combination Agreement with respect to, or which is reasonably likely to give rise to or result in, a proposal for a business combination.

Listing

Through the Closing, CBAH has agreed to use reasonable best efforts to ensure CBAH remains listed as a public company on, and for shares of CBAH Class A common stock to be listed on, NYSE or, with the consent of Altus, NASDAQ. CBAH has agreed to use reasonable best efforts to cause the New Altus Class A common stock to be issued in connection with the transactions contemplated by the Business Combination Agreement to be approved for listing on NYSE or, with the consent of Altus, the Nasdaq Global Select Market or the Nasdaq Global Market (“NASDAQ”) as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

Indemnification of Directors and Officers

From and after the First Effective Time, CBAH and the Second Merger Surviving Entity have agreed to indemnify and hold harmless each present and former director and officer of Altus against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time or relating to the enforcement by any such person of his or her rights, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that Altus would have been permitted under applicable law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of the Business Combination Agreement to indemnify such person and to advance expenses (including reasonable attorneys’ fees) of any such person as incurred to the fullest extent permitted under applicable law. Without limiting the foregoing, CBAH has agreed to, and agreed to cause Second Merger Surviving Entity and its subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of the Business Combination Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law. CBAH has agreed to assume, and be liable for, and shall cause the Second Merger Surviving Entity and their respective subsidiaries to honor, each of the covenants described in this paragraph.

Obligations as an Emerging Growth Company and a Controlled Company

CBAH agreed to, at all times during the period from the date of the Business Combination Agreement until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and to qualify, at the Second Effective Time, as a “controlled” company under the rules of NYSE or NASDAQ, as applicable; and (b) not take any action that would cause CBAH to not qualify as an “emerging growth company” within the meaning of the JOBS Act or, at the Second Effective Time, as a “controlled” company under the rules of NYSE or NASDAQ, as applicable.

Transaction Litigation

From and after the date of the Business Combination Agreement until the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, CBAH, on the one hand, and Altus, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder actions (including derivative claims) relating to the Business Combination Agreement, any ancillary agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of CBAH, it or any of its representatives (in their capacity as a representative of CBAH) or, in the case of Altus, it, its subsidiaries or any of its representatives (in their capacity as a representative of Altus). CBAH and Altus shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, subject to and without limiting the covenants and agreements, and the rights of the other party set forth in the immediately preceding sentence, CBAH shall control the negotiation, defense and settlement of any Transaction Litigation brought against CBAH or any of its representatives and Altus shall control the negotiation, defense and settlement of any Transaction Litigation brought against Altus or any of its representatives; provided, however, that prior to Closing in no event shall either party or any of their respective representatives settle or compromise any Transaction Litigation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

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Each of Altus and CBAH providing, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to Altus’s and CBAH’s (as applicable) properties, books, projections, plans, systems, contracts, commitments, tax returns, records, analyses and, as may be reasonably requested, financial and operating data and other information concerning the affairs of such party;

•	Altus agreeing not to engage in transactions involving securities of CBAH without CBAH’s prior consent;

•	Altus waiving claims to the trust account in the event that the business combination is not consummated;

•	CBAH agreeing to take all actions necessary or appropriate to cause certain appointments to the board of New Altus;

•	Altus and CBAH cooperating on the preparation and efforts to make effective this proxy statement / prospectus;

•	CBAH making certain disbursements from the trust account;

•

CBAH keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•

CBAH taking steps to exempt the acquisition of CBAH Class A common stock pursuant to the Business Combination Agreement and the other agreements contemplated thereby by any person owning securities of Altus who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of New Altus from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•	CBAH and Altus obtaining directors’ and officers’ liability insurance;

•	Cooperation between Altus and CBAH in obtaining any material third-party consents required to consummate the business combination;

•

Agreement to support the intended tax treatment of the transactions contemplated by the Business Combination Agreement and in the event if the parties mutually determine in good faith that the transactions will not qualify for such intended tax treatment, an agreement to use commercially reasonable efforts to restructure the transactions contemplated by the Business Combination Agreement in a manner that is reasonably expected to result in the intended tax treatment;

•	Confidentiality and publicity relating to the Business Combination Agreement and the transactions contemplated thereby;

•	Altus’s employees executing forms of confidential information, inventions and proprietary rights agreement in a form agreed among the parties;

•	Altus agreeing to use commercially reasonable efforts prior to Closing to amend its credit facilities to have change of control provisions customary for a public company.

Representations and Warranties

The Business Combination Agreement contains representations and warranties made by Altus to CBAH relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing and corporate power;

•	subsidiaries; Holdings and APAM;

•	requisite corporate authority to enter into the Business Combination Agreement and to complete the contemplated transactions;

•

absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Business Combination Agreement or consummating the Business Combination;

•	required governmental and regulatory consents necessary in connection with the business combination;

•	capitalization;

•	financial statements;

•	absence of undisclosed liabilities;

•	legal proceedings and absence of governmental orders;

•	compliance with applicable law;

•	intellectual property and information technology systems;

•	material contracts;

•	employee compensation and benefits matters;

•	labor matters;

•	tax matters;

•	broker’s and finder’s fees related to the business combination;

•	insurance;

•	properties and assets;

•	environmental matters;

•	absence of a material adverse effect since December 31, 2020 and absence of certain other changes;

•	affiliate agreements;

•	internal controls;

•	permits;

•	accuracy of Altus’s information provided in this proxy statement /prospectus;

•	operation of the business during COVID-19;

•	anti-corruption;

•	support agreement; and

•	no additional representations and warranties.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Business Combination Agreement, a “material adverse effect” with respect to Altus means any event, change, fact or circumstance that individually or in the aggregate with other events, changes, facts or circumstances, has had, or would reasonably be expected to have, a material adverse effect on (1) the ability of Altus, Holdings and APAM to perform their respective obligations under the Business Combination Agreement and ancillary agreements to the Business Combination Agreement or to consummate the transactions contemplated by the Business Combination Agreement or (2) the assets, business, results of operations or financial condition of Altus and its subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “material adverse effect” (provided that any event, change, fact or circumstance referred to in first, second, fourth, six and seventh bullets below may be taken into account in determining if a material adverse effect occurred to the extent it has a disproportionate impact on Altus and its subsidiaries, as compared to similarly situated companies in the industry in which Altus and its subsidiaries conduct their respective operations):

•	any change in applicable laws or GAAP after the date of the Business Combination Agreement or any official interpretation thereof;

•	any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

•

the announcement or the execution of the Business Combination Agreement, the pendency or consummation of the Business Combination or the performance of the Business Combination Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this bullet shall not be deemed to apply to references to “material adverse effect” in the representations and warranties relating to the absence of certain conflicts and, to the extent related thereto, the condition to Closing relating to those representations and warranties);

•	any change generally affecting any of the industries or markets in which Altus operates or the economy as a whole;

•

the compliance with the terms of the Business Combination Agreement or the taking of any action expressly required by the Business Combination Agreement (provided, that the exceptions in this bullet shall not be deemed to apply to references to “material adverse effect” in the representations and warranties relating to the absence of certain conflicts and, to the extent related thereto, the condition to Closing relating to those representations and warranties);

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any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, explosion fire, act of God or other force majeure event (including, for the avoidance of doubt, COVID-19 and any law, directive, pronouncement or guideline issued by a governmental authority, including the Centers for Disease Control and Prevention, providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of the Business Combination Agreement or Altus’s compliance therewith);

•

any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Altus operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; or

•

any failure of Altus or its subsidiaries to meet any projections, forecasts or budgets (provided, that this bullet shall not prevent or otherwise affect a determination that any event, change, fact or circumstance underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a material adverse effect (to the extent such event, change, fact or circumstance is not otherwise excluded from this definition of material adverse effect)).

The Business Combination Agreement also contains representations and warranties made by CBAH, First Merger Sub and Second Merger Sub to Altus relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing and corporate power;

•	requisite corporate authority to enter into the Business Combination Agreement and to complete the contemplated transactions;

•

absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Business Combination Agreement or consummating the business combination;

•	litigation and proceedings;

•	compliance with laws;

•	employee benefit plans;

•	required governmental and regulatory consents necessary in connection with the business combination;

•	financial ability; the trust account;

•	tax matters;

•	broker’s and finder’s fees related to the business combination;

•	proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications;

•	business activities; absence of changes;

•	accuracy of CBAH’s information provided in this proxy statement/prospectus;

•	no outsider reliance;

•	capitalization;

•	NYSE stock market quotation;

•	material contracts;

•	title to property;

•	Investment Company Act of 1940;

•	affiliate agreements;

•	Sponsor Support Agreement;

•	equity financing;

•	opinion of financial advisor; and

•	no additional representations and warranties.

The representations and warranties in the Business Combination Agreement do not survive the Closing and, as described below under “Termination,” if the Business Combination Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Business Combination Agreement, unless a party willfully breached the Business Combination Agreement prior to such termination.

This summary and the copy of the Business Combination Agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the Business Combination Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Business Combination Agreement contains representations and warranties by CBAH and Altus, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Business Combination Agreement were made solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Business Combination Agreement, and in reviewing the representations, warranties and covenants contained in the Business Combination Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Business Combination Agreement to be characterizations of the actual state of facts or condition of CBAH, Altus or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conditions to Closing

The completion of the business combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived; provided that approval of the CBAH Unaffiliated Stockholders may not be waived.

Conditions to Each Party’s Obligations

The obligations of the parties to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties unless otherwise agreed among the parties:

•	HSR Act. The applicable waiting period under the HSR Act in respect of the business combination shall have expired or been terminated.

•	No Prohibition. There shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

•

Other Requisite Regulatory Approvals. All consents required to be obtained from or made with any governmental authority with respect to Altus, CBAH, First Merger Sub or Second Merger Sub to consummate the transactions contemplated by the Business Combination Agreement shall have been obtained or made.

•

CBAH Stockholder Approval. The adoption and approval by CBAH Stockholders (including the CBAH Unaffiliated Stockholders) of the business combination and other proposals set forth in this proxy statement/prospectus.

•

Altus Stockholder Approval. The adoption and approval by Altus stockholders of the Business Combination Agreement, the business combination and other proposals set forth in this proxy statement/prospectus.

•

Listing. New Altus Common Stock to be issued in connection with the business combination shall have been approved for listing on NYSE or, with the consent of Altus, NASDAQ, subject only to official notice of issuance thereof.

•

Registration. The registration statement shall have become effective and no stop-order suspending effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

Additional Conditions to the Obligations of CBAH

The obligations of CBAH to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CBAH:

Representations and Warranties.

•

Certain of the representations and warranties of Altus regarding due incorporation, due authorization, capitalization, indebtedness, real property and brokers’ fees shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

•

The representations and warranties of Altus regarding the non-existence of a material adverse effect through the date of the signing of the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date.

•

All of the other representations and warranties of Altus shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect.

•

Agreements and Covenants. Each of the covenants of Altus to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects (provided that if any Altus stockholder fails to deliver a Form W-9, CBAH’s sole remedy will be to withhold in accordance with the Business Combination Agreement).

•

Officer’s Certificate. Altus shall have delivered to CBAH a certificate signed by an officer of Altus, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions relating to the accuracy of Altus’s representations and warranties and the performance of its obligations under the Business Combination Agreement have been fulfilled.

Additional Conditions to the Obligations of Altus

The obligations of Altus to consummate the business combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Altus:

Representations and Warranties.

•

Each of the representations and warranties of CBAH, First Merger Sub and Second Merger Sub contained in the Business Combination Agreement (other than the representations and warranties related to capitalization) (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) shall be true and correct as of the date of the Business Combination Agreement and as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on ability of CBAH, First Merger Sub and Second Merger Sub to consummate the transactions contemplated by the Business Combination Agreement.

•

The representations and warranties of CBAH, First Merger Sub and Second Merger Sub regarding the capitalization of CBAH, First Merger Sub and Second Merger Sub shall be true and correct in all respects, other than de minimis inaccuracies as of the date of the Business Combination Agreement and as of the Closing Date (immediately prior to the effectiveness of the new charter of CBAH contemplated by this proxy statement/prospectus), as if made anew at and as of that time.

Agreements and Covenants. Each of the covenants of CBAH to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

Officer’s Certificate. CBAH, First Merger Sub and Second Merger Sub shall have delivered to Altus a certificate signed by an officer of CBAH, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions relating to the accuracy of CBAH’s, First Merger Sub’s and Second Merger Sub’s representations and warranties and the performance of CBAH’s obligations under the Business Combination Agreement have been fulfilled.

Proposed Charter. The current certificate of incorporation of CBAH shall be amended and restated in the form attached to the Business Combination Agreement as Exhibit B.

Sponsor Support Agreement. The transactions contemplated by the Sponsor Support Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Support Agreement.

Sponsor Subscription Agreement. The transactions contemplated by the Sponsor Subscription Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Subscription Agreement.

Minimum Cash Condition. The aggregate cash available to New Altus at the Closing from the trust account and the equity financing (after giving effect to the redemption of any shares of CBAH Class A common stock in connection with the offer of redemption made to its stockholders and any backstop financing contemplated by the Sponsor Subscription Agreement, but before giving effect to the payment of the outstanding transaction expenses of CBAH and Altus and the redemption of Altus’s preferred stock) shall equal or exceed $425,000,000.

Net Tangible Assets. CBAH shall not have redeemed shares of its Class A common stock pursuant to its offer to stockholders in an amount that would cause CBAH to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) taking into account the proceeds of the equity financing.

Termination

Mutual Termination Rights

The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned:

•	by written consent of CBAH (with the prior approval of the CBAH Special Committee) and Altus; or

•

by written notice from either Altus or CBAH to the other if the required approval of CBAH stockholders is not obtained at the CBAH Special Meeting (subject to any adjournment or recess of the CBAH Special Meeting).

Termination Rights of Altus

The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned prior to the Closing, by written notice to CBAH from Altus if:

•

there is any breach of any representation, warranty, covenant or agreement on the part of CBAH, First Merger Sub or Second Merger Sub set forth in the Business Combination Agreement (or any breach on the part of the Sponsor of Article 1 of the Sponsor Support Agreement), such that the conditions described in the first two bullet points under the heading “Conditions to Closing; Additional Conditions to the Obligations of Altus” set forth above would not be satisfied at the Closing (a “terminating CBAH breach”), except that, if such terminating CBAH breach is curable, then such termination shall become effective only if the terminating CBAH breach is not cured within 30 days (or any shorter period of the time that remains between the date Altus provides written notice of such violation or breach and the Termination Date) after receipt by CBAH of notice from Altus of such breach;

•

the Closing has not occurred on or before the Termination Date; provided that the right to terminate the Business Combination Agreement under this bullet shall not be available if Altus’s failure to fulfill any obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

•	the consummation of the business combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation; or

•

the written consent of CBAH as sole stockholder of First Merger Sub and as the sole member of Second Merger Sub is not delivered to Altus by the end of the day following the date this proxy statement becomes effective.

Termination Rights of CBAH

The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned prior to the Closing, by written notice to Altus from CBAH (with the prior approval of the CBAH Special Committee) if:

•

there is any breach of any representation, warranty, covenant or agreement on the part of Altus set forth in the Business Combination Agreement (or any material breach on the part of a Altus stockholder that is a party to the Altus Stockholders Support Agreement), such that the conditions described in the first two bullet points under the heading “Conditions to Closing—Additional Conditions to the Obligations of CBAH” set forth above would not be satisfied at the Closing (a “terminating Altus breach”), except that, if such terminating Altus breach is curable, then such termination

•

shall become effective only if the terminating Altus breach is not cured within 30 days (or any shorter period of the time that remains between the date CBAH provides written notice of such violation or breach and the Termination Date) after receipt by Altus of notice from CBAH of such breach;

•

the Closing has not occurred on or before Termination Date; provided that the right to terminate the Business Combination Agreement under this bullet shall not be available if CBAH’s, First Merger Sub’s or Second Merger Sub’s failure to fulfill any obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided further that the right to terminate the Business Combination Agreement under this bullet shall not be available if CBAH has materially breached its obligations regarding maintaining its NYSE or NASDAQ listing and such breach was the primary cause of the Closing not occurring by the Termination Date; or

•	the consummation of the business combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation; or

•	if the approval by Altus stockholders of the proposals set forth in this proxy statement/prospectus is not obtained within 5 business days of the date on which this proxy statement becomes effective.

Effect of Termination

If the Business Combination Agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless a party willfully breaches the Business Combination Agreement prior to such termination, which is deemed to include a failure by CBAH, First Merger Sub and Second Merger Sub to close in accordance with the Business Combination Agreement when they are obliged to do so. The provisions (i) requiring Altus and CBAH to keep certain information confidential and cooperate with each other in the making of any public statements related to the business combination, (ii) describing the effects of the termination of the agreement and (iii) regarding certain miscellaneous matters (collectively, the “surviving provisions”) and the confidentiality agreement, and any other section or article of the Business Combination Agreement referenced in the surviving provisions, which are required to survive in order to give appropriate effect to the surviving provisions, shall in each case survive any termination of the Business Combination Agreement.

Amendment

The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Business Combination Agreement and which refers to the Business Combination Agreement. The approval of the Business Combination Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate the Business Combination Agreement in accordance with the termination provisions or to cause such party to enter into an amendment to the Business Combination Agreement pursuant to this paragraph.

Specific Performance

The parties to the Business Combination Agreement agree that they shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Business Combination Agreement and to enforce specifically the terms of provisions thereof without proof of damages prior to valid termination of the Business Combination Agreement.

CERTAIN OTHER AGREEMENTS RELATING TO THE TRANSACTIONS

This section describes the material provisions of the Sponsor Support Agreement, Altus Stockholders Support Agreement, Commercial Collaboration Agreement, Investor Rights Agreement, Management Equity Incentive Letter, Class B Letter Agreement, ValueAct Letter Agreement and the PIPE Subscription Agreements, but does not purport to describe all of the terms therein. The following summary is qualified in its entirety by reference to the complete text of each agreement, a copy of each of which is attached hereto as Annex B, C, D and I or filed as an exhibit to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms part, respectively, which is incorporated herein by reference. Stockholders and other interested parties are urged to read each agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is a legal document that governs certain aspects of the Transactions.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, Altus, the Sponsor, CBAH and certain officers of CBAH (we refer to such officers, together with the Sponsor, as the “Sponsor Parties”) entered into a support agreement, which we refer to as the “Sponsor Support Agreement,” pursuant to which each Sponsor Party agrees to, among other things, vote in favor of the CBAH Stockholder Meeting Proposals and to not redeem or transfer any shares of CBAH common stock or warrants to purchase shares of CBAH common stock, subject to certain exceptions set forth therein. The Sponsor Parties also agree not to commence, join in, facilitate, assist or encourage any claim against CBAH, First Merger Sub, Second Merger Sub, Altus or Altus’s affiliates (i) challenging the validity of, or seeking to enjoin to operation of, any provision of the Sponsor Support Agreement or the Business Combination Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement. The Sponsor Support Agreement also provides Altus a direct enforcement right of CBAH’s and the Sponsor’s obligations under the Sponsor’s PIPE Subscription Agreement.

The Sponsor Support Agreement shall terminate and be of no further force or effect upon the earlier of (i) the consummation of the Second Merger under the Business Combination Agreement, (ii) the termination of the Business Combination Agreement in accordance with its terms and (iii) the written agreement of the Sponsor, CBAH, and Altus.

Altus Stockholders Support Agreement

In connection with the execution of the Business Combination Agreement, Blackstone, a vehicle controlled by Lars Norell, a vehicle controlled by Gregg Felton, Anthony Savino, Altus Holdings and Altus Management Holdings, who we refer to collectively as the “Altus Supporting Stockholders,” entered into a Support Agreement, which we refer to as the “Altus Stockholders Support Agreement,” with CBAH, First Merger Sub and Second Merger Sub pursuant to which each Altus Supporting Stockholder agrees to, among other things, execute and deliver (or cause the applicable stockholder of record to executed and deliver) a written consent in their capacity as holder of Altus common stock approving the Business Combination Agreement on (or effective as of) the fifth (5th) business day following the date that the registration statement of which this proxy statement/prospectus forms a part becomes effective. The shares of Altus common stock that are subject to the Altus Stockholders Support Agreement represent over a majority of the outstanding voting power of Altus common stock and are sufficient to obtain the requisite approvals needed from the Altus stockholders in connection with the transactions contemplated by the Business Combination Agreement. In addition, the Altus Stockholders Support Agreement contains restrictions on the Altus Supporting Stockholders (a) transferring such shares of Altus common stock (subject to certain restrictions) and (b) soliciting or engaging in discussions or negotiations regarding alternative acquisition proposals.

The Altus Stockholders Support Agreement shall terminate upon the earliest of (i) the consummation of the Second Merger under the Business Combination Agreement, (ii) the termination of the Business Combination Agreement in accordance with its terms and (iii) the mutual written agreement of CBAH, First Merger Sub, Second Merger Sub and each Altus Supporting Stockholder.

Commercial Collaboration Agreement

In connection with the execution of the Business Combination Agreement, Altus and CBRE, Inc. entered into a commercial collaboration agreement, which we refer to as the “Commercial Collaboration Agreement,” effective upon the closing of the transactions contemplated by the Business Combination Agreement, pursuant to which, among other things, CBRE, Inc. will invite Altus to join CBRE, Inc.’s strategic supplier program and CBRE, Inc. will promote Altus as its preferred clean energy renewable provider/partner, CBRE, Inc. and Altus will create a business opportunity referral program with CBRE’s brokers, CBRE, Inc. will reasonably collaborate with Altus to develop and bring to market new products and/or bundles for Altus’s customers, Altus will consider in good faith inviting CBRE, Inc. to become a solar tax equity partner for Altus, on a non-exclusive basis, on market terms to be mutually agreed and CBRE, Inc. will provide, at no cost to Altus, reasonable access to data-driven research and insights prepared by CBRE, Inc. (subject to certain exceptions). To govern CBRE, Inc. and Altus’s activities under the Commercial Collaboration Agreement, as soon as practicable, but no later than thirty (30) days after the closing of the transactions contemplated by the Business Combination Agreement, the parties shall create and operate an executive steering committee. Such executive steering committee will be comprised of four (4) individuals, or such other number as CBRE, Inc. and Altus mutually determine, and CBRE, Inc. and Altus will each be entitled to appoint one-half of the total number of such individuals on such committee. The Commercial Collaboration Agreement continues for a period of seven (7) years, with automatic one year renewal periods, unless earlier terminated by either party in accordance with the terms set forth therein.

Under the CBRE broker referral program, CBRE’s brokers throughout the United States will be able to submit, through a CBRE website, referrals to clients that may present a potential business opportunity for Altus. CBRE’s Renewable Energy Solutions team will then evaluate such referrals and determine which will be presented to Altus. Altus will determine whether or not to pursue any such referrals and if such referral will qualify for a referral fee (which will require, at a minimum, the CBRE broker to actively facilitate the initial communications between CBRE’s Renewable Energy Solutions team or Altus and the referral prospect). The referral fees for new-build solar systems will be $0.030 per watt for projects up to 10 megawatts and $0.020 per watt for projects above 10 megawatts. For example, a 200,000 square foot warehouse with a two megawatt solar system would imply a $60,000 referral fee and a 1.5 million square foot warehouse with a 15 megawatt solar system would imply a $300,000 referral fee. The referral fees for new-build storage systems will be $0.010 per watthour for projects up to 10 megawatt hours and $0.008 per watthour for projects above 10 megawatt hours. The referral fees for both the new-build solar systems and new-build storage systems will be paid 50% at the time the referred client executes a final agreement with Altus for such system and 50% at the time Altus connects such system to the grid for operation. In addition, the referral fees for secondary/existing solar and storage systems will be $0.020 per watt for solar and $0.008 per watthour for storage for projects up to 10 megawatts and $0.015 per watt for solar and $0.0075 per watthour for storage for projects above 10 megawatts. The referral fees for secondary/existing solar and storage systems will be paid 100% at the time of the financial closing of the acquisition by Altus of the asset. The aggregate referral fees for all projects will be paid quarterly by Altus to CBRE, together with a detailed report on the payments then being made. CBRE will then pay the individual CBRE broker(s) their referral fees in accordance with each individual broker’s brokerage commission structure and therefore CBRE’s Advisory business segment will receive a portion of the referral fees. The fees described above for new-build storage systems and secondary/existing solar and storage systems reflect a confirmed fee schedule that Altus proposed to CBRE on July 30, 2021, which proposal was approved by the Special Committee and agreed to by CBRE.

Following the execution of the Business Combination Agreement, CBRE’s Renewable Energy Solutions team has, based on recommendations from CBRE’s brokers, from time to time presented Altus with client referrals, which Altus in its sole discretion may elect to pursue. The Commercial Collaboration Agreement will only become effective upon the closing of the transactions contemplated by the Business Combination Agreement and therefore CBRE and CBRE’s brokers are not entitled to any of the fees contemplated by the Commercial Collaboration Agreement. CBRE has informed Altus that following completion of the Business Combination Agreement, it may request that Altus pay referral fees to CBRE’s brokers for such referrals made prior to such completion which fees would not exceed the fees set forth in the CBRE broker referral program included in the Commercial Collaboration Agreement; provided that any decision to pay such fees shall be made in Altus’s sole discretion. If Altus agrees to pay any such fees to CBRE’s brokers, CBRE’s Advisory business segment may receive a portion of such fees in accordance with each CBRE broker’s individual brokerage commission structure. The Special Committee was made aware of, and approved, the possibility of these client referrals occurring and these referral fees being paid.

Investor Rights Agreement

In connection with the execution of the Business Combination Agreement, CBAH, the Sponsor, certain officers of CBAH, Altus, Blackstone, and the Founders (as defined therein) and certain other officers of Altus and their affiliated trusts and vehicles entered into an Investor Rights Agreement, which we refer to as the “Investor Rights Agreement,” which provides for, among other things, certain registration rights and transfer restrictions, including that the Sponsor and the Founders (as defined therein) shall not transfer their shares of CBAH (subject to certain exceptions) until the first anniversary of the Closing Date of the transactions contemplated by the Business Combination Agreement and that Blackstone shall not transfer its shares of CBAH (subject to certain exceptions) until the date that is 270 days following the closing (subject to certain exceptions).

Pursuant to the Investor Rights Agreement, CBAH will be required to file a registration statement within 45 days following the closing of the business combination to register for resale under the Securities Act the CBAH securities held by the stockholders party thereto. The Investor Rights Agreement also permits underwritten takedowns and provides for customary “piggyback” registration rights. CBAH will also be required to indemnify each stockholder party thereto and certain of such stockholder’s related persons from certain liabilities arising from the transactions and filings contemplated thereby, subject to certain limitations set forth in the Investor Rights Agreement.

Pursuant to the Investor Rights Agreement, Blackstone has a right to nominate one director to the CBAH board of directors for so long as it and its permitted transferees hold at least 5% of the outstanding shares of CBAH Class A common stock. The Sponsor has the right to appoint the Class B Director for so long as any shares of Class B common stock remain outstanding, and upon the conversion of all shares of Class B common stock to Class A common stock, the Sponsor has the right to nominate one director to CBAH’s board of directors so long as the Sponsor continues to meet certain ownership requirements with respect to the CBAH Class A common stock as set forth therein.

Management Equity Incentive Letter

In connection with the execution of the Business Combination Agreement, Altus, Gregg Felton and Lars Norell entered into a management equity incentive letter, which we refer to as the “Management Equity Incentive Letter,” pursuant to which as soon as practicable following the closing of the transactions contemplated by the Business Combination Agreement, the Board of CBAH or the compensation committee of the Board will grant to senior members of the Company, including to Mr. Felton and Mr. Norell, time-based restricted stock units, which we refer to as “RSUs,” with respect to an aggregate five percent (5%) of CBAH Class A common stock on a fully diluted basis, excluding the then-outstanding shares of CBAH Class B common stock or any shares of CBAH Class A common stock into which such shares of CBAH Class B common stock are or may be convertible. The RSUs will be allocated based on the recommendation of the compensation consultant(s) to the compensation committee of the CBAH board (which shall include at least Mercer and one other compensation consultant proposed by Sponsor) and as determined by such compensation committee. Subject to continued employment on each applicable vesting date, the RSUs will vest 33 1⁄3% on each of the third, fourth and fifth anniversaries of the date the transaction is consummated.

Class B Letter Agreement

In connection with the execution of the Business Combination Agreement, CBAH, Altus and the holders of shares of CBAH Class B common stock entered into a letter agreement, pursuant to which (a) at the closing of the transactions contemplated by the Business Combination Agreement, each such holder will surrender to CBAH 30% of the shares of Class B common stock held by such holder and (b) each such holder shall not transfer any shares of Class B common stock, except (a) to permitted transferees under the Investor Rights Agreement, (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual or pursuant to a qualified domestic relations order or (c) as consented to by the CBAH Board of Directors following the closing of the transactions contemplated by the Business Combination Agreement (provided that the transferee agrees in writing to be bound by the same restrictions).

ValueAct Letter Agreement

In connection with the execution of the Business Combination Agreement, CBAH, Altus and ValueAct Capital Management, L.P., which we refer to as “ValueAct,” entered into a letter agreement, which we refer to as the “ValueAct Letter Agreement,” providing that CBAH and Altus shall consider in good faith Sarah E. Coyne for appointment to the Board of Directors of CBAH upon closing of the transactions contemplated by the Business Combination Agreement. In the event that CBAH and/or Altus, as applicable, reasonably reject Sarah E. Coyne for appointment to the CBAH board (for the reasons provided in the letter agreement), ValueAct shall be entitled to propose alternate candidates, and CBAH and Altus shall promptly consider the appointment of such alternate candidates in good faith. The letter agreement shall terminate upon the appointment of Ms. Coyne or such alternate candidate to the CBAH board.

PIPE Subscription Agreements

In connection with the execution of the Business Combination Agreement, certain accredited investors, who we refer to as the “PIPE Investors,” including the Sponsor and certain Altus officers, entered into subscription agreements, which we refer to as the “PIPE Subscription Agreements,” pursuant to which the PIPE Investors have committed to purchase 27,500,000 shares of CBAH Class A common stock, which we refer to as the “PIPE Shares,” at a purchase price per share of $10.00 and an aggregate purchase price of $275,000,000, which we refer to as the “PIPE Investment.” The purchase of the PIPE Shares is conditioned upon, and will be consummated concurrently with, the closing of the transactions contemplated by the Business Combination Agreement. Pursuant to its PIPE Subscription Agreement, the Sponsor has committed to purchase shares of CBAH Class A common stock in an aggregate amount of $70,000,000, with a commitment to purchase additional shares of CBAH Class A common stock in an aggregate amount of up to $150,000,000 to the extent of the amount of redemptions of shares of CBAH Class A common stock submitted for redemption by public stockholders in connection with the closing.

Additionally, pursuant to the PIPE Subscription Agreements, the PIPE Investors agreed to waive any claim to, or to any monies in, the trust account that they may have in connection with the PIPE Subscription Agreement. The PIPE Subscription Agreements will terminate, and be of no further force and effect, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of CBAH and the applicable PIPE Investor and (iii) May 31, 2022, if the Closing has not occurred on or before such date.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

CBAH’s stockholders are being asked to approve the business combination with Altus described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement and (b) approving the Transactions described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the business combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement, which is attached as Annex A hereto.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement. Please see the section entitled “Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement.

We may consummate the business combination only if all of the condition precedent proposals are approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of (x) CBAH Class B common stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon, and (y) CBAH common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon. In addition, the business combination proposal will require the affirmative vote of a majority of the outstanding shares of CBAH Common Stock not owned, directly or indirectly by CBRE Group, Inc., any of its affiliates or any executive officers of CBAH.

Vote Required

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of (x) CBAH Class B common stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon, and (y) CBAH common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon. In addition, the business combination proposal will require the affirmative vote of a majority of the outstanding shares of CBAH Common Stock not owned, directly or indirectly by CBRE Group, Inc., any of its affiliates or any executive officers of CBAH.

Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting and broker-non votes with regard to the business combination proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the business combination proposal. Additionally, the business combination will not be consummated if CBAH has less than $5,000,001 of net tangible assets.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the NYSE proposal do not receive the requisite vote for approval, or the consent of the requisite Altus stockholders is not received, we will not consummate the Transactions.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE CBAH

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER PROPOSALS

Overview

CBAH stockholders are also being asked to adopt the third amended and restated certificate of incorporation in the form attached hereto as Annex G, which, in the judgment of the Board, is necessary to adequately address the needs of CBAH following the consummation of the Transactions. In accordance with SEC requirements, the proposals with respect to such adoption are being presented separately as described below.

The following is a summary of the key changes effected by the third amended and restated certificate of incorporation, but this summary is qualified in its entirety by reference to the full text of the third amended and restated certificate of incorporation, a copy of which is included as Annex G:

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change the purpose of CBAH to “any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware” and remove references to effecting an initial business combination;

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increase the total number of authorized shares of all classes of our capital stock from 261,000,000 shares to 1,000,000,000 shares, which would consist of increasing the authorized (i) CBAH Class A common stock from 250,000,000 shares to 988,591,250 shares, (ii) decreasing the authorized CBAH Class B common stock from 10,000,000 to 1,408,750 and (iii) increasing the authorized preferred stock from 1,000,000 shares to 10,000,000 shares;

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provide that each holder of record of CBAH Class A common stock shall be entitled to one vote for each share of such stock held on all matters on which stockholders of the Company are entitled to vote generally, including the election or removal of directors;

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eliminate many of the voting rights of the CBAH Class B common stock, including the exclusive right to elect directors, the right to vote together as a single class with the CBAH Class A common stock on matters generally submitted to holders of the common stock and the right to an aggregate of 20% of the voting power of the common stock;

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eliminate the consent rights of the CBAH Class B common stock with respect to changes in the Company’s fiscal year, increases in the number of directors on the Board, payment of any dividends or distributions, adoption of stockholder rights plans, acquisition of any entity or business with assets at a purchase price greater above certain limits, and issuances of shares of CBAH Class A common stock above certain limits;

•	make certain changes to the number of conversion shares issued upon conversion of the Alignment Shares, including decreasing the vesting period from ten years to seven years;

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require the affirmative vote of a majority of the voting power of all the then outstanding shares of CBAH Class A common stock to approve any amendment, alteration, repeal or rescission, in whole or in part, of certain provisions of the new certificate of incorporation;

•	require the affirmative vote of a majority of the voting power of all the then outstanding shares of CBAH Class A common stock to approve any amendment to the CBAH bylaws by CBAH’s stockholders.

•	create the Class B Director and the rights of holders of the CBAH Class B common stock to elect such director annually;

•	allow the holders of the CBAH Class A common stock to remove any director for cause;

•	remove the right of the Chief Executive Officer to call a special meeting of stockholders;

•	delete the prior provisions under Article IX (Business Combination Requirements; Existence) relating to our status as a blank check company;

•	make certain changes to the rights of indemnification and advancement of expenses of the directors and officers of CBAH;

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provide that certain transactions are not “corporate opportunities” and that the Identified Persons (as defined in the new certificate of incorporation) are not subject to the doctrine of corporate opportunity;

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provide that the federal district courts of the U.S. shall be the exclusive jurisdiction for the resolution of complaints alleging a violation of federal securities laws unless CBAH consents in writing to an alternative jurisdiction and to remove certain language deeming stockholders to have consented to personal jurisdiction in connection with such claims; and

•	make conforming and other technical changes to effect the changes summarized above and otherwise address the needs of CBAH following the consummation of the Transactions.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Transactions. The Board’s reasons for proposing each of these amendments to the certificate of incorporation are set forth below.

•	Amending the purpose of CBAH as set forth in the prior Article II. The Board believes this change is appropriate to remove language applicable to a blank check company.

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Amending total number of authorized shares of capital stock in Article IV and making the changes in authorized classes of capital stock as set forth above. The amendment provides for the issuance of shares of CBAH Class A common stock necessary to consummate the Transactions including, without limitation, the PIPE Investment, and also provides shares of CBAH Class A common stock to allow future equity awards to be made under the Incentive Plan and the issuance of shares under the ESPP after the closing of the Transactions, as well as flexibility for future issuances of common stock determined by the Board to be in the best interests of CBAH without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

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Amending the prior Article IV to make the changes to the rights and powers of the CBAH Class A common stock and CBAH Class B common stock described above. The Board believes these changes will provide the CBAH Class A common stockholders, including the public stockholders, with a greater voice in the Company’s governance and better align with the governance structure of similarly situation public companies.

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Amending the prior Article IV to make the changes to the conversion of Alignment Shares referred to above. These changes are the result of negotiations between Altus and CBAH. Pursuant to the Class B Letter Agreement, the holders of Alignment Shares agreed to forfeit 30% of such shares upon the closing of the Transaction and these changes are intended to effect part of that negotiated agreement. The Board believes this structure will promote alignment between the interests of the Sponsor and CBAH.

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Amending the prior Article VI and Article XI to make changes to the right of stockholders to amend the new certificate of incorporation and CBAH bylaws. The Board believes that these amendments protect key provisions of the new certificate of incorporation from arbitrary amendment by a minority of stockholders and ensure that any amendments to the new certificate of incorporation or CBAH’s bylaws by its stockholders are approved by the CBAH Class A common stock, including its public stockholders.

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Creating the Class B Director position and the rights of holders of the CBAH Class B common stock to elect such director annually. The Board believes that these changes are appropriate to ensure an appropriate level of influence by the Sponsor with respect to the composition of the Board.

•	Amending the prior Article V to allow the holders of the CBAH Class A common stock to remove any director for cause. The Board believes that this will provide the CBAH Class A common stockholders,

including the public stockholders, with a greater voice in the Company’s governance and better align with the governance structure of similarly situated public companies.

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Amending the prior Article VII to remove the ability of the Chief Executive Officer to call a special meeting of the stockholders. The Board believes that this may allow the Company to convene a special meeting of stockholders more quickly and efficiently should a need arise.

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Amending the prior Article VIII to make certain changes to the rights of indemnification and advancement of expenses of the directors and officers of CBAH. The Board believes that these indemnification and advancement provisions are useful to attract and retain qualified directors and executive officers.

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Amending the prior Article X to provide that certain transactions are not “corporate opportunities” and that each Identified Person is not subject to the doctrine of corporate opportunity and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CBAH or any of its subsidiaries. The Board believes that this change is appropriate because each Identified Person should not be restricted from investing in or operating similar businesses and such parties would be unwilling or unable to enter into the Transactions without such assurances due to their activities as investors in a wide range of companies.

•	Amending the prior Article XII to make changes to the forum selection provisions. The Board believes that these changes better conform to recent judicial decisions in the State of Delaware.

Description of the Proposals

Proposal No. 2A: Alignment Shares

Approval of an amendment to the certificate of incorporation to make certain changes to the number of conversion shares issued upon conversion of the Alignment Shares, including decreasing the vesting period from ten years to seven years.

Reasons for Proposal No. 2A

As described above, these changes are the result of negotiations between Altus and CBAH. Pursuant to the Class B Letter Agreement, the holders of Alignment Shares agreed to forfeit 30% of such shares upon the closing of the Transaction and these changes are intended to effect part of that negotiated agreement. The Board believes this structure will promote alignment between the interests of the Sponsor and CBAH.

Proposal No. 2B: Class B Director

Approval of an amendment to the certificate of incorporation to create the Class B Director and the rights of holders of the CBAH Class B Common Stock to elect such director annually.

Reasons for Proposal No. 2B

As described above, the Board believes that these changes are appropriate to ensure an appropriate level of influence by the Sponsor with respect to the composition of the Board.

Proposal 2C: Exclusive Jurisdiction

Approval of an amendment to the certificate of incorporation to provide that the federal district courts of the U.S. shall be the exclusive jurisdiction for the resolution of complaints alleging a violation of federal securities laws unless CBAH consents in writing to an alternative jurisdiction and to remove certain language deeming stockholders to have consented to personal jurisdiction in connection with such claims.

Reasons for Proposal 2C

As described above, the Board believes that these changes better conform to recent judicial decisions in the State of Delaware.

Proposal 2D: Charter Amendment

CBAH stockholders are also being asked to adopt the third amended and restated certificate of incorporation in the form attached hereto as Annex G.

Reasons for Proposal 2D

As described above, the Board believes that the adoption of the third amended and restated certificate of incorporation is necessary to adequately address the needs of CBAH following the consummation of the Transactions.

Vote Required

If the business combination proposal is not approved, the charter proposals will not be presented at the special meeting.

The approval of each charter proposal will require the affirmative vote of holders of a majority of the voting power of the outstanding shares of (i) CBAH common stock entitled to vote thereon, voting together as a single class, and (ii) CBAH Class B common stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon.

Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting with regard to each charter proposal will have the same effect as a vote “AGAINST” such proposal. Abstentions and broker-non-votes will count as a vote “AGAINST” the charter proposals.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal or the NYSE proposal do not receive the requisite vote for approval, or the consent of the requisite Altus stockholders is not received, we will not consummate the business combination.

Recommendation of the Board

THE BOARD RECOMMENDS THAT CBAH STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSALS.

PROPOSAL NO. 3 — THE GOVERNANCE PROPOSAL

Overview

CBAH stockholders are also being asked to vote on the governance provisions referred to below, which are included in the third amended and restated certificate of incorporation. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.

In the judgment of the Board, these provisions are necessary to adequately address the needs of CBAH and its stockholders following the consummation of the Transactions. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, CBAH intends that the third amended and restated certificate of incorporation in the form set forth on Annex G will take effect at consummation of the business combination, assuming adoption of the charter proposals.

Proposal No. 3A: Change in Authorized Shares

Description of Amendment

The amendment would increase our total number of authorized shares of all classes of capital stock from 261,000,000 shares to 1,000,000,000 shares, which would consist of (i) increasing the authorized CBAH Class A common stock from 250,000,000 shares to 988,591,250 shares, (ii) decreasing CBAH’s authorized Class B common stock from 10,000,000 shares to 1,408,750 shares and (iii) increasing CBAH’s authorized preferred stock from 1,000,000 shares to 10,000,000 shares.

Reasons for the Amendment

The amendment provides for the increase necessary to consummate the Transactions including, without limitation, the PIPE Investment, and also provides shares of CBAH Class A common stock necessary to allow future equity awards to be made under the Incentive Plan and issued under the ESPP after the closing of the Transactions, as well as flexibility for future issuances of common stock determined by the Board to be in the best interests of CBAH without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Proposal No. 3B: Amendments to the Certificate of Incorporation and Bylaws

Description of Amendment

The amendment provides that any amendment, alteration, repeal or rescission, in whole or in part, of the provisions of the new certificate of incorporation governing amendments to the new certificate of incorporation or CBAH’s bylaws, the Board, limitations on director liability or stockholder action by written consent shall require the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of CBAH Class A common stock.

The amendment further provides that, notwithstanding anything that might otherwise permit a lesser vote of the stockholders, any amendment to the CBAH bylaws by CBAH’s stockholders shall require the affirmative vote of a majority of the CBAH Class A common stock, voting together as a single class.

Reasons for Amendment

This amendment is intended to protect key provisions of the new certificate of incorporation from arbitrary amendment by a minority of stockholders. This amendment is also intended to ensure that any amendments to the new certificate of incorporation or CBAH’s bylaws by its stockholders are approved by the CBAH Class A common stock, including its public stockholders.

Proposal No. 3C: Corporate Opportunity

Description of Amendment

The amendment provides that certain transactions are not “corporate opportunities” and that members of the Board who are not employees of CBAH and their respective affiliates, and any stockholder that has the right to appoint a director under the Investor Rights Agreement and such stockholder’s affiliates (such persons, collectively, “Identified Persons”) may engage in the same or similar activities or related lines of business as those in which CBAH, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which CBAH, directly or indirectly, may engage. The amendment also provides that CBAH will waive the obligation of the Identified Persons to bring potential business opportunities to CBAH, except for opportunities expressly offered to such party solely in his or her capacity as a director or officer of CBAH.

Reasons for Amendment

The amendment is intended to provide that certain transactions are not “corporate opportunities” and that each Identified Person is not subject to the doctrine of corporate opportunity and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CBAH or any of its subsidiaries. The current certificate of incorporation provides that the doctrine of corporate opportunities does not apply to any director or officer of CBAH, except in limited circumstances. The Board believes that this change is appropriate because it is in line with practices of similarly positioned public company and because certain of the Identified Persons may be unwilling or unable to enter into the Transactions or serve as members of the Board without such assurances due to their activities as investors in a wide range of companies. This amendment may, however, result in the Identified Persons having conflicts of interest and CBAH not having access to certain potentially beneficial opportunities discovered by the Identified Persons.

Vote Required

The approval of the governance proposal will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of (x) CBAH Class B common stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon, and (y) CBAH common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon. In addition, the affirmative vote of the holders of a majority of the outstanding Unaffiliated Stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon, is required.

Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the governance proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the governance proposal.

As discussed above, a vote to approve the governance proposal is an advisory vote, and therefore, is not binding on CBAH or the Board. Accordingly, regardless of the outcome of the non-binding advisory vote, CBAH intends that the proposed third amended and restated certificate of incorporation, in the form set forth on Annex G and containing the provisions noted above, will take effect at consummation of the business combination, assuming adoption of the charter proposals.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT CBAH’S STOCKHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 4 — THE INCENTIVE PLAN PROPOSAL

Overview

The Board approved and adopted the 2021 Omnibus Incentive Plan, or the “Incentive Plan,” which will be adopted by CBAH effective as of the Closing, subject to the approval of CBAH stockholders. The Board is seeking stockholder approval of the Incentive Plan in order (i) for incentive stock options to meet the requirements of the Code and (ii) to comply with the NYSE listing requirements. The Incentive Plan will initially reserve a number of shares of CBAH Class A common stock that is equal to 10% of the number of issued and outstanding shares of CBAH Class A common stock immediately after the Closing (the “Initial Share Pool”) for issuance pursuant to grants made under the Incentive Plan. The Initial Share Pool will automatically increase on January 1 of each year from 2022 to 2031 by the lesser of (i) 5% of the number of shares of CBAH Class A common stock outstanding as of the close of business on the immediately preceding December 31 (excluding any shares of CBAH Class A common stock issued or issuable upon conversion of shares of the CBAH Class B common stock) and (ii) the number of shares of CBAH Class A common stock determined by the Board prior to such date for such year. The Board believes that the approval of the Incentive Plan by the CBAH stockholders will benefit the compensation structure and strategy of CBAH. CBAH’s ability to attract, retain and motivate top quality management, employees and non-employee directors is material to its success, and the Board has concluded that this would be enhanced by the ability to make grants under the Incentive Plan. In addition, the Board believes that the interests of CBAH and CBAH’s stockholders will be advanced if CBAH can offer employees and non-employee directors the opportunity to acquire or increase their proprietary interests in CBAH.

Set forth below is a summary of the material terms of the Incentive Plan, as such terms will be modified to reflect the Merger. This summary is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached as Annex E hereto. We urge the CBAH stockholders to read the entire Incentive Plan carefully before voting on this proposal.

If approved by the CBAH stockholders, the Incentive Plan will become effective upon the closing of the Merger.

Material Terms of the Incentive Plan

Purpose

The purpose of the Incentive Plan is to advance our interests by providing for the grant to our employees, directors, consultants and advisors of stock and stock-based awards. Such equity awards are intended to motivate high levels of performance and align the interests of CBAH’s directors, employees, consultants, and advisors with those of its stockholders by giving directors, employees, consultants, and advisors the perspective of an owner with an equity stake in CBAH and providing a means of recognizing their contributions to the success of CBAH.

Administration

The Incentive Plan will be administered by our compensation committee, except with respect to matters that are not delegated to the compensation committee by our board of directors. The compensation committee (or board of directors, as applicable) will have the discretionary authority to interpret the Incentive Plan and any awards granted under it, determine eligibility for and grant awards, determine the exercise price or base value from which appreciation is measured or purchase price, if any, applicable to any award, determine, modify, accelerate and waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the Incentive Plan and awards and otherwise to do all things necessary or desirable to carry out the purposes of the Incentive Plan or any award. The compensation committee may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members, members of the board of directors and, to the extent permitted by law, our officers, and may delegate to employees and other persons such ministerial tasks as it deems appropriate. As used in this summary, the term “Administrator” refers to the compensation committee and its authorized delegates, as applicable.

Eligibility

Our employees, directors, consultants and advisors are eligible to participate in the Incentive Plan. Eligibility for stock options intended to be incentive stock options, or ISOs, is limited to our employees or employees of certain of our affiliates. Eligibility for stock options, other than ISOs, and stock appreciation rights, or SARs, is limited to individuals who are providing direct services to us or certain of our affiliates on the date of grant of the award. As of the date of this proxy statement/prospectus, approximately 45 employees and 6 non-employee directors would be eligible to participate in the Incentive Plan, including all of our executive officers. In addition, certain consultants may, in the future, become eligible to participate in the Incentive Plan, though, as of the date of this proxy statement/prospectus, no grants to any consultants are expected.

Authorized shares

Subject to adjustment as described below, the maximum number of shares of our Class A common stock that may be delivered in satisfaction of awards under the Incentive Plan is a number of shares equal to 10% of the number of issued and outstanding shares of CBAH common stock immediately after the Closing.    The share pool will automatically increase on January 1 of each year from 2022 to 2031 by the lesser of 5% of the number of shares outstanding as of the close of business on the immediately preceding December 31 and the number of shares determined by CBAH’s board of directors on or prior to such date for such year. The number of shares of our Class A common stock delivered in satisfaction of awards under the Incentive Plan is determined (i) by excluding shares withheld by us in payment of the exercise price or purchase price of the award or in satisfaction of tax withholding requirements with respect to the award, (ii) by including only the number of shares delivered in settlement of a SAR any portion of which is settled in shares of our Class A common stock, and (iii) by excluding any shares underlying awards settled in cash or that expire, become unexercisable, terminate or are forfeited to us without the delivery (or retention, in the case of restricted stock or unrestricted stock) of shares of our Class A common stock. The number of shares available for delivery under the Incentive Plan will not be increased by any shares that have been delivered under the Incentive Plan and are subsequently repurchased using proceeds directly attributable to stock option exercises.

Shares that may be delivered under the Incentive Plan may be authorized but unissued shares, treasury shares or previously issued shares acquired by us.

Director limits

The aggregate value of all compensation granted or paid to any of our non-employee directors with respect to any calendar year, including awards under the Incentive Plan, for his or her services as a director during such calendar year, may not exceed $500,000 with the value of any awards under the Incentive Plan calculated based on their grant date fair value and assuming maximum payout.

Types of awards

The Incentive Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards and other awards that are convertible into or otherwise based on our Class A common stock. Dividend equivalents may also be provided in connection with certain awards under the Incentive Plan, provided that any dividend equivalents will be subject to the same risk of forfeiture, if any, as applies to the underlying award.

•	Stock options and SARs. The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our Class A common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price per share of each stock option, and the base value of each SAR, granted under the Incentive Plan shall be no less than 100% of the fair market value of a share on the date of grant (or 110% in the case of certain ISOs). Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the Incentive Plan may not be repriced, amended, or substituted for with new stock options or SARs having a lower exercise price or base value, nor may any consideration be paid upon the cancellation of any stock options or SARs that have a per share exercise or base price greater than the fair market value of a share on the date of such cancellation, in each case, without stockholder approval. Each stock option and SAR will have a maximum term of not more than ten years from the date of grant (or five years, in the case of certain ISOs).

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Restricted and unrestricted stock and stock units. The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock are shares subject to restrictions requiring that they be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.

•	Performance awards. The Administrator may grant performance awards, which are awards subject to the achievement of performance criteria.

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Other share-based awards. The Administrator may grant other awards that are convertible into or otherwise based on shares of our Class A common stock, subject to such terms and conditions as it determines

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Substitute awards. The Administrator may grant substitute awards in connection with certain corporate transactions, which may have terms and conditions that are inconsistent with the terms and conditions of the Incentive Plan.

Vesting; terms of awards

The Administrator determines the terms and conditions of all awards granted under the Incentive Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which an award remains exercisable, and the effect of termination of a participant’s employment or service on an award. The Administrator may at any time accelerate the vesting or exercisability of an award. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any award if a participant is not in compliance with all applicable provisions of the Incentive Plan and/or any award agreement evidencing the grant of an award, or if the participant breaches any restrictive covenants.

Transferability of awards

Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Effect of certain transactions

In the event of certain covered transactions (including the consummation of a consolidation, business combination or similar transaction, the sale of all or substantially all of our assets or shares of our common stock, or our dissolution or liquidation), the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):

•	The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity;

•	The acceleration of exercisability or delivery of shares in respect of any award, in full or in part; and/or

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The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, if any.

Except as the Administrator may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the covered transaction, other than awards that are substituted for, assumed, or that continue following the covered transaction.

Adjustment provisions

In the event of certain corporate transactions, including a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares that may be delivered under the Incentive Plan, the individual award limits, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event.

Clawback

The Administrator may provide that any outstanding award, the proceeds of any award or shares acquired thereunder and any other amounts received in respect of any award or shares acquired thereunder will be subject to forfeiture and disgorgement to us, with interest and other related earnings, if the participant to whom the award was granted is not in compliance with any provision of the Incentive Plan or any award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant, or any company policy that relates to trading on non-public information and permitted transactions with respect to shares of our common stock or provides for forfeiture, disgorgement or clawback, or as otherwise required by law or applicable stock exchange listing standards.

Amendments and termination

The Administrator may at any time amend the Incentive Plan or any outstanding award and may at any time suspend or terminate the Incentive Plan as to future grants. However, except as expressly provided in the Incentive Plan, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless the Administrator expressly reserved the right to do so in the applicable award agreement). Any amendments to the Incentive Plan will be conditioned on stockholder approval to the extent required by applicable law, regulations or stock exchange requirements.

Term

No awards shall be granted under the Incentive Plan after the completion of ten years from the date on which the Incentive Plan is approved by the board of directors or approved by our stockholders (whichever is earlier), but awards previously granted may extend beyond that time.

Federal Income Tax Consequences of the Incentive Plan

The following is a summary of U.S. federal income tax consequences associated with awards granted under the Incentive Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Incentive Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted. The Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”), but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which we are not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to us, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which we are not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received upon such exercise. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Unrestricted Stock Awards

A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Restricted Stock Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to us, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Incentive Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units

The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Application of Section 409A of the Code

Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements.

While the awards to be granted pursuant to the Incentive Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code, if they are not exempt from coverage under such section, if they do not, a participant could be subject to additional taxes and interest.

Registration with the SEC

CBAH will file a Registration Statement on Form S-8 with the SEC with respect to the shares of CBAH Class A common stock to be offered and sold pursuant to the Incentive Plan as soon as reasonably practicable following stockholder approval and prior to the offering or sale of any such shares. In accordance with applicable Form S-8 requirements, such Registration Statement will not be filed prior to 60 days following the Closing Date.

Vote Required

The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of (x) CBAH Class B common stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon, and (y) CBAH common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon.

Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the incentive plan proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the incentive plan proposal.

Consummation of the business combination is conditioned on the approval of each of the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal or the NYSE proposal do not receive the requisite vote for approval, or the consent of the requisite Altus stockholders is not received, we will not consummate the business combination.

Recommendation of the Board

THE BOARD RECOMMENDS THAT CBAH STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5 — THE ESPP PROPOSAL

Overview

The Board approved and adopted the 2021 Employee Stock Purchase Plan, or the “ESPP,” which will be adopted by CBAH effective as of the Closing, subject to the approval of CBAH stockholders. The Board is seeking stockholder approval of the ESPP in order to provide a means by which eligible employees and/or eligible service providers of CBAH may be given an opportunity to purchase shares of CBAH Class A common stock at a discount in order to retain the services of such persons, to secure and retain the services of new eligible employees and/or eligible service providers and to provide incentives for such persons to exert maximum efforts for the success of CBAH.

Set forth below is a summary of the material terms of the ESPP, as such terms will be modified to reflect the Merger. This summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached as Annex F hereto. We urge the CBAH stockholders to read the entire ESPP carefully before voting on this proposal.

If approved by the CBAH stockholders, the ESPP will become effective upon the closing of the Merger.

Material Terms of the ESPP

Shares Subject to the ESPP

The ESPP will initially reserve an aggregate number of shares that is equal to 1% of the number of issued and outstanding shares of CBAH Class A common stock immediately after the Closing. If any purchase right under the ESPP terminates without having been exercised in full, the underlying shares that were not purchased will again be available under the ESPP. The total number of shares of CBAH Class A common stock that will be reserved and that may be issued under the ESPP will automatically increase on the first trading day of each calendar year, beginning with calendar year 2022, by a number of shares equal to the lesser of 1% of the total number of shares of CBAH Class A common stock outstanding on the last day of the prior calendar year the number of shares determined by the Board prior to such date for such year, up to a maximum number of shares equal to 3 times the initial ESPP share reserve in the aggregate.

To prevent dilution or enlargement of the rights of participants under the ESPP, appropriate adjustments will be made if any change is made to our outstanding common stock by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin- off or similar transaction or other change in corporate structure affecting our common stock or its value.

ESPP Participants

Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. However, the plan administrator has certain discretion to vary the eligibility requirements. Specifically, the plan administrator may, prior to an enrollment date for all options granted on such enrollment date in an offering, determine that any of the following is or is not eligible to participate in such offering period: an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the plan administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the plan administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the plan administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act. Following the consummation of the business combination, it is expected that 45 employees will be eligible to participate in the ESPP.

However, an employee may not be granted rights to purchase shares of CBAH Class A common stock under the ESPP if such employee immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or holds rights to purchase shares of our common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year.

Administration

The ESPP will be administered by the Board or any committee designated by the Board. The plan administrator has broad power to make determinations under the ESPP, to interpret the terms of the ESPP and to establish rules and regulations for its administration. The plan administrator determines whether offers will be made and the beginning and ending dates of the related purchase periods. The plan administrator will have discretionary authority to construe, interpret and apply the terms of the ESPP, supply omissions or correct defects in the ESPP, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, and establish procedures that it deems necessary for the administration of the ESPP.

Purchases under the ESPP

The plan administrator will determine the length of each offering period. An offering period may be more than 27 months and not shorter than such period as may be established by the plan administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an enrollment date for all options to be granted on the enrollment date. The plan administrator determines the purchase price at which shares may be purchased by participants, which will not be less than the lesser of 85% of the fair market value per share of the CBAH Class A common stock on the first day of the purchase period or 85% of the fair market value per share on the last day of the purchase period.

Participants may purchase shares only by submitting an election form during the election period established by the plan administrator prior to the beginning of each offering period, stating the participant’s election to have after-tax payroll deductions made for the purpose of participating in the ESPP. After initial enrollment in the ESPP, payroll deductions will continue from offering period to offering period unless the participant makes another election to terminate his or her payroll deductions, terminates his or her employment with CBAH or becomes ineligible to participate in the ESPP. The amounts deducted will be credited to the participant’s account under the ESPP until the purchase date, but we will not pay any interest on the deducted amounts.

At the end of each purchase period, the participant will receive a number of shares, determined on the last day of the purchase period, equal to the total payroll deductions credited during the purchase period divided by the applicable purchase price, except that no fractional shares may be purchased under the ESPP. A participant may not purchase shares with a total fair market value greater than $25,000 under the ESPP in any calendar year. The plan administrator may, however, modify at its discretion the purchase period, purchase date and other aspects of the ESPP design within the ESPP parameters from time to time.

Participants may withdraw at any time during an offering period by submitting to CBAH a written notice of withdrawal in the form provided by CBAH. In such case, participants will be paid their accrued contributions that have not yet been used to purchase shares of our common stock. Additionally, participation ends automatically upon termination of employment with us. If sufficient shares are not available in any purchase period under the ESPP, the available shares will be allocated pro rata among the participants in that purchase period in the same proportion that their base compensation bears to the total of the base compensations of all participants for that purchase period. Any amounts not applied to the purchase of common stock will be refunded to the participants after the end of the purchase period without interest.

Restriction on Transfer

The right to acquire shares under the ESPP is not transferable.

Adjustments

In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Company, or other change in the corporate structure of the Company affecting the common stock occurs, the plan administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may adjust the class and maximum number common stock that may be delivered under the ESPP, the class and maximum number of common stock that may be issued under an automatic increase, the purchase price per share and the number of shares of common stock applicable to an offering or purchase right, and the maximum number of shares of common stock that a participant may purchase during each purchase period.

Change in Control and Dissolution

If there is a change in control (as defined in the ESPP) of CBAH, each right to purchase shares under the ESPP will be assumed or an equivalent right to purchase shares will be substituted by the successor corporation or a parent or subsidiary of such corporation. If the successor corporation fails to assume or substitute for the ESPP purchase rights, the plan administrator will shorten the offering period covered by such ESPP purchase right by setting a new exercise date on which such offering period will end. The new exercise date will occur before the change in control. The plan administrator will notify each participant in writing prior to the new exercise date, that the exercise date for the participant’s purchase rights has been changed to the new exercise date and the participant’s purchase rights will be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the offering period.

In the event of the proposed dissolution or liquidation of CBAH, any offering period then in progress will be shortened by setting a new exercise date, and will terminate immediately prior to the consummation of the proposed dissolution or liquidation, unless provided otherwise by the plan administrator. The plan administrator will notify each participant in writing, prior to the new exercise date, that the exercise date for the participant’s option has been changed and that the participant’s option will be exercised automatically on the new date, unless prior to the date the participant has withdrawn from the offering period.

Amendment and Termination of the ESPP

The plan administrator has the authority to amend, suspend or terminate the ESPP unless the amendment requires stockholder approval pursuant to Section 423 of the Code, other applicable laws or stock exchange rules. Without stockholder consent, the plan administrator will be entitled to change the offering periods or purchase periods, designate separate offerings, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit contributions in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with contribution amounts, and establish such other limitations or procedures as the plan administrator determines in its sole discretion advisable that are consistent with the ESPP. The ESPP shall continue in effect for ten (10) years after the date of stockholder approval.

Application of Funds

We may use the proceeds from the sale of our common stock pursuant to the ESPP for any corporate purpose.

Material U.S. Federal Income Tax Consequences

The following discussion of certain relevant United States federal income tax consequences applicable to the purchase of shares under the ESPP is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the ESPP, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the ESPP or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the ESPP.

No taxable income will be recognized by a participant, and no deductions will be allowable to CBAH, upon either the grant or the exercise of rights to purchase shares. A participant only will recognize income when the shares acquired under the ESPP are sold or otherwise disposed of. The tax due upon sale or other disposition of the acquired shares depends on the length of time that the participant holds the shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period pursuant to which the shares were acquired or within one year after the actual purchase date of those shares, the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. CBAH will be entitled to a corresponding income tax deduction for the amount of income recognized for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares, and any additional gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term capital gain.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period pursuant to which the shares were acquired and more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (ii) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. CBAH will not be entitled to an income tax deduction with respect to such disposition.

The tax consequences to a participant may vary depending upon the participant’s individual situation. In addition, various state laws may provide for tax consequences that vary significantly from those described above.

New Plan Benefits

Participation in the ESPP is entirely within the discretion of the eligible employees. Because we cannot presently determine the participation levels by employee, the rate of contributions by employees and the eventual purchase price under the ESPP, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the ESPP. Non-employee directors are not eligible to participate in the ESPP.

Registration with the SEC

CBAH will file a Registration Statement on Form S-8 with the SEC with respect to the shares of CBAH Class A common stock to be offered and sold pursuant to the ESPP as soon as reasonably practicable following stockholder approval and prior to the offering or sale of any such shares. In accordance with applicable Form S-8 requirements, such Registration Statement will not be filed prior to 60 days following the Closing Date.

Vote Required

The approval of the ESPP proposal will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of (x) CBAH Class B common stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon, and (y) CBAH common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon.

Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the ESPP proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the ESPP proposal.

Consummation of the business combination is conditioned on the approval of each of the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP proposal or the NYSE proposal do not receive the requisite vote for approval, or the consent of the requisite Altus stockholders is not received, we will not consummate the business combination.

Recommendation of the Board

THE BOARD RECOMMENDS THAT CBAH STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 6 — THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the business combination proposal, the NYSE proposal, the incentive plan proposal and the charter proposals are approved at the special meeting, we are requesting that stockholders approve and adopt a proposal to elect seven directors to the Board, effective immediately upon the Closing, with each Class I director having a term that expires immediately following CBAH’s annual meeting of stockholders for the calendar year ended December 31, 2022, each Class II director having a term that expires immediately following CBAH’s annual meeting of stockholders for the calendar year ended December 31, 2023 and each Class III director having a term that expires immediately following CBAH’s annual meeting of stockholders for the calendar year ended December 31, 2024, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death.

We are proposing Richard Peretz, Sharon Daley and Sarah Coyne to serve as the Class I directors, Christine Detrick and Rob Horn to serve as Class II directors and Lars Norell and Gregg Felton to serve as Class III directors. In addition, the holders of the CBAH Class B common stock are expected to execute a written consent electing William Concannon to serve as the Class B Director following the completion of the Merger. Christine Detrick is expected to serve as Chair of the Board.

For more information on the experience of Messrs. Felton, Norell, Peretz, Concannon and Horn and Mses. Detrick, Daley and Coyne, please see the section entitled “Management After the Business Combination.”

The vote of the holders of CBAH Class A common stock is not being sought for the election of the Class B Director.

Vote Required

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the seven Class I, Class II and Class III nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the director election proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the director election proposal.

Recommendation of the Board

THE BOARD RECOMMENDS THAT CBAH STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD.

PROPOSAL NO. 7 — THE NYSE PROPOSAL

Overview

Assuming the business combination proposal is approved, the aggregate consideration to be paid in the Merger to the Altus stockholders will consist of 90,000,000 shares of CBAH Class a common stock at a reference price of $10.00 per share of CBAH Class A common stock, pursuant to the Business Combination Agreement. We refer to such shares of CBAH Class A common stock as the “Merger Consideration.”

Additionally, in connection with the business combination, CBAH entered into the PIPE Subscription Agreements, pursuant to which CBAH has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy from CBAH 27,500,000 shares of CBAH Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $275,000,000. The PIPE Investment is conditioned upon, among other conditions, and will be consummated concurrently with, the Closing. We refer to the shares of CBAH Class A common stock to be issued in the PIPE Investment as the “PIPE Shares.”

As contemplated by the incentive plan proposal, we intend to reserve a number of shares of CBAH Class A common stock that is equal to 10% of the number of issued and outstanding shares of CBAH Class A common stock immediately after the Closing for grants of awards under the Incentive Plan. Furthermore, as contemplated in the ESPP proposal, we intend to reserve a number of shares of CBAH Class A common stock that is equal to 1% of the number of issued and outstanding shares of CBAH Class A common stock immediately after the Closing for purchase under the ESPP. For more information on the incentive plan proposal and ESPP proposal, please see the sections entitled “Proposal No. 4 — The Incentive Plan Proposal” and “Proposal No. 5 — The ESPP Proposal,” respectively.

The terms of the Merger Consideration, the PIPE Investment, the Incentive Plan and the ESPP are complex and only briefly summarized above.

For further information, please see the full text of the Business Combination Agreement, which is attached as Annex A hereto and the full text of the Investor Rights Agreement, which is attached as Annex B hereto. A copy of the form of the Incentive Plan is attached as Annex E hereto and a copy of the form of ESPP is attached as Annex F hereto. A copy of the form of the PIPE Subscription Agreement is attached as Annex I hereto. The discussion herein is qualified in its entirety by reference to such documents.

Why CBAH Needs Stockholder Approval

We are seeking stockholder approval in order to comply with two separate provisions of Section 312.03 of the NYSE Listed Company Manual.

Under Section 312.03(b) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions to a “related party” (as defined in Section 312.03 of the NYSE Listed Company Manual) if the issuance will exceed 5% of the number of shares of common stock or 5% percent of the voting power outstanding before the issuance. Because CBAH will issue shares of CBAH Class A common stock to “related parties” pursuant to the Merger and the PIPE Subscription Agreement with the Sponsor, it is seeking stockholder approval. Based on the assumptions set forth elsewhere in this proxy statement/prospectus, the number of shares of CBAH Class A common stock (including shares of CBAH Class A common stock underlying securities that are convertible within 60 days) expected to be issued to “related parties” is (i) 108,882,120 (representing approximately 69% of the post-combination company’s outstanding common stock), collectively, to the current officers and directors of Altus, which, in each case, may be deemed “related parties” notwithstanding that each such person is not currently an officer or director of CBAH and (ii) depending on the level of redemptions by CBAH public stockholders, between 7,000,000 and 22,000,000 to Sponsor (representing between approximately 4.4% and 16.4% of the post-combination company’s outstanding shares of common stock), which may be deemed to be a “related party” by virtue of its existing ownership of shares of CBAH

Class B common stock representing approximately 18.0% of the outstanding voting power prior to the completion of the business combination. For more information on the amounts of shares expected to be issued to each “related party,” please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Under Section 312.03(c) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. CBAH will issue shares representing 20% or more of the number of outstanding shares of CBAH common stock prior to such issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement and the Transactions.

Stockholder approval of the NYSE Proposal is also a condition to the Closing under the Business Combination Agreement.

It is anticipated that, upon completion of the Transactions: (a) CBAH’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 25.3% in the post-combination company; (b) the PIPE Investors (other than the Sponsor Parties) will own approximately 12.8% of the post-combination company; (c) the Sponsor Parties will own approximately 5.3% of the post-combination company (including 7,000,000 shares of CBAH Class A common stock purchased pursuant to the minimum commitment under the Sponsor’s PIPE Subscription Agreement, 100,000 shares of CBAH Class A common stock purchased by William Concannon in the PIPE Investment, and 1,352,400 Alignment Shares); (d) current holders of Altus Stock will collectively own approximately 56.5% of the post-combination company (excluding shares purchased by current Altus stockholders in the PIPE Investment); and (e) Existing CBAH Directors will own approximately 0.1% of the post-combination company. These levels of ownership interest: (i) exclude the impact of the shares of CBAH Class A common stock underlying the warrants and the shares underlying the unvested RSUs to be issued pursuant to the Management Equity Incentive Letter, (ii) exclude the impact of the shares of CBAH Class A common stock reserved for issuance under the Incentive Plan and ESPP, (iii) assume that no CBAH public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account, (iv) assume that 90,000,000 shares of CBAH Class A common stock are issued as Merger Consideration and are outstanding as of the Closing Date of the Merger and (v) include the 1,408,750 Alignment Shares that will be outstanding immediately following the closing of the Transactions (which Alignment Shares will be automatically converted into a number of CBAH Class A common stock based upon the Total Return on the CBAH Class A common stock as of the relevant measurement date over the seven fiscal years following the business combination). See “Description of CBAH’s Securities — Alignment Shares.”

For the reasons described above, we are seeking the approval of our stockholders for the issuance of shares of our common stock pursuant to the Transactions, including, without limitation, the issuance of the Merger Consideration and the PIPE Shares.

Vote Required

The approval of the NYSE proposal will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of (x) CBAH Class B common stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon, and (y) CBAH common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Unaffiliated Stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon, is required.

Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the NYSE proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is outstanding, but will have no effect on the outcome of the NYSE proposal.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposals, the incentive plan proposal, the ESPP or the NYSE proposal do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT CBAH STOCKHOLDERS VOTE “FOR” THE NYSE PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

The adjournment proposal allows the Board to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposals, the governance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal or the NYSE proposal.

In no event will CBAH solicit proxies to adjourn the special meeting or consummate the business combination beyond the date by which it may properly do so under its second amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for the Sponsor, CBAH and/or their respective affiliates to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the business combination. See the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the Board is empowered under Delaware law to postpone the meeting at any time prior to the special meeting being called to order. In such event, CBAH will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented at the special meeting and is not approved by the stockholders, the Board may not be able to adjourn the special meeting to a later date. In such event, the business combination would not be completed.

Vote Required

The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of CBAH Class A common stock and CBAH Class B common stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon, assuming a quorum is present. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals. Accordingly, if a valid quorum is established, a CBAH stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the adjournment proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the adjournment proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT CBAH STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

CBAH’S SELECTED HISTORICAL FINANCIAL INFORMATION

CBAH is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Transactions.

CBAH’s balance sheet data as of December 31, 2020 and statement of operations data for the period from October 13, 2020 (inception) through December 31, 2020 are derived from CBAH’s audited financial statements, included elsewhere in this proxy statement/prospectus. Such data as of and for the six month period ended June 30, 2021 are derived from CBAH’s unaudited financial statements, included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with CBAH’s financial statements and related notes and “Information About CBAH” and “CBAH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of CBAH.

Statement of Operations Data:	Six Months Ended June 30, 2021	For the Period from October 13, 2020 (inception) through December 31, 2020
	(in thousands, except share and per share data)
	(unaudited)
Net income (loss)	$4,236	$(2,501)

Weighted average shares outstanding of CBAH Class A Common Stock	40,250,000	8,553,125
Basic and diluted net income (loss) per share, Class A Common Stock – basic and diluted	$0.10	$(4.18)

Weighted average shares outstanding of CBAH Class B Common Stock	2,012,500	1,484,249
Basic and diluted net income (loss) per share, Class B Common Stock – basic and diluted(1)	$0.10	$(4.18)

Balance Sheet Data:	As of June 30, 2021	December 31, 2020
	(in thousands)
	(unaudited)
Total assets	$404,229	$404,574
Total liabilities	$28,357	$32,938
Class A common stock subject to possible redemption, 40,250,000 shares at a redemption value of $10.00 per share	$402,511	$402,501
Total stockholders’ (deficit)	$(26,639)	$(30,865)

Total liabilities and stockholders’ (deficit)	$404,229	$404,574

(1)	Includes an aggregate of 603,750 Alignment Shares subject to forfeiture.

ALTUS’S SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables present selected historical consolidated financial information of Altus for the periods presented. The consolidated statement of operations data for the years ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 and 2019 have been derived from Altus’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the six months ended June 30, 2021 and 2020 and the balance sheet data as of June 30, 2021 have been derived from Altus’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus.

You should read the selected financial data presented below in conjunction with “Altus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Altus’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. Historical operating results are not necessarily indicative of future operating results.

	Year Ended December 31,
Statement of Operations Data:	2020	2019
	(in thousands, except share and per share data)
Operating revenues, net	$45,278	$37,434

Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below)	9,661	6,784
General and administrative	10,143	8,952
Depreciation, amortization and accretion expense	11,932	8,210
Acquisition and entity formation costs	1,015	866

Total operating expenses	32,751	24,812

Operating income	12,527	12,622

Other (income) expenses
Other expense (income), net	258	(2,291)
Interest expense, net	14,073	22,288

Total other expense	14,331	19,997

Loss before income tax expense	(1,804)	(7,375)
Income tax expense	(83)	(1,185)

Net loss	(1,887)	(8,560)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(8,680)	(4,193)

Net income (loss) attributable to Altus Power, Inc.	6,793	(4,367)

Cumulative preferred dividends and commitment fee earned on Series A redeemable preferred stock	(15,590)	(1,523)
Redeemable Series A preferred stock accretion	(2,166)	(231)

Net (loss) attributable to common stockholder	$(10,963)	$(6,121)

Net loss per share attributable to common stockholder
Basic and diluted	$(10,654)	$(8,129)

Weighted average shares used to compute net loss per share attributable to common stockholder
Basic and diluted	1,029	753

	As of December 31,
Balance Sheet Data:	2020	2019
	(in thousands)
Total assets	$581,560	$373,127
Total liabilities	424,254	241,020
Mezzanine equity	222,058	170,852
Total deficit	(64,752)	(38,745)

	Six Months Ended June 30,
Statement of Operations Data:	2021	2020
	(in thousands, except share and per share data)
Operating revenues, net	$30,084	$20,945

Operating expenses
Cost of operations (exclusive of depreciation and amortization separately below)	6,156	4,554
General and administrative	7,520	4,096
Depreciation, amortization and accretion expense	8,858	5,368
Acquisition and entity formation costs	232	406
Gain on fair value remeasurement of contingent consideration	(2,050)	—

Total operating expenses	20,716	14,424

Operating income	9,368	6,521

Other (income) expenses
Other income, net	(249)	(23)
Interest expense, net	8,739	6,739

Total other expense	8,490	6,716

Loss before income tax benefit (expense)	878	(195)
Income tax benefit (expense)	(1,055)	(241)

Net income (loss)	(177)	(436)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	50	(8,394)

Net income (loss) attributable to Altus Power, Inc.	(227)	7,958

Cumulative preferred dividends and commitment fee earned on Series A redeemable preferred stock	(8,480)	(7,568)
Redeemable Series A preferred stock accretion	(1,071)	(1,077)

Net (loss) attributable to common stockholder	$(9,778)	$(687)

Net loss per share attributable to common stockholder
Basic and diluted	$(9,502)	$(667)

Weighted average shares used to compute net loss per share attributable to common stockholder
Basic and diluted	1,029	1,029

Balance Sheet Data:	As of June 30, 2021	As of December 31, 2020
	(in thousands)
Total assets	$586,093	$581,560
Total liabilities	438,179	424,254
Mezzanine equity	221,816	222,058
Total deficit	(73,902)	(64,752)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

CBAH is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Merger. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of CBAH, Altus and the Solar Project Companies, adjusted to give effect to the Merger, Solar Acquisition, and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

CBRE Acquisition Holdings, Inc.

CBAH is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or other similar business combination with one or more businesses. CBAH was incorporated as a Delaware corporation on October 13, 2020. On December 15, 2020, CBAH consummated its initial public offering of 40,250,000 SAILSM securities at $10.00 per unit, generating gross proceeds of $402.5 million. Each unit consists of one CBAH Class A common stock and one-fourth of one Redeemable Warrant (or 10,062,500 Redeemable Warrants in the aggregate). Simultaneously with the consummation of the CBAH IPO, CBAH completed the sale of 7,366,667 Private Placement Warrants at a purchase price of $1.50 per warrant to the Sponsor, generating gross proceeds of $11.1 million.

Of the $413.6 million in proceeds from the CBAH IPO and the sale of the Private Placement Warrants, $402.5 million was deposited in an interest-bearing U.S. based Trust Account (“Trust Account”). The funds in the Trust Account were invested only in specified U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Altus Power, Inc.

Altus develops, owns, constructs and operates small-scale utility, commercial, industrial, public sector and community photovoltaic solar energy generation and storage systems for the purpose of producing and selling electricity to credit worthy counterparties under long-term offtake contracts. The solar energy facilities are owned by the Company in project specific limited liability companies. Refer to the section entitled “Information About Altus” for more information.

The Solar Project Companies

The Solar Project Companies is a homogenous portfolio of sixteen solar energy facilities structured as limited liability companies for the purpose of directly or indirectly investing in entities that acquire, own, develop, construct, manage, and operate commercial solar facilities in a manner that qualifies for investment tax credits pursuant to Section 48 of the Internal Revenue Services. On December 22, 2020, a wholly-owned subsidiary of Altus acquired the Solar Project Companies from a third-party seller. Altus accounted for the acquisition under the acquisition method of accounting for business combinations. Under the acquisition method, the purchase price was allocated to the assets acquired and liabilities assumed on December 22, 2020 based on their estimated fair value. The amounts of the Solar Project Companies’ operating activities for the period from December 22, 2020 through December 31, 2020 are included in Altus’s audited consolidated statement of operations for the year ended December 31, 2020. Refer to the Altus consolidated financial statements as of and for the year ended December 31, 2020 and the notes thereto for additional information on the acquisition.

The Merger and Related Agreements

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of CBAH and the historical balance sheet of Altus on a pro forma basis as if the Merger and related transactions, summarized below, had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical statement of operations of CBAH and the historical statement of operations of Altus on a pro forma basis as if the Merger and related transactions, summarized below, had been consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical statements of operations of CBAH, the historical statement of operations of Altus and the historical statement of operations of the Solar Project Companies on a pro forma basis as if the Merger, Solar Acquisition, and related transactions, summarized below, had been consummated on January 1, 2020.

•

The impacts of the reorganization of Altus resulting from the Business Combination Agreement, including (i) Holdings’ distribution of its interest in Altus Common Stock to certain profit interest holders in Holdings (“2021 PI Holders”), with such distributed shares subject to the same vesting condition that existed on the Holdings units which the 2021 PI Holders held; (ii) Holdings’ liquidation and distribution of its remaining interest in Altus Common Stock ratably to Blackstone and APAM, after which Holdings ceases to exist; (iii) APAM’s distribution of its interest in Altus Common Stock as restricted stock to APAM members that hold unvested APAM equity in redemption of such members’ unvested APAM equity; and (iv) APAM’s liquidation and distribution of its remaining interest in Altus Common Stock to APAM’s members, after which APAM ceases to exist;

•

the impacts of the Merger, including the merger of CBAH Merger Sub I, Inc., a wholly-owned subsidiary of CBAH, with and into Altus, with Altus surviving the merger as a wholly-owned subsidiary of CBAH; and the merger of CBAH Merger Sub II, LLC, a wholly-owned subsidiary of CBAH, with and into Altus, with CBAH Merger Sub II, LLC surviving the merger as a wholly-owned subsidiary of CBAH;

•	the payment of $212.3 million in cash to Altus Series A Redeemable Preferred Stockholders in exchange for the redemption of 208,000 shares of Altus Series A Redeemable Preferred Stock;

•

the issuance of equity to existing Altus common stockholders for a total of 90,000,000 shares of CBAH Class A common stock using an exchange ratio of 87,464 shares of CBAH Class A common stock for each share of Altus Common Stock;

•

the impact of the (i) Class B Letter Agreement and the surrender of 603,750 Alignment Shares held by the Sponsor and CBAH’s officers and directors, and (ii) the recognition of the Alignment Shares as liability-classified derivatives within the unaudited pro forma condensed combined balance sheet upon reassessment of their accounting classification after closing of the Merger;

•

the impact of the PIPE Subscription Agreements, including the proceeds of $275 million from the issuance of 27,500,000 shares of CBAH Class A common stock to investors, of which 7,100,000 shares will be issued to the Sponsor Parties, under the No Redemption Scenario;

•

the impact of the Sponsor Subscription Agreement, including the proceeds of $150 million from the issuance of 15,000,000 shares of CBAH Class A common stock pursuant to the Sponsor’s Backstop Commitment; and

•	the impact of giving effect to the Solar Acquisition as if it occurred on January 1, 2020.

The Merger will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, CBAH will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger will be treated as the equivalent of Altus issuing stock for the net assets of CBAH, accompanied by a recapitalization. The net assets of CBAH will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Altus.

Altus has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No Redemption Scenario and the Maximum Redemption Scenario:

•	Altus’s existing stockholders will have over 50% of the voting interest in the post-combination company;

•

the board of directors of the post-combination company will be comprised of one director designated by the holders of the CBAH Class B common stock (including the Sponsor), one director designated by Blackstone (an existing stockholder of Altus), one director designated by ValueAct Capital Management, L.P. and five additional directors to be determined by the existing Altus stockholders;

•

Altus’s management will hold all executive management roles (including the Chief Executive Officer and Chief Financial Officer, among others) of the post-combination company and will be responsible for the day-to-day operations;

•	the largest individual minority stockholder of the post-combination company will be an existing stockholder of Altus;

•	Altus has significantly more revenue-generating activities than CBAH, which are expected to comprise all of the activities conducted by the post-combination company; and

•	the objective of the Merger is to create an operating public company, with management continuing to use Altus’s platform and assets to grow the business under the name of Altus Power, Inc.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by CBAH public stockholders of shares of CBAH Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account:

No Redemption Scenario: This presentation assumes that (a) 90,000,000 shares of CBAH Class A common stock are issued to existing Altus shareholders, (b) no public stockholders of CBAH exercise their redemption rights, and (c) 27,500,000 shares of CBAH Class A common stock are issued as part of the PIPE Investment. This scenario assumes that the 40,250,000 public shares remain outstanding upon the completion of the Merger.

Maximum Redemption Scenario: This presentation assumes that (a) 90,000,000 shares of CBAH Class A common stock are issued to existing Altus shareholders, (b) stockholders holding the 40,250,000 public shares will exercise their redemption rights for their pro rata share of the funds in the Trust Account, and (c) 42,500,000 shares of CBAH Class A common stock are issued as part of the PIPE Investment, including 15,000,000 additional shares of CBAH Class A common stock purchased by the Sponsor, the maximum number of additional shares that the Sponsor agreed to purchase pursuant to the Sponsor PIPE Subscription Agreement (“Backstop Commitment”). The Business Combination Agreement provides that consummating the Merger is conditioned on CBAH having net tangible assets of at least $5,000,001. In addition, the Business Combination Agreement includes as a condition to closing the Merger that, at the Closing, CBAH will have a minimum of $425.0 million in cash comprising (i) the cash held in the Trust Account after giving effect to CBAH Class A common stock redemptions and (ii) proceeds from the PIPE Investment, including any proceeds from the Sponsor’s Backstop Commitment. As the proceeds from the PIPE Investment and Backstop Commitment are expected to satisfy the minimum cash requirement, the total Trust Account balance of $402.5 million as of June 30, 2021 is reflected as being redeemed.

Description of the Merger

In connection with the Merger, 90,000,000 shares of CBAH Class A common stock valued at approximately $900 million will be issued to Altus stockholders based on the exchange ratio of approximately 87,464 shares of CBAH Class A common stock for each share of Altus Common Stock. The CBAH Class A common stock issued to Altus stockholders represents approximately 56.5% and 67.2% ownership in the combined company under the No Redemption Scenario and the Maximum Redemption Scenario, respectively.

As Altus has been determined to be the accounting acquirer in the Merger, the number and value of shares issued to Altus in conjunction with the Merger does not represent funding or consideration from an accounting standpoint. Instead, the change in Altus stockholders’ interest represents dilution of Altus stockholders’ interests resulting from Altus’ issuance of stock in exchange for the net assets of CBAH.

As a result of the Merger, Altus stockholders are expected to relinquish 43.5% and 32.8% of their interest in Altus in exchange for Altus to receive approximately $678 million and $425 million in cash under the No Redemption Scenario and the Maximum Redemption Scenario, respectively.

The following summarizes the pro forma shares outstanding of the post-combination company under both the No Redemption and the Maximum Redemption Scenarios:

	No Redemption Scenario			Maximum Redemption Scenario
(in dollars, except share data)	Shares (1)	Ownership%	Voting Power % (2)	Shares (1)	Ownership%	Voting Power % (2)
Class A common stock
CBAH public stockholders (other than the PIPE Investors)	40,250,000	25.3%	25.8%	—	0.0%	0.0%
PIPE Investors (other than the Sponsor Parties)	20,400,000	12.8%	13.0%	20,400,000	15.2%	15.6%
Sponsor Parties (PIPE)	7,100,000	4.5%	4.5%	22,100,000	16.5%	16.9%
Current Altus Stockholders	90,000,000	56.5%	56.7%	90,000,000	67.2%	67.5%

Total Class A common stock	157,750,000	99.1%	100.0%	132,500,000	98.9%	100.0%
Class B common stock (Alignment Shares)
Sponsor Parties(3)(4)	1,352,400	0.8%	0.0%	1,352,400	1.0%	0.0%
Existing CBAH Directors(3)(4)	56,350	0.1%	0.0%	56,350	0.1%	0.0%

Total Class B common stock	1,408,750	0.9%	0.0%	1,408,750	1.1%	0.0%

Pro forma common stock at June 30, 2021	159,158,750	100.0%	100.0%	133,908,750	100.0%	100.0%

(1)

Excludes the shares of CBAH Class A common stock underlying Redeemable Warrants and Private Placement Warrants under both scenarios, as the warrants are not exercisable until the earlier of 30 days after the close of the Merger or one year from the closing of the IPO.

(2)

Excludes 1,671,320 shares of CBAH Class A restricted common stock that will be issued to holders of Altus Restricted Shares, as such unvested shares will not have voting rights. Excludes Alignment Shares designated as Class B common stock, as the shares will not include the right to vote on general matters submitted to holders of the common stock.

(3)

Reflects the number of Alignment Shares outstanding at the closing of the Merger after the surrender of 603,750 Alignment Shares pursuant to the Class B Letter Agreement. The Alignment Shares are expected to be accounted for as derivative liabilities after the close of the Merger. For additional information, refer to adjustment (M) within note 3 of the notes to the unaudited pro forma condensed combined financial information.

(4)

The Alignment Shares will convert into shares of Class A common stock over a measurement period of approximately seven years. The number of shares of Class A common stock issuable upon conversion over the seven-year measurement period is based on the performance of the post-combination company stock price, resulting in a possible range of 14,091 to 13,408,750 shares of Class A common stock under the No Redemption Scenario and 14,091 to 12,587,500 shares of Class A common stock under the Maximum Redemption Scenario. During the measurement period, all Alignment Shares will convert into Class A common stock and may dilute the ownership and voting interest of public stockholders, Altus stockholders, and PIPE Investors.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(in thousands)

	As of June 30, 2021	As of June 30, 2021		No Redemption Scenario				Maximum Redemption Scenario
	CBRE Acquisition Holdings, Inc.	Altus Power, Inc.	Reclassification Adjustments (Refer to Note 2)	Transaction Accounting Adjustments			Pro Forma Combined	Additional Transaction Accounting Adjustments			Pro Forma Combined
Assets:
Cash	$392	$29,863	$—	$402,511	(B	)	$441,981	$150,000	(L	)	$189,470
				(14,088)	(C	)		(402,511)	(M	)
				(212,263)	(F	)
				275,000	(H	)
				(8,680)	(I	)
				(30,754)	(J	)
Prepaid and other current assets	1,327	—	(1,327)				—	—			—
Current portion of restricted cash	—	883	—				883	—			883
Accounts receivable, net	—	9,588	—				9,588	—			9,588
Other current assets	—	6,992	1,327	(4,950)	(J	)	3,369	—			3,369

Total current assets	1,719	47,326	—	406,776			455,821	(252,511)			203,310
Assets held in Trust Account	402,511	—	—	(402,511)	(B	)	—	—			—
Restricted cash, noncurrent portion	—	1,404	—				1,404	—			1,404
Property, plant and equipment, net	—	522,247	—				522,247	—			522,247
Intangible assets, net	—	11,370	—				11,370	—			11,370
Other assets	—	3,746	—				3,746	—			3,746

Total assets	404,230	586,093	—	4,265			994,588	(252,511)			742,077

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(in thousands)

	As of June 30, 2021	As of June 30, 2021		No Redemption Scenario				Maximum Redemption Scenario
	CBRE Acquisition Holdings, Inc.	Altus Power, Inc.	Reclassification Adjustments (Refer to Note 2)	Transaction Accounting Adjustments			Pro Forma Combined	Additional Transaction Accounting Adjustments			Pro Forma Combined
Liabilities, redeemable noncontrolling interests, redeemable preferred stock and stockholder’s deficit
Due to related party	16	—	(16)				—	—			—
Franchise tax payable	100	—	—				100	—			100
Accrued expenses	2,186	—	(2,186)				—	—			—
Accounts payable	—	5,633	16				5,649	—			5,649
Interest payable	—	3,359	—				3,359	—			3,359
Purchase price payable	—	512	—				512	—			512
Current portion of long-term debt, net	—	33,944	—				33,944	—			33,944
Other current liabilities	—	4,121	2,186	(2,019)	(I	)	1,478	—			1,478
				(2,810)	(J	)

Total current liabilities	2,302	47,569	—	(4,829)			45,042	—			45,042
Deferred underwriting commission	14,088	—	—	(14,088)	(C	)	—	—			—
Sponsor promissory note	1,100	—	—	(1,100)	(E	)	—	—			—
Redeemable warrant liability	10,868	—	—	7,956	(D	)	19,616	—			19,616
				792	(E	)
Alignment shares liability	—	—	—	121,213	(N	)	121,213	(7,922)	(N	)	113,291
Long-term debt, net of current portion	—	364,779	—				364,779	—			364,779
Intangible liabilities, net	—	4,141	—				4,141	—			4,141
Asset retirement obligations	—	4,741	—				4,741	—			4,741
Deferred tax liability	—	12,070	—				12,070	—			12,070
Other long-term liabilities	—	4,879	—				4,879	—			4,879

Total liabilities	28,358	438,179	—	109,944			576,481	(7,922)			568,559

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(in thousands)

	As of June 30, 2021	As of June 30, 2021		No Redemption Scenario				Maximum Redemption Scenario
	CBRE Acquisition Holdings, Inc.	Altus Power, Inc.	Reclassification Adjustments (Refer to Note 2)	Transaction Accounting Adjustments			Pro Forma Combined	Additional Transaction Accounting Adjustments			Pro Forma Combined
Commitments and contingent liabilities
Class A common stock subject to possible redemption	402,511	—	—	(402,511)	(A	)	—				—
Redeemable noncontrolling interests	—	16,898	—				16,898				16,898
Series A redeemable preferred stock $0.01 par value	—	204,918	—	(204,918)	(F	)	—				—
Stockholders’ deficit
Preferred stock, $0.0001 par value	—	—	—				—				—
Class A common stock, $0.0001 par value	—	—	—	4	(A	)	16	2	(L	)	13
				9	(G	)		(5)	(M	)
				3	(H	)
Class B common stock, $0.0001 par value	—	—	—	—	(N	)	—				—
Common stock $1.00 par value	—	1	—	(1)	(G	)	—				—
Additional paid-in capital	—	2,110	—	402,507	(A	)	484,551	149,998	(L	)	239,965
				(7,956)	(D	)		(402,506)	(M	)
				(8)	(G	)
				274,997	(H	)
				(32,894)	(J	)
				(32,992)	(K	)
				(121,213)	(N	)		7,922	(N	)
Accumulated deficit	(26,639)	(90,580)	—	308	(E	)	(97,925)	—			(97,925)
				(7,345)	(F	)
				(6,661)	(I	)
				32,992	(K	)

Total stockholders’ equity (deficit)	(26,639)	(88,469)	—	501,750			386,642	(244,589)			142,053
Noncontrolling interests in subsidiaries	—	14,567	—				14,567				14,567

Total equity (deficit)	(26,639)	(73,902)	—	501,750			401,209	(244,589)			156,620

Total liabilities, redeemable noncontrolling interests, redeemable preferred stock and deficit	$404,230	$586,093	$—	$4,265			$994,588	$(252,511)			$742,077

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in thousands, except share and per share data)

	For the six months ended June 30, 2021			No Redemption Scenario				Maximum Redemption Scenario
	CBRE Acquisition Holdings, Inc.	Altus Power, Inc.	Reclassification Adjustments (Refer to Note 2)	Transaction Accounting Adjustments			Pro Forma Combined	Additional Transaction Accounting Adjustments			Pro Forma Combined
Operating revenues, net	$—	$30,084	$—				$30,084	$—			$30,084
Operating expenses
Operating expenses	3,523		(3,523)				—	—			—
Franchise tax expense	100	—	(100)				—	—			—
Cost of operations (exclusive of depreciation and amortization shown separately below)		6,156	—				6,156	—			6,156
General and administrative		7,520	3,623	8,796	(DD	)	19,939	(1,263)	(DD	)	18,676
Depreciation, amortization and accretion expense		8,858	—				8,858	—			8,858
Acquisition and entity formation costs		232	—				232	—			232
Gain on fair value remeasurement of contingent consideration		(2,050)	—				(2,050)	—			(2,050)

Total operating expenses	3,623	20,716	—	8,796			33,135	(1,263)			31,872

Operating income (loss)	(3,623)	9,368	—	(8,796)			(3,051)	1,263			(1,788)
Other (income) expenses
Interest income earned on assets held in Trust Account	(10)		—	10	(AA	)	—	—			—
Change in fair value of redeemable warrant liability	(7,849)		—	(6,318)	(BB	)	(14,167)	—			(14,167)
Change in fair value of Alignment Shares				(5,112)	(FF	)	(5,112)	255	(FF	)	(4,857)
Other expense (income), net		(249)	—				(249)	—			(249)
Interest expense, net		8,739	—				8,739	—			8,739

Total other (income) expense	(7,859)	8,490	—	(11,420)			(10,789)	255			(10,534)

Income (loss) before income tax (expense) benefit	4,236	878	—	2,624			7,738	1,008			8,746
Income tax (expense) benefit	—	(1,055)	—	(681)	(EE	)	(1,736)	(262)	(EE	)	(1,998)

Net income (loss)	4,236	(177)	—	1,943			6,002	746			6,748
Net income attributable to noncontrolling interests and redeemable noncontrolling interests		50	—				50				50

Net income (loss) attributable to common stockholder	$4,236	$(227)	$—	$1,943			$5,952	$746			$6,698

Class A Common Stock

Weighted average shares of common stock outstanding:
Basic							156,078,680				130,828,680
Diluted							159,945,086				134,379,461
Net income attributable to common stockholders per share:
Basic							$0.04				$0.05
Diluted							$0.04				$0.05

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	For the period from October 13, 2020 (inception) to December 31, 2020	For the year ended December 31, 2020		For the year ended December 31, 2020		No Redemption Scenario				Maximum Redemption Scenario
	CBRE Acquisition Holdings, Inc.	Altus Power, Inc.	Solar Acquisition Transaction Accounting Adjustments (Refer to Note 4)	Altus Power, Inc. (Adjusted for the Solar Acquisition)	Reclassification Adjustments (Refer to Note 2)	Transaction Accounting Adjustments			Pro Forma Combined	Additional Transaction Accounting Adjustments			Pro Forma Combined
Operating revenues, net	$—	$45,278	$10,250	$55,528		$—			$55,528	$—			$55,528
Operating expenses
Operating expenses	271			—	(271)				—	—			—
Franchise tax expense	26			—	(26)				—	—			—
Cost of operations (exclusive of depreciation and amortization shown separately below)		9,661	2,617	12,278					12,278	—			12,278
General and administrative		10,143	305	10,448	297	6,661	(CC	)	34,997				32,472
						17,591	(DD	)		(2,525)	(DD	)
Depreciation, amortization and accretion expense		11,932	4,043	15,975					15,975	—			15,975
Acquisition and entity formation costs		1,015		1,015					1,015	—			1,015

Total operating expenses	297	32,751	6,965	39,716	—	24,252			64,265	(2,525)			61,740

Operating income (loss)	(297)	12,527	3,285	15,812	—	(24,252)			(8,737)	2,525			(6,212)
Other (income) expenses
Interest income earned on assets held in Trust Account	(1)			—		1	(AA	)	—	—			—
Other expense (income), net		258	(497)	(239)					(239)	—			(239)
Interest expense, net		14,073	4,374	18,447					18,447	—			18,447
Change in fair value of redeemable warrant liability	2,205			—		972	(BB	)	3,177	—			3,177
Change in fair value of Alignment Shares						4,643	(FF	)	4,643	(142)	(FF	)	4,501

Total other (income) expense	2,204	14,331	3,877	18,208	—	5,616			26,028	(142)			25,886

Loss before income tax (expense) benefit	(2,501)	(1,804)	(592)	(2,396)	—	(29,868)			(34,765)	2,667			(32,098)
Income tax (expense) benefit	—	(83)	(361)	(444)		7,753	(EE	)	7,309	(692)	(EE	)	6,617

Net loss	(2,501)	(1,887)	(953)	(2,840)	—	(22,115)			(27,456)	1,975			(25,481)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	—	(8,680)	(13,467)	(22,147)					(22,147)	—			(22,147)

Net income (loss) attributable to common stockholder	$(2,501)	6,793	12,514	19,307	—	(22,115)			(5,309)	1,975			(3,334)

Class A Common Stock

Weighted average shares of common stock outstanding:
Basic									156,078,680				130,828,680
Diluted									156,078,680				130,828,680
Net loss attributable to common stockholders per share:
Basic									$(0.03)				$(0.03)
Diluted									$(0.03)				$(0.03)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CBAH will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger will be treated as the equivalent of Altus issuing stock for the net assets of CBAH, accompanied by a recapitalization. The net assets of CBAH will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Altus.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Merger occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 present pro forma effects of the Merger as if it had been completed on January 1,2020.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	CBAH’s unaudited balance sheet as of June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	Altus’s unaudited condensed consolidated balance sheet as of June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	CBAH’s unaudited statement of operations for the six months ended June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	Altus’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	CBAH’s audited statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	Altus’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	the Solar Project Companies’ audited combined statement of operations for the period January 1, 2020 to December 21, 2020, included elsewhere in this proxy statement/prospectus.

The pro forma adjustments reflecting the consummation of the Merger are based on certain currently available information and certain assumptions and methodologies that CBAH believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. CBAH believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of CBAH, Altus and the Solar Project Companies.

2.	Accounting Policies

Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Based on its initial analysis, however, management identified differences in the presentation of financial information between CBAH and Altus. Therefore, reclassification adjustments are made to conform the presentation of CBAH’s financial information to that of Altus, as shown in the unaudited pro forma condensed combined financial information under the “Reclassification Adjustments” column.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies, dis-synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). CBAH has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted net income attributable to common stockholders per share presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Merger occurred on January 1, 2020.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)

Reflects the conversion of 40,250,000 shares of CBAH Class A common stock subject to possible redemption and are classified as temporary equity to CBAH Class A common stock with a par value of $0.0001 and additional paid-in capital under the No Redemption Scenario.

(B)	Reflects the reclassification of $402.5 million of assets held in the Trust Account that will become available to fund the Merger.

(C)	Reflects the settlement of $14.1 million of CBAH’s deferred underwriting commissions that will become payable at closing of the Merger.

(D)

Reflects the reclassification of 7,366,667 Private Placement Warrants previously recognized as equity-classified share-based compensation awards to redeemable warrant liabilities upon closing of the Merger. As the holders of the awards will have no further service requirements after the closing of the Merger, the accounting classification of the Private Placement Warrants is re-assessed under the guidance and determined to be derivative liabilities measured at their fair value of $8.0 million. The fair value of the Private Placement Warrants is estimated based on the trading price of the Redeemable Warrants as of June 30, 2021. The preliminary fair value is estimated using the most reliable information available. The actual fair value could be materially different once the final valuation is determined at the Closing.

(E)

Reflects the settlement of the $1.1 million second amended and restated promissory note between CBAH and the Sponsor which becomes due upon closing of the Merger. Under the terms of the note agreement, the Sponsor has the option to settle the note in either cash or through a conversion into Private Placement Warrants at a ratio of one whole warrant per $1.50 in principal. Management expects the Sponsor to settle the note by converting to Private Placement Warrants, which will be exercisable 30 days after the closing of the Merger. Therefore, the pro forma adjustment reflects the issuance of 733,333 Private Placement Warrants measured at their fair value of $0.8 million. The fair value of the Private Placement Warrants is estimated based on the trading price of the Redeemable Warrants as of June 30, 2021. The preliminary fair value is estimated using the most reliable information available. The actual fair value could be materially different once the final valuation is determined at the Closing. The $0.3 million difference between the carrying value of the note and the fair value of the Private Placement Warrants will be accounted for as an adjustment to accumulated deficit. As the income statement impact of the note settlement would be recognized by CBAH at the closing of the Merger, the unaudited pro forma condensed combined statements of operations of the combined entity after the reverse recapitalization excludes the income statement impact of the note settlement.

If the Sponsor elects to settle the note in cash, the settlement will result in a decrease in pro forma combined cash balance by $1.1 million with a corresponding decrease in the liability. Furthermore, on August 12, 2021, CBAH borrowed an additional $1.9 million under the note, for total outstanding borrowings of $3.0 million. In the event the maximum borrowing capacity of $3.0 million is outstanding at the closing of the Merger, the note would convert into 2,000,000 Private Placement Warrants. The settlement method of the note elected by the Sponsor may be different at the closing of the Merger.

(F)

Reflects Altus’s redemption of 208,000 shares of Altus Series A Redeemable Preferred Stock upon the closing of the Merger pursuant to the terms of the Business Combination Agreement, resulting in the payment of cash to Altus shareholders for the shares’ redemption value of $212.3 million. The $7.3 million difference between the carrying value of the Altus Series A Redeemable Preferred Stock as of June 30, 2021 and the redemption value will be accounted for as an adjustment to the carrying value of the Altus Series A Redeemable Preferred Stock through the accumulated deficit.

(G)

Represents the recapitalization of 1,029 shares of Altus Common Stock into 90,000,000 shares of CBAH Class A common stock based on the exchange ratio of 87,464 shares of CBAH Class A common stock for each share of Altus Common Stock.

(H)

Reflects the proceeds of $275.0 million from the issuance and sale of 27,500,000 shares of CBAH Class A common stock at $10.00 per share as part of the PIPE Investment pursuant to the terms of the PIPE Subscription Agreements under the No Redemption Scenario (excluding the impact of the Sponsor’s Backstop Commitment under the Maximum Redemption Scenario described in adjustment (K)).

(I)	Reflects the settlement of the total transaction costs estimated to be incurred by CBAH of approximately $8.7 million, including $2.1 million in transaction costs expensed in the historical

CBAH statement of operations and accrued for in the historical CBAH balance sheet. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $8.7 million as an immaterial amount of cash has been paid as of the pro forma balance sheet date. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in (CC) below.

(J)

Reflects the settlement of the total equity issuance costs estimated to be incurred by Altus and the post-combination company of approximately $32.9 million, consisting of $5.0 million that has been capitalized and accrued for as of June 30, 2021 and $27.9 million that is estimated to be incurred. Included in the $32.9 million of total equity issuance costs estimated to be incurred are $16.5 million in fees to be paid by the combined company to financial advisors and PIPE placement agents contingent upon closing of the Merger. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $30.8 million as $2.1 million has been paid as of the pro forma balance sheet date.

(K)

Reflects the reclassification of CBAH’s historical accumulated deficit, including the incremental adjustments to the accumulated deficit associated with the settlement of the second amended and restated promissory note between CBAH and the Sponsor and the transaction costs described in adjustment (E) and (I), respectively, to additional paid-in capital.

(L)

Reflects the proceeds of $150.0 million from the issuance and sale of 15,000,000 shares of CBAH Class A common stock at $10.00 per share as part of the Sponsor’s Backstop Commitment. As the Maximum Redemption Scenario assumes 100% of the public shares are redeemed, this adjustment reflects the Sponsor’s purchase of the maximum number of shares required by the Backstop Commitment.

(M)

Reflects the maximum redemption of 40,250,000 public shares for aggregate redemption payments of $402.5 million allocated to CBAH Class A common stock and additional paid-in capital at a redemption price of $10.00 per share. The redemption price is calculated as $402.5 million in the Trust Account per the unaudited pro forma condensed combined balance sheet divided by 40,250,000 public shares subject to possible redemption.

(N)

Reflects (i) the surrender of 603,750 shares of Alignment Shares held by the Sponsor and CBAH’s officers and directors pursuant to the Class B Letter Agreement and (ii) the reclassification of the remaining 1,408,750 Alignment Shares previously recognized as equity-classified share-based compensation awards to derivative liabilities upon closing of the Merger. As the holders of Alignment Shares will have no continuing service requirement after the closing of the Merger, the accounting classification of the Alignment Shares is re-assessed by the post-combination company. As the Alignment Shares will convert into a variable number of CBAH Class A common stock upon achieving certain triggering events, which include events that are not indexed to the common stock of the post-combination company, Alignment Shares are expected to be accounted for as derivative liabilities measured at their fair value.

The preliminary fair values of the Alignment Shares were estimated as of July 12, 2021 based on the terms of the third amended and restated certificate of incorporation. The valuation of the Alignment Shares uses a Monte Carlo simulation valuation model utilizing a distribution of potential outcomes based on a set of underlying assumptions such as stock price, volatility, and risk-free interest rates. The underlying assumptions used were the most reliable information available. The actual fair value of the Alignment Shares at closing of the Merger may deviate materially from the estimate used in this adjustment. After closing of the Merger, the Alignment Shares will be subsequently measured at their fair value with changes reflected in the statements of operations. The subsequent measurement of the Alignment Shares is included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and six months ended June 30, 2021, as discussed in adjustment (FF) below.

Under the terms of the Alignment Shares, a separate tranche of 201,250 Alignment Shares will automatically convert into a variable number of CBAH Class A common stock shares on the last day of each Measurement Period, which will occur annually over seven fiscal years following consummation of the Merger. Therefore, by the end of the last measurement date in the seventh fiscal year, a total of 1,408,750 Alignment Shares will convert to CBAH Class A common stock. The initial Measurement Period commences on the date of the closing of the Merger and ends on the last date of the first fiscal quarter following the end of the fiscal year in which the Merger is consummated. The subsequent Measurement Periods are each of the six successive four-fiscal-quarter periods.

The number of shares of CBAH Class A common stock into which the Alignment Shares may convert is based upon the Total Return of the post-combination company’s outstanding equity, which is measured as the sum of (i) the volume weighted average price (“VWAP”) of CBAH Class A common stock for the final fiscal quarter in the relevant Measurement Period and (ii) the amount per share of any dividends or distributions paid or payable to holders of CBAH Class A common stock, the record date for which is on or prior to the last day of the Measurement Period. Such Total Return will be evaluated against a Price Threshold, which will initially equal $10.00 for the first Measurement Period and will thereafter be adjusted at the beginning of each subsequent Measurement Period to be equal to the greater of (i) the Price Threshold for the immediately preceding Measurement Period and (ii) the VWAP for the final fiscal quarter of the immediately preceding Measurement Period.

If such Total Return does not exceed the Price Threshold for the relevant Measurement Period, the 201,250 Alignment Shares will convert into 2,013 shares of CBAH Class A common stock. Therefore, at a minimum, assuming the share price of CBAH Class A common stock remains at $10.00 during the seven-year conversion period and no dividends or distributions are paid, the Alignment Shares would convert into an aggregate of 14,091 shares of CBAH Class A common stock. If the Total Return for a given Measurement Period exceeds the Price Threshold, the 201,250 Alignment Shares will convert into a greater number of shares of CBAH Class A common stock, as calculated in accordance with the terms of the third amended and restated certificate of incorporation.

The aggregate number of shares of CBAH Class A common stock issuable under the conversion terms is subject to a conversion cap determined as a percentage of the total number of issued and outstanding shares of CBAH Class A common stock at the closing of the Merger. The conversion cap percentage is set to be 8.5% but will increase to 9.5% if the Sponsor’s Backstop Commitment is greater than $100.0 million. Therefore, the conversion cap is expected to be at 8.5% of the total shares of CBAH Class A common stock outstanding at the closing of the Merger under the No Redemption Scenario, while under the Maximum Redemption Scenario, the conversion cap percentage is expected to be 9.5%. Based on the minimum number of conversion shares and the conversion cap, the number of shares of CBAH Class A common stock issuable upon conversion of the Alignment Shares over the seven-year conversion period is a possible range of 14,091 to 13,408,750 shares under the No Redemption Scenario and 14,091 to 12,587,500 shares under the Maximum Redemption Scenario.

Additionally, upon a change in control event, for the measurement period in which the event occurs, the 201,250 Alignment Shares will automatically convert into a variable number of CBAH Class A common stock shares depending on the number of shares of CBAH Class A common stock cumulatively issued upon conversion of Alignment Shares up until the date of the change in control event.

If the cumulative shares of CBAH Class A common stock already issued equals greater than 5% of the Applicable Closing Share Count (determined as the sum of 40,250,000 public shares less redemptions, 27,500,000 shares of CBAH Class A common stock issued in the PIPE, and the number of shares of CBAH Class A common stock issued in respect of the Backstop

Commitment), the 201,250 Alignment Shares will convert into the greater of (i) 2,013 shares of CBAH Class A common stock and (ii) a variable number of shares based on the excess of the Total Return above the price threshold, with such Total Return calculated based on the purchase price or deemed value agreed upon in the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period.

If the cumulative shares of CBAH Class A common stock already issued equals less than 5% of the Applicable Closing Share Count, the 201,250 Alignment Shares will convert into the greater of (i) 5% of the Applicable Closing Share Count less any shares of CBAH Class A common stock previously issued upon conversion of Alignment Shares and (ii) a variable number of shares based on the excess of the Total Return above the price threshold, with such Total Return calculated based on the purchase price or deemed value agreed upon in the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period.

To the extent any remaining tranches of 201,250 Alignment Shares remain outstanding after the change in control event, all remaining tranches of 201,250 Alignment Shares will automatically convert into one share of CBAH Class A common stock.

Refer to the section entitled “Alignment Shares Conversion” within the section entitled “Description of CBAH’s Securities” for a complete description and illustrative example of the Alignment Shares Conversion terms.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 are as follows:

(AA)	Represents the elimination of CBAH’s investment income related to the marketable securities held in the Trust Account.

(BB)

Reflects the loss recognized by the post-combination company for the year ended December 31, 2020 and the gain recognized for the six months ended June 30, 2021 from the change in fair value of the Private Placement Warrants determined to be redeemable warrant liabilities in adjustment (D) above, and the Private Placement Warrants issued to settle the promissory note in adjustment (E) above.

(CC)

Reflects the total estimated transaction costs for CBAH which will be expensed as incurred, but not yet recognized in the statement of operations for the year ended December 31, 2020. Transaction costs are reflected as if incurred on January 1, 2020, the date the Merger occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(DD)

Reflects the recognition of $17.6 million and $15.1 million during the year ended December 31, 2020 in stock-based compensation expense resulting from the issuance of 8,795,625 and 7,533,125 time-based restricted stock units (“RSUs”) to the post-combination company’s chief executive officers under the Management Equity Incentive Letter under the No Redemption Scenario and Maximum Redemption Scenario, respectively. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 reflects the recognition of $8.8 million and $7.5 million in stock-based compensation expense under the No Redemption Scenario and Maximum Redemption Scenarios, respectively. The stock-based compensation expense associated with the awards is recognized based on a straight-line method over the five-year requisite service period.

In addition, in the event the second amended and restated promissory note between CBAH and the Sponsor as of the unaudited pro forma condensed combined balance sheet date is settled in cash as opposed to the conversion into Private Placement Warrants, as discussed in adjustment (E) above, the number of RSUs issued will decrease by 36,667 under both scenarios, resulting in a less than $0.1 million decrease in stock-based compensation expense during the year ended December 31, 2020 and six months ended June 30, 2021.

(EE)	Reflects the pro forma adjustment for income taxes, by applying an estimated blended tax rate of 25.96%.

(FF)

Reflects the recognition of $4.6 million and $4.5 million in losses resulting from the change in fair value of the Alignment Shares determined to be derivative liabilities in adjustment (N) above during the year ended December 31, 2020 under the No Redemption Scenario and the Maximum Redemption Scenario, respectively. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 reflects the recognition of $5.1 million and $4.9 million in gains under both the No Redemption Scenario and the Maximum Redemption Scenario, respectively.

4.	Other Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

On December 22, 2020, a wholly-owned subsidiary of Altus acquired the Solar Project Companies from a third-party seller. Altus accounted for the acquisition under the acquisition method of accounting for business combinations where the purchase price of the company was allocated to the assets acquired and liabilities assumed based on their estimated fair values on December 22, 2020. The amounts of the Solar Project Companies’ operating activities for the period from December 22, 2020 through December 31, 2020 and the six months ended June 30, 2021 are included in Altus’s audited and unaudited consolidated statement of operations for the year ended December 31, 2020 and six months ended June 30, 2021, respectively. The assets and liabilities of the Solar Project Companies as of June 30, 2021 are included in Altus’s unaudited consolidated balance sheet as of June 30, 2021.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 gives effect to the Solar Acquisition as if it had occurred on January 1, 2020 by adding the operational activities of the Solar Project Companies for the period of January 1, 2020 through December 21, 2020, adjusted for the fair value of the net assets acquired as of the acquisition date. The adjustment is presented as other transaction accounting adjustment to provide information that would be material to investors’ understanding of Altus and the Solar Project Companies as a combined entity.

	For the Period January 1, 2020 to December 21, 2020			For the Period January 1, 2020 to December 21, 2020
	The Solar Project Companies (Historical)	Reclassification Adjustments (Refer to Note 4)	Purchase Price Allocation Adjustments	The Solar Project Companies (Adjusted)
Revenue
Operating revenues, net	$—	$10,250	$—	$10,250
Net metering credits, net	1,737	(1,737)		—
Electricity sales, net	5,345	(5,345)		—
Renewable energy certificates	3,168	(3,168)		—

Total revenue	10,250	—	—	10,250
Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below)	—	2,617		2,617
General and administrative	—	305		305

	For the Period January 1, 2020 to December 21, 2020					For the Period January 1, 2020 to December 21, 2020
	The Solar Project Companies (Historical)	Reclassification Adjustments (Refer to Note 4)	Purchase Price Allocation Adjustments			The Solar Project Companies (Adjusted)
Depreciation, amortization and accretion expense	$—	$5,226	$(4,729)	(4.a	)	$4,043
			4,067	(4.a	)
			(466)	(4.b	)
			(68)	(4.b	)
			(31)	(4.c	)
			44	(4.c	)
Acquisition and entity formation costs	—	—				—
Property taxes	488	(488)				—
Insurance	217	(217)				—
Rent expense	366	(366)				—
Operations and maintenance fees	397	(397)				—
Asset management fees	302	(302)				—
Renewable energy certificates	154	(154)				—
Professional fees	299	(299)				—
Subscription management fees	205	(205)				—
General and administrative	305	(305)				—
Bad debt	189	(189)				—

Total operating expenses	2,922	5,226	(1,183)			6,965
Income from operations	7,328	(5,226)	1,183			3,285
Other (income) expenses
Other expense (income), net	—	(497)				(497)
Interest expense, net	—	4,583	(209)	(4.d	)	4,374
Incentive income	(497)	497				—
Interest income	(60)	60				—
Interest expense	4,014	(4,014)				—
Depreciation expense	4,729	(4,729)				—
Amortization expense	466	(466)				—
Accretion expense	31	(31)				—
Unrealized loss on swap fair value	629	(629)				—

Total other (income) expenses	9,312	(5,226)	(209)			3,877

Loss before income tax (expense) benefit	(1,984)	—	1,392			(592)
Income tax (expense) benefit	—	—	(361)	(4.e	)	(361)

Net loss	(1,984)	—	1,031			(953)
Net loss attributable to redeemable noncontrolling interest	(13,539)	—	72	(4.f	)	(13,467)

Net income attributable to manager members	11,555	—	959			12,514

Management identified differences in the presentation of financial information between the Solar Project Companies and Altus. Therefore, reclassification adjustments are made to conform the presentation of the Solar Project Companies’ financial information to that of Altus, as shown in “Reclassification Adjustments” column.

The other transaction accounting adjustments applied to the audited combined financial information of the Solar Project Companies for the period from January 1, 2020 through December 21, 2020 are as follows:

(4.a)

Reflects the removal of historical depreciation expense of the Solar Project Companies’ depreciable assets and recognition of new depreciation expense based on the fair value of the property, plant and equipment acquired by Altus and the remaining useful lives as of the acquisition date.

(4.b)

Reflects the removal of historical amortization expense of the Solar Project Companies’ definite-lived intangible assets and recognition of new amortization benefit based on the fair value of the net intangible liabilities acquired by Altus and the remaining useful lives as of the acquisition date.

(4.c)

Reflects the removal of historical accretion expense of the Solar Project Companies’ asset retirement obligations and recognition of new accretion expense based on the fair value of the asset requirement obligations acquired by Altus.

(4.d)	Reflects the removal of historical debt issuance costs amortized to interest expense as the outstanding debt of the Solar Project Companies was not assumed by Altus.

(4.e)	Reflects the pro forma adjustment for income taxes by applying an estimated blended tax rate of 25.96%.

(4.f)	Reflects the pro forma adjustment for income attributable to noncontrolling interests in the Solar Project Companies resulting from the pro forma adjustments mentioned above.

5.	Net income (loss) attributable to common stockholders per share

Represents the net income (loss) attributable to common stockholders per share calculated using the historical weighted average shares of common stock outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2020. As the Merger and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares of common stock outstanding for basic and diluted net income (loss) attributable to common stockholders per share assumes that the shares issuable relating to the Merger have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The pro forma net income (loss) attributable to common stockholders per share excludes per share data for the Alignment Shares, as the shares will be reclassified to derivative liabilities upon the consummation of the Merger. However, as the Alignment Shares include the rights to receive undistributed earnings along with common stock, the shares are treated as participating securities and the two-class method is applied.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of the CBAH Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account for the six months ended June 30, 2021 and the year ended December 31, 2020:

	For the six months ended June 30, 2021		For the year ended December 31, 2020
(in thousands, except share and per share data)	No Redemption Scenario	Maximum Redemption Scenario	No Redemption Scenario	Maximum Redemption Scenario
Pro forma net income (loss)	$5,952	$6,698	$(5,309)	$(3,334)
Income attributable to participating securities	(53)	(71)	47	36

Pro forma net income (loss) attributable to common stockholders	5,899	6,627	(5,262)	(3,298)

Class A Common Stock
Weighted average shares of common stock outstanding – basic (1)	156,078,680	130,828,680	156,078,680	130,828,680
Dilutive RSUs	2,198,906	1,883,281	—	—
Dilutive restricted stock	1,665,487	1,665,487	—	—
Dilutive conversion of Alignment Shares	2,013	2,013	—	—

Weighted average shares of common stock outstanding - diluted (2)	159,945,086	134,379,461	156,078,680	130,828,680

Net income (loss) attributable to common stockholders per share - basic	$0.04	$0.05	$(0.03)	$(0.03)
Net income (loss) attributable to common stockholders per share - diluted	$0.04	$0.05	$(0.03)	$(0.03)

(1)

Excludes 1,671,320 shares of CBAH Class A common stock provided to holders of Altus Restricted Shares. Such CBAH Class A common stock will be subject to the same vesting restrictions placed on the Altus Restricted Shares as in effect immediately prior to the Merger, including restrictions on dividends and voting rights. As the shares are still subject to vesting, they are excluded from basic weighted average shares of common stock outstanding.

(2)

Excludes 10,062,500 and 8,100,000 Redeemable Warrants and Private Placement Warrants, respectively, under the No Redemption and Maximum Redemption Scenarios. Of the Private Placement Warrants excluded, 733,333 Private Placement Warrants represent the warrants that are assumed to be issued at the closing of the Merger to settle the second amended and restated promissory note between CBAH and the Sponsor, as discussed in adjustment (E) above. The Redeemable Warrants and Private Placement Warrants are exercisable at $11.00 per share. As the warrants are deemed anti-dilutive, they are excluded from the calculation of earnings per shares under both scenarios.

CBAH’S MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this “CBAH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us” or the “Company” refer to CBRE Acquisition Holdings, Inc. References to our “management” or our “management team” refer to CBAH’s officers and directors, and references to the “Sponsor” refer to CBRE Acquisition Sponsor, LLC.

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on October 13, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets, which we refer to throughout this Quarterly Report on Form 10-Q as our business combination. We completed our initial public offering (our “IPO”) on December 15, 2020. We are an “emerging growth company,” as defined in the JOBS Act and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

Results of Operations

During the six months ended June 30, 2021, we reported net income of $4,235,791. As of June 30, 2021, we had neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our business combination, at the earliest. The net income during the six months ended June 30, 2021 is primarily driven by the decrease in the fair value of the Redeemable Warrant (as defined below) liability from December 31, 2020 to June 30, 2021. Since completing our IPO, we generate non-operating income on cash and funds held in the trust account in the form of interest income on cash and funds invested in specified U.S. government treasury obligations or in specified money market funds which invest only in direct U.S. government treasury obligations. Other than the decrease in the fair value of the redeemable warrant liability, there has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our last audited financial statements. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. We cannot assure you that our plans to complete our business combination will be successful.

During the six months ended June 30, 2021, our activities mainly consisted of identifying and evaluating prospective acquisition candidates for a business combination. We believe that we have sufficient funds available to complete our efforts to effect a business combination with an operating business by December 15, 2022 (or March 15, 2023 if applicable). However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination.

Liquidity and Capital Resources

On October 13, 2020, CBRE Acquisition Sponsor, LLC (our “Sponsor”) purchased 100 shares of undesignated common stock for an aggregate purchase price of $100, or $1.00 per share. On November 6, 2020, our Sponsor purchased an aggregate of 2,300,000 shares of our Class B common stock for an aggregate purchase price of $25,000, or approximately $0.01 per share. On November 27, 2020, 287,500 of such shares were forfeited by the holder thereof. Prior to the initial investment in the Company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible.

On October 21, 2020, our Sponsor agreed to loan us up to $300,000 by the issuance of an unsecured promissory note to be used for a portion of the expenses related to the organization of our company and our IPO. As of December 15, 2020 the outstanding balance on the loan was $215,316. This loan was non-interest bearing, unsecured and due at the earlier of June 30, 2021, and the closing of our IPO. The loan was repaid in full upon the consummation of our IPO out of the $1,500,000 of offering proceeds that had been allocated for the payment of offering expenses (other than underwriting commissions) not held in the trust account (as defined below).

On December 15, 2020 we consummated our IPO of 40,250,000 SAILSM securities, including the issuance of 5,250,000 SAILSM securities as a result of the underwriter’s exercise of its over-allotment option. Each SAILSM security consists of one share of Class A common stock, and one-fourth of one Redeemable Warrant (the “Redeemable Warrants”), each whole Redeemable Warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.00 per share. The SAILSM securities were sold at an offering price of $10.00 per SAILSM security, generating gross proceeds of $402,500,000, including the proceeds from the exercise of the underwriter’s over-allotment option. In connection with the consummation of the IPO and the issuance and sale of the SAILSM securities, we consummated the private placement of 7,366,667 warrants at a price of $1.50 per Private Placement Warrant, each exercisable to purchase one share of Class A common stock at $11.00 per share, generating total proceeds of approximately $11,050,000. After deducting the underwriting discounts and commissions (excluding the deferred underwriting discount held in the trust account, which amount will be payable upon the consummation of our business combination, if consummated) and the estimated offering expenses, the total net proceeds from our IPO and the sale of the Private Placement Warrants was $402,500,000 (or $10.00 per SAILSM security sold in the IPO), which was placed in the trust account in the United States (the “trust account”) maintained by Continental Stock Transfer and Trust Company acting as trustee (the “Trustee”). The amount of proceeds not deposited in the trust account was $1,500,000 at the closing of our IPO. Funds will remain in the trust account except for the withdrawal of interest earned on the funds that may be released to the us to pay taxes.

On February 16, 2021, we entered into a second amended and restated promissory note (the “second amended and restated promissory note”) with our Sponsor, with borrowing capacity up to $3,000,000, in order to finance transaction costs in connection with an intended business combination. The note is non-interest bearing and the unpaid principal balance of the promissory note shall be payable on the earlier of: (i) the consummation of a business combination and (ii) December 31, 2022 (or March 31, 2023 if applicable). The principal amount of such loans may be convertible into Private Placement Warrants of the post-business combination entity at a price of $1.50 per warrant at the option of our sponsor. These warrants would be identical to the Private Placement Warrants. As of June 30, 2021, $1,100,00 was outstanding under the note. On August 12, 2021, the Company borrowed an additional $1,900,000 under the note, for total outstanding borrowings of $3,000,000.

As of June 30, 2021, we had $402,510,957 in the trust account and we had $391,397 in cash outside the trust account, which is available to fund our working capital requirements.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (excluding deferred underwriting commissions) to complete our business combination. We may withdraw interest to pay our taxes, if any. We estimate our annual franchise tax obligations, based on the number of shares of our common stock authorized and outstanding to be approximately $200,000, which is the maximum amount of annual franchise taxes payable by us as a Delaware corporation per annum. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Off-balance Sheet Financing Arrangements

We had no obligations, assets or liabilities which would be considered off-balance sheet arrangements at June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We had not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets as of June 30, 2021.

Contractual Obligations

We did not have any long-term debt obligations, capital lease obligations, operating lease obligations or purchase obligations at June 30, 2021. In connection with the IPO, we entered into an administrative services agreement to pay monthly recurring expenses of $10,000 to CBRE, Inc., an affiliate of our Sponsor, for office space, administrative and support services. The administrative services agreement terminates upon the earlier of the completion of a business combination or the liquidation of the Company. The underwriter is entitled to underwriting discounts and commissions of 5.5%, of which 2.0% ($8,050,000) was paid at the consummation of our IPO, and 3.5% ($14,087,500) was deferred. The deferred underwriting commission will become payable to the underwriter from the amounts held in the trust account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement. The underwriter is not entitled to any interest accrued on the deferred underwriting discount.

A portion of the deferred underwriting commission, not to exceed 20% of the total amount of the deferred underwriting commissions held in the trust account, may be re-allocated or paid (a) to any underwriter from our IPO in an amount (at the sole discretion of the Company’s management team) that is disproportionate to the portion of the aggregate deferred underwriting commission payable to such underwriter based on their participation in the IPO and/or (b) to third parties that did not participate in our IPO (but who are members of FINRA) that assist the Company in consummating a business combination. The election to or make any such payments to third parties will be solely at the discretion of the Company’s management team, and such third parties will be selected by the management team in their sole and absolute discretion. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The accompanying financial statements have been prepared in accordance with U.S. GAAP and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at June 30, 2021 and the results of operations and cash flows for the period presented. Actual results could materially differ from those estimates. A discussion of such critical accounting policies, which include financial instruments, fair value measurement, stock-based compensation and income taxes can be found in our 2020 Annual Report. There have been no material changes to these policies as of June 30, 2021, except as follows:

Redeemable Warrant Liability

Pursuant to the IPO, the Company sold 40,250,000 SAILSM securities (including the full exercise of the underwriter’s over-allotment option) at a price of $10.00 per SAILSM security. Each SAILSM security consists of one share of Class A common stock of the Company at $0.0001 par value and one-fourth of one Redeemable Warrant (or 10,062,500 Redeemable Warrants in the aggregate).

The Company determined that the Redeemable Warrants qualified as freestanding financial instruments that are bifurcated from the CBAH Class A common stock and classified as a separate liability pursuant to ASC 815, Derivatives and Hedging” (ASC 815). According to ASC 815, financial instruments classified as liabilities are presented at fair value each reporting period, with changes in fair value recorded through earnings. As of June 30, 2021 and December 31, 2020, the value of the Redeemable Warrants was $10,867,500 and $18,716,250, respectively, and the Company recorded a gain of $7,848,750 and a loss of $2,204,822 on the remeasurement of the Redeemable Warrants for the six months ended June 30, 2021 and year ended December 31, 2020 in the Change in fair value of redeemable warrant liability line in the Statements of Operations.

As the Redeemable Warrants, effective February 1, 2021, are separately traded on NYSE under the symbol “CBAH WS,” as of June 30, 2021, the fair value of the Redeemable Warrants was determined based on the quoted trading price of these instruments. As of December 31, 2020, the fair value of these instruments was estimated using Monte Carlo simulation. The key assumptions in the option pricing model utilized are assumptions related to underlying expected share-price volatility of the warrants, the expected term, risk-free interest rate and the Company’s dividend yield. The expected volatility as of the December 15, 2020 was derived from observable Redeemable Warrant pricing on comparable “blank-check” companies that went public in 2019 and 2020. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be one year until the closing of a business combination, and an estimated five year holding period, based on typical equity investor holding periods. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

Recently Issued Accounting Pronouncements Not Yet Adopted

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if a business combination is completed where the impact could be material.

Quantitative and Qualitative Disclosures About Market Risk

As of June 30, 2021, we were not subject to any material market or interest rate risk, except as described in the Risk Factors discussed herein and in our 2020 Annual Report. The net proceeds of the IPO and the Private Placement Warrants, including amounts in the trust account, were invested in U.S. government securities with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

We have not engaged in any hedging activities since our inception on October 13, 2020. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

INFORMATION ABOUT CBAH

References in this “Information About CBAH” section to “we,” “us” or the “Company” refer to CBRE Acquisition Holdings, Inc.

Overview

We are an early stage blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets, which we refer to throughout this “Information About CBAH” section as our “initial business combination.” We have generated no operating revenues to date and will not generate operating revenues until we consummate our initial business combination.

Our company is distinguished from conventional blank-check companies, and we believe our structure aligns the interests of our Sponsor, directors and officers with stockholders and potential business combination targets, as a result:

•

Scale to Support Identification and Growth of Acquisition Targets. CBRE is the largest commercial real estate firm in the world and one of the largest real estate investment managers. We are well positioned to identify and execute an acquisition with a company that will benefit from CBRE’s industry expertise, access, scale and broad network of client and supplier relationships, which a financial sponsor could not easily replicate. In addition to our management team, we are leveraging CBRE’s global business leaders, who have a long history and demonstrated track-record of sourcing high-quality acquisition targets across the real estate industry. For every acquisition that fits well within CBRE, its leaders have reviewed multiple attractive businesses that may not be an ideal fit for CBRE but would otherwise be an attractive opportunity.

•

Strategic Partner. We believe strongly that there are target companies that will benefit from CBRE’s scale and market insights. We believe that our Sponsor and management team can provide us with unique access to CBRE’s extensive network of high-quality clients and vendors. We also believe that our Sponsor can offer any business we acquire operational leadership and support to boost its growth. For instance, we believe that we are positioned to provide insight from, and access to, CBRE’s leading position in the global facilities management market, which has been estimated by McKinsey & Company in a study dated November 15, 2019, to be approximately $1.3 trillion in 2018 and is expected to reach nearly $1.9 trillion by 2024.

•

Alignment. We believe our stakeholder-aligned carried interest structure gives us a competitive advantage in our ability to attract and negotiate a favorable transaction with a high-quality business. We believe that this competitive advantage arises from two key factors. First, our Alignment Shares will only provide our Sponsor, officers and directors with significant value if our Class A common stock, following our initial business combination, experiences price appreciation, which we believe aligns our interests with the interests of both our public stockholders and continuing stockholders of any targets we may seek to acquire. Second, unlike founder shares in a typical SPAC, which can create significant stockholder dilution immediately upon an initial business combination, the Alignment Shares will convert into shares of our Class A common stock over a seven-year period, consistent with our long-term investment horizon. The structure incentivizes our Sponsor, directors and officers to invest in a business where CBRE expects to have a strategic partnership and ties their economic interests to the long-term performance of the acquired company, not to short-term returns. Importantly, unlike most SPACs, our Sponsor will receive a financial benefit that is directly coupled to the value that is created for the investors.

We believe we provide a compelling opportunity to pursue a strategic investment in partnership with the largest commercial real estate services company, CBRE, utilizing an innovative structure that aligns the interests of all stakeholders.

Business Strategy

Our strategy is to identify and acquire a privately held company with significant growth potential and to create value by supporting the company in the public markets. The company we acquire will operate in an industry that will benefit from the experience, expertise and operating skills of our management team and CBRE. We expect to be a new sponsorship pillar to CBRE’s build, buy, and partner approach to expanding capabilities. We believe this new pillar will support CBRE’s delivery of innovative solutions to drive exceptional client outcomes. We believe our management team is well positioned to identify and execute a business combination as a preferred partner to a target. In selecting a business combination target, we are leveraging our strengths including:

•

Aligned Structure. We believe our ability to complete a business combination will be enhanced by how we have structured our Company. The structure of our Company incentivizes our Sponsor, directors and officers to invest in a business where CBRE expects to have a strategic partnership and ties the economic interests of our Sponsor, directors and officers to the long-term performance of the acquired company, not to short-term returns.

•

Market Intelligence and Industry Expertise. We believe our Sponsor, directors and officers have a deep understanding of the rapidly evolving real estate services landscape and how investor and occupier needs are best met by new and existing services and capabilities as well as opportunities for growth and potential disruption.

•

Scale to Source Quality Targets. We believe we are positioned to identify and acquire a high-quality target due to our broad knowledge and insight across the real estate landscape, access to CBRE’s extensive supplier/client network and the business relationships cultivated by CBRE’s senior leaders around the world. In fact, CBRE’s top senior leaders are regularly engaged in seeking out attractive acquisitions within our sector.

•

Ability to Add Strategic Value. We believe we can accelerate a target’s growth by facilitating its access to CBRE’s industry expertise, scale and client and supplier relationships. Our blank-check company has been structured to closely align its interests with CBRE’s core principles and strategies, which will benefit all stakeholders by creating more alignment among our stockholders, management team and any potential target company.

•

Adept at Structuring Successful Acquisitions. Of the many acquisition opportunities that CBRE evaluates in the course of its business, many attractive targets have business models that do not fit within CBRE as a wholly owned and fully integrated enterprise. Nevertheless, they could benefit from CBRE’s investment, strategic advice and access to industry expertise and relationships. We believe our Company will be a vehicle for these business models to prosper and reach their full potential.

Acquisition Criteria

Our management team is deploying a proactive, thematic deal sourcing strategy and focusing on companies whose growth potential and value we believe may be enhanced by the combination of our, as well as CBRE’s, operating experience, deal-making ability and extensive professional relationships, providing opportunities for an attractive return to our stockholders. We are applying the following criteria and guidelines in evaluating prospective target businesses.

•

A Leading Position in a Segment with Favorable Secular Trends. We are seeking to acquire a business that has a leading or growing position in an industry with favorable underlying secular trends and offers differentiated products or services. These secular trends include the growing adoption of outsourcing among large occupiers and investors in real estate, growing preference for businesses to rely on vendors who can provide end-to-end solutions, the accelerated digitalization of, and data proliferation within, the real estate industry, the growth of institutional investment in commercial real estate, with a corresponding increase in the need for the provision of high-quality services on a regional and global basis, and particularly in the wake of the novel strain of coronavirus (“COVID-19”), an increased focus on services that support employee and tenant health, well-being, engagement and satisfaction.

•

An Experienced Growth-Oriented Management Team. We are seeking to acquire a business with a highly capable and talented management team that has a proven record of driving growth and that can benefit from access to capital via the public markets and a strategic relationship with CBRE. We believe that the extensive experience of our officers and directors in identifying and developing executives with leadership potential worldwide within CBRE, as well as the collective mergers and acquisitions experience of our officers and directors, will help us evaluate potential management teams at target companies.

•

Demonstrated Record of Delivering Both Consistent Revenue Growth and Superior Client Outcomes. We are seeking to acquire a business that has historically demonstrated an ability to generate consistently strong revenue growth by satisfying a marketplace need, while also providing products or services that deliver consistently exceptional client outcomes.

•

A Sustainable Market Position. We are seeking to acquire a business that has distinct competitive advantages that provide it with multiple avenues for growth and serve as barriers to entry. For instance, we are particularly focused on businesses that are providing products or services to CBRE’s client base, have demonstrated an ability to consistently deliver exceptional client outcomes or are positioned to effectively execute innovative or disruptive business models.

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Positioned to Benefit from CBRE’s Strengths. We are seeking to acquire a business that will benefit from CBRE’s scale, client relationships, management expertise, industry knowledge and breadth of services, all of which will help to bolster its market position and its financial performance. For instance, we believe that there are many potential targets whose businesses could benefit from a strategic vendor relationship, or a highly aligned sales channel partnership, with CBRE.

These criteria and guidelines are not intended to be exhaustive. We are willing to accept a high degree of situational, legal and/or capital structure complexity in a business combination if we believe that the potential opportunity justifies this additional complexity, particularly if these issues can be resolved in connection with and as a result of a combination with us. Any evaluation of the merits of a particular business combination may be based, to the extent relevant, on these general criteria and guidelines as well as other considerations, factors, criteria and guidelines that our officers and directors may deem relevant.

Our Acquisition Process

In evaluating a prospective target business, we conduct a thorough due diligence review which may encompass, among other things, meetings with incumbent management and employees, document reviews, inspection of facilities, as well as a review of financial, operational, legal and other information which will be made available to us. We also utilize our operational and capital planning experience.

We are not prohibited from pursuing an initial business combination with a business that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business that is affiliated with our Sponsor, officers or directors, we, or a committee of independent and disinterested directors, will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, or “FINRA,” or from an independent accounting firm, that our initial business combination is fair to our company from a financial point of view.

Our officers and directors may directly or indirectly own shares of our common stock and/or Private Placement Warrants and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. We expect that if an opportunity is presented to one of our officers or directors in his or her capacity as an officer or director of one of those other entities, such opportunity would be presented to such other entity and not to us. For more information on the entities to which our officers and directors currently have fiduciary or contractual obligations, please refer to “Management—Conflicts of Interest.” Our certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

In addition, certain of our directors have fiduciary and contractual duties to CBRE and its affiliates. As a result, certain of our directors will have a duty to offer acquisition opportunities to CBRE and other entities and no duty to offer such opportunities to us unless presented to them in their capacity as our director. As a result, CBRE or any of their respective affiliates may compete with us for acquisition opportunities in the same industries and sectors as we may target for our business combination. If any of them decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated within CBRE or any of its affiliates, including by Robert E. Sulentic, William F. Concannon, Cash J. Smith, Emma E. Giamartino and other persons who may make decisions for the Company, may be suitable for both us and for CBRE or any of its affiliates, and will be directed initially to CBRE or such persons rather than to us. None of our officers and directors, CBRE or any of its affiliates or members of our management team who are also employed by CBRE or any of its affiliates have any obligation to present us with any opportunity for a potential business combination of which they become aware unless it is offered to them solely in their capacity as our director or officer and after they have satisfied their contractual and fiduciary obligations to other parties. CBRE generally intends to offer investment opportunities that fit within the investment program of CBRE to CBRE before offering it to us, and may choose to allocate all or part of any such opportunity to any CBRE affiliate or any business in which a CBRE affiliate has invested instead of offering such opportunity to us.

The potential conflicts described above may limit our ability to enter into a business combination or other transactions. CBRE and its affiliates engage, and in the future will engage, in a broad spectrum of activities, including direct investment activities that are independent from, and may from time to time conflict or compete with, our activities. These circumstances could give rise to numerous situations where interests may conflict. There can be no assurance that these or other conflicts of interest with the potential for adverse effects on us and our investors will not arise.

In addition, CBRE and its affiliates, including our officers and directors who are affiliated with CBRE, may sponsor or form other blank check companies similar to ours during the period in which we are seeking a business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target. However, we do not believe that any such potential conflicts would materially affect our ability to complete our business combination.

Additionally, our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any Alignment Shares and any public shares they hold in connection with the consummation of our business combination. Further, our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any Alignment Shares held by them if we fail to complete our business combination within 24 months (or 27 months, as applicable) from the CBAH IPO closing date. However, if our Sponsor, officers and directors acquire public shares after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our business combination within the prescribed time period. If we do not complete our business combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants held in the trust account will be used to fund the redemption of our public shares, and the Private Placement Warrants will expire worthless. Our Sponsor, officers and directors have agreed not to transfer, assign or sell (i) any of their Alignment Shares except to any permitted transferees and (ii) any of their Class A common stock deliverable upon conversion of the Alignment Shares for 30 days following the completion of our business combination. With certain limited exceptions, the Private Placement Warrants and the CBAH Class A common stock underlying such warrants, will not be transferable, assignable or salable by our Sponsor or its permitted transferees until 30 days after the completion of our business combination. Since our Sponsor and officers and directors may directly or indirectly own common stock and warrants following the IPO, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our business combination.

Status as an “Emerging Growth Company”

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Permitted Purchases of our Securities

In the event we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Sponsor, directors, officers, advisors or any of their affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. There is no limit on the number of shares or warrants such persons may purchase or any restriction on the price that they may pay, which may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with our initial business combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. In the event our Sponsor, directors, officers, advisors or any of their affiliates determine to make any such purchases at the time of a stockholder vote relating to our initial business combination, such purchases could have the effect of influencing the vote necessary to approve such transaction. None of the funds in the trust account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. We have adopted an insider trading policy which requires insiders to: (i) refrain from purchasing securities during certain blackout periods and when they are in possession of any material non-public information; and (ii) clear all trades with a designated officer prior to execution. We cannot currently determine whether our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it will be dependent upon several factors, including but not limited to, the timing and size of such purchases. Depending on such circumstances, our insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

In the event that our Sponsor, directors, officers, advisors or any of their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases would be to (i) vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of our initial business combination or (ii) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our initial business combination, where it appears that such requirement would otherwise not be met. This may result in the completion of our initial business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our securities may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors, and/or any of their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors, advisors or any of their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the business combination. Such persons would select the stockholders from whom to acquire shares based on the number of shares available, the negotiated price per share and such other factors as any such person may deem relevant at the time of purchase. The price per share paid in any such transaction may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with our initial business combination. Our Sponsor, officers, directors, advisors or their affiliates will be restricted from purchasing shares if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors and/or any of their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will be restricted unless such purchases are made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or their affiliates will be restricted from making purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption of Public Shares and Liquidation if no Initial Business Combination

Our Sponsor, officers and directors have agreed that we have until December 15, 2022 (or until March 15, 2023 if we have executed a letter of intent, agreement in principle or definitive agreement for our initial business combination by December 15, 2022 but have not completed our initial business combination by December 15, 2022) to complete our initial business combination. If we have not completed our initial business combination by December 15, 2022 (or March 15, 2023, as applicable), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by December 15, 2022 (or March 15, 2023, as applicable).

Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their Alignment Shares if we fail to complete our initial business combination by December 15, 2022 (or March 15, 2023, as applicable). However, if our Sponsor, officers and directors acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination by December 15, 2022 (or March 15, 2023, as applicable).

Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our second amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by December 15, 2022 (or March 15, 2023, as applicable) or (B) with respect to other specified provisions relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).

We expect to use the amounts held outside the trust account ($391,397 as of June 30, 2021) to pay for all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, if we do not complete an initial business combination by December 15, 2022, although there can be no assurances that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the Private Placement Warrants, other than the proceeds deposited in the trust account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10 (based on the trust account balance as of June 30, 2021). The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. There can be no assurances that the actual per-share redemption amount received by stockholders will not be substantially less than $10 (based on the trust account balance as of June 30, 2021). Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, there can be no assurances that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have and will continue to have all third parties, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. Our Sponsor may not have sufficient funds available to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by third parties and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, there can be no assurances that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share.

We seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all third parties, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. We may have access to use the amounts held outside the trust account ($391,397 as of June 30, 2021) to pay any such potential claims but these amounts may be spent on expenses incurred as a result of being a public company or due diligence expenses on prospective business combination candidates. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by December 15, 2022 (or March 15, 2023, as applicable) may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by December 15, 2022 (or March 15, 2023, as applicable), is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we have not completed our initial business combination by December 15, 2022 (or March 15, 2023, as applicable), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following December 15, 2022 (or March 15, 2023, as applicable) and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our initial public offering underwriting agreement, we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, there can be no assurances we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. There can be no assurances that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (i) the completion of our initial business combination, and then only in connection with those public shares that such stockholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our second amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by December 15, 2022 (or March 15, 2023, as applicable) or (B) with respect to other specified provisions relating to stockholders’ rights or pre-initial business combination activity; and (iii) the redemption of all of our public shares if we have not completed our initial business combination by December 15, 2022 (or March 15, 2023, as applicable), subject to applicable law and as further described herein. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described above.

Human Capital

We currently have two officers and do not intend to have any full-time employees prior to the completion of our initial business combination.

Members of our management team are not obligated to devote any specific number of hours to our matters but they devote as much of their time as they deem necessary to our affairs and intend to continue doing so until we have completed our initial business combination. The amount of time that members of our management devote in any time period may vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Legal Proceedings

There are no legal proceedings pending against CBAH.

MANAGEMENT OF CBAH

EXECUTIVE OFFICERS AND DIRECTORS

References in this “Management of CBAH” section to “we,” “us” or the “Company” refer to CBRE Acquisition Holdings, Inc.

The current executive officers and directors of CBAH are set forth in the chart below.

Name	Age	Title
Robert E. Sulentic	64	Director and Chair
William F. Concannon	65	Chief Executive Officer, Director
Cash J. Smith	44	President, Chief Financial Officer and Secretary
Emma E. Giamartino	37	Director
David S. Binswanger	44	Director
Sarah E. Coyne	30	Director
Jamie J. Hodari	39	Director
Michael J. Ellis	64	Director

Set forth below is a brief description of the business experience of each of our executive officers and directors:

Robert E. Sulentic serves as the Chair of our Board of Directors and has been President & Chief Executive Officer of CBRE since December 2012. Mr. Sulentic began his real estate career with Trammell Crow Company in 1984 as an Industrial Leasing Agent in Houston, Texas. Over the next 23 years he served in various leadership positions at Trammell Crow Company and rose to President and CEO in 2000 and Chair of the Board in 2002. He served in those roles when Trammell Crow Company merged with CBRE in late 2006. Mr. Sulentic is a member of the CBRE Board of Directors and also served as the independent Chair of the Board of Staples, Inc. until its acquisition by Sycamore Partners, a private equity firm, in 2017. Mr. Sulentic received an M.B.A. from Harvard Business School and a B.A. from Iowa State University. He was selected to serve on our Board due to his experience as a leader in the real estate industry.

William F. Concannon serves as our Chief Executive Officer and a Director. Mr. Concannon is CBRE’s Global Group President, Clients and Business Partners, where he drives the firm’s engagement strategy for CBRE’s largest occupier and investor clients, as well as with key strategic partners. He has been with CBRE since its acquisition of the Trammell Crow Company in 2006. Before assuming his current role, he served as Global CEO of CBRE’s GWS business segment, a global, integrated, full-service real estate outsourcing business serving the world’s largest real estate occupiers. He serves on the board of Charles Rivers Associates (NASDAQ: CRAI). Mr. Concannon received a B.S. from Providence College. He was selected to serve on our Board due to his experience as a leader in the real estate industry.

Cash J. Smith serves as our President, Chief Financial Officer and Secretary. Mr. Smith joined CBRE in 2012 and was Global Head of Mergers & Acquisitions with responsibility for CBRE’s mergers and acquisitions activity globally. He was also responsible for CBRE’s property technology and venture-capital investments, including serving on multiple boards related to CBRE’s direct investments. Mr. Smith received an M.B.A. from Duke University and a B.S. from Georgia Institute of Technology. He was selected to serve as an officer due to his experience in the real estate industry and in sourcing, diligencing, negotiating, closing and integrating mergers and acquisitions.

Emma E. Giamartino serves as a Director. Ms. Giamartino is CBRE’s Global Group President, Chief Financial Officer and Chief Investment Officer. She began her career at CBRE in February 2018, as Head of Mergers & Acquisitions in the Americas and later as Executive Vice President of Corporate Development and Global Head of Mergers & Acquisitions and as the company’s Chief Investment Officer. Prior to joining CBRE,

Ms. Giamartino served as Director of Corporate Development at Verizon Communications, from 2015 to 2018, where she completed transactions across telematics, IoT, media, software and the core network. Previously, she worked in Nomura’s technology, media and telecommunications investment banking group, covering a wide range of sectors, including data and information services, software, media and digital content platforms, from 2010 to 2015. Ms. Giamartino received an M.B.A. from Columbia Business School and a B.S.E. from Duke University. She was selected to serve on our Board due to her experience in sourcing, diligencing, negotiating, closing and integrating mergers and acquisitions.

David S. Binswanger serves as a Director. He is Senior Executive Vice President at Lincoln Property Company (“LPC”), an international real estate firm. At LPC, Mr. Binswanger is responsible for the firm’s operations and principal acquisition and development projects throughout the U.S. west region. He also directs the delivery of all services to LPC’s clients in the west, including commercial real estate owners, investors, lenders and occupiers. Mr. Binswanger joined LPC in 1998 and has held various senior level positions within operations and finance, including Vice President of Finance and Executive Vice President overseeing the firm’s Southern California business unit. He received a B.B.A. from Southern Methodist University. He was selected to serve on our Board due to his experience as a real estate operator, with responsibility for significant acquisition and development projects.

Sarah E. Coyne serves as a Director. She is Vice President at ValueAct Capital (“ValueAct”), an investment company. At ValueAct, Ms. Coyne is responsible for evaluating investment opportunities and managing a diverse portfolio of investments and has been with the firm since 2017. Prior to ValueAct, she served as Associate in the Technology, Media & Telecommunications private equity group at KKR, from 2015 to 2017, and before that, a member of the Technology, Media & Telecommunications investment banking group at Goldman Sachs, from 2013 to 2015. Ms. Coyne received a B.S. from the University of Pennsylvania’s Wharton School of Business. Ms. Coyne was selected to serve on our Board due to her experience in public and private investments, finance, accounting and mergers and acquisitions.

Jamie J. Hodari serves as a Director. Mr. Hodari is CEO and Co-founder of Industrious National Management Company, LLC (“Industrious”), a flexible workspace provider. Since 2013 at Industrious, he has led the growth to over 90 locations across more than 45 cities. Prior to this role, he served as CEO of Kepler from 2011 to 2013, a hedge fund analyst at Birch Run Capital from 2010 to 2011, a corporate lawyer at Sullivan & Cromwell from 2009 to 2010, and a reporter for the Times of India from 2004 to 2005. He holds a J.D. from Yale Law School, an M.P.P. from Harvard University and a B.A. from Columbia University. Mr. Hodari was selected to serve on our Board due to his experience in entrepreneurship, venture capital financing and the evolving commercial real estate industry.

Michael J. Ellis serves as a Director. He is Executive Vice President and Chief Customer & Digital Officer at Johnson Controls, an international conglomerate that produces fire, heating, ventilation, air conditioning and security equipment for buildings. At Johnson Controls, which he joined in 2019, Mr. Ellis oversees digital strategy, innovation and execution, working closely with customers to drive new growth and value opportunities across the globe. Prior to this role, he served as Global Managing Director of Accenture, from 2018 to 2019, and, before that, was President, Chairman and CEO of ForgeRock, a global digital security software company, from 2012 to 2018. Mr. Ellis received B.S. and B.A. from the University of Minnesota. Mr. Ellis was selected to serve on our Board due to his experiences in the global ecosystem of smarter buildings and the digitalization of the operations of commercial real estate.

Number, Terms of Office, Actions and Election of Officers and Director

Our Board consists of seven members. Each of our directors will generally hold office for a three-year term. Subject to any other special rights applicable to the stockholders, any vacancies on our Board may be filled by the affirmative vote of a majority of the remaining directors of our Board or by a majority of the holders of our common stock (or, prior to our business combination, a majority of the holders of our Alignment Shares).

Our officers are elected by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our amended and restated bylaws as it deems appropriate. Our amended and restated bylaws provide that our officers may consist of a Chair, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the Board.

Director Independence

The NYSE listing standards require that a majority of our Board be independent within one year of our initial public offering. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Our Board has determined that Ms. Coyne and Messrs. Binswanger and Ellis are independent under applicable SEC and NYSE rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

During 2020, none of our executive officers or directors received any cash compensation for services rendered to us. Each director not affiliated with our Sponsor was paid $50,000 in the first quarter of 2021 for board service from December 15, 2020 to December 14, 2021. Our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any reasonable out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We have entered into an agreement with an affiliate of our Sponsor, pursuant to which we will pay a total of $10,000 per month for office space, administrative and support services to such affiliate. See “Certain Relationships and Related Person Transactions” for additional information about this agreement. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or any of their affiliates.

Committees of the Board

Our Board has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our Board and have the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

Our Board has established an audit committee of the Board. The members of our audit committee consist of Ms. Coyne and Messrs. Binswanger and Ellis. Ms. Coyne serves as the chair of the audit committee.

Each member of the audit committee meets the financial literacy requirements of the NYSE and our Board has determined that Mr. Binswanger qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The primary purposes of our audit committee are to assist the Board’s oversight of:

•	audits of our financial statements;

•	the integrity of our financial statements;

•	our process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

•	the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm; and

•	the performance of our internal audit function.

The audit committee is governed by a charter that complies with the rules of the NYSE. A copy of our audit committee charter is posted on our website.

Compensation Committee

Our Board has established a compensation committee of the Board. The members of our compensation committee consist of Messrs. Ellis and Hodari. Mr. Ellis serves as the chair of the compensation committee.

The primary purposes of our compensation committee are to assist the Board in overseeing our management compensation policies and practices, including:

•	determining and approving the compensation of our executive officers; and

•	reviewing and approving incentive compensation and equity compensation policies and programs.

The compensation committee is governed by a charter that complies with the rules of the NYSE. A copy of our compensation committee charter is posted on our website.

Nominating and Corporate Governance Committee

Our Board has established a nominating and corporate governance committee of the Board. The members of our nominating and corporate governance consist of Ms. Coyne and Messrs. Binswanger and Hodari. Mr. Binswanger serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee are to assist the Board in:

•

identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

•	developing, recommending to the Board and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the Company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE. A copy of our nominating and corporate governance committee charter is posted on our website.

Director Nominations

Our nominating and corporate governance committee will recommend to the Board candidates for nomination for election at the annual meeting of the stockholders. Prior to our business combination, the Board will also consider director candidates recommended for nomination by holders of our Alignment Shares during such times as they are seeking proposed nominees to stand for election at an annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Prior to our business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our Board.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or Board of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our Board.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees that complies with the rules of the NYSE. A copy of the Code of Business Conduct and Ethics is available on our website at https://cbreacquisitionholdings.com. Any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chair of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is posted on our website.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to our Company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. Our second amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our business combination.

Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Individual	Entity	Entity’s Business	Affiliation
William F. Concannon	CBRE Group, Inc.	Real Estate	Global Group President
	CRA International, Inc.	Consulting	Lead Director

Cash J. Smith	CBRE Group, Inc.	Real Estate	Former Global Head of
Mergers & Acquisitions
	Worksmith, Inc.	Technology	Director

Robert E. Sulentic	CBRE Group, Inc.	Real Estate	President, Chief Executive
Officer and Director
	Industrious National Management Company, LLC	Real Estate	Manager
	British America Business	Membership Organization	Advisory Board Member

Emma E. Giamartino	CBRE Group, Inc.	Real Estate	Global Group President, Chief Financial Officer and Chief Investment Officer
	Industrious National Management Company, LLC	Real Estate

David S. Binswanger*	Lincoln Property Company	Real Estate	Senior Executive Vice President

Sarah E. Coyne	ValueAct Capital	Securities Brokerage	Vice President

Jamie J. Hodari	Industrious National Management Company, LLC	Real Estate	Chief Executive Officer and Manager

Michael J. Ellis	Johnson Controls International plc	Building Services	Executive Vice President and Chief Customer & Digital Officer

*	David S. Binswanger is a limited partner in over 60 private partnerships formed to hold individual real estate assets.

Potential investors should also be aware of the following other potential conflicts of interest:

•

None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see “Certain Relationships and Related Person Transactions.”

•

Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any Alignment Shares and any public shares they hold in connection with the consummation of our business combination. Additionally, our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any Alignment Shares held by them if we fail to complete our business combination within 24 months (or 27 months, as applicable) from the CBAH IPO closing date. However, if our Sponsor, officers and directors acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our business combination within the prescribed time period. If we do not complete our business combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants held in the trust account will be used to fund the redemption of our public shares, and the Private Placement Warrants will expire worthless. Our Sponsor, officers and directors have agreed not to transfer, assign or sell (i) any of their Alignment Shares except to any permitted transferees and (ii) any of their Class A common stock deliverable upon conversion of the Alignment Shares for 30 days following the completion of our business combination. With certain limited exceptions, the Private Placement Warrants and the CBAH Class A common stock underlying such warrants, will not be transferable, assignable or salable by our Sponsor or its permitted transferees until 30 days after the completion of our business combination. Since our Sponsor and officers and directors may directly or indirectly own common stock and warrants following our IPO, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our business combination.

•

Our officers and directors may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our business combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our business combination.

The conflicts described above may not be resolved in our favor.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities.

Limitation on Liability and Indemnification of Officers and Directors

Our second amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our second amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL or unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our second amended and restated certificate of incorporation. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. We believe that these provisions, the insurance and indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Directors

The following persons are anticipated to be the directors of CBAH upon the consummation of the business combination:

Name	Age	Title
Gregg J. Felton	50	Co-Chief Executive Officer, Director
Lars R. Norell	50	Co-Chief Executive Officer, Director
Christine R. Detrick	62	Director
Richard N. Peretz	52	Director
Sharon R. Daley	59	Director
William F. Concannon	65	Director
Robert M. Horn	40	Director
Sarah E. Coyne	30	Director

Information about the Anticipated Directors Upon the Closing of the Business Combination

Gregg J. Felton. Mr. Felton is a nominee for our board of directors. Mr. Felton is a Co-Founder and Co-CEO of Altus and has been with Altus since 2013. Previously, Mr. Felton was a partner of Goldman Sachs and the Chief Investment Officer of the Credit Alternatives platform at Goldman Sachs Asset Management, where he oversaw hedge funds as well as several private credit vehicles, mutual funds, and separate accounts aggregating over $5 billion. Prior to joining Goldman Sachs, Mr. Felton was a senior portfolio manager at Amaranth Advisors, a multi-strategy hedge fund located in Greenwich, Connecticut. He led Amaranth’s global corporate credit investment team from 2000 to 2006. Before joining Amaranth, he was a vice president at Chase Manhattan Bank. Mr. Felton earned his Bachelor of Arts in Economics from Tufts University and a J.D. and M.B.A. from the Georgetown University Law Center and School of Business.

Lars R. Norell. Mr. Norell is a nominee for our board of directors. Mr. Norell is a Co-Founder and Co-CEO of Altus and has been with Altus since 2009. Previously, Mr. Norell was a Principal and Managing Director at Cohen & Company where he served as Head of Capital Markets and subsequently led the Alternative Assets effort. Prior to joining Cohen & Company in February of 2006, Mr. Norell was a Managing Director and Co-Head of US Structured Credit Products at Merrill Lynch. Before that he was a Vice President and investment banker in the Credit Products Group at Credit Suisse. Mr. Norell currently serves on the board of directors of EDLY Inc., a marketplace for income share agreements. Mr. Norell began his career as an attorney at Cadwalader, Wickersham & Taft in 1998. Mr. Norell earned his BSBA from the International University of Monaco in France and a J.D. from the University of Virginia School of Law.

Christine R. Detrick. Ms. Detrick is a nominee for our board of directors. From 2002 until 2012, Ms. Detrick was a Senior Partner, Leader of the Financial Services Practice, and a Senior Advisor at Bain & Company. Before joining Bain, she served for 10 years at A.T. Kearney, Inc., including as Leader of the Global Financial Institutions group and a member of the board of management and board of directors. Prior to those roles, she was a founding member of a venture capital firm specializing in savings and loan institutions and served as the chief executive officer of St. Louis Bank for Savings and was a consultant at McKinsey and Company earlier in her career. Ms. Detrick currently serves on the board of Reinsurance Group of America, a publicly traded reinsurance company, serving as chair of the Nominating and Governance Committee. Ms. Detrick also serves on the board of Hartford Mutual Funds, a mutual fund company, as chair of their Investment Committee and on the board of Charles River Associates, a public management consulting firm. She also previously served on the board of directors of Forest City Realty Trust, a public real estate investment trust, as chair of the Compensation Committee. She received her B.S. in Economics from the Wharton School of the University of Pennsylvania.

Richard N. Peretz. Mr. Peretz is a nominee for our board of directors. From 2015 until he retired in February 2020, Mr. Peretz was the Chief Financial Officer of United Parcel Service (“UPS”). Prior to that, Mr. Peretz served in multiple roles at UPS for over 30 years, including as Controller and Treasurer, along with leading the mergers and acquisitions group from 2007 to 2015. Mr. Peretz also serves on the board of directors of Electric Last Mile, an electric vehicle company, and Tribe Capital Growth Corp. I. and serves as chair of the audit committee for both companies. Mr. Peretz earned his Bachelor of Business Administration from the University of Texas at San Antonio and his Masters in Business Administration from Emory University.

Sharon R. Daley. Ms. Daley is a nominee for our board of directors. From February 2018 until September 2021, Ms. Daley was an Operating Partner at The Blackstone Group, assisting their portfolio companies with C-suite leadership assessment, coaching and development. Ms. Daley was also involved in board member selection and governance for many of The Blackstone Group’s portfolio companies. Previously, Ms. Daley served in a variety of senior human resources roles at General Electric for over 34 years. She earned her Bachelor of Arts in Labor Relations from Rutgers University.

Robert M. Horn. Mr. Horn is a nominee for our board of directors. Mr. Horn joined Blackstone Credit (previously GSO Capital Partners) in 2005 and is Co-Head of Energy Investing for Blackstone Credit, and leads the firm’s investment activities in renewable energy and sustainable resources. Mr. Horn is a member of Blackstone’s ESG committee which helps to develop and implement the firm’s ESG policies. In addition, Mr. Horn sits on the investment committees for Blackstone Credit’s structured products, performing credit, distressed credit, and energy funds. Prior to joining Blackstone Credit, Mr. Horn worked in Credit Suisse’s Global Energy Group, where he advised on high yield financings and merger and acquisition assignments for companies in the power and utilities sector. He earned his Bachelor of Commerce with honors from McGill University.

Sarah E. Coyne. Ms. Coyne is a nominee for our board of directors. Ms. Coyne is currently a Vice President at ValueAct Capital, an investment company. At ValueAct Capital, Ms. Coyne is responsible for evaluating investment opportunities and managing a diverse portfolio of investments and has been with the firm since September 2017. Prior to ValueAct, she served as Associate in the Technology, Media & Telecommunications private equity group at KKR & Co. Inc., from 2015 to July 2017, and before that, a member of the Technology, Media & Telecommunications investment banking group at Goldman Sachs & Co. LLC, from 2013 to 2015. Ms. Coyne received a B.S. from the University of Pennsylvania’s Wharton School of Business.

William F. Concannon. Mr. Concannon is expected to be elected as the Class B Director by the holders of the CBAH Class B common stock. Mr. Concannon is CBRE’s Global Group President, Clients and Business Partners. He drives the firm’s engagement strategy for CBRE’s largest occupier and investor clients, as well as key strategic partners. He has been with CBRE since its acquisition of the Trammell Crow Company in 2006. Before assuming his current role, he served as Global CEO of CBRE’s GWS business segment, a global, integrated, full-service real estate outsourcing business serving the world’s largest real estate occupiers. He serves on the board of Charles Rivers Associates (NASDAQ: CRAI). Mr. Concannon received a B.S. from Providence College.

Director Independence

The NYSE listing standards require that a majority of the board of directors of a company listed on NYSE be composed of “independent directors.” An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Based on information provided by each director concerning his or her background, employment and affiliations, including family relationships, it is expected that the Board will determine that each of Christine R. Detrick, Richard N. Peretz, Sharon R. Daley, Robert M. Horn and Sarah E. Coyne is an independent director under the NYSE listing standards and that each of the proposed Audit Committee members, Richard Peretz, Sarah Coyne and Sharon Daley is an independent director under Rule 10A-3 of the Exchange Act. In making these determinations, the Board will consider the current and prior relationships that each non-employee director has and will have with CBAH and all other facts and circumstances that the Board deems relevant in determining independence, including the beneficial ownership of CBAH common stock by each non-employee director (and related entities) and the transactions involving them described in the section entitled “Certain Relationships and Related Person Transactions.” Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Composition of the Board

The business and affairs of CBAH will be managed under the direction of the Board. We intend to have a classified Board, with three directors in Class I (expected to be Richard N. Peretz, Sharon R. Daley and Sarah E. Coyne), two directors in Class II (expected to be Christine R. Detrick and Robert M. Horn) and two directors in Class III (expected to be Lars R. Norell and Gregg J. Felton). In addition, the Sponsor has nominated William F. Concannon to serve as the Class B Director following the completion of the Merger. See “Proposal No. 6 — The Director Election Proposal.”

Board Committees

After the completion of the Merger, the standing committees of our Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board may from time to time establish other committees.

Our co-chief executive officers and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

Upon the completion of the Merger, we expect to have an audit committee, consisting of Richard N. Peretz, who will serve as chairperson, Sharon R. Daley and Sarah E. Coyne. Each proposed member of the audit committee qualifies as an independent director under the NYSE corporate governance requirements and the independence requirements of Rule 10A-3 of the Exchange Act. Following the Merger, our Board will determine which member of our audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and meets the financial literacy requirements of the NYSE.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our Board in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm.

Our Board will adopt a written charter for the audit committee, which will be available on our website upon the completion of the Merger.

Compensation Committee

Upon the completion of the Merger, we expect to have a compensation committee, consisting of Sharon R. Daley, who will be serving as the chairperson, Richard N. Peretz and Robert M. Horn.

The purpose of the compensation committee is to assist our Board in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Our Board will adopt a written charter for the compensation committee, which will be available on our website upon the completion of the Merger.

Nominating and Corporate Governance Committee

Upon completion of the Merger, we expect to have a nominating and corporate governance committee, consisting of Christine R. Detrick, who will serve as chairperson, Richard N. Peretz and Sarah E. Coyne. The purpose of our nominating and corporate governance committee will be to assist our Board in discharging its responsibilities relating to (1) identifying individuals qualified to become new Board members, consistent with criteria approved by the Board, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders, (3) identifying Board members qualified to fill vacancies on any Board committee and recommending that the Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the Board corporate governance principles applicable to us, (5) overseeing the evaluation of the Board and management and (6) handling such other matters that are specifically delegated to the committee by the Board from time to time.

Our Board will adopt a written charter for the nominating and corporate governance committee, which will be available on our website upon completion of the Merger.

Code of Business Conduct

We will adopt a new code of business conduct that applies to all of our directors, officers and employees, including our principal executive officers, principal financial officer and principal accounting officer, which will be available on our website upon the completion of the Merger. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

EXECUTIVE COMPENSATION OF CBAH FOLLOWING THE BUSINESS COMBINATION

Compensation Discussion and Analysis

References in this section to “we,” “our,” “us,” the “Company” or “Altus” generally refer to Altus and its consolidated subsidiaries, and which shall be deemed to also refer to CBAH following the consummation of the Transactions.

This section discusses the material components of the executive compensation program for our named executive officers. Our named executive officers, consisting of our two principal executive officers and the next two most highly compensated executive officers, for Altus’s fiscal year ended December 31, 2020, were:

•	Gregg Felton, our Co-Chief Executive Officer;

•	Lars Norell, our Co-Chief Executive Officer;

•	Anthony Savino, our Chief Construction Officer; and

•	Dustin Weber, our Chief Financial Officer and Chief Operating Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. We have not yet made any determinations with respect to the compensation of the executive officers following the Merger, other than as described below. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Following completion of the Transactions, the compensation committee of the Board (the “Compensation Committee”) will set CBAH’s executive compensation philosophy and will oversee compensation and benefits programs for CBAH. The Compensation Committee will oversee and determine the compensation of the Co-Chief Executive Officers and other executive officers of CBAH. With respect to base salaries, annual incentive compensation and long-term incentives, it is expected that the Compensation Committee will establish compensation mix, performance measures, goals, targets and business objectives based on CBAH’s competitive marketplace. The Compensation Committee will determine benefits and severance arrangements, if any, that CBAH will make available to executive officers.

In addition to base salary and annual bonuses, we expect CBAH will grant stock-based awards under the Incentive Plan in future years to promote its interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of CBAH’s equity holders.

The Incentive Plan has been adopted by the board of directors and is being submitted to stockholders for approval at the special meeting. For a description of the Incentive Plan, please see “Proposal No. 4 — The Incentive Plan Proposal.” In addition, the named executive officers will be eligible to participate in the employee stock purchase plan on the same basis as all of our eligible employees. For a description of the ESPP, see “Proposal No. 3— The ESPP Proposal.”

Summary Compensation Table

The following table provides summary information concerning compensation earned by our named executive officers for the years ended December 31, 2020 and 2019, for services rendered during the years ended December 31, 2020 and 2019, respectively.

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Stock awards($)(2)	Total compensation ($)
Gregg Felton	2020	550,000	861,000	—	1,411,000
Co-Chief Executive Officer	2019	500,000	644,000	—	1,144,000

Lars Norell	2020	550,000	861,000	—	1,411,000
Co-Chief Executive Officer	2019	500,000	644,000	—	1,144,000

Anthony Savino	2020	325,000	427,000	—	752,000
Chief Construction Officer	2019	325,000	363,000	77,000	765,000

Dustin Weber	2020	250,000	422,000	—	672,000
Chief Financial Officer and Chief Operating Officer	2019	225,000	403,000	45,000	673,000

(1)	The amounts reported in this column represent the annual bonuses paid for 2020.
(2)	The amounts reported in this column represent the fair value of awards of profits interest units in APAM.

Narrative Disclosure to Summary Compensation Table

Agreements with our Named Executive Officers

Mr. Felton and Mr. Norell. Each of Mr. Felton and Mr. Norell has entered into an employment agreement with the Company, and are presently compensated as described below. Pursuant to the employment agreements, each of Mr. Felton and Mr. Norell is entitled to receive an annual base salary of $550,000 per year (to be reviewed annually by the Compensation Committee) and 25 days of paid vacation per year, and will be eligible to receive an annual bonus with a target and maximum amount equal to 100% and 200%, respectively, of his annual base salary. Pursuant to a restrictive covenant agreement that each such named executive officer has entered into concurrently with the employment agreement, each of Mr. Felton and Mr. Norell is subject to restrictive covenants relating to non-competition (for up to twelve months following termination of employment with the Company subject to continued payment of his base salary and provision of health and dental benefits during the period the Company intends to enforce the non-competition covenant, but offset by any severance payments and benefits the Company otherwise is required to provide under the employment agreement), employee and customer non-solicitation (for twelve months following termination of employment with the Company), perpetual confidentiality provisions, and assignment of rights to intellectual property that relate to the Company’s business that are conceived, made, created or developed during employment. In the event Mr. Felton’s or Mr. Norell’s employment is terminated by the Company without cause or he resigns for good reason, he will be entitled to receive (i) twelve months’ base salary continuation at the rate in effect at the time of such termination of employment; (ii) Company-subsidized COBRA continuation coverage for twelve months following such termination of employment or, if earlier, until he becomes eligible for medical benefits from a subsequent employer; (iii) any earned but unpaid bonus for the year prior to the year in which such termination occurs; and (iv) a prorated bonus for the year in which such termination occurs, based on actual performance, subject, in each case, to his execution of a release of claims and continued compliance with the restrictive covenants described above.

Mr. Savino. We have not entered into an employment agreement with Mr. Savino.

Restrictive Covenants for Mr. Savino. Presently, Mr. Savino is subject to a restrictive covenant agreement relating to non-competition (for up to six months following termination of employment with us subject to the Company’s continued payment of his base salary and provision of health and dental benefits during the period the Company intends to enforce the non-competition covenant), employee and customer non-solicitation (for twelve months following termination of employment with the Company) and confidentiality (for two years following the last date on which he ceases to hold interests in the Company).

Mr. Weber. Altus Power America Management, LLC (the “Employer”), an affiliate of Altus, entered into an employment agreement with Mr. Weber. Mr. Weber’s original annual base salary was $120,000 and his current annual base salary is $350,000. Mr. Weber is also entitled to a severance benefit, if the Employer chooses for him to be bound by a post-employment non-competition provision, in the form of up to six months’ base salary continuation and health and dental benefits, consistent with the term of such non-competition provision. Mr. Weber’s employment agreement also contains restrictive covenants relating to non-solicitation of clients and employees (for twelve months following termination of employment) and confidentiality (perpetually).

In connection with his employment, each of our named executive officers was granted profits interest units as described below under “— Narrative Disclosure to Equity Compensation Table — Equity Awards.”

Base Salary

We provide each named executive officer with a base salary for the services that the executive officer performs for us. Base salaries were initially set at the time each named executive officer commenced employment with us and are reviewed annually. Following the completion of the Transactions, we expect that the Compensation Committee, in setting future salary determinations, will take into account a range of factors, which may include some or all of the following: the named executive officer’s position, responsibilities associated with that position, length of service, experience, expertise, knowledge and qualifications; market factors; the industry in which we operate and compete; recruitment and retention factors; the named executive officer’s individual compensation history; salary levels of the other members of our executive team and similarly situated executives at comparable companies; and our overall compensation philosophy.

Annual Bonus

Annual bonuses for our executive officers for 2020 were determined at the discretion of our co-chief executive officers and chief financial officer based on company and individual performance. The following factors were considered in determining the bonus amounts: multiples of salary, year over year growth and target aggregate annual compensation based on individual performance.

Following the completion of the Transactions, we expect that our Compensation Committee will establish an annual incentive program for our named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each fiscal year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements, if any. Following the end of each fiscal year, we expect that the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Equity

The boards of directors of APAM and Holdings have issued to certain employees, including our named executive officers, restricted units of APAM (“APAM Restricted Units”) and Holdings (“APAH Restricted Units”), respectively, that are intended to qualify as “profits interests” (collectively, the “Restricted Units”). In connection with the Transactions, vested Restricted Units will be exchanged for unrestricted shares of Altus Common Stock, and unvested Restricted Units will be exchanged for Altus Restricted Shares, in each case, prior to the First Merger and subject to the same vesting restrictions as in effect immediately prior to the effective time of the Merger as the Restricted Units exchanged therefor.

Outstanding Equity Awards at December 31, 2020

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2020.

	OPTION AWARDS					STOCK AWARDS
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(1)	Market value of shares or units of stock that have not vested(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
			(#)	($)		(#)	($)	(#)	($)
Gregg Felton	—	—	—	—	—	—	—	—	—
Lars Norell	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Anthony Savino	—	—	—	—	—	335,155	284,882	—	—
Dustin Weber	—	—	—	—	—	305,964	260,069	—	—

(1)	The amounts reported in this column represent the number of profits interest units held by the applicable executive officer in APAM and/or Holdings, as described below.
(2)	The amounts reported in this column represent the fair value, as of December, 31, 2020, of awards of profits interest units in APAM and/or Holdings, as described below.

Narrative Disclosure to Equity Compensation Table

Equity Awards

Each of Mr. Norell and Mr. Felton are beneficial owners of APAM Restricted Units, as described in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” The APAM Restricted Units held by Messrs. Norell and Felton were fully vested at grant. Each of Mr. Savino and Mr. Weber were issued APAM Restricted Units under the APAM Holdings, LLC Restricted Units Plan (“Plan Restricted Units”). Unvested Plan Restricted Units are subject to forfeiture, on a termination of employment.

Mr. Savino was issued Plan Restricted Units on January 16, 2015, which were subject to annual time-based vesting over four years, and are now fully vested. Mr. Savino was granted additional Plan Restricted Units on September 13, 2019, which were 25% vested at grant, and then vest in equal annual installments on the first three anniversaries of the grant date and on June 15, 2019, which vest over three years (34% on the grant date, and then 33% on each of the first and second anniversaries of the grant date).

Mr. Weber was issued Plan Restricted Units on each of January 16, 2015, February 1, 2017, February 15, 2018, January 9, 2019, April 22, 2019 and September 13, 2019. Mr. Weber’s Plan Restricted Units vest in equal annual installments on the first four anniversaries of the applicable grant date (except for his September 13, 2019 Plan Restricted Units, which were 25% vested at grant, and then vest in equal annual installments on the first three anniversaries of the grant date). Further, Mr. Weber was granted on January 19, 2021 APAH Restricted Units under the Altus Power America Holdings, LLC 2021 Profits Interest Plan, all of which are unvested and vest in equal installments on the first three anniversaries of the date of grant. Unvested APAH Restricted Units are subject to forfeiture on a termination of employment.

2021 Compensation Decisions

Following the Closing, we intend to develop an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success. Decisions on the executive compensation program will be made by the compensation committee of the board of directors. It is expected that our named executive officers will continue to be compensated through base salary and annual incentive compensation, as described above, in addition to stock-based compensation grants.

Altus, Gregg Felton and Lars Norell entered into the Management Equity Incentive Letter pursuant to which, as soon as practicable following the closing of the transactions contemplated by the Business Combination Agreement, the CBAH Board or the Compensation Committee will grant to Mr. Felton and Mr. Norell, together with other senior executives, time-based RSUs with respect to an aggregate five percent (5%) of CBAH’s Class A common stock on a fully diluted basis, excluding the then-outstanding shares of CBAH’s Class B common stock or any shares of CBAH’s Class A common stock into which such shares of CBAH’s Class B common stock are or may be convertible. The RSUs will be allocated based on the recommendation of the compensation consultant(s) to the Compensation Committee (which shall include at least Mercer and one other compensation consultant proposed by Sponsor) and as determined by the Compensation Committee. Subject to continued employment on each applicable vesting date, the RSUs will vest 33 1/3% on each of the third, fourth and fifth anniversaries of the date the transaction is consummated.

Shareholders also are being asked to approve the Incentive Plan in connection with the approval of the business combination. The materials terms of the Incentive Plan are described in greater detail under “Proposal No. 4 — The Incentive Plan Proposal.”

Shareholders also are being asked to approve the Employee Stock Purchase Plan in connection with the approval of the business combination. The materials terms of the ESPP are described in greater detail under “Proposal No. 5 — The ESPP Proposal.”

401(k) Plan

We maintain a 401(k) plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually in accordance with guidance from the U.S. Internal Revenue Service. We have the ability to make matching and discretionary contributions to the 401(k) plan, subject to applicable service-based vesting. The 401(k) plan is intended to be qualified under the Code.

Director Compensation

For the year ended December 31, 2020 we did not pay compensation or grant equity awards to our non-employee directors for their service on our board of directors. Our directors are reimbursed for reasonable travel and related expenses associated with attendance at board or committee meetings.

Equity Plans

APAM Holdings LLC Restricted Units Plan

In 2015, the APAM board of directors approved the APAM Holdings LLC Restricted Units Plan (the “APAM Plan”). The APAM Plan provides for the grant of restricted units that are intended to qualify as profits interests to employees, officers, managers, directors, consultants and advisors. The maximum number of restricted units that may be granted under the APAM Plan is 3,907,404.8 units (after giving effect to a unit split that occurred in 2017). As of December 31, 2020, 3,027,726 restricted units were outstanding under the APAM Plan and 879,678.8 restricted units remained available for future issuance. Restricted units granted under the

APAM Plan that are cancelled, forfeited or repurchased will become available again for grant under the APAM Plan. It is anticipated that no further awards will be made under the APAM Plan following the completion of the Transactions. The foregoing summary is not a complete description of all of the terms of the APAM Plan and is qualified in its entirety by reference to the APAM Plan, which will be filed as an exhibit to this proxy statement/prospectus.

Plan administration. The APAM Plan is administered by the APAM board of directors, which has discretionary authority to, among other things, administer and interpret the APAM Plan and the award agreements, determine the fair market value with respect to awards, to select participants in the APAM Plan, determine the terms and conditions of any Restricted Unit granted under the APAM Plan, approve forms of agreement for use under the APAM Plan, fulfill the purposes of the APAM Plan, and generally to exercise such powers and to perform such acts as are deemed necessary or advisable to promote our best interests with respect to the APAM Plan. Our board of directors may delegate its authority to a committee of the board of directors. As used in this summary, the term “Administrator” refers to our board of directors and its authorized delegates, as applicable.

Transferability. Except as permitted under the Fourth Amended and Restated Limited Liability Company Agreement of APAM Holdings, LLC, awards of restricted units are not transferable.

Effect of certain transactions. In the event of any common unit distribution, split, combination or exchange of common units, recapitalization or other similar change in the capital structure of APAM, corporate separation or division of APAM, sale by APAM of all or a substantial portion of its assets, reorganization, rights offering, partial or complete liquidation, or any other corporate transaction, or other event involving APAM and having an effect similar to any of the foregoing, the Administrator shall make such substitution or adjustments in the number and kind of common units that may be delivered under the APAM Plan, maximum number of common units available under the APAM Plan, number and kind of common units subject to outstanding awards; and other characteristics or terms of the awards, as it may determine appropriate in its sole discretion to equitably reflect such event. Upon the occurrence of a change of control, all restricted units that have not yet vested will become vested. The Transactions do not constitute a change of control under the APAM Plan. In connection with the Transactions, vested restricted units will be exchanged for unrestricted shares of Altus Common Stock and unvested restricted units will be exchanged for Altus restricted shares, in each case, prior to the First Merger and subject to the same vesting restrictions as in effect immediately prior to the Effective Time of the Merger as the restricted units exchanged therefor.

Amendment and termination. The Administrator may at any time amend the APAM Plan or any award and may terminate the APAM Plan as to future grants of awards.

Altus Power America Holdings, LLC 2021 Profits Interest Incentive Plan

In January 2021, the Holdings board of directors approved the Altus Power America Holdings, LLC 2021 Profits Interest Incentive Plan (the “Holdings Plan”). The Holdings Plan provides for the grant of profits interest units that are intended to qualify as profits interests to employees, officers, managers, directors, consultants and advisors. As of June 30, 2021, 992,500 profit interest units remained outstanding under the Holdings Plan none of which were vested. There is no limit on the number of restricted units that may be granted under the Holdings Plan. It is anticipated that no further awards will be made under the Holdings Plan following the completion of the Transactions. In connection with the Transactions, we intend to adopt the Incentive Plan, as described in more detail under “Proposal No. 4 — The Incentive Plan Proposal.” The foregoing summary is not a complete description of all of the terms of the Holdings Plan and is qualified in its entirety by reference to the Holdings Plan, which will be filed as an exhibit to this proxy statement/prospectus.

Plan administration. The Holdings Plan is administered by the Holdings board of directors, which has discretionary authority to, among other things, administer and interpret the Holdings Plan and the award agreements, determine the fair market value with respect to awards, to select participants in the Holdings Plan, determine the terms and conditions of any profits interest unit granted under the Holdings Plan, approve forms of agreement for use under the Holdings Plan, fulfill the purposes of the Holdings Plan, and generally to exercise such powers and to perform such acts as are deemed necessary or advisable to promote our best interests with respect to the Holdings Plan. Our board of directors may delegate its authority to a committee of the board of directors. As used in this summary, the term “Administrator” refers to our board of directors and its authorized delegates, as applicable.

Transferability. Except as permitted under the Third Amended and Restated Limited Liability Company Agreement of Holdings dated as of December 31, 2019, awards of profits interest units are not transferable.

Effect of certain transactions. In the event of any common unit distribution, split, combination or exchange of common units, recapitalization or other similar change in the capital structure of Holdings, corporate separation or division of Holdings, sale by Holdings of all or a substantial portion of its assets, reorganization, rights offering, partial or complete liquidation, or any other corporate transaction, or other event involving Holdings and having an effect similar to any of the foregoing, the Administrator shall make such substitution or adjustments in the number and kind of common units that may be delivered under the Holdings Plan, number and kind of common units subject to outstanding awards; and other characteristics or terms of the awards, as it may determine appropriate in its sole discretion to equitably reflect such event. Upon the occurrence of a change of control, all profits interest units that have not yet vested will become vested. The Transactions do not constitute a change of control under the Holdings Plan. In connection with the Transactions, unvested profits interests will be exchanged for Altus restricted shares prior to the First Merger and subject to the same vesting restrictions as in effect immediately prior to the Effective Time of the Merger as the unvested profits interests exchanged therefor.

Amendment and termination. The Administrator may at any time amend the Holdings Plan or any award and may terminate the Holdings Plan as to future grants of awards.

Post-Transaction Equity Compensation Plans

In connection with the Transactions, we intend to adopt the Incentive Plan, as described in more detail under “Proposal No. 4 — The Incentive Plan Proposal.”

ALTUS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and operating results for Altus (as used in this section, “Altus” or the “Company”) has been prepared by Altus’s management. You should read the following discussion and analysis together with “Altus’s Selected Historical Financial Information” and our consolidated financial statements and related notes elsewhere in this proxy statement/prospectus. Any references in this section to “we,” “our” or “us” shall mean Altus. Our disclosure and analysis in this report contains forward-looking statements. Forward-looking statements give management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. All statements other than statements of historical fact are forward-looking statements. You can identify such statements because they contain words such as “plans,” “expects” or “does not expect,” “budget,” “forecasts,” “anticipates” or “does not anticipate,” “believes,” “intends” and similar expressions or statements that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur, or be achieved. Although the forward-looking statements contained herein reflect management’s current beliefs based on information currently available to management and upon assumptions which management believes to be reasonable, actual results may differ materially from those stated in or implied by these forward-looking statements.

Overview

Altus’s mission is to create a clean electrification ecosystem, to drive the clean energy transition of our customers across the United States while simultaneously enabling the adoption of corporate ESG targets. In order to achieve our mission, we develop, own and operate solar generation, energy storage and electric vehicle (“EV”) charging facilities. We have the in-house expertise to develop, build and provide operations and management (“O&M”) and customer servicing for our assets. Our proprietary software platform, Gaia, provides data analytics for the operating assets and streamlines the customer experience from the initial outreach through the asset operations. The strength of our platform is enabled by premier sponsorship from Blackstone, which provides an efficient capital source and access to a network of portfolio companies, and CBRE, which provides direct access to their portfolio of owned and managed commercial and industrial (“C&I”) properties.

We are a developer, owner and operator of large-scale roof, ground and carport-based photovoltaic and energy storage systems, as well as electric vehicle charging facilities, serving commercial and industrial, public sector and community solar customers. We own systems across the United States from Hawaii to Vermont. Our portfolio consists of over 350 megawatts (“MW”) of solar photovoltaic (“PV”). We have both front-of-the-meter (direct grid tie) and behind-the-meter projects, a growth from 176 customers in 2015. We have over 300 C&I customer contracts and contracts with over 5,000 residential customers through community solar projects. We sell power on an as-generated basis from the systems directly to building occupants under these contracts, directly to the grid in Feed-In-Tariff (“FIT”) programs and to residential customers via community solar programs. We also participate in numerous renewable energy certificate (“REC”) programs throughout the country. We have experienced significant growth in the last 12 months as a product of organic growth and targeted acquisitions and currently operate in 17 states, providing clean electricity to our customers equal to the consumption of approximately 30,000 homes, displacing 273,000 tons of CO2 emissions per annum. See “Information About Altus.”

Key Factors Affecting Our Performance

Our results of operations and our ability to grow our business over time could be impacted by a number of factors and trends that affect our industry generally, as well as new offerings of services and products we may acquire or seek to acquire in the future. Additionally, our business is concentrated in certain markets, putting us at risk of region-specific disruptions such as adverse economic, regulatory, political, weather and other conditions. See “Risk Factors” elsewhere in this proxy statement/prospectus for further discussion of risks affecting our business. We believe the factors discussed below are key to our success:

Execution of Growth Strategies

We believe we are in the beginning stages of a market opportunity driven by a secular megatrend of transitioning away from traditional energy sources to renewable energy. We intend to leverage our competitive strengths and market position to become customers’ “one-stop-shop” for the clean energy transition by 1) Using our existing customer and developer networks to build out our EV charging and energy storage offerings and establish a position comparable to that of our C&I solar market position through our existing cross-sell opportunities and 2) partnering with Blackstone and CBRE to access their client relationships, portfolio companies, and their strong brand recognition, to increase the number of customers we can support.

Competition

We compete in the C&I scale renewable energy space with utilities, developers, independent power producers (“IPPs”), pension funds and private equity funds for new investment opportunities. We expect to grow our market share because of the following competitive strengths:

•

Exceptional Leadership: We have a strong executive leadership team who has extensive experience in capital markets, solar development and solar construction, with over 20 years of experience each. Moreover, through the transaction structure, management and employees will continue to own a significant interest in the Company.

•

Attractive Partner for Sellers: We have positioned ourselves as the preferred partner for asset owners looking to divest operating portfolios by providing a high level of execution certainty and offering an efficient process for deal completion.

•

Standardized Contract Process: We have established an innovative approach to the development process. From site identification and customer origination through the construction phase, we’ve established a streamlined process enabling us to further create the scalability of our platform and significantly reduce costs and time in the development process.

•

Long-Term Captive Contracts: Our C&I solar generation contracts have a typical length of 20 years or longer. The average remaining life of our current contracts is approximately 18 years. These long-term value contracts create strong relationships with customers that allow us to cross-sell additional current and future products and services.

•

Blackstone Financing: We have an attractive cost of capital in an investment-grade rated scalable credit facility from Blackstone, which enables us to be competitive bidders in asset acquisition and development.

•

CBRE Partnership: Our partnership with CBRE, the largest global real estate services company, provides us with a clear path to creating new customer relationships. CBRE is the largest manager of data centers and 90% of the Fortune 100 are CBRE clients, providing a significant opportunity for us to expand our customer base.

Financing Availability

Our future growth depends in significant part on our ability to raise capital from third-party investors and lenders on competitive terms to help finance the origination of our solar energy systems. We have historically used a variety of structures including tax equity financing, construction loan financing, and term loan financing to help fund our operations. From our inception to June 30, 2021, we have raised over $100 million of tax equity financing, $80 million in construction loan financing and $550 million of term loan financing. Our ability to raise capital from third-party investors and lenders is also affected by general economic conditions, the state of the capital markets, inflation levels and concerns about our industry or business.

Cost of Solar Energy Systems

Although the solar panel market has seen an increase in supply in recent years, upward pressure on prices may occur due to growth in the solar industry, regulatory policy changes, tariffs and duties and an increase in demand. As a result of these developments, we may pay higher prices on imported solar modules, which may make it less economical for us to serve certain markets. Attachment rates for energy storage systems have trended higher while the price to acquire has trended downward making the addition of energy storage systems a potential area of growth for us.

Seasonality

The amount of electricity our solar energy systems produce is dependent in part on the amount of sunlight, or irradiation, where the assets are located. Because shorter daylight hours in winter months and poor weather conditions due to rain or snow results in less irradiation, the output of solar energy systems will vary depending on the season and the overall weather conditions in a year. While we expect seasonal variability to occur, the geographic diversity in our assets helps to mitigate our aggregate seasonal variability.

Government Regulations, Policies and Incentives

Our growth strategy depends in significant part on government policies and incentives that promote and support solar energy and enhance the economic viability of distributed solar. These incentives come in various forms, including net metering, eligibility for accelerated depreciation such as MACRS, solar renewable energy credits (“SRECs”), tax abatements, rebate and renewable target incentive programs and tax credits, particularly the Section 48(a) ITC. We are a party to a variety of agreements under which we may be obligated to indemnify the counterparty with respect to certain matters. Typically, these obligations arise in connection with contracts and tax equity partnership arrangements, under which we customarily agree to hold the other party harmless against losses arising from a breach of warranties, representations, and covenants related to such matters as title to assets sold, negligent acts, damage to property, validity of certain intellectual property rights, non-infringement of third-party rights, and certain tax matters including indemnification to customers and tax equity investors regarding Commercial ITCs. The sale of SRECs has constituted a significant portion of our revenue historically. A change in the value of SRECs or changes in other policies or a loss or reduction in such incentives could decrease the attractiveness of distributed solar to us and our customers in applicable markets, which could reduce our growth opportunities. Such a loss or reduction could also reduce our willingness to pursue certain customer acquisitions due to decreased revenue or income under our solar service agreements. Additionally, such a loss or reduction may also impact the terms of and availability of third-party financing. If any of these government regulations, policies or incentives are adversely amended, delayed, eliminated, reduced, retroactively changed or not extended beyond their current expiration dates or there is a negative impact from the recent federal law changes or proposals, our operating results and the demand for, and the economics of, distributed solar energy may decline, which could harm our business.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus (“COVID-19”) a pandemic.

Our business operations continue to function effectively during the pandemic. We are continuously evaluating the global pandemic and are taking necessary steps to mitigate known risks. We continue to closely monitor developments related to the pandemic and will adjust our actions and operations as appropriate in order to continue to provide safe and reliable service to our customers and communities while keeping employees safe. Although the impact to the operations of the Company has been minimal to date, given the pandemic remains prevalent and the situation is evolving, the future impact on the business of the Company is unknown. We considered the impact of COVID-19 on the use of estimates and assumptions used for financial reporting and noted there were no material impacts on our results of operations for the period ended June 30, 2021 and years ended December 31, 2020 and 2019, as operations and delivery of product to our customers has not been materially impacted. To date, we have not experienced significant reductions in sales volumes across our businesses, and we do not anticipate any significant reductions in sales volumes going forward.

The service and installation of solar energy systems has continued during the COVID-19 pandemic. This reflects solar services’ designation as an essential service in all of our service territories. Currently, we do not anticipate an inability to install and service solar energy systems. However, if there are additional outbreaks of the COVID-19 virus or more stringent health and safety guidelines are adopted, our and our contractors’ ability to continue performing installations and service calls may be adversely impacted.

Throughout the COVID-19 pandemic, we have seen minimal impact to our supply chain as we have largely been able to successfully procure the equipment needed to service and install solar energy systems. We have established a geographically diverse group of suppliers, which helps ensure our customers have access to affordable and effective solar energy and storage options despite potential trade, geopolitical or event-driven risks. Currently, we do not anticipate an inability to source parts for our solar energy systems or energy storage systems. However, if supply chains become significantly disrupted due to additional outbreaks of the COVID-19 virus or more stringent health and safety guidelines are implemented, our ability to install and service solar energy systems could become adversely impacted.

There is considerable uncertainty regarding the extent and duration of governmental and other measures implemented to try to slow the spread of the COVID-19 virus, such as large-scale travel bans and restrictions, border closures, quarantines, shelter-in-place orders and business and government shutdowns. Some states that had begun taking steps to reopen their economies experienced a subsequent surge in cases of COVID-19, causing these states to cease such reopening measures in some cases and reinstitute restrictions in others. Restrictions of this nature have caused, and may continue to cause, us to experience operational delays and may cause milestones or deadlines relating to various project documents to be missed. To date, we have not received notices from our dealers regarding significant performance delays resulting from the COVID-19 pandemic. However, worsening economic conditions could result in such outcomes over time, which would impact our future financial performance. Further, the effects of the economic downturn associated with the COVID-19 pandemic may increase unemployment and reduce consumer credit ratings and credit availability, which may adversely affect new customer origination and our existing customers’ ability to make payments on their solar service agreements. Periods of high unemployment and a lack of availability of credit may lead to increased delinquency and default rates. We have not experienced a significant increase in default or delinquency rates to date. However, if existing economic conditions continue for a prolonged period of time or worsen, delinquencies on solar service agreements could increase, which would also negatively impact our future financial performance.

We cannot predict the full impact the COVID-19 pandemic or the significant disruption and volatility currently being experienced in the capital markets will have on our business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. The ultimate impact will depend on future developments, including, among other things, the ultimate duration of the COVID-19 virus, the distribution, acceptance and efficacy of the vaccine, the depth and duration of the economic downturn and other economic effects of the COVID-19 pandemic, the consequences of governmental and other measures designed to prevent the spread of the COVID-19 virus, actions taken by governmental authorities, customers, suppliers, dealers and other third parties, our ability and the ability of our customers, potential customers and dealers to adapt to operating in a changed environment and the timing and extent to which normal economic and operating conditions resume. For additional discussion regarding risks associated with the COVID-19 pandemic, see “Risk Factors” elsewhere in this proxy statement/prospectus.

Key Financial and Operational Metrics

We regularly review a number of metrics, including the following key operational and financial metrics, to evaluate our business, measure our performance and liquidity, identify trends affecting our business, formulate our financial projections and make strategic decisions.

Operational Metrics

The following are the key operational metrics we regularly review to evaluate and manage the ongoing operations of the business, measure our performance against peers and competitors, identify key competitive trends affecting our industry, and inform strategic decisions on future growth strategy.

Megawatts Installed

Megawatts installed represents the aggregate megawatt nameplate capacity of solar energy systems for which panels, inverters, and mounting and racking hardware have been installed on premises in the period. Cumulative megawatts installed represents the aggregate megawatt nameplate capacity of solar energy systems for which panels, inverters, and mounting and racking hardware have been installed on premises.

	As of June 30,
	2021	2020	Change
Megawatts installed	262	150	112

Cumulative megawatts installed increased from 150MW as of June 30, 2020 to 262MW as of June 30, 2021.

	As of December 31,
	2020	2019	Change
Megawatts installed	240	146	94

Cumulative megawatts installed increased from 146MW as of December 31, 2019 to 240MW as of December 31, 2020.

Megawatt Hours Generated

Megawatt hours (“MWh”) generated represents the output of solar energy systems from operating solar energy systems. MWh generated relative to nameplate capacity can vary depending on multiple factors such as design, equipment, location, weather and overall system performance.

	As of the six months ended June 30,
	2021	2020	Change
Megawatt hours generated	172,000	95,000	77,000

Megawatt hours generated increased from 95,000 MWh for the six months ended June 30, 2020 to 172,000 MWh for the six months ended June 30, 2021.

	As of the year ended December 31,
	2020	2019	Change
Megawatt hours generated	191,000	145,000	46,000

Megawatt hours generated increased from 145,000 MWh for the year ended December 31, 2019 to 191,000 MWh for the year ended December 31, 2020.

Non-GAAP Financial Measures

Adjusted EBITDA

We define adjusted EBITDA as net income (loss) plus net interest expense, depreciation, amortization and accretion expense, income tax expense, acquisition and entity formation costs, non-cash compensation expense, and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, state grants, and other miscellaneous items of other income and expenses.

Adjusted EBITDA is a non-GAAP financial measure that we use as a performance measure. We believe that investors and securities analysts also use adjusted EBITDA in evaluating our operating performance. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The GAAP measure most directly comparable to adjusted EBITDA is net income. The presentation of adjusted EBITDA should not be construed to suggest that our future results will be unaffected by non-cash or non-recurring items. In addition, our calculation of adjusted EBITDA is not necessarily comparable to adjusted EBITDA as calculated by other companies.

We believe adjusted EBITDA is useful to management, investors and analysts in providing a measure of core financial performance adjusted to allow for comparisons of results of operations across reporting periods on a consistent basis. These adjustments are intended to exclude items that are not indicative of the ongoing operating performance of the business. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. Adjusted EBITDA should not be considered an alternative to but viewed in conjunction with GAAP results, as we believe it provides a more complete understanding of ongoing business performance and trends than GAAP measures alone. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Reconciliation of Net income (loss) to Adjusted EBITDA:
Net income (loss)	$(177)	$(436)	$(1,887)	$(8,560)
Income tax expense	1,055	241	83	1,185
Interest expense, net	8,739	6,739	14,073	22,288
Depreciation, amortization and accretion expense	8,858	5,368	11,932	8,210
Non-cash compensation expense	77	41	82	70
Acquisition and entity formation costs	232	406	1,015	866
Other (income) expense, net	(249)	(23)	258	(2,291)

Adjusted EBITDA	$18,535	$12,336	$25,556	$21,768

Components of Results of Operations

The Company derives its operating revenues principally from power purchase agreements, net metering credit agreements, solar renewable energy credits, and performance based incentives.

Revenue Under Power Purchase Agreements. A portion of the Company’s power sales revenues is earned through the sale of energy (based on kilowatt hours) pursuant to the terms of power purchase agreements (“PPAs”). The Company’s PPAs typically have fixed or floating rates and are generally invoiced monthly. The Company applied the practical expedient allowing the Company to recognize revenue in the amount that the Company has a right to invoice which is equal to the volume of energy delivered multiplied by the applicable contract rate. As of June 30, 2021, PPA’s have a weighted-average remaining life of 15 years. Greater than 75% of expected cash flows from our solar assets comes from the projected revenues associated with such solar assets generated during the term of the relevant community solar program or the contracted portion of customer agreements, less the direct expenses of such solar assets; the remaining expected cash flows are derived from potential program extensions or contract renewals.

Revenue from Net Metering Credits. A portion of the Company’s power sales revenues are obtained through the sale of net metering credits under net metering credit agreements (“NMCAs”). Net metering credits are awarded to the Company by the local utility based on kilowatt hour generation by solar energy facilities, and the amount of each credit is determined by the utility’s applicable tariff. The Company currently receives net metering credits from various utilities including Eversource Energy, National Grid Plc, and Xcel Energy. There are no direct costs associated with net metering credits, and therefore, they do not receive an allocation of costs upon generation. Once awarded, these credits are then sold to third party offtakers pursuant to the terms of the offtaker agreements. The Company views each net metering credit in these arrangements as a distinct performance obligation satisfied at a point in time. Generally, the customer obtains control of net metering credits at the point in time when the utility assigns the generated credits to the Company account, who directs the utility to allocate to the customer based upon a schedule. The transfer of credits by the Company to the customer can be up to one-month after the underlying power is generated. As a result, revenue related to NMCA is recognized upon delivery of net metering credits by the Company to the customer. The Company’s customers apply net metering credits as a reduction to their utility bills. As of June 30, 2021, NMCA’s have a weighted-average remaining life of 19 years.

Solar Renewable Energy Certificate Revenue. The Company applies for and receives SRECs in certain jurisdictions for power generated by solar energy systems it owns. The quantity of SRECs is based on the amount of energy produced by the Company’s qualifying generation facilities. SRECs are sold pursuant to agreements with third parties, who typically require SRECs to comply with state-imposed renewable portfolio standards. Holders of SRECs may benefit from registering the credits in their name to comply with these state-imposed requirements, or from selling SRECs to a party that requires additional SRECs to meet its compliance obligations. The Company receives SRECs from various state regulators including: New Jersey Board of Public Utilities, Massachusetts Department of Energy Resources, and Maryland Public Service Commission. There are no direct costs associated with SRECs, and therefore, they do not receive an allocation of costs upon generation. The majority of individual SREC sales reflect a fixed quantity and fixed price structure over a specified term. The Company typically sells SRECs to different customers from those purchasing the energy under PPAs. The Company believes the sale of each SREC is a distinct performance obligation satisfied at a point in time and that the performance obligation related to each SREC is satisfied when each SREC is delivered to the customer.

Performance-Based Incentives. Many state governments, utilities, municipal utilities and co-operative utilities offer a rebate or other cash incentive for the installation and operation of a renewable energy facility. Up-front rebates provide funds based on the cost, size or expected production of a renewable energy facility. Performance-based incentives provide cash payments to a system owner based on the energy generated by their renewable energy facility during a pre-determined period, and they are paid over that time period. The Company recognizes revenue from state and utility incentives at the point in time in which they are earned.

Other Revenue. Other revenue consists primarily of rental income and sales of power on the wholesale electricity market. The Company recognizes other revenues in the periods in which they are earned.

Cost of Operations (Exclusive of Depreciation and Amortization). Cost of operations primarily consists of operations and maintenance expense, site lease expense, insurance premiums, property taxes and other miscellaneous costs associated with the operations of solar energy facilities. Altus expects its cost of operations to continue to grow in conjunction with its business growth. These costs as a percentage of revenue will decrease over time, offsetting efficiencies and economies of scale with inflationary increases of certain costs.

General and Administrative. General and administrative expenses consist primarily of salaries, bonuses, benefits and all other employee-related costs, including stock-based compensation, professional fees related to legal, accounting, human resources, finance and training, information technology and software services, marketing and communications, travel and rent and other office-related expenses.

Altus expects increased general and administrative expenses as it continues to grow its business but to decrease over time as a percentage of revenue. Altus also expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC. Further, Altus expects to incur higher expenses for investor relations, accounting advisory, directors and officers’ insurance, and other professional services.

Depreciation, Amortization and Accretion Expense. Depreciation expense represents depreciation on solar energy systems that have been placed in service. Depreciation expense is computed using the straight-line composite method over the estimated useful lives of assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives or the remaining term of the lease. Amortization includes third party costs necessary to enter into site lease agreements, third party costs necessary to acquire PPA and NMCA customers and favorable and unfavorable rate revenues contracts. Third party costs necessary to enter into site lease agreements are amortized using the straight-line method ratably over 15-30 years based upon the term of the individual site leases. Third party costs necessary to acquire PPAs and NMCA customers are amortized using the straight-line method ratably over 15-25 years based upon the term of the customer contract. Estimated fair value allocated to the favorable and unfavorable rate PPAs and REC agreements are amortized using the straight-line method over the remaining non-cancelable terms of the respective agreements. Accretion expense includes over time increase of asset retirement obligations associated with solar energy facilities.

Acquisition and Entity Formation Costs. Acquisition and Entity Formation Costs represent costs incurred to acquire businesses and form new legal entities. Such costs primarily consist of professional fees for banking, legal, accounting and appraisal services.

Fair value remeasurement of contingent consideration. In connection with the Solar Acquisition, contingent consideration of up to an aggregate of $10.5 million may be payable upon achieving certain market power rates and actual power volumes generated by the acquired solar energy facilities. The Company estimated the fair value of the contingent consideration for future earnout payments using a Monte-Carlo simulation model. Significant assumptions used in the measurement include the estimated volumes of power generation of acquired solar energy facilities during the 18-36-month period since the acquisition date, market power rates during the 36-month period, and the risk-adjusted discount rate associated with the business.

Other (Income) Expense, Net. Other income and expenses primarily represent state grants and other miscellaneous items.

Interest Expense, Net. Interest expense, net represents interest on our borrowings under our various debt facilities, amortization of debt discounts and deferred financing costs, and unrealized gains and losses on interest rate swaps.

Income Tax (Expense) Benefit. We account for income taxes under Accounting Standards Codification 740, Income Taxes. As such, we determine deferred tax assets and liabilities based on temporary differences resulting from the different treatment of items for tax and financial reporting purposes. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Additionally, we must assess the likelihood that deferred tax assets will be recovered as deductions from future taxable income. We have a partial valuation allowance on our deferred state tax assets because we believe it is more likely than not that a portion of our deferred state tax assets will not be realized. We evaluate the recoverability of our deferred tax assets on a quarterly basis.

As of December 31, 2020, the Company had U.S. federal net operating loss carryforwards of $80.3 million available to offset future federal taxable income which will begin to expire in 2034. The Company has federal net operating loss carryforwards of $43.3 million, which can be carried forward indefinitely. As of December 31, 2020, the Company had state net operating losses of $48.6 million which will begin to expire in 2021, if not utilized. Deferred tax assets associated with state net operating losses that we believe are more likely than not to expire unutilized have been fully offset by a valuation allowance of $0.3 million.

Net Loss Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests. Net loss attributable to noncontrolling interests and redeemable noncontrolling interests represents third-party interests in the net income or loss of certain consolidated subsidiaries based on HLBV (as defined below).

Results of Operations – Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020 (Unaudited)

	Six Months Ended June 30,		Change
	2021	2020	$	%
	(in thousands)
Operating revenues, net	$30,084	$20,945	$9,139	43.6%
Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below)	6,156	4,554	1,602	35.2%
General and administrative	7,520	4,096	3,424	83.6%
Depreciation, amortization and accretion expense	8,858	5,368	3,490	65.0%
Acquisition and entity formation costs	232	406	(174)	-42.9%
Gain on fair value remeasurement of contingent consideration	(2,050)	—	(2,050)	-100.0%

Total operating expenses	$20,716	$14,424	$6,292	43.6%

Operating income	9,368	6,521	2,847	43.7%
Other (income) expenses
Other income, net	(249)	(23)	(226)	982.6%
Interest expense, net	8,739	6,739	2,000	29.7%

Total other expenses	$8,490	$6,716	$1,774	26.4%

Income (loss) before income tax expense	$878	$(195)	$1,073	-550.2
Income tax benefit (expense)	(1,055)	(241)	-814	337.8%

Net income (loss)	$(177)	$(436)	$259	-59.4%

Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	50	(8,394)	8,444	-100.6%

Net income (loss) attributable to Altus Power, Inc.	$(227)	$7,958	$(8,185)	-102.9%

Cumulative preferred dividends and commitment fee earned on Series A redeemable preferred stock	(8,480)	(7,568)	(912)	12.1%
Redeemable Series A preferred stock accretion	(1,071)	(1,077)	6	-0.6%

Net (loss) attributable to common stockholder	$(9,778)	$(687)	$(9,091)	1,323.3%

Net loss per share attributable to common stockholder
Basic and diluted	$(9,502)	$(667)	$(8,835)	1,324.6%
Weighted average shares used to compute net loss per share attributable to common stockholder
Basic and diluted	1,029	1,029	—	0.0%

Operating Revenues

	Six Months Ended June 30,		Change
	2021	2020	Change	%
	(in thousands)
Revenue under power purchase agreements	$7,784	$5,172	$2,612	50.5%
Revenue from net metering credits	10,465	8,814	1,651	18.7%
Solar renewable energy certificate revenue	10,099	5,528	4,571	82.7%
Performance-based incentives	811	1,115	-304	27.3%
Other revenue	925	316	609	192.7%

Total	$30,084	$20,945	$9,140	43.6%

Operating revenues, net increased by $9.1 million, or 43.6%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily due to the increased number of solar energy facilities as a result of acquisitions and facilities placed in service subsequent to June 30, 2020.

Cost of Operations

	Six Months Ended June 30,		Change
	2021	2020	$	%
	(in thousands)
Cost of operations (exclusive of depreciation and amortization shown separately below)	$6,156	$4,554	$1,602	35.2%

Cost of operations increased by $1.6 million, or 35.2%, during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, primarily due to the increased number of solar energy facilities as a result of acquisitions and facilities placed in service subsequent to June 30, 2020.

General and Administrative

	Six Months Ended June 30,		Change
	2021	2020	$	%
	(in thousands)
General and administrative	$7,520	$4,096	$3,424	83.6%

General and administrative expense increased by $3.4 million, or 83.6%, during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, primarily due to increase in general personnel costs resulting from increased headcount in multiple job functions.

Depreciation, Amortization and Accretion Expense

	Six Months Ended June 30,		Change
	2021	2020	$	%
	(in thousands)
Depreciation, amortization and accretion expense	$8,858	$5,368	$3,490	65.0%

Depreciation, amortization and accretion expense increased by $3.5 million, or 65.0%, during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, primarily due to the increased number of solar energy facilities as a result of acquisitions and facilities placed in service subsequent to June 30, 2020.

Acquisition and Entity Formation Costs

	Six Months Ended June 30,		Change
	2021	2020	$	%
	(in thousands)
Acquisition and entity formation costs	$232	$406	$(174)	(42.9%)

Acquisition and entity formation decreased by $0.2 million, or 42.9% during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.

Gain on fair value remeasurement of contingent consideration

	Six Months Ended June 30,		Change
	2021	2020	$	%
	(in thousands)
Gain on fair value remeasurement of contingent consideration	$2,050	$—	$2,050	100.0%

Gain of fair value remeasurement of contingent consideration is associated with the Solar Acquisition completed on December 22, 2020. Gain of fair value remeasurement was recorded for the six months ended June 30, 2021 due to changes in significant assumptions used in the measurement, including the estimated volumes of power generation of acquired solar energy facilities and market power rates.

Other Income

	Six Months Ended June 30,		Change
	2021	2020	$	%
	(in thousands)
Other income	$(249)	$(23)	$(226)	982.6%

Other income increased by $0.2 million during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, due to other miscellaneous transactions.

Interest Expense, Net

	Six Months Ended June 30,		Change
	2021	2020	$	%
	(in thousands)
Interest expense, net	$8,739	$6,739	$2,000	29.7%

Interest expense increased by $2 million, or 29.7%, during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, primarily due to the increase of outstanding debt held by the Company during these periods, but offset by a lower blended interest rate on Rated Term Loan Facility.

Income Tax Expense

	Six Months Ended June 30,		Change
	2021	2020	$	%
	(in thousands)
Income tax expense	$(1,055)	$(241)	$(814)	337.8%

For the six months ended June 30, 2021, the Company recorded an income tax provision of $1.1 million in relation to a pretax income of $0.9 million, which resulted in an effective income tax rate of 120.2% Effective income tax rate was primarily impacted by $0.5 million of income tax expense due to net losses attributable to noncontrolling interests, $0.2 million of the state income tax expense and $0.3 million of income tax expense associated with the remeasurement of contingent consideration for the Solar Acquisition.

For the six months ended June 30, 2020, the Company recorded an income tax provision of $0.2 million in relation to a pretax loss of $0.2 million, which resulted in an effective income tax rate of negative 123.6%. Effective income tax rate was primarily impacted by $0.2 million of income tax expense due to net losses attributable to noncontrolling interests, $0.2 million of state income tax expense.

Net Loss Attributable to Redeemable Noncontrolling Interests and Noncontrolling Interests

Net loss attributable to redeemable noncontrolling interests and noncontrolling interests decreased by $8.4 million, or 100.6%, during the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The higher loss attribution during the six months ended June 30, 2020 was primarily driven by a noncontrolling interest holder’s receipt of accelerated tax benefits from a single Solar Facility Subsidiary whose project was placed in service during December 2019, and the corresponding decrease in the interest holder’s claim on the partnership’s net assets during the period.

Results of Operations – Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table sets forth our consolidated statements of operations data for the periods indicated.

	Year Ended December 31,		Change
	2020	2019	$	%
	(in thousands)
Operating revenues, net	$45,278	$37,434	$7,844	21.0%
Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below)	9,661	6,784	2,877	42.4%
General and administrative	10,143	8,952	1,191	13.3%
Depreciation, amortization and accretion expense	11,932	8,210	3,722	45.3%
Acquisition and entity formation costs	1,015	866	149	17.2%

Total operating expenses	32,751	24,812	7,939	32.0%

Operating income	12,527	12,622	(95)	(0.8)%
Other (income) expenses
Other expense (income), net	258	(2,291)	2,549	(111.3)%
Interest expense, net	14,073	22,288	(8,215)	(36.9)%

Total other expenses	14,331	19,997	(5,666)	(28.3)%

Loss before income tax benefit	(1,804)	(7,375)	5,571	(75.5)%
Income tax expense	(83)	(1,185)	1,102	(93.0)%

Net loss	(1,887)	(8,560)	6,673	(78.0)%

Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(8,680)	(4,193)	(4,487)	107.0%

Net income (loss) attributable to Altus Power, Inc.	$6,793	$(4,367)	11,160	(255.6)%

	Year Ended December 31,		Change
	2020	2019	$	%
	(in thousands)
Cumulative preferred dividends and commitment fee earned on Series A redeemable preferred stock	(15,590)	(1,523)	(14,067)	923.6%
Redeemable Series A preferred stock accretion	(2,166)	(231)	(1,935)	837.7%

Net (loss) attributable to common stockholder	$(10,963)	$(6,121)	(4,842)	79.1%

Net loss per share attributable to common stockholder
Basic and diluted	$(10,654)	$(8,129)	(2,525)	31.1%
Weighted average shares used to compute net loss per share attributable to common stockholder
Basic and diluted	1,029	753	276	36.7%

Operating Revenues

	Year Ended December 31,		Change
	2020	2019	Change	%
	(in thousands)
Revenue under power purchase agreements	$11,639	$7,143	$4,496	62.9%
Revenue from net metering credits	12,171	9,282	2,889	31.1%
Solar renewable energy certificate revenue	18,870	16,914	1,639	11.6%
Performance based incentives	2,093	3,120	(1,027)	(32.9)%
Other revenue	505	975	(470)	(48.2)%

Total	$45,278	$37,434	$7,844	21.0%

Operating revenues, net increased by $7.8 million, or 21.0%, in the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to the increased number of solar energy facilities as a result of acquisitions and facilities placed in service in late 2019 and during the year ended December 31, 2020. Overall increase was partially off-set by $1.0 million decrease of performance-based incentives due to the expiration of the incentive program administered by a local utility in California.

Cost of Operations

	Year Ended December 31,		Change
	2020	2019	$	%
	(in thousands)
Cost of operations (exclusive of depreciation and amortization shown separately below)	$9,661	$6,784	$2,877	42.4%

Cost of operations increased by $2.9 million or 42.4% during the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to the increased number of solar energy facilities as a result of acquisitions and facilities placed in service in late 2019 and during the year ended December 31, 2020.

General and Administrative

	Year Ended December 31,		Change
	2020	2019	$	%
	(in thousands)
General and administrative	$10,143	$8,952	$1,191	13.3%

General and administrative expense increased by $1.2 million, or 13.3%, during the year ended December 31, 2020 as compared to year ended December 31, 2019, primarily due to increase in personnel costs from increased headcount in a variety of different job functions.

Depreciation, Amortization and Accretion Expense

	Year Ended December 31,		Change
	2020	2019	$	%
	(in thousands)
Depreciation, amortization and accretion expense	$11,932	$8,210	$3,722	45.3%

Depreciation, amortization and accretion expense increased by $3.7 million, or 45.3%, during fiscal year 2020 as compared to fiscal year 2019, primarily due to the increased number of solar energy facilities as a result of acquisitions and facilities placed in service in late 2019 and during the year ended December 31, 2020.

Acquisition and Entity Formation Costs

	Year Ended December 31,		Change
	2020	2019	$	%
	(in thousands)
Acquisition and entity formation costs	$1,015	$866	$149	17.2%

Acquisition and entity formation costs increased by $0.2 million, or 17.2%, during the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to the transaction costs incurred to complete the Solar Acquisition in 2020.

Other Expense (Income), Net

	Year Ended December 31,		Change
	2020	2019	$	%
	(in thousands)
Other expense (income), net	$258	$(2,291)	$2,549	(111.3%)

Other income of $2.3 million for the year ended December 31, 2019 flipped to other expense of $0.3 million for the year ended December 31, 2020 primarily due to the $2.2 million Hawaii state grant received by the Company in 2019.

Interest Expense, Net

	Year Ended December 31,		Change
	2020	2019	$	%
	(in thousands)
Interest expense, net	$14,073	$22,288	$(8,215)	(36.9%)

Interest expense decreased by $8.2 million, or 36.9%, during the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to the replacement of the Prior Term Loan, which bore the interest rate of approximately 9.8%, with the Rated Term Loan Facility with a weighted average interest rate of 3.7%.

Income Tax Expense

	Year Ended December 31,		Change
	2020	2019	$	%
	(in thousands)
Income tax expense	$83	$1,185	$1,102	(93.0%)

For the year ended December 31, 2020, the Company recorded an income tax provision of $0.1 million in relation to a pretax loss of $1.8 million, which resulted in an effective income tax rate of 4.6%. Effective income tax rate was primarily impacted by $1.8 million of income tax expense due to net losses attributable to noncontrolling interests and the state income tax benefit of $1.4 million (net of state valuation allowance of $0.3 million).

For the year ended December 31, 2019, the Company recorded an income tax provision of $1.2 million in relation to a pretax loss of $7.4 million, which resulted in an effective income tax rate of 16.1%. Effective income tax rate was primarily impacted by $0.9 million of net losses attributable to noncontrolling interests and the state income tax expense of $1.8 million.

Income tax expense due to losses attributable to noncontrolling interests increased during the year ended December 31, 2020 as compared to the year ended December 31, 2019 primarily due to tax equity funds added in late 2019 and in 2020. The state income tax benefit for the year ended December 31, 2020 is associated with a decrease in the effective state tax rate as compared to the year ended December 31, 2019.

Net Loss Attributable to Redeemable Noncontrolling Interests and Noncontrolling Interests

Net loss attributable to redeemable noncontrolling interests and noncontrolling interests increased by $4.5 million, or 107.0%, in the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to losses attributable to noncontrolling interests from tax equity funds added in late 2019 and in 2020. The higher loss attribution during 2020 was primary driven by a noncontrolling interest holder’s receipt of accelerated tax benefits from a single Solar Facility Subsidiary whose project was placed in service during December 2019, and the corresponding decrease in the interest holder’s claim on the partnership’s net assets during the period.

Liquidity and Capital Resources

As of June 30, 2021, the Company had total cash and restricted cash of $32.1 million. For a discussion of our restricted cash, see Note 2, “Significant Accounting Policies, Restricted Cash,” to our consolidated annual financial statements included elsewhere in this proxy statement/prospectus.

We seek to maintain diversified and cost-effective funding sources to finance and maintain our operations, fund capital expenditures, including customer acquisitions, and satisfy obligations arising from our indebtedness. Historically, our primary sources of liquidity included proceeds from the issuance of redeemable preferred stock, borrowings under our debt facilities, third party tax equity investors and cash from operations. Our business model requires substantial outside financing arrangements to grow the business and facilitate the deployment of additional solar energy facilities. We will seek to raise additional required capital from borrowings under our existing debt facilities, third party tax equity investors and cash from operations.

The solar energy systems that are in service are expected to generate a positive return rate over the useful life, typically 32 years. Typically, once solar energy systems commence operations, they do not require significant additional capital expenditures to maintain operating performance. However, in order to grow, we are currently dependent on financing from outside parties. We believe that, following the completion of this offering, we will have sufficient cash, commitments described below and cash flows from operations to meet our working capital, debt service obligations, contingencies and anticipated required capital expenditures for at least the next 12 months. However, we are subject to business and operational risks that could adversely affect our ability to raise additional financing. If financing is not available to us on acceptable terms if and when needed, we may be unable to finance installation of our new customers’ solar energy systems in a manner consistent with our past performance, our cost of capital could increase, or we may be required to significantly reduce the scope of our operations, any of which would have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, our tax equity funds and debt instruments impose restrictions on our ability to draw on financing commitments. If we are unable to satisfy such conditions, we may incur penalties for non-performance under certain tax equity funds, experience installation delays, or be unable to make installations in accordance with our plans or at all. Any of these factors could also impact customer satisfaction, our business, operating results, prospects and financial condition.

Debt

Rated Term Loan Facility

On November 22, 2019, APA Finance, LLC, a wholly owned subsidiary of the Company, entered into a $251.0 million term loan facility (“Rated Term Loan Facility”) consisting of investment grade-rated Class A and Class B notes maturing on June 30, 2045 (“Final Maturity Date”). The Rated Term Loan Facility amortizes at an initial rate of 2.5% of outstanding principal per annum for a period of 5 years at which point the amortization steps up to 5% per annum until November 22, 2026, (“Anticipated Repayment Date”). After the Anticipated Repayment Date, the loan becomes fully-amortizing, and all available cash is used to pay down principal until the Final Maturity Date. Interest on the Rated Term Loan Facility accrues quarterly at a blended fixed rate of 3.70%.

On December 22, 2020, the Company upsized the borrowing capacity of the Rated Term Loan Facility to $367.4 million. The additional loan proceeds were used to fund the acquisition of new solar energy facilities.

The Rated Term Loan Facility includes various financial and other covenants. As of June 30, 2021 and December 31, 2020, the Company was in compliance with all covenants, except the delivery of the APA Finance, LLC audited financial statements, for which the Company obtained a waiver to extend the financial statement reporting deliverable due dates. The Company delivered the audited financial statements before the extended reporting deliverable due dates.

Construction to Term Loan Facility

On January 10, 2020, APA Construction Finance, LLC (“APACF”), a wholly owned subsidiary of the Company, entered into a credit agreement with Fifth Third Bank, National Association and Deutsche Bank AG New York Branch to fund the development and construction of future solar facilities (“Construction Loan to Term Loan Facility”). The Construction Loan to Term Loan Facility includes a construction loan commitment of $187.5 million and a letter of credit commitment of $12.5 million, which can be drawn until January 10, 2023. The construction loan commitment can convert to a term loan upon commercial operation of a particular solar energy facility. In addition, the Construction Loan to Term Loan Facility accrued a commitment fee at a rate equal to .50% per year of the daily unused amount of the commitment. As of June 30, 2021, the outstanding principal balances of the construction loan and term loan were $23.7 million and $12.5 million, respectively. As of December 31, 2020, the outstanding principal balances of the construction loan and term loan were $20.6 million and $6.2 million, respectively. As of June 30, 2021 and December 31, 2020, the Company had an unused borrowing capacity of $151.3 million and $160.7 million, respectively. The Construction Loan to Term Loan Facility includes various financial and other covenants for APACF and the Company, as guarantor. As of June 30, 2021 and December 31, 2020, the Company was in compliance with all such covenants, except the delivery of the audited consolidated financial statements of the Company for which the Company obtained a waiver to extend the financial statement reporting deliverable due date. The Company delivered the audited financial statements on August 11, 2021, before the extended reporting deliverable due date.

Financing Lease Obligations

On June 22, 2021, the Company, through its subsidiary Zildjian XI, sold two solar energy facilities located in Massachusetts with the total nameplate capacity of 4.3MW to a third party (“Lessor”) for a total sales price of $12.3 million. In connection with these transactions, the Company and the Lessor entered into master lease agreement under which the Company agreed to lease back solar energy facilities for an initial term of ten years. The proceeds received from the sale-leaseback transactions net of transaction costs of $0.6 million and prepaid rent of $3.1 million amounted to $8.6 million.

The master lease agreement provides for a residual value guarantee as well as a lessee purchase option, both of which are forms of continuing involvement and prohibit the use of sale leaseback accounting under ASC 840. As a result, the Company accounts for the transaction using the financing method by recognizing the sale proceeds as a financing obligation and the assets subject to the sale-leaseback remain on the balance sheet of the Company and are being depreciated. The aggregate proceeds have been recorded as a long-term debt within the condensed consolidated balance sheets.

The Company has recorded a financing obligation of $9.2 million, net of $0.6 million of deferred transaction costs, in the condensed consolidated balance sheet as of June 30, 2021. No payments were made under the financing obligation and interest expense for the six months ended June 30, 2021 was immaterial.

Cash Flows

For the Six Months Ended June 30, 2021 and 2020

The following table sets forth the primary sources and uses of cash and restricted cash for each of the periods presented below:

	Six Months Ended June 30,
	2021	2020
	(in thousands)
Net cash provided by (used in):
Operating activities	$9,485	$5,282
Investing activities	(13,371)	(26,599)
Financing activities	(2,170)	19,695

Net (decrease) increase in cash and restricted cash	$(6,056)	$(1,622)

Operating Activities

During the six months ended June 30, 2021 cash provided by operating activities of $9.5 million consisted primarily of net loss of $0.2 million adjusted for the net non-cash expense of $8.9 million and increase in net liabilities by $0.7 million.

During the six months ended June 30, 2020 cash provided by operating activities of $5.3 million consisted primarily of net loss of $0.4 million adjusted for the net non-cash expense of $7.2 million and decrease in net assets by $1.5 million.

Investing Activities

During the six months ended June 30, 2021, net cash used in investing activities was $13.4 million, consisting of $6.3 million of capital expenditures, $2.1 million of payments to settle the purchase price payable for the Solar Acquisition and $5.0 million to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired.

During the six months ended June 30, 2020, net cash used in investing activities was $26.6 million, consisting of $23.7 million of capital expenditures, $2.2 million to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired and $0.7 million of payments made to acquire new customers.

Financing Activities

Net cash used in financing activities was $2.2 million for the six months ended June 30, 2021, which consisted of $16.7 million to repay long-term debt, $8.4 million of paid dividends and commitment fees on Series A preferred stock, $1.1 million distributions to noncontrolling interests and $0.1 million of paid contingent consideration. Cash used in financing activities was partially off-set by $26.4 million of proceeds from issuance of long-term debt and $0.4 million of contributions from noncontrolling interest.

Net cash provided by financing activities was $19.7 million for the six months ended June 30, 2020, which consisted primarily of $55.2 million of proceeds from issuance of long-term debt, $7.5 million of proceeds from issuance of Series A preferred stock, and $23.9 million of contributions from noncontrolling interests. Cash provided by financing activities was partially off-set by $37.7 million to repay long-term debt, $1.0 million of debt issuance costs, $5.3 million of paid dividends and commitment fees on Series A preferred stock, $0.3 million of distributions to noncontrolling interests, and $0.1 million of paid contingent consideration.

For the Years Ended December 31, 2020 and 2019

The following table sets forth the primary sources and uses of cash and restricted cash for each of the periods presented below:

	Year Ended December 31,
	2020	2019
	(in thousands)
Net cash provided by (used in):
Operating activities	$12,296	$5,024
Investing activities	(171,342)	(97,036)
Financing activities	165,115	110,402

Net increase in cash and restricted cash	$6,069	$18,390

Operating Activities

During the year ended December 31, 2020 cash provided by operating activities of $12.3 million consisted primarily of net loss of $1.9 million adjusted for the net non-cash expense of $15.5 million and off-set by an increase in net liabilities by $1.3 million.

During the year ended December 31, 2019 cash provided by operating activities of $5.0 million consisted primarily of net loss of $8.6 million adjusted for the net non-cash expense of $11.5 million and an increase in net assets by $2.1 million.

Investing Activities

During the year ended December 31, 2020, net cash used in investing activities was $171.3 million, consisting of $36.6 million of capital expenditures, $110.7 million of consideration paid, net of cash acquired, for the Solar Acquisition, $23.4 million to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired, $0.9 million for customer and site lease acquisitions, and $0.3 million of other cash receipts from investing activities.

During the year ended December 31, 2019, net cash used in investing activities was $97.0 million, consisting of $57.2 million of capital expenditures, $36.8 million of to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired, and $3.0 million for customer and site lease acquisitions.

Financing Activities

Net cash provided by financing activities was $165.1 million for the year ended December 31, 2020, which consisted of $205.8 million of proceeds from issuance of long-term debt, $31.5 million proceeds from issuance of common stock and Series A preferred stock, $23.9 million of contributions from noncontrolling interests. Net cash provided by financing activities was partially off-set by $55.7 million to repay long-term debt, $22.5 million distribution to common equity stockholder, $13.0 million of paid dividends and commitment fees on Series A preferred stock, $1.6 million of debt issuance costs, $1.5 million paid to redeem noncontrolling interests, $1.3 million of distributions to noncontrolling interests, and $0.5 of paid contingent consideration.

Net cash provided by financing activities was $110.4 million for the year ended December 31, 2019, which consisted primarily of $291.8 million of proceeds from issuance of long-term debt, $176.5 million of proceeds from issuance of common stock and Series A preferred stock, $7.1 million of contributions from noncontrolling interests, and $5.8 million of contributions from common equity stockholder. Cash provided by financing activities was partially off-set by $249.7 million to repay long-term debt, $4.2 million of debt issuance costs, $111.4 million of distributions to common equity stockholder, $4.3 million of paid equity issuance costs, $0.9 million of distributions to noncontrolling interests, and $0.3 million paid to redeem noncontrolling interests.

Contractual Obligations and Commitments

We enter into service agreements in the normal course of business. These contracts do not contain any minimum purchase commitments. Certain agreements provide for termination rights subject to termination fees or wind down costs. Under such agreements, we are contractually obligated to make certain payments to vendors, mainly, to reimburse them for their unrecoverable outlays incurred prior to cancellation. The exact amounts of such obligations are dependent on the timing of termination, and the exact terms of the relevant agreement and cannot be reasonably estimated. As of June 30, 2021, we do not expect to cancel these agreements.

The Company has operating leases for land and buildings and has contractual commitments to make payments in accordance with site lease agreements.

Off-Balance Sheet Arrangements

The Company enters into letters of credit and surety bond arrangements with lenders, local municipalities, government agencies and land lessors. These arrangements relate to certain performance-related obligations and serve as security under the applicable agreements. As of June 30, 2021 and December 31, 2020, the Company had outstanding letters of credit and surety bonds totaling $8.3 million and $7.5 million, respectively. We believe the Company will fulfill the obligations under the related arrangements and do not anticipate any material losses under these letters of credit or surety bonds.

Critical Accounting Policies and Use of Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated annual financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, costs and expenses and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While the Company’s significant accounting policies are described in more detail in Note 2 to its consolidated financial statements included elsewhere in this proxy statement/prospectus, it believes the following accounting policies and estimates to be most critical to the preparation of its consolidated financial statements.

Variable Interest Entities

The Company consolidates all variable interest entities (“VIEs”) in which it holds a variable interest and is deemed to be the primary beneficiary of the variable interest entity. Generally, a variable interest entity, or VIE, is an entity with at least one of the following conditions: (a) the total equity investment at risk is insufficient to allow the entity to finance its activities without additional subordinated financial support, or (b) the holders of the equity investment at risk, as a group, lack the characteristics of having a controlling financial interest. The primary beneficiary of a VIE is an entity that has a variable interest or a combination of variable interests that provide that entity with a controlling financial interest in the VIE. An entity is deemed to have a controlling financial interest in a VIE if it has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company evaluates whether an entity is a VIE whenever reconsideration events as defined by the accounting guidance occur. See Note 7 to the Company’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Business Combinations and Acquisitions of Assets

The Company applies the definition of a business in ASC 805, Business Combinations, to determine whether it is acquiring a business or a group of assets. When the Company acquires a business, the purchase price is allocated to (i) the acquired tangible assets and liabilities assumed, primarily consisting of solar energy facilities and land, (ii) the identified intangible assets and liabilities, primarily consisting of favorable and unfavorable rate PPAs and REC agreements, (iii) asset retirement obligations (iv) non-controlling interests, and (v) other working capital items based in each case on their estimated fair values. The excess of the purchase price, if any, over the estimated fair value of net assets acquired is recorded as goodwill. The fair value measurements of the assets acquired and liabilities assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs include, but are not limited to, estimates of future power generation, commodity prices, operating costs, and appropriate discount rates. These inputs required significant judgments and estimates at the time of the valuation. In addition, acquisition costs related to business combinations are expensed as incurred.

When an acquired group of assets does not constitute a business, the transaction is accounted for as an asset acquisition. The cost of assets acquired and liabilities assumed in asset acquisitions is allocated based upon relative fair value. The fair value measurements of the solar facilities acquired and asset retirement obligations assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs include, but are not limited to, estimates of future power generation, commodity prices, operating costs, and appropriate discount rates. These inputs required significant judgments and estimates at the time of the valuation. Transaction costs incurred on an asset acquisition are capitalized as a component of the assets acquired.

Intangible Assets, Intangible Liabilities and Amortization

Intangible assets and intangible liabilities include favorable and unfavorable rate power purchase agreements (“PPAs”), net metering credit agreements (“NMCAs”), and renewable energy credits (“REC”) agreements as well as site lease issuance costs, and fees paid to third parties for acquiring customers. PPAs, NMCAs and REC agreements obtained through acquisitions are recorded at the estimated fair value as of the acquisition date and the difference between the contract price and current market price is recorded as an intangible asset or liability.

Amortization of intangible assets and liabilities is recorded within depreciation, amortization and accretion in the consolidated statements of operations. Third party costs necessary to enter into site lease agreements are amortized using the straight-line method ratably over 15-30 years based upon the term of the individual site leases. Third party costs necessary to acquire PPAs and NMCA customers are amortized using the straight-line method ratably over 15-25 years based upon the term of the customer contract. Estimated fair value allocated to the favorable and unfavorable rate PPAs and REC agreements are amortized using the straight-line method over the remaining non-cancelable terms of the respective agreements. The straight-line method of amortization is used because it best reflects the pattern in which the economic benefits of the intangibles are consumed or otherwise used up. The amounts and useful lives assigned to intangible assets acquired and liabilities assumed impact the amount and timing of future amortization. See Note 5, “Intangible Assets and Intangible Liabilities,” to the Company’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. These events and changes in circumstances may include a significant decrease in the market price of a long-lived asset; a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition; a significant adverse change in the business climate that could affect the value of a long-lived asset; an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; a current-period operating or cash flow loss combined with a history of such losses or a projection of future losses associated with the use of a long-lived asset; or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. For purposes of recognition and measurement of an impairment loss, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

When impairment indicators are present, recoverability is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived assets are considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the asset exceeds the fair market value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. For the years ended December 31, 2020 and 2019, there were no events or changes to circumstances that may indicate the carrying value of long-lived asset would not be recoverable, therefore, there was no impairment loss recognized for the years ended December 31, 2020 and 2019.

Asset Retirement Obligations

AROs are retirement obligations associated with long-lived assets for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. The Company recognizes the fair value of a liability for an ARO in the period in which it is incurred and when a reasonable estimate of fair value can be made.

Upon initial recognition of a liability for an ARO, the asset retirement cost is capitalized by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its future value, while the capitalized cost is depreciated over the useful life of the related asset. The Company’s AROs are primarily related to the future dismantlement of equipment on leased property. The Company records AROs as part of other non-current liabilities on its balance sheet. For further detail, see Note 15 to the Company’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Revenue Recognition

The Company derives its operating revenues principally from power purchase agreements, net metering credit agreements, solar renewable energy credits (“SRECs”), and performance based incentives.

Power Purchase Agreements

A portion of the Company’s power sales revenues is earned through the sale of energy (based on kilowatt hours) pursuant to terms of PPAs. PPAs that qualify as leases under ASC 840, Leases, or derivatives under ASC 815, Derivatives and Hedging, are not material and the majority of the Company’s PPAs are accounted for under ASC 606, Revenue from Contracts with Customers. The Company’s PPAs typically have fixed or floating rates and are generally invoiced on a monthly basis. The Company typically sells energy and related environmental attributes (e.g., renewable energy credits (“RECs”)) separately to different customers and considers the delivery of power energy under PPAs to represent a series of distinct goods that is substantially the same and has the same pattern of transfer measured by the output method. The Company applied the practical expedient allowing the Company to recognize revenue in the amount that the Company has a right to invoice which is equal to the volume of energy delivered multiplied by the applicable contract rate. For certain of the Company’s rooftop solar energy facilities, revenue is recognized net of immaterial pass-through lease charges collected on behalf of building owners.

Net Metering Credit Agreements

A portion of the Company’s power sales revenues are obtained through the sale of net metering credits under NMCAs. Net metering credits are awarded to the Company by the local utility based on kilowatt hour generation by solar energy facilities, and the amount of each credit is determined by the utility’s applicable tariff. The Company currently receives net metering credits from various utilities including Eversource Energy, National Grid Plc, and Xcel Energy. There are no direct costs associated with net metering credits, and therefore, they do not receive an allocation of costs upon generation. Once awarded, these credits are then sold to third party offtakers pursuant to the terms of the offtaker agreements. The Company views each net metering credit in these arrangements as a distinct performance obligation satisfied at a point in time. Generally, the customer obtains control of net metering credits at the point in time when the utility assigns the generated credits to the Company account, who directs the utility to allocate to the customer based upon a schedule. The transfer of credits by the Company to the customer can be up to one-month after the underlying power is generated. As a result, revenue related to NMCA is recognized upon delivery of net metering credits by the Company to the customer. The Company’s customers apply net metering credits as a reduction to their utility bills.

Solar Renewable Energy Certificate Revenue

The Company applies for and receives SRECs in certain jurisdictions for power generated by solar energy systems it owns. The quantity of SRECs is based on the amount of energy produced by the Company’s qualifying generation facilities. SRECs are sold pursuant to agreements with third parties, who typically require SRECs to comply with state-imposed renewable portfolio standards. Holders of SRECs may benefit from registering the credits in their name to comply with these state-imposed requirements, or from selling SRECs to a party that requires additional SRECs to meet its compliance obligations. The Company receives SRECs from various state regulators including: New Jersey Board of Public Utilities, Massachusetts Department of Energy Resources, and Maryland Public Service Commission. There are no direct costs associated with SRECs, and therefore, they do not receive an allocation of costs upon generation. The majority of individual SREC sales reflect a fixed quantity and fixed price structure over a specified term. The Company typically sells SRECs to different customers from those purchasing the energy under PPAs. The Company believes the sale of each SREC is a distinct performance obligation satisfied at a point in time and that the performance obligation related to each SREC is satisfied when each SREC is delivered to the customer.

Performance Based Incentives

Many state governments, utilities, municipal utilities and co-operative utilities offer a rebate or other cash incentive for the installation and operation of a renewable energy facility. Up-front rebates provide funds based on the cost, size or expected production of a renewable energy facility. Performance-based incentives provide cash payments to a system owner based on the energy generated by their renewable energy facility during a pre-determined period, and they are paid over that time period. The Company recognizes revenue from state and utility incentives at the point in time in which they are earned.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rate on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In evaluating if a valuation allowance is warranted, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations, refer to Note 17 to the Company’s consolidated financial statements included elsewhere in this proxy statement/prospectus for further details.

The preparation of consolidated financial statements in accordance with U.S. GAAP requires the Company to report information regarding its exposure to various tax positions taken by the Company. The Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including the resolution of any related appeals or litigation processes, based on the technical merits of the position. The uncertain tax position to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement, which could result in the Company recording a tax liability that would reduce net assets. The Company reviews and evaluates tax positions and determines whether or not there are uncertain tax positions that require financial statement recognition. Generally, tax authorities can examine all tax returns filed for the last three years.

Management believes that the Company has adequately addressed all relevant tax positions and that there are no unrecorded tax liabilities. As a result, no income tax liability or expense related to uncertain tax positions have been recorded in the accompanying consolidated financial statements.

The Company’s income tax expense, deferred tax assets and liabilities reflect management’s best assessment of estimated future taxes to be paid.

Noncontrolling Interests and Redeemable Noncontrolling Interests in Solar Facility Subsidiaries

Noncontrolling interests and redeemable noncontrolling interests represent third parties’ tax equity interests in the net assets of certain consolidated Solar Facility Subsidiaries, which were created to finance the costs of solar energy facilities under long-term operating agreements. The tax equity interests are generally entitled to receive substantially all the accelerated depreciation tax deductions and investment tax credits arising from Solar Facility Subsidiaries pursuant to their contractual shareholder agreements, together with a portion of these ventures’ distributable cash. The tax equity interests’ claim to tax attributes and distributable cash from Solar Facility Subsidiaries decreases to a small residual interest after a predefined ‘flip point’ occurs, typically the expiration of a time period or upon the tax equity investor’s achievement of a target yield. Because the tax equity interests’ participation in tax attributes and distributable cash from each Solar Facility Subsidiary is not consistent over time with their initial capital contributions or percentage interest, the Company has determined that the provisions in the contractual arrangements represent substantive profit-sharing arrangements. In order to reflect the substantive profit-sharing arrangements, the Company has determined that the appropriate methodology for attributing income and loss to the noncontrolling interests and redeemable noncontrolling interests each period is a balance sheet approach referred to as the Hypothetical Liquidation at Book Value (“HLBV”) method. Under the HLBV method, the amounts of income and loss attributed to the noncontrolling interests and redeemable noncontrolling interests in the consolidated statements of operations reflect changes in the amounts the third parties would hypothetically receive at each balance sheet date based on the liquidation provisions of the respective operating partnership agreements. HLBV assumes that the proceeds available for distribution are equivalent to the unadjusted, stand-alone net assets of each respective partnership, as determined under U.S. GAAP. The third parties’ noncontrolling interest in the results of operations of these subsidiaries is determined as the difference in the noncontrolling interests’ and redeemable noncontrolling interests’ claims under the HLBV method at the start and end of each reporting period, after considering any capital transactions, such as contributions or distributions, between the subsidiaries and third parties. The application of HLBV generally results in the attribution of pre-tax losses to tax equity interests in connection with their receipt of accelerated tax benefits from the Solar Facility Subsidiaries, as the third-party investors’ receipt of these benefits typically reduces their claim on the partnerships’ net assets.

Attributing income and loss to the noncontrolling interests and redeemable noncontrolling interests under the HLBV method requires the use of significant assumptions and estimates to calculate the amounts that third parties would receive upon a hypothetical liquidation. Changes in these assumptions and estimates can have a significant impact on the amount that third parties would receive upon a hypothetical liquidation. The use of the HLBV methodology to allocate income to the noncontrolling and redeemable noncontrolling interest holders may create volatility in the Company’s consolidated statements of operations as the application of HLBV can drive changes in net income available and loss attributable to noncontrolling interests and redeemable noncontrolling interests from quarter to quarter.

The Company classifies certain noncontrolling interests with redemption features that are not solely within the control of the Company outside of permanent equity on its consolidated balance sheets. Estimated redemption value is calculated as the discounted cash flows attributable to the third parties subsequent to the reporting date. Redeemable noncontrolling interests are reported using the greater of their carrying value at each reporting date as determined by the HLBV method or their estimated redemption value in each reporting period. Estimating the redemption value of the redeemable noncontrolling interests requires the use of significant assumptions and estimates. Changes in these assumptions and estimates can have a significant impact on the calculation of the redemption value. See Note 11, “Redeemable Noncontrolling Interest” to the Company’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company,” or an EGC, can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. CBAH has elected, and Altus expects to elect, to use the extended transition period for new or revised accounting standards during the period in which they or we, as applicable, remain an EGC.

We expect to remain an EGC until the earliest to occur of: (1) the last day of the fiscal year in which we, as applicable, have more than $1.07 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

Following the Transactions, we expect to be a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is expected to be less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after the Transactions if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our consolidated financial statements appearing at the end of this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to various market risks in our normal business activities. Market risk is the potential loss that may result from market changes associated with our business or with an existing or forecasted financial or commodity transactions.

Interest Rate Risk

Changes in interest rates create a modest risk because certain borrowings bear interest at floating rates based on LIBOR plus a specified margin. We sometimes manage our interest rate exposure on floating-rate debt by entering into derivative instruments to hedge all or a portion of our interest rate exposure on certain debt facilities. We do not enter into any derivative instruments for trading or speculative purposes. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and operating expenses and reducing funds available to capital investments, operations and other purposes. A hypothetical 10% increase in our interest rates on our variable debt facilities would not have a material impact on the value of the Company’s cash, cash equivalents, debt, net loss or cash flows.

Credit Risk

Financial instruments which potentially subject Altus to significant concentrations of credit risk consist principally of cash and restricted cash. Our investment policy requires cash and restricted cash to be placed with high-quality financial institutions and limits the amount of credit risk from any one issuer. We additionally perform ongoing credit evaluations of our customers’ financial condition whenever deemed necessary and generally do not require collateral.

Internal Control Over Financial Reporting

In connection with the preparation and audit of the Company’s consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended, material weaknesses were identified in its internal control over financial reporting. See the subsection titled “Risk Factors — Altus has identified material weaknesses in its internal control over financial reporting.”

INFORMATION ABOUT ALTUS

Unless the context otherwise requires, all references in this section to “Altus,” “we,” “us,” or “our” refer to Altus and its subsidiaries prior to the consummation of the merger.

Company Overview

Our mission is to create a clean electrification ecosystem, to drive the clean energy transition of our customers across the United States while simultaneously enabling the adoption of corporate ESG targets. In order to achieve our mission, we develop, own and operate solar generation, energy storage and electric vehicle (“EV”) charging facilities. We have the in-house expertise to develop, build and provide operations and management (“O&M”) and customer servicing for our assets. Our proprietary software platform, Gaia, provides data analytics for the operating assets and streamlines the customer experience from the initial outreach through the asset operations. The strength of our platform is enabled by premier sponsorship from Blackstone, which provides an efficient capital source and access to a network of portfolio companies, and CBRE, which provides direct access to their portfolio of owned and managed commercial and industrial (“C&I”) properties.

We are a developer, owner and operator of large-scale roof, ground and carport-based photovoltaic and energy storage systems, as well as electric vehicle charging facilities, serving commercial and industrial, public sector and community solar customers. We own systems across the United States from Hawaii to Vermont. Our portfolio consists of over 350 megawatts (“MW”) of solar photovoltaic (“PV”). We have both front-of-the-meter (direct grid tie) and behind-the-meter projects. We have over 300 C&I Customer Contracts and contracts with over 5,000 residential customers through community solar projects, a growth from 176 customers in 2015. We sell power on an as-generated basis from the systems directly to building occupants under these contracts, directly to the grid in Feed-In-Tariff (“FIT”) programs and to residential customers via community solar programs. We also participate in numerous renewable energy certificate (“REC”) programs throughout the country. We have experienced significant growth in the last 12 months as a product of organic growth and targeted acquisitions and currently operate in 17 states, providing clean electricity to our customers equal to the consumption of approximately 30,000 homes, displacing 273,000 tons of CO2 emissions per annum.

We own all of our solar systems, which we build and install, with equipment sourced from a wide variety of suppliers. We purchase all major components of the systems we construct, including solar modules, inverters, racking systems, transformers, medium voltage equipment, monitoring equipment and balance of system equipment. All of the labor for the construction of these systems is subcontracted under Altus’s standard contracts. We have grown by acquiring both operating and advanced stage solar projects. Once we acquire a project, we seek to become a more efficient owner and operator by leveraging the insights we have gained across our portfolio of projects to improve performance and maintenance. We also monitor our portfolio via a proprietary online platform, Gaia, which is connected to each of our sites. We are engaged in the O&M of our systems, and together with our O&M partners, work to ensure that our systems are running at the highest availability and capacity factors by analyzing weather and other site-specific performance data. Our technology department is engaged in creating and maintaining Gaia for use in day-to-day operations. Gaia enables us to track O&M issues, analyze production and weather data and manage the assets effectively. This software continues to evolve with our business and our technology team is dedicated to creating solutions as challenges arise.

We anticipate that the clean energy transition and consumers’ desire for clean electricity will continue to grow over time. Over 300 companies, many members of the Fortune 1000, have joined the RE100, a global corporate renewable energy initiative led by Climate Group and in partnership with CDP (formerly Climate Disclosure Project), bringing together the world’s most influential businesses committed to a 100% renewable electricity goal. Another 1,000 companies in the world have set emissions reductions targets through the Science Based Targets Initiative. We believe this increase in corporate demand to reduce greenhouse emissions will result in a need for more sources of clean electricity. According to Bloomberg New Energy Finance (“BNEF”), in 2020 solar generation and storage capacity only comprised approximately 8% of total U.S. capacity and this figure is expected to grow approximately 11.5x to a capacity of approximately 48% by 2050.

The clean energy transition in the U.S. has been further supported through government legislation. In 1983, California pioneered the renewable portfolio standards (“RPS”). Today, 30 states, Washington D.C. and three U.S. territories have adopted RPS with 21 of these states and Washington D.C. having additional credit multipliers, carve-outs, or both for certain energy technologies. Overall, U.S. federal policy has begun to shift in favor of curbing fossil fuel production and increasing support for clean energy transition. Further in support of this movement, President Biden’s administration has put forth various legislations, which if passed, are anticipated to include a stand-alone battery storage investment tax credit (“ITC”), EV and EV charging infrastructure tax incentives and further solar PV ITC extension. These policy tailwinds serve to further support market expansion of clean energy and electrification. Nevertheless, we believe we are already competitive without government subsidies, with levelized cost of energy (“LCOE”) for solar reaching attractive rates as compared to traditional generation.

Current renewable assets and generation methods in the U.S. are insufficient to meet the increasing demand for renewable energy. We believe it will be necessary to rapidly increase the scale and scope of renewable generation assets and portfolios in the U.S. in order to meet the various targets and commitments set by corporations and governments. We believe Altus is well equipped to help meet this demand through our position as an attractive partner for developers (e.g. due to our ability to source deals and our strategic asset financing structure) that allow us to create portfolios of assets. Our partnerships, in combination with our market-leading financing, allow us to develop and acquire assets that we expect will aid in the clean energy transition.

Source: Wood Mackenzie (“WoodMac”) - Annual Commercial Solar Asset Ownership Ranking as of December 31, 2020.

1. 410 MW is comprised of (a) operating and mechanically complete, (b) near-term construction expected to be completed by year-end 2021 and (c) near-term acquisitions expected to be consummated by year-end 2021.

We are one of the largest independent C&I solar platforms based on Company Owned MWs as illustrated above. We currently have over 350 MW of operating and mechanically complete assets with an additional 63 MW in near-term construction and acquisition assets we expect to be mechanically complete by year-end 2021. We have experienced a growth in C&I customers of around 60% and in residential customers of around 95% (compound annual growth rate) between 2015 and 2020. We currently operate in 17 states, three of which we have entered since 2019. We are currently pursuing over 45 distinct projects across those 17 states, including but not limited to, opportunities related to greenfield solar, storage and EV charging projects and potential acquisitions of project development rights from early stage developers and operating projects from existing owners. These 45 opportunities have the potential to comprise a 900+ MW pipeline.

We believe our robust and actionable pipeline is the result of our attractive positioning as a partner for third party acquisitions. We are often the preferred sponsor among institutional partners divesting operating solar portfolios. In addition, we have a national developer base with local expertise, which is beneficial in many markets where we are active. Park Avenue Solar Solutions (“PASS”), our wholly-owned in-house construction company provides expertise in asset development that aids the success of our pipeline projects. We believe that our ability to source deals, our strategic asset financing structure, combined with our positioning at the center of a transitioning economy, provide us with a competitive advantage and a unique position in the solar power industry.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus (“COVID-19”) a pandemic.

Our business operations have continued to function effectively during the pandemic. We are continuously evaluating the pandemic and are taking necessary steps to mitigate known risks. We will continue to adjust our actions and operations as appropriate in order to continue to provide safe and reliable service to our customers and communities while keeping our employees and contractors safe. Although the impact to the operations of the Company has been limited to date, given that COVID-19 infections remain prevalent in many states where we do business and the situation is evolving, we cannot predict the future impact of COVID-19 on our business. We considered the impact of COVID-19 on the use of estimates and assumptions used for financial reporting and noted there were no material impacts on our results of operations for the year ended December 31, 2020, as our operations and the delivery of our services to our customers has not been materially impacted. To date, we have not experienced significant reductions in sales volumes across our businesses, and we do not anticipate any significant reductions in sales volumes going forward.

The service and installation of solar energy systems has continued during the COVID-19 pandemic. This continuation of service reflects solar services’ designation as an essential service in all of our service territories. Currently, we do not anticipate an inability to install and service solar energy systems. However, if there are additional outbreaks of the COVID-19 virus or more stringent health and safety guidelines are adopted, the ability of Altus and our dealers to continue performing installations and service calls may be adversely impacted.

Throughout the COVID-19 pandemic, we have seen minimal impact to our supply chain as we have largely been able to successfully procure the equipment needed to service and install solar energy systems. We have established a geographically diverse group of suppliers, which helps ensure our customers have access to affordable and effective solar energy and storage options despite potential trade, geopolitical or event-driven risks. Currently, we do not anticipate an inability to source parts for our solar energy systems or energy storage systems. However, if supply chains become significantly disrupted due to additional outbreaks of the COVID-19 virus or more stringent health and safety guidelines are implemented, our ability to install and service solar energy systems could become adversely impacted.

There is considerable uncertainty regarding the extent and duration of governmental and other measures implemented to try to slow the spread of the COVID-19 virus, such as large-scale travel bans and restrictions, border closures, quarantines, shelter-in-place orders and business and government shutdowns. Some states that had begun taking steps to reopen their economies experienced a subsequent surge in cases of COVID-19, causing these states to cease such reopening measures in some cases and reinstitute restrictions in others. Restrictions of this nature have caused, and may continue to cause, us to experience operational delays and may cause milestones or deadlines relating to our exclusivity arrangements to be missed. To date, we have not received notices from our dealers regarding significant performance delays resulting from the COVID-19 pandemic. However, worsening economic conditions could result in such outcomes over time, which would impact our future financial performance. Further, the effects of the economic downturn associated with the COVID-19 pandemic may increase unemployment and reduce consumer credit ratings and credit availability, which may adversely affect new customer origination and our existing customers’ ability to make payments on their solar service agreements. Periods of high unemployment and a lack of availability of credit may lead to increased delinquency and default rates. We have not experienced a significant increase in default or delinquency rates to date. However, if existing economic conditions continue for a prolonged period of time or worsen, delinquencies on solar service agreements could increase, which would also negatively impact our future financial performance.

We cannot predict the full impact the COVID-19 pandemic or the significant disruption and volatility currently being experienced in the capital markets will have on our business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. The ultimate impact will depend on future developments, including, among other things, the ultimate duration of the COVID-19 pandemic, the distribution, acceptance and efficacy of COVID-19 vaccines, the depth and duration of the economic downturn and other economic effects of the COVID-19 pandemic, the consequences of governmental and other measures designed to prevent the spread of the COVID-19 virus, actions taken by governmental authorities, customers, suppliers, dealers and other third parties, our ability and the ability of our customers, potential customers and dealers to adapt to operating in a changed environment and the timing and extent to which normal economic and operating conditions resume. For additional discussion regarding risks associated with the COVID-19 pandemic, see “Risk Factors” elsewhere in this proxy statement/prospectus.

Competitive Strengths

Our competitive strengths include the below:

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Exceptional Leadership: We have a strong executive leadership team who has extensive experience in capital markets, solar development and solar construction, with over 20 years of experience each. Moreover, through the transaction structure, management and employees will continue to own a significant interest in the Company.

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Attractive Partner for Sellers: We have positioned ourselves as the preferred partner for asset owners and other counterparties looking to divest operating portfolios by providing a high level of execution certainty and offering an efficient process for deal completion.

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Standardized Contract Process: We have established an innovative approach to the development process. From site identification and customer origination through the construction phase, we’ve established a streamlined process enabling us to further create the scalability of our platform and significantly reduce the costs and time in the development process.

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Long-Term Captive Contracts: Our C&I solar generation contracts have a typical length of 20 years or longer. The average remaining life of our current contracts is approximately 18 years. These long-term value contracts create strong relationships with customers that allow us to cross-sell additional current and future products and services.

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Blackstone Financing: We have a market-leading cost of capital in an investment-grade rated scalable credit facility from Blackstone, which enables us to be competitive bidders in asset acquisition and development.

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CBRE Partnership: Our partnership with CBRE, the largest global real estate services company, provides us with a clear path to creating new customer relationships. CBRE is the largest manager of data centers and 90% of the Fortune 100 are CBRE clients, providing a significant opportunity for us to expand our customer base.

Our Strategy

We intend to leverage our competitive strengths and market position to become customers’ “one-stop-shop” for the clean energy transition.

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Service Offering Expansion: Using our existing customer and developer networks, we plan to continue to build out our EV charging and energy storage offerings and establish a position comparable to that of our C&I solar market position through our existing cross-sell opportunities.

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Expansion of Existing Software Capabilities: We plan to continue to grow our existing software capabilities, available through the Gaia platform, and leverage the data and analytic capabilities of CBRE. We intend to develop and create additional software tools that are capable of analyzing perspective customer properties to assist in identifying attractive opportunities for the Company and for customers.

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Customer-Base Growth: We will grow our customer base via client referrals and our customized, relationship-focused selling process. In addition, through our partner relationships with Blackstone and CBRE, we have access to their client relationships, portfolio companies and their strong brand recognition, increasing the number of customers we can support.

Industry

Electricity demand has been evolving for many years, but the evolution has accelerated with the renewable targets and decarbonization goals established by many corporations demanding a transition to clean electricity generation. The demand is coming from multiple industry segments including the public sector, the private sector and the residential customers. Historically the C&I market has been under-penetrated by traditional utility-scale solar PV providers due to the smaller scale of projects and difficulties associated with scaling nationally. We believe we are well equipped to drive the C&I growth segment of the solar PV market through our existing national partner footprint, efficient acquisition and deployment strategies and standardized approach to customer contracts and asset financing.

Corporate procurement of solar generation resources has increased 75% annually from 2013 to 2019 according to BNEF. Based on a 2020 WoodMac report, 48% of total C&I demand in the U.S. stems from Fortune 1000 companies, and this corporate demand is expected to drive 44 to 72 gigawatts (“GW”) of new renewables through 2030. The industry is also seeing a shift in technology that will enable solar to capture an estimated 65% of the total corporate renewable market through 2030 according to WoodMac.

Total Addressable Market

We believe the confluence of multiple clean energy trends creates a significant market opportunity. According to the U.S. Energy Information Administration (“EIA”), the U.S. spends $400 billion on electricity each year, of which $200 billion is spent on C&I. An additional $98 billion of investment will be required to meet the U.S.’s 2030 sustainability goals. Further, C&I customers are projected to spend over $6 trillion on electricity between now and 2050. In addition, our strategic partner and SPAC sponsor, CBRE, manages properties which spend $8 billion annually on electricity. According to WoodMac, only 5% of commercial rooftops are equipped with solar power systems. In 2020, a WoodMac report stated that from 2020 to 2030, U.S. cumulative installed C&I solar capacity is forecasted to grow by nearly 300%, from 17 GW to 48 GW. We believe the total addressable market for C&I in the United States is 214 GW.

Factors for Growth

Key drivers for the expansion of clean electricity include:

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Growing C&I Customer Demand for Renewable Energy – At present, the commercial solar market is greatly under-penetrated. According to a 2020 WoodMac report, only 5% of commercial rooftops are equipped with solar power systems, while installed C&I solar capacity is forecasted to grow approximately 12% per annum from 2020 to 2025.

Source: WoodMac and Solar Energy Industries Association (“SEIA”), U.S. Solar Market Insight (as of the end of the year 2020).

Units: GW. Includes rooftop and ground mount systems. Also includes community solar projections.

•	Community Solar Growth – 19 states and Washington D.C. provide active support to community solar through policy and programs according to the SEIA.

Units: GW.

•

Increased Battery Storage Demand – The “stackable” nature of behind-the-meter batteries is attractive to both customers and the suppliers. Batteries provide emergency back-up power while also managing demand charges and providing system capacity. As a result, households and commercial buildings in the U.S. may consume up to 54 gigawatt-hours (“GWh”) of storage capacity by 2030 according to BNEF. This anticipated growth in demand is also spurred by a FERC order allowing storage resources to participate in the wholesale market and ITCs, buoying renewable-plus-storage investments.

Source: BNEF Long-Term Energy Storage Outlook 2020. U.S. Battery Storage Capacity Installations.

Units: GWh.

•

Increased Electric Vehicle Adoption – According to BNEF, over the next 10 years alone, the spread of electric passenger and commercial vehicles in the U.S. may generate annual electricity demand near 100 TWh(1). We believe that the U.S. will meet this demand by growing public charging infrastructure connectors from approximately 90,000 to over 1.5 million by 2030, an increase of nearly 18x(2).

(1) 98.7 TWh projected in 2030.

(2) Includes commercial truck and bus charging connectors. Growth from ~89.7k in 2020 to 1.59mm in 2030.

Our Solution

Through our strategic capital deployment, we are able to build and operate clean energy systems on commercial properties, schools and municipal buildings. The electricity we generate, in combination with our proprietary software platform, Gaia, helps customers to reduce electricity bills, progress towards decarbonization targets and support resource management needs throughout the asset lifecycles. Our primary product offering includes the following:

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Power Purchase Agreements (“PPA”). Under power purchase agreements, or PPAs, we charge customers a cost per kilowatt hour based on the electricity production of the solar energy system, which is billed monthly. We also offer PPAs that include battery storage systems. PPAs typically have a term of either 20 or 25 years and are subject to annual price escalators. Over the term of the PPA, we operate the system and agree to maintain it in good condition. Customers who buy energy from us under PPAs are covered by our workmanship warranty equal to the length of the term of these agreements. 65% of our assets have a 1-4% PPA escalator.

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Net Metering Credit Agreements (“NMCA”). A portion of the Company’s power sales revenues are obtained through the sale of net metering credits (“NMC”) under NMCAs which typically have a term of 20 to 25 years. NMCs are awarded to the Company by the local utility based on kilowatt hour generation from the facilities. Once awarded, these credits are then sold to our customers pursuant to the terms of the agreements.

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Renewable Energy Credits. Certain facilities generate RECs as the systems produce electricity. RECs are sold pursuant to agreements with third parties. The majority of individual REC sales reflect a fixed quantity and fixed price structure over a specified term. The Company typically sells RECs to different customers from those purchasing the energy under PPAs. RECs are generated on a lag from underlying energy production and the exact timing can vary by market.

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Performance Based Incentives (“PBI”). The incentive fee work to reward systems that perform well, on a dollar per kilowatt hour basis. FIT programs are a typical way to structure PBIs. The process works by measuring the actual output of the system over a period of time.

Per year, we provide clean electricity to our customers that is equivalent to the electricity consumed by approximately 30,000 homes, thereby displacing 273,000 tons of CO2 emissions. We serve over 300 public and private entities in addition to approximately 5,000 residential customers helping them meet renewable goals or simply transition away from fossil fuel consumption.

Part of our attractiveness to these counterparties is our ability to ensure a high level of execution certainty. We anticipate that this ability to originate, source, develop and finance projects will ensure we can continue to grow and meet the needs of our customers.

As the clean energy ecosystem continues to develop and become more pervasive, we believe it will become even more important to have established direct connections with end customers. We have already established ourselves as one of the leading independent C&I solar platforms and our strong pipeline will support our maintenance of this position. We have also begun to further integrate the Company into the expanding clean ecosystem needs of customers through EV charging and energy storage offerings. We have established close relationships with our C&I customers through the use of long-term contracts with an average remaining life of approximately 18 years.

Our Gaia Platform

Gaia is our proprietary software system developed to provide a fully-integrated platform to manage assets throughout the development and operations lifecycles. Gaia creates value for customers on multiple levels:

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Centralized Asset Performance Tracking and Analytics. Gaia pulls real-time data acquisition systems (“DAS”) generation data for performance tracking to ensure solar systems maximize performance and meet baseline forecasts.

•	Asset Registry and Customer Data Management. Gaia assists users by warehousing all relevant project data, contracts and customer records in a centralized system.

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O&M Ticketing and Troubleshooting & Task Compliance and Management. Gaia software centralizes alarm monitoring, repair and warranty enforcement that records and logs all project specific issues and responses.

Our Value Proposition

Our service platform provides multiple advantages to our customers relative to the status quo:

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Lower electricity bills. Our streamlined process allows for solar energy credits to get directly applied to customer’s utility bill, which allows them to realize immediate savings. In addition, our PPAs are typically priced to include a day one savings as compared to the existing utility rates.

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Increase accessibility of clean electricity. Through our use of community solar we are able to provide clean electricity to customers who otherwise would not have been able to construct on-site solar (e.g. apartment and condominium customers). This increases the total addressable market and enables energy security for all.

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Supporting clean energy ecosystem. Demand for clean sources of electricity is anticipated to only increase. We strive to support our customers in their continued transition to the clean energy ecosystem through our solar PV and storage systems as well as our EV charging stations. We expect our continued growth and expansion of product offerings will allow us to support even more customers in this transition.

Commitment to Environmental, Social and Governance Leadership

At Altus, we believe that leadership in environment, social and governance (“ESG”) issues is central to our mission of creating a clean electrification ecosystem and driving the clean energy transition of our customers across the United States. We have taken and plan to continue to take steps to address the environmental and social risks and opportunities of our operations and products. As our ESG efforts progress, we plan to report how we oversee and manage ESG factors and evaluate our ESG objectives by using industry-specific frameworks such as the Sustainability Accounting Standards Board (“SASB”) and elements of the United Nations Sustainable Development Goals (“UN SDGs”). We plan to organize our ESG initiatives into three pillars, which, in turn, will contain focus areas for our attention and action:

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Our Environmental Pillar is focused on providing clean, affordable energy to our customers; maintaining a robust environmental management program that ensures we protect the environment, including in the communities where we operate; and helping to make our energy infrastructure more sustainable and resilient;

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Our Social Pillar is expected to focus on attracting and retaining the best talent and offering opportunities to progress their careers; ensuring a safety-first workplace for our employees through proper training, policies and protocols; and supporting ethical supply chains through our Supplier Code of Conduct;

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Our Governance Pillar is expected to focus on ensuring Board oversight and committee ownership of our enterprise risk management and sustaining a commitment to ethical business conduct, transparency, honesty and integrity.

All of our actions and each of our ESG pillars are, or are expected to be, underpinned by our vision to put clean energy in every business, every home and every electric vehicle.

Sales and Marketing

We sell our solar energy offerings through a scalable sales organization using a national developer base with local expertise, intermediaries that connect clients directly to Altus as well as our diverse partner network. We also generate sales volume through client referrals. Client referrals increase in relation to our penetration in a market and shortly after market entry become an increasingly effective way to market our solar energy systems. We believe that a customized, relationship-focused selling process is important before, during and after the sale of our solar services to maximize our sales success and customer experience and to generate relationships with developers that lead to repeat projects. We train our sales and marketing team in house to maximize this multi-pronged client development strategy.

Supply Chain

We purchase equipment, including solar panels, inverters and batteries from a variety of manufacturers and suppliers. If one or more of the suppliers and manufacturers that we rely upon to meet anticipated demand reduces or ceases production, it may be difficult to quickly identify and qualify alternatives on acceptable terms. In addition, equipment prices may increase in the coming years, or not decrease at the rates we historically have experienced, due to tariffs or other factors. For further information, please see the section entitled “Risk Factors” elsewhere in this proxy statement/prospectus.

Intellectual Property

We have filed trademark applications for “Altus” and the Altus logo, application numbers 90/730,855 and 90/731,002, respectively. Altus has registered domain names, including www.altuspower.com. Altus does not currently have any issued patents. Altus intends to file patent applications as we continue to innovate through our research and development efforts.

Regulatory

Although we are not regulated as a public utility in the United States under applicable national, state or other local regulatory regimes where we conduct business, we compete primarily with regulated utilities. As a result, we have developed and are committed to maintaining a policy team to focus on the key regulatory and legislative issues impacting the entire industry. We believe these efforts help us better navigate local markets through relationships with key stakeholders and facilitate a deep understanding of the national and regional policy environment.

To operate our systems, we obtain interconnection permission from the applicable local primary electric utility. Depending on the size of the solar energy system and local law requirements, interconnection permission is provided by the local utility directly to us and/or our customers. In almost all cases, interconnection permissions are issued on the basis of a standard process that has been pre-approved by the local public utility commission or other regulatory body with jurisdiction over net metering policies. As such, no additional regulatory approvals are required once interconnection permission is given.

Our operations are subject to stringent and complex federal, state and local laws, including regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended (“OSHA”), and comparable state laws that protect and regulate employee health and safety. We endeavor to maintain compliance with applicable OSHA and other comparable government regulations.

Government Incentives

Federal, state and local government bodies provide incentives to owners, distributors, system integrators and manufacturers of solar energy systems to promote solar energy in the form of rebates, tax credits, payments for renewable energy credits associated with renewable energy generation and exclusion of solar energy systems from property tax assessments. These incentives enable us to lower the price we charge customers for energy from, and to lease, our solar energy systems, helping to catalyze customer acceptance of solar energy as an alternative to utility-provided power. In addition, for some investors, the acceleration of depreciation creates a valuable tax benefit that reduces the overall cost of the solar energy system and increases the return on investment.

The federal government currently offers an investment tax credit (“Commercial ITC”) under Section 48(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for the installation of certain solar power facilities owned for business purposes. If construction on the facility began before January 1, 2020, the amount of the Commercial ITC available is 30%, if construction began during 2020, 2021, or 2022 the amount of the Commercial ITC available is 26%, and if construction begins during 2023 the amount of the Commercial ITC available is 22%. The Commercial ITC steps down to 10% if construction of the facility begins after December 31, 2023 or if the facility is not placed in service before January 1, 2026. The depreciable basis of a solar facility is also reduced by 50% of the amount of any Commercial ITC claimed. The Internal Revenue Service (the “IRS”) provided taxpayers guidance in Notice 2018-59 for determining when construction has begun on a solar facility. This guidance is relevant for any facilities which we seek to deploy in future years but take advantage of a higher tax credit rate available for an earlier year. For example, we have sought to avail ourselves of the methods set forth in the guidance to retain the 30% Commercial ITC that was available prior to January 1, 2020 by incurring certain costs and taking title to equipment in 2019 or early 2020 and/or by performing physical work on components that will be installed in solar facilities. From and after 2023, we may seek to avail ourselves of the 26% credit rate by using these methods to establish the beginning of construction in 2020, 2021, or 2022 and we may plan to similarly further utilize the program in future years if the Commercial ITC step down continues.

More than half of the states, and many local jurisdictions, have established property tax incentives for renewable energy systems that include exemptions, exclusions, abatements and credits. Approximately thirty states and the District of Columbia have adopted a renewable portfolio standard (and approximately eight other states have some voluntary goal) that requires regulated utilities to procure a specified percentage of total electricity delivered in the state from eligible renewable energy sources, such as solar energy systems, by a specified date. To prove compliance with such mandates, utilities must surrender solar renewable energy credits (“SRECs”) to the applicable authority. Solar energy system owners such as our investment funds often are able to sell SRECs to utilities directly or in SREC markets. While there are numerous federal, state and local government incentives that benefit our business, some adverse interpretations or determinations of new and existing laws can have a negative impact on our business.

Corporate Information

Altus Power, Inc. was originally formed as Altus Power America LLC as a limited liability company under the laws of the State of Delaware on September 4, 2013, converted to a corporation incorporated under the laws of the State of Delaware on October 10, 2014, and changed its name to Altus Power, Inc. on July 7, 2021. Our principal executive offices are located at 2200 Atlantic Street, 6th Floor, Stamford, CT 06902, and our telephone number is (203) 698-0090.

The Altus design logo, “Altus” and our other common law trademarks, service marks or trade names appearing in this proxy statement/prospectus are the property of Altus. Other trademarks and trade names referred to in this proxy statement/prospectus are the property of their respective owners.

Human Capital Resources

As of June 30, 2021, Altus had 30 employees, all of whom were full-time employees. As of June 30, 2021, none of Altus’s employees are represented by a labor union or are subject to a collective bargaining agreement. We believe that our employee relations are good.

In shaping our culture, we aim to combine a high standard of excellence, technological innovation and agility and operational and financial discipline. We believe that our flat and transparent structure and our collaborative and collegial approach enable our employees to grow, develop and maximize their impact on our organization. To attract and retain top talent in our highly competitive industry, we have designed our compensation and benefits programs to promote the retention and growth of our employees along with their health, well-being and financial security. Our short- and long-term incentive programs are aligned with key business objectives and are intended to motivate strong performance. Our employees are eligible for medical, dental and vision insurance, a savings/retirement plan, life and disability insurance, and various wellness programs and we review the competitiveness of our compensation and benefits periodically. As an equal opportunity employer, all qualified applicants receive consideration without regard to race, national origin, gender, gender identity, sexual orientation, protected veteran status, disability, age or any other legally protected status.

We seek to create an inclusive, equitable, culturally competent, and supportive environment where our management and employees model behavior that enriches our workplace. We plan to form a diversity and inclusion committee to help further these goals and objectives. This committee will focus on broadening recruitment efforts, increasing awareness of diversity and inclusiveness related issues through internal trainings and communications, and mentorship.

Legal Proceedings

The Company is a party to a number of claims and governmental proceedings which are ordinary, routine matters incidental to its business. In addition, in the ordinary course of business the Company periodically has disputes with vendors and customers. The outcomes of these matters are not expected to have, either individually or in the aggregate, a material adverse effect on the Company’s financial position or results of operations. As of August 11, 2021, Altus was not a party to any material legal proceedings.

DESCRIPTION OF CBAH’S SECURITIES

The following summary of the material terms of CBAH’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the third amended and restated certificate of incorporation is attached as Annex G to this proxy statement/prospectus. We urge you to read the third amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of CBAH’s securities following the business combination.

Authorized and Outstanding Stock

Pursuant to the third amended and restated certificate of incorporation, we are authorized to issue 990,000,000 shares of common stock, $0.0001 par value per share, including 988,591,250 shares of Class A common stock and 1,408,750 shares of Class B common stock, as well as 10,000,000 shares of preferred stock, $0.0001 par value per share.

As of the record date for the CBAH special meeting, there were (i) 40,250,000 shares of CBAH Class A common stock outstanding, (ii) 2,012,500 shares of CBAH Class B common stock outstanding and (iii) no shares of preferred stock outstanding.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the third amended and restated certificate of incorporation, the holders of CBAH Class A common stock shall be entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of each series of common stock shall not be entitled to vote on any amendment to the third amended and restated certificate of incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock, as applicable, if the holders of such affected series of preferred stock or other series of common stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the third amended and restated certificate of incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL. Except as otherwise required by law, holders of shares of Class B common stock shall be entitled to only such voting rights, if any, as are expressly granted by the third amended and restated certificate of incorporation.

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of capital stock having a preference over or the right to participate with the common stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of CBAH, dividends and other distributions may be declared and paid ratably on the common stock out of the assets of CBAH that are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine.

Liquidation, Dissolution and Winding Up

Upon dissolution, liquidation or winding up of CBAH, the change of control provisions of the third amended and restated charter shall be deemed to apply with respect to the shares of Class B common stock then outstanding, whether or not such dissolution, liquidation or winding up of CBAH constitutes a change of control thereunder, and after payment or provision for payment of the debts and other liabilities of CBAH and subject to the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of capital stock having a preference over or the right to participate with the common stock with respect to the distribution of assets of CBAH upon such dissolution, liquidation or winding up, the holders of common stock shall be entitled to receive the remaining assets of CBAH available for distribution to its stockholders ratably in proportion to the number of shares of common stock held by them.

Preemptive or Other Rights

The holders of CBAH Class A common stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the CBAH Class A common stock.

Capital Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem all or a portion of their public shares of CBAH Class A common stock upon the consummation of the business combination at a per-share price, payable in cash, equal to the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the business combination, subject to the limitations described herein. The Sponsor and CBAH’s officers and directors have agreed to waive their redemption rights with respect to their shares of common stock in connection with the consummation of the business combination.

The approval of the business combination requires the affirmative vote of a majority of the votes cast by holders of CBAH’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting (and satisfaction of the non-waivable condition that it is approved by a majority of the stockholders that are not affiliated with CBRE Group, Inc. or executive officers of CBAH).

The Sponsor and CBAH’s officers and directors have agreed to vote their shares of common stock in favor of the business combination and the other proposals described in this proxy statement/prospectus. As of the date of filing this proxy statement/prospectus, the Sponsor and our directors and officers do not currently hold any public shares. Public stockholders may elect to redeem their public shares whether they vote “FOR” or “AGAINST” the business combination.

Our amended and restated certificate of incorporation provides that we must complete our initial business combination by December 15, 2022 (or March 15, 2023 if we have executed a letter of intent, agreement in principle or definitive agreement for our business combination by December 15, 2022 but have not completed our business combination by December 15, 2022). If we have not completed our initial business combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Our Sponsor, officers and directors have waived their rights to liquidating distributions from the trust account with respect to their Alignment Shares if we fail to complete our initial business combination by December 15, 2022 (or March 15, 2023, as applicable). However, if our Sponsor, officers or directors acquire public shares after our initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

Our public stockholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (i) the completion of our initial business combination, and then only in connection with those public shares that such stockholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by December 15, 2022 (or March 15, 2023, as applicable) or (B) with respect to other specified provisions relating to stockholders’ rights or pre-initial business combination activity; and (iii) the redemption of all of our public shares if we have not completed our initial business combination by December 15, 2022 (or March 15, 2023, as applicable), subject to the limitations described herein. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights as described above.

SAILSM Securities

Each SAILSM security consists of one share of Class A common stock and one-fourth of one Redeemable Warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.00 per share, subject to adjustment as described in the warrant agreement. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of our Class A common stock. This means only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants have been issued upon separation of the SAILSM securities and only whole warrants are traded.

The shares of Class A common stock and warrants comprising the SAILSM securities began separate trading on February 1, 2021.

The SAILSM securities will automatically separate into their component parts and will not be traded after completion of our business combination.

Alignment Shares

The Alignment Shares are designated as shares of Class B common stock and are different from the shares of Class A common stock included in the SAILSM securities in several important ways, including that: (i) only holders of the Alignment Shares have the right to vote on the election of directors prior to our business combination, (ii) the Alignment Shares are subject to certain transfer restrictions, as described in more detail below, (iii) our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Alignment Shares and public shares they hold in connection with the completion of our business combination, (B) to waive their redemption rights with respect to any Alignment Shares and public shares they hold in connection with a stockholder vote to approve an amendment to the certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated a business combination by December 15, 2022 (or March 15, 2023, as applicable) or with respect to other specified provisions relating to stockholders’ rights or pre-business combination activity and (C) to waive their rights to liquidating distributions from the trust account with respect to any Alignment Shares they hold if we fail to complete our business combination by December 15, 2022 (or March 15, 2023, as applicable), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our business combination within such time period. If we submit our business combination to our public stockholders for a vote, our sponsor, officers and directors have agreed (and their permitted transferees will agree) to vote their Alignment Shares and any public shares purchased during or after our initial public offering in favor of our business combination; and (iv) on the last day of each measurement period (as defined below), which will occur annually over seven fiscal years following consummation of our business combination (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 201,250 of the shares of Class B common stock will automatically convert into shares of Class A common based upon the Total Return (as further described herein) of our outstanding equity capital as of the relevant measurement date above the price threshold.

The Alignment Shares are entitled to a number of votes representing 20% of our outstanding common stock prior to the completion of our business combination. Following completion of our business combination, the Alignment Shares will be entitled to only such voting rights, if any, as are expressly granted by the new certificate of incorporation of CBAH.

For so long as any Alignment Shares remain outstanding, we may not, without the prior written consent of the holders of a majority of the Alignment Shares then outstanding take certain actions such as to (i) amend, alter or repeal any provision of the third amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the CBAH Class B common stock, (ii) change our fiscal year, (iii) increase the number of directors on the board, (iv) pay any dividends or other distributions or effect any split on any of our capital stock, (v) adopt any stockholder rights plan, (vi) acquire any entity or business with assets at a purchase price greater than 10% or more of our total assets measured in accordance with generally accepted accounting principles in the United States or the accounting standards then used by us in the preparation of our financial statements, (vii) issue any shares of Class A common stock in excess of 5% of the number of our shares of Class A common stock outstanding upon the consummation of our initial public offering or that would otherwise require a stockholder vote pursuant to the rules of the stock exchange on which the shares of our Class A common stock are then listed or (viii) issue any shares of Class B common stock. As a result, the holders of the Alignment Shares may be able to prevent us from taking such actions that some public stockholders may believe are in our interest. Any action required or permitted to be taken at any meeting of the holders of Alignment Shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Alignment Shares were present and voted.

For purposes of this section, “distribution” means any payment of dividends, cash, other consideration or distribution of equity securities of the company or any of its affiliates to holders of our common stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock split, stock dividend, share distribution, rights offering or similar transaction. The fair market value of any distribution, other than cash, shall be determined in accordance with the third amended and restated certificate of incorporation.

The Alignment Shares create an incentive structure that we believe aligns the interests of all stakeholders and will reward sustained, long-term performance. We believe that this structure is more consistent with our sponsor’s long-term investment approach and different from the incentives for sponsors in most other special purpose acquisition companies. This long-term incentive structure for our sponsor and management team is reflected in the terms of the 2,012,500 Alignment Shares issued to our sponsor, directors and officers.

Alignment Shares Conversion

On the last day of each measurement period, which will occur annually over seven fiscal years following consummation of our business combination (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 201,250 Alignment Shares will automatically convert, subject to adjustment as described herein, into shares of our Class A common stock (“conversion shares”), as follows:

•

if the sum (such sum, the “Total Return”) of (i) the VWAP, calculated in accordance with “—Volume weighted average price” below, of shares of our Class A common stock for the final fiscal quarter in such measurement period and (ii) the amount per share of any dividends or distributions paid or payable to holders of our Class A common stock, the record date for which is on or prior to the last day of the measurement period, does not exceed the price threshold (as defined below), the number of conversion shares for such measurement period will be 2,013 shares of Class A common stock;

•

if the Total Return exceeds the price threshold but does not exceed an amount equal to 130% of the price threshold, then subject to the Conversion Cap (as defined below) the number of conversion shares for such measurement period will be equal to 20% of the difference between (a) the Total Return and (b) the price threshold multiplied by (I) 8.5% of the total number of issued and outstanding shares of CBAH Class A common stock on the Closing Date of the business combination (including shares issued in the Merger to Altus shareholders, shares issued in the PIPE Investment, and shares issued in CBAH’s IPO less any shares redeemed by public stockholders); provided that if the Backstop Commitment amount is greater than $100,000,000, the 8.5% of the foregoing formula shall be replaced with 9.5% (as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions after the Closing Date), the “Applicable Closing Share Count”), divided by (II) the Total Return; and

•

if the Total Return exceeds an amount equal to 130% of the price threshold, then subject to the Conversion Cap the number of conversion shares for such measurement period will be equal to the sum of: (a) 20% of the difference between (I) an amount equal to 130% of the price threshold and (II) the price threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return; plus (b) 30% of the difference between (I) the Total Return and (II) an amount equal to 130% of the price threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return.

•

Notwithstanding paragraphs 2 and 3 immediately above, in no event shall the number of conversion shares for any such measurement period be less than 2,013 shares of Class A common stock. If the provisions set forth in paragraphs 2 and 3 immediately above result in the number of conversion shares for any such measurement period being less than 2,013 shares of Class A common stock, then the number of conversion shares for such measurement period will be equal to 2,013 shares of Class A common stock.

•

Notwithstanding anything in this section, (i) the aggregate number of conversion shares shall be limited by a conversion cap determined as a percentage of the total number of issued and outstanding shares of CBAH Class A common stock at the closing of the Merger. Under the No Redemption Scenario, the conversion cap is expected to be at 8.5% of the total shares of CBAH Class A common stock outstanding at the closing of the Merger while under the Low Redemption Scenario, High Redemption Scenario and Maximum Redemption Scenario, the conversion cap is expected to be at 9.5% of the total shares of CBAH Class A common stock outstanding at the closing of the Merger (as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions after the Closing Date (together, the “Conversion Cap”), and all remaining shares of Class B common stock that cannot be converted into shares of Class A common stock as a result of the Conversion Cap being met shall collectively convert into one (1) Conversion Share (the “Remainder Conversion”).

•

The term “measurement period” means (i) the period beginning on the date of our business combination and ending with, and including, the first fiscal quarter following the end of the fiscal year in which we consummate our business combination and (ii) each of the six successive four-fiscal-quarter periods.

•

The “price threshold” will initially equal $10.00 for the first measurement period and will thereafter be adjusted at the beginning of each subsequent measurement period to be equal to the greater of (i) the price threshold for the immediately preceding measurement period and (ii) the VWAP for the final fiscal quarter of the immediately preceding measurement period (in each case of clause (i) and (ii), as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions).

•

The foregoing calculations will be based on our fiscal year and fiscal quarters, which may change as a result of our business combination. Each conversion of Alignment Shares will apply to the holders of Alignment Shares on a pro rata basis. If, upon conversion of any Alignment Shares, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to such holder.

We include the following hypothetical scenarios solely for the purpose of illustrating the number of shares of Class A common stock that would be issued upon conversion of the Alignment Shares during one measurement period, assuming the Applicable Closing Share Count is 70,000,000 (putatively comprised of 40,250,000 shares of Class A common stock included as part of the SAILSM securities sold in our initial public offering and an additional 29,750,000 shares of Class A common stock issued subsequent to our initial public offering), assuming the VWAP is $9.00 for the first fiscal quarter following the first fiscal year during which we consummate our business combination and assuming that no dividends or distributions have been paid or are payable on shares of Class A common stock during the initial measurement period, then the Total Return would be $9.00 per share and the 201,250 Alignment Shares would convert into 2,013 shares of Class A common stock following the close of the initial measurement period.

In contrast, assuming the VWAP is $11.00 for the first fiscal quarter following the first fiscal year during which we consummate our business combination (rather than $9.00) and dividends and distributions equal to $1.00 per share of Class A common stock were paid or payable during the initial measurement period (rather than no dividends or distributions), the Total Return would be $12.00, which exceeds the initial $10.00 price threshold, but is less than 130% of the initial $10.00 price threshold. The conversion value would be calculated as 20% of the $2.00 per share appreciation above $10.00, or $0.40 per share, multiplied by 70,000,000 shares of Class A common stock or $28,000,000. This conversion value would then be divided by the Total Return of $12.00, which yields 2,333,333 shares of Class A common stock. Thus, the 201,250 Alignment Shares would convert into 2,333,333 shares of Class A common stock following the close of the initial measurement period (subject to the Conversion Cap).

Continuing with the example above, at the end of the second measurement period, assuming the Total Return is $11.00, the 201,250 Alignment Shares at year end would convert into only 2,013 shares of Class A common stock because the Total Return for the second measurement period of $11.00 is less than the price threshold of $12.00. If the Total Return for the second measurement period was instead $16.00, then the 201,250 Alignment Shares would convert into 3,675,000 shares of Class A common stock. The Total Return of $16.00 would exceed the price threshold of $12.00 by $4.00, or a 33.3% increase. The conversion value would be calculated as the sum of (i) 20% of $3.60 (the excess over $12.00 of a price equal to 130% of $12.00), or $0.72, and (ii) 30% of $0.40 (the difference between the Total Return and 130% of $12.00), or $0.12, multiplied by 70,000,000 shares of Class A common stock or $58,800,000. Such amount would then divided by the Total Return of $16.00, which yields 3,675,000 shares of Class A common stock (subject to the Conversion Cap).

The tables below provide an illustration of the number of conversion shares each tranche of Alignment Shares shall convert into based on the Price Threshold and Total Return for a given measurement period, based on an Applicable Closing Share Count of 70,000,000 shares of Class A common stock:

Annual Conversion Shares

	Total Return ($)
Price Threshold ($)	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00
$10.00	2,013	2,013	2,013	1,272,727	2,333,333	3,230,769	4,500,000	5,600,000	6,562,500	7,411,764
$10.50	2,013	2,013	2,013	636,363	1,750,000	2,692,307	3,675,000	4,830,000	5,840,625	6,732,352
$11.00	2,013	2,013	2,013	2,013	1,166,666	2,153,846	3,000,000	4,060,000	5,118,750	6,052,941
$11.50	2,013	2,013	2,013	2,013	583,333	1,615,384	2,500,000	3,290,000	4,396,875	5,373,529
$12.00	2,013	2,013	2,013	2,013	2,013	1,076,923	2,000,000	2,800,000	3,675,000	4,694,117
$12.50	2,013	2,013	2,013	2,013	2,013	538,461	1,500,000	2,333,333	3,062,500	4,014,705
$13.00	2,013	2,013	2,013	2,013	2,013	2,013	1,000,000	1,866,666	2,625,000	3,335,294
$13.50	2,013	2,013	2,013	2,013	2,013	2,013	500,000	1,400,000	2,187,500	2,882,352
$14.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	933,333	1,750,000	2,470,588
$14.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	466,666	1,312,500	2,058,823
$15.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	875,000	1,647,058
$15.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	437,500	1,235,294
$16.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	823,529
$16.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	411,764
$17.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$17.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$18.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$18.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$19.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$19.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$20.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013

	Total Return ($)
Price Threshold ($)	$18.00	$19.00	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00
$10.00	8,166,666	8,842,105	9,450,000	10,000,000	10,500,000	10,956,521	11,375,000	11,760,000
$10.50	7,525,000	8,234,210	8,872,500	9,450,000	9,975,000	10,454,347	10,893,750	11,298,000
$11.00	6,883,333	7,626,315	8,295,000	8,900,000	9,450,000	9,952,173	10,412,500	10,836,000
$11.50	6,241,666	7,018,421	7,717,500	8,350,000	8,925,000	9,450,000	9,931,250	10,374,000
$12.00	5,600,000	6,410,526	7,140,000	7,800,000	8,400,000	8,947,826	9,450,000	9,912,000
$12.50	4,958,333	5,802,631	6,562,500	7,250,000	7,875,000	8,445,652	8,968,750	9,450,000
$13.00	4,316,666	5,194,736	5,985,000	6,700,000	7,350,000	7,943,478	8,487,500	8,988,000
$13.50	3,675,000	4,586,842	5,407,500	6,150,000	6,825,000	7,441,304	8,006,250	8,526,000
$14.00	3,111,111	3,978,947	4,830,000	5,600,000	6,300,000	6,939,130	7,525,000	8,064,000
$14.50	2,722,222	3,371,052	4,252,500	5,050,000	5,775,000	6,436,956	7,043,750	7,602,000
$15.00	2,333,333	2,947,368	3,675,000	4,500,000	5,250,000	5,934,782	6,562,500	7,140,000
$15.50	1,944,444	2,578,947	3,150,000	3,950,000	4,725,000	5,432,608	6,081,250	6,678,000
$16.00	1,555,555	2,210,526	2,800,000	3,400,000	4,200,000	4,930,434	5,600,000	6,216,000
$16.50	1,166,666	1,842,105	2,450,000	3,000,000	3,675,000	4,428,260	5,118,750	5,754,000
$17.00	777,777	1,473,684	2,100,000	2,666,666	3,181,818	3,926,086	4,637,500	5,292,000
$17.50	388,888	1,105,263	1,750,000	2,333,333	2,863,636	3,423,913	4,156,250	4,830,000
$18.00	2,013	736,842	1,400,000	2,000,000	2,545,454	3,043,478	3,675,000	4,368,000
$18.50	2,013	368,421	1,050,000	1,666,666	2,227,272	2,739,130	3,208,333	3,906,000
$19.00	2,013	2,013	700,000	1,333,333	1,909,090	2,434,782	2,916,666	3,444,000
$19.50	2,013	2,013	350,000	1,000,000	1,590,909	2,130,434	2,625,000	3,080,000
$20.00	2,013	2,013	2,013	666,666	1,272,727	1,826,086	2,333,333	2,800,000

Once the Conversion Cap is met, all remaining Alignment Shares that cannot convert due to the Conversion Cap will collectively convert into one Conversion Share. As a result, the maximum number of Conversion Shares that may be issued will be 14,986,250.

We believe our stakeholder-aligned carried interest structure gives us a competitive advantage in our ability to attract and negotiate a favorable transaction with a high-quality business. We believe that this competitive advantage arises from two key factors. First, our Alignment Shares will only provide our sponsor, officers and directors with significant value if our Class A common stock, following our business combination, experiences price appreciation, which we believe aligns our interests with the interests of both our public stockholders and continuing stockholders of any targets we may seek to acquire. Second, unlike founder shares in a typical SPAC, which can create significant stockholder dilution immediately upon a business combination, the Alignment Shares will convert into shares of our Class A common stock over a 7-year period, consistent with our long-term investment horizon. The structure incentivizes our sponsor, directors and officers to invest in a business where CBRE expects to have a strategic partnership and ties their economic interests to the long-term performance of the acquired company, not to short-term returns. Importantly, unlike most SPACs, our sponsor will receive a financial benefit that is directly coupled to the value that is created for the investors.

We include the following hypothetical scenarios solely for the purpose of illustrating the cumulative number of shares of Class A common stock that would be issued upon conversion of the Alignment Shares as a percentage of the total outstanding shares of Class A common stock given the assumptions set forth in the illustrations.

Assuming throughout the 7 year conversion period there are 157,750,000 total shares of Class A common stock outstanding (40,250,000 shares of Class A common stock included as part of the SAILSM securities sold in our initial public offering, an additional 27,500,000 shares of Class A common stock issued subsequent to our initial public offering and in connection with the business combination and 90,000,000 shares of Class A common stock issued to the sellers in the business combination) on each of the relevant measurement dates:

•

if the Total Return for each of the relevant measurement periods equates to 5.0% appreciation in the value of our Class A common stock, compounded annually, then upon the measurement date occurring in the fifth and the seventh years following the business combination, assuming (i) the Sponsor, officers and directors have not previously sold any shares of Class A common stock and (ii) no redemptions of the CBAH Class A common stock, the Sponsor, officers and directors’ percentage of the total shares of Class A common stock would equal 2.0% and 2.8%, respectively; and

•

if the Total Return for each of the relevant measurement periods equates to a 10.0% appreciation in the value of our Class A common stock, compounded annually, then upon the measurement date occurring in the fifth and the seventh years following the business combination, assuming the (i) Sponsor, officers and directors have not previously sold any shares of Class A common stock and (ii) no redemptions of the CBAH Class A common stock, the Sponsor officers and directors’ percentage of the total shares of our Class A common stock would equal 3.8% and 5.2%, respectively.

In a typical SPAC structure, the founder shares would convert into 20.0% of the CBAH Class A common stock issued in the initial public offering upon the consummation of the business combination. For comparison purposes to the scenarios above only, assuming the same 157,750,000 total shares of the CBAH Class A common stock outstanding, the founder shares of a typical SPAC would equate to 6.4% of the total shares of the CBAH Class A common stock. These shares of the CBAH Class A common stock would be immediately issued to the initial stockholders upon the consummation of the business combination, such shares would typically only be subject to a one year lock-up, and their number would hold no relationship to changes in the value of the equity of the post-business combination entity. In other words in a typical SPAC, the sponsor can generate a significant return, even if the return to public stockholders after the business combination remains flat or even is negative.

The outstanding Class A common stock share count, stock price appreciation and other assumptions in the foregoing illustrative scenarios are hypothetical and presented for illustrative purposes only, and the actual share count, stock price performance and other factors post-business combination may be significantly different.

The conversion shares will be deliverable no later than the tenth day following the last day of each applicable measurement period. The conversion shares will be delivered no later than 10:00 a.m., New York City time, on the date of issuance. We are required to publicly announce the number of conversion shares to be issued no less than two business days prior to issuance.

Volume Weighted Average Price

“VWAP” per share of our Class A common Stock on any trading day means the per share volume weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the company) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one share of Class A common stock on such trading day determined, using a volume weighted average method, by an independent financial advisor retained for such purpose by the company). “VWAP” for any period means the volume-weighted average of the respective VWAPs for the trading days in such period.

Change of Control

Upon a change of control, for the measurement period in which the change of control transaction occurs, the 201,250 Alignment Shares will automatically convert into conversion shares (on the business day immediately prior to such event), as follows:

•

if, prior to the date of such change of control, the Alignment Shares have already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least 5% of the Applicable Closing Share Count (the “5% Threshold Amount”), the number of conversion shares will equal the greater of (i) 2,013 shares of Class A common stock and (ii) subject to the Conversion Cap, the number of shares of Class A common stock that would be issuable based on the excess of the Total Return above the price threshold as described above with such Total Return calculated based on the purchase price or deemed value agreed upon in the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period;

•

if, prior to the date of the change of control, the Alignment Shares have not already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least the 5% Threshold Amount, subject to the Conversion Cap, the number of conversion shares will equal the greater of (i) the 5% Threshold Amount less any shares of Class A common stock previously issued upon conversion of Alignment Shares and (ii) the number of shares that would be issuable based on the excess of the Total Return above the price threshold described above with the Total Return calculated based on the purchase price or deemed value agreed upon in the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period; and

•

to the extent any remaining tranches of 201,250 Alignment Shares remain outstanding, all remaining tranches of 201,250 Alignment Shares will automatically convert into one (1) share of our Class A common stock.

A change of control is the occurrence of any one of the following: (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their respective employee benefit plans, (A) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common stock representing more than 50% of the voting power of our common stock and (B) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (A) has occurred; provided, however, that a “person” or “group” will not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (b) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of our common stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which all of the CBAH Class A common stock will be converted into cash, securities or other property or assets (including any combination thereof); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our or our consolidated assets, taken as a whole, to any person or entity (other than one of our wholly owned subsidiaries, and other than a pledge or hypothecation of assets (but not foreclosure in respect thereof)); provided, however, that a transaction described in clauses (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction will not be deemed to be a change of control pursuant to this clause (b); (c) our stockholders approve any plan or proposal for our liquidation or dissolution (other than a liquidation or dissolution that will occur contemporaneously with a transaction described in clause (b)(B) above); or (d) our Class A common stock ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (a) or (b) above will not constitute a change of control, if at least 90% of the consideration received or to be received by the holders of our common stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions, consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests into which the Alignment Shares convert.

Preferred Stock

The third amended and restated certificate of incorporation authorizes 10,000,000 shares of undesignated preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our board of directors to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public stockholders’ warrants

Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.00 per share, subject to adjustment as discussed below, at any time commencing on the later of (x) one year from the closing of our initial public offering and (y) 30 days after the completion of our business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants have been issued upon separation of the SAILSM securities and only whole warrants will be traded. Accordingly, unless you purchase at least four SAILSM securities, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares of Class A common stock upon exercise of a warrant, unless the shares of Class A common stock issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered exercising holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a SAILSM security containing such warrant will have paid the full purchase price for the SAILSM security solely for the share of Class A common stock underlying such SAILSM security.

We have agreed that as soon as practicable, but in no event later than twenty business days after the closing of our business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for registering the sale, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. We will use our commercially reasonable efforts to cause the same to become effective within 90 business days after the closing of our business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of our Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain an effective registration statement, but we will use our commercially reasonable efforts to register or qualify the shares for sale under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 90th business day after the closing of the business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares for sale under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price for a warrant by surrendering such warrant for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.389. The “fair market value” means the VWAP of the shares of our Class A common stock for the 10 trading days ending on, and including, the third trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants for cash

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	for cash at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public stockholders’ warrants—Anti-dilution adjustments”) for any 20 trading days within a 30 trading-day period ending on, and including, the third trading day prior to the date we send the notice of redemption to the warrant holders.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the issuance of the CBAH Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to our Class A common stock is available throughout the 30-day redemption period, unless the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.

We have established the last redemption criterion discussed above to prevent a redemption call unless there is a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) as well as the $11.00 (for whole shares) warrant exercise price before or after the redemption notice is issued.

Redemption of warrants when the per share price of Class A common stock equals or exceeds $10.00

Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

for cash at a price of at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of shares of our Class A common stock (as defined below) except as otherwise described below; and

•

if, and only if, the last reported sale price of shares of our Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) for any 20 trading days within a 30 trading-day period ending on, and including, the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the VWAP of shares of our Class A common stock for each of the 10 trading days ending on, and including, the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Pursuant to the warrant agreement, references above to shares of Class A common stock will be deemed to include a security other than shares of Class A common stock into which the shares of Class A common stock have been converted or exchanged for in the event we are not the surviving company in our business combination. The numbers in the table below will not be adjusted when determining the number of shares of Class A common stock to be issued upon exercise of the warrants if we are not the surviving entity following our business combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth under the heading “—Anti-dilution adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. In addition to any adjustments made pursuant to this paragraph, if the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of a share of Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.277	0.303	0.328	0.352	0.375	0.398	0.420	0.442	0.388
57 months	0.269	0.294	0.318	0.341	0.364	0.387	0.408	0.430	0.388
54 months	0.261	0.286	0.309	0.331	0.353	0.374	0.396	0.417	0.388
51 months	0.255	0.279	0.301	0.322	0.341	0.361	0.381	0.401	0.388
48 months	0.249	0.274	0.297	0.317	0.335	0.351	0.366	0.379	0.388
45 months	0.243	0.269	0.292	0.313	0.332	0.349	0.365	0.378	0.388
42 months	0.237	0.263	0.288	0.310	0.329	0.347	0.363	0.378	0.388
39 months	0.230	0.257	0.282	0.305	0.326	0.345	0.362	0.377	0.388
36 months	0.222	0.250	0.277	0.301	0.323	0.342	0.360	0.376	0.388
33 months	0.214	0.243	0.271	0.296	0.319	0.340	0.358	0.375	0.388
30 months	0.204	0.235	0.263	0.290	0.314	0.336	0.356	0.374	0.388
27 months	0.194	0.226	0.256	0.283	0.309	0.333	0.354	0.373	0.388
24 months	0.183	0.216	0.247	0.276	0.304	0.329	0.351	0.372	0.388
21 months	0.170	0.204	0.237	0.268	0.297	0.324	0.348	0.370	0.388
18 months	0.156	0.191	0.226	0.258	0.290	0.318	0.345	0.368	0.388
15 months	0.139	0.176	0.212	0.247	0.280	0.312	0.340	0.366	0.389
12 months	0.122	0.159	0.197	0.234	0.270	0.304	0.335	0.364	0.389
9 months	0.100	0.138	0.178	0.218	0.257	0.294	0.329	0.361	0.389
6 months	0.074	0.112	0.155	0.198	0.242	0.283	0.322	0.357	0.389
3 months	0.041	0.078	0.124	0.174	0.224	0.271	0.315	0.354	0.389
0 months	0.000	0.000	0.083	0.154	0.214	0.267	0.312	0.353	0.389

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the applicable “fair market value” of a share of our Class A common stock is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.294 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the applicable “fair market value” of a share of our Class A common stock is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.314 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.389 shares of Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the shares of Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of shares of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants for cash.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of our initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.00, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when such shares of Class A common stock were trading at a price higher than the exercise price of $11.00.

No fractional shares of Class A common stock will be issued upon exercise

If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our business combination), the warrants may be exercised for such other security. At such time as the warrants become exercisable for a security other than the shares of Class A common stock, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Cashless exercise

If we call the warrants for redemption as described above under “—Redemption of warrants for cash,” management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” over the exercise price of the warrants by (y) the fair market value. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our business combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Exercise limitation

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other percentage as a holder may specify from time to time in writing to us and the warrant agent) of the shares of Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments

If the number of outstanding shares of our Class A common stock is increased by a stock dividend payable in shares of Class A common stock to all or substantially all holders of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering made to all or substantially all holders of shares of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “fair market value” will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (A) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (B) for these purposes, “fair market value” means the VWAP of the shares of our Class A common stock for the 10 trading-day period ending on, and including, the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Class A common stock on account of such shares of Class A common stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a proposed business combination, (d) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a stockholder vote to amend the third amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation allow redemption in connection with our business combination or to redeem 100% of our public shares if we do not complete our business combination within 24 months (or 27 months, as applicable) from the closing of our initial public offering or (B) with respect to other specified provisions relating to the stockholders’ rights or pre-business combination activity, (e) as a result of the repurchase of shares of Class A common stock by us if a proposed business combination is presented to the stockholders for approval or (f) in connection with the redemption of our public shares upon our failure to complete our business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our Sponsor, directors or officers or their respective affiliates, without taking into account any shares of Class B common stock held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our business combination on the date of the consummation of our business combination (net of redemptions), and (z) the volume weighted average trading price of shares of our Class A common stock for the 20 trading-day period starting on the trading day prior to the day on which we consummate our business combination (such price, the “Market Value”) is below $9.20 per share, (i) the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 110% of the higher of the Market Value and the Newly Issued Price, (ii) the $18.00 per share redemption trigger price described above under “—Redemption of warrants for cash” and will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and (iii) the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the per share price of Class A common stock equals or exceeds $10.00” will be adjusted to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s third amended and restated certificate of incorporation or second amended and restated bylaws or as a result of the redemption of shares of Class A common stock by the company if a proposed business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of shares of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

No fractional warrants have been issued upon separation of the SAILSM securities and only whole warrants will be traded. If, upon the detachment of warrants from the SAILSM securities or otherwise, a holder of warrants would be entitled to receive a fractional warrant, we will round down to the nearest whole number the number of warrants to be issued to such SAILSM security holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Other provisions

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any defective provision or mistake, including conforming the provisions of the warrant agreement set forth in our initial public offering prospectus or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the registered holders of the warrants; provided that all other modifications or amendments, including any amendment to increase the warrant price or shorten the exercise period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the holders of at least 50% of the then outstanding public warrants. Notwithstanding the foregoing, the company may lower the warrant price or extend the duration of the exercise period, without the consent of the holders. You should review a copy of the warrant agreement, which has been filed as an exhibit to our initial public offering registration statement, for a complete description of the terms and conditions applicable to the warrants.

In the event that we elect to redeem the warrants, a notice of redemption shall be mailed by first class mail, postage prepaid, or delivered electronically through the facilities of DTC by us not less than 30 days prior to the redemption date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the books of the warrant agent.

The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they duly exercise their warrants. After the issuance of shares of CBAH Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of CBAH Class A common stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of CBAH Class A common stock to be issued to the warrant holder.

Voting limitation

The warrant agreement provides that no holder may vote more than 15% of the outstanding public warrants (measured on a beneficial basis and including such holder’s affiliates) unless consented to by us in writing to the warrant agent. In order to vote a public warrant, the beneficial owner thereof must identify itself and must represent that it together with its affiliates is not voting (on a beneficial basis) more than 15% of the outstanding public warrants based on the most recent disclosure by us in a filing with the SEC of the outstanding amounts of public warrants unless we allow a holder to vote greater than 15%.

Private Placement Warrants

The Private Placement Warrants are identical to the warrants included as part of the SAILSM securities except that, so long as they are held by our Sponsor, officers or directors or their respective permitted transferees, (i) they will not be redeemable by us (except as described above under “—Warrants—Public stockholders’ warrants—Redemption of warrants when the per share price of CBAH Class A common stock equals or exceeds $10.00”), (ii) they will not be transferable, assignable or salable until 30 days after the completion of our business combination (except, among other limited exceptions as described under our initial public offering registration statement’s section entitled “Principal Stockholders—Transfers of Alignment Shares and Private Placement Warrants,” to our officers and directors and other permitted transferees including persons or entities affiliated with our Sponsor), (iii) they may be exercised by the holders on a cashless basis, and (iv) they (including the shares of CBAH Class A common stock issuable upon exercise of these warrants) are entitled to registration rights. If the Private Placement Warrants are held by holders other than our Sponsor, officers or directors or their respective permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the SAILSM securities.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would generally pay the exercise price by surrendering his, her or its warrants for that number of shares of CBAH Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of CBAH Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of CBAH Class A common stock over the exercise price of the warrants by (y) the fair market value. For these purposes, the “fair market value” means the VWAP of the shares of CBAH Class A common stock for the 10 trading days ending on, and including, the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor, directors and officers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of CBAH Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended business combination, our Sponsor or an affiliate of our Sponsor may, but is not obligated to, loan us funds as may be required. Up to $3,000,000 principal amount of such loans may be convertible into Private Placement Warrants of the post business combination entity at a price of $1.50 principal amount such loans for each Private Placement Warrant at the option of our Sponsor. These warrants would be identical to the Private Placement Warrants.

Our Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the shares of CBAH Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our business combination, except that, among other limited exceptions as described under our initial public offering registration statement’s section entitled “Principal Stockholders—Transfers of Alignment Shares and Private Placement Warrants,” transfers can be made to our officers and directors and other permitted transferees including persons or entities affiliated with our Sponsor.

Dividends

We have not paid any cash dividends on shares of our common stock to date and do not intend to pay any cash dividends prior to the completion of our business combination. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our business combination. The payment of any cash dividends subsequent to our business combination will be within the discretion of our board of directors at such time. Any payment of dividends or other distributions will be subject to consent of holders of a majority of the then outstanding shares of Class B common stock. Further, if we incur any indebtedness in connection with our business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, fraud or bad faith of the indemnified person or entity.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

General

Altus is incorporated under the laws of the State of Delaware and the rights of Altus stockholders are governed by the laws of the State of Delaware, including the DGCL, Altus’s existing charter and Altus’s existing bylaws. As a result of the Merger, Altus stockholders who receive shares of CBAH common stock will become CBAH stockholders. CBAH is incorporated under the laws of the State of Delaware and the rights of CBAH stockholders are governed by the laws of the State of Delaware, including the DGCL, and as of the effective time of the Merger, the CBAH charter and the CBAH bylaws that will be effective at such time. Thus, following the Merger, the rights of Altus stockholders who become CBAH stockholders in the Merger will continue to be governed by Delaware law but will no longer be governed by Altus’s existing charter and Altus’s existing bylaws and instead will be governed by the CBAH charter and the CBAH bylaws that will be effective at such time.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Altus stockholders under Altus’s existing charter and Altus’s existing bylaws (left column), and the rights of CBAH stockholders under forms of the CBAH charter and the CBAH bylaws that will be effective as of, and following, the Merger (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Altus’s existing charter and Altus’s existing bylaws, and forms of such CBAH charter and CBAH bylaws, which are attached as Annex G and H, respectively, as well as the relevant provisions of the DGCL.

Altus	CBAH (as of and following the Merger)

Authorized Capital Stock

Altus is currently authorized to issue 10,000 shares of common stock, par value $1.00 per share. As of July 12, 2021, there were 1,029 shares of Altus common stock outstanding.

Altus is currently authorized to issue 1,000,000 shares of preferred stock, par value $0.01 per share, of which 310,000 shares are designated as Series A Redeemable Preferred Stock (“Altus Preferred Stock”). As of July 12, 2021, there were 208,000 shares of Altus Preferred Stock outstanding.

CBAH will be authorized to issue 1,000,000,000 shares of capital stock, consisting of (i) 988,591,250 shares of Class A common stock, par value $0.0001 per share, (ii) 1,408,750 shares of Class B common stock, par value $0.0001 per share, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share. We expect there will be 159,158,750 shares of CBAH common stock outstanding following the consummation of the Transactions, assuming no redemptions of CBAH public shares and no exercise of warrants.

Number of Directors

Altus’s board of directors will consist of no fewer than one (1) and no greater than five (5) directors. The number of directors will be determined by resolution of the board of directors or by the stockholders at the annual meeting or at a special meeting called for such purpose.

For so long as there are any outstanding shares of Altus Preferred Stock, following a triggering event as defined in the certificate of designations and for so long as such triggering event is outstanding, the total number of directors will be increased to no more than seven (7).

Subject to the rights of holders of any series of preferred stock then outstanding, the number of directors is fixed from time to time by resolution of the CBAH board of directors.

Altus	CBAH (as of and following the Merger)

Classified Board of Directors

All directors are elected annually, except that each director appointed by Blackstone will serve for so long as Blackstone continues to have the right to appoint such directors until his or her earlier death, resignation, retirement, disqualification or removal.

Pursuant to the CBAH charter and the Investor Rights Agreement, (i) the Sponsor has the right to nominate one director (the “Class B Director”), and (ii) holders of any series of preferred stock, voting separately as a series or together with one or more such other series, may elect additional directors (any such directors, the “Preferred Directors”) for as long as applicable.

The directors (other than the Class B Director and any Preferred Directors) shall be divided into three classes, with directors split as evenly as possible across the three classes.

Nomination Rights

Holders of Altus common stock are entitled to elect three (3) directors. Pursuant to the certificate of designations of Altus Preferred Stock, for so long as there are any outstanding shares of Altus Preferred Stock, Blackstone is entitled to appoint two (2) directors (“Series A Preferred Directors”), provided that, following any triggering event (as defined in the certificate of designations), for so long as the triggering event is outstanding, Blackstone is entitled to appoint two (2) additional directors.

Pursuant to the Investor Rights Agreement, (i) the Sponsor has the right to nominate one director, who will be the Class B Director, for as long as applicable, and (ii) Blackstone has the right to nominate one director for so long as it and its permitted transferees meet certain ownership requirements.

Upon conversion of all shares of the Sponsor’s CBAH Class B common stock to CBAH Class A common stock, the Sponsor has the right to nominate one director for as long as the Sponsor meets certain ownership requirements.

Filling Vacancies on the Board of Directors

Subject to the rights granted to the holders of Altus Preferred Stock, any newly-created directorship on the board of directors that results from an increase in the number of directors or any vacancy occurring in the board of directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority vote of the directors then in office (even if less than a quorum), by a sole remaining director or by the stockholders. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office will constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Court of Chancery of the State of Delaware may, upon application of any stockholder or stockholders holding at least	Subject to the rights of holders of any series of preferred stock then outstanding and except for the Class B Director, vacancies shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Altus	CBAH (as of and following the Merger)
ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Any vacancy or newly created directorship in the position of a Series A Preferred Director may be filled only by Blackstone.

Removal of Directors

Subject to the rights granted to the holders of Altus Preferred Stock, any director or the entire board of directors may be removed, with or without cause, by the affirmative vote of (i) the holders of 100% of the voting power of all the then-outstanding shares of Altus Common Stock and (ii) if any shares of Altus Preferred Stock remain outstanding as of such time, the holders of a majority in voting power of all the then-outstanding Altus Preferred Stock. For so long as any Altus Preferred Stock is outstanding, any Series A Preferred Directors shall only be removed, with or without cause, by Blackstone.	Any director may be removed for cause only by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of CBAH Class A common stock entitled to vote thereon, voting together as a single class.

Calling a Special Meeting of Stockholders

Except as otherwise required by law and subject to the rights of the holders of Altus Preferred Stock, special meetings of the stockholders for any purpose or purposes may be called at any time only by or at the direction of the board of directors or the Chair of the board of directors.

Subject to the rights of holders of any series of preferred stock, special meetings may only be called by or at the direction of the board of directors or chair of the board of directors.

Advance Notice of Stockholder Proposal or Nomination

None.	None.

Restrictions on Outside Compensation of Directors

No restrictions on outside compensation of directors.	No restrictions on outside compensation of directors.

Stockholder Action by Written Consent

Subject to delivery requirements, any action required to be taken at any annual meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	No action may be taken by stockholders via written consent, except (i) any action required or permitted to be taken by the holders of shares of CBAH Class B common stock (including the election or removal of the Class B Director or the filling of any vacancy of the Class B Director seat), or (ii) to the extent expressly provided by the applicable certificate relating to a series of preferred stock.

Altus	CBAH (as of and following the Merger)

Voting Requirements for Amendments to Charter

The Altus charter requires the affirmative vote of the holders of 66 2⁄3% of the voting power of all the then-outstanding shares of common stock entitled to vote thereon, to amend a provision of the charter. Under the certificate of designations of Altus Preferred Stock, the written consent of Blackstone is required to amend the charter in a manner that adversely affects Blackstone or otherwise impairs the rights or relative preferences and priorities of any holder of Altus Preferred Stock.

The CBAH charter requires a majority of the voting power of all the then outstanding shares of CBAH Class A common stock to amend Articles V, VI, VII, VIII and IX.

Holders of common stock are not entitled to vote on any amendment to the CBAH charter that relates solely to (i) the terms of one or more outstanding series of preferred stock, or (ii) a different series of common stock.

Voting Requirements for Amendments to Bylaws

The Altus charter requires the affirmative vote of the holders of 66 2⁄3% of the voting power of all the then-outstanding shares of common stock entitled to vote thereon, to amend a provision of the bylaws. Under the certificate of designations of Altus Preferred Stock, the written consent of Blackstone is required to amend the bylaws in a manner that adversely affects Blackstone or otherwise impairs the rights or relative preferences and priorities of any holder of Altus Preferred Stock.	The board of directors has the power to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the CBAH bylaws, provided that any bylaw provision inconsistent with the CBAH charter requires the majority voting power of all the then outstanding shares of CBAH Class A common stock.

Blank Check Preferred Stock

The board of directors is authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of preferred stock and the number of shares of such series.	The board of directors is authorized to issue preferred stock without shareholder approval.

Delaware Forum Selection Provision

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for specified actions, unless Altus consents in writing to an alternative forum. If and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware.	The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for specified actions, unless CBAH consents in writing to an alternative forum. These provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and CBAH’s stockholders cannot waive compliance with federal securities laws and the rules and regulations thereunder. The federal district courts are, to the fullest extent permitted by law, the exclusive forum for claims arising under the federal securities laws, including the Securities Act.

Altus	CBAH (as of and following the Merger)

Waiver of Corporate Opportunity

Altus recognizes that Blackstone and its affiliates may engage in the same or similar activities or related lines of business as those in which Altus engages. Under its charter, Altus waives the obligation of those parties or any directors, principals, members, officers, associated funds, employees and/or other representatives of Blackstone and its affiliates who serve as directors, officers or agents of Altus to refrain from engaging in the same or similar business activities or lines of business in which Altus or any of its affiliates engages or proposes to engage, or otherwise competing with Altus or any of its affiliates. Altus also waives, to the fullest extent permitted by law, any obligation of those parties and their affiliates to communicate or offer potential business opportunities to Altus.	CBAH recognizes and anticipates that members of the board of directors who are not employees of CBAH, any stockholder of CBAH that has the right to appoint a director under the Investor Rights Agreement, and affiliates of any such non-employee directors or any such stockholder may engage in a similar line of business as CBAH. CBAH waives the obligation of those parties and their affiliates to refrain from engaging in and possessing interests in any other business venture or from competing with CBAH. CBAH has also waived the obligation of those parties and their affiliates to bring potential business opportunities to CBAH, except for opportunities expressly offered to such party solely in his or her capacity as a director or officer of CBAH.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of CBAH’s Securities

Our SAILSM securities, each of which consists of one share of CBAH Class A common stock and one-fourth of one Redeemable Warrant, each whole Redeemable Warrant entitling the holder thereof to purchase one share of CBAH Class A common stock, began trading on NYSE under the symbol “CBAH.U” on December 11, 2020. On February 1, 2021, the CBAH Class A common stock and Redeemable Warrants began trading separately on NYSE under the symbols “CBAH” and “CBAH WS,” respectively. Each Redeemable Warrant entitles the holder to purchase one share of CBAH Class A common stock at a price of $11.00 per share, subject to adjustment. Redeemable Warrants may only be exercised for a whole number of shares of CBAH Class A common stock and will become exercisable on the later of (i) 30 days after the completion of an initial business combination and (ii) December 15, 2021. Our Redeemable Warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation as described herein.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, share CBAH Class A common stock and Redeemable Warrant as reported on NYSE for the periods presented. CBAH did not declare or pay any cash dividends during the periods presented.

	CBAH Class A common stock		Redeemable Warrants		SAILSM securities
Period	High	Low	High	Low	High	Low
2020:
Fourth Quarter(1)	$—	$—	$—	$—	$10.57	$10.00
2021:
First Quarter(2)	10.70	9.65	2.45	0.91	11.11	9.93
Second Quarter	10.10	9.71	1.08	0.80	10.38	9.94

(1)	The SAILSM securities began trading on the NYSE on December 11, 2020.
(2)	The CBAH Class A common stock and Redeemable Warrants began trading separately on the NYSE on February 1, 2021.

On July 12, 2021, the last trading date before the public announcement of the Transactions, the SAILSM securities, CBAH Class A common stock and Redeemable Warrants closed at $10.14, $9.85 and $1.33, respectively.

Dividend Policy

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness in connection with our initial business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to CBAH regarding (i) the actual beneficial ownership of our common stock as of October 27, 2021 (pre-business combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the business combination (post-business combination), assuming that no public shares are redeemed, and alternatively the maximum number of public shares of are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our current executive officers and directors;

•	each person who will become a named executive officer or director of the post-combination company; and

•	all executive officers and directors of CBAH, as a group, and of the post-combination company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of (i) our common stock pre-business combination is based on 42,262,500 shares of common stock issued and outstanding as of October 27, 2021 and (ii) our common stock post-business combination is based on 159,158,750 shares of common stock issued and outstanding assuming that no public shares are redeemed, and 133,908,750 shares of common stock issued and outstanding assuming that the maximum number of public shares are redeemed. The maximum number of public shares assumed to be redeemed is calculated as assuming all 40,250,000 outstanding public shares will be redeemed. The beneficial ownership of our common stock post-business combination assumes that immediately prior to the effective time of the Merger there are an aggregate 1,029 shares of Altus Common Stock outstanding. Except as specified below, the table below excludes shares of CBAH Class A common stock issuable upon the exercise of warrants.

Unless otherwise noted, the business address of each of the following entities or individuals is c/o CBRE Acquisition Holdings, Inc., 2100 McKinney Avenue Suite 1250, Dallas, Texas.

Beneficial Ownership Table

					Securities Beneficially Owned After the Transactions(2)
	Securities Beneficially Owned Prior to the Transactions(1)				Assuming No Redemptions		Assuming Maximum Redemptions
Name of Beneficial Owner	Shares of Class A common stock(3)	% of Class A common stock(4)	Shares of Class B common stock(3)	% of Class B common stock	Shares of Class A common stock(3)	% of Class A common stock(4)	Shares of Class A common stock(3)	% of Class A common stock(4)	Shares of Class B common stock(3)	% of Class B common stock
CBAH Five Percent Holders Prior to the Transactions
CBRE Acquisition Sponsor, LLC(5)	—	—	1,811,250	90.0%	7,000,000	4.4%	22,000,000	16.4%	1,267,875	90.0%
D1 Capital Partners L.P.(6)	3,000,000	7.5%	—	—	3,000,000	1.9%	—	—	—	—
Empyrean Capital Overseas Master Fund, Ltd.(7)	2,064,511	5.1%	—	—	2,064,511	1.3%	—	—	—	—
Integrated Core Strategies (US) LLC(8)	2,502,600	6.2%	—	—	2,502,600	1.6%	—	—	—	—

CBAH Directors and Executive Officers Prior to the Transactions
Robert E. Sulentic(9)	10,000	*	—	—	10,000	*	—	—	—	—
William F. Concannon(10)	—	—	20,125	1.0%	100,000	*	100,000	*	14,087.5	1.0%
Cash J. Smith	—	—	100,625	5.0%	—	—	—	—	70,437.5	5.0%
Emma E. Giamartino	—	—	—	—	—	—	—	—	—	—
David S. Binswanger(11)	—	—	20,125	1.0%	—	—	—	—	14,087.5	1.0%
Sarah E. Coyne(12)	—	—	20,125	1.0%	—	—	—	—	14,087.5	1.0%
Jamie J. Hodari(13)	—	—	20,125	1.0%	—	—	—	—	14,087.5	1.0%
Michael J. Ellis	—	—	20,125	1.0%	—	—	—	—	14,087.5	1.0%
All directors and executive officers as a group (8 individuals)	10,000	*	201,250	10.0%	110,000	*	100,000	*	140,875	10.0%

CBAH Five Percent Holders After the Transactions
CBRE Acquisition Sponsor, LLC(5)	—	—	1,811,250	90.0%	7,000,000	4.4%	22,000,000	16.4%	1,267,875	90.0%
GSO Altus Holdings LP.(18)	—	—	—	—	28,775,822	18.1%	28,775,822	21.5%	—	—
Gregg Felton(14)	—	—	—	—	23,829,751	15.0%	23,829,751	17.8%	—	—
Lars Norell(15)	—	—	—	—	28,867,215	18.1%	28,867,215	21.6%	—	—

CBAH Directors and Executive Officers After the Transactions
Gregg Felton(14)	—	—	—	—	23,829,751	15.0%	23,829,751	17.8%	—	—
Lars Norell(15)	—	—	—	—	28,867,215	18.1%	28,867,215	21.6%	—	—
Anthony Savino(16)	—	—	—	—	4,792,756	3.0%	4,792,756	3.6%	—	—
Dustin Weber(17)	—	—	—	—	1,775,929	1.1%	1,775,929	1.3%	—	—
Christine Detrick	—	—	—	—	100,000	*	100,000	*	—	—
Richard Peretz	—	—	—	—	20,000	*	20,000	*	—	—
Sharon Daley	—	—	—	—	—	—	—	—	—	—
Robert Horn	—	—	—	—	—	—	—	—	—	—
Sarah E. Coyne(12)	—	—	20,125	1.0%	—	—	—	—	14,087.5	1.0%
William F. Concannon(10)	—	—	20,125	1.0%	100,000	*	100,000	*	14,087.5	1.0%
All directors and executive officers as a group (10 individuals)	—	—	40,250	2.0%	59,485,651	37.4%	59,485,651	44.4%	28,175	2.0%

*	Less than 1%
(1)

For a given named beneficial owner, to the extent applicable, shares of common stock beneficially owned prior to the Transactions excludes shares of common stock issuable upon exercise of warrants (which are not exercisable prior to the Transactions) held by such beneficial owner.
(2)

The “Assuming No Redemptions” column presentation assumes that no CBAH public stockholder exercises redemption rights with respect to its public shares for a pro rata portion of the funds in CBAH’s trust account and the “Assuming Maximum Redemptions” column presentation assumes that CBAH public stockholders holding 40,250,000 of CBAH’s public shares (i.e., all of CBAH’s public shares) exercise their redemption rights and that such shares are redeemed for their pro rata share of the funds in CBAH’s trust account.

(3)

Reflects the aggregate number of shares of CBAH Class A common stock and CBAH Class B common stock beneficially owned by such beneficial owner prior to the Transactions and the aggregate number of shares of CBAH Class A common stock beneficially owned by such beneficial owner after the Transactions.

(4)

Reflects the percentage of the total number of outstanding shares of CBAH Class A common stock and CBAH Class B common stock beneficially owned by such beneficial owner prior to the Transactions and the percentage of the total number of outstanding shares of CBAH Class A and CBAH Class B common stock beneficially owned by such beneficial owner after the Transactions.

(5)

Interests shown consist of 1,267,875 shares of CBAH Class B common stock and between 7,000,000 and 22,000,000 shares of CBAH Class A common stock (depending on the number of CBAH public shares redeemed) after the Transactions and consummation of the PIPE Investment. Excludes 7,237,749 Private Placement Warrants that were not exercisable within 60 days of October 27, 2021. The sole member of CBRE Acquisition Sponsor, LLC is CBRE Services, Inc., which is a wholly-owned subsidiary of CBRE. CBRE is a publicly traded company.

(6)

Solely based on information in a Schedule 13G filed with the SEC on February 16, 2021 by D1 Capital Partners L.P. and Daniel Sundheim. The Schedule 13G indicates that as of December 31, 2020, D1 Capital Partners L.P. and Daniel Sundheim were the beneficial owners of 3,000,000 shares of CBAH Class A common stock, with shared voting power and dispositive power as to all 3,000,000 shares. The principal business address for these persons is c/o D1 Capital Partners L.P. 9 West 57th Street, 36th Floor, New York, New York 10019.

(7)

Solely based on information in a Schedule 13G filed with the SEC on January 25, 2021 by Empyrean Capital Overseas Master Fund, Ltd., Empyrean Capital Partners, LP and Amos Meron. The Schedule 13G indicates that as of December 31, 2020, Empyrean Capital Overseas Master Fund, Ltd., Empyrean Capital Partners, LP and Amos Meron were the beneficial owners of 2,064,511 shares of CBAH Class A common stock, with shared voting power and dispositive power as to all 2,064,511 shares. The principal business address of these persons is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.

(8)

Solely based on information in a Schedule 13G/A filed with the SEC on January 11, 2021 by Integrated Core Strategies (US) LLC, Riverview Group LLC, ICS Opportunities, Ltd., Millennium International Management LP, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (collectively, the “Integrated Core Strategies Parties”). The Schedule 13G/A indicates that as of December 31, 2020, the Integrated Core Strategies Parties collectively beneficially owned 2,502,600 shares of CBAH Class A common stock in the aggregate. The principal business address of the Integrated Core Strategies Parties is c/o Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103.

(9)

Consists of shares held through Sulentic Family Holdings, LLC. Excludes 2,500 Public Warrants held through Sulentic Family Holdings, LLC that were not exercisable within 60 days of October 27, 2021. Mr. Sulentic is a direct beneficial owner of the shares held by Sulentic Family Holdings, LLC.

(10)	Consists of shares held by a family-owned limited liability company.
(11)	Consists of shares held by the R&DBIG Trust. Mr. Binswanger disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(12)	Consists of shares held by ValueAct Capital Master Fund, L.P. Ms. Coyne disclaims beneficial ownership of such shares for purposes of Section 16 under the Exchange Act.
(13)	Consists of shares held by Pine Ridge 287, LLC. Mr. Hodari disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(14)

Consists of shares held through vehicles or trusts, including: (i) 13,104,687 shares held by Felton Asset Management LLC, for which Mr. Felton is the managing member and (ii) an aggregate of 10,725,064 shares held across two irrevocable trusts for the benefit of Mr. Felton’s children.

(15)

Consists of shares held through vehicles or trusts, including: (i) 21,741,763 shares held by Start Capital LLC, for which Mr. Norell is the managing member, (ii) 2,850,181 shares held by Start Capital Trust, for the benefit of Mr. Norell’s children and (ii) an aggregate of 4,275,271 shares held across three irrevocable trusts for the benefit of Mr. Norell’s children.

(16)	Includes an aggregate of 1,132,522 shares held across three irrevocable trusts for the benefit of Mr. Savino’s children. A portion of Mr. Savino’s shares are restricted and subject to forfeiture.
(17)	A portion of Mr. Weber’s shares are restricted and subject to forfeiture.
(18)

GSO Altus Holdings LP (the “GSO Entity”) directly holds the reported shares of common stock. GSO Altus Holdings Associates LLC is the general partner of the GSO Entity. GSO Holdings I L.L.C. is the managing member of GSO Altus Holdings Associates LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Entity. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Class C common stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities held directly by the GSO Entity (other than the GSO Entity to the extent of their direct holdings). The business address of the GSO Entity is c/o Blackstone Alternative Credit Advisors LP, 345 Park Avenue, 31st Floor, New York, New York 10154.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CBAH Related Party Transactions

On October 13, 2020, our Sponsor purchased 100 shares of undesignated common stock for an aggregate purchase price of $100, or $1.00 per share. On November 6, 2020, our Sponsor purchased an aggregate of 2,300,000 shares of our Class B common stock for an aggregate purchase price of $25,000, or approximately $0.01 per share. On November 27, 2020, 287,500 of such shares were forfeited by the holder thereof. Prior to the initial investment in the Company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible. In connection with our initial public offering, our Sponsor sold 20,125 Alignment Shares and 18,417 Private Placement Warrants to each of our directors (other than Ms. Giamartino and Mr. Sulentic), or their respective designees. In addition, our Sponsor sold 100,625 Alignment Shares and 36,833 Private Placement Warrants to one of our officers, Cash J. Smith. As of December 31, 2020, our Sponsor, directors and officers collectively owned approximately 5% of our outstanding shares of common stock, but will be entitled to 20% of the voting power of the common stock and will have the right to elect all of our directors prior to our business combination.

In connection with the consummation of our initial public offering and the issuance and sale of the SAILSM securities, we consummated the private placement of 7,366,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, each exercisable to purchase one share of CBAH Class A common stock at $11.00 per share, generating total proceeds of approximately $11,050,000. The Private Placement Warrants (including the CBAH Class A common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of our initial business combination.

The Alignment Shares, Private Placement Warrants and any shares of CBAH Class A common stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to certain lock-up provisions. See “Certain Other Agreements Relating to the Transactions.”

Related Party Notes

Prior to the consummation of our initial public offering, our Sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses related to the organization of our Company and our initial public offering. As of December 15, 2020 the outstanding balance on the loan was $215,316. This loan was non-interest bearing, unsecured and due at the earlier of June 30, 2021 and the IPO Closing Date. This loan was repaid upon the consummation of our initial public offering out of the $1,500,000 of offering proceeds that had been allocated for the payment of offering expenses (other than underwriting commissions) not held in the trust account.

On February 16, 2021, the Company entered into a Second Amended and Restated Promissory Note with our Sponsor, with borrowing capacity up to $3,000,000, in order to finance transaction costs in connection with an intended business combination. The note is non-interest bearing and the unpaid principal balance of the promissory note shall be payable on the earlier of: (i) the consummation of a business combination and (ii) December 31, 2022 (or March 31, 2023, if applicable). The principal amount of such loans may be convertible into Private Placement Warrants of the post-business combination entity at a price of $1.50 per warrant at the option of our Sponsor. These warrants would be identical to the Private Placement Warrants. As of June 30, 2021, $1,100,00 was outstanding under the note. On August 12, 2021, the Company borrowed an additional $1,900,000 under the note, for total outstanding borrowings of $3,000,000.

In order to fund working capital deficiencies or to finance transaction costs in connection with an intended business combination, our Sponsor, an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us additional funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. Otherwise, such loans may be repaid only out of funds held outside the trust account. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. Up to $3,000,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to our Sponsor. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

Our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any reasonable out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of reasonable out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Registration Rights

The holders of the Alignment Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, have registration rights that require us to register a sale of any of our securities held by them pursuant to a registration and stockholder rights agreement entered into in connection with the consummation of our initial public offering. These holders are entitled to make demands that we register such securities for sale under the Securities Act. In addition, these holders have certain “piggy-back” registration rights to include such securities in other registration statements filed by us and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the costs and expenses incurred in connection with filing any such registration statements.

Administrative Services Agreement

We have entered into an agreement with an affiliate of our Sponsor, pursuant to which we will pay a total of $10,000 per month for office space, administrative and support services to such affiliate. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. Accordingly, in the event the consummation of our initial business combination takes the maximum 24 months (or 27 months, as applicable), an affiliate of our Sponsor will be paid a total of $240,000 or $270,000, if applicable ($10,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, Altus, Sponsor, CBAH and certain officers of CBAH (such officers, together with the Sponsor, the “Sponsor Parties”) entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, each Sponsor Party agrees to, among other things, vote in favor of the CBAH Stockholder Meeting Proposals and to not redeem or transfer any shares of CBAH common stock or warrants to purchase shares of CBAH common stock, subject to certain exceptions set forth therein. The Sponsor Support Agreement also provides Altus a direct enforcement right of CBAH’s and the Sponsor’s obligations under the applicable PIPE Subscription Agreement. Please see the section entitled “Certain Other Agreements Relating to the Transactions — Sponsor Support Agreement.”

Altus Stockholders Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, Blackstone, a vehicle controlled by Lars Norell, a vehicle controlled by Gregg Felton, Anthony Savino, Altus Holdings and Altus Management Holdings (collectively, the “Altus Supporting Stockholders”) entered into a Support Agreement (the “Altus Stockholders Support Agreement”) with CBAH, First Merger Sub and Second Merger Sub pursuant to which each Altus Supporting Stockholder agrees to, among other things, execute and deliver (or cause the applicable stockholder of record to executed and deliver) a written consent in their capacity as holder of Altus Common Stock approving the Business Combination Agreement on (or effective as of) the fifth (5th) business day following the date that the registration statement/prospectus to be filed by CBAH becomes effective. The shares of Altus Common Stock that are subject to the Altus Stockholders Support Agreement represent over a majority of the outstanding voting power of Altus Common Stock and are sufficient to obtain the requisite approvals needed from the Altus stockholders in connection with the transactions contemplated by the Business Combination Agreement. In addition, the Altus Stockholders Support Agreement contains restrictions on the Altus Supporting Stockholders (a) transferring such shares of Altus Common Stock (subject to certain restrictions) and (b) soliciting or engaging in discussions or negotiations regarding alternative acquisition proposals. Please see the section entitled “Certain Other Agreements Relating to the Transactions — Altus Stockholders Support Agreement.”

Commercial Collaboration Agreement

In connection with the execution of the Business Combination Agreement, Altus and CBRE, Inc. entered into a commercial collaboration agreement, which we refer to as the “Commercial Collaboration Agreement,” effective upon the closing of the transactions contemplated by the Business Combination Agreement, pursuant to which, among other things, CBRE, Inc. will invite Altus to join CBRE, Inc.’s strategic supplier program and CBRE, Inc. will promote Altus as its preferred clean energy renewable provider/partner, CBRE, Inc. and Altus will create a business opportunity referral program with CBRE’s brokers, CBRE, Inc. will reasonably collaborate with Altus to develop and bring to market new products and/or bundles for Altus’s customers, Altus will consider in good faith inviting CBRE, Inc. to become a solar tax equity partner for Altus, on a non-exclusive basis, on market terms to be mutually agreed and CBRE, Inc. will provide, at no cost to Altus, reasonable access to data-driven research and insights prepared by CBRE, Inc. (subject to certain exceptions). To govern CBRE, Inc. and Altus’s activities under the Commercial Collaboration Agreement, as soon as practicable, but no later than thirty (30) days after the closing of the transactions contemplated by the Business Combination Agreement, the parties shall create and operate an executive steering committee. Such executive steering committee will be comprised of four (4) individuals, or such other number as CBRE, Inc. and Altus mutually determine, and CBRE, Inc. and Altus will each be entitled to appoint one-half of the total number of such individuals on such committee. The Commercial Collaboration Agreement continues for a period of seven (7) years, with automatic one year renewal periods, unless earlier terminated by either party in accordance with the terms set forth therein.

Under the CBRE broker referral program, CBRE’s brokers throughout the United States will be able to submit, through a CBRE website, referrals to clients that may present a potential business opportunity for Altus. CBRE’s Renewable Energy Solutions team will then evaluate such referrals and determine which will be presented to Altus. Altus will determine whether or not to pursue any such referrals and if such referral will qualify for a referral fee (which will require, at a minimum, the CBRE broker to actively facilitate the initial communications between CBRE’s Renewable Energy Solutions team or Altus and the referral prospect). The referral fees for new-build solar systems will be $0.030 per watt for projects up to 10 megawatts and $0.020 per watt for projects above 10 megawatts. For example, a 200,000 square foot warehouse with a two megawatt solar system would imply a $60,000 referral fee and a 1.5 million square foot warehouse with a 15 megawatt solar system would imply a $300,000 referral fee. The referral fees for new-build storage systems will be $0.010 per watthour for projects up to 10 megawatt hours and $0.008 per watthour for projects above 10 megawatt hours. The referral fees for both the new-build solar systems and new-build storage systems will be paid 50% at the time the referred client executes a final agreement with Altus for such system and 50% at the time Altus connects such system to the grid for operation. In addition, the referral fees for secondary/existing solar and storage systems will be $0.020 per watt for solar and $0.008 per watthour for storage for projects up to 10 megawatts and $0.015 per watt for solar and $0.0075 per watthour for storage for projects above 10 megawatts. The referral fees for secondary/existing solar and storage systems will be paid 100% at the time of the financial closing of the acquisition by Altus of the asset. The aggregate referral fees for all projects will be paid quarterly by Altus to CBRE, together with a detailed report on the payments then being made. CBRE will then pay the individual CBRE broker(s) their referral fees in accordance with each individual broker’s brokerage commission structure and therefore CBRE’s Advisory business segment will receive a portion of the referral fees. The fees described above for new-build storage systems and secondary/existing solar and storage systems reflect a confirmed fee schedule that Altus proposed to CBRE on July 30, 2021, which proposal was approved by the Special Committee and agreed to by CBRE.

Following the execution of the Business Combination Agreement, CBRE’s Renewable Energy Solutions team has, based on recommendations from CBRE’s brokers, from time to time presented Altus with client referrals, which Altus in its sole discretion may elect to pursue. The Commercial Collaboration Agreement will only become effective upon the closing of the transactions contemplated by the Business Combination Agreement and therefore CBRE and CBRE’s brokers are not entitled to any of the fees contemplated by the Commercial Collaboration Agreement. CBRE has informed Altus that following completion of the Business Combination Agreement, it may request that Altus pay referral fees to CBRE’s brokers for such referrals made prior to such completion which fees would not exceed the fees set forth in the CBRE broker referral program included in the Commercial Collaboration Agreement; provided that any decision to pay such fees shall be made in Altus’s sole discretion. If Altus agrees to pay any such fees to CBRE’s brokers, CBRE’s Advisory business segment may receive a portion of such fees in accordance with each CBRE broker’s individual brokerage commission structure. The Special Committee was made aware of, and approved, the possibility of these client referrals occurring and these referral fees being paid.

Investor Rights Agreement

Contemporaneously with the execution of the Business Combination Agreement, CBAH, Sponsor, certain officers of CBAH, Altus, Blackstone, the Founders (as defined therein) and certain other officers of Altus and their affiliated trusts and vehicles entered into an Investor Rights Agreement the “Investor Rights Agreement”), which provides for, among other things, certain registration rights and transfer restrictions, including that the Sponsor and the Founders (as defined therein) shall not transfer their shares of CBAH (subject to certain exceptions) until the first anniversary of the closing of the transactions contemplated by the Business Combination Agreement and that Blackstone shall not transfer its shares of CBAH (subject to certain exceptions) until the date that is 270 days following the closing (subject to certain exceptions). Blackstone has a right to nominate one director to the CBAH board of directors for so long as it and its permitted transferees hold at least 5% of the outstanding shares of CBAH Class A common stock. The Sponsor has the right to appoint the Class B Director for so long as any shares of Class B common stock remain outstanding, and upon the conversion of all shares of Class B common stock to Class A common stock, Sponsor has the right to nominate one director to CBAH’s board of directors so long as Sponsor continues to meet certain ownership requirements with respect to the CBAH Class A common stock as set forth therein. Please see the section entitled “Certain Other Agreements Relating to the Transactions — Investor Rights Agreement.”

Management Equity Incentive Letter

Contemporaneously with the execution of the Business Combination Agreement, Altus, Gregg Felton and Lars Norell entered into a management equity incentive letter (the “Management Equity Incentive Letter”), pursuant to which as soon as practicable following the closing of the transactions contemplated by the Business Combination Agreement, the Board of CBAH or the compensation committee of the Board (the “Compensation Committee”) will grant to senior members of the Company, including to Mr. Felton and Mr. Norell, time-based restricted stock units (“RSUs”) with respect to an aggregate five percent (5%) of CBAH Class A common stock on a fully diluted basis, excluding the then-outstanding shares of CBAH Class B common stock or any shares of CBAH Class A common stock into which such shares of CBAH Class B common stock are or may be convertible. The RSUs will be allocated based on the recommendation of the compensation consultant(s) to the Compensation Committee (which shall include at least Mercer and one other compensation consultant proposed by the Sponsor) and as determined by the Compensation Committee. Subject to continued employment on each applicable vesting date, the RSUs will vest 33 1/3% on each of the third, fourth and fifth anniversaries of the date the transaction is consummated.

Class B Letter Agreement

Contemporaneously with the execution of the Business Combination Agreement, CBAH, Altus and the holders of shares of CBAH Class B common stock entered into a letter agreement, pursuant to which (a) at the closing of the transactions contemplated by the Business Combination Agreement, each such holder will surrender to CBAH 30% of the shares of Class B common stock held by such holder and (b) each such holder shall not transfer any shares of Class B common stock (subject to certain exceptions). Please see the section entitled “Certain Other Agreements Relating to the Transactions — Class B Letter Agreement.”

ValueAct Board Appointment

Contemporaneously with the execution of the Business Combination Agreement, CBAH, Altus and ValueAct Capital Management, L.P. (“ValueAct”) entered into a letter agreement (the “ValueAct Letter Agreement”) providing that CBAH and Altus shall consider in good faith Sarah E. Coyne (or an alternative as provided for therein) for appointment to the Board of Directors of CBAH upon closing of the transactions contemplated by the Business Combination Agreement. The letter agreement shall terminate upon the appointment of Ms. Coyne or such alternate candidate to the CBAH board. Please see the section entitled “Certain Other Agreements Relating to the Transactions — ValueAct Board Appointment.”

PIPE Investment

The Sponsor has entered into a PIPE Subscription Agreement with CBAH for an aggregate commitment of $70,000,000, with a commitment to purchase additional shares of CBAH Class A common stock in an aggregate amount of up to $150,000,000 to the extent of the amount of redemptions of shares of CBAH Class A common stock submitted for redemption by public stockholders in connection with the closing. Additionally, William Concannon entered into a PIPE Subscription Agreement pursuant to which he committed to purchase 100,000 shares of CBAH Class A common stock at a purchase price per share of $10.00 and an aggregate purchase price of $1,000,000. The PIPE investment is being issued to the Sponsor and Mr. Concannon on the same terms and conditions as all other PIPE Investors. Please see the section entitled “Certain Other Agreements relating to the Transactions — PIPE Subscription Agreements.”

Loan Related to Business Combination

Subject to Cash Smith’s continued employment with CBRE through the completion of the Business Combination, CBRE, Inc. has agreed to loan Mr. Smith the amount of $1,000,000 within 30 days following the completion of the Business Combination upon Mr. Smith’s delivering to CBRE a promissory note for that amount, which promissory note will (i) be secured by a pledge of all shares of CBAH common stock, and warrants to acquire such shares, held by Mr. Smith and issued by CBAH prior to the date of the Business Combination, (ii) be recourse solely to such pledged shares and warrants, (iii) accrue interest at a rate of interest equal to the applicable federal rate for the month in which the promissory note is made (with interest compounding annually), and (iv) will mature following the delivery of the final alignment shares owed to Mr. Smith (with principal and interest due at such time), with mandatory earlier repayment out of the after-tax proceeds Mr. Smith realizes from such pledged shares and warrants. Mr. Smith may prepay all or any portion of the principal and accrued interest due under the promissory note at any time.

Brokerage Transaction

CBRE, Inc. will receive a customary brokerage commission to be paid by the landlord in connection with the Altus’ entry into and possible future extension of its headquarters lease in Stamford, Connecticut.

Altus’s Related Party Transactions

Unless the context otherwise requires, all references in this section to “Altus,” “we,” “us,” or “our” refer to Altus and its subsidiaries prior to the consummation of the Business Combination.

Transactions with Blackstone and its Subsidiaries

Preferred Equity

GSO Capital Partners (“GSO”), a The Blackstone Group, Inc. company, and certain other funds affiliated with the Blackstone Group are, as of December 31, 2020, holders of approximately 30% of the common equity of Altus Power America Holdings, LLC (“Holdings”), of which the Company is a wholly-owned subsidiary. In the event that the aggregate amount of cash available in the CBAH trust account (net of redemptions) and PIPE Investment proceeds (including any exercise of the Backstop Commitment) are less than $677.5 million in the aggregate, Altus, New Altus, or either of their respective subsidiaries, may seek additional financing in connection with the repayment of the Altus Series A redeemable preferred stock and may elect to enter into new debt financing arrangements with one or more third parties (which parties may be affiliated with The Blackstone Group, Inc.). In the event such debt financing is entered into, it is expected to be (i) in an amount not to exceed the aggregate redemption price of the Altus Series A redeemable preferred stock and (ii) on economic terms no less favorable than those of the Altus Series A redeemable preferred stock. If applicable, we may choose to fund all or a portion of the redemption of the Altus Series A redeemable preferred stock on the Closing Date with cash on hand and we may not negotiate and enter into such new debt financing until after the Closing Date. There can be no assurance that such new debt financing in the amount we are seeking will be available at such time or if the economic and other terms thereof will be more favorable than those of the Altus Series A redeemable preferred stock.

Credit Facility

On November 22, 2019, Holdings and the Company completed a financing with the Blackstone Group through its subsidiaries GSO and Blackstone Insurance Solutions (“BIS”), totaling $551.0 million of funded and committed capital (“Blackstone Credit Facility”). In connection with the Blackstone Credit Facility, the Company repaid in full the balance on the previous term loan.

Rated Term Loan

As part of the Blackstone Credit Facility, on November 22, 2019 APA Finance, LLC (“APAF”), a wholly owned subsidiary of the Company, entered into a $251.0 million term loan facility with BIS through a consortium of lenders (the “Rated Term Loan”). The Rated Term Loan consists of investment grade-rated Class A and Class B notes that mature on June 30, 2045 (“Final Maturity Date”). The Rated Term Loan amortizes at an initial rate of 2.5% of outstanding principal per annum for a period of 5 years at which point the amortization steps up to 5% per annum until November 22, 2026, (“Anticipated Repayment Date”). After the Anticipated Repayment Date, the loan becomes fully-amortizing, and all available cash is used to pay down principal until the Final Maturity Date. Interest on the Rated Term Loan accrues quarterly at a blended fixed rate of 3.70%. During the year ended December 31, 2020 the total related party interest expense on the Rated Term Loan was $9.5 million. As of December 31, 2020 interest payable of $2.6 million was due under the Rated Term Loan.

On December 22, 2020, APAF upsized the borrowing capacity of the Rated Term Loan to $367.4 million through a tertiary draw commitment agreement.

As of December 31, 2020, the outstanding principal balance of the Rated Term Loan was $362.7 million, consisting of Class A and Class B notes totaling $213.4 million and $149.3 million, respectively, less unamortized debt discount and loan issuance costs totaling $5.9 million.

GSO Promissory Note

On November 22, 2019, the Company issued a promissory note to GSO in exchange for a loan totaling $4.0 million. As of December 31, 2019, the note accrued interest at a rate of 4.25%. The full promissory note plus accrued interest was repaid in full by the Company on March 3, 2020.

Other Related Parties

On February 21, 2020, the Company entered into a purchase agreement to acquire the remaining assets of Sound Solar Systems, LLC, a related party of the Company through common ownership, for $0.3 million. During the year ended December 31, 2020 the Company incurred costs totaling $0.1 million for design, engineering and construction services provided by Sound Solar Systems, LLC. As a result of the acquisition of Sound Solar, the Company acquired tangible and intangible assets related to the design and engineering of solar photovoltaic projects for the cash consideration of $0.3 million.

Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance

In connection with the business combination, Altus will enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements, Altus’s restated certificate of incorporation and its bylaws to be in effect upon completion of the business combination will require that Altus indemnify its directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, the bylaws will also require Altus to advance expenses incurred by its directors and officers. Altus will also maintain a general liability insurance policy, which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Employment Agreements

In connection with the business combination, Altus intends to enter into employment agreements with Gregg Felton and Lars Norell. In addition, in connection with the business combination, Dustin Weber is expected to sign a confidentiality and protection of intellectual property agreement. For more information regarding these agreements, please see “Executive Compensation of CBAH Following the Business Combination—Compensation Discussion and Analysis—Narrative Disclosure to Summary Compensation Table—Agreements with Named Executive Officers.”

Policies and Procedures for Related Party Transactions

Upon consummation of the business combination, Altus will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which Altus or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Transactions involving compensation for services provided to Altus or any of its subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of Altus’s officers or one of Altus’s directors;

•	any person who is known by Altus to be the beneficial owner of more than five percent (5%) of its voting stock; and

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of its voting stock.

Altus will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

It is anticipated that under the related person transaction policy, the related person in question or, in the case of transactions with a beneficial holder of more than 5% of Altus’s voting stock, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to Altus’s audit committee (or to another independent body of the Altus Board) for review. To identify related person transactions in advance, Altus expects to rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, Altus’s audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of Altus;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Altus than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to Altus of, the transaction; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Altus’s audit committee will approve only those transactions that it determines are fair to Altus and in Altus’s best interests.

Interests of Certain Financial Advisors

Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. (together with their respective affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, each of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. and their respective affiliates may have provided various investment banking and other commercial dealings unrelated to the Business Combination or the PIPE to CBRE, CBAH and/or their respective affiliates, and, to the extent applicable, have received customary compensation in connection therewith. In addition, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and

Citigroup Global Markets Inc. and their respective affiliates may provide investment banking and other commercial dealings to CBRE, CBAH and/or their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of their business activities, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of CBRE, CBAH and/or their respective affiliates. Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SECURITIES ACT RESTRICTIONS ON RESALE OF CBAH’S SECURITIES

In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Transactions, we will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of CBAH Class A common stock or warrants, as applicable, then outstanding; or

•

the average weekly reported trading volume of the CBAH Class A common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.

As of the date of this proxy statement/prospectus, CBAH had 42,262,500 shares of common stock outstanding. Of these shares, 40,250,000 shares sold in the CBAH IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the shares of CBAH Class A common stock owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Transactions are approved, the shares of CBAH Class A common stock we issue to the PIPE Investors pursuant to the PIPE Subscription Agreements will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement, there are warrants exercisable for an aggregate of 17,429,167 shares of CBAH Class A common stock outstanding, consisting of Redeemable Warrants exercisable for an aggregate of 10,062,500 shares of CBAH Class A common stock which were originally sold as part of the SAILSM securities issued in the CBAH IPO and Private Placement Warrants exercisable for an aggregate of 7,366,667 shares of CBAH Class A common stock that were sold by CBAH to the Sponsor in a private sale prior to the CBAH IPO. Each whole warrant is exercisable for one share of CBAH Class A common stock, in accordance with the terms of the warrant agreement governing the warrants. The Redeemable Warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the Private Placement Warrants are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

We will be obligated to file no later than (a) 15 business days after the closing of the Transactions a registration statement under the Securities Act covering (i) the 10,062,500 shares of CBAH Class A common stock that may be issued upon the exercise of the Redeemable Warrants and (ii) the 7,366,667 shares of CBAH Class A common stock that may be issued upon the exercise of the Private Placement Warrants and (b) 45 days after the closing of the Transactions a registrations statement under the Securities Act covering (i) the 27,500,000 shares of CBAH Class A common stock issued in the PIPE Investment and (ii) the shares of CBAH Class A common stock issued upon the conversion of the Alignment Shares into shares of CBAH Class A common stock and, in each case, cause such registration statement to become effective and maintain the effectiveness of such registration statement pursuant to the terms of the agreement governing such securities or the registration rights relating thereto.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions.

APPRAISAL RIGHTS

CBAH Stockholders

Neither CBAH stockholders nor CBAH SAILSM securityholder or warrant holders have appraisal rights under the DGCL in connection with the Transactions.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2022 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by CBAH at its executive offices a reasonable time before CBAH begins to print and mail its 2022 annual meeting proxy materials in order to be considered for inclusion in CBAH’s proxy materials for the 2022 annual meeting.

In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to us at our principal executive offices not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (which in 2022, will be the anniversary of the date of the special meeting); provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered no earlier than the close of business on the 120th day before the meeting and not later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by CBAH. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The chair of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of CBRE Acquisition Holdings, Inc., 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, CBAH and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of CBAH’s annual report to stockholders and CBAH’s proxy statement. Upon written or oral request, CBAH will deliver a separate copy of the annual report and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that CBAH deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that CBAH deliver single copies of such documents in the future. Stockholders may notify CBAH of their requests by calling or writing CBAH at its principal executive offices at 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201 or (214) 979-6100.

EXPERTS

The financial statements of CBRE Acquisition Holdings, Inc. as of December 31, 2020 and for the period from October 13, 2020 (inception) to December 31, 2020, have been included herein, and in the proxy statement/prospectus, in reliance upon the report of KPMG LLP, independent registered accounting firm, appearing elsewhere included in this proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing.

The financial statements as of December 31, 2020 and 2019 and for the two years in the period ended December 31, 2020 of Altus Power, Inc included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Solar Project Companies listed in Exhibit A for the period from January 1, 2020 to December 21, 2020 and for the year ended December 31, 2019 included in this proxy statement/prospectus have been audited by Novogradac & Company LLP, an independent registered public accounting firm. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the shares of CBAH Class A common stock offered pursuant to this proxy statement/ prospectus will be passed upon for CBAH by Simpson Thacher & Bartlett LLP, Palo Alto, California.

WHERE YOU CAN FIND MORE INFORMATION

CBAH files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access CBAH’s SEC filings through the SEC web site at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex hereto are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to CBAH has been supplied by CBAH, and all such information relating to Altus has been supplied by Altus. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: CBAH.info@investor.morrowsodali.com

If you are a stockholder of CBAH and would like to request documents, please do so at least five business days prior to the special meeting in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

This document constitutes a proxy statement of CBAH for the special meeting and a prospectus of CBAH. We have not authorized anyone to give any information or make any representation about the Transactions, Altus or CBAH that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

CBRE ACQUISITION HOLDINGS, INC.

AUDITED FINANCIAL STATEMENTS

CBRE ACQUISITION HOLDINGS, INC.

UNAUDITED FINANCIAL STATEMENTS

ALTUS POWER, INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

ALTUS POWER, INC.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited condensed consolidated Statements of Operations for the six months ended June 30, 2021 and June 30, 2020	F-85

Unaudited condensed consolidated Balance Sheets as of June 30, 2021 and December 31, 2020	F-86

Unaudited condensed consolidated Statements of Changes in Stockholder’s Deficit for the six months ended June 30, 2021 and June 30, 2020	F-88

Unaudited condensed consolidated Statements of Cash Flows for the six months ended June 30, 2021 and June 30, 2020	F-89

Notes to unaudited condensed consolidated Financial Statements	F-91

THE SOLAR PROJECT COMPANIES

COMBINED FINANCIAL STATEMENTS

KPMG LLP Suite 1500 550 South Hope Street Los Angeles, CA 90071-2629

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

CBRE Acquisition Holdings, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of CBRE Acquisition Holdings, Inc. (the Company) as of December 31, 2020, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from October 13, 2020 (inception) through December 31, 2020, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from October 13, 2020 (inception) through December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Los Angeles, California

March 31, 2021, except for the 15th paragraph of Note 1, the 14th, 18th, 19th and 21st paragraphs of Note 2, the 1st paragraph of Note 6, the 1st, 2nd and 3rd paragraphs of Note 7, the 1st paragraph of Note 9 and the 1st, 2nd and 3rd paragraphs of Note 10, as to which the date is October 14, 2021.

CBRE ACQUISITION HOLDINGS, INC.

BALANCE SHEET

December 31, 2020

ASSETS
Current Assets:
Cash	$625,916
Prepaid and other current assets	1,447,037

Total Current Assets	2,072,953
Assets held in Trust Account	402,501,008

Total Assets	$404,573,961

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$4,835
Due to related party	6,144
Franchise tax payable	26,218
Accrued expenses	96,850

Total Current Liabilities	134,047
Deferred underwriting commission	14,087,500
Redeemable warrant liability	18,716,250

Total Liabilities	32,937,797
Commitments and contingencies	—
Class A common stock subject to possible redemption, 40,250,000 shares at December 31, 2020 at a redemption value of $10.00 per share	402,501,008
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized, 2,012,500 shares issued and outstanding	201
Additional paid-in capital	—
Accumulated deficit	(30,865,045)

Total Stockholders’ Deficit	(30,864,844)

Total Liabilities and Stockholders’ Deficit	$404,573,961

The accompanying notes are an integral part of the financial statements.

CBRE ACQUISITION HOLDINGS, INC.

STATEMENT OF OPERATIONS

For the period from October 13, 2020 (inception) through December 31, 2020

Operating expenses	$(270,533)
Franchise tax expense	(26,218)

Loss from operations	(296,751)

Other income (expense):
Change in fair value of redeemable warrant liability	(2,204,822)
Interest income earned on assets held in Trust Account	1,008

Loss before income tax expense	$(2,500,565)
Provision for income taxes	—

Net loss	$(2,500,565)

Net loss per share:
Class A common stock—basic and diluted	$(4.18)

Class B common stock—basic and diluted	$(4.18)

The accompanying notes are an integral part of the financial statements.

CBRE ACQUISITION HOLDINGS, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the period from October 13, 2020 (inception) to December 31, 2020

	Common Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance at October 13, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor, net of forfeiture, at $0.0001 per share (1)	—	—	2,012,500	$201	$24,899		$25,100
Sale of Private Placement Warrants to Sponsor					$11,050,000		$11,050,000
Subsequent measurement under ASC 480-10-S99					$(11,074,899)	$(28,364,480)	$(39,439,379)
Net loss attributable to common stock						$(2,500,565)	$(2,500,565)

Balance at December 31, 2020	—	$—	2,012,500	$201	$—	$(30,865,045)	$(30,864,844)

(1)

On October 13, 2020, CBRE Acquisition Sponsor, LLC (the “Sponsor”) purchased 100 undesignated shares of common stock for a purchase price of $100, or $1 per share, and advanced $25,000 to CBRE Acquisition Holdings, Inc. (the “Company”) in exchange for a promissory note. On November 6, 2020, the Sponsor purchased an aggregate of 2,300,000 shares of Class B common stock for an aggregate purchase price of $25,000, or approximately $0.01 per share, paid through the cancellation of an equivalent outstanding amount under the promissory note between the Company and the Sponsor, and the tender to the Company of all 100 shares of the Company’s undesignated common stock held by the Sponsor. On November 27, 2020, 287,500 shares of Class B common stock were forfeited by the Sponsor. In connection with the Initial Public Offering, the Sponsor sold an aggregate of 201,250 Alignment Shares to certain of the Company’s directors, or their respective designees, and an officer of the Company.

The accompanying notes are an integral part of the financial statements.

CBRE ACQUISITION HOLDINGS, INC.

STATEMENT OF CASH FLOWS

For the period from October 13, 2020 (inception) to December 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,500,565)
Adjustments to reconcile net loss to net cash provided by operating activities:
Accrued interest income (from Trust Account)	(1,008)
Change in fair value of redeemable warrant liability	2,204,822
Changes in operating assets and liabilities:
Prepaid and other current assets	(1,447,037)
Accounts payable	4,835
Due to related party	6,144
Franchise tax payable	26,218
Accrued expenses	96,850

Net cash used in operating activities	$(1,609,741)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds deposited in Trust Account	$(402,500,000)

Net cash used in investing activities	$(402,500,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from initial public offering	$402,500,000
Proceeds from issuance of private placement warrants	11,050,000
Proceeds from note payable – Sponsor	240,416
Repayment of note payable – Sponsor	(215,316)
Payment of offering related costs	(8,839,443)

Net cash provided by financing activities	$404,735,657

Increase in cash	625,916
Cash at beginning of period	—

Cash at end of period	$625,916

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Extinguishment of note payable for issuance of Class B common stock	$25,100
Deferred underwriting commissions in connection with the initial public offering	$14,087,500
Change in Class A common stock subject to possible redemption	$402,501,008

The accompanying notes are an integral part of the financial statements.

CBRE Acquisition Holdings, Inc.

Notes to the Financial Statements

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

CBRE Acquisition Holdings, Inc. (the “Company”) was incorporated as a Delaware corporation on October 13, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

On October 13, 2020, the Company was funded by its Sponsor (as defined below) in the amount of $25,100, purchasing 100 undesignated shares of common stock for $100 and advancing $25,000 in exchange for a promissory note. The registration statement for the Company’s initial public offering (the “Initial Public Offering”) was declared effective on December 10, 2020. On December 15, 2020, the Company consummated the Initial Public Offering (as described below). All activity for the period from October 13, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the Initial Public Offering and since the Initial Public Offering. The Company will not generate operating revenues prior to the completion of its Business Combination and will generate non-operating income in the form of interest income on permitted investments from the proceeds derived from the Initial Public Offering. See “The Trust Account” below. The Company has selected December 31st as its fiscal year end.

Sponsor

The Company’s sponsor is CBRE Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). On November 6, 2020, the Sponsor purchased an aggregate of 2,300,000 shares of Class B common stock (“Class B common stock” or “Alignment Shares”) for an aggregate purchase price of $25,000, or approximately $0.01 per share, paid through the cancellation of an equivalent outstanding amount under the promissory note between the Company and the Sponsor, and the tender to the Company of all 100 shares of the Company’s undesignated common stock held by the Sponsor. On November 27, 2020, 287,500 shares of Class B common stock were forfeited by the Sponsor. In connection with the Initial Public Offering, the Company amended and restated its certificate of incorporation to reclassify its Class B common stock. See “Note 3—Initial Public Offering—Alignment Shares” below. In connection with the Initial Public Offering, the Sponsor sold an aggregate of 201,250 Alignment Shares to certain of the Company’s directors, or their respective designees, and an officer of the Company.

Initial Public Offering

The Company intends to finance a Business Combination with proceeds of $402,500,000 from the Initial Public Offering of 40,250,000 SAILSM securities (including the full exercise of the underwriter’s over-allotment option) consisting of one share of Class A of common stock, $0.0001 par value, of the Company (“Class A common stock”) and one-fourth of one warrant and approximately $11,050,000 from the sale of 7,366,667 Private Placement Warrants (as defined below) at $1.50 per warrant. Approximately $402,500,000 was held in a Trust Account (as defined below) as of the closing of the Initial Public Offering and the sale of Private Placement Warrants. The underwriter’s over-allotment option, which was exercised in full by the underwriter on December 11, 2020 included 5,250,000 SAILSM securities consisting of 5,250,000 shares of Class A common stock and 1,312,500 warrants which were issued to cover over-allotments.

The Trust Account

Of the $413,550,000 in proceeds from the Initial Public Offering and the sale of the Private Placement Warrants, $402,500,000 was deposited in an interest-bearing U.S. based trust account (“Trust Account”). The funds in the Trust Account will be invested only in specified U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively “permitted investments”).

Funds will remain in the Trust Account except for the withdrawal of interest earned on the funds that may be released to the Company to pay taxes. The proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of a Business Combination, (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s Business Combination or to redeem 100% of the public shares if the Company does not complete a Business Combination within 24 months (or 27 months, as applicable) from the closing of the Initial Public Offering or (B) with respect to other specified provisions relating to stockholders’ rights or pre-Business Combination activity, and (iii) the redemption of all of the Company’s public shares if it has not completed a Business Combination within 24 months (or 27 months, as applicable) from the closing of the Initial Public Offering, subject to applicable law.

The remaining proceeds outside the Trust Account may be used to pay business, legal and accounting due diligence costs on prospective acquisitions, listing fees and continuing general and administrative expenses.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. As used herein, a Business Combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the Company signing a definitive agreement.

After signing a definitive agreement for a Business Combination, the Company will provide the public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock either (i) in connection with a stockholder meeting to approve the Business Combination or (ii) by means of a tender offer. Each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per public share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions payable to the underwriter. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval under applicable law or stock exchange listing requirements. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of Class A common stock voted are voted in favor of the Business Combination (or, if the applicable rules of the NYSE then in effect require, a majority of the outstanding shares of common stock held by public stockholders are voted in favor of the business transaction). However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (the “Redemption Floor”), after payment of the deferred underwriting commission. In such an instance, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company has 24 months from the closing date of the Initial Public Offering to complete its Business Combination (or 27 months, as applicable). If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefore, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to pay its taxes (and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they will waive their rights to liquidating distributions from the Trust Account with respect to their Alignment Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Initial Public Offering (or 27 months, as applicable). However, if the Sponsor and the Company’s officers and directors acquire public shares after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination within the allotted 24 month period (or 27 month period, as applicable).

The underwriter has agreed to waive its rights to any deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination and those amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s public shares.

If the Company fails to complete a Business Combination, the redemption of the Company’s public shares will reduce the book value of the shares held by the Sponsor and the Company’s directors and officers, who will be the only remaining stockholders after such redemptions.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, subject to the Redemption Floor. As a result, such shares have been recorded at their redemption amount and classified as temporary equity in accordance with FASB Accounting Standards Codification (ASC) 480, “Distinguishing Liabilities from Equity” (ASC 480).

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to additional funds from the Sponsor that are sufficient to fund the working capital needs of the Company for at least one year from the issuance of these financial statements. See “Note 4—Related Party Transactions—Notes Payable—Sponsor” for further information.

Revision of Prior Period Financial Statements

Pursuant to the Initial Public Offering, the Company sold 40,250,000 SAILSM securities (including the full exercise of the underwriter’s over-allotment option) at a price of $10.00 per unit. Each SAILSM security consists of one share of Class A common stock of the Company at $0.0001 par value and one-fourth of one redeemable warrant (or 10,062,500 redeemable warrants in the aggregate) (the “Redeemable Warrants”). Historically, the Company accounted for the Redeemable Warrants as equity.

On April 12, 2021, the Securities and Exchange Commission (the “SEC”) released a public statement (the “Public Statement”) informing market participants that warrants issued by special purpose acquisition companies may require classification as a liability. Due to the clarifying guidance within the Public Statement, the Company determined that the Redeemable Warrants should be classified as liabilities, which requires the Redeemable Warrants to be measured at fair value with any changes in fair value each period reported in earnings. Additionally, since the Redeemable Warrants are classified as liabilities, the issuance costs associated with the Initial Public Offering that are allocated to the Redeemable Warrants are expensed in the Statement of Operations.

The Company also reconsidered its historical accounting policy related to its Class A common stock subject to redemption and determined that all Class A common stock are subject to redemption, except pursuant to the Redemption Floor, and have a redemption value reflective of the balance in the Trust Account.

The Company assessed the materiality of the errors on the prior periods’ financial statements in accordance with ASC 250, “Accounting Changes and Error Corrections” (ASC 250), and concluded that the errors were not material to prior reporting periods. Therefore, in accordance with ASC 250 (“SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”), the financial statements for the period ended December 31, 2020 were revised to correct for the errors, as follows:

	For the period ended December 31, 2020
	As Reported	Adjustment	As Revised
Redeemable warrant liability	—	18,716,250	18,716,250
Class A common stock subject to possible redemption	385,352,413	17,148,595	402,501,008
Class A common stock	171	(171)	—
Additional paid in capital	5,295,372	(5,295,372)	—
Accumulated deficit	(295,743)	(30,569,302)	(30,865,045)
Total stockholders’ equity (deficit)	5,000,001	(35,864,845)	(30,864,844)

	Period from October 13, 2020 (inception) through December 31, 2020
	As Reported	Adjustment	As Revised
Change in fair value of redeemable warrant liability	—	(2,204,822)	(2,204,822)
Net loss	(295,743)	(2,204,822)	(2,500,565)
Class A common stock - basic and diluted	—	(4.18)	(4.18)
Class B common stock – basic and diluted	(0.20)	(3.98)	(4.18)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at December 31, 2020 and the results of operations and cash flows for the period presented.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have any cash equivalents as of December 31, 2020.

Assets Held in Trust Account

The Company invests in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company.

As of December 31, 2020, the assets held in the Trust Account are comprised of $402,500,000 invested in marketable debt securities and $1,008 of interest receivable associated with those investments. The Company classifies the marketable debt securities held in the Trust Account as available for sale. Available for sale debt securities are carried at their fair value and any difference between cost and fair value is recorded as an unrealized gain or loss, net of income taxes, and is reported as accumulated other comprehensive income (loss) in the consolidated statements of equity. The cost of securities sold is based on the specific identification method. The estimated fair values of marketable debt securities held in the Trust Account are determined using available market information. During the period from October 13, 2020 (inception) to December 31, 2020, there have been no realized or unrealized gains or losses, or declines in value resulting from credit losses on the debt securities held in the Trust Account. Interest and dividends on the debt securities held in the Trust Account are included in Interest income earned on assets held in Trust Account in the Statement of Operations.

As of December 31, 2020, the assets held in the Trust Account are comprised of $402,500,000 invested in marketable securities and $1,008 of interest receivable associated with those investments. During the period from October 13, 2020 (inception) to December 31, 2020, the Company did not withdraw any interest income from the Trust Account to pay its tax obligations.

Class A Common Stock Subject to Possible Redemptions

The Company accounts for its common stock as subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, the Company’s Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ decifit section of the Company’s Balance Sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures” (ASC 820), approximates the carrying amounts represented in the Balance Sheet due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I — Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II — Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Offering Costs

The Company incurred $22,926,943 in offering costs in connection with the Initial Public Offering. Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Initial

Public Offering. The Company complies with the requirements of ASC 340, "Other Assets and Deferred Costs" (ASC 340) and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering.” These offering costs were allocated between the Redeemable Warrant liability ($997,322) and Class A common stock subject to redemption ($21,929,621) in proportion to the proceeds of the Initial Public Offering.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with the “Accounting for Income Taxes,” Topic of the FASB ASC (Topic 740). Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

On March 18, 2020, the Families First Coronavirus Response Act (“FFCR Act”), and on March 27, 2020, the CARES Act were each enacted in response to the COVID-19 pandemic. The FFCR Act and the CARES Act contain numerous tax provisions, such as net operating loss carryback periods, alternative minimum tax credit refunds, deferral of employer payroll taxes deferring payroll tax payments, establishing a credit for the retention of certain employees, relaxing limitations on the deductibility of interest, and updating the definition of qualified improvement property. This legislation currently has no material impact to income tax expense on the Company’s financial statements.

Net Loss per Share of Common Stock

The Company has two classes of common stock, Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of common stock. Net loss per share of common stock is computed by dividing pro rata net loss by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method.

The Company has not considered the effect of the Redeemable Warrants and Private Placement Warrants to purchase an aggregate of 17,429,167 Class A common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants are out of the money and hence would not result in the issuance of incremental shares of common stock under the treasury stock method. As a result, diluted loss per share of common stock is the same as basic loss per share of common stock for the period. No warrants have been exercised as of December 31, 2020.

	Class A Common Stock	Class B Common Stock
Basic and diluted net loss per share
Numerator:
Allocation of net loss including accretion of temporary equity	$(35,738,191)	$(6,201,753)
Denominator:
Weighted-average shares outstanding	8,553,125	1,484,249
Basic and diluted net loss per share	$(4.18)	$(4.18)

Stock-Based Compensation

Stock-based compensation expense associated with the Company’s equity awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. The fair value of equity awards has been estimated using Monte Carlo and Binomial simulations. Forfeitures are recognized as incurred.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Refer to “Note 7—Redeemable Warrant Liability” for the valuation of the Company’s Redeemable Warrant liability. Refer to “Note 8—Stock-Based Compensation” for the valuation of the Company’s stock-based compensation.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3—INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 40,250,000 SAILSM securities (including the full exercise of the underwriter’s over-allotment option) at a price of $10.00 per SAILSM security. Each SAILSM security consists of one share of Class A common stock and one-fourth of one Redeemable Warrant (or 10,062,500 Redeemable Warrants in the aggregate). Under the terms of the warrant agreement, the Company has agreed to use its commercially reasonable efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of common stock issuable upon exercise of the Redeemable Warrants. Each whole Redeemable Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.00 per share subject to adjustment as provided herein. The warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Only whole warrants may be exercised and no fractional warrants will be issued upon separation of the SAILSM securities and only whole warrants will trade. The Company granted the underwriter a 45-day option to purchase up to an additional 5,250,000 SAILSM securities to cover over-allotments, which was exercised in full by the underwriter on December 11, 2020.

Alignment Shares

As of December 31, 2020, the Sponsor and the Company’s directors and officers hold 2,012,500 Alignment Shares. The Alignment Shares are designated as shares of Class B common stock and were reclassified in connection with the Initial Public Offering by the Company’s second amended and restated certificate of incorporation, filed on December 10, 2020. As discussed further in Note 4, the Sponsor purchased the shares of Class B common stock for an aggregate purchase price of $25,000 or approximately $0.01 per share. The purchase price of the Alignment Shares was determined by dividing the amount contributed to the Company by the number of Alignment Shares issued. In connection with the Initial Public Offering, the Sponsor sold an aggregate of 201,250 Alignment Shares to certain of the Company’s directors, or their respective designees, and an officer of the Company. The Alignment Shares are entitled to 20% of the voting power of the Company’s common stock prior to the completion of the Company’s Business Combination.

The Alignment Shares are designated as shares of Class B common stock and are different from the shares of Class A common stock included in the SAILSM securities in several important ways, including that:

•	Only holders of the Alignment Shares have the right to vote on the election of directors prior to the Business Combination;

•	The Alignment Shares are subject to certain transfer restrictions, as described in more detail below;

•

The Sponsor and the Company’s officers and directors have entered a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to any Alignment Shares and public shares they hold in connection with the completion of the Business Combination, (ii) to waive their redemption rights with respect to any Alignment Shares and public shares they hold in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company has not consummated a Business Combination within 24 months (or 27 months, as applicable) from the closing of the Initial Public Offering or with respect to other specified provisions relating to stockholders’ rights or pre-Business Combination activity; and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to any Alignment Shares they hold if the Company fails to complete a Business Combination within 24 months (or 27 months, as applicable) from the closing of the Initial Public Offering, although they are entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete a Business Combination within such time period. If the Company submits the Business Combination to the public stockholders for a vote, the Sponsor and the Company’s directors and officers have agreed, pursuant to such letter agreement, to vote their Alignment Shares and any public shares purchased during or after the Initial Public Offering in favor of the Business Combination; and

•

The 2,012,500 shares of Class B common stock, par value $0.0001 per share, will convert as follows: on the last day of each measurement period, which will occur annually over seven fiscal years following the consummation of the Business Combination (and, with respect to any measurement period in which the Company undergoes a change of control or in which the Company is liquidated, dissolved or wound up, on the business day immediately prior to such event instead of on the last day of such measurement period), 201,250 Alignment Shares will automatically convert, subject to adjustment as described herein, into shares of the Company’s Class A common stock (“conversion shares”), as follows:

•

If the sum (such sum, the “Total Return”) of (i) the VWAP, calculated in accordance with “Item 15. Exhibits, and Financial Statement Schedules—Exhibit 4.5 Description of Securities—Alignment Shares—Volume weighted average price” of this Annual Report on Form 10-K which is incorporated herein by reference, of shares of Class A common stock for the final fiscal quarter in such measurement period and (ii) the amount per share of any dividends or distributions paid or payable to holders of Class A common stock on the record date for which is on or prior to the last day of the measurement period does not exceed the price threshold (as defined below), the number of conversion shares for such measurement period will be 2,013 shares of Class A common stock;

•

If the Total Return exceeds the price threshold but does not exceed an amount equal to 130% of the price threshold, then the number of conversion shares for such measurement period will be the greater of (i) 2,013 shares of Class A common stock and (ii) 20% of the difference between the Total Return and the price threshold, multiplied by (A) the sum (such sum (as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions), the “Closing Share Count”) of (x) the number of shares of Class A common stock outstanding immediately after the closing of the Initial Public Offering (including any exercise of the over-allotment option) and (y) if in connection with the Business Combination there are issued any shares of Class A common stock or Equity-Linked Securities (as defined below), the number of shares of Class A common stock so issued and the maximum number of shares of Class A common stock issuable

(whether settled in shares or in cash) upon conversion or exercise of such Equity-Linked Securities, divided by (B) the Total Return; and

•

If the Total Return exceeds an amount equal to 130% of the price threshold, then the number of conversion shares for such measurement period will be the greater of (i) 2,013 shares of Class A common stock and (ii) the sum of (x) 20% of the difference between an amount equal to 130% of the price threshold and the price threshold and (y) 30% of the difference between the Total Return and an amount equal to 130% of the price threshold, multiplied by (A) the Closing Share Count, divided by (B) the Total Return.

The term “measurement period” means (i) the period beginning on the date of the Company’s Business Combination and ending with, and including, the first fiscal quarter following the end of the fiscal year in which the Company consummates the Business Combination and (ii) each of the nine successive four-fiscal-quarter periods. The “price threshold” will initially equal $10.00 for the first measurement period and will thereafter be adjusted at the beginning of each subsequent measurement period to be equal to the greater of (i) the price threshold for the immediately preceding measurement period and (ii) the VWAP for the immediately preceding measurement period (in each case, as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions). “Equity-Linked Securities” means securities issued by the Company and/or any entities that (after giving effect to completion of the Business Combination) are subsidiaries of the Company that are directly or indirectly convertible into or exercisable for shares of Class A common stock, or for a cash settlement value in lieu thereof. The foregoing calculations will be based on the Company’s fiscal year and fiscal quarters, which may change as a result of the Business Combination.

Upon a change of control occurring after the Business Combination (but not in connection with the Business Combination), for the measurement period in which the change of control transaction occurs, the 201,250 Alignment Shares will automatically convert into conversion shares (on the business day immediately prior to such event), as follows:

•

If, prior to the date of such change of control, the Alignment Shares have already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least 5% of the Closing Share Count (the “5% Threshold Amount”), the number of conversion shares will equal the greater of (i) 2,013 shares of Class A common stock and (ii) the number of shares of Class A common stock that would be issuable based on the excess of the Total Return above the price threshold as described above with such Total Return calculated based on the purchase price or deemed value agreed upon in the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period;

•

If, prior to the date of the change of control, the Alignment Shares have not already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least the 5% Threshold Amount, the number of conversion shares will equal the greater of (i) the 5% Threshold Amount less any shares of Class A common stock previously issued upon conversion of Alignment Shares and (ii) the number of shares that would be issuable based on the excess of the Total Return above the price threshold described above with the Total Return calculated based on the purchase price or deemed value agreed upon in the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period; and

•

To the extent any remaining tranches of 201,250 Alignment Shares remain outstanding, each remaining tranche of 201,250 Alignment Shares will automatically convert into 2,013 shares of the Company’s Class A common stock.

The Company’s Sponsor, directors and officers have agreed not to transfer, assign or sell (i) any of their respective Alignment Shares except to any permitted transferees and (ii) any of their respective shares of Class A common stock deliverable upon conversion of the Alignment Shares for 30 days following the completion of the Company’s Business Combination.

Private Placement Warrants

On December 10, 2020 the Sponsor purchased from the Company an aggregate of 7,366,667 Private Placement Warrants at a price of $1.50 per warrant (approximately $11,050,000 in the aggregate), in a private placement that occurred simultaneously with the completion of the Initial Public Offering (the “Private Placement Warrants’’). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.00 per share, subject to adjustment. A portion of the purchase price of the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account such that at the time of closing $402,500,000 are held in the Trust Account. The Private Placement Warrants are not redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants are redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the SAILSM securities sold in the Initial Public Offering. The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of the Business Combination.

If the Company does not complete a Business Combination within 24 months from the closing of the offering (or 27 months, as applicable), the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Company’s public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration and Stockholder Rights

The registration and stockholder rights agreement of the Company (the “Registration and Stockholder Rights Agreement”) provides that holders of the Alignment Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, have registration rights to require the Company to register a sale of any of the Company’s securities held by such holders. These holders are entitled to make demands that the Company register such securities for sale under the Securities Act. In addition, these holders have certain “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the costs and expenses incurred in connection with filing any such registration statements. Pursuant to the Registration and Stockholder Rights Agreement, the Sponsor is entitled to nominate three individuals for election to the Company’s board of directors, as long as the Sponsor holds any securities covered by the Registration and Stockholder Rights Agreement.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third-party vendor (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all third party vendors (other than the Company’s independent auditors) and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 4—RELATED PARTY TRANSACTIONS

Shares of Common Stock

On October 13, 2020, the Sponsor purchased 100 undesignated shares of common stock for a purchase price of $100, or $1 per share, and advanced $25,000 in exchange for a promissory note. Prior to the Sponsor’s initial investment in the Company, the Company had no assets. On November 6, 2020, the Sponsor purchased an aggregate of 2,300,000 shares of Class B common stock for an aggregate purchase price of $25,000, or approximately $0.01 per share, paid through the cancellation of an equivalent outstanding amount under the promissory note between the Company and the Sponsor, and the tender to the Company of all 100 shares of the Company’s undesignated common stock held by the Sponsor. See “Note payable—Sponsor” and “Note 6—Stockholders’ Deficit” below. On November 27, 2020, 287,500 shares of Class B common stock were forfeited by the Sponsor. In connection with the Initial Public Offering, the Sponsor sold an aggregate of 201,250 Alignment Shares to certain of the Company’s directors, or their respective designees, and an officer of the Company. As of December 31, 2020, the Sponsor and the Company’s directors and officers held 2,012,500 Alignment Shares.

Private Placement Warrants Purchase

On December 10, 2020, the Sponsor purchased from the Company an aggregate of 7,366,667 Private Placement Warrants at a price of $1.50 per warrant or approximately $11,050,000 in the aggregate. See “Note 3—Initial Public Offering—Private Placement Warrants.” Approximately $3,000,000 of proceeds of the Private Placement Warrants purchase were added to the capital of the Company.

Note Payable—Sponsor

On October 13, 2020, the Sponsor advanced $25,000 to the Company in exchange for a promissory note. On November 6, 2020, the Sponsor purchased an aggregate of 2,300,000 shares of Class B common stock for an aggregate purchase price of $25,000, or approximately $0.01 per share, paid through the cancellation of an equivalent outstanding amount under the promissory note between the Company and the Sponsor, and the tender to the Company of all 100 shares of the Company’s undesignated common stock held by the Sponsor. Prior to the Initial Public Offering, the Sponsor loaned the Company $215,316 pursuant to an amended and restated unsecured promissory note to cover expenses related to the Company’s Initial Public Offering. These loans were noninterest bearing, unsecured and due at the earlier of June 30, 2021 and the closing of the Initial Public Offering. The $215,316 loan made pursuant to the amended and restated unsecured promissory note was repaid upon the completion of the Initial Public Offering out of the offering proceeds that have been allocated for the payment of offering expenses (other than underwriting commissions) not held in the Trust Account.

On February 16, 2021, the Company entered into a Second Amended and Restated Promissory Note with the Sponsor, with borrowing capacity up to $3,000,000, in order to finance transaction costs in connection with an intended Business Combination. The note is non-interest bearing and the unpaid principal balance of the promissory note shall be payable on the earlier of: (i) the consummation of a Business Combination and (ii) December 31, 2022. The principal amount of such loans may be convertible into Private Placement Warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the Sponsor. These warrants would be identical to the Private Placement Warrants. No amounts have been borrowed under the note by the Company as of March 31, 2021.

Administrative Service Agreement

On December 10, 2020, the Company entered into an agreement to pay $10,000 a month for office space, administrative and support services to an affiliate of the Sponsor and will terminate the agreement upon the earlier of a Business Combination or the liquidation of the Company. The Company recorded $6,144 of expense related to this agreement, which is included in Operating expenses on the Statement of Operations and Due to related party on the Balance Sheet.

NOTE 5— COMMITMENT AND CONTINGENCIES

Underwriting Agreement

The underwriter was entitled to underwriting discounts and commissions of $0.55 per SAILSM security, or $22,137,500, of which $8,050,000 was paid at closing of the Initial Public Offering. As of December 31, 2020, the Company had $14,087,500 of accrued offering costs in the accompanying Balance Sheet, representing deferred underwriting commissions that will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes the Business Combination, subject to the terms of the underwriting agreement. A portion of such amount, not to exceed 20% of the total amount of the deferred underwriting commissions held in the Trust Account, may be re-allocated or paid (a) to any underwriter from the Company’s Initial Public Offering in an amount (at the sole discretion of the Company’s management team) that is disproportionate to the portion of the aggregate deferred underwriting commission payable to such underwriter based on their participation in the Initial Public Offering and/or (b) to third parties that did not participate in the Company’s Initial Public Offering (but who are members of the Financial Industry Regulatory Authority (“FINRA”)) that assist the Company in consummating a Business Combination. The election to re-allocate or make any such payments to third parties will be solely at the discretion of the Company’s management team, and such third parties will be selected by the management team in their sole and absolute discretion. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 6—STOCKHOLDERS’ DEFICIT

Common Stock

The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 40,250,000 shares of Class A common stock outstanding, all of which are presented as temporary equity outside of the stockholders’ deficit section of the Company’s Balance Sheet due to their redemption features. Refer to “Note 1—Description of Organization and Business Operations—Business Combination” and “Note 2—Summary of Significant Accounting Policies—Class A Common Stock Subject to Redemptions” for details on the redemption features associated with the Company’s Class A common stock.

The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 2,012,500 shares of Class B common stock issued and outstanding.

The underwriter’s over-allotment option, which was exercised in full by the underwriter on December 11, 2020, included 5,250,000 SAILSM securities consisting of 5,250,000 shares of Class A common stock and 1,312,500 warrants which were issued to cover over-allotments.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants

Upon the closing of the Initial Public Offering, the Company simultaneously issued the Private Placement Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants are redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the SAILSM securities sold in the Initial Public Offering. The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of the Business Combination. If the Company does not complete the Business Combination within 24 months from the closing of this offering (or 27-months, as applicable), the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Company’s public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 7—REDEEMABLE WARRANT LIABILITY

Pursuant to the Initial Public Offering, the Company sold 40,250,000 SAILSM securities (including the full exercise of the underwriter’s over-allotment option) at a price of $10.00 per SAILSM security. Each SAILSM security consists of one share of Class A common stock of the Company at $0.0001 par value and one-fourth of one Redeemable Warrant (or 10,062,500 Redeemable Warrants in the aggregate). See “Note 3—Initial Public Offering” for additional details on the Redeemable Warrants.

The Company determined that the Redeemable Warrants qualified as freestanding financial instruments that are bifurcated from the Class A common stock and classified as a separate liability pursuant to ASC 815, “Derivatives and Hedging” (ASC 815). According to ASC 815, financial instruments classified as liabilities are presented at fair value each reporting period, with changes in fair value recorded through earnings. As of December 31, 2020, the value of the Redeemable Warrants was $18,716,250 and the Company recorded a loss on the remeasurement value of the Redeemable Warrants of $(2,204,822) for the period from October 13, 2020 (inception) through December 31, 2020 in the change in fair value of redeemable warrant liability line in the Statement of Operations.

The fair value of these instruments was estimated using Monte Carlo simulation. The key assumptions in the option pricing model utilized are assumptions related to expected underlying share-price volatility, expected term of the warrants, the risk-free interest rate and the Company’s dividend yield. The expected volatility as of the December 15, 2020 issuance date was derived from observable public warrant pricing on comparable ‘blank-check’ companies that went public in 2019 and 2020. The risk-free interest rate was based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants was assumed to be one year until the closing of a Business Combination, and an estimated five year holding period, based on typical equity investor holding periods. The dividend rate was based on the historical rate, which the Company anticipates to remain at zero.

NOTE 8—STOCK-BASED COMPENSATION

The Company sold an aggregate of 2,300,000 Alignment Shares to the Sponsor on November 6, 2020. On November 27, 2020, the Sponsor sold 201,250 Alignment Shares to certain of the Company’s directors, or their respective designees, and an officer of the Company and forfeited 287,500 Alignment Shares due to an adjustment pursuant to the Initial Public Offering. See “Note 3—Initial Public Offering—Alignment Shares” for additional details. As of December 31, 2020, 2,012,500 Alignment Shares were issued and outstanding.

On December 10, 2020, the Company sold an aggregate of 7,366,667 Private Placement Warrants at a price of $1.50 per warrant to the Sponsor in a private placement that occurred simultaneously with the completion of the Initial Public Offering. See “Note 3—Initial Public Offering—Private Placement Warrants” for additional details.

The Company determined that the incremental fair value over the price paid for the Alignment Shares and Private Placement Warrants would qualify as stock-based compensation within scope of ASC 718, Compensation – Stock Compensation (“ASC 718”) as a result of the services the Sponsor and directors and officers are providing to the Company through the date of a Business Combination.

Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. The Alignment Shares and Private Placement Warrants were granted subject to a performance condition (i.e., the occurrence of a Business Combination ), as well as various market conditions (i.e., stock price targets after consummation of the Business Combination). The various market conditions are considered in determining the grant date fair value of these instruments using Monte Carlo simulation. Compensation expense related to the Alignment Shares and Private Placement Warrants is recognized only when the satisfaction of the performance condition is probable. As of December 31, 2020, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized during the year ended December 31, 2020. Unrecognized stock-based compensation expense in excess of $250 million would be recognized at the date a Business Combination is considered probable (i.e., upon consummation).

NOTE 9—FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Money market fund held by Trust Account	$402,500,000	—	—
Redeemable warrant liability			$18,716,250

Total	$402,500,000	—	$18,716,250

NOTE 10—INCOME TAXES

The Company’s financial statements include total net loss before taxes of approximately $(2,500,565) for the year ended December 31, 2020. The income tax provision consists of the following:

December 31, 2020
Federal	—
Current	—
Deferred	—
State and local	—
Current	—
Deferred	—
Income tax provision (benefit)	—

The reconciliation of the differences between the provision/(benefit) for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows:

	December 31, 2020
	Amount	Percent of Pretax Income
Current tax at U.S. statutory rate	(525,119)	21%
Non-deductible Redeemable Warrants	463,013	-19%
Change in valuation allowance	62,106	-2%

Total income tax provision/(benefit)	—	0%

The components of deferred tax assets and liabilities as of December 31, 2020 are as follows:

December 31, 2020
Asset (liability)
Net operating losses	5,294
Capitalized costs	56,812

Deferred taxes before valuation allowance	62,106
Valuation allowance	(62,106)

Net deferred tax assets/(liabilities), net of allowance	—

As of December 31, 2020, the Company has concluded that it is more likely than not that the Company will not realize the benefit of its deferred tax assets associated with net operating losses and capitalized start-up costs. Start-up costs cannot be amortized until the Company starts business operations. Therefore, a full valuation allowance has been established, as future events such as business combinations cannot be considered when assessing the realizability of deferred tax assets. Accordingly, the net deferred tax assets have been fully reserved.

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates there is more than a 50% likelihood that the position will be sustained upon examination, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. As of December 31, 2020, the Company does not have any uncertain tax positions.

The Company’s continuing practice is to recognize potential accrued interest and/or penalties related to income tax matters within income tax expense. For the period from October 13, 2020 (inception) to December 31, 2020, the Company did not accrue any interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

NOTE 11—SUBSEQUENT EVENTS

Subsequent Events

Management has evaluated subsequent events and transactions that occurred after the balance sheet date up to March 31, 2021, the date the financial statements were issued. Other than the promissory note described in Note 4, the Company did not identify any subsequent events that would have required adjustment or disclosure to the financial statements.

CBRE ACQUISITION HOLDINGS, INC.

BALANCE SHEETS

(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash	$391,397	$625,916
Prepaid and other current assets	1,326,762	1,447,037

Total Current Assets	1,718,159	2,072,953
Assets held in Trust Account	402,510,957	402,501,008

Total Assets	$404,229,116	$404,573,961

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$—	$4,835
Due to related party	15,991	6,144
Franchise tax payable	100,000	26,218
Accrued expenses	2,186,170	96,850

Total Current Liabilities	2,302,161	134,047
Deferred underwriting commission	14,087,500	14,087,500
Sponsor promissory note	1,100,000	—
Redeemable warrant liability	10,867,500	18,716,250

Total Liabilities	28,357,161	32,937,797

Commitments and contingencies	—	—
Class A common stock subject to possible redemption, 40,250,000 shares at a redemption value of $10.00 per share	402,510,957	402,501,008
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized, 2,012,500 shares issued and outstanding	201	201
Additional paid-in capital	—	—
Accumulated deficit	(26,639,203)	(30,865,045)

Total Stockholders’ Deficit	(26,639,002)	(30,864,844)

Total Liabilities and Stockholders’ Deficit	$404,229,116	$404,573,961

The accompanying notes are an integral part of the financial statements.

CBRE ACQUISITION HOLDINGS, INC.

STATEMENT OF OPERATIONS

(Unaudited)

Six Months Ended June 30, 2021
Operating expenses	$(3,522,908)
Franchise tax expense	(100,000)

Loss from operations	$(3,622,908)

Other income (expense):
Change in fair value of redeemable warrant liability	7,848,750
Interest income earned on assets held in Trust Account	9,949

Income (loss) before income tax expense	$4,235,791
Provision for income taxes	—
Net income (loss)	$4,235,791

Net income (loss) per share:
Class A Common Stock – basic and diluted	$0.10

Class B Common Stock – basic and diluted	$0.10

The accompanying notes are an integral part of the financial statements.

CBRE ACQUISITION HOLDINGS, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Unaudited)

	Common Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	—	$—	2,012,500	$201	$—	$(30,865,045)	$(30,864,844)

Subsequent measurement under ASC 480-10-S99	—	—	—	—	—	(9,949)	(9,949)
Net income	—	—	—	—	—	4,235,791	4,235,791

Balance at June 30, 2021	—	$—	2,012,500	$201	$—	$(26,639,203)	$(26,639,002)

The accompanying notes are an integral part of the financial statements.

CBRE ACQUISITION HOLDINGS, INC.

STATEMENT OF CASH FLOWS

(Unaudited)

Six Months Ended June 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,235,791
Adjustments to reconcile net income to net cash used in operating activities:
Interest income (from Trust Account)	(9,949)
Change in fair value of redeemable warrant liability	(7,848,750)
Changes in operating assets and liabilities:
Prepaid and other current assets	120,275
Accounts payable	(4,835)
Due to related party	9,847
Franchise tax payable	73,782
Accrued expenses	2,089,320

Net cash used in operating activities	$(1,334,519)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Sponsor promissory note	1,100,000

Net cash provided by financing activities	$1,100,000

Decrease in cash	(234,519)
Cash at beginning of period	625,916

Cash at end of period	$391,397

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Change in Class A common stock subject to possible redemption	$9,949

The accompanying notes are an integral part of the financial statements.

CBRE Acquisition Holdings, Inc.

Notes to the Financial Statements

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

CBRE Acquisition Holdings, Inc. (the “Company”) was incorporated as a Delaware corporation on October 13, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

On October 13, 2020, the Company was funded by its Sponsor (as defined below) in the amount of $25,100, purchasing 100 undesignated shares of common stock for $100 and advancing $25,000 in exchange for a promissory note. The registration statement for the Company’s initial public offering (the “Initial Public Offering”) was declared effective on December 10, 2020. On December 15, 2020, the Company consummated the Initial Public Offering (as described below). As of June 30, 2021, the Company had neither engaged in any operations nor generated any revenues to date. The Company will not generate operating revenues prior to the completion of its Business Combination and will generate non-operating income in the form of interest income on permitted investments from the proceeds derived from the Initial Public Offering. See “The Trust Account” below. The Company has selected December 31st as its fiscal year end.

On July 12, 2021, the Company entered into a Business Combination Agreement (as defined below). Refer to “Note 11—Subsequent Events” for further discussion.

Sponsor

The Company’s sponsor is CBRE Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). On November 6, 2020, the Sponsor purchased an aggregate of 2,300,000 shares of Class B common stock (“Class B common stock” or “Alignment Shares”) for an aggregate purchase price of $25,000, or approximately $0.01 per share, paid through the cancellation of an equivalent outstanding amount under the promissory note between the Company and the Sponsor, and the tender to the Company of all 100 shares of the Company’s undesignated common stock held by the Sponsor. On November 27, 2020, 287,500 shares of Class B common stock were forfeited by the Sponsor. In connection with the Initial Public Offering, the Company amended and restated its certificate of incorporation to reclassify its Class B common stock. See “Note 3—Initial Public Offering—Alignment Shares” below. In connection with the Initial Public Offering, the Sponsor sold an aggregate of 201,250 Alignment Shares to certain of the Company’s directors, or their respective designees, and an officer of the Company.

Initial Public Offering

The Company intends to finance a Business Combination with proceeds of $402,500,000 from the Initial Public Offering of 40,250,000 SAILSM securities (including the full exercise of the underwriter’s over-allotment option) consisting of one share of Class A common stock, $0.0001 par value, of the Company (“Class A common stock”) and one-fourth of one warrant and approximately $11,050,000 from the sale of 7,366,667 Private Placement Warrants (as defined below) at $1.50 per warrant. Approximately $402,500,000 was held in a Trust Account (as defined below) as of the closing of the Initial Public Offering and the sale of Private Placement Warrants. The underwriter’s over-allotment option, which was exercised in full by the underwriter on December 11, 2020, included 5,250,000 SAILSM securities consisting of 5,250,000 shares of Class A common stock and 1,312,500 warrants which were issued to cover over-allotments.

As of February 1, 2021, holders of the Company’s SAILSM securities have the right to elect to separately trade the shares of Class A common stock and warrants included in the SAILSM securities. Any SAILSM securities not separated will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “CBAH.U,” and any underlying shares of Class A common stock and warrants that are separated will trade on NYSE under the symbols “CBAH” and “CBAH WS,” respectively. No fractional warrants will be issued upon separation of the SAILSM securities and only whole warrants will trade. The SAILSM securities will separate, without further action by the holders, at the closing of the Business Combination.

The Trust Account

Of the $413,550,000 in proceeds from the Initial Public Offering and the sale of the Private Placement Warrants, $402,500,000 was deposited in an interest-bearing U.S. based trust account (“Trust Account”). The funds in the Trust Account will be invested only in specified U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively “permitted investments”).

Funds will remain in the Trust Account except for the withdrawal of interest earned on the funds that may be released to the Company to pay taxes. The proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of a Business Combination, (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s Business Combination or to redeem 100% of the public shares if the Company does not complete a Business Combination within 24 months (or 27 months from the consummation of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the consummation of the Initial Public Offering but has not completed the Business Combination within such 24-month period) from the closing of the Initial Public Offering or (B) with respect to other specified provisions relating to stockholders’ rights or pre-Business Combination activity, and (iii) the redemption of all of the Company’s public shares if it has not completed a Business Combination within 24 months (or 27 months, as applicable) from the closing of the Initial Public Offering, subject to applicable law.

The remaining proceeds outside the Trust Account may be used to pay business, legal and accounting due diligence costs on prospective acquisitions, listing fees and continuing general and administrative expenses.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. As used herein, a Business Combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the Company signing a definitive agreement.

Having signed a definitive agreement for a Business Combination, the Company will provide the public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock in connection with a stockholder meeting to approve the Business Combination. Each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per public share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions payable to the underwriter. The Company will complete its Business Combination only if a majority of the outstanding shares of Class A common stock voted are voted in favor of the Business Combination (or, if the applicable rules of the NYSE then in effect require, a majority of the outstanding shares of common stock held by public stockholders are voted in favor of the business transaction). However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, after payment of the deferred underwriting commission (the “Redemption Floor”). In such an instance, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company has 24 months from the closing date of the Initial Public Offering to complete its Business Combination (or 27 months, as applicable). If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefore, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to pay its taxes (and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they will waive their rights to liquidating distributions from the Trust Account with respect to their Alignment Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Initial Public Offering (or 27 months, as applicable). However, if the Sponsor and the Company’s officers and directors acquire public shares after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination within the allotted 24 month period (or 27 month period, as applicable).

The underwriter has agreed to waive its rights to any deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination and those amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s public shares.

If the Company fails to complete a Business Combination, the redemption of the Company’s public shares will reduce the book value of the shares held by the Sponsor and the Company’s directors and officers, who will be the only remaining stockholders after such redemptions.

When the Company holds a stockholder vote in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, subject to the Redemption Floor. As a result, such shares have been recorded at their redemption amount and classified as temporary equity in accordance with FASB Accounting Standards Codification (ASC) 480, “Distinguishing Liabilities from Equity” (ASC 480).

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to

Continue as a Going Concern,” management has determined that the Company has access to additional funds from the Sponsor that are sufficient to fund the working capital needs of the Company for at least one year from the issuance of these financial statements. See “Note 4—Related Party Transactions—Notes Payable—Sponsor” for further information.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at June 30, 2021 and the results of operations and cash flows for the periods presented.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have any cash equivalents as of June 30, 2021 or December 31, 2020.

Assets Held in Trust Account

The Company invests in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company.

As of June 30, 2021, the assets held in the Trust Account were comprised of $402,509,142 invested in marketable debt securities and $1,815 of interest receivable associated with those investments. As of December 31, 2020, the assets held in the Trust Account were comprised of $402,500,000 invested in marketable debt securities and $1,008 of interest receivable associated with those investments. The Company classifies the marketable debt securities held in the Trust Account as available for sale. Available for sale debt securities are carried at their fair value and any difference between cost and fair value is recorded as an unrealized gain or loss, net of income taxes, and is reported as accumulated other comprehensive income (loss) in the statements of equity. The cost of securities sold is based on the specific identification method. The estimated fair values of marketable debt securities held in the Trust Account are determined using available market information. During the six months ended June 30, 2021 and the period ended December 31, 2020, there have been no realized or unrealized gains or losses or declines in value resulting from credit losses on the debt securities held in the Trust Account. Interest and dividends on the debt securities held in the Trust Account are included in Interest income earned on assets held in Trust Account in the Statement of Operations.

During the six months ended June 30, 2021 and the period ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account to pay its tax obligations.

Class A Common Stock Subject to Possible Redemptions

The Company accounts for its common stock as subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, the Company’s Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s Balance Sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures” (ASC 820), approximates the carrying amounts represented in the Balance Sheet due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I — Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II — Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Offering Costs

The Company incurred $22,926,943 in offering costs in connection with the Initial Public Offering. Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Initial Public Offering. The Company complies with the requirements of ASC 340, “Other Assets and Deferred Costs” (ASC 340), and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering.” These offering costs were allocated between the Redeemable Warrant liability ($997,322) and Class A common stock subject to redemption ($21,929,621) in proportion to the proceeds of the Initial Public Offering.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with the “Accounting for Income Taxes” Topic of the FASB ASC (Topic 740). Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Net Income (Loss) per Share of Common Stock

The Company has two classes of common stock, Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of common stock. Net income (loss) per share of common stock is computed by dividing pro rata net income by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method.

The Company has not considered the effect of the Redeemable Warrants and Private Placement Warrants to purchase an aggregate of 17,429,167 Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the warrants are out of the money and hence would not result in the issuance of incremental shares of common stock under the treasury stock method. For the same reason, the Company did not consider the effect of an exercise of the Private Placements Warrants that are associated with the drawn amount of the Promissory Note. The outstanding balance entitles the Sponsor to receive 733,333 Private Placements Warrants upon the close of the intended business combination, each exercisable to purchase one share of Class A common stock at $11.00 per share. As a result, diluted income (loss) per share of common stock is the same as basic income (loss) per share of common stock for the period. No warrants were exercised during the six months ended June 30, 2021.

	Six Months Ended
	June 30, 2021
	Class A common stock	Class B common stock
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss) including accretion of temporary equity	$4,024,612	$201,230

Denominator:
Weighted-average shares outstanding	40,250,000	2,012,500

Basic and diluted net income (loss) per share	$0.10	$0.10

Stock-Based Compensation

Stock-based compensation expense associated with the Company’s equity awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. The fair value of equity awards has been estimated using Monte Carlo simulations. Forfeitures are recognized as incurred.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Refer to “Note 7—Redeemable Warrant Liability” for the valuation of the Company’s Redeemable Warrant liability. Refer to “Note 8—Stock-Based Compensation” for the valuation of our stock-based compensation.

Recent Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (FASB) issued ASU 2019-12, “Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes.” This ASU removes specific exceptions to the general principles in ASC 740 and improves and simplifies financial statement preparers’ application of income tax-related guidance. This ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within those years, with early adoption permitted. The Company adopted ASU 2019-12 in the first quarter of 2021 and the adoption did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3—INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 40,250,000 SAILSM securities (including the full exercise of the underwriter’s over-allotment option) at a price of $10.00 per SAILSM security. Each SAILSM security consists of one share of Class A common stock and one-fourth of one Redeemable Warrant (or

10,062,500 Redeemable Warrants in the aggregate). Under the terms of the warrant agreement, the Company has agreed to use its commercially reasonable efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of common stock issuable upon exercise of the Redeemable Warrants. Each whole Redeemable Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.00 per share subject to adjustment as provided herein. The warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Only whole warrants may be exercised and no fractional warrants will be issued upon separation of the SAILSM securities and only whole warrants will trade. The Company granted the underwriter a 45-day option to purchase up to an additional 5,250,000 SAILSM securities to cover over-allotments, which was exercised in full by the underwriter on December 11, 2020.

Alignment Shares

As of June 30, 2021, the Sponsor and the Company’s directors and officers held 2,012,500 Alignment Shares. The Alignment Shares are designated as shares of Class B common stock and were reclassified in connection with the Initial Public Offering by the Company’s second amended and restated certificate of incorporation, filed on December 10, 2020. As discussed further in Note 4, the Sponsor purchased the shares of Class B common stock for an aggregate purchase price of $25,000 or approximately $0.01 per share. The purchase price of the Alignment Shares was determined by dividing the amount contributed to the Company by the number of Alignment Shares issued. In connection with the Initial Public Offering, the Sponsor sold an aggregate of 201,250 Alignment Shares to certain of the Company’s directors, or their respective designees, and an officer of the Company. The Alignment Shares are entitled to 20% of the voting power of the Company’s common stock prior to the completion of the Company’s Business Combination.

The Alignment Shares are designated as shares of Class B common stock and are different from the shares of Class A common stock included in the SAILSM securities in several important ways, including that:

•	Only holders of the Alignment Shares have the right to vote on the election of directors prior to the Business Combination;

•	The Alignment Shares are subject to certain transfer restrictions, as described in more detail below;

•

The Sponsor and the Company’s officers and directors have entered a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to any Alignment Shares and public shares they hold in connection with the completion of the Business Combination, (ii) to waive their redemption rights with respect to any Alignment Shares and public shares they hold in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company has not consummated a Business Combination within 24 months (or 27 months, as applicable) from the closing of the Initial Public Offering or with respect to other specified provisions relating to stockholders’ rights or pre-Business Combination activity; and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to any Alignment Shares they hold if the Company fails to complete a Business Combination within 24 months (or 27 months, as applicable) from the closing of the Initial Public Offering, although they are entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete a Business Combination within such time period. If the Company submits the Business Combination to the public stockholders for a vote, the Sponsor and the Company’s directors and officers have agreed, pursuant to such letter agreement, to vote their Alignment Shares and any public shares purchased during or after the Initial Public Offering in favor of the Business Combination; and

•

The 2,012,500 shares of Class B common stock, par value $0.0001 per share, will convert as follows: on the last day of each measurement period, which will occur annually over ten fiscal years following the consummation of the Business Combination (and, with respect to any measurement period in which the Company undergoes a change of control or in which the Company is liquidated, dissolved or wound up, on the business day immediately prior to such event instead of on the last day of such measurement period), 201,250 Alignment Shares will automatically convert, subject to adjustment as described herein, into shares of the Company’s Class A common stock (“conversion shares”), as follows:

•

If the sum (such sum, the “Total Return”) of (i) the VWAP, calculated in accordance with “Item 15. Exhibits, and Financial Statement Schedules—Exhibit 4.5 Description of Securities—Alignment Shares—Volume weighted average price” of the Company’s Annual Report on Form 10-K which is incorporated herein by reference, of shares of Class A common stock for the final fiscal quarter in such measurement period and (ii) the amount per share of any dividends or distributions paid or payable to holders of Class A common stock on the record date for which is on or prior to the last day of the measurement period does not exceed the price threshold (as defined below), the number of conversion shares for such measurement period will be 2,013 shares of Class A common stock;

•

If the Total Return exceeds the price threshold but does not exceed an amount equal to 130% of the price threshold, then the number of conversion shares for such measurement period will be the greater of (i) 2,013 shares of Class A common stock and (ii) 20% of the difference between the Total Return and the price threshold, multiplied by (A) the sum (such sum (as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions), the “Closing Share Count”) of (x) the number of shares of Class A common stock outstanding immediately after the closing of the Initial Public Offering (including any exercise of the over-allotment option) and (y) if in connection with the Business Combination there are issued any shares of Class A common stock or Equity-Linked Securities (as defined below), the number of shares of Class A common stock so issued and the maximum number of shares of Class A common stock issuable (whether settled in shares or in cash) upon conversion or exercise of such Equity-Linked Securities, divided by (B) the Total Return; and

•

If the Total Return exceeds an amount equal to 130% of the price threshold, then the number of conversion shares for such measurement period will be the greater of (i) 2,013 shares of Class A common stock and (ii) the sum of (x) 20% of the difference between an amount equal to 130% of the price threshold and the price threshold and (y) 30% of the difference between the Total Return and an amount equal to 130% of the price threshold, multiplied by (A) the Closing Share Count, divided by (B) the Total Return.

The term “measurement period” means (i) the period beginning on the date of the Company’s Business Combination and ending with, and including, the first fiscal quarter following the end of the fiscal year in which the Company consummates the Business Combination and (ii) each of the nine successive four-fiscal-quarter periods. The “price threshold” will initially equal $10.00 for the first measurement period and will thereafter be adjusted at the beginning of each subsequent measurement period to be equal to the greater of (i) the price threshold for the immediately preceding measurement period and (ii) the VWAP for the immediately preceding measurement period (in each case, as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions). “Equity-Linked Securities” means securities issued by the Company and/or any entities that (after giving effect to completion of the Business Combination) are subsidiaries of the Company that are directly or indirectly convertible into or exercisable for shares of Class A common stock, or for a cash settlement value in lieu thereof. The foregoing calculations will be based on the Company’s fiscal year and fiscal quarters, which may change as a result of the Business Combination.

Upon a change of control occurring after the Business Combination (but not in connection with the Business Combination), for the measurement period in which the change of control transaction occurs, the 201,250

Alignment Shares will automatically convert into conversion shares (on the business day immediately prior to such event), as follows:

•

If, prior to the date of such change of control, the Alignment Shares have already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least 5% of the Closing Share Count (the “5% Threshold Amount”), the number of conversion shares will equal the greater of (i) 2,013 shares of Class A common stock and (ii) the number of shares of Class A common stock that would be issuable based on the excess of the Total Return above the price threshold as described above with such Total Return calculated based on the purchase price or deemed value agreed upon in the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period;

•

If, prior to the date of the change of control, the Alignment Shares have not already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least the 5% Threshold Amount, the number of conversion shares will equal the greater of (i) the 5% Threshold Amount less any shares of Class A common stock previously issued upon conversion of Alignment Shares and (ii) the number of shares that would be issuable based on the excess of the Total Return above the price threshold described above with the Total Return calculated based on the purchase price or deemed value agreed upon in the change of control transaction rather than the VWAP for the final fiscal quarter in the relevant measurement period; and

•

To the extent any remaining tranches of 201,250 Alignment Shares remain outstanding, each remaining tranche of 201,250 Alignment Shares will automatically convert into 2,013 shares of the Company’s Class A common stock.

The Company’s Sponsor, directors and officers have agreed not to transfer, assign or sell (i) any of their respective Alignment Shares except to any permitted transferees and (ii) any of their respective shares of Class A common stock deliverable upon conversion of the Alignment Shares for 30 days following the completion of the Company’s Business Combination.

On July 12, 2021, the Company entered into a Business Combination Agreement and modified the terms of the Alignment Shares. Refer to “Note 11—Subsequent Events” for further discussion.

Private Placement Warrants

On December 10, 2020 the Sponsor purchased from the Company an aggregate of 7,366,667 Private Placement Warrants at a price of $1.50 per warrant (approximately $11,050,000 in the aggregate), in a private placement that occurred simultaneously with the completion of the Initial Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.00 per share, subject to adjustment. A portion of the purchase price of the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account such that at the time of closing $402,500,000 was held in the Trust Account.

The Private Placement Warrants are not redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants are redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the SAILSM securities sold in the Initial Public Offering. The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of the Business Combination.

If the Company does not complete a Business Combination within 24 months from the closing of the offering (or 27 months, as applicable), the proceeds from the sale of the Private Placement Warrants held in the Trust

Account will be used to fund the redemption of the Company’s public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration and Stockholder Rights

The registration and stockholder rights agreement of the Company (the “Registration and Stockholder Rights Agreement”) provides that holders of the Alignment Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, have registration rights to require the Company to register a sale of any of the Company’s securities held by such holders. These holders are entitled to make demands that the Company register such securities for sale under the Securities Act. In addition, these holders have certain “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the costs and expenses incurred in connection with filing any such registration statements. Pursuant to the Registration and Stockholder Rights Agreement, the Sponsor is entitled to nominate three individuals for election to the Company’s board of directors, as long as the Sponsor holds any securities covered by the Registration and Stockholder Rights Agreement.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third-party vendor (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all third party vendors (other than the Company’s independent auditors) and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 4—RELATED PARTY TRANSACTIONS

Shares of Common Stock

On October 13, 2020, the Sponsor purchased 100 undesignated shares of common stock for a purchase price of $100, or $1 per share, and advanced $25,000 in exchange for a promissory note. Prior to the Sponsor’s initial investment in the Company, the Company had no assets. On November 6, 2020, the Sponsor purchased an aggregate of 2,300,000 shares of Class B common stock for an aggregate purchase price of $25,000, or approximately $0.01 per share, paid through the cancellation of an equivalent outstanding amount under the promissory note between the Company and the Sponsor, and the tender to the Company of all 100 shares of the Company’s undesignated common stock held by the Sponsor. See “Note payable—Sponsor” and “Note 6—Stockholders’ Deficit” below. On November 27, 2020, 287,500 shares of Class B common stock were forfeited by the Sponsor. In connection with the Initial Public Offering, the Sponsor sold an aggregate of 201,250 Alignment Shares to certain of the Company’s directors, or their respective designees, and an officer of the Company. As of June 30, 2021 and December 31, 2020, the Sponsor and the Company’s directors and officers held 2,012,500 Alignment Shares.

Private Placement Warrants Purchase

On December 10, 2020, the Sponsor purchased from the Company an aggregate of 7,366,667 Private Placement Warrants at a price of $1.50 per warrant or approximately $11,050,000 in the aggregate. See “Note 3—Initial Public Offering—Private Placement Warrants.” Approximately $3,000,000 of proceeds of the Private Placement Warrants purchase were added to the capital of the Company.

Sponsor Promissory Note

On October 13, 2020, the Sponsor advanced $25,000 to the Company in exchange for a promissory note. On November 6, 2020, the Sponsor purchased an aggregate of 2,300,000 shares of Class B common stock for an aggregate purchase price of $25,000, or approximately $0.01 per share, paid through the cancellation of an equivalent outstanding amount under the promissory note between the Company and the Sponsor, and the tender to the Company of all 100 shares of the Company’s undesignated common stock held by the Sponsor. Prior to the Initial Public Offering, the Sponsor loaned the Company $215,316 pursuant to an amended and restated unsecured promissory note to cover expenses related to the Company’s Initial Public Offering. These loans were noninterest bearing, unsecured and due at the earlier of June 30, 2021 and the closing of the Initial Public Offering. The $215,316 loan made pursuant to the amended and restated unsecured promissory note was repaid upon the completion of the Initial Public Offering out of the offering proceeds that have been allocated for the payment of offering expenses (other than underwriting commissions) not held in the Trust Account.

On February 16, 2021, the Company entered into a Second Amended and Restated Promissory Note with the Sponsor (the “Sponsor Note”), with borrowing capacity up to $3,000,000, in order to finance transaction costs in connection with an intended Business Combination. The note is non-interest bearing and the unpaid principal balance of the promissory note shall be payable on the earlier of: (i) the consummation of a Business Combination and (ii) December 31, 2022. The principal amount of such loans may be convertible into Private Placement Warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the Sponsor. These warrants would be identical to the Private Placement Warrants. On May 17, 2021, the Company borrowed $1,100,000 under the note, which was outstanding as of June 30, 2021. The note is carried at fair value on the Company’s Balance Sheet and remeasured each reporting period in accordance with the guidance in ASC 480, “Distinguishing Liabilities from Equity.” As of June 30, 2021, the fair value of the Sponsor Note was determined to equal the drawn amount, as the fair value of the Private Placement Warrants is less than the stated conversion price. On August 12, the Company borrowed an additional $1,900,000 under the note, for total outstanding borrowings of $3,000,000.

Administrative Service Agreement

On December 10, 2020, the Company entered into an agreement to pay $10,000 a month for office space, administrative and support services to an affiliate of the Sponsor and will terminate the agreement upon the earlier of a Business Combination or the liquidation of the Company. For the six months ended June 30, 2021, the Company recorded $60,000 of expense related to this agreement, which is included in Operating expenses on the Statement of Operations.

NOTE 5— COMMITMENT AND CONTINGENCIES

Underwriting Agreement

The underwriter was entitled to underwriting discounts and commissions of $0.55 per SAILSM security, or $22,137,500, of which $8,050,000 was paid at closing of the Initial Public Offering. As of June 30, 2021, the Company had $14,087,500 of accrued offering costs in the accompanying Balance Sheet, representing deferred underwriting commissions that will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes the Business Combination, subject to the terms of the underwriting agreement. A portion of such amount, not to exceed 20% of the total amount of the deferred underwriting commissions held in the Trust Account, may be re-allocated or paid (a) to any underwriter from the Company’s Initial Public Offering in an amount (at the sole discretion of the Company’s management team) that is disproportionate to the portion of the aggregate deferred underwriting commission payable to such underwriter based on their participation in the Initial Public Offering and/or (b) to third parties that did not participate in the Company’s Initial Public Offering (but who are members of the Financial Industry Regulatory Authority (“FINRA”)) that assist the Company in consummating a Business Combination. The election to re-allocate or make any such payments to third parties will be solely at the discretion of the Company’s management team, and such third parties will be selected by the management team in their sole and absolute discretion. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 6—STOCKHOLDERS’ DEFICIT

Common Stock

The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 40,250,000 shares of Class A common stock outstanding, all of which are presented as temporary equity outside of the stockholders’ deficit section of the Company’s Balance Sheet due to their redemption features. Refer to “Note 1—Description of Organization and Business Operations—Business Combination” and “Note 2—Summary of Significant Accounting Policies—Class A Common Stock Subject to Redemptions” for details on the redemption features associated with the Company’s Class A common stock.

The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 2,012,500 shares of Class B common stock issued and outstanding.

The underwriter’s over-allotment option, which was exercised in full by the underwriter on December 11, 2020, included 5,250,000 SAILSM securities consisting of 5,250,000 shares of Class A common stock and 1,312,500 warrants which were issued to cover over-allotments.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants

Upon the closing of the Initial Public Offering, the Company simultaneously issued the Private Placement Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants are redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the SAILSM securities sold in the Initial Public Offering. The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of the Business Combination. If the Company does not complete the Business Combination within 24 months from the closing of the offering (or 27-months, as applicable), the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Company’s public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 7—REDEEMABLE WARRANT LIABILITY

Pursuant to the Initial Public Offering, the Company sold 40,250,000 SAILSM securities (including the full exercise of the underwriter’s over-allotment option) at a price of $10.00 per SAILSM security. Each SAILSM security consists of one share of Class A common stock of the Company at $0.0001 par value and one-fourth of one Redeemable Warrant (or 10,062,500 Redeemable Warrants in the aggregate). See “Note 3—Initial Public Offering” for additional details on the Redeemable Warrants.

The Company determined that the Redeemable Warrants qualified as freestanding financial instruments that are bifurcated from the Class A common stock and classified as a separate liability pursuant to ASC 815, “Derivatives and Hedging” (ASC 815). According to ASC 815, financial instruments classified as liabilities are presented at fair value each reporting period, with changes in fair value recorded through earnings. As of June 30, 2021 and December 31, 2020, the value of the Redeemable Warrants was $10,867,500 and $18,716,250, respectively. The Company recorded a gain on the remeasurement value of the Redeemable Warrants of $7,848,750 for the six months ended June 30, 2021 in the change in fair value of redeemable warrant liability line in the Statement of Operations.

As the Redeemable Warrants, effective February 1, 2021, are separately traded on NYSE under the symbol “CBAH WS,” as of June 30, 2021, the fair value of the Redeemable Warrants was determined based on the quoted trading price of these instruments. As of December 31, 2020, the fair value of these instruments was estimated using Monte Carlo simulation. The key assumptions in the option pricing model utilized are assumptions related to expected underlying share-price volatility, expected term of the warrants, the risk-free interest rate and the Company’s dividend yield. The expected volatility as of the December 15, 2020 was derived from observable public warrant pricing on comparable ‘blank-check’ companies that went public in 2019 and 2020. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be one year until the closing of a Business Combination, and an estimated five year holding period, based on typical equity investor holding periods. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

NOTE 8—STOCK-BASED COMPENSATION

The Company sold an aggregate of 2,300,000 Alignment Shares to the Sponsor on November 6, 2020. On November 27, 2020, the Sponsor sold 201,250 Alignment Shares to certain of the Company’s directors, or their respective designees, and an officer of the Company and forfeited 287,500 Alignment Shares due to an adjustment pursuant to the Initial Public Offering. See “Note 3—Initial Public Offering—Alignment Shares” for additional details. As of December 31, 2020 and June 30, 2021, 2,012,500 Alignment Shares were issued and outstanding.

On December 10, 2020, the Company sold an aggregate of 7,366,667 Private Placement Warrants at a price of $1.50 per warrant to the Sponsor in a private placement that occurred simultaneously with the completion of the Initial Public Offering. See “Note 3—Initial Public Offering—Private Placement Warrants” for additional details.

The Company determined that the incremental fair value over the price paid for the Alignment Shares and Private Placement Warrants would qualify as stock-based compensation within scope of ASC 718, “Compensation—Stock Compensation” (ASC 718) as a result of the services the Sponsor and directors and officers are providing to the Company through the date of a Business Combination.

Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. The Alignment Shares and Private Placement Warrants were granted subject to a performance condition (i.e., the occurrence of a Business Combination ), as well as various market conditions (i.e., stock price targets after consummation of the Business Combination). The various market conditions are considered in determining the grant date fair value of these instruments using Monte Carlo simulation. Compensation expense related to the Alignment Shares and Private Placement Warrants is recognized only when the satisfaction of the performance condition is probable. At June 30, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized through June 30, 2021. Unrecognized stock-based compensation expense as of June 30, 2021 was in excess of $250 million would be recognized at the date a Business Combination is considered probable (i.e., upon consummation).

On July 12, 2021, the Company entered into a Business Combination Agreement and modified the terms of the Alignment Shares which resulted in a decrease in the unrecognized stock-based compensation expense. Refer to “Note 11—Subsequent Events” for further discussion.

NOTE 9—FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured on a recurring basis as of June 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Money market fund held by Trust Account	$402,509,142	$—	$—

Total assets at fair value	$402,509,142	$—	$—

Liabilities
Sponsor promissory note	$—	$1,100,000	$—
Redeemable warrant liability	10,867,500	—	—

Total liabilities at fair value	$10,867,500	$1,100,000	$—

The following table presents information about the Company’s assets and liabilities that are measured on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Money market fund held by Trust Account	$402,500,000	$—	$—

Total assets at fair value	$402,500,000	$—	$—

Liabilities
Redeemable warrant liability	$—	$—	$18,716,250

Total liabilities at fair value	$—	$—	$18,716,250

NOTE 10—INCOME TAXES

The Company’s provision for income taxes for the six months ended June 30, 2021 was $0.0 million. The Company’s effective tax rate for the six months ended June 30, 2021 was 0% as the Company continues to record full valuation allowance for all of its deferred tax assets.

As of June 30, 2021 and December 31, 2020, the Company has concluded that it is more likely than not that the Company will not realize the benefit of its deferred tax assets associated with net operating losses and capitalized start-up costs. Start-up costs cannot be amortized until the Company starts business operations. Therefore, a full valuation allowance has been established, as future events such as business combinations cannot be considered when assessing the realizability of deferred tax assets. Accordingly, the net deferred tax assets have been fully reserved.

As of June 30, 2021 and December 31, 2020, the Company has not recorded any tax liability for uncertain tax positions. The Company’s continuing practice is to recognize potential accrued interest and/or penalties related to income tax matters within income tax expense. During the six months ended June 30, 2021, the Company did not accrue any interest and penalties.

NOTE 11—SUBSEQUENT EVENTS

Subsequent Events

Management has evaluated subsequent events and transactions that occurred after the balance sheet date up to August 13, 2021, the date the financial statements were issued.

Business Combination Agreement

On July 12, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among CBAH, CBAH Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), CBAH Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), Altus Power America Holdings, LLC, a Delaware limited liability company (“Altus Power Holdings”), APAM Holdings LLC, a Delaware limited liability company (“Altus Management Holdings”) and Altus Power, Inc., a Delaware corporation (“Altus”). Upon the terms and subject to the conditions of the Business Combination Agreement, CBAH will acquire Altus and CBAH will be renamed as “Altus Power, Inc.”

Pursuant to the Business Combination Agreement, at the closing of the transactions contemplated therein, First Merger Sub will merge with and into Altus, and the company surviving that merger will merge with and into Second Merger Sub and, as a result of such mergers, the holders of common stock of Altus will be entitled to receive, in the aggregate, $900 million of CBAH’s Class A common stock (valued at $10 per share). All issued and outstanding shares of common stock of Altus are currently held by Altus Power Holdings, and prior to the closing such shares would be distributed to holders of equity interests in Altus Power Holdings (including Altus Management Holdings) and Altus Management Holdings will distribute the shares it receives to the equity holders of Altus Management Holdings. In addition, at the closing, each share of preferred stock of Altus issued and outstanding immediately prior to such merger will be redeemed. Such redemption is expected to require approximately $275 million, assuming no additional preferred equity is issued prior to the closing. Altus is permitted to issue additional preferred stock subject to certain restrictions in the Business Combination Agreement.

The Business Combination Agreement contains certain termination rights for CBAH and Altus, including the right of either party to terminate the agreement if the closing of the transactions contemplated by the Business Combination Agreement have not occurred by March 31, 2022 (subject to certain exceptions) or if CBAH has not obtained the required approvals from its stockholders.

PIPE Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, the Company has entered into separate subscription agreements (collectively, the “PIPE Subscription Agreements”), dated July 12, 2021, with certain investors, pursuant to which the Company has agreed to issue and sell, in private placements to close contemporaneously with, but immediately prior to, the Business Combination, an aggregate of 27.5 million shares of Class A common stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $275.0 million (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, and will be consummated concurrently with, the closing of the transactions contemplated by the Business Combination Agreement. Pursuant to its PIPE Subscription Agreement, the Sponsor has committed to purchase shares of the Company’s Class A common stock in an aggregate amount of $70.0 million, with a commitment to purchase additional shares of the Company’s Class A common stock in an aggregate amount of up to

$150.0 million to the extent of the amount of redemptions of shares of the Company’s Class A common stock submitted for redemption by public stockholders in connection with the closing. The Company’s Chief Executive Officer and Director, William Concannon has also committed to purchase shares of the Company’s Class A common stock in an aggregate amount of $1.0 million.

Modification of Alignment Shares

At the closing of the Business Combination Agreement, the Company’s certificate of incorporation will be amended and restated to be in the form attached to the Business Combination Agreement (the “PubCo Charter”), and will, among other things, provide that the shares of Class B common stock will convert into shares of Class A common stock over a seven year measurement period following the closing. Furthermore, the PubCo Charter caps the total number of shares of Class A common stock that may be issued in such conversion to 8.5% of the total number of issued and outstanding shares of Class A common stock on the closing date of the transactions contemplated by the Business Combination Agreement except that if there are more than $100 million in outstanding redemptions of shares of the Company’s Class A common stock in connection therewith, the 8.5% cap in the foregoing calculation will be increased to 9.5%. Contemporaneously with the execution of the Business Combination Agreement, the holders of Class B common stock will surrender 30% of the shares of Class B common stock held by such holder.

The fair value of the Alignment Shares was remeasured upon the agreement to the modification described above. The fair value of the Alignment Shares was reduced to approximately $110 million in connection with such modifications on July 12, 2021 (“modification date”). The Company determined that the satisfaction of the performance condition remained improbable as of the modification date. Consequently, no compensation expense was recognized at the modification date. The unrecognized compensation expense will be recognized when the performance condition becomes probable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders’ and the Board of Directors of Altus Power, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Altus Power, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, consolidated statements of changes in stockholder’s equity (deficit), and consolidated statements of cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Stamford, CT

August 11, 2021

We have served as the Company’s auditor since 2014

Altus Power, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the Year Ended December 31,
	2020	2019
Operating revenues, net	$45,278	$37,434
Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below).	9,661	6,784
General and administrative	10,143	8,952
Depreciation, amortization and accretion expense	11,932	8,210
Acquisition and entity formation costs	1,015	866

Total operating expenses	$32,751	$24,812

Operating income	12,527	12,622
Other (income) expenses
Other expense (income), net	258	(2,291)
Interest expense, net	14,073	22,288

Total other expense	$14,331	$19,997

Loss before income tax expense	$(1,804)	$(7,375)
Income tax expense	(83)	(1,185)

Net loss	$(1,887)	$(8,560)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(8,680)	(4,193)

Net income (loss) attributable to Altus Power, Inc.	$6,793	$(4,367)

Cumulative preferred dividends and commitment fee earned on Series A redeemable preferred stock	(15,590)	(1,523)
Redeemable Series A preferred stock accretion	(2,166)	(231)

Net (loss) attributable to common stockholder	$(10,963)	$(6,121)

Net loss per share attributable to common stockholder
Basic and diluted	$(10,654)	$(8,129)
Weighted average shares used to compute net loss per share attributable to common stockholder
Basic and diluted	1,029	753

The accompanying notes are an integral part of these consolidated financial statements.

Altus Power, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash	$33,832	$26,641
Current portion of restricted cash	3,465	4,973
Accounts receivable, net	5,752	2,030
Due from related parties	—	3
Other current assets	1,748	2,321

Total current assets	44,797	35,968
Restricted cash, noncurrent portion	909	523
Property, plant and equipment, net	519,394	326,970
Intangible assets, net	11,758	8,967
Other assets	4,702	699

Total assets	$581,560	$373,127

Liabilities, redeemable noncontrolling interests, redeemable preferred stock and stockholder’s deficit
Current liabilities:
Accounts payable	$1,571	$2,130
Interest payable	2,665	1,004
Purchase price payable	2,638	—
Current portion of long-term debt, net	35,209	39,833
Other current liabilities	1,369	2,570

Total current liabilities	43,452	45,537
Long-term debt, net of current portion	353,934	178,241
Intangible liabilities, net	4,647	4,395
Asset retirement obligations	4,446	683
Deferred tax liability	11,001	10,613
Other long-term liabilities	6,774	1,551

Total liabilities	$424,254	$241,020
Commitments and contingent liabilities (Note 12)
Redeemable noncontrolling interests	18,311	3,411
Series A redeemable preferred stock $0.01 par value; 310,000 shares authorized; 208,000 and 176,500 shares issued and outstanding as of December 31, 2020 and 2019 (Liquidation preference $212,163 and $178,023, respectively)	203,747	167,441
Stockholder’s deficit
Common stock $1.00 par value; 10,000 shares authorized and 1,029 shares issued and outstanding as of December 31, 2020 and 2019	1	1
Additional paid-in capital	2,033	163
Accumulated deficit	(80,802)	(47,339)

Total stockholder’s deficit	$(78,768)	$(47,175)
Noncontrolling interests	14,016	8,430

Total deficit	$(64,752)	$(38,745)

Total liabilities, redeemable noncontrolling interests, redeemable preferred stock and deficit	$581,560	$373,127

The following table presents the assets and liabilities of the consolidated variable interest entities (Refer to Note 7).

	As of December 31,
(In thousands)	2020	2019
Assets of consolidated VIEs, included in total assets above:
Cash	$7,288	$8,665
Current portion of restricted cash	3,106	969
Accounts receivable, net	2,842	1,029
Other current assets	846	586
Restricted cash, noncurrent portion	352	201
Property, plant and equipment, net	344,140	223,947
Intangible assets, net	6,477	4,338
Other assets	358	—

Total assets of consolidated VIEs	$365,409	$239,735

Liabilities of consolidated VIEs, included in total liabilities above:
Accounts payable	$876	$53
Interest payable	—	95
Current portion of long-term debt, net	—	17,462
Other current liabilities	1,118	2,321
Intangible liabilities, net	1,020	—
Asset retirement obligations	3,390	315
Other long-term liabilities	351	122

Total liabilities of consolidated VIEs	$6,755	$20,368

The accompanying notes are an integral part of these consolidated financial statements.

Altus Power, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholder’s Equity (Deficit)	Non Controlling Interests	Total Equity (Deficit)
	Shares	Amount
As of December 31, 2018	720	$1	$43,912	$14,646	$58,559	$8,822	$67,381
Cumulative effect of ASU 2014-09 adoption	—	—	—	(777)	(777)	—	(777)
Cash contributions from common equity stockholder	—	—	5,750	—	5,750	—	5,750
Issuance of common stock	309	—	6,700	—	6,700	—	6,700
Cash contributions from noncontrolling interests	—	—	—	—	—	5,021	5,021
Equity issuance costs	—	—	(180)	—	(180)	—	(180)
Accretion of Series A preferred stock	—	—	—	(231)	(231)	—	(231)
Stock-based compensation	—	—	70	—	70	—	70
Accrued dividends on Series A preferred stock	—	—	—	(1,450)	(1,450)	—	(1,450)
Cash distributions to common equity stockholder	—	—	(56,252)	(55,160)	(111,412)	—	(111,412)
Cash distributions to noncontrolling interest	—	—	—	—	—	(700)	(700)
Redemption of noncontrolling interest	—	—	163	—	163	(470)	(307)
Noncontrolling interest assumed through acquisitions	—	—	—	—	—	590	590
Net loss	—	—	—	(4,367)	(4,367)	(4,833)	(9,200)

As of December 31, 2019	1,029	$1	$163	$(47,339)	$(47,175)	$8,430	$(38,745)
Cash contributions from noncontrolling interests	—	—	—	—	—	13,246	13,246
Accretion of Series A preferred stock	—	—	—	(2,166)	(2,166)	—	(2,166)
Stock-based compensation	—	—	82	—	82	—	82
Accrued dividends and commitment fees on Series A preferred stock	—	—	—	(15,590)	(15,590)	—	(15,590)
Cash distributions to common equity stockholder	—	—	—	(22,500)	(22,500)	—	(22,500)
Cash distributions to noncontrolling interests	—	—	—	—	—	(896)	(896)
Redemption of noncontrolling interests	—	—	417	—	417	(1,465)	(1,048)
Non-cash redemption of noncontrolling interests	—	—	1,371	—	1,371	(1,389)	(18)
Noncontrolling interests assumed through acquisitions	—	—	—	—	—	5,020	5,020
Net income (loss)	—	—	—	6,793	6,793	(8,930)	(2,137)

As of December 31, 2020	1,029	$1	$2,033	$(80,802)	$(78,768)	$14,016	$(64,752)

The accompanying notes are an integral part of the consolidated financial statements.

Altus Power, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(1,887)	$(8,560)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, amortization and accretion	11,932	8,210
Unrealized loss on interest rate swaps	82	—
Deferred tax expense (benefit)	60	1,162
Amortization of debt discount and financing costs	2,538	2,064
Stock-based compensation	82	70
Other	780	5
Changes in assets and liabilities, excluding the effect of acquisitions
Accounts receivable	(1,287)	685
Due from related parties	3	257
Other assets	495	(1,398)
Accounts payable	(1,477)	1,461
Interest payable	1,769	719
Other liabilities	(794)	349

Net cash provided by operating activities	12,296	5,024

Cash flows from investing activities
Capital expenditures	(36,677)	(57,162)
Payments to acquire businesses, net of cash and restricted cash acquired	(110,691)	—
Payments to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired	(23,381)	(36,824)
Payments for customer and site lease acquisitions	(893)	(3,050)
Other	300	—

Net cash used for investing activities	(171,342)	(97,036)

Cash flows from financing activities
Proceeds from issuance of long-term debt	205,808	291,873
Repayments of long-term debt	(55,754)	(249,659)
Payment of debt issuance costs	(1,584)	(4,199)
Contributions from common equity stockholder	—	5,750
Distributions to common equity stockholder	(22,500)	(111,412)
Proceeds from issuance of common stock and Series A preferred stock	31,500	176,500
Payment of equity issuance costs	—	(4,293)
Payment of dividends and commitment fees on Series A preferred stock	(12,950)	—
Payment of contingent consideration	(501)	—
Contributions from noncontrolling interests	23,927	7,109
Redemption of noncontrolling interests	(1,524)	(307)
Distributions to noncontrolling interests	(1,307)	(960)

Net cash provided by financing activities	165,115	110,402

Net increase in cash and restricted cash	6,069	18,390
Cash and restricted cash, beginning of period	32,137	13,747

Cash and restricted cash, end of period	$38,206	$32,137

	Year ended December 31,
	2020	2019
Supplemental cash flow disclosure
Cash paid for interest, net of amounts capitalized	$9,736	$19,780
Cash paid for taxes	38	1

Non-cash investing and financing activities
Asset retirement obligations	$3,763	$289
Debt assumed through acquisitions	16,020	—
Initial recording of noncontrolling interest	9,400	590
Contribution of noncontrolling interest by common equity stockholder	1,389	—
Acquisitions of property and equipment included in other current liabilities	635	1,777
Acquisition of business, contingent consideration obligations at fair value	5,100	—
Accrued dividends and commitment fees on Series A preferred stock	4,163	1,524

The accompanying notes are an integral part of the consolidated financial statements.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

1.	General

Company Overview

Altus Power, Inc., formerly known as Altus Power America, Inc., a Delaware corporation (the “Company”), headquartered in Stamford, Connecticut, develops, owns, constructs and operates small-scale utility, commercial, industrial, public sector and community photovoltaic solar energy generation and storage facilities for the purpose of producing and selling electricity to credit worthy counterparties under long-term offtake contracts. The Solar energy facilities are owned by the Company in project specific limited liability companies (the “Solar Facility Subsidiaries”).

The Company is a subsidiary of Altus Power America Holdings, LLC (“Holdings” or the “Common equity stockholder”). Holdings and the Company were formed on October 10, 2014 upon receiving a capital commitment from GSO Capital Partners (“GSO”), a Blackstone Group company, through certain sub-advised funds. The capital was committed through preferred equity in Holdings and a loan to the Company. On October 3, 2016, Holdings and the Company upsized the GSO capital facility with an additional commitment from certain sub-advised funds and two new institutional investors (“Prior Capital Facility”).

On November 22, 2019 (“Closing Date”), Holdings and the Company completed a financing with the Blackstone Group through its subsidiaries GSO and Blackstone Insurance Solutions (“BIS”), totaling $551.0 million of funded and committed capital (“Blackstone Credit Facility”). Proceeds from the Blackstone Credit Facility were used to pay off and terminate the prior capital facility and to fund future development and acquisitions.

COVID-19

The spike of a novel strain coronavirus (“COVID-19”) in the first quarter of 2020 has caused significant volatility in the U.S. markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. economy. To date, there has not been a material impact on the Company’s business operations and financial performance. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend in part, on the length and severity of these restrictions and on the Company’s ability to conduct business in the ordinary course.

2. Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the results of wholly-owned and partially-owned subsidiaries in which the Company has a controlling interest with all intercompany balances and transactions eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as the fair value of net assets acquired in connection with accounting for business combinations, the useful lives of the solar energy facilities, and inputs and assumptions used in the valuation of asset retirement obligations (“AROs”).

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Variable Interest Entities

The Company consolidates all VIEs in which it holds a variable interest and is deemed to be the primary beneficiary of the variable interest entity. Generally, a variable interest entity, or VIE, is an entity with at least one of the following conditions: (a) the total equity investment at risk is insufficient to allow the entity to finance its activities without additional subordinated financial support, or (b) the holders of the equity investment at risk, as a group, lack the characteristics of having a controlling financial interest. The primary beneficiary of a VIE is an entity that has a variable interest or a combination of variable interests that provide that entity with a controlling financial interest in the VIE. An entity is deemed to have a controlling financial interest in a VIE if it has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company evaluates whether an entity is a VIE whenever reconsideration events as defined by the accounting guidance occur. See Note 7.

Segment Information

Operating segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision makers are the co-chief executive officers. Based on the financial information presented to and reviewed by the chief operating decision makers in deciding how to allocate the resources and in assessing the performance of the Company, the Company has determined it operates as a single operating segment and has one reportable segment. The Company’s principal operations, revenue and decision-making functions are located in the United States.

Cash and Restricted Cash

Cash includes all cash balances on deposit with financial institutions that are denominated in U.S. dollars. Pursuant to the budgeting process, the Company maintains certain cash on hand for possible equipment replacement related costs.

The Company records cash that is restricted as to withdrawal or use under the terms of certain contractual agreements as restricted cash. Restricted cash is included in current portion of restricted cash and restricted cash, noncurrent portion on the consolidated balance sheets and includes cash held with financial institutions for cash collateralized letters of credit pursuant to various financing and construction agreements.

The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets. Cash and restricted cash consist of the following:

	As of December 31,
	2020	2019
Cash	$33,832	$26,641
Current portion of restricted cash	3,465	4,973
Restricted cash, noncurrent portion	909	523

Total	$38,206	$32,137

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Accounts Receivable

Management considers receivables to be fully collectible. If amounts become uncollectible, they are charged to operations in the period in which that determination is made. U.S. GAAP requires that the allowance method be used to recognize bad debts. As of December 31, 2020 and 2019, the Company determined that the allowance for uncollectible accounts receivables is not significant.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash balances.

The Company had one customer that individually accounted for 12.4% of total accounts receivable as of December 31, 2020 and 10.4% of revenues for the year then ended. The Company had no customers that individually accounted for more than 10.0% of total accounts receivable as of December 31, 2019 and one customer that individually accounted for 12.3% of total revenue for the year then ended.

Economic Concentrations

The Company and its subsidiaries own and operate solar generating facilities installed on buildings and land located across the United States. Future operations could be affected by changes in the economy, other conditions in those geographic areas or by changes in the demand for renewable energy.

Fair Value Measurements

The Company measures certain assets and liabilities at fair value, which is defined as the price that would be received from the sale of an asset or paid to transfer a liability (i.e., an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. Our fair value measurements use the following hierarchy, which prioritizes valuation inputs based on the extent to which the inputs are observable in the market.

•

Level 1 - Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

•

Level 2 - Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs are observable in active markets are Level 2 valuation techniques.

•

Level 3 - Valuation techniques in which one or more significant inputs are unobservable. Such inputs reflect our estimate of assumptions that market participants would use to price an asset or liability.

The Company holds various financial instruments that are not required to be recorded at fair value. For cash, restricted cash, accounts receivable, accounts payable, and short-term debt the carrying amounts approximate fair value due to the short maturity of these instruments.

The estimated fair value of the long-term debt, including current portion, as of December 31, 2020 and 2019 was $400.9 million and $188.8 million, respectively, using a discounted cash flow analysis of both outstanding principal and future interest payments until such time the Company has the ability to repay the loan. The long-term debt is considered a Level 2 financial liability under the fair value hierarchy.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

In connection with the acquisition on December 22, 2020, contingent consideration of up to an aggregate of $10.5 million may be payable upon achieving certain market power rates and actual power volumes generated by the acquired solar energy facilities. The Company estimated the fair value of the contingent consideration for future earnout payments using a Monte-Carlo simulation model. Significant assumptions used in the measurement include the estimated volumes of power generation of acquired solar energy facilities during the 18-36-month period since the acquisition date, market power rates during the 36-month period, and the risk-adjusted discount rate associated with the business. As the inputs are not observable, the overall fair value measurement of the contingent consideration is classified as Level 3. Liability for the contingent consideration is included in Other long-term liabilities in the consolidated balance sheets at the estimated fair value of $5.1 million as of December 31, 2020.

Property, Plant and Equipment

The Company reports property, plant and equipment at cost, less accumulated depreciation. Costs include all costs incurred during the construction and development of the solar energy facilities, including land, development costs and site work. Repairs and maintenance are expensed as incurred. The Company begins depreciating the property, plant and equipment when the assets are placed in service. Depreciation expense is computed using the straight-line composite method over the estimated useful lives of assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives or the remaining term of the lease. The estimated useful life of an asset is reassessed whenever applicable facts and circumstances indicate a change in the estimated useful life of such asset has occurred.

Business Combinations and Acquisitions of Assets

The Company applies the definition of a business in ASC 805, Business Combinations, to determine whether it is acquiring a business or a group of assets. When the Company acquires a business, the purchase price is allocated to (i) the acquired tangible assets and liabilities assumed, primarily consisting of solar energy facilities and land, (ii) the identified intangible assets and liabilities, primarily consisting of favorable and unfavorable rate PPAs and REC agreements, (iii) asset retirement obligations (iv) non-controlling interests, and (v) other working capital items based in each case on their estimated fair values. The excess of the purchase price, if any, over the estimated fair value of net assets acquired is recorded as goodwill. The fair value measurements of the assets acquired and liabilities assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs include, but are not limited to, estimates of future power generation, commodity prices, operating costs, and appropriate discount rates. These inputs required significant judgments and estimates at the time of the valuation. In addition, acquisition costs related to business combinations are expensed as incurred.

When an acquired group of assets does not constitute a business, the transaction is accounted for as an asset acquisition. The cost of assets acquired and liabilities assumed in asset acquisitions is allocated based upon relative fair value. The fair value measurements of the solar facilities acquired and asset retirement obligations assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs include, but are not limited to, estimates of future power generation, commodity prices, operating costs, and appropriate discount rates. These inputs required significant judgments and estimates at the time of the valuation. Transaction costs incurred on an asset acquisition are capitalized as a component of the assets acquired.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Intangible Assets, Intangible Liabilities and Amortization

Intangible assets and intangible liabilities include favorable and unfavorable rate power purchase agreements (“PPAs”), net metering credit agreements (“NMCAs”), and renewable energy credits (“REC”) agreements as well as site lease issuance costs, and fees paid to third parties for acquiring customers. PPAs, NMCAs and REC agreements obtained through acquisitions are recorded at the estimated fair value as of the acquisition date and the difference between the contract price and current market price is recorded as an intangible asset or liability.

Amortization of intangible assets and liabilities is recorded within depreciation, amortization and accretion in the consolidated statements of operations. Third party costs necessary to enter into site lease agreements are amortized using the straight-line method ratably over 15-30 years based upon the term of the individual site leases. Third party costs necessary to acquire PPAs and NMCA customers are amortized using the straight-line method ratably over 15-25 years based upon the term of the customer contract. Estimated fair value allocated to the favorable and unfavorable rate PPAs and REC agreements are amortized using the straight-line method over the remaining non-cancelable terms of the respective agreements. The straight-line method of amortization is used because it best reflects the pattern in which the economic benefits of the intangibles are consumed or otherwise used up. The amounts and useful lives assigned to intangible assets acquired and liabilities assumed impact the amount and timing of future amortization. See Note 5 - Intangible Assets and Intangible Liabilities.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. These events and changes in circumstances may include a significant decrease in the market price of a long-lived asset; a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition; a significant adverse change in the business climate that could affect the value of a long-lived asset; an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; a current-period operating or cash flow loss combined with a history of such losses or a projection of future losses associated with the use of a long-lived asset; or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. For purposes of recognition and measurement of an impairment loss, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

When impairment indicators are present, recoverability is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived assets are considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the asset exceeds the fair market value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. For the years ended December 31, 2020 and 2019, there were no events or changes to circumstances that may indicate the carrying value of long-lived asset would not be recoverable, therefore, there was no impairment loss recognized for the years ended December 31, 2020 and 2019.

Site Lease Agreements

Certain Solar Facility Subsidiaries have entered into site lease agreements with third parties. Pursuant to the terms of certain of these lease agreements, the subsidiaries agreed to pay the third parties a fee escalating annually per the terms of the agreements.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

U.S. GAAP requires that lease expense be recorded on a straight-line basis over the term of the lease. As of December 31, 2020 and 2019, $1.2 million and $0.8 million, respectively, have been recorded as other long-term liabilities on the consolidated balance sheets relating to the difference between actual lease payments and straight-line lease expense.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized to interest expense, net over the term of the related debt using the effective interest method for term loans or the straight-line method for revolving credit facilities. The unamortized balance of deferred financing costs is recorded in current portion of long-term debt and long-term debt, net of current (see Note 8) for term loans or in other current assets and other assets for revolving credit facilities and debt and equity transactions not yet completed, in the consolidated balance sheets.

Asset Retirement Obligations

AROs are retirement obligations associated with long-lived assets for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. The Company recognizes the fair value of a liability for an ARO in the period in which it is incurred and when a reasonable estimate of fair value can be made.

Upon initial recognition of a liability for an ARO, the asset retirement cost is capitalized by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its future value, while the capitalized cost is depreciated over the useful life of the related asset. The Company’s AROs are primarily related to the future dismantlement of equipment on leased property. The Company records AROs as part of other non-current liabilities on its balance sheet. See Note 15.

Revenue Recognition

The Company derives its operating revenues principally from power purchase agreements, net metering credit agreements, solar renewable energy credits (“SRECs”), and performance based incentives.

Revenue under power purchase agreements

A portion of the Company’s power sales revenues is earned through the sale of energy (based on kilowatt hours) pursuant to terms of PPAs. PPAs that qualify as leases under ASC 840, Leases, or derivatives under ASC 815, Derivatives and Hedging, are not material and the majority of the Company’s PPAs are accounted for under ASC 606, Revenue from Contracts with Customers, or Topic 606. The Company’s PPAs typically have fixed or floating rates and are generally invoiced on a monthly basis and as of December 31, 2020 have a weighted-average remaining life of 15 years. The Company typically sells energy and related environmental attributes (e.g., renewable energy credits (“RECs”)) separately to different customers and considers the delivery of power energy under PPAs to represent a series of distinct goods that is substantially the same and has the same pattern of transfer measured by the output method. The Company applied the practical expedient allowing the Company to recognize revenue in the amount that the Company has a right to invoice which is equal to the volume of energy delivered multiplied by the applicable contract rate. There was no change in the Company’s revenue recognition policy for PPAs as a result of adopting Topic 606. For certain of the Company’s rooftop solar energy facilities revenue is recognized net of immaterial pass-through lease charges collected on behalf of building owners.

Revenue from net metering credits

A portion of the Company’s power sales revenues are obtained through the sale of net metering credits under NMCAs which have a weighted-average remaining life of 19 years as of December 31, 2020. Net metering

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

credits are awarded to the Company by the local utility based on kilowatt hour generation by solar energy facilities, and the amount of each credit is determined by the utility’s applicable tariff. The Company currently receives net metering credits from various utilities including Eversource Energy, National Grid Plc, and Xcel Energy. There are no direct costs associated with net metering credits, and therefore, they do not receive an allocation of costs upon generation. Once awarded, these credits are then sold to third party offtakers pursuant to the terms of the offtaker agreements. The Company views each net metering credit in these arrangements as a distinct performance obligation satisfied at a point in time. Generally, the customer obtains control of net metering credits at the point in time when the utility assigns the generated credits to the Company account, who directs the utility to allocate to the customer based upon a schedule. The transfer of credits by the Company to the customer can be up to one-month after the underlying power is generated. As a result, revenue related to NMCA is recognized upon delivery of net metering credits by the Company to the customer. The Company’s customers apply net metering credits as a reduction to their utility bills. There was no change in the revenue recognition policy for net metering credits as a result of adopting Topic 606.

Solar Renewable Energy certificate revenue

The Company applies for and receives SRECs in certain jurisdictions for power generated by solar energy systems it owns. The quantity of SRECs is based on the amount of energy produced by the Company’s qualifying generation facilities. SRECs are sold pursuant to agreements with third parties, who typically require SRECs to comply with state-imposed renewable portfolio standards. Holders of SRECs may benefit from registering the credits in their name to comply with these state-imposed requirements, or from selling SRECs to a party that requires additional SRECs to meet its compliance obligations. The Company receives SRECs from various state regulators including: New Jersey Board of Public Utilities, Massachusetts Department of Energy Resources, and Maryland Public Service Commission. There are no direct costs associated with SRECs, and therefore, they do not receive an allocation of costs upon generation. Generally, individual SREC sales reflect a fixed quantity and fixed price structure over a specified term. The contracts related to SREC sales with a fixed price and quantity have maturity dates ranging from 2021 to 2026. The Company typically sells SRECs to different customers from those purchasing the energy under PPAs. The Company believes the sale of each SREC is a distinct performance obligation satisfied at a point in time and that the performance obligation related to each SREC is satisfied when each SREC is delivered to the customer. There was no change in the revenue recognition policy for SRECs as a result of adopting Topic 606.

Performance based incentives

Many state governments, utilities, municipal utilities and co-operative utilities offer a rebate or other cash incentive for the installation and operation of a renewable energy facility. Up-front rebates provide funds based on the cost, size or expected production of a renewable energy facility. Performance-based incentives provide cash payments to a system owner based on the energy generated by their renewable energy facility during a pre-determined period, and they are paid over that time period. The Company recognizes revenue from state and utility incentives at the point in time in which they are earned.

Other revenue

Other revenue of $0.5 million for the year ended December 31, 2020 and $1.0 million for the year ended December 31, 2019 consists primarily of rental income and sales of power on wholesale electricity market.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Other Income

During the year ended December 31, 2019, the Company received a Hawaii state grant totaling $2.2 million and have recorded it as other income in the accompanying consolidated statements of operations. The Company did not receive any grants for the year ended December 31, 2020.

Cost of Operations (Exclusive of Depreciation and Amortization)

Cost of operations primarily consists of operations and maintenance expense, site lease expense, insurance premiums, property taxes and other miscellaneous costs associated with the operations of solar energy facilities. Costs are charged to expense as incurred.

Share-Based Compensation

Stock-based compensation expense for equity instruments issued to employees is measured based on the grant-date fair value of the awards. The fair value of each restricted stock unit is determined as the closing price of the Company’s stock on the date of grant. The fair value of each time-based employee stock option is estimated on the date of grant using the Black-Scholes-Merton stock option pricing valuation model. The Company recognizes compensation costs using the straight-line method for all time-based equity compensation awards over the requisite service period of the awards, which is generally the awards’ vesting period. The Company accounts for forfeitures of awards in the period they occur. The Company does not have any performance-based equity compensation awards.

Use of the Black-Scholes-Merton option-pricing model requires the input of highly subjective assumptions, including (1) the expected term of the option, (2) the expected volatility of the price of the Company’s common stock, (3) risk-free interest rates and (4) the expected dividend yield of our common stock. The assumptions used in the option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rate on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In evaluating if a valuation allowance is warranted, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations, refer to Note 17 for further details.

The preparation of consolidated financial statements in accordance with U.S. GAAP requires the Company to report information regarding its exposure to various tax positions taken by the Company. The Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including the resolution of any related appeals or

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

litigation processes, based on the technical merits of the position. The uncertain tax position to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement, which could result in the Company recording a tax liability that would reduce net assets. The Company reviews and evaluates tax positions and determines whether or not there are uncertain tax positions that require financial statement recognition. Generally, tax authorities can examine all tax returns filed for the last three years.

Management believes that the Company has adequately addressed all relevant tax positions and that there are no unrecorded tax liabilities. As a result, no income tax liability or expense related to uncertain tax positions have been recorded in the accompanying consolidated financial statements.

The Company’s income tax expense, deferred tax assets and liabilities reflect management’s best assessment of estimated future taxes to be paid.

Basic and Diluted Net Loss Per Share

Basic net loss per share attributable to common stockholder is calculated by dividing the net loss attributable to the common stockholder by the weighted-average number of shares of common stock outstanding for the period. Cumulative dividends owed to redeemable preferred stockholders (as defined in Note 14 - Net Loss per Share) decrease the income available to common stockholder.

The diluted net loss per share attributable to common stockholder is computed by giving effect to all potential common stock equivalents outstanding for the period determined using the treasury stock method or the if-converted method, as applicable. During periods in which the Company incurs a net loss attributable to common stockholder, stock options are considered to be common stock equivalents but are excluded from the calculation of diluted net loss per share attributable to common stockholder as the effect is antidilutive. See Note 14 – Net Loss per Share.

Noncontrolling Interests and Redeemable Noncontrolling Interests in Solar Facility Subsidiaries

Noncontrolling interests and redeemable noncontrolling interests represent third parties’ tax equity interests in the net assets of certain consolidated Solar Facility Subsidiaries, which were created to finance the costs of solar energy facilities under long-term operating agreements. The tax equity interests are generally entitled to receive substantially all the accelerated depreciation tax deductions and investment tax credits arising from Solar Facility Subsidiaries pursuant to their contractual shareholder agreements, together with a portion of these ventures’ distributable cash. The tax equity interests’ claim to tax attributes and distributable cash from Solar Facility Subsidiaries decreases to a small residual interest after a predefined ‘flip point’ occurs, typically the expiration of a time period or upon the tax equity investor’s achievement of a target yield. Because the tax equity interests’ participation in tax attributes and distributable cash from each Solar Facility Subsidiary is not consistent over time with their initial capital contributions or percentage interest, the Company has determined that the provisions in the contractual arrangements represent substantive profit-sharing arrangements. In order to reflect the substantive profit-sharing arrangements, the Company has determined that the appropriate methodology for attributing income and loss to the noncontrolling interests and redeemable noncontrolling interests each period is a balance sheet approach referred to as the Hypothetical Liquidation at Book Value (“HLBV”) method. Under the HLBV method, the amounts of income and loss attributed to the noncontrolling interests and redeemable noncontrolling interests in the consolidated statements of operations reflect changes in the amounts the third parties would hypothetically receive at each balance sheet date based on the liquidation provisions of the respective operating partnership agreements. HLBV assumes that the proceeds available for distribution are

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

equivalent to the unadjusted, stand-alone net assets of each respective partnership, as determined under U.S. GAAP. The third parties’ noncontrolling interest in the results of operations of these subsidiaries is determined as the difference in the noncontrolling interests’ and redeemable noncontrolling interests’ claims under the HLBV method at the start and end of each reporting period, after considering any capital transactions, such as contributions or distributions, between the subsidiaries and third parties. The application of HLBV generally results in the attribution of pre-tax losses to tax equity interests in connection with their receipt of accelerated tax benefits from the Solar Facility Subsidiaries, as the third-party investors’ receipt of these benefits typically reduces their claim on the partnerships’ net assets.

Attributing income and loss to the noncontrolling interests and redeemable noncontrolling interests under the HLBV method requires the use of significant assumptions and estimates to calculate the amounts that third parties would receive upon a hypothetical liquidation. Changes in these assumptions and estimates can have a significant impact on the amount that third parties would receive upon a hypothetical liquidation. The use of the HLBV methodology to allocate income to the noncontrolling and redeemable noncontrolling interest holders may create volatility in the Company’s consolidated statements of operations as the application of HLBV can drive changes in net income available and loss attributable to noncontrolling interests and redeemable noncontrolling interests from quarter to quarter.

The Company classifies certain noncontrolling interests with redemption features that are not solely within the control of the Company outside of permanent equity on its consolidated balance sheets. Estimated redemption value is calculated as the discounted cash flows attributable to the third parties subsequent to the reporting date. Redeemable noncontrolling interests are reported using the greater of their carrying value at each reporting date as determined by the HLBV method or their estimated redemption value in each reporting period. Estimating the redemption value of the redeemable noncontrolling interests requires the use of significant assumptions and estimates. Changes in these assumptions and estimates can have a significant impact on the calculation of the redemption value. See Note 11 - Redeemable Noncontrolling Interest.

Accounting Pronouncements

If the Company becomes public or is public, the Company will be provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. The Company expects to elect to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.

Recent Accounting Pronouncements Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, or Topic 606, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. Topic 606 replaced most existing revenue recognition guidance in U.S. GAAP when it became effective for annual reporting periods beginning after December 15, 2018. Topic 606 permitted the use of either the full retrospective or modified retrospective method when adopting the standard. On January 1, 2019, the Company adopted Topic 606 using the modified retrospective method. The Company applied the practical expedients to only apply Topic 606 to contracts that were not substantially completed as of the date of adoption. The adoption of this standard resulted in an increase in retained earnings on January 1, 2019 of $0.8 million, which is reflected within cumulative effect adjustment in the consolidated statements of changes in stockholder’s

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

equity / (deficit). The impact on the Company’s results of operations for the year ended December 31, 2019 resulted in a decrease of operating revenues of $0.8 million. Refer to the revenue recognition policies in Note 2 of the consolidated financial statements for specific Topic 606 impact to the various revenue contracts.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. This ASU removes some disclosure requirements, modifies others, and adds some new disclosure requirements. The guidance is effective January 1, 2020, with early adoption permitted. The Company adopted ASU No. 2018-13 as of January 1, 2020, which resulted in additional disclosures related to the financial assets classified as Level 3. See Fair Value Measurements in Note 2 for additional details.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which primarily changes the lessee’s accounting for operating leases by requiring recognition of lease right-of-use assets and lease liabilities. This standard is effective for annual reporting periods beginning after December 15, 2021. The Company expects to adopt this guidance in fiscal year 2022. The Company is continuing the analysis of the contractual arrangements that may qualify as leases under the new standard and expects the most significant impact will be the recognition of the right-of-use assets and lease liabilities on the consolidated balance sheets.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and has since released various amendments including ASU No. 2019-04. The new standard generally applies to financial assets and requires those assets to be reported at the amount expected to be realized. The ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.

3. Revenue and accounts receivable

Disaggregation of Revenue

The following table presents the detail of revenues as recorded in the consolidated statements of operations:

	For the Year Ended December 31,
	2020	2019
Revenue under power purchase agreements	$11,639	$7,143
Revenue from net metering credits	12,171	9,282
Solar renewable energy certificate revenue	18,870	16,914
Performance based incentives	2,093	3,120
Other revenue	505	975

Total	$45,278	$37,434

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Accounts receivable

The following table presents the detail of receivables as recorded in accounts receivable in the consolidated balance sheets:

	As of December 31,
	2020	2019	2018
Power purchase agreements	$1,388	$574	$580
Net metering credits	3,016	748	791
Solar renewable energy certificates	1,108	342	336
Performance based incentives	135	70	60
Other	105	296	173

Total	$5,752	$2,030	$1,940

Payment is typically received within 30 days for invoiced revenue as part of PPA and NMC agreements. Receipt of payment relative to invoice date varies by customer for RECs. The Company does not have any other significant contract asset or liability balances related to revenues.

4. Property, plant and equipment

As of December 31, 2020 and 2019, property, plant and equipment consisted of the following:

	Estimated Useful Lives (in Years)	As of December 31,
		2020	2019
Land	—	$4,874	$3,444
Solar energy facilities	25 - 32	489,580	278,519
Site work	15	5,801	4,679
Leasehold improvements	15 - 30	5,444	5,393
Construction in progress	—	48,877	58,214

Property, plant and equipment		554,576	350,249
Less: Accumulated depreciation		(35,182)	(23,279)

Property, plant and equipment, net		$519,394	$326,970

For the years ended December 31, 2020 and 2019, depreciation expense was $11.9 million and $8.5 million, respectively, and is recorded in depreciation, amortization and accretion expense in the accompanying consolidated statements of operations.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

5. Intangible Assets and Intangible Liabilities

As of December 31, 2020 and 2019, intangible assets consisted of the following:

	Weighted Average Amortization Period (in Years)	As of December 31,
		2020	2019
Cost:
Customer acquisition costs	16 years	$5,928	$5,290
Site lease acquisition	22 years	1,013	762
Favorable rate revenue contracts	11 years	6,272	3,685

Total intangible assets		13,213	9,737
Accumulated amortization:
Customer acquisition costs		(671)	(368)
Site lease acquisition		(142)	(100)
Favorable rate revenue contracts		(642)	(302)

Total accumulated amortization		(1,455)	(770)

Total intangible assets, net		$11,758	$8,967

As of December 31, 2020 and 2019, intangible liabilities consisted of the following:

	Weighted Average Amortization Period (in Years)	As of December 31,
		2020	2019
Cost:
Unfavorable rate revenue contracts	6 years	$6,183	$5,163

Accumulated amortization:
Unfavorable rate revenue contracts		(1,536)	(768)

Total intangible liabilities, net		$4,647	$4,395

For the years ended December 31, 2020 and 2019, amortization expense was $0.7 million and $0.5 million, respectively, and was recorded in depreciation, amortization and accretion expense in the accompanying consolidated statements of operations.

For the years ended December 31, 2020 and 2019, amortization benefit was $0.8 million and $0.8 million, respectively, and was recorded in depreciation, amortization and accretion expense in the accompanying consolidated statements of operations.

Over the next five years, the Company expects to recognize annual amortization on its intangibles as follows:

(In thousands)	2021	2022	2023	2024	2025
Customer acquisition costs	$363	$363	$363	$351	$346
Site lease acquisition	46	46	46	46	46
Favorable rate revenue contracts	579	579	579	467	411
Unfavorable rate revenue contracts	(1,002)	(930)	(878)	(292)	(250)

Total net amortization (benefit) / expense	$(14)	$58	$110	$572	$553

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

6. Acquisitions

2020 Acquisitions

Acquisition of FUSE

On February 28, 2020, the Company acquired a portfolio of three solar energy facilities (the “FUSE Acquisition”) located in New Jersey with a combined nameplate capacity of 1.9 MW from a third party for a total purchase price of $2.4 million in cash. The facilities are contracted under long-term PPAs with a local utility. This transaction was accounted for as an acquisition of assets, whereby the Company acquired $2.9 million of property, plant and equipment, $0.1 million of cash and $0.3 million of restricted cash. The Company also assumed long-term debt of $0.9 million.

Acquisition of SunPeak

On August 12, 2020, the Company acquired a portfolio of twenty two solar energy facilities located in California and one located in Massachusetts (the “SunPeak Acquisition”) with a combined nameplate capacity of 21.9 MW from a third party for a total purchase price of $10.9 million, including $0.4 million of transaction related costs. This transaction was accounted for as an acquisition of assets.

The following table presents the allocation of the purchase price to the assets acquired based on their relative fair values as well as fair value of liabilities assumed and noncontrolling interest on August 12, 2020 (in thousands):

Accounts receivable	$384
Other current assets	71
Property, plant and equipment	24,983
Intangible assets	716
Accounts payable	(141)
Other current liabilities	(918)
Long-term debt	(15,051)
Asset retirement obligation	(400)
Noncontrolling interest	(925)

Total cash and transaction costs paid net of cash acquired[1]	$8,719

(1)	The Company acquired cash of $0.4 million and restricted cash of $1.8 million as of the acquisition date.

Acquisition of Beltline

On August 14, 2020, BT GA Solar, a wholly-owned subsidiary of the Company, acquired a portfolio of twenty one solar energy facilities located in Georgia (the “Beltline Acquisition”) with a combined nameplate capacity of 4.0 MW from a third party for a total purchase price of $6.1 million. This transaction was accounted for as an acquisition of assets, whereby the Company acquired $6.0 million of property, plant and equipment and $0.1 million of other assets.

Acquisition of Charlotte Solar

On October 30, 2020, the Company acquired 100% of the outstanding shares of common stock of a Nevada corporation, which owns 100% of the membership interest in a solar energy facility located in Vermont with a

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

nameplate capacity of 2.4 MW (the “Charlotte Acquisition”). The total cash consideration amounted to $8.0 million, including $0.1 million of transaction related costs. This transaction was accounted for as an acquisition of assets.

The following table presents the allocation of the purchase price to the assets acquired based on their relative fair values and fair values of liabilities assumed on October 30, 2020 (in thousands):

Accounts receivable	$50
Property, plant and equipment	6,293
Intangible assets	911
Accounts payable	(12)
Deferred tax liabilities	(805)
Asset retirement obligation	(98)

Total cash and transaction costs paid net of cash acquired[1]	$6,339

Solar Acquisition

On December 22, 2020, APA Finance, LLC, a wholly-owned subsidiary of the Company, acquired a portfolio of sixteen solar energy facilities with a combined nameplate capacity of 61.5 MW located in various states of the U.S. (“Solar Acquisition”) from a third party seller. The Solar Acquisition was made pursuant to a membership interest purchase agreement (the “Purchase Agreement”) dated December 22, 2020, entered into by the Company to grow its portfolio of solar energy facilities. Pursuant to the Purchase Agreement, the Company acquired 100% ownership interest in seven managing members of partnerships that own solar energy facilities. The Company accounted for the Solar Acquisition under the acquisition method of accounting for business combinations. Under the acquisition method, the purchase price was allocated to the assets acquired and liabilities assumed on December 22, 2020 based on their estimated fair value. All fair value measurements of assets acquired and liabilities assumed, including the noncontrolling interests, were based on significant estimates and assumptions, including Level 3 (unobservable) inputs, which require judgment. Estimates and assumptions include the estimates of future power generation, commodity prices, operating costs, and appropriate discount rates.

The assets acquired and liabilities assumed are recognized provisionally on the consolidated balance sheets at their estimated fair values as of the acquisition date. The initial accounting for the business combination is not complete pending the final reconciliation of working capital adjustments with the seller. The provisional amounts are subject to revision until the reconciliation is completed to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. Under U.S. GAAP, the measurement period shall not exceed one year from the acquisition date and the Company will finalize these amounts no later than December 22, 2021.

The following table presents the allocation of the purchase price to the assets acquired and liabilities assumed, based on their estimated fair values on December 22, 2020 (in thousands):

Assets
Accounts receivable	$2,000
Other assets	672
Property, plant and equipment	128,050
Intangible assets	960

Total assets acquired	131,682

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Liabilities
Accounts payable	747
Intangible liabilities	1,020
Asset retirement obligation	2,571
Other liabilities	441

Total liabilities assumed	4,779
Noncontrolling interests[1]	8,475

Total fair value of consideration transferred, net of cash acquired	$118,428

The fair value of consideration transferred, net of cash acquired, as of December 22, 2020 is determined as follows:

Cash consideration paid to the seller	$29,849
Cash consideration paid to settle debt	84,883
Cash consideration payable to the seller[2]	7,176
Contingent consideration	5,100

Total fair value of consideration transferred	127,008
Cash acquired	4,868
Restricted cash acquired	3,712

Total fair value of consideration transferred, net of cash acquired	$118,428

(1)	The fair value of the non-controlling interests was determined using an income approach representing the best indicator of fair value and was supported by a discounted cash flow technique.
(2)

The Company paid $4.5 million of the purchase price payable after the acquisition date but prior to December 31, 2020. The remaining purchase price payable of $2.6 million was recorded as of December 31, 2020 on the consolidated balance sheets.

The contingent consideration is related to the estimated earnout cash payments of a maximum of $10.5 million dependent on actual market power rates during the 36-month period since the acquisition date and actual power generation of acquired solar generating facilities during the 18–36-month period since the acquisition date. The Company determined the estimated fair value of the contingent consideration at the acquisition date using a Monte-Carlo simulation model. The inputs include the estimated power generation volumes and power rates, and a risk-adjusted discount rate. The inputs are significant inputs not observable in the market, which are referred to as Level 3 inputs, refer to Note 2. The estimated fair value of contingent consideration of $5.1 million was recorded as of December 31, 2020 within other long-term liabilities on the consolidated balance sheets.

Additionally, the Company incurred approximately $0.5 million in acquisition-related costs related to the Solar Acquisition, which are recorded as part of Acquisition and entity formation costs in the consolidated statements of operations for the year ended December 31, 2020.

The amounts of the acquired projects’ revenues, operating income, net income (loss) and net income (loss) attributable to the Common equity stockholder included in the consolidated statements of operations for the period from December 23, 2020 through December 31, 2020 were not material.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Intangibles at Acquisition Date

The Company attributed the intangible asset and liability values to favorable and unfavorable rate revenue contracts to sell power and SRECs generated by acquired solar generating facilities. The following table summarizes the estimated fair values and the weighted average amortization periods of the acquired intangible assets and assumed intangible liabilities as of the acquisition date:

	Fair Value (thousands)	Weighted Average Amortization Period
Favorable rate revenue contracts – NMC	$960	5 years
Unfavorable rate revenue contracts – NMC	(270)	23 years
Unfavorable rate revenue contracts – SREC	(750)	3 years

Unaudited Pro Forma Combined Results of Operations

The following unaudited pro forma combined results of operations give effect to the acquisition of the Solar Acquisition as if it had occurred on January 1, 2019. The unaudited pro forma combined results of operations are provided for informational purposes only and do not purport to represent the Company’s actual consolidated results of operations had the Solar Acquisition occurred on the date assumed, nor are these financial statements necessarily indicative of the Company’s future consolidated results of operations. The unaudited pro forma combined results of operations do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies.

(In thousands)	For the Year Ended December 31,
	2020	2019
Operating revenues	$55,528	$43,269
Net loss	(2,840)	(8,713)

2019 Acquisitions

Acquisition of GSE

On April 5, 2019, the Company acquired a portfolio of five solar energy facilities located in Massachusetts, New Mexico and North Carolina (the “GSE Acquisition”) with a combined nameplate capacity of 18.6 MW from a third party for a total purchase price of $30.3 million, including $0.2 million of transaction related costs. This transaction was accounted for as an acquisition of assets.

The following table presents the allocation of the purchase price to the assets acquired and liabilities assumed, based on their relative fair values, on April 5, 2019 (in thousands):

Accounts receivable	$244
Property, plant and equipment	33,210
Intangible assets	1,851
Intangible liabilities	(5,163)
Asset retirement obligation	(178)

Total cash and transaction costs paid net of cash acquired[1]	$29,964

(1)	The Company acquired restricted cash of $0.3 million as of the acquisition date.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Acquisition of Gainesville

On December 20, 2019, the Company purchased a solar energy facility located in Florida (the “Gainesville Acquisition”) with a nameplate capacity of 2.0 MW from a third party for a total purchase price of $4.1 million. The property, plant and equipment include land and a solar energy facility. This transaction was accounted for as an acquisition of assets, whereby the Company acquired approximately $1.8 million of property, plant and equipment, including $0.5 million of land, and $1.8 million of intangible assets attributable to a favorable rate PPA in place.

Acquisition of Series II

On April 1, 2019, the Company purchased a portfolio of eight solar energy facilities located in Connecticut, Maryland, New Jersey and Rhode Island with a combined nameplate capacity of 1.3 MW from a third party for a total purchase price of $2.8 million. This transaction was accounted for as an acquisition of assets, whereby the Company acquired approximately $3.4 million of property, plant and equipment. One of the acquired Solar Facility Subsidiaries, Altus Power Funds RI I, LLC (“RI I”) is a 50/50 joint venture with the site host who receives 50% of all distributable cash from the assets. On the date of acquisition, the Company recorded assets related to RI I of $1.2 million and non-controlling interest of $0.6 million (see Note 7 for further information).

7. Variable Interest Entity

The Company consolidates all variable interest entities (“VIEs”) in which it holds a variable interest and is deemed to be the primary beneficiary of the variable interest entity. Generally, a VIE is an entity with at least one of the following conditions: (a) the total equity investment at risk is insufficient to allow the entity to finance its activities without additional subordinated financial support, or (b) the holders of the equity investment at risk, as a group, lack the characteristics of having a controlling financial interest. The primary beneficiary of a VIE is required to consolidate the VIE and to disclose certain information about its significant variable interests in the VIE. The primary beneficiary of a VIE is the entity that has both 1) the power to direct the activities that most significantly impact the entity’s economic performance and 2) the obligations to absorb losses or receive benefits that could potentially be significant to the VIE.

The Company participates in certain partnership arrangements that qualify as VIEs. Consolidated VIEs consist of tax equity financing arrangements and partnerships in which an investor holds a noncontrolling interest and does not have substantive kick-out or participating rights. The Company, through its subsidiaries, is the primary beneficiary of such VIEs because as the manager, it has the power to direct the day-to-day operating activities of the entity. In addition, the Company is exposed to economics that could potentially be significant to the entity given its ownership interest and, therefore, has consolidated the VIEs as of December 31, 2020 and 2019. No VIEs were deconsolidated during the years ended December 31, 2020 and 2019.

The obligations of the consolidated VIEs discussed in the following paragraphs are nonrecourse to the Company. In certain instances where the Company establishes a new tax equity structure, the Company is required to provide liquidity in accordance with the contractual agreements. The Company has no requirement to provide liquidity to purchase assets or guarantee performance of the VIEs unless further noted in the following paragraphs. The Company made certain contributions during the years ended December 31, 2020 and 2019 as determined in the respective operating agreement.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

The carrying amounts and classification of the consolidated VIE assets and liabilities included in consolidated balance sheets are as follows:

	As of December 31,
	2020	2019
Current assets	$14,082	$11,249
Non-current assets	351,327	228,486

Total assets	$365,409	$239,735

Current liabilities	$1,994	$19,931
Non-current liabilities	4,761	437

Total liabilities	$6,755	$20,368

The amounts shown in the table above exclude intercompany balances which are eliminated upon consolidation. All of the assets in the table above are restricted for settlement of the VIE obligations, and all of the liabilities in the table above can only be settled using VIE resources.

The Company has not identified any VIEs during the years ended December 31, 2020 and 2019 for which the Company determined that it is not the primary beneficiary and thus did not consolidate.

The Company considered qualitative and quantitative factors in determining which VIEs are deemed significant. During the years ended December 31, 2020 and December 31, 2019, the Company consolidated sixteen and ten VIEs, respectively of which one entity, Zildjian Solar V, LLC is deemed to be significant. Zildjian Solar V, LLC represents 12.9% and 20.6% of the total assets as of December 31, 2020 and December 31, 2019, respectively.

Zildjian Solar V, LLC is a tax equity partnership whose purpose is to own and operate fifteen solar energy facilities in Hawaii, New Jersey, Massachusetts and Vermont. The Company was determined to be the primary beneficiary of Zildjian Solar V, LLC because, as the manager, it has the power to direct the day-to-day operating activities of this entity. In addition, as holder of 100% of the management membership interests, the Company is exposed to economics that could potentially be significant to the entity. As such, the Company consolidated Zildjian Solar V, LLC under the VIE model as of December 31, 2020.

The below transactions affected the scope of VIEs consolidated by the Company during the years ended December 31, 2020 and 2019, but the Company did not deem them significant.

Park Avenue Solar Solutions, LLC

Park Avenue Solar Solutions, LLC (“PASS”) acts as construction arm of the Company. PASS’ purpose is to procure equipment, engineer and construct solar facilities on behalf of the Company and its subsidiaries.

On December 31, 2020, the Common equity stockholder contributed 100% of the issued and outstanding capital stock of Rathman, Inc. to the Company for no consideration paid or additional stock issued. Assets and liabilities of Rathman, Inc. consist of 10% interest in Park Avenue Solar Solutions, LLC (“PASS”), consolidated VIE of the Company, and an immaterial balance of income tax payable. The Company is the primary beneficiary because it has the power to direct the activities that most significantly impact the economic performance of the VIE and is exposed to economics that could be potentially significant to the VIE. Upon the contribution, interest in PASS was transferred directly to the Company and Rathman, Inc. was dissolved. As of December 31, 2020, the noncontrolling interest of $1.4 million related to PASS was reduced to zero and contributed net assets were recorded as additional paid-in capital.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Solar acquisition

As disclosed in Note 6, on December 22, 2020, the Company completed the Solar Acquisition through which it acquired 100% of managing member interests in seven partnerships. The Company was determined to be the primary beneficiary of the acquired entities because, as the manager, it has the power to direct the day-to-day operating activities of these entities. In addition, as holder of 100% of the management membership interests, the Company is exposed to economics that could potentially be significant to the entities. As such, the Company consolidated these seven entities under the VIE model.

Zildjian Solar II, LLC

Zildjian Solar II, LLC is a tax equity partnership whose purpose is to own and operate two solar energy facilities with combined capacity of 5.6MW in Massachusetts. The Company was determined to be the primary beneficiary of Zildjian Solar II, LLC because, as the manager, it has the power to direct the day-to-day operating activities of this entity. In addition, as holder of 100% of the management membership interests, the Company is exposed to economics that could potentially be significant to the entity. As such, the Company consolidated Zildjian Solar II, LLC under the VIE model. On August 28, 2020, the Company, through its wholly-owned subsidiary, completed the buyout of the noncontrolling interest in Zildjian Solar II, LLC. The buyout amount of $0.6 million paid by the Company was estimated to be the fair value of the noncontrolling interest as of the buyout date. On the buyout date the noncontrolling interest of $0.5 million related to Zildjian Solar II, LLC was reduced to zero and the difference between the buyout amount paid and released noncontrolling interest net of income tax of $0.2 million was recorded as additional paid-in capital.

SunPeak acquisition

As disclosed in Note 6, on August 12, 2020, the Company completed the SunPeak Acquisition through which it acquired 100% of managing member interests in three partnerships. Greenleaf-TNX Clear Skies I, LLC, Greenleaf-TNX Clear Skies II, LLC, and Greenleaf-TNX Clear Skies IV, LLC, through the Company’s 100% membership interests in Lumens Holdings I, LLC. The purpose of these three partnerships is to acquire, own, hold, dispose of and otherwise deal with solar photovoltaic renewable energy projects. The Company was determined to be the primary beneficiary of these three acquired entities because, as the managing member, it has the power to direct the day-to-day operating activities of these entities. In addition, as holder of 100% of the managing member interests, the Company is exposed to economics that could potentially be significant to the entities. As such, the Company consolidated these three entities under the VIE model. From the acquisition date and until year-end the Company, through its wholly-owned subsidiaries, completed the buy-out of the noncontrolling interests in the acquired VIEs. The buyout amount of $0.9 million paid by the Company was estimated to be the fair value of the noncontrolling interests as of the buyout dates. On the various buyout dates during 2020, the total noncontrolling interest of $0.9 million related to the acquired VIEs was reduced to zero and the difference between the buyout amounts and released noncontrolling interest net of income tax of $0.2 million was recorded as additional paid-in capital.

Zildjian Solar IX, LLC

Zildjian Solar IX, LLC was formed on April 9, 2020 by the Company as the sole owner. Zildjian Solar IX, LLC is a tax equity partnership whose purpose is to own and operate two solar energy facilities with combined capacity of 2.8MW in Minnesota. Pursuant to the Amended and Restated Limited Liability Company Agreement dated May 8, 2020 (the “ZIX LLCA”), a third-party investor (“ZIX Class A Member”) was admitted to the Company. On December 22, 2020, the Company transferred its ownership in Zildjian Solar IX, LLC to its wholly-owned subsidiary.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Pursuant to the ZIX LLCA, profits and losses are allocated 99% to the ZIX Class A Member and 1% to the Company, through its wholly-owned subsidiaries, until the flip date which is the first day of the calendar year that follows the fifth anniversary of the completion date of the last solar energy facility to achieve placed in service. After the flip date, profits and losses will be allocated 5.10% to the ZIX Class A Member and 94.90% to the Company.

The Company was determined to be the primary beneficiary of Zildjian Solar IX, LLC because, as the manager, it has the power to direct the day-to-day operating activities of this entity. In addition, as holder of 100% of the management membership interests, the Company is exposed to economics that could potentially be significant to the entity. As such, the Company consolidated Zildjian Solar IX, LLC under the VIE model as of December 31, 2020. The interest of the ZIX Class A Member is reported as a noncontrolling interest on the accompanying consolidated balance sheets.

Zildjian Solar VIII

Zildjian Solar VIII Lessor, LLC (“ZVIII Lessor”) and Zildjian Solar VIII Lessee, LLC (“ZVIII Lessee”) were formed on November 1, 2019 by the Company (“ZVIII Managing Member”) for the purposes of entering into an “inverted lease” structure to facilitate investment in one solar facility located in Hawaii known as “Zafra”.

Pursuant to the ZVIII Lessee Operating Agreement dated December 27, 2019, a third-party investor (the “ZVIII Class A Member”) was admitted to Zildjian Solar VIII Lessee, LLC. The ZVIII Managing Member is the Class B member. During the compliance period, which ends the fifth anniversary the Zafra facility achieves placement in service, the profit and loss interests of the ZVIII Lessee are allocated 1% to the ZVIII Managing Member and 99% to the ZVIII Class A Member. After the compliance period, profits and losses are allocated 6% to the Class A Member and 94% to the ZVIII Managing Member for each period thereafter.

Pursuant to the ZVIII Lessor Operating Agreement dated December 27, 2019, ZVIII Lessee as the Class A member and ZVIII Managing Member as the Class B member were admitted to ZVIII Lessor with profit and loss interests of ZVIII Lessor allocated 51% to the ZVIII Managing Member and 49% to the ZVIII Lessee.

ZVIII Lessor is the sole owner of the project company, Aloha Solar Energy Fund II, LLC (“ASEF II”) which is the sole owner of the Zafra solar energy facility. On December 27, 2019, ASEF II and ZVIII Lessee entered into a master lease agreement (“Zafra Lease”) in which ZVIII Lessor leases the Zafra facility from ASEF II for a term of 25 years. Under the Zafra Lease, in exchange for rent payments to ASEF II, ZVIII Lessee receives the right to operate the facility and sell power under its project documents.

The Company, through its subsidiaries, is the primary beneficiary of ZVIII Lessor, ZVIII Lessee, and ASEF II because, as the ZVIII Managing Member, it has the power to direct the day-to-day operating activities of these entities. In addition, as holder of 100% of the ZVIII Managing Member interests, the Company is exposed to a portion of profits and losses that could potentially be significant to the entities. As such, ZVIII Lessor, ZVIII Lessee, and ASEF II are classified as VIEs and consolidated onto the Company’s consolidated balance sheets as of December 31, 2020 and December 31, 2019. The interest of the ZVIII Class A member is reported as a non-controlling interest on the accompanying consolidated balance sheets.

Zildjian Solar I, LLC

Zildjian Solar I, LLC is a tax equity partnership whose purpose is to own and operate four solar energy facilities with combined installed capacity of 4.8MW located in Rhode Island and Maryland. The Company was

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

determined to be the primary beneficiary of Zildjian Solar I, LLC because, as the manager, it has the power to direct the day-to-day operating activities of this entity. In addition, as holder of 100% of the management membership interests, the Company is exposed to economics that could potentially be significant to the entity. As such, the Company consolidated Zildjian Solar I, LLC under the VIE model as of December 31, 2020. On December 31, 2019, the Company, through its wholly-owned subsidiary, completed the buyout of the noncontrolling interest in Zildjian Solar I, LLC. The buyout amount of $0.3 million paid by the Company was estimated to be the fair value of the noncontrolling interest as of the buyout date. As of December 31, 2019, the noncontrolling interest of $0.5 million related to Zildjian Solar I, LLC was reduced to zero and the difference between the buyout amount paid and released noncontrolling interest was recorded as additional paid-in capital. Income tax effect from the buy-out of noncontrolling interest related to Zildjian Solar I, LLC was not material.

Zildjian Solar VII, LLC

Zildjian Solar VII, LLC was formed on July 29, 2019 by the Company as the sole owner. Pursuant to the Amended and Restated Operating Agreement (“ZVII Operating Agreement”) dated October 22, 2019, a third-party investor (“ZVII Class A Member”) was admitted to Zildjian Solar VII, LLC and the Company contributed its membership interest to its wholly-owned subsidiary. Zildjian Solar VII, LLC is a tax equity partnership whose purpose is to own and operate nine solar energy facilities with combined installed capacity of 16.5MW located in Minnesota and Massachusetts.

Pursuant to the ZVII Operating Agreement, profits and losses are allocated, first, 99% to the ZVII Class A Member and 1% to the Company, through its wholly-owned subsidiary, for the period from October 22, 2019 to the flip date of December 31, 2024. After the flip date, profits and losses are allocated 5% to the ZVII Class A Member and 95% to the Company for each period thereafter.

The Company is the primary beneficiary of Zildjian Solar VII, LLC because, as the manager, it has the power to direct the day-to-day operating activities of this entity. In addition, the Company is exposed to economics that could potentially be significant to the entity given its Class B ownership interest. As such, Zildjian Solar VII, LLC is classified as a VIE and is consolidated onto the Company’s consolidated balance sheets as of December 31, 2020 and December 31, 2019. The ZVII Class A Member is reported as a noncontrolling interest on the accompanying consolidated balance sheets.

Series II

On April 1, 2019 the Company purchased a portfolio of eight operational solar facilities known as Altus Power Funds, LLC Series II for a total cost of $2.8 million. The facilities are all located in Connecticut, Maryland, New Jersey and Rhode Island and have existing site lease agreements, REC Agreements and PPAs with credit worthy offtakers to purchase 100% of the power generated by systems. One of the acquired Solar Facility Subsidiaries, Altus Power Funds RI I, LLC (“RI I”) is a 50/50 joint venture with the site host who receives 50% of all distributable cash from the assets. On the date of acquisition, the Company recorded assets related to RI I of $1.2 million and noncontrolling interest of $0.6 million. Note 11 - Redeemable Noncontrolling Interests.

The Company, through its subsidiaries is the primary beneficiary of RI I because, as the manager, it has the power to direct the day-to-day operating activities of this entity. In addition, the Company is exposed to economics that could potentially be significant to the entity through its membership interests. As such, RI I is classified as a VIE and is consolidated onto the Company’s consolidated balance sheets as of December 31, 2020 and December 31, 2019. Site host’s interest is reported on the accompanying consolidated balance sheets as a noncontrolling interest.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

8. Debt and Derivatives

	As of December 31,		Interest Type	Weighted average interest rate
	2020	2019
Long-term debt
Rated term loan	$362,685	$187,000	Blended	3.70%
GSO promissory note	—	4,000	Fixed	4.25%
Construction loans	25,484	31,123	Fixed	4.20%
Term loans	7,218	—	Floating	2.40%

Total principal due for long-term debt	395,387	222,123
Unamortized discounts and premiums	(292)	—
Unamortized deferred financing costs	(5,952)	(4,049)
Less: Current portion of long-term debt	35,209	39,833

Long-term debt, less current portion	$353,934	$178,241

Prior Term Loan

As part of the Prior Capital Facility, the Company had a term loan originally issued on October 10, 2014 and amended and restated on October 3, 2016 (“Prior Term Loan”). The note was non-amortizing; it accrued interest at an annual rate of approximately 9.8% as calculated by the sum of the greater of (i) LIBOR and (ii) 1.50%, plus an applicable margin of 7.50%. Loan principal was due on September 30, 2021. The unamortized debt discount and loan issuance costs on the Prior Term Loan was being amortized to interest expense over the life of the Prior Term Loan. During the year ended December 31, 2019, a total of $69.8 million of principal was drawn from the Prior Term Loan. On the Closing Date, the Company repaid the entire principal balance totaling $249.7 million without penalty, remaining unamortized debt discount and loan issuance costs of $1.4 million were recorded as interest expense, and the Prior Term Loan was cancelled.

Rated Term Loan

As part of the Blackstone Credit Facility, APA Finance, LLC (“APAF”), a wholly owned subsidiary of the Company, entered into a $251.0 million term loan facility with BIS through a consortium of lenders. The Rated Term Loan consists of investment grade-rated Class A and Class B notes that mature on June 30, 2045 (“Final Maturity Date”). The Rated Term Loan amortizes at an initial rate of 2.5% of outstanding principal per annum for a period of 5 years at which point the amortization steps up to 5% per annum until November 22, 2026 (“Anticipated Repayment Date”). After the Anticipated Repayment Date, the loan becomes fully-amortizing, and all available cash is used to pay down principal until the Final Maturity Date. Interest on the Rated Term Loan accrues quarterly at a blended fixed rate of 3.70%.

The Company incurred $8.5 million of issuance costs related to the Blackstone Credit Facility and allocated these issuance costs to both the Series A preferred stock and Rated Term Loan using a relative fair value method. Issuance costs attributable to the Rated Term Loan of $4.2 million have been recorded as a reduction to the Rated Term Loan balance and are amortized as interest expense on seven-year schedule until the Rated Term Loan’s Anticipated Repayment Date. The Company also incurred debt issuance costs of $2.6 million for additional draws made from the Rated Term Loan during the year ended December 31, 2020. During the years ended December 31, 2020 and 2019, the Company recorded interest expense of $0.7 million and $0.2 million, respectively, related to the amortization of the Rated Term Loan issuance costs.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

On December 22, 2020, APA Finance, LLC, upsized the borrowing capacity of the Rated Term Loan to $367.4 million through a tertiary draw commitment agreement. Proceeds under the agreement were used to fund the acquisition of new solar energy facilities.

As of December 31, 2020, the outstanding principal balance of the Rated Term Loan was $362.7 million, consisting of Class A and Class B notes totaling $213.4 million and $149.3 million, respectively, less unamortized debt discount and loan issuance costs totaling $5.9 million. As of December 31, 2019, the outstanding principal balance of the Rated Term Loan was $187.0 million, from the issuance of Class A and Class B notes totaling $110.0 million and $77.0 million, respectively, less unamortized debt discount and loan issuance costs totaling $4.0 million.

The Rated Term Loan includes various financial and other covenants. The Company was in compliance with all such covenants as of December 31, 2019. As of December 31, 2020, the Company was in compliance with all covenants, except the delivery of the APAF audited financial statements, for which the Company obtained a waiver to extend the financial statement reporting deliverable due dates. The Company expects to deliver the audited financial statements before the extended reporting deliverable due dates.

GSO Promissory Note

On the Closing Date the Company issued a promissory note to GSO in exchange for a loan totaling $4.0 million, the proceeds of which were primarily used to fund reserve requirements under the Rated Term Loan. As of December 31, 2019, the note accrued interest at a rate of 4.25%. The full promissory note plus accrued interest was repaid in full by the Company on March 3, 2020.

Construction Facilities

Seminole Funding Resources, LLC

During the years ended December 31, 2020 and 2019, various Company’s subsidiaries entered into loan agreements with Seminole Funding Resources, LLC to fund construction of certain solar energy facilities in Minnesota (“FastSun Loans”). The FastSun Loans have a 6-month term, are non-amortizing and accrue interest at a rate of 6.50%. As of December 31, 2020 and December 31, 2019, the principal balances of the loan were $4.9 million and $31.1 million, respectively, and are recorded within the current portion of long-term debt on the accompanying consolidated balance sheets. The FastSun Loans include various financial and other covenants, and the Company was in compliance with all such covenants as of December 31, 2020.

Interest accrued for under the FastSun loans prior to placed-in-service is capitalized as part of the cost of solar energy facilities and depreciated over the useful life thereafter. For the years ended December 31, 2020 and December 31, 2019 the Company incurred interest costs under the agreements totaling $0.7 million and $0.4 million, respectively. The capitalized portion of $0.3 million and $0.3 million is shown as property, plant and equipment. For the year ended December 31, 2020 and 2019, the Company expensed FastSun Loan interest costs of $0.3 million and $0.1 million, respectively, which are recorded in interest expense in the accompanying consolidated statements of operations.

Construction Loan to Term Loan Facility and Letters of Credit facilities

On January 10, 2020, APA Construction Finance, LLC (“APACF”) a wholly-owned subsidiary of the Company, entered into a credit agreement with Fifth Third Bank, National Association and Deutsche Bank AG New York Branch to fund the development and construction of future solar facilities (“Construction Loan to Term Loan Facility”). The Construction Loan to Term Loan Facility includes a construction loan commitment of $187.5 million and a letter of credit commitment of $12.5 million, which can be drawn until January 10, 2023.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

The construction loan commitment can convert to a term loan upon commercial operation of a particular solar energy facility. In addition, the Construction Loan to Term Loan Facility accrued a commitment fee at a rate equal to .50% per year of the daily unused amount of the commitment. As of December 31, 2020, the outstanding principal balances of the construction loan and term loan were $20.6 million and $6.2 million, respectively. As of December 31, 2020, the Company had an unused borrowing capacity of $160.7 million. Also, on October 23, 2020, the Company entered into an additional letters of credit facility with Fifth Third Bank for the total capacity of $10.0 million. The Construction Loan to Term Loan includes various financial and other covenants for APACF and the Company, as guarantor. As of December 31, 2020, the Company was in compliance with all covenants, except the delivery of the audited financial statements of the Company, for which the Company obtained a waiver to extend the financial statement reporting deliverable due dates. The Company expects to deliver the audited financial statements before the extended reporting deliverable due dates.

As of December 31, 2020, the total letters of credit outstanding with Fifth Third Bank and Deutsche Bank were $7.2 million and $0.3 million, respectively, with an unused capacity of $2.8 million and $12.2 million, respectively. To the extent liabilities are incurred as a result of the activities covered by the letters of credit, such liabilities are included on the accompanying consolidated balance sheets. From time to time, the Company is required to post financial assurances to satisfy contractual and other requirements generated in the normal course of business. Some of these assurances are posted to comply with federal, state or other government agencies’ statutes and regulations. The Company sometimes uses letters of credit to satisfy these requirements and these letters of credit reduce the Company’s borrowing facility capacity.

PSE&G Loans

As part of the FUSE Acquisition, the Company acquired the Solar Loan Agreements with Public Service Electric and Gas Company (“PSE&G”). Each loan has a term of 15 years and accrues interest at a rate of 11.39%, compounded monthly. As of December 31, 2020, the principal balance of the PSE&G Loans was $0.7 million, including fair value debt discount of $0.3 million determined by the Company as part of the acquisition accounting.

Loans from Acquisition of SunPeak

As discussed in Note 6, as a part of the SunPeak acquisition, the Company assumed $15.1 million of outstanding debt and $0.9 million of liability under the related interest rate swaps. Outstanding loan balances, including accrued interest and interest rate swap liabilities, were repaid in full by the Company on December 22, 2020.

Principal Maturities of Long-Term Debt

As of December 31, 2020, the principal maturities of the Company’s long-term debt were as follows:

2021	$35,209
2022	9,702
2023	9,600
2024	9,395
2025	9,408
Thereafter	322,073

Total principal payments	$395,387

Derivatives

The Company’s derivative instrument consists of an interest rate swap that is not designated as a cash flow hedge or a fair value hedge under accounting guidance. The Company uses the interest rate swap to manage its net

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

exposure to interest rate changes. Changes in fair value are recorded in interest expense, net in the consolidated statements of operations.

For the years ended December 31, 2020 and 2019, the Company notes the derivative instrument was not significant.

9. Equity

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, as may be declared by the Company’s board of directors. As of December 31, 2020 and 2019, no common stock dividends have been declared. As of December 31, 2020 and 2019, there were 10,000 shares of common stock authorized, of which 1,029 shares were outstanding. See Note 10 for the details of common stock issued on the Closing Date of the Blackstone Credit Facility.

10. Redeemable Preferred Stocks

GSO Preferred Stock

As part of the Blackstone Credit Facility and under terms of a securities purchase agreement, GSO committed to purchase up to $300.0 million of Series A preferred stock from the Company and 309 shares of common stock. On Closing Date, the Company issued 160,000 shares of Series A preferred stock in return for cash of $160.0 million and the 309 shares of common stock.

The Company allocated the total proceeds received from GSO for the issuance Series A preferred stock and common stock based on the relative fair values of each as of the Closing Date, which resulted in $153.3 million allocated to the Series A preferred stock issued by the Company and $6.7 million allocated to the issued common stock. Following the Closing Date and prior to December 31, 2019, the Company issued an additional 16,500 shares of Series A preferred stock in return for cash of $16.5 million.

The changes in the components of Series A preferred stock are presented in the table below:

	Units	Amount
As of December 31, 2018	—	$—
Issuance of Series A preferred stock	176,500	169,800
Issuance costs	—	(4,113)
Accretion of Series A preferred stock	—	231
Accrued dividends and commitment fees on Series A preferred stock	—	1,523

As of December 31, 2019	176,500	$167,441

Issuance of Series A preferred stock	31,500	31,500
Accretion of Series A preferred stock	—	2,166
Accrued dividends and commitment fees on Series A preferred stock	—	15,590
Payment of dividends and commitment fees on Series A preferred stock	—	(12,950)

As of December 31, 2020	208,000	$203,747

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Redemption Rights and Dividend Provisions

Series A preferred stock carries a fixed rate dividend of 8% which is required to be paid by the Company in bi-annual installments, whether or not declared, and thus accrued in the consolidated financial statements. Series A preferred stock may be redeemed at the option of the Company at any time. GSO has an optional redemption on or after the fifth anniversary of the Closing Date or upon a change of control, event of default or an acceleration of debt under the credit agreement of the Rated Term Loan. The redemption price shall be equal to the outstanding capital balance plus any accrued dividend. Series A preferred stock is not convertible. The Company accretes the carrying value of the Series A preferred stock to the redemption value and records accretion as the increase of accumulated deficit.

During the year ended December 31, 2020 and 2019, the Company recorded total Series A preferred stock dividends of $15.0 million and $1.4 million, respectively. During the year ended December 31, 2020, $12.4 million was paid, of which $11.0 million related to the dividends accrued during the year ended December 31, 2020, and $1.4 million related to the dividends accrued as of December 31, 2019. As of December 31, 2020 and 2019, $4.0 million and $1.4 million, respectively, remained unpaid and were added to the outstanding balance of the Series A preferred stock.

As consideration for GSO’s commitment to purchase Series A preferred stock, the Company agreed to pay GSO a commitment fee of 0.50% per annum on the portion of unfunded committed Series A preferred stock. For the years ended December 31, 2020 and 2019, the Company recorded costs of $0.6 million and $0.1 million, respectively. As of December 31, 2020 and 2019, $0.1 million remained unpaid.

Balance Sheet Classification

The Company’s Series A preferred stock is classified outside of stockholder’s deficit on the consolidated balance sheets because the holders of such shares have redemption rights that, in certain situations, are not solely within the control of the Company and would permit the redemption of the then-outstanding Series A preferred stock. As of December 31, 2020 and 2019, Series A preferred stock of $203.7 million and $167.4 million, respectively, is recorded within temporary equity on the accompanying consolidated balance sheets.

11. Redeemable Noncontrolling Interests

The changes in the components of redeemable noncontrolling interests are presented in the table below:

	For the year ended December 31,
	2020	2019
Redeemable noncontrolling interest, beginning balance	$3,411	$943
Cash contributions	10,681	2,088
Cash distributions	(411)	(260)
Assumed noncontrolling interest through business combination	4,380	—
Net income (loss) attributable to noncontrolling interest	250	640

Redeemable noncontrolling interest, ending balance	$18,311	$3,411

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

12. Commitments and Contingencies

Legal

The Company is a party to a number of claims and governmental proceedings which are ordinary, routine matters incidental to its business. In addition, in the ordinary course of business the Company periodically has disputes with vendors and customers. The outcomes of these matters are not expected to have, either individually or in the aggregate, a material adverse effect on the Company’s financial position or results of operations.

Performance Guarantee Obligations

The Company guarantees certain specified minimum solar energy production output under the Company’s PPA agreements, generally over a term of 10, 15 or 25 years. The solar energy systems are monitored to ensure these outputs are achieved. The Company evaluates if any amounts are due to customers based upon not meeting the guaranteed solar energy production outputs at each reporting period end. As of December 31, 2020 and 2019, the guaranteed minimum solar energy production has been met and the Company has recorded no performance guarantee obligations.

(1)	The Company acquired cash of $1.5 million and restricted cash of $0.2 million as of the acquisition date.

Leases

The Company has operating leases for land and buildings. The following schedule represents the expected annual future minimum payments under site leases:

2021	$3,591
2022	3,671
2023	3,706
2024	3,745
2025	3,677
Thereafter	60,239

Total lease payments	$78,629

For the years ended December 31, 2020 and 2019, the Company recorded site lease expenses under these agreements totaling $3.1 million and $2.6 million, respectively of which are recorded in cost of operations (exclusive of total depreciation and amortization) in the consolidated statements of operations.

13. Related Party Transactions

There were no amounts due to related parties as of December 31, 2020 and 2019. As of December 31, 2019, due from related parties was $3 thousand. Additionally, in the normal course of business, the Company conducts transactions with affiliates:

Blackstone Subsidiaries as Rated Term Loan Lender and Preferred Equity Holder

The Company incurs interest expense on the Rated Term Loan. During the years ended December 31, 2020 and 2019 the total related party interest expense on the Rated Term Loan was $9.5 million and $0.8 million, respectively, and is recorded as interest expense in the accompanying consolidated statements of operations. As of December 31, 2020 and 2019, interest payable of $2.6 million and $0.8 million, respectively, was due under the Rated Term Loan was recorded as interest payable on the accompanying consolidated balance sheets.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Legacy Management Agreement

Altus Power Funds, LLC, a wholly-owned subsidiary of the Company, entered into a Management Services Agreement with Altus Power Management, LLC (APM) a related party of the Company through common ownership. Pursuant to this agreement, APM performed certain services on behalf of the Altus Power Funds, LLC for a fee. During the year ended December 31, 2019, the services amounted to $0.1 million and are recorded in cost of operations (exclusive of depreciation and amortization) in the accompanying consolidated statements of operations.

SAI CT Solar, LLC, a wholly-owned subsidiary of the Company, entered into a Management Services Agreement with APM. Pursuant to this agreement, APM performed certain services on behalf of SAI CT Solar, LLC for a fee. During the year ended December 31, 2019, the services amounted to $0.1 million and are recorded in cost of operations (exclusive of depreciation and amortization) in the accompanying consolidated statements of operations.

On November 19, 2019, both Altus Power Funds, LLC and SAI CT Solar, LLC bought out APM from their respective Management Services Agreements for a total payment of $0.2 million which are recorded in cost of operations (exclusive of depreciation and amortization) in the consolidated statements of operations.

Prior Term Loan to Prior Equity Holders

The Company incurred interest expense on the Prior Term Loan. During the year ended December 31, 2019, the total related party interest expense on the Prior Term Loan was $19.2 million and is recorded as interest expense in the accompanying consolidated statements of operations. As of the Closing Date, all outstanding principal and accrued interest under the Prior Term Loan were paid in full.

Other Related Parties

On February 21, 2020, the Company entered into a Purchase Agreement to acquire the remaining assets of Sound Solar Systems, LLC, a related party of the Company through common ownership, for $0.3 million. During the years ended December 31, 2020 and 2019 the Company incurred costs totaling $0.1 million and $0.7 million, respectively, for design, engineering and construction services provided by Sound Solar Systems, LLC. As a result of the Sound Solar Acquisition, the Company acquired tangible and intangible assets related to the design and engineering of solar photovoltaic projects for the cash consideration of $0.3 million.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

14. Net Loss per Share

The calculation of basic and diluted net loss per share for the years ended December 31, 2020 and 2019 was as follows (in thousands, except share and per share amounts):

	For the year ended December 31,
	2020	2019
Net income (loss) attributable to Altus Power, Inc.	$6,793	$(4,367)
Cumulative preferred dividends and commitment fee earned on Series A redeemable preferred stock	(15,590)	(1,523)
Redeemable Series A preferred stock accretion	(2,166)	(231)

Net loss attributable to common stockholder – basic and diluted	$(10,963)	$(6,121)

Net loss per share attributable to common stockholder – basic and diluted	$(10,654)	$(8,129)
Weighted-average common shares outstanding – basic and diluted	1,029	753

15. Asset Retirement Obligations

AROs consist primarily of costs to remove solar energy system assets at the end of their useful lives and costs to restore the solar energy system sites to the original condition, which are estimated based on current market rates. The following table presents the changes in AROs as recorded in other long-term liabilities in the consolidated balance sheets:

	For the year ended December 31,
	2020	2019
Balance at beginning of period	$683	$352
Additional obligations incurred	3,689	288
Accretion expense	74	43

Balance at end of period	$4,446	$683

16. Stock-Based Compensation

Stock-Based Compensation

Share-based compensation expense is recognized in selling, general, and administrative expense on the consolidated statements of operations. The Company recognized $0.1 million and $0.1 million of stock-based compensation expense for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the Company had $0.1 million of unrecognized share-based compensation expense related to unvested restricted units, which the Company expects to recognize over a weighted-average period of approximately 3 years.

APAMH Restricted Unit Plan

In 2015, APAM Holdings, LLC, a holding company which sole purpose and activity is to hold management’s common unit interests in the Company (“APAMH”), established the APAM Holdings LLC Restricted Unit Plan

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

(the “Restricted Unit Plan”) The Restricted Unit Plan provides for the grant of common units to Company’s employees, non-employee directors and consultants as share based compensation which gets expensed to the Company. The common units issued under the Restricted Unit Plan vest over four years with 25% vesting at the anniversary of each year from the date of grant. Upon the occurrence of a change of control, all units that have not yet vested shall become full vested. Upon termination of such individual, the Company may exercise its right to repurchase any unvested shares at estimated fair value. As of December 31, 2020 and 2019, 3,027,726 restricted units remained outstanding under the Restricted Unit Plan. Of the outstanding restricted units, 2,295,821 restricted units were vested and 731,905 remained unvested as of December 31, 2020, and 1,546,551 restricted units were vested and 1,481,175 remained unvested as of December 31, 2019.

The fair value of the units was estimated by management at the grant date using the Black-Scholes Option Pricing model. The Company enlisted a third-party valuation firm to perform the valuation of the units granted.

17. Income Taxes

Income tax expense is composed of the following:

	For the year ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	23	23

Total current expense	23	23
Deferred:
Federal	1,851	(1,131)
State	(1,791)	2,293

Total deferred expense	$60	$1,162

Income tax expense	$83	$1,185

The following table presents a reconciliation of the income tax benefit computed at the U.S. federal statutory rate and the Company’s income tax expense / (benefit) (in thousands):

	For the year ended December 31,
	2020	2019
Income tax benefit – computed as 21% of pretax loss	$(379)	$(1,549)
Effect of noncontrolling interests and redeemable noncontrolling interests	1,823	880
State tax, net of federal benefit	(1,736)	1,830
State valuation allowance	339	—
Effect of tax credits	(153)	(131)
Other	189	155

Income tax expense	$83	$1,185

Effective income tax rate	(4.6%)	(16.1%)

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2020 and 2019, the Company’s deferred tax assets and liabilities are comprised of the following:

	As of December 31,
	2020	2019
Deferred tax assets:
Net operating losses	$20,000	$10,842
Intangible liabilities	1,206	1,265
Deferred financing costs	277	16
Tax credits	810	656
Deferred site lease	73	18
Asset retirement obligation	1,154	197
Stock-based compensation	50	32
Sec. 163(j) interest limitation	7,947	8,465

Total deferred tax assets	$31,517	$21,491
Valuation allowance	(339)	—

Net deferred tax assets	$31,178	$21,491
Deferred tax liabilities:
Property, plant and equipment	$(18,537)	$(12,024)
Intangible assets	(1,089)	(972)
Investments in partnerships	(22,553)	(19,108)

Total deferred tax liabilities	(42,179)	(32,104)

Net deferred tax liability	$(11,001)	$(10,613)

As of December 31, 2020 and 2019, the Company had US federal net operating loss carryforwards of $80.3 million and $45.0 million, respectively, available to offset future federal taxable income which will begin to expire in 2034. The Company has federal net operating loss carryforwards of $43.3 million, which can be carried forward indefinitely. As of December 31, 2020 and 2019, the Company had state net operating loss $48.6 million and $21.7 million, respectively, which will begin to expire in 2021, if not utilized. Deferred tax assets associated with state net operating losses that are more likely than not to expire unutilized have been fully offset by a valuation allowance of $0.3 million.

As of December 31, 2020 and 2019, the Company had, under IRC Sec. 163(j), a gross interest expense limitation carryforward of $31.0 million and $29.8 million, respectively with an indefinite carryforward period.

The Company applies the applicable authoritative guidance which prescribes a comprehensive model for a manner in which a company should recognize, measure, present and disclose in its financial statements all material uncertain tax positions that the Company has taken or expects to take on a tax return. As of December 31, 2020, the Company has no uncertain tax positions. No amounts of interest and penalties were recognized in the Company’s financial statements and the Company’s policy is to present interest and penalties as a component of income tax expense.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted and signed into law in the United States. The CARES Act includes measures to assist companies, including temporary changes to income and non-income-based tax laws. The Company did not receive a stimulus payment related to the CARES Act. The Company is still evaluating the new law but does not expect there to be a significant impact on the Company’s condensed consolidated financial statements.

Altus Power, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data, unless otherwise noted)

The Company files federal income tax returns and state income tax multiple jurisdictions. The statute of limitation remains open for 2014.

18. Subsequent Events

The Company has evaluated subsequent events from December 31, 2020 through August 11, 2021, which is the date the audited consolidated financial statements were available to be issued. There are no subsequent events requiring recording or disclosure in the consolidated financial statements except as follows:

Business Combination Agreement

On July 12, 2021, the Company entered a business combination agreement to merge with CBRE Acquisition Holdings, Inc (“CBAH”). The merger is expected to occur by December 31, 2021 and will result in CBAH acquiring all of the outstanding equity interests of the Company.

Debt Payoff

On January 11, 2021 the Company made a loan payoff to Seminole Funding Resources, LLC to payoff the remaining FastSun Loan principal totaling $4.9 million.

******

Altus Power, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except share and per share data)

	Six Months Ended June 30,
	2021	2020
Operating revenues, net	$30,084	$20,945
Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below)	6,156	4,554
General and administrative	7,520	4,096
Depreciation, amortization and accretion expense	8,858	5,368
Acquisition and entity formation costs	232	406
Gain on fair value remeasurement of contingent consideration	(2,050)	—

Total operating expenses	$20,716	$14,424

Operating income	9,368	6,521
Other (income) expenses
Other income, net	(249)	(23)
Interest expense, net	8,739	6,739

Total other expense	$8,490	$6,716

Income (loss) before income tax expense	$878	$(195)
Income tax expense	(1,055)	(241)

Net loss	$(177)	$(436)
Net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	50	(8,394)

Net (loss) income attributable to Altus Power, Inc.	$(227)	$7,958

Cumulative preferred dividends and commitment fee earned on Series A redeemable preferred stock	(8,480)	(7,568)
Redeemable Series A preferred stock accretion	(1,071)	(1,077)

Net (loss) attributable to common stockholder	$(9,778)	$(687)

Net loss per share attributable to common stockholder
Basic and diluted	$(9,502)	$(667)
Weighted average shares used to compute net loss per share attributable to common stockholder
Basic and diluted	1,029	1,029

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Altus Power, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except share and per share data)

	As of June 30, 2021	As of December 31, 2020
Assets
Current assets:
Cash	$29,863	$33,832
Current portion of restricted cash	883	3,465
Accounts receivable, net	9,588	5,752
Other current assets	6,992	1,748

Total current assets	47,326	44,797
Restricted cash, noncurrent portion	1,404	909
Property, plant and equipment, net	522,247	519,394
Intangible assets, net	11,370	11,758
Other assets	3,746	4,702

Total assets	$586,093	$581,560

Liabilities, redeemable noncontrolling interests, redeemable preferred stock and stockholder’s deficit
Current liabilities:
Accounts payable	$5,633	$1,571
Interest payable	3,359	2,665
Purchase price payable	512	2,638
Current portion of long-term debt, net	33,944	35,209
Other current liabilities	4,121	1,369

Total current liabilities	47,569	43,452
Long-term debt, net of current portion	364,779	353,934
Intangible liabilities, net	4,141	4,647
Asset retirement obligations	4,741	4,446
Deferred tax liability	12,070	11,001
Other long-term liabilities	4,879	6,774

Total liabilities	$438,179	$424,254
Commitments and contingent liabilities (Note 10)
Redeemable noncontrolling interests	16,898	18,311
Series A redeemable preferred stock $0.01 par value; 310,000 shares authorized; 208,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020 (Liquidation preference $212,263 and $212,163, respectively)	204,918	203,747
Stockholder’s deficit
Common stock $1.00 par value; 10,000 shares authorized and 1,029 shares issued and outstanding as of June 30, 2021 and December 31, 2020	1	1
Additional paid-in capital	2,110	2,033
Accumulated deficit	(90,580)	(80,802)

Total stockholder’s deficit	$(88,469)	$(78,768)
Noncontrolling interests	14,567	14,016

Total deficit	$(73,902)	$(64,752)

Total liabilities, redeemable noncontrolling interests, redeemable preferred stock and deficit	$586,093	$581,560

The following table presents the assets and liabilities of the consolidated variable interest entities (Refer to Note 5).

(In thousands)	As of June 30, 2021	As of December 31, 2020
Assets of consolidated VIEs, included in total assets above:
Cash	$5,730	$7,288
Current portion of restricted cash	1,014	3,106
Accounts receivable, net	4,910	2,842
Other current assets	996	846
Restricted cash, noncurrent portion	704	352
Property, plant and equipment, net	346,987	344,140
Intangible assets, net	6,204	6,477
Other assets	358	358

Total assets of consolidated VIEs	$366,903	$365,409

Liabilities of consolidated VIEs, included in total liabilities above:
Accounts payable	$927	$876
Current portion of long-term debt, net	302	—
Other current liabilities	339	1,118
Long-term debt, net of current portion	8,308	—
Intangible liabilities, net	898	1,020
Asset retirement obligations	3,504	3,390
Other long-term liabilities	1,322	351

Total liabilities of consolidated VIEs	$15,600	$6,755

The accompanying notes are an integral part of these condensed consolidated financial statements.

Altus Power, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

(unaudited)

(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit	Non Controlling Interests	Total Deficit
	Shares	Amount
As of December 31, 2019	1,029	$1	$163	$(47,339)	$(47,175)	$8,430	$(38,745)
Cash contributions from noncontrolling interests	—	—	—	—	—	13,246	13,246
Accretion of Series A preferred stock	—	—	—	(1,078)	(1,078)	—	(1,078)
Stock-based compensation	—	—	41	—	41	—	41
Accrued dividends and commitment fees on Series A preferred stock	—	—	—	(7,568)	(7,568)	—	(7,568)
Cash distributions to common equity stockholder	—	—	—	(22,500)	(22,500)	—	(22,500)
Cash distributions to noncontrolling interests	—	—	—	—	—	(202)	(202)
Net income (loss)	—	—	—	7,958	7,958	(8,588)	(630)

As of June 30, 2020	1,029	$1	$204	$(70,527)	$(70,322)	$12,886	$(57,436)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit	Non Controlling Interests	Total Deficit
	Shares	Amount
As of December 31, 2020	1,029	$1	$2,033	$(80,802)	$(78,768)	$14,016	$(64,752)
Cash contributions from noncontrolling interests	—	—	—	—	—	439	439
Accretion of Series A preferred stock	—	—	—	(1,071)	(1,071)	—	(1,071)
Stock-based compensation	—	—	77	—	77	—	77
Accrued dividends and commitment fees on Series A preferred stock	—	—	—	(8,480)	(8,480)	—	(8,480)
Cash distributions to noncontrolling interests	—	—	—	—	—	(606)	(606)
Accrued distributions to non-controlling interests	—	—	—	—	—	(145)	(145)
Net (loss) income	—	—	—	(227)	(227)	863	636

As of June 30, 2021	1,029	$1	$2,110	$(90,580)	$(88,469)	$14,567	$(73,902)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Altus Power, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(177)	$(436)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, amortization and accretion	8,858	5,368
Unrealized gain on interest rate swaps	(292)	—
Deferred tax expense	1,069	241
Amortization of debt discount and financing costs	1,443	1,244
Gain on fair value remeasurement of contingent consideration	(2,050)	—
Stock-based compensation	77	41
Other	(194)	314
Changes in assets and liabilities, excluding the effect of acquisitions
Accounts receivable	(3,836)	(3,994)
Other assets	(4)	—
Accounts payable	4,062	778
Interest payable	776	1,649
Other liabilities	(247)	77

Net cash provided by operating activities	9,485	5,282

Cash flows from investing activities
Capital expenditures	(6,277)	(23,672)
Payments to acquire businesses, net of cash and restricted cash acquired	(2,126)	—
Payments to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired	(4,968)	(2,178)
Payments for customer and site lease acquisitions	—	(749)

Net cash used for investing activities	(13,371)	(26,599)

Cash flows (used in) from financing activities
Proceeds from issuance of long-term debt	26,391	55,216
Repayments of long-term debt	(16,680)	(37,685)
Payment of debt issuance costs	(596)	(1,007)
Payment of deferred transaction costs	(2,140)	—
Distributions to common equity stockholder	—	(22,500)
Proceeds from issuance of Series A preferred stock	—	7,500
Payment of dividends and commitment fees on Series A preferred stock	(8,380)	(5,277)
Payment of contingent consideration	(102)	(142)
Contributions from noncontrolling interests	439	23,927
Distributions to noncontrolling interests	(1,102)	(337)

Net cash (used in) provided by financing activities	(2,170)	19,695

Net decrease in cash and restricted cash	(6,056)	(1,622)
Cash and restricted cash, beginning of period	38,206	32,137

Cash and restricted cash, end of period	$32,150	$30,515

	Six Months Ended June 30,
	2021	2020

Supplemental cash flow disclosure
Cash paid for interest, net of amounts capitalized	$6,822	$3,959
Cash paid for taxes	99	8

Non-cash investing and financing activities
Asset retirement obligations	$223	$536
Deferred transaction costs not yet paid	2,810	—
Debt assumed through acquisitions	—	969
Acquisitions of property and equipment included in other current liabilities	819	35
Accrued dividends and commitment fees on Series A preferred stock	8,480	7,568
Accrued distributions to non-controlling interests	145	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

1.	General

Company Overview

Altus Power, Inc., formerly known as Altus Power America, Inc., a Delaware corporation (the “Company”), headquartered in Stamford, Connecticut, develops, owns, constructs and operates small-scale utility, commercial, industrial, public sector and community photovoltaic solar energy generation and storage facilities for the purpose of producing and selling electricity to credit worthy counterparties under long-term offtake contracts. The solar energy facilities are owned by the Company in project specific limited liability companies (the “Solar Facility Subsidiaries”).

The Company is a subsidiary of Altus Power America Holdings, LLC (“Holdings” or the “Common equity stockholder”). Holdings and the Company were formed on October 10, 2014 upon receiving a capital commitment from GSO Capital Partners (“GSO”), a Blackstone Group company, through certain sub-advised funds. The capital was committed through preferred equity in Holdings and a loan to the Company. On October 3, 2016, Holdings and the Company upsized the GSO capital facility with an additional commitment from certain sub-advised funds and two new institutional investors (“Prior Capital Facility”).

On November 22, 2019 (“Closing Date”), Holdings and the Company completed a financing with the Blackstone Group through its subsidiaries GSO and Blackstone Insurance Solutions (“BIS”), totaling $551.0 million of funded and committed capital (“Blackstone Credit Facility”). Proceeds from the Blackstone Credit Facility were used to pay off and terminate the prior capital facility and to fund future development and acquisitions.

COVID-19

The spike of a novel strain coronavirus (“COVID-19”) in the first quarter of 2020 has caused significant volatility in the U.S. markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. economy. To date, there has not been a material impact on the Company’s business operations and financial performance. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend in part, on the length and severity of these restrictions and on the Company’s ability to conduct business in the ordinary course.

2. Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company prepares its unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and regulations of the U.S. Securities and Exchange Commission for interim financial reporting. The Company’s condensed consolidated financial statements include the results of wholly-owned and partially-owned subsidiaries in which the Company has a controlling interest. All intercompany balances and transactions have been eliminated in consolidation.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The information as of December 31, 2020 included in the condensed consolidated balance sheets was derived from

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

the Company’s audited consolidated financial statements. The condensed consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, including normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the Company’s financial position as of June 30, 2021 and the results of operations and cash flows for the six months ended June 30, 2021 and 2020. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full year or any other future interim or annual period.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as the fair value of net assets acquired in connection with accounting for business combinations, the useful lives of the solar energy facilities, and inputs and assumptions used in the valuation of asset retirement obligations (“AROs”).

Segment Information

Operating segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision makers are the co-chief executive officers. Based on the financial information presented to and reviewed by the chief operating decision makers in deciding how to allocate the resources and in assessing the performance of the Company, the Company has determined it operates as a single operating segment and has one reportable segment. The Company’s principal operations, revenue and decision-making functions are located in the United States.

Cash and Restricted Cash

Cash includes all cash balances on deposit with financial institutions that are denominated in U.S. dollars. Pursuant to the budgeting process, the Company maintains certain cash on hand for possible equipment replacement related costs.

The Company records cash that is restricted as to withdrawal or use under the terms of certain contractual agreements as restricted cash. Restricted cash is included in current portion of restricted cash and restricted cash, noncurrent portion on the condensed consolidated balance sheets and includes cash held with financial institutions for cash collateralized letters of credit pursuant to various financing and construction agreements.

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets. Cash and restricted cash consist of the following:

	As of June 30, 2021	As of December 31, 2020
Cash	$29,863	$33,832
Current portion of restricted cash	883	3,465
Restricted cash, noncurrent portion	1,404	909

Total	$32,150	$38,206

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Accounts Receivable

Management considers receivables to be fully collectible. If amounts become uncollectible, they are charged to operations in the period in which that determination is made. U.S. GAAP requires that the allowance method be used to recognize bad debts. As of June 30, 2021 and December 31, 2020, the Company determined that the allowance for uncollectible accounts receivables is not material.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash balances.

The Company had no customers that individually accounted for more than 10.0% of total accounts receivable or revenues as of June 30, 2021 and for the six months then ended. The Company had one customer that individually accounted for 12.4% of total accounts receivable as of December 31, 2020 and one customer with 10.4 % of total revenue for the six months ended June 30, 2020.

Deferred Transaction Costs

Deferred transaction costs, which consist of direct incremental legal, consulting, and accounting fees relating to the merger transaction, as discussed in Note 15 — Subsequent Events, are capitalized and will be recorded against proceeds upon the consummation of the transaction. In the event the merger transaction is terminated, deferred transaction costs will be expensed. As of June 30, 2021 and December 31, 2020, deferred transactions costs were $4.9 million and zero, respectively, which is included in other current assets on the condensed consolidated balance sheets. During the six months ended June 30, 2021, the Company paid $2.1 million of deferred transaction costs and the remaining balance of $2.8 million was accrued for as of June 30, 2021 in other current liabilities on the unaudited condensed consolidated balance sheet.

Economic Concentrations

The Company and its subsidiaries own and operate solar generating facilities installed on buildings and land located across the United States. Future operations could be affected by changes in the economy, other conditions in those geographic areas or by changes in the demand for renewable energy.

Fair Value Measurements

The Company measures certain assets and liabilities at fair value, which is defined as the price that would be received from the sale of an asset or paid to transfer a liability (i.e., an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. Our fair value measurements use the following hierarchy, which prioritizes valuation inputs based on the extent to which the inputs are observable in the market.

•

Level 1 - Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

•

Level 2 - Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs are observable in active markets are Level 2 valuation techniques.

•

Level 3 - Valuation techniques in which one or more significant inputs are unobservable. Such inputs reflect our estimate of assumptions that market participants would use to price an asset or liability.

The Company holds various financial instruments that are not required to be recorded at fair value. For cash, restricted cash, accounts receivable, accounts payable, and short-term debt the carrying amounts approximate fair value due to the short maturity of these instruments.

In connection with the acquisition, discussed in Note 4 below, on December 22, 2020, contingent consideration of up to an aggregate of $10.5 million may be payable upon achieving certain market power rates and actual power volumes generated by the acquired solar energy facilities. The Company estimated the fair value of the contingent consideration for future earnout payments using a Monte-Carlo simulation model. Significant assumptions used in the measurement include the estimated volumes of power generation of acquired solar energy facilities during the 18-36-month period since the acquisition date, market power rates during the 36-month period, and the risk-adjusted discount rate associated with the business. As the inputs are not observable, the overall fair value measurement of the contingent consideration is classified as Level 3. Liability for the contingent consideration is included in other long-term liabilities in the condensed consolidated balance sheets at the estimated fair value of $3.1 million and $5.1 million as of June 30, 2021 and December 31, 2020, respectively. Gain on fair value remeasurement of contingent consideration of $2.0 million was recorded within operating income in the unaudited condensed consolidated statements of operations for the six months ended June 30, 2021. The gain was recorded due to changes in significant assumptions used in the measurement, including the actual versus estimated volumes of power generation of acquired solar energy facilities and market power rates

Financing Lease Obligations

Certain of the Company’s assets were financed with sale-leaseback arrangements. Proceeds received from a sale-leaseback are treated using the financing method when the sale of the solar energy facility is not recognizable. A sale is not recognized when the leaseback arrangements include a prohibited form of continuing involvement, such as an option or obligation to repurchase the assets under the Company’s master lease agreements. Under these arrangements, the Company does not recognize any profit until the sale is recognizable, which the Company expects to recognize at the end of the arrangement when the contract is canceled and the initial deposits received are forfeited by the financing party.

The Company is required to make rental payments throughout the leaseback arrangements. These payments shall be allocated between principal and interest payments using the Company’s incremental borrowing rate.

Site Lease Agreements

Certain Solar Facility Subsidiaries have entered into site lease agreements with third parties. Pursuant to the terms of certain of these lease agreements, the subsidiaries agreed to pay the third parties a fee escalating annually per the terms of the agreements.

U.S. GAAP requires that lease expense be recorded on a straight-line basis over the term of the lease. As of June 30, 2021 and December 31, 2020, $1.5 million and $1.2 million, respectively, have been recorded as other

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

long-term liabilities on the condensed consolidated balance sheets relating to the difference between actual lease payments and straight-line lease expense.

Revenue Recognition

The Company derives its operating revenues principally from power purchase agreements, net metering credit agreements, solar renewable energy credits (“SRECs”), and performance based incentives.

Power Purchase Agreements

A portion of the Company’s power sales revenues is earned through the sale of energy (based on kilowatt hours) pursuant to terms of PPAs. PPAs that qualify as leases under ASC 840, Leases, or derivatives under ASC 815, Derivatives and Hedging, are not material and the majority of the Company’s PPAs are accounted for under ASC 606, Revenue from Contracts with Customers. The Company’s PPAs typically have fixed or floating rates and are generally invoiced on a monthly basis and as of June 30, 2021 have a weighted-average remaining life of 15 years. The Company typically sells energy and related environmental attributes (e.g., renewable energy credits (“RECs”)) separately to different customers and considers the delivery of power energy under PPAs to represent a series of distinct goods that is substantially the same and has the same pattern of transfer measured by the output method. The Company applied the practical expedient allowing the Company to recognize revenue in the amount that the Company has a right to invoice which is equal to the volume of energy delivered multiplied by the applicable contract rate. For certain of the Company’s rooftop solar energy facilities revenue is recognized net of immaterial pass-through lease charges collected on behalf of building owners.

Net Metering Credit Agreements

A portion of the Company’s power sales revenues are obtained through the sale of net metering credits under NMCAs which have a weighted-average remaining life of 19 years as of June 30, 2021. Net metering credits are awarded to the Company by the local utility based on kilowatt hour generation by solar energy facilities, and the amount of each credit is determined by the utility’s applicable tariff. The Company currently receives net metering credits from various utilities including Eversource Energy, National Grid Plc, and Xcel Energy. There are no direct costs associated with net metering credits, and therefore, they do not receive an allocation of costs upon generation. Once awarded, these credits are then sold to third party offtakers pursuant to the terms of the offtaker agreements. The Company views each net metering credit in these arrangements as a distinct performance obligation satisfied at a point in time. Generally, the customer obtains control of net metering credits at the point in time when the utility assigns the generated credits to the Company account, who directs the utility to allocate to the customer based upon a schedule. The transfer of credits by the Company to the customer can be up to one-month after the underlying power is generated. As a result, revenue related to NMCA is recognized upon delivery of net metering credits by the Company to the customer. The Company’s customers apply net metering credits as a reduction to their utility bills. There was no change in the revenue recognition policy for net metering credits as a result of adopting Topic 606.

Solar renewable energy certificate revenue

The Company applies for and receives SRECs in certain jurisdictions for power generated by solar energy systems it owns. The quantity of SRECs is based on the amount of energy produced by the Company’s qualifying generation facilities. SRECs are sold pursuant to agreements with third parties, who typically require SRECs to comply with state-imposed renewable portfolio standards. Holders of SRECs may benefit from registering the

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

credits in their name to comply with these state-imposed requirements, or from selling SRECs to a party that requires additional SRECs to meet its compliance obligations. The Company receives SRECs from various state regulators including: New Jersey Board of Public Utilities, Massachusetts Department of Energy Resources, and Maryland Public Service Commission. There are no direct costs associated with SRECs, and therefore, they do not receive an allocation of costs upon generation. Generally, individual SREC sales reflect a fixed quantity and fixed price structure over a specified term. The contracts related to SREC sales with a fixed price and quantity have maturity dates ranging from 2021 to 2026. The Company typically sells SRECs to different customers from those purchasing the energy under PPAs. The Company believes the sale of each SREC is a distinct performance obligation satisfied at a point in time and that the performance obligation related to each SREC is satisfied when each SREC is delivered to the customer. There was no change in the revenue recognition policy for SRECs as a result of adopting Topic 606.

Performance Based Incentives

Many state governments, utilities, municipal utilities and co-operative utilities offer a rebate or other cash incentive for the installation and operation of a renewable energy facility. Up-front rebates provide funds based on the cost, size or expected production of a renewable energy facility. Performance-based incentives provide cash payments to a system owner based on the energy generated by their renewable energy facility during a pre-determined period, and they are paid over that time period. The Company recognizes revenue from state and utility incentives at the point in time in which they are earned.

Other Revenue

Other revenue of $0.9 million for the six months ended June 30, 2021 and $0.3 million for the six months ended June 30, 2020 consists primarily of rental income and sales of power on wholesale electricity market.

Cost of Operations (Exclusive of Depreciation and Amortization)

Cost of operations primarily consists of operations and maintenance expense, site lease expense, insurance premiums, property taxes and other miscellaneous costs associated with the operations of solar energy facilities. Costs are charged to expense as incurred.

Accounting Pronouncements

If the Company is or becomes public, the Company will be provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. The Company expects to elect to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.

Recent Accounting Pronouncements Adopted

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which simplifies the accounting for income taxes, primarily by eliminating certain exceptions to ASC 740. This standard is effective for fiscal periods beginning after December 15, 2020. The Company has adopted this standard as of the first quarter of 2021 and did not have a material impact on the condensed consolidated financial statements.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which primarily changes the lessee’s accounting for operating leases by requiring recognition of lease right-of-use assets and lease liabilities. This standard is effective for annual reporting periods beginning after December 15, 2021. The Company expects to adopt this guidance in fiscal year 2022. The Company is continuing the analysis of the contractual arrangements that may qualify as leases under the new standard and expects the most significant impact will be the recognition of the right-of-use assets and lease liabilities on the consolidated balance sheets.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and has since released various amendments including ASU No. 2019-04. The new standard generally applies to financial assets and requires those assets to be reported at the amount expected to be realized. The ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

3. Revenue and accounts receivable

Disaggregation of Revenue

The following table presents the detail of revenues as recorded in the condensed consolidated statements of operations:

	Six Months Ended June 30,
	2021	2020
Revenue under power purchase agreements	$7,784	$5,172
Revenue from net metering credits	10,465	8,814
Solar renewable energy certificate revenue	10,099	5,528
Performance based incentives	811	1,115
Other revenue	925	316

Total	$30,084	$20,945

Accounts receivable

The following table presents the detail of receivables as recorded in accounts receivable in the condensed consolidated balance sheets:

	As of June 30, 2021	As of December 31, 2020
Power purchase agreements	$2,834	$1,388
Net metering credits	5,138	3,016
Solar renewable energy certificates	1,543	1,108
Performance based incentives	7	135
Other	66	105

Total	$9,588	$5,752

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Payment is typically received within 30-60 days for invoiced revenue as part of PPA and NMC agreements. Receipt of payment relative to invoice date varies by customer for RECs. The Company does not have any other significant contract asset or liability balances related to revenues.

4. Acquisitions

2021 Acquisitions

Acquisition of Gridley

On January 14, 2021, the Company acquired a portfolio of two solar energy facilities (the “Gridley Acquisition”) located in California with a combined nameplate capacity of 4.3 MW from a third party for a total purchase price of $5.0 million, including $0.1 million of transaction related costs. This transaction was accounted for as an acquisition of assets, whereby the Company acquired $5.3 million of property, plant and equipment and assumed $0.3 million of other liabilities.

2020 Acquisitions

Acquisition of FUSE

On February 28, 2020, the Company acquired a portfolio of three solar energy facilities (the “FUSE Acquisition”) located in New Jersey with a combined nameplate capacity of 1.9 MW from a third party for a total purchase price of $2.4 million in cash. The facilities are contracted under long-term PPAs with a local utility. This transaction was accounted for as an acquisition of assets, whereby the Company acquired $2.9 million of property, plant and equipment, $0.1 million of cash and $0.3 million of restricted cash. The Company also assumed long-term debt of $0.9 million.

Solar Acquisition

On December 22, 2020, APA Finance, LLC, a wholly-owned subsidiary of the Company, acquired a portfolio of sixteen solar energy facilities with a combined nameplate capacity of 61.5 MW located in various states of the U.S. (“Solar Acquisition”) from a third party seller. The Solar Acquisition was made pursuant to a membership interest purchase agreement (the “Purchase Agreement”) dated December 22, 2020, entered into by the Company to grow its portfolio of solar energy facilities. Pursuant to the Purchase Agreement, the Company acquired 100% ownership interest in seven managing members of partnerships that own solar energy facilities. The Company accounted for the Solar Acquisition under the acquisition method of accounting for business combinations. Under the acquisition method, the purchase price was allocated to the assets acquired and liabilities assumed on December 22, 2020 based on their estimated fair value. All fair value measurements of assets acquired and liabilities assumed, including the noncontrolling interests, were based on significant estimates and assumptions, including Level 3 (unobservable) inputs, which require judgment. Estimates and assumptions include the estimates of future power generation, commodity prices, operating costs, and appropriate discount rates.

The assets acquired and liabilities assumed are recognized provisionally on the condensed consolidated balance sheets at their estimated fair values as of the acquisition date. The initial accounting for the business combination is not complete pending the final reconciliation of working capital adjustments with the seller. The provisional amounts are subject to revision until the reconciliation is completed to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. Under U.S. GAAP, the measurement period shall not exceed one year from the acquisition date and the Company will finalize these amounts no later than December 22, 2021. No adjustments to the initial accounting for the Solar Acquisition were recorded during the six months ended June 30, 2021.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

The following table presents the allocation of the purchase price to the assets acquired and liabilities assumed, based on their estimated fair values on December 22, 2020 (in thousands):

Assets
Accounts receivable	$2,000
Other assets	672
Property, plant and equipment	128,050
Intangible assets	960

Total assets acquired	131,682
Liabilities
Accounts payable	747
Intangible liabilities	1,020
Asset retirement obligation	2,571
Other liabilities	441

Total liabilities assumed	4,779
Noncontrolling interests[1]	8,475

Total fair value of consideration transferred, net of cash acquired	$118,428

(1)	The fair value of the non-controlling interests was determined using an income approach representing the best indicator of fair value and was supported by a discounted cash flow technique.

During the six months ended June 30, 2021, the Company paid $2.1 million of the purchase price payable. The remaining purchase price payable of $0.5 million and $2.6 million was recorded on the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020, respectively.

The contingent consideration is related to the estimated earnout cash payments of a maximum of $10.5 million dependent on actual market power rates during the 36-month period since the acquisition date and actual power generation of acquired solar generating facilities during the 18–36-month period since the acquisition date. The Company determined the estimated fair value of the contingent consideration at the acquisition date using a Monte-Carlo simulation model. The inputs include the estimated power generation volumes and power rates, and a risk-adjusted discount rate. The inputs are significant inputs not observable in the market, which are referred to as Level 3 inputs, refer to Note 2. The estimated fair value of contingent consideration of $3.1 million and $5.1 million was recorded as of June 30, 2021 and December 31, 2020, respectively, within other long-term liabilities on the condensed consolidated balance sheets. Gain on fair value remeasurement of contingent consideration of $2.0 million was recorded within operating income in the unaudited condensed consolidated statements of operations for the six months ended June 30, 2021.

The amounts of the acquired projects’ revenues, operating income, net income (loss) and net income (loss) attributable to the Common equity stockholder included in the condensed consolidated statements of operations for the period from December 23, 2020 through December 31, 2020 were not material.

Unaudited Pro Forma Combined Results of Operations

The following unaudited pro forma combined results of operations give effect to the acquisition of the Solar Acquisition as if it had occurred on January 1, 2020. The unaudited pro forma combined results of operations are provided for informational purposes only and do not purport to represent the Company’s actual consolidated

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

results of operations had the Solar Acquisition occurred on the date assumed, nor are these financial statements necessarily indicative of the Company’s future consolidated results of operations. The unaudited pro forma combined results of operations do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies. Pro forma results for the six months ended June 30, 2021 are not presented below because the results of the Solar Acquisition are included in the Company’s June 30, 2021 unaudited condensed consolidated statement of operations for the six-month period.

(In thousands)	For the six months ended June 30, 2020 (unaudited)
Operating revenues	$25,188
Net loss	(1,253)

5. Variable Interest Entity

The Company consolidates all variable interest entities (“VIEs”) in which it holds a variable interest and is deemed to be the primary beneficiary of the variable interest entity. Generally, a VIE is an entity with at least one of the following conditions: (a) the total equity investment at risk is insufficient to allow the entity to finance its activities without additional subordinated financial support, or (b) the holders of the equity investment at risk, as a group, lack the characteristics of having a controlling financial interest. The primary beneficiary of a VIE is required to consolidate the VIE and to disclose certain information about its significant variable interests in the VIE. The primary beneficiary of a VIE is the entity that has both 1) the power to direct the activities that most significantly impact the entity’s economic performance and 2) the obligations to absorb losses or receive benefits that could potentially be significant to the VIE.

The Company participates in certain partnership arrangements that qualify as VIEs. Consolidated VIEs consist of tax equity financing arrangements and partnerships in which an investor holds a noncontrolling interest and does not have substantive kick-out or participating rights. The Company, through its subsidiaries, is the primary beneficiary of such VIEs because as the manager, it has the power to direct the day-to-day operating activities of the entity. In addition, the Company is exposed to economics that could potentially be significant to the entity given its ownership interest and, therefore, has consolidated the VIEs as of June 30, 2021 and December 31, 2020. No VIEs were deconsolidated during the six months ended June 30, 2021 and the twelve months ended December 31, 2020.

The obligations of the consolidated VIEs discussed in the following paragraphs are nonrecourse to the Company. In certain instances where the Company establishes a new tax equity structure, the Company is required to provide liquidity in accordance with the contractual agreements. The Company has no requirement to provide liquidity to purchase assets or guarantee performance of the VIEs unless further noted in the following paragraphs. The Company made certain contributions during the six months ended June 30, 2021 that as determined in the respective operating agreement.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

The carrying amounts and classification of the consolidated VIE assets and liabilities included in condensed consolidated balance sheets are as follows:

	As of June 30, 2021	As of December 31, 2020
Current assets	$12,650	$14,082
Non-current assets	354,253	351,327

Total assets	$366,903	$365,409

Current liabilities	$1,568	$1,994
Non-current liabilities	14,032	4,761

Total liabilities	$15,600	$6,755

The amounts shown in the table above exclude intercompany balances which are eliminated upon consolidation. All of the assets in the table above are restricted for settlement of the VIE obligations, and all of the liabilities in the table above can only be settled using VIE resources.

The Company has not identified any VIEs during the six months ended June 30, 2021 and and the twelve months ended December 31, 2020 for which the Company determined that it is not the primary beneficiary and thus did not consolidate.

The Company considered qualitative and quantitative factors in determining which VIEs are deemed significant. During the six months ended June 30, 2021 and the twelve months ended December 31, 2020, the Company consolidated seventeen and ten VIEs, respectively of which one entity, Zildjian Solar V, LLC is deemed to be significant. Zildjian Solar V, LLC represents 12.5% and 12.9% of the total assets as of June 30, 2021 and December 31, 2020, respectively.

Zildjian Solar V, LLC is a tax equity partnership whose purpose is to own and operate fifteen solar energy facilities in Hawaii, New Jersey, Massachusetts and Vermont. The Company was determined to be the primary beneficiary of Zildjian Solar V, LLC because, as the manager, it has the power to direct the day-to-day operating activities of this entity. In addition, as holder of 100% of the management membership interests, the Company is exposed to economics that could potentially be significant to the entity. As such, the Company consolidated Zildjian Solar V, LLC under the VIE model as of June 30, 2021.

The below transactions affected the scope of VIEs consolidated by the Company during the six months ended June 30, 2021, but the Company did not deem them significant.

Zildjian XI Solar Lessee, LLC

Zildjian XI Solar Lessee, LLC (“Zildjian XI”) was formed on March 15, 2021 by the Company, through its wholly-owned subsidiary, for the purposes of entering into a “sale-leaseback” structure to facilitate investment in solar facilities located in Massachusetts. On June 22, 2021, Zildjian XI sold two solar energy facilities located in Massachusetts with the total nameplate capacity of 4.3MW from a third party (“Lessor”) for a total sales price of $12.3 million. In connection with these transactions, the Company and the Lessor entered into master lease agreement under which the Company agreed to lease back solar energy facilities for an initial term of ten years.

The Company is the primary beneficiary of Zildjian XI; as such, Zildjian XI is classified as a VIE and is consolidated onto the Company’s consolidated balance sheets as of June 30, 2021. Proceeds from the sale are

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

accounted for as financing lease obligations within long-term debt on the condensed consolidated balance sheet as of June 30, 2021, refer to Note 6.

6. Debt and Derivatives

	As of June 30, 2021	As of December 31, 2020	Interest Type	Weighted average interest rate
Long-term debt
Rated term loan	$358,718	$362,685	Blended	3.70%
Construction loans	23,729	25,484	Fixed	2.54%
Term loans	13,343	7,218	Floating	2.32%
Financing lease obligations	9,206	—	Imputed	3.70%

Total principal due for long-term debt and financing lease obligations	404,996	395,387
Unamortized discounts and premiums	(234)	(292)
Unamortized deferred financing costs	(6,039)	(5,952)
Less: Current portion of long-term debt	33,944	35,209

Long-term debt, less current portion	$364,779	$353,934

Rated Term Loan

As part of the Blackstone Credit Facility, APA Finance, LLC (“APAF”), a wholly owned subsidiary of the Company, entered into a $367.4 million term loan facility with BIS through a consortium of lenders. The Rated Term Loan consists of investment grade-rated Class A and Class B notes that mature on June 30, 2045 (“Final Maturity Date”). The Rated Term Loan amortizes at an initial rate of 2.5% of outstanding principal per annum for a period of 5 years at which point the amortization steps up to 5% per annum until November 22, 2026 (“Anticipated Repayment Date”). After the Anticipated Repayment Date, the loan becomes fully-amortizing, and all available cash is used to pay down principal until the Final Maturity Date. Interest on the Rated Term Loan accrues quarterly at a blended fixed rate of 3.70%.

The Company incurred $8.5 million of issuance costs related to the Blackstone Credit Facility and allocated these issuance costs to both the Series A preferred stock and Rated Term Loan using a relative fair value method. Issuance costs attributable to the Rated Term Loan of $4.2 million have been recorded as a reduction to the Rated Term Loan balance and are amortized as interest expense on seven-year schedule until the Rated Term Loan’s Anticipated Repayment Date. The Company also incurred debt issuance costs of $2.6 million for additional draws made from the Rated Term Loan during the year ended December 31, 2020. During the six months ended June 30, 2021 and 2020, the Company recorded interest expense of $0.5 million and $0.3 million, respectively, related to the amortization of the Rated Term Loan issuance costs.

As of June 30, 2021, the outstanding principal balance of the Rated Term Loan was $358.7 million less unamortized debt discount and loan issuance costs totaling $5.4 million. As of December 31, 2020, the outstanding principal balance of the Rated Term Loan was $362.7 million less unamortized debt discount and loan issuance costs totaling $5.9 million.

As of June 30, 2021 and December 31, 2020, the Company was in compliance with all covenants, except the delivery of the APAF audited consolidated financial statements, for which the Company obtained a waiver to

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

extend the financial statement reporting deliverable due dates. The Company delivered the audited financial statements on August 19, 2021, before the extended reporting deliverable due dates.

Construction Facilities

Seminole Funding Resources, LLC

In the past various Company’s subsidiaries entered into loan agreements with Seminole Funding Resources, LLC to fund construction of certain solar energy facilities in Minnesota (“FastSun Loans”). The FastSun Loans had a 6-month term, are non-amortizing and accrue interest at a rate of 6.50%. During the six months ended June 30, 2021 the Company repaid the total outstanding principal of the loan in the amount of $4.9 million.

Interest accrued for under the FastSun loans prior to placed-in-service was capitalized as part of the cost of solar energy facilities and depreciated over the useful life thereafter. For the six months ended June 30, 2021 and 2020 the Company incurred interest costs under the agreements totaling $0.1 million and $0.2 million, respectively, which were capitalized as part of property, plant and equipment.

Construction Loan to Term Loan Facility and Letters of Credit facilities

On January 10, 2020, APA Construction Finance, LLC (“APACF”) a wholly-owned subsidiary of the Company, entered into a credit agreement with Fifth Third Bank, National Association and Deutsche Bank AG New York Branch to fund the development and construction of future solar facilities (“Construction Loan to Term Loan Facility”). The Construction Loan to Term Loan Facility includes a construction loan commitment of $187.5 million and a letter of credit commitment of $12.5 million, which can be drawn until January 10, 2023. The construction loan commitment can convert to a term loan upon commercial operation of a particular solar energy facility. In addition, the Construction Loan to Term Loan Facility accrued a commitment fee at a rate equal to .50% per year of the daily unused amount of the commitment. As of June 30, 2021, the outstanding principal balances of the construction loan and term loan were $23.7 million and $12.5 million, respectively. As of December 31, 2020, the outstanding principal balances of the construction loan and term loan were $20.6 million and $6.2 million, respectively. As of June 30, 2021 and December 31, 2020, the Company had an unused borrowing capacity of $151.3 million and $160.7 million, respectively. For the six months ended June 30, 2021 and 2020 the Company incurred interest costs associated with outstanding construction loans totaling $0.3 million and zero, respectively, which were capitalized as part of property, plant and equipment. Also, on October 23, 2020, the Company entered into an additional letters of credit facility with Fifth Third Bank for the total capacity of $10.0 million. The Construction Loan to Term Loan Facility includes various financial and other covenants for APACF and the Company, as guarantor. As of June 30, 2021 and December 31, 2020, the Company was in compliance with all such covenants, except the delivery of the audited consolidated financial statements of the Company, for which the Company obtained a waiver to extend the financial statement reporting deliverable due date. The Company delivered the audited financial statements on August 11, 2021, before the extended reporting deliverable due date.

As of June 30, 2021, the total letters of credit outstanding with Fifth Third Bank and Deutsche Bank were $7.7 million and $0.6 million, respectively, with an unused capacity of $2.3 million and $11.9 million, respectively. As of December 31, 2020, the total letters of credit outstanding with Fifth Third Bank and Deutsche Bank were $7.2 million and $0.3 million, respectively, with an unused capacity of $2.8 million and $12.2 million, respectively. To the extent liabilities are incurred as a result of the activities covered by the letters of credit, such liabilities are included on the accompanying condensed consolidated balance sheets. From time to

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

time, the Company is required to post financial assurances to satisfy contractual and other requirements generated in the normal course of business. Some of these assurances are posted to comply with federal, state or other government agencies’ statutes and regulations. The Company sometimes uses letters of credit to satisfy these requirements and these letters of credit reduce the Company’s borrowing facility capacity.

PSE&G Loans

As part of the FUSE Acquisition, the Company acquired the Solar Loan Agreements with Public Service Electric and Gas Company (“PSE&G”). Each loan has a term of 15 years and accrues interest at a rate of 11.39%, compounded monthly. As of June 30, 2021, the principal balance of the PSE&G Loans was $0.6 million, including fair value debt discount of $0.2 million determined by the Company as part of the acquisition accounting. As of December 31, 2020, the principal balance of the PSE&G Loans was $0.7 million, including fair value debt discount of $0.3 million determined by the Company as part of the acquisition accounting.

Financing Lease Obligations

On June 22, 2021, the Company, through its subsidiary Zildjian XI, sold two solar energy facilities located in Massachusetts with the total nameplate capacity of 4.3MW to a third party (“Lessor”) for a total sales price of $12.3 million. In connection with these transactions, the Company and the Lessor entered into master lease agreement under which the Company agreed to lease back solar energy facilities for an initial term of ten years. The proceeds received from the sale-leaseback transactions net of transaction costs of $0.6 million and prepaid rent of $3.1 million amounted to $8.6 million.

The master lease agreement provides for a residual value guarantee as well as a lessee purchase option, both of which are forms of continuing involvement and prohibit the use of sale leaseback accounting under ASC 840. As a result, the Company accounts for the transaction using the financing method by recognizing the sale proceeds as a financing obligation and the assets subject to the sale-leaseback remain on the balance sheet of the Company and are being depreciated. The aggregate proceeds have been recorded as a long-term debt within the condensed consolidated balance sheets.

The Company has recorded a financing obligation of $9.2 million, net of $0.6 million of deferred transaction costs, in the condensed consolidated balance sheet as of June 30, 2021. No payments were made under the financing obligation and interest expense for the six months ended June 30, 2021 was immaterial.

The table below shows the minimum lease payments under the financing lease obligations for the years ended:

2021	$168
2022	487
2023	489
2024	487
2025	484
Thereafter	4,172

Total	$6,287

The difference between the outstanding financing lease obligation of $9.2 million and $6.3 million of minimum lease payments, including the residual value guarantee, is due to $3.7 million of investment tax credits to be claimed by the Lessor as well as $0.8 million of the implied interest on financing lease obligation included in minimum lease payments.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Derivatives

The Company’s derivative instrument consists of an interest rate swap that is not designated as a cash flow hedge or a fair value hedge under accounting guidance. The Company uses the interest rate swap to manage its net exposure to interest rate changes. Changes in fair value are recorded in interest expense, net in the condensed consolidated statements of operations.

As of June 30, 2021 and December 31, 2020, the derivative instrument was not material.

7. Equity

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, as may be declared by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, no common stock dividends have been declared. As of June 30, 2021 and December 31, 2020, there were 10,000 shares of common stock authorized, of which 1,029 shares were outstanding. See Note 8 for the details of common stock issued on the Closing Date of the Blackstone Credit Facility.

8. Redeemable Preferred Stocks

GSO Preferred Stock

As part of the Blackstone Credit Facility and under terms of a securities purchase agreement, GSO committed to purchase up to $300.0 million of Series A preferred stock from the Company and 309 shares of common stock. On Closing Date, the Company issued 160,000 shares of Series A preferred stock in return for cash of $160.0 million and the 309 shares of common stock.

The changes in the components of Series A preferred stock are presented in the table below:

	Units	Amount
As of December 31, 2019	176,500	$167,441
Issuance of Series A preferred stock	7,500	7,500
Accretion of Series A preferred stock	—	1,078
Accrued dividends and commitment fees on Series A preferred stock	—	7,568
Payment of dividends and commitment fees on Series A preferred stock	—	(5,277)

As of June 30, 2020	184,000	$178,310

As of December 31, 2020	208,000	$203,747
Accretion of Series A preferred stock	—	1,071
Accrued dividends and commitment fees on Series A preferred stock	—	8,480
Payment of dividends and commitment fees on Series A preferred stock	—	(8,380)

As of June 30, 2021	208,000	$204,918

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

Redemption Rights and Dividend Provisions

Series A preferred stock carries a fixed rate dividend of 8% which is required to be paid by the Company in bi-annual installments, whether or not declared, and thus accrued in the condensed consolidated financial statements. Series A preferred stock may be redeemed at the option of the Company at any time. GSO has an optional redemption on or after the fifth anniversary of the Closing Date or upon a change of control, event of default or an acceleration of debt under the credit agreement of the Rated Term Loan. The redemption price shall be equal to the outstanding capital balance plus any accrued dividend. Series A preferred stock is not convertible. The Company accretes the carrying value of the Series A preferred stock to the redemption value and records accretion as the increase of accumulated deficit.

During the six months ended June 30, 2021 and 2020, the Company recorded total Series A preferred stock dividends of $8.3 million and $7.3 million, respectively. During the six months ended June 30, 2021 and 2020, $8.1 million and $5.1 million, respectively, was paid. As of June 30, 2021 and December 31, 2020, $4.1 million and $4.0 million, respectively, remained unpaid and were added to the outstanding balance of the Series A preferred stock.

As consideration for GSO’s commitment to purchase Series A preferred stock, the Company agreed to pay GSO a commitment fee of 0.50% per annum on the portion of unfunded committed Series A preferred stock. For six months ended June 30, 2021 and 2020, the Company recorded costs of $0.2 million and $0.3 million, respectively. As of June 30, 2021 and December 31, 2020, $0.1 million and $0.1 million, respectively, remained unpaid and were added to the outstanding balance of the Series A preferred stock.

Balance Sheet Classification

The Company’s Series A preferred stock is classified outside of stockholder’s deficit on the condensed consolidated balance sheets because the holders of such shares have redemption rights that, in certain situations, are not solely within the control of the Company and would permit the redemption of the then-outstanding Series A preferred stock. As of June 30, 2021 and December 31, 2020, Series A preferred stock of $204.9 million and $203.7 million, respectively, is recorded within temporary equity on the accompanying condensed consolidated balance sheets.

9. Redeemable Noncontrolling Interests

The changes in the components of redeemable noncontrolling interests are presented in the table below:

	For the six months ended June 30,
	2021	2020
Redeemable noncontrolling interest, beginning balance	$18,311	$3,411
Cash contributions	—	10,681
Cash distributions	(496)	(135)
Accrued distributions to non-controlling interests	(104)	—
Net income attributable to noncontrolling interest	(813)	194

Redeemable noncontrolling interest, ending balance	$16,898	$14,151

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

10. Commitments and Contingencies

Legal

The Company is a party to a number of claims and governmental proceedings which are ordinary, routine matters incidental to its business. In addition, in the ordinary course of business the Company periodically has disputes with vendors and customers. The outcomes of these matters are not expected to have, either individually or in the aggregate, a material adverse effect on the Company’s financial position or results of operations.

Performance Guarantee Obligations

The Company guarantees certain specified minimum solar energy production output under the Company’s PPA agreements, generally over a term of 10, 15 or 25 years. The solar energy systems are monitored to ensure these outputs are achieved. The Company evaluates if any amounts are due to customers based upon not meeting the guaranteed solar energy production outputs at each reporting period end. As of June 30, 2021 and December 31, 2020, the guaranteed minimum solar energy production has been met and the Company has recorded no performance guarantee obligations.

Leases

The Company has operating leases for land and buildings. For six months ended June 30, 2021 and 2020, the Company recorded site lease expenses under these agreements totaling $1.8 million and $1.5 million, respectively of which are recorded in cost of operations in the condensed consolidated statements of operations.

11. Related Party Transactions

There were no amounts due to related parties, other than interest payable, as of June 30, 2021 and December 31, 2020. Additionally, in the normal course of business, the Company conducts transactions with affiliates:

Blackstone Subsidiaries as Rated Term Loan Lender and Preferred Equity Holder

The Company incurs interest expense on the Rated Term Loan. During the six months ended June 30, 2021 and 2020, the total related party interest expense associated with the Rated Term Loan was $7.3 million and $4.8 million, respectively, and is recorded as interest expense in the accompanying condensed consolidated statements of operations. As of June 30, 2021 and December 31, 2020, interest payable of $3.4 million and $2.6 million, respectively, was due under the Rated Term Loan was recorded as interest payable on the accompanying condensed consolidated balance sheets.

Other Related Parties

On February 21, 2020, the Company entered into a Purchase Agreement to acquire the remaining assets of Sound Solar Systems, LLC, a related party of the Company through common ownership, for $0.3 million. During the six months ended June 30, 2020, the Company incurred costs totaling $0.1 million for design, engineering and construction services provided by Sound Solar Systems, LLC. As a result of the Sound Solar Acquisition, the Company acquired tangible and intangible assets related to the design and engineering of solar photovoltaic projects for the cash consideration of $0.3 million.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

12. Net Loss per Share

The calculation of basic and diluted net loss per share for the six months ended June 30, 2021 and 2020 was as follows (in thousands, except share and per share amounts):

	For the six months ended June 30,
	2021	2020
Net income (loss) attributable to Altus Power, Inc.	$(227)	$7,958
Cumulative preferred dividends and commitment fee earned on Series A redeemable preferred stock	(8,480)	(7,568)
Redeemable Series A preferred stock accretion	(1,071)	(1,077)

Net loss attributable to common stockholder – basic and diluted	$(9,778)	$(687)

Net loss per share attributable to common stockholder – basic and diluted	$(9,502)	$(667)
Weighted-average common shares outstanding – basic and diluted	1,029	1,029

13. Stock-Based Compensation

Stock-based compensation expense is recognized in selling, general, and administrative expense on the condensed consolidated statements of operations. The Company recognized $0.07 million and $0.04 million of stock-based compensation expense for the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021 and December 31, 2020, the Company had $0.1 million and $0.1 million of unrecognized share-based compensation expense related to unvested restricted units, respectively, which the Company expects to recognize over a weighted-average period of approximately 3 years.

APAMH Restricted Unit Plan

In 2015, APAM Holdings, LLC, a holding company which sole purpose and activity is to hold management’s common unit interests in the Company (“APAMH”), established the APAM Holdings LLC Restricted Unit Plan (the “Restricted Unit Plan”) The Restricted Unit Plan provides for the grant of common units to Company’s employees, non-employee directors and consultants as share based compensation which gets expensed to the Company. The common units issued under the Restricted Unit Plan vest over four years with 25% vesting at the anniversary of each year from the date of grant. Upon the occurrence of a change of control, all units that have not yet vested shall become full vested. Upon termination of such individual, the Company may exercise its right to repurchase any unvested shares at estimated fair value. As of June 30, 2021 and December 31, 2020, 3,027,726 restricted units remained outstanding under the Restricted Unit Plan. Of the outstanding restricted units, 2,570,321 restricted units were vested and 457,405 remained unvested as of June 30, 2021 and 2,295,821 restricted units were vested and 731,905 remained unvested as of December 31, 2020.

The Company enlisted a third-party valuation firm to value the granted units. which utilized the Black-Scholes Option Pricing model The fair value of the granted units was determined using the Black-Scholes Option Pricing model and relied on assumptions and inputs provided by the Company. All option models utilize the same

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

assumptions with regard to (i) current valuation, (ii) volatility, (iii) risk-free interest rate, and (iv) time to maturity. The models, however, use different assumptions with regard to the strike price which vary by award.

APAH Profit Interests Incentive Plan

In 2021, Holdings established the Altus Power America Holdings LLC Profit Interests Incentive Plan (the “Profit Interest Incentive Plan”). The Profit Interest Incentive Plan provides for the grant of profit interest units to Company’s employees, non-employee directors and consultants as share based compensation which gets expensed to the Company. The common units issued under the Profit Interest Incentive Plan vest over three years with 33.33% vesting at the anniversary of each year from the date of grant. Upon termination of such individual, Holdings may exercise its right to repurchase any vested shares at 1.5 times estimated fair value. As of June 30, 2021, 992,500 profit interest units remained outstanding under the Profit Interests Incentive Plan of which none were vested.

The Company enlisted a third-party valuation firm to value the granted units. which utilized the Black-Scholes Option Pricing model The fair value of the granted units was determined using the Black-Scholes Option Pricing model and relied on assumptions and inputs provided by the Company. All option models utilize the same assumptions with regard to (i) current valuation, (ii) volatility, (iii) risk-free interest rate, and (iv) time to maturity. The models, however, use different assumptions with regard to the strike price which vary by award..

14. Income Taxes

The income tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate as adjusted for discrete items arising in that quarter.

For the six months ended June 30, 2021 and 2020, the Company’s income tax expense was $1.1 million and $0.2 million, respectively. The effective tax rate differs from the U.S. statutory rate primarily due to effects of noncontrolling interests, redeemable noncontrolling interests, state and local income taxes and gain on fair value remeasurement of contingent consideration.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted and signed into law in the United States. The CARES Act includes measures to assist companies, including temporary changes to income and non-income-based tax laws. The Company did not receive a stimulus payment related to the CARES Act. The Company is still evaluating the new law but does not expect there to be a significant impact on the Company’s condensed consolidated financial statements.

15. Subsequent Events

The Company has evaluated subsequent events from June 30, 2021 through September 23, 2021, which is the date the unaudited condensed consolidated financial statements were available to be issued. There are no subsequent events requiring recording or disclosure in the condensed consolidated financial statements except as follows:

Business Combination Agreement

On July 12, 2021, the Company entered a business combination agreement to merge with CBRE Acquisition Holdings, Inc (“CBAH”). The merger is expected to occur by December 31, 2021 and will result in CBAH acquiring all of the outstanding equity interests of the Company.

Altus Power, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(Dollar amounts in thousands, except per share data, unless otherwise noted)

TrueGreen acquisition and refinancing of the Rated Term Loan

On August 25, 2021, the Company acquired a 79 MW portfolio of solar projects operating across seven US states and refinanced its Rated Term Loan. The portfolio was acquired from private equity funds managed by True Green Capital Management, LLC for the total consideration of $190.9 million (“TrueGreen Acquisition”). The Rated Term Loan was refinanced to add an additional $135.6 million, bringing the aggregate facility to $503.0 million. The upsized Rated Term Loan has a weighted average 3.51% annual fixed rate, reduced from the previous weighted average rate of 3.70%, and matures in February 2056. Proceeds were used in part to fund the TrueGreen Acquisition. The initial accounting for the acquisition, including the estimated fair value of assets and liabilities acquired, is incomplete as a result of the timing of the acquisition. The Company will complete an initial allocation of purchase price to net assets acquired and liabilities assumed in the third quarter of 2021.

******

CERTIFIED PUBLIC ACCOUNTANTS

Report of Independent Auditors

To the Members of

Altus Power America Management, LLC Solar Project Companies:

Report on the Combined Financial Statements

We have audited the accompanying combined financial statements of VH II Holdco I, LLC, VH II Holdco II, LLC, Virgo DW MM Holdco, LLC, Virgo Charlestown MA MM Holdco, LLC, Virgo Charlestown NY MM Holdco, LLC, Virgo Skipjack MM Holdco, LLC, and Virgo Mangata MM Holdco, LLC (collectively, the “Solar Project Companies”), which comprise the combined balance sheet as of December 21, 2020 and the related combined statements of operations, changes in members’ equity, and cash flows for the period January 1, 2020 to December 21, 2020 and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Solar Project Companies as of December 21, 2020, and the results of their operations and their cash flows for the period January 1, 2020 to December 21, 2020 in accordance with accounting principles generally accepted in the United States of America.

Novogradac & Company LLP

/s/ Novogradac & Company LLP

Dover, Ohio

July 30, 2021

3025 North Wooster Avenue, Dover, Ohio 44622

www.novoco.com    |    330.365.5400

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

COMBINED BALANCE SHEET

December 21, 2020

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,270,783
Accounts receivable, net	2,078,969
Prepaid expenses	279,606
Prepaid lease	26,152

Total current assets	7,655,510

FIXED ASSETS
Land	1,029,860
Energy property	133,499,612
Sitework	6,410,373

Fixed assets	140,939,845
Less: accumulated depreciation	(9,934,390)

Fixed assets, net	131,005,455

OTHER ASSETS
Prepaid lease	588,425
Restricted cash	4,042,107
Decommissioning bonds	502,732
Intangible assets, net	15,061,974

Total other assets	20,195,238

Total assets	$158,856,203

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$900,016
Accrued operation and maintenance fee—related party	1,495
Accrued asset management fee—related party	8,551
Due to related parties	27,943
Accrued interest	527,614
Customer discount payable	46,623
Fair value of swap	1,247,021
Current portion of loans payable	76,784,406

Total current liabilities	79,543,669

LONG-TERM LIABILITIES
Asset retirement obligation	509,102

Total long-term liabilities	509,102

TOTAL LIABILITIES	80,052,771

MEMBERS’ EQUITY
Managing Members	54,165,898
Noncontrolling interest	24,637,534

Total members’ equity	78,803,432

Total liabilities and members’ equity	$158,856,203

see accompanying notes

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

COMBINED STATEMENT OF OPERATIONS

For the Period January 1, 2020 to December 21, 2020

REVENUE

Net metering credits, net	$1,736,919
Electricity sales, net	5,344,646
Renewable energy certificates	3,168,014

Total revenue	10,249,579

OPERATING EXPENSES

Property taxes	487,979
Insurance	216,629
Rent expense	365,693
Operations and maintenance fees	397,047
Asset management fees	302,188
Renewable energy certificates	153,634
Professional fees	299,217
Subscription management fees	205,431
General and administrative	305,367
Bad debt	189,178

Total operating expenses	2,922,363

Income from operations	7,327,216

OTHER INCOME (EXPENSES)
Incentive income	496,813
Interest income	59,830
Interest expense	(4,013,725)
Depreciation expense	(4,728,769)
Amortization expense	(465,619)
Accretion expense	(31,049)
Unrealized loss on swap fair value	(629,475)

Net other income (expenses)	(9,311,994)

Net loss	(1,984,778)
Net loss attributable to noncontrolling interest	(13,538,778)

Net income attributable to managing members	$11,554,000

see accompanying notes

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

COMBINED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

For the Period January 1, 2020 to December 21, 2020

	Managing Members	Noncontrolling Interest	Total Members’ Equity
BALANCE, JANUARY 1, 2020	$42,852,630	$21,918,326	$64,770,956
Capital contributions	4,608,516	17,489,192	22,097,708
Return of capital	(4,849,248)	—	(4,849,248)
Preferred distributions	—	(690,992)	(690,992)
Net income (loss)	11,554,000	(13,538,778)	(1,984,778)
Syndication	—	(540,214)	(540,214)

BALANCE, DECEMBER 21, 2020	$54,165,898	$24,637,534	$78,803,432

see accompanying notes

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

COMBINED STATEMENT OF CASH FLOWS

For the Period January 1, 2020 to December 21, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,984,778)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	4,728,769
Amortization expense	465,619
Amortization expense—prepaid lease	26,152
Accretion expense	31,049
Interest expense—debt issuance cost	208,537
Unrealized loss on swap fair value	629,475
Bond interest income	(226)
Bad debt	189,178
Changes in operating assets and liabilities:
Accounts receivable, net	(1,484,921)
Prepaid expenses	(51,749)
Deposits	280,000
Accounts payable and accrued expenses	(630,323)
Accrued operation and maintenance fee—related party	(39,136)
Accrued asset management fee—related party	(21,239)
Due to related parties	(47,762)
Accrued interest	203,361
Customer discount payable	8,266

Net cash provided by operating activities	2,510,272

CASH FLOWS FROM INVESTING ACTIVITIES:
Amount paid for fixed assets—accounts payable and accrued expenses	(447,758)
Purchase of fixed assets	(4,522,716)
Purchase of intangible assets	(4,335,486)

Net cash used in investing activities	(9,305,960)

CASH FLOWS FROM FINANCING ACTIVITIES:
Release of escrow on decommissioning bond	84,066
Payments on loans payable	(38,112,200)
Proceeds from loans payable	31,638,945
Payment of accrued developer fee	(665,000)
Capital contributions—Investor Members	17,489,192
Preferred distributions—Invester Members	(690,992)
Return of capital—Managing Members	(4,849,248)
Payments of syndication costs	(540,214)

Net cash provided by financing activities	4,354,549

NET DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(2,441,139)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT BEGINNING OF YEAR	11,754,029

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF YEAR	$9,312,890

see accompanying notes

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

COMBINED STATEMENT OF CASH FLOWS (CONTINUED)

For the Period January 1, 2020 to December 21, 2020

Cash and cash equivalents	$5,270,783
Restricted cash	4,042,107

Total cash, cash equivalents and restricted cash	$9,312,890

SUPPLEMENTAL DISCLOSURE OF CASH FLOW ACTIVITIES:
Cash paid for interest	$6,127,151

Interest capitalized to energy property as a portion of property contributions	$1,071,607

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Increase in energy property and asset retirement obligations	$71,994

Increase in energy property, intangible assets, net, loans payable, and debt issuance costs	$2,423,917

Increase in intangible assets, net and capital contributions	$4,608,516

Increase in energy property and decrease in construction in progress	$35,029,923

see accompanying notes

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 21, 2020

1. Organization

Due to the homogeneous nature and the common management of the Solar Project Companies (defined in Note 2), their financial statements have been combined for the period January 1, 2020 to December 21, 2020.

Each Solar Project Company is a Delaware limited liability company and was formed for the purpose of directly or indirectly investing in entities that acquire, own, develop, construct, manage and operate commercial solar facilities in a manner that qualifies for investment tax credits (the “Investment Tax Credit”) pursuant to Section 48 of the Internal Revenue Code (the “Code”).

Under the terms of each respective Limited Liability Company Agreement (the “Operating Agreements”), all of the Solar Project Companies, with the exception of Virgo Mangata MM Holdco, LLC, are wholly owned by Virgo Helios II, LLC. Virgo Mangata MM Holdco, LLC is wholly owned by Virgo Helios III, LLC. Virgo Helios II, LLC and Virgo Helios III, LLC are collectively referred to as “Virgo.” As of December 21, 2020, Virgo has contributed $92,450,004 to the Solar Project Companies. As of December 21, 2020, Virgo has received a return of capital of $51,965,134.

The combined financial statements include all accounts of the Solar Project Companies, their Subsidiaries (defined below), and the Subsidiaries’ wholly owned Solar Facilities (defined below).

Solar Project Companies	Formation Date	Subsidiaries
VH II Holdco I, LLC	8/17/2017	VH II Westport Holdco, LLC (“Westport”)
VH II Holdco II, LLC	10/23/2017	VH II Wareham Holdco, LLC (“Wareham”)
Virgo DW MM Holdco, LLC	10/16/2017	Virgo DW Holdco, LLC (“Dundas”)
Virgo Charlestown MA MM Holdco, LLC	8/22/2018	Virgo Charlestown MA Holdco, LLC (“Charlestown MA”)
Virgo Charlestown NY MM Holdco, LLC	11/19/2018	Virgo Charlestown NY Holdco, LLC (“Charlestown NY”)
Virgo Skipjack MM Holdco, LLC	8/21/2018	Virgo Skipjack Holdco, LLC (“Skipjack”)
Virgo Mangata MM Holdco, LLC	4/10/2019	Virgo Mangata Holdco, LLC (“Mangata”)

The Subsidiaries

The Subsidiaries are Delaware limited liability companies and were formed for the purpose of investing in commercial solar facilities that are owned and operated in a manner that qualifies for the Investment Tax Credit.

The terms of the Amended and Restated Operating Agreements (“Subsidiary Operating Agreements”) of each Subsidiary are summarized below:

Subsidiary	Investor Members (Noncontrolling Interest)	Contributions Made to Date	Preferred Return	Expected Flip Date
Westport	Peoplesbank & The Cape Code Five Cents Savings Bank	$6,174,175	2.25%	6/20/2023
Wareham	Peoplesbank & The Cape Code Five Cents Savings Bank	$1,689,105	2.25%	6/20/2023
Dundas	1st Source Solar 1, LLC	$10,526,919	2.00%	12/31/2024
Charlestown MA	Peoplesbank & Institution for Savings in Newburyport and Its Vicinity	$4,623,436	2.50%	11/17/2024
Charlestown NY	Nelnet, Inc.	$5,000,339	3.00%	2/13/2025
Skipjack	Nelnet, Inc.	$4,650,683	3.00%	12/24/2024
Mangata	Amalgamated Bank	$13,769,794	3.00%	1/20/2026

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 21, 2020

1. Organization (continued)

The Subsidiaries’ ownership is structured as a partnership flip (“Flip”). Pursuant to the general terms of the Flip, the members have agreed to allocate items of income, loss, and cash interest allocations as outlined in the respective Subsidiary Operating Agreements.

As of December 21, 2020, the Subsidiaries wholly own the following commercial solar power facilities (“Solar Facilities”):

Parent	Wholly-owned Project Company Subsidiaries	City, State	MW (DC)	Operations Commenced
Westport	VH II Grafton, LLC	Grafton, MA	1.319	December 20, 2017
Westport	VH II Haverhill, LLC	Haverhill, MA	1.363	November 16, 2017
Westport	VH II Westport, LLC	Westport, MA	2.700	September 25, 2017
Wareham	Squirrel Island Solar, LLC	Wareham, MA	1.402	December 20, 2017
Dundas	Dundas Solar Holdings, LLC	Northfield, MN	6.600	February 28, 2018
Dundas	Waterville Solar Holdings, LLC	Le Sueur County, MN	6.635	February 28, 2018
Charlestown MA	Hopkinton MA 1, LLC	Hopkinton, MA	2.765	April 18, 2019
Charlestown MA	Carver MA 2, LLC	Carver, MA	2.842	May 17, 2019
Charlestown NY	Westtown NY 1, LLC	Westtown, NY	2.830	May 9, 2019
Charlestown NY	Greenville NY 1, LLC	Port Jervis, NY	2.300	August 13, 2019
Charlestown NY	Chester NY 1, LLC	Chester, NY	2.710	July 25, 2019
Skipjack	SynerGen Panorama, LLC	Fort Washington, MD	6.610	June 24, 2019
Mangata	Helen Solar, LLC	Plato, MN	5.649	July 20, 2020
Mangata	Northfield Solar, LLC	Rice County, MN	7.070	July 13, 2020
Mangata	Walcott Solar, LLC	Faribault, MN	5.719	July 20, 2020
Mangata	Warsaw Solar, LLC	Rice County, MN	2.863	June 17, 2020

2. Summary of significant accounting policies

Combination policy

The accompanying combined financial statements include the accounts of VH II Holdco I, LLC, VH II Holdco II, LLC, Virgo DW MM Holdco, LLC, Virgo Charlestown MA MM Holdco, LLC, Virgo Charlestown NY MM Holdco, LLC, Virgo Skipjack MM Holdco, LLC, and Virgo Mangata MM Holdco, LLC (collectively, the “Solar Project Companies”), all of which are under common control.

Basis of accounting and principles of combination

The Solar Project Companies prepare their combined financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America (GAAP), which reflect the accounts and operations of the Solar Project Companies and those of their subsidiaries in which the Solar Project Companies have a controlling financial interest. All intercompany transactions and balances have been eliminated upon combination.

Variable interest entities

The Solar Project Companies consolidate a variable interest entity (“VIE”) when the Solar Project Companies are the primary beneficiaries. The primary beneficiary of a VIE is generally the party that has the power to direct the

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 21, 2020

2. Summary of significant accounting policies (continued)

activities that most significantly impact the performance of the entity and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entity.

VIEs are entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders, as a group, lack one or more of the following characteristics: (a) the direct or indirect ability to make decisions; (b) the obligation to absorb expected losses; or (c) the right to receive expected residual returns. VIEs must be evaluated quantitatively and qualitatively to determine the entity that has (a) the power to direct activities of a VIE that most significantly impact the VIEs economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. Such entity is deemed the primary beneficiary of the VIE and consolidates the VIE for financial reporting purposes.

The Solar Project Companies are the managing member of the Subsidiaries, with a pre-flip ownership interest of 1%. The Investor Members are tax credit equity investors with a pre-flip ownership interest of 99%. The Investor Members are owned by various unaffiliated institutional investors. The Solar Project Companies pay Nautilus Solar Solutions, LLC (“Nautilus”), an affiliate of the Solar Project Companies, fees in connection with operations management as well as ongoing asset management of the Solar Facilities. At inception, the Investor Members committed to make capital contributions to Solar Project Companies, which generally may require adjustment if the actual Investment Tax Credits to the Investor Members differ from the forecasted amounts at the time the Investor Members are admitted.

The Solar Project Companies have concluded that the Subsidiaries are VIEs. The Solar Project Companies have the power to direct the activities that most significantly impact Subsidiaries’ economic performance and an obligation to absorb potential losses or benefits that could be significant to the Subsidiaries. Therefore, the Solar Project Companies are the primary beneficiaries of the Subsidiaries and will consolidate the Subsidiaries for financial reporting purposes.

Non-controlling interest

Pursuant to each of the Subsidiary Operating Agreements, the Investor Members granted the Subsidiaries the option to purchase their interest for a period of six-months, commencing on the dates described in the various Subsidiary Operating Agreements, for an amount equal to the greater of (a) the fair market value of the Investor Member’s interest, as determined by appraisal or (b) the Class A Residual Value, which is further described in the respective Subsidiary Operating Agreements. Pursuant to the Dundas and Mangata Operating Agreements, Virgo DW MM Holdco, LLC and Virgo Mangata MM Holdco, LLC, respectively, granted their Investor Members the option to purchase their interests for a period of six-months, commencing on the dates described in the Dundas and Mangata Operating Agreements, for an amount equal to the fair market value of the Investor Member’s interest plus all unpaid preferred distributions. Due to the withdrawal term within the Dundas and Mangata Operating Agreements, their non-controlling interest is a redeemable non-controlling interest.

Non-controlling interest represents a third-party interest in the net assets under certain funding arrangements that the Solar Project Companies have entered into to finance the cost of the Solar Facilities. The Solar Project Companies have determined that the contractual provisions represent substantive profit-sharing arrangements.

The Solar Project Companies have further determined that the appropriate methodology for calculating the non-controlling interest balance that reflects the substantive profit-sharing arrangements is a balance sheet

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 21, 2020

2. Summary of significant accounting policies (continued)

approach using the hypothetical liquidation at book value (HLBV) method. The Solar Project Companies therefore determine the amount of the non-controlling interests in the net assets at each balance sheet date using the HLBV method, which is presented on the balance sheet as non-controlling interest. Under the HLBV method, the amounts reported as non-controlling interest in the balance sheet represent the amounts the third parties would hypothetically receive at each balance sheet date under the liquidation provisions of the agreements, assuming the net assets of the funds were liquidated at the recorded amounts determined in accordance with GAAP and distributed to the third parties. The third party’s interest in the results of operations of the funds is determined as the difference in non-controlling interest balance in the balance sheet between the start and end of the reporting period, after considering any capital transactions.

Estimates

The preparation of combined financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimated.

Cash and cash equivalents

Cash and cash equivalents include all cash balances on deposit with financial institutions and highly liquid investments with a maturity of three months or less at the date of acquisition.

Restricted cash includes cash held with financial institutions for funding debt service payments and operating expenses of the Solar Project Companies. Restricted cash is not considered a cash or cash equivalent.

Concentration of credit risk

The Solar Project Companies maintain their cash in bank deposit accounts which, at times, may exceed federally insured limits. The Solar Project Companies have not experienced any losses in such accounts. The Solar Project Companies believe they are not exposed to any significant credit risk on cash and cash equivalents.

Economic concentrations

The Solar Project Companies’ operations are based on the demand for electricity from commercial Solar Facilities located in various states as described in Note 1. Future operations could be affected by changes in the economic or other conditions in those geographic areas or by changes in the demand for renewable energy generated by solar energy systems.

Accounts receivable, net

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management closely monitors outstanding balances and provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that remain outstanding after management has used reasonable collection efforts are generally written off through a charge to bad debt expense and a credit to allowance for doubtful accounts. As of December 21, 2020, the balance of the allowance for doubtful accounts was $251,958.

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 21, 2020

2. Summary of significant accounting policies (continued)

Fixed assets

Fixed assets are recorded at cost. Expenditures for maintenance and repairs are charged against operations as incurred. Renewals and betterments that materially extend the lives of the assets are capitalized. When assets are sold or otherwise disposed of, the resulting gain or loss is reflected in the current period’s operations.

Depreciation

Depreciation of fixed assets is computed on the straight-line method over the estimated useful lives of the related Solar Facilities’ assets. Energy property and related sitework is depreciated over an estimated useful life of 25 years. Depreciation expense was $4,728,769 for the period January 1, 2020 to December 21, 2020.

Amortization

Amortization of intangible assets is computed on the straight-line basis over the estimated useful lives of the underlying assets. Interconnection costs and subscription agreement costs are amortized over 25 years. Amortization expense was $465,619 for the period January 1, 2020 to December 21, 2020. Amortization expense is estimated to be $620,796 for each of the next five years.

As of December 21, 2020, the gross carrying amount and accumulated amortization of intangible assets subject to amortization are as follows:

	Gross Asset	Accumulated Amortization	Net Carrying Amount
Interconnection costs	$12,314,943	$(525,132)	$11,789,811
Subscription agreement costs	3,499,037	(226,874)	3,272,163

	$15,813,980	$(752,006)	$15,061,974

Asset retirement obligations

Pursuant to land lease agreements and decommissioning agreements with the respective towns (See Note 7), each Solar Facility has a legal retirement obligation to remove the respective solar facility and restore the site to its pre-installation condition after ceasing operations.

The asset retirement obligations are recognized at fair value in the period in which they are incurred and the carrying amount of the related long-lived assets are correspondingly increased. Over time, the liabilities are increased to their expected future value, with the inter-period change charged to asset retirement accretion expense. The corresponding assets capitalized at inception are depreciated over their useful lives.

Impairment of long-lived assets

The Solar Project Companies review their long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability is measured by a comparing of the carrying amount of an asset to the future net undiscounted cash flow expected to be generated by the asset and any estimated proceeds from the eventual disposition of the asset. If the long-lived assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount of the asset over its fair value as determined by an appraisal, discounted cash flows analysis, or other valuation technique. There was no impairment loss recognized for the period January 1, 2020 to December 21, 2020.

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 21, 2020

2. Summary of significant accounting policies (continued)

Amortization of debt issuance costs

The Solar Project Companies present debt issuance costs as an offset against debt on its combined financial statements. Debt issuance costs are amortized on a straight-line basis over the life of the associated loans. For period January 1, 2020 to December 21, 2020, the Solar Project Companies recognized debt issuance cost amortization of $208,537 on the combined statement of operations, and it is included as a component of interest expense.

Derivatives and hedging activities

The Solar Project Companies recognize all derivatives on the combined balance sheet at fair value. Derivatives that do not qualify for the hedge accounting are adjusted to fair value through income. If the derivative is a hedge instrument, depending on the nature of the hedge transaction, the changes in the fair value of derivative instrument are either offset against the earnings of the hedged item or recognized in other comprehensive income (loss) in members’ capital until the hedged item is recognized in earnings. The ineffective portion of a derivative hedge instrument is immediately recognized in earnings. The Solar Project Companies are a party to a derivative financial instrument for the purpose of limiting their exposure to interest rate fluctuations through the use of interest rate swaps. Derivatives are held only for the purpose of hedging or limiting such risks, not for speculation. As of December 21, 2020, none of Solar Project Companies’ derivative financial instruments qualify as hedges.

Fair value measurements

The Solar Project Companies apply the accounting provisions related to fair value measurements. These provisions define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, establish a hierarchy that prioritizes the information used in developing fair value estimates and require disclosure of fair value measurements by level within the fair value hierarchy. The hierarchy gives the highest priority to quoted prices in active markets (Level 1 measurements) and the lowest priority to unobservable data (Level 3 measurements), such as the reporting entity’s own data. These provisions also provide valuation techniques, such as the market approach (comparable market prices), the income approach, (present value of future income or cash flows) and the cost approach (cost to replace the service capacity of an asset or replacement cost).

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of valuation hierarchy are defined as follows:

Level 1:	Observable inputs such as quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2:	Inputs other than quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:	Unobservable inputs that reflect the Solar Project Companies’ own assumptions.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the valuation methods are determined to be appropriate within the industry, the use of different methodologies or assumptions to determine the fair value of certain assets and liabilities could result in a different estimate of fair value at the reporting date.

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 21, 2020

2. Summary of significant accounting policies (continued)

The table below presents amounts at December 21, 2020 for significant items measured at fair value on a recurring basis classified as a Level 2 measurement. The fair value of the interest rate swap is based on notional amounts, interest rates, maturity date and other contract terms. The fair value of the interest rate swap contract is valued using a third party.

12/21/2020
Interest rate swap liability	$1,247,021

The table below presents amounts at December 21, 2020 for significant items measured at fair value on a recurring basis at a Level 3 measurement. The fair value of the asset retirement obligations is based on significant unobservable inputs classified within Level 3 of the valuation hierarchy. When a determination is made to classify within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, Level 3 fair value measurements typically include, in addition to the unobservable or Level 3 components, observable components that can be validated to observable external sources; accordingly, the fair values in the table below are due in part to observable factors that are part of the valuation methodology.

12/21/2020
Asset retirement obligations, as determined by the net present value method (See Note 7)	$509,102

Revenue recognition

Customers purchase electricity from the Solar Project Companies under power purchase agreements and subscription agreements. The Solar Project Companies evaluate their power purchase agreements and subscription agreements to determine whether they are leases pursuant to Financial Accounting Standards Board Accounting Standards Codification 840, Leases. The Solar Project Companies have determined that their power purchase agreements and subscription agreements are not leases. Revenue is recognized based upon the amount of electricity delivered and the rates specified by the power purchase agreements and subscription agreements.

Customers also purchase net metering credits from the Solar Project Companies under master utility credit purchase agreements. The Solar Project Companies evaluate their master utility credit purchase agreements to determine whether they are leases pursuant to Financial Accounting Standards Board Accounting Standards Codification 840, Leases. The Solar Project Companies have determined that their master utility credit purchase agreements are not leases. Revenue is recognized based upon the amount of net metering credits delivered and the rates specified by the master utility credit purchase agreements.

In certain jurisdictions, solar energy systems generate renewable energy certificates (RECs). One REC is earned for each megawatt hour of energy produced. RECs can be saved, sold, traded or retired at the option of the owner. The Solar Project Companies recognize revenue attributable to the sale of RECs upon collection of the associated cash. The Solar Project Companies do not recognize on their balance sheet any value associated with RECs held by the Solar Project Companies for sale, delivery, or for any other purpose.

The Solar Project Companies recognize incentive income in connection with installing and operating Solar Facilities within the state of New York. Incentive income is recognized when all of the requisite performance obligations have been satisfied in accordance with the NY-Sun Initiative Commercial/Industrial Program.

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 21, 2020

2. Summary of significant accounting policies (continued)

Income taxes

Income taxes on the Solar Project Companies’ income are levied on the members at the member level. Accordingly, no provision for income tax is reflected in the accompanying combined financial statements.

The preparation of combined financial statements in accordance with accounting principles generally accepted in the United States of America requires the Solar Project Companies to report information regarding their exposure to various tax positions taken by the Solar Project Companies. Management has determined whether any tax positions have met the recognition threshold and has measured the Solar Project Companies’ exposure to those tax positions. Management believes that the Solar Project Companies have adequately addressed all relevant tax positions and that there are no unrecorded tax liabilities. Federal and state tax authorities generally have the right to examine and audit the previous three years of tax returns filed. Any interest or penalties assessed onto the Solar Project Companies are recorded in operating expenses. No interest or penalties from federal or state tax authorities were recorded in the accompanying combined financial statements.

Recent and pending accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases, and makes other conforming amendments to U.S. GAAP. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on-balance sheet via the right of use asset and lease liability, and additional qualitative and quantitative disclosures. The standard will be effective for the Solar Project Companies for annual periods beginning after December 15, 2021, permits early adoption, and mandates a modified retrospective transition method. The Solar Project Companies are currently evaluating the effect of the standard on the combined financial statements. It is not expected to have a material effect.

3. Loans payable

The Solar Project Companies have loans with various financial institutions to finance the development, construction, ownership and operation of the Solar Facilities. The terms of these loans are summarized below:

Borrower	Loan Date	Construction Loan Amount		Conversion Date	Permanent Loan Amount		Effective Interest Rate	Maturity Date	Balance at 12/21/2020
VH II Holdco I, LLC	3/6/2018	N/A		N/A	9,400,000	[1]	5.90%	9/6/2028	7,607,179
VH II Holdco II, LLC	11/21/2018	2,550,000	[1]	5/21/2019	2,550,000	[1]	6.62%	5/21/2029	2,197,489
Dundas	12/28/2017	30,000,000	[2]	7/13/2018	17,176,772	[2]	6.36%	7/13/2024	16,047,329
Virgo Charlestown MA MM	12/23/2019	N/A		N/A	7,000,000	[1]	4.61%	6/23/2030	6,862,358
Chester NY 1, LLC	8/3/2018	4,361,211	[3]	2/10/2020	2,673,624	[2]	N/A	2/10/2026	2,611,501
Greenville NY 1, LLC	8/9/2018	3,944,718	[3]	3/11/2020	3,026,304	[2]	N/A	3/11/2026	2,964,549
Westtown NY 1, LLC	8/7/2018	4,559,000	[3]	2/7/2020	3,303,939	[2]	N/A	2/7/2026	3,246,286
SynerGen Panorama, LLC	2/25/2019	14,369,221	[4]	7/10/2020	10,080,000	[2]	N/A	7/10/2026	9,974,083
Helen Solar, LLC	9/6/2019	10,457,869	[5]	N/A	N/A		N/A	8/18/2020	—
Northfield Solar, LLC	9/6/2019	11,055,627	[5]	N/A	N/A		N/A	8/18/2020	—
Walcott Solar, LLC	9/6/2019	10,565,695	[5]	N/A	N/A		N/A	8/18/2020	—
Warsaw Solar, LLC	9/6/2019	5,233,578	[5]	N/A	N/A		N/A	8/18/2020	—
Mangata	8/18/2020	N/A		N/A	28,560,000	[6]	5.15%	7/20/2027	28,184,611

		97,096,919			83,770,639				79,695,385

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 21, 2020

3. Loans payable (continued)

[1]	The loans have a fix interest rate ranging from 4.61% to 5.75%
[2]	The loans have a fix interest rate ranging from 3.20% to 4.25% plus a variable rate as described in the loan agreements.
[3]	The loans have a fix interest rate of 2.50% plus a variable rate as described in the loan agreements. The interest rate may not fall below 7.00%.
[4]	The loans have a fix interest rate of 4.00% plus a variable rate as described in the loan agreements. The interest rates may not fall below 7.50%.
[5]	The loans have a fix interest rate of 1.00% plus a variable rate as described in the loan agreements. The interest rates may not fall below 6.50%.
[6]	The loan was entered into as a permanent loan upon the conversion of the construction loans of Helen, Northfield, Walcott, and Warsaw.

The Construction Loans have interest only payments that are due in accordance with the various loan agreements. The Permanent Loans have quarterly principal and interest payments due in amounts sufficient to amortize the balance of the loans over their remaining terms.

For the period January 1, 2020 to December 21, 2020, the Solar Project Companies incurred $4,013,725 of interest expense on these loans including the amortization of debt issuance costs. At December 21, 2020, $527,614 of interest remained payable. Interest capitalized to fixed assets for the period January 1, 2020 to December 21, 2020 was $1,071,607.

Debt issuance costs are being amortized to interest expense over the terms of the respective Permanent Loans.

12/21/2020
Principal balance	$79,695,385
Less: unamortized debt issuance costs	(2,910,979)

Note payable, net of unamortized debt issuance costs	$76,784,406

The aforementioned loans were repaid in full on December 22, 2020 (See Note 10).

4. Interest rate swap

During 2017, Dundas entered into fixed-for-floating interest rate swap agreement to reduce the potential impact of future changes in interest rates on the variable rate debt. All interest rate swaps are recognized at fair value on the accompanying combined balance sheet, with any changes in fair value recognized as other income or expense in the accompanying combined statement of operations. The Solar Project Companies have not designated any interest rate swaps as hedging instruments.

On December 15, 2017, in conjunction with the Master Agreement, Dundas entered into a fixed-for-floating interest rate swap agreement with 1st Source Bank. The interest rate swap is effective for the period beginning on June 15, 2018 and ending June 15, 2024. The initial notional amount of the contract was $17,176,772, which represents 100% of the 1st Source Bank Loan Commitment. Under the interest rate swap, Dundas pays 1st Source Bank fixed interest at the rate of 5.775%; 1st Source Bank pays Dundas a floating-rate of interest equal to a rate of 3.20% per annum plus the 90-day LIBOR. For the period January 1, 2020 to December 21, 2020, the net change in the mark-to-market valuation of the interest rate swap, as determined by 1st Source Bank, is $629,475 and is included in unrealized loss on swap fair value on the accompanying combined statement of operations. As of December 21, 2020, the mark-to-market valuation of the interest rate swap, as determined by 1st Source Bank, is $1,247,021.

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 21, 2020

4. Interest rate swap (continued)

As of December 21, 2020, Dundas had an interest rate swap outstanding as follows:

	Aggregate Notional Amount	Gross Liability at Fair Value	Change in Fair Value
Interest rate swap	$16,047,329	$1,247,021	$629,475

The aforementioned interest rate swap was settled on December 22, 2020 when the related loan payable was repaid (See Note 10).

5. Related party transactions

Operation and maintenance services fee

Pursuant to the maintenance agreements between each Solar Facility and Nautilus, Nautilus is compensated with annual fees of $211,016 that are prorated for partial years and increase by 2% annually. Additional service fees are invoiced at the then hourly rates as provided in each maintenance agreement. The fees are payable on a quarterly basis and accrue if unpaid. Maintenance services provided by Nautilus include the repair and maintenance of solar energy systems, inspection of all equipment, and reporting. For the period January 1, 2020 to December 21, 2020, the Solar Facilities collectively incurred maintenance services fees of $397,047. As of December 21, 2020, maintenance service fees of $1,495 were accrued and are included in the accompanying combined balance sheet.

Asset management fees

Pursuant to the asset management agreements between each Solar Facility and Nautilus, Nautilus is to provide a range of services related to managing the operations of the Solar Facilities beginning when the facilities are placed in service. For these services, Nautilus is compensated with annual fees of $269,954 that are prorated for partial years and increase by 2% annually. Additional asset management fees are invoiced at the then hourly rates as provided in each asset management agreement. The fees are payable on a quarterly basis and accrue if unpaid. For the period January 1, 2020 to December 21, 2020, the Solar Facilities collectively incurred asset management fees of $302,188. As of December 21, 2020, asset management fees of $8,551 were accrued and are included in the accompanying combined balance sheet.

Preferred distributions

Pursuant to the Subsidiary Operating Agreements, beginning at the end of the first quarter following the third installment and ending on the Flip Date, quarterly distributions are due to the Investor Members equal to one-quarter of 2% to 3% (see Note 1) of the Investor Members’ paid-in capital (“Preferred Distributions”). For the period January 1, 2020 to December 21, 2020, the Solar Project Companies have incurred and paid $690,992 of Preferred Distributions.

Priority distributions

Pursuant to the Subsidiary Operating Agreements, beginning at the end of the first quarter following the third installment and on the Flip Date, the Subsidiaries shall receive quarterly distributions equal to 25% of the amount listed in the Subsidiary Operating Agreements. Any unpaid priority distributions shall not accrue at period-end. There were no priority distributions for the period January 1, 2020 to December 21, 2020.

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 21, 2020

5. Related party transactions (continued)

Developer fees

Developer fees with Nautilus include direct cost of construction, permits, materials, labor, overhead costs, and purchase price of project companies with pre-construction costs, costs for land, if applicable, and other costs for developing a solar energy facility. Development costs can also include legal, consulting, permitting, interconnection and other similar costs. For the period January 1, 2020 to December 21, 2020, the Solar Project Companies have incurred and paid $4,500,000 of developer fees which have been capitalized to energy property and sitework.

Due to related parties

Virgo and Nautilus prepaid certain expense on behalf of the Solar Project Companies. The amount is non-interest bearing and due on demand. As of December 21, 2020, $27,943 remained payable to Virgo and Nautilus and is included “due to related party” on the combined balance sheet.

6. Land leases

The Solar Project Companies operate several of the Solar Facilities on leased land classified as operating leases. Additionally, the Solar Facilities are responsible for real estate taxes and other leasehold costs. At the end of the lease terms, the Solar Facilities are obligated to restore the properties to the same condition they were in prior to the start of site development (see Note 7).

The amounts of future minimum lease payments due for the next five years and thereafter are as follows:

2021	$526,918
2022	527,699
2023	528,487
2024	529,284
2025	530.090
Thereafter	9,810,506

Total	$12,452,984

7. Asset retirement obligations

Pursuant to the various land lease agreements and various decommissioning agreements, the Solar Facilities have a legal retirement obligation in connection with the construction of the Solar Facilities. The asset retirement obligations are recognized as a liability in the accompanying combined balance sheet as of December 21, 2020 as summarized below.

12/21/2020
Asset retirement obligation beginning of year	$406,059
Additions to asset retirement obligation	71,994
Accretion expense	31,049

Asset retirement obligation end of year	$509,102

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

December 21, 2020

8. Investment tax credits

Pursuant to Section 48 of the Code, the owner of qualified solar energy property is eligible to receive Investment Tax Credits in an amount equal to 30% of the eligible cost of the qualified solar energy property. The Investment Tax Credits are generally available for use by the members on the date the qualified solar energy property commences operations and has a five-year recapture period. During the recapture period, the Solar Project Companies must comply with certain requirements in order to retain the Investment Tax Credits. Failure to meet such requirements may result in recapture of the Investment Tax Credits.

As of December 21, 2020, the Solar Project Companies have generated an estimated $39,825,147 of Investment Tax Credits from qualified solar energy property.

9. COVID-19

The spread of a novel strain of coronavirus (COVID-19) beginning in the first quarter of 2020 has caused significant volatility in U.S. markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. economy. The extent of the impact of COVID-19 on the Solar Project Companies’ operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, and the impact on customers, employees and vendors, all of which are uncertain and cannot be determined at this time.

10. Subsequent events

On December 22, 2020, the Solar Project Companies entered into a Membership Interest Purchase Agreement with APA Finance, LLC (“APA”) where Virgo transferred its interest in the Solar Project Companies to APA. Proceeds from the sale were used to repay all of the loans payable mentioned in Note 3.

Subsequent events have been evaluated through July 30, 2021, which is the date the combined financial statements were available to be issued, and there were no additional subsequent events requiring disclosure.

CERTIFIED PUBLIC ACCOUNTANTS

Report of Independent Auditors

To the Members of

Altus Power America Management, LLC Solar Project Companies:

Report on the Combined Financial Statements

We have audited the accompanying combined financial statements of VH II Holdco I, LLC, VH II Holdco II, LLC, Virgo DW MM Holdco, LLC, Virgo Charlestown MA MM Holdco, LLC, Virgo Charlestown NY MM Holdco, LLC, Virgo Skipjack MM Holdco, LLC, and Virgo Mangata MM Holdco, LLC (collectively, the “Solar Project Companies”), which comprise the combined balance sheet as of December 31, 2019 and the related combined statements of operations, changes in members’ equity, and cash flows for the year then ended and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Solar Project Companies as of December 31, 2019, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

3025 North Wooster Avenue, Dover, Ohio 44622

www.novoco.com    |    330.365.5400

Change in Accounting Principle

As discussed in Note 2 to the combined financial statements, the Solar Project Companies adopted a change in accounting principle related to revenue recognition and the presentation and disclosure of the statements of cash flows. Our opinion is not modified with respect to that matter.

Novogradac & Company LLP

/s/ Novogradac & Company LLP

Dover, Ohio

July 30, 2021

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

COMBINED BALANCE SHEET

December 31, 2019

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$8,135,543
Accounts receivable, net	783,226
Prepaid expenses	227,857
Prepaid lease	26,152
Deposits	280,000

Total current assets	9,452,778

FIXED ASSETS
Land	1,029,860
Energy property	93,128,821
Sitework	5,239,103
Construction in progress	35,029,923

Fixed assets	134,427,707
Less: accumulated depreciation	(5,205,621)

Fixed assets, net	129,222,086

OTHER ASSETS
Prepaid lease	614,577
Restricted cash	3,618,486
Decommissioning bonds	586,572
Intangible assets, net	6,077,102

Total other assets	10,896,737

Total assets	$149,571,601

see accompanying notes

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

COMBINED BALANCE SHEET (CONTINUED)

December 31, 2019

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,978,097
Accrued operation and maintenance fee—related party	40,631
Accrued asset management fee—related party	29,790
Due to related party	75,705
Accrued interest	324,253
Customer discount payable	38,357
Accrued developer fee—related party	665,000
Current portion of loans payable	6,766,016

Total current liabilities	9,917,849

LONG-TERM LIABILITIES
Fair value of swap	617,546
Loans payable, net	73,859,191
Asset retirement obligation	406,059

Total long-term liabilities	74,882,796

TOTAL LIABILITIES	84,800,645

MEMBERS’ EQUITY
Managing Members	42,852,630
Noncontrolling interest	21,918,326

Total members’ equity	64,770,956

Total liabilities and members’ equity	$149,571,601

see accompanying notes

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2019

REVENUE

Net metering credits, net	$1,541,760
Electricity sales, net	2,501,055
Renewable energy certificates	1,792,333

Total revenue	5,835,148

OPERATING EXPENSES

Property taxes	169,426
Insurance	111,033
Rent expense	212,647
Operations and maintenance fees	243,772
Asset management fees	271,176
Professional fees	248,558
Subscription management fees	126,286
General and administrative	375,546

Total operating expenses	1,758,444

Income from operations	4,076,704

OTHER INCOME (EXPENSES)
Incentive income	912,815
Interest income	14,633
Interest expense	(3,084,635)
Depreciation expense	(3,246,398)
Amortization expense	(188,404)
Accretion expense	(5,241)
Unrealized loss on swap fair value	(592,388)

Net other income (expenses)	(6,189,618)

Net loss	(2,112,914)
Net loss attributable to noncontrolling interest	(4,705,113)

Net income attributable to managing members	$2,592,199

see accompanying notes

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

COMBINED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

For the Year Ended December 31, 2019

	Managing Members	Noncontrolling Interest	Total Members’ Equity
BALANCE, JANUARY 1, 2019	$17,215,195	$18,222,179	$35,437,374
Capital contributions	45,079,394	9,399,180	54,478,574
Return of capital	(22,034,158)	—	(22,034,158)
Preferred distributions	—	(387,574)	(387,574)
Net income (loss)	2,592,199	(4,705,113)	(2,112,914)
Syndication	—	(610,346)	(610,346)

BALANCE, DECEMBER 31, 2019	$42,852,630	$21,918,326	$64,770,956

see accompanying notes

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

COMBINED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,112,914)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	3,246,398
Amortization expense	188,404
Amortization expense—prepaid lease	13,076
Accretion expense	5,241
Interest expense—debt issuance cost	101,296
Unrealized loss on swap fair value	592,388
Bond interest income	(5,063)
Changes in operating assets and liabilities:
Accounts receivable, net	(411,700)
Prepaid expenses	(12,570)
Accounts payable and accrued expenses	265,263
Accrued operation and maintenance fee—related party	19,792
Accrued asset management fee—related party	18,176
Due to related party	75,305
Accrued interest	192,665
Customer discount payable	29,667

Net cash provided by operating activities	2,205,424

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(25,024,473)
Purchase of intangible assets	(300,000)

Net cash used in investing activities	(25,324,473)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on loans payable	(11,107,178)
Construction costs payable	(279,248)
Proceeds from loans payable	31,408,332
Capital contributions—Investor Members	9,399,180
Capital contributions—Managing Members	670
Preferred distributions—Investor Member	(397,234)
Return of capital—Managing Members	(4,001,631)
Payments of debt issuance costs	(12,900)
Payments of syndication costs	(397,286)

Net cash provided by financing activities	24,612,705

NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	1,493,656
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT BEGINNING OF YEAR	10,260,373

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF YEAR	$11,754,029

see accompanying notes

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

COMBINED STATEMENT OF CASH FLOWS (CONTINUED)

For the Year Ended December 31, 2019

Cash and cash equivalents	$8,135,543
Restricted cash	3,618,486

Total cash, cash equivalents and restricted cash	$11,754,029

SUPPLEMENTAL DISCLOSURE OF CASH FLOW ACTIVITIES:
Cash paid for interest	$1,900,204

Interest capitalized to energy property as a portion of property contributions	$1,692,703

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Increase in energy properties and assest retirement obligations	$400,818

Increase in deposits, energy properties, sitework, land, decommissioning bonds, intangible assets, and capital contributions	$45,078,724

Increase in deposits, energy properties, sitework, land, decommissioning bonds, intangible assets, accounts payable and accrued expenses, accrued developer fee, and loans payable	$15,585,371

Increase in loans payable, return of captal, and syndication costs	$18,245,587

Release of loan proceeds reserve	$37,425

see accompanying notes

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED SOLAR PROJECT COMPANIES FINANCIAL STATEMENTS

December 31, 2019

1. Organization

Due to the homogeneous nature and the common management of the Solar Project Companies (defined in Note 2), their financial statements have been combined for the year ended December 31, 2019.

Each Solar Project Company is a Delaware limited liability company and was formed for the purpose of directly or indirectly investing in entities that acquire, own, develop, construct, manage and operate commercial solar facilities in a manner that qualifies for investment tax credits (the “Investment Tax Credit”) pursuant to Section 48 of the Internal Revenue Code (the “Code”).

Under the terms of each respective Limited Liability Company Agreement (the “Operating Agreements”), all of the Solar Project Companies, with the exception of Virgo Mangata MM Holdco, LLC, are wholly owned by Virgo Helios II, LLC. Virgo Mangata MM Holdco, LLC is wholly owned by Virgo Helios III, LLC. Virgo Helios II, LLC and Virgo Helios III, LLC are collectively referred to as “Virgo.” As of December 31, 2019, Virgo has contributed $87,841,488 to the Solar Project Companies. As of December 31, 2019, Virgo has received a return of capital of $47,115,886.

The combined financial statements include all accounts of the Solar Project Companies, their Subsidiaries (defined below), and the Subsidiaries’ wholly owned Solar Facilities (defined below).

Solar Project Companies	Formation Date	Subsidiaries
VH II Holdco I, LLC	8/17/2017	VH II Westport Holdco, LLC (“Westport”)
VH II Holdco II, LLC	10/23/2017	VH II Wareham Holdco, LLC (“Wareham”)
Virgo DW MM Holdco, LLC	10/16/2017	Virgo DW Holdco, LLC (“Dundas”)
Virgo Charlestown MA MM Holdco, LLC	8/22/2018	Virgo Charlestown MA Holdco, LLC (“Charlestown MA”)
Virgo Charlestown NY MM Holdco, LLC	11/19/2018	Virgo Charlestown NY Holdco, LLC (“Charlestown NY”)
Virgo Skipjack MM Holdco, LLC	8/21/2018	Virgo Skipjack Holdco, LLC (“Skipjack”)
Virgo Mangata MM Holdco, LLC	4/10/2019	Virgo Mangata Holdco, LLC (“Mangata”)

The Subsidiaries

The Subsidiaries are Delaware limited liability companies and were formed for the purpose of investing in commercial solar facilities that are owned and operated in a manner that qualifies for the Investment Tax Credit.

The terms of the Amended and Restated Operating Agreements (“Subsidiary Operating Agreements”) of each Subsidiary are summarized below:

Subsidiary	Investor Members (Noncontrolling Interest)	Contributions Made to Date	Preferred Return	Expected Flip Date
Westport	Peoplesbank & The Cape Code Five Cents Savings Bank	$6,174,175	2.25%	6/20/2023
Wareham	Peoplesbank & The Cape Code Five Cents Savings Bank	$1,689,105	2.25%	6/20/2023
Dundas	1st Source Solar 1, LLC	$10,526,919	2.00%	12/31/2024
Charlestown MA	Peoplesbank & Institution for Savings in Newburyport and Its Vicinity	$4,623,437	2.50%	11/17/2024
Charlestown NY	Nelnet, Inc.	$5,000,339	3.00%	2/13/2025
Skipjack	Nelnet, Inc.	$931,284	3.00%	12/24/2024
Mangata	Amalgamated Bank	$0	3.00%	1/20/2026

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED SOLAR PROJECT COMPANIES FINANCIAL STATEMENTS

December 31, 2019

1. Organization (continued)

The Subsidiaries’ ownership is structured as a partnership flip (“Flip”). Pursuant to the general terms of the Flip, the members have agreed to allocate items of income, loss, and cash interest allocations as outlined in the respective Subsidiary Operating Agreements.

As of December 31, 2019, the Subsidiaries wholly own the following commercial solar power facilities (“Solar Facilities”):

Parent	Wholly-owned Project Company Subsidiaries	City, State	MW (DC)	Operations Commenced
Westport	VH II Grafton, LLC	Grafton, MA	1.319	December 20, 2017
Westport	VH II Haverhill, LLC	Haverhill, MA	1.363	November 16, 2017
Westport	VH II Westport, LLC	Westport, MA	2.700	September 25, 2017
Wareham	Squirrel Island Solar, LLC	Wareham, MA	1.402	December 20, 2017
Dundas	Dundas Solar Holdings, LLC	Northfield, MN	6.600	February 28, 2018
Dundas	Waterville Solar Holdings, LLC	Le Sueur County, MN	6.635	February 28, 2018
Charlestown MA	Hopkinton MA 1, LLC	Hopkinton, MA	2.765	April 18, 2019
Charlestown MA	Carver MA 2, LLC	Carver, MA	2.842	May 17, 2019
Charlestown NY	Westtown NY 1, LLC	Westtown, NY	2.830	May 9, 2019
Charlestown NY	Greenville NY 1, LLC	Port Jervis, NY	2.300	August 13, 2019
Charlestown NY	Chester NY 1, LLC	Chester, NY	2.710	July 25, 2019
Skipjack	SynerGen Panorama, LLC	Fort Washington, MD	6.610	June 24, 2019
Mangata	Helen Solar, LLC	Plato, MN	5.649	July 20, 2020
Mangata	Northfield Solar, LLC	Rice County, MN	7.070	July 13, 2020
Mangata	Walcott Solar, LLC	Faribault, MN	5.719	July 20, 2020
Mangata	Warsaw Solar, LLC	Rice County, MN	2.863	June 17, 2020

2. Summary of significant accounting policies

Combination policy

The accompanying combined financial statements include the accounts of VH II Holdco I, LLC, VH II Holdco II, LLC, Virgo DW MM Holdco, LLC, Virgo Charlestown MA MM Holdco, LLC, Virgo Charlestown NY MM Holdco, LLC, Virgo Skipjack MM Holdco, LLC, and Virgo Mangata MM Holdco, LLC (collectively, the “Solar Project Companies”), all of which are under common control.

Basis of accounting and principles of combination

The Solar Project Companies prepare their combined financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America (GAAP), which reflect the accounts and operations of the Solar Project Companies and those of their subsidiaries in which the Solar Project Companies have a controlling financial interest. All intercompany transactions and balances have been eliminated upon combination.

Variable interest entities

The Solar Project Companies consolidate a variable interest entity (“VIE”) when the Solar Project Companies are the primary beneficiaries. The primary beneficiary of a VIE is generally the party that has the power to direct the

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED SOLAR PROJECT COMPANIES FINANCIAL STATEMENTS

December 31, 2019

2. Summary of significant accounting policies (continued)

activities that most significantly impact the performance of the entity and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entity.

VIEs are entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders, as a group, lack one or more of the following characteristics: (a) the direct or indirect ability to make decisions; (b) the obligation to absorb expected losses; or (c) the right to receive expected residual returns. VIEs must be evaluated quantitatively and qualitatively to determine the entity that has (a) the power to direct activities of a VIE that most significantly impact the VIEs economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. Such entity is deemed the primary beneficiary of the VIE and consolidates the VIE for financial reporting purposes.

The Solar Project Companies are the managing member of the Subsidiaries, with a pre-flip ownership interest of 1%. The Investor Members are tax credit equity investors with a pre-flip ownership interest of 99%. The Investor Members are owned by various unaffiliated institutional investors. The Solar Project Companies pay Nautilus Solar Solutions, LLC (“Nautilus”), an affiliate of the Solar Project Companies, fees in connection with operations management as well as ongoing asset management of the Solar Facilities. At inception, the Investor Members committed to make capital contributions to Solar Project Companies, which generally may require adjustment if the actual Investment Tax Credits to the Investor Members differ from the forecasted amounts at the time the Investor Members are admitted.

The Solar Project Companies have concluded that the Subsidiaries are VIEs. The Solar Project Companies have the power to direct the activities that most significantly impact Subsidiaries’ economic performance and an obligation to absorb potential losses or benefits that could be significant to the Subsidiaries. Therefore, the Solar Project Companies are the primary beneficiaries of the Subsidiaries and will consolidate the Subsidiaries for financial reporting purposes.

Non-controlling interest

Pursuant to each of the Subsidiary Operating Agreements, the Investor Members granted the Subsidiaries the option to purchase their interest for a period of six-months, commencing on the dates described in the various Subsidiary Operating Agreements, for an amount equal to the greater of (a) the fair market value of the Investor Member’s interest, as determined by appraisal or (b) the Class A Residual Value, which is further described in the respective Subsidiary Operating Agreements. Pursuant to the Dundas and Mangata Operating Agreements, Virgo DW MM Holdco, LLC and Virgo Mangata MM Holdco, LLC, respectively, granted their Investor Members the option to purchase their interests for a period of six-months, commencing on the dates described in the Dundas and Mangata Operating Agreements, for an amount equal to the fair market value of the Investor Member’s interest plus all unpaid preferred distributions. Due to the withdrawal term within the Dundas and Mangata Operating Agreements, their non-controlling interest is a redeemable non-controlling interest.

Non-controlling interest represents a third-party interest in the net assets under certain funding arrangements that the Solar Project Companies have entered into to finance the cost of the Solar Facilities. The Solar Project Companies have determined that the contractual provisions represent substantive profit-sharing arrangements.

The Solar Project Companies have further determined that the appropriate methodology for calculating the non-controlling interest balance that reflects the substantive profit-sharing arrangements is a balance sheet

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED SOLAR PROJECT COMPANIES FINANCIAL STATEMENTS

December 31, 2019

2. Summary of significant accounting policies (continued)

approach using the hypothetical liquidation at book value (HLBV) method. The Solar Project Companies therefore determine the amount of the non-controlling interests in the net assets at each balance sheet date using the HLBV method, which is presented on the balance sheet as non-controlling interest. Under the HLBV method, the amounts reported as non-controlling interest in the balance sheet represent the amounts the third parties would hypothetically receive at each balance sheet date under the liquidation provisions of the agreements, assuming the net assets of the funds were liquidated at the recorded amounts determined in accordance with GAAP and distributed to the third parties. The third party’s interest in the results of operations of the funds is determined as the difference in non-controlling interest balance in the balance sheet between the start and end of the reporting period, after considering any capital transactions.

Estimates

The preparation of combined financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimated.

Cash and cash equivalents

Cash and cash equivalents include all cash balances on deposit with financial institutions and highly liquid investments with a maturity of three months or less at the date of acquisition.

Restricted cash includes cash held with financial institutions for funding debt service payments and operating expenses of the Solar Project Companies. Restricted cash is not considered a cash or cash equivalent.

Concentration of credit risk

The Solar Project Companies maintain their cash in bank deposit accounts which, at times, may exceed federally insured limits. The Solar Project Companies have not experienced any losses in such accounts. The Solar Project Companies believe they are not exposed to any significant credit risk on cash and cash equivalents.

Economic concentrations

The Solar Project Companies’ operations are based on the demand for electricity from commercial Solar Facilities located in various states as described in Note 1. Future operations could be affected by changes in the economic or other conditions in those geographic areas or by changes in the demand for renewable energy generated by solar energy systems.

Accounts receivable, net

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management closely monitors outstanding balances and provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that remain outstanding after management has used reasonable collection efforts are generally written off through a charge to bad debt expense and a credit to allowance for doubtful accounts. As of December 31, 2019, the balance of the allowance for doubtful accounts was $62,780.

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED SOLAR PROJECT COMPANIES FINANCIAL STATEMENTS

December 31, 2019

2. Summary of significant accounting policies (continued)

Fixed assets

Fixed assets are recorded at cost. Expenditures for maintenance and repairs are charged against operations as incurred. Renewals and betterments that materially extend the lives of the assets are capitalized. When assets are sold or otherwise disposed of, the resulting gain or loss is reflected in the current period’s operations.

Depreciation

Depreciation of fixed assets is computed on the straight-line method over the estimated useful lives of the related Solar Facilities’ assets. Energy property and related sitework is depreciated over an estimated useful life of 25 years. Depreciation expense was $3,246,398 for the year ended December 31, 2019.

Amortization

Amortization of intangible assets is computed on the straight-line basis over the estimated useful lives of the underlying assets. Interconnection costs and subscription agreement costs are amortized over 25 years. Amortization expense was $188,404 for the year ended December 31, 2019. Amortization expense is estimated to be $465,619 for the year ended December 31, 2020 and $620,796 for the four succeeding years.

As of December 31, 2019, the gross carrying amount and accumulated amortization of intangible assets subject to amortization are as follows:

	Gross Asset	Accumulated Amortization	Net Carrying Amount
Interconnection costs	$4,270,312	$(204,463)	$4,065,849
Subscription agreement costs	2,093,177	(81,924)	2,011,253

	$6,363,489	$(286,387)	$6,077,102

Construction in progress

Construction in progress is stated at cost and consists primarily of costs incurred in connection with the development and construction of solar energy systems. These costs include permits, materials, labor, overhead, legal fees, consulting fees, interconnection fees and other similar costs. Interest and insurance costs incurred prior to the placed-in-service date of a solar energy system are included in construction in progress. Once a solar system is placed-in-service, the total amount of construction in progress costs with that system is capitalized to a fixed asset account and depreciated over the estimated life of the asset. During 2020, the fixed assets and intangible asset in “construction in progress” on the accompanying combined balance sheet were completed and placed in service.

Asset retirement obligations

Pursuant to land lease agreements and decommissioning agreements with the respective towns (See Note 7), each Solar Facility has a legal retirement obligation to remove the respective solar facility and restore the site to its pre-installation condition after ceasing operations.

The asset retirement obligations are recognized at fair value in the period in which they are incurred and the carrying amount of the related long-lived assets are correspondingly increased. Over time, the liabilities are

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED SOLAR PROJECT COMPANIES FINANCIAL STATEMENTS

December 31, 2019

2. Summary of significant accounting policies (continued)

increased to their expected future value, with the inter-period change charged to asset retirement accretion expense. The corresponding assets capitalized at inception are depreciated over their useful lives.

Impairment of long-lived assets

The Solar Project Companies review their long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability is measured by a comparing of the carrying amount of an asset to the future net undiscounted cash flow expected to be generated by the asset and any estimated proceeds from the eventual disposition of the asset. If the long-lived assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount of the asset over its fair value as determined by an appraisal, discounted cash flows analysis, or other valuation technique. There was no impairment loss recognized for the year ended December 31, 2019.

Amortization of debt issuance costs

The Solar Project Companies present debt issuance costs as an offset against debt on its combined financial statements. Debt issuance costs are amortized on a straight-line basis over the life of the associated loans. For the year ended December 31, 2019, the Solar Project Companies recognized debt issuance cost amortization of $101,296 on the combined statement of operations, and it is included as a component of interest expense.

Derivatives and hedging activities

The Solar Project Companies recognize all derivatives on the combined balance sheet at fair value. Derivatives that do not qualify for the hedge accounting are adjusted to fair value through income. If the derivative is a hedge instrument, depending on the nature of the hedge transaction, the changes in the fair value of derivative instrument are either offset against the earnings of the hedged item or recognized in other comprehensive income (loss) in members’ capital until the hedged item is recognized in earnings. The ineffective portion of a derivative hedge instrument is immediately recognized in earnings. The Solar Project Companies are a party to a derivative financial instrument for the purpose of limiting their exposure to interest rate fluctuations through the use of interest rate swaps. Derivatives are held only for the purpose of hedging or limiting such risks, not for speculation. As of December 31, 2019, none of Solar Project Companies’ derivative financial instruments qualify as hedges.

Fair value measurements

The Solar Project Companies apply the accounting provisions related to fair value measurements. These provisions define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, establish a hierarchy that prioritizes the information used in developing fair value estimates and require disclosure of fair value measurements by level within the fair value hierarchy. The hierarchy gives the highest priority to quoted prices in active markets (Level 1 measurements) and the lowest priority to unobservable data (Level 3 measurements), such as the reporting entity’s own data. These provisions also provide valuation techniques, such as the market approach (comparable market prices), the income approach, (present value of future income or cash flows) and the cost approach (cost to replace the service capacity of an asset or replacement cost).

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED SOLAR PROJECT COMPANIES FINANCIAL STATEMENTS

December 31, 2019

2. Summary of significant accounting policies (continued)

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of valuation hierarchy are defined as follows:

Level 1:	Observable inputs such as quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2:	Inputs other than quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:	Unobservable inputs that reflect the Solar Project Companies’ own assumptions.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the valuation methods are determined to be appropriate within the industry, the use of different methodologies or assumptions to determine the fair value of certain assets and liabilities could result in a different estimate of fair value at the reporting date.

The table below presents amounts at December 31, 2019 for significant items measured at fair value on a recurring basis classified as a Level 2 measurement. The fair value of the interest rate swap is based on notional amounts, interest rates, maturity date and other contract terms. The fair value of the interest rate swap contract is valued using a third party.

2019
Interest rate swap liability	$617,546

The table below presents amounts at December 31, 2019 for significant items measured at fair value on a recurring basis at a Level 3 measurement. The fair value of the asset retirement obligations is based on significant unobservable inputs classified within Level 3 of the valuation hierarchy. When a determination is made to classify within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, Level 3 fair value measurements typically include, in addition to the unobservable or Level 3 components, observable components that can be validated to observable external sources; accordingly, the fair values in the table below are due in part to observable factors that are part of the valuation methodology.

2019
Asset retirement obligations, as determined by the net present value method (See Note 7)	$406,059

Revenue recognition

Customers purchase electricity from the Solar Project Companies under power purchase agreements and subscription agreements. The Solar Project Companies evaluate their power purchase agreements and subscription agreements to determine whether they are leases pursuant to Financial Accounting Standards Board Accounting Standards Codification 840, Leases. The Solar Project Companies have determined that their power purchase agreements and subscription agreements are not leases. Revenue is recognized based upon the amount of electricity delivered and the rates specified by the power purchase agreements and subscription agreements.

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED SOLAR PROJECT COMPANIES FINANCIAL STATEMENTS

December 31, 2019

2. Summary of significant accounting policies (continued)

Customers also purchase net metering credits from the Solar Project Companies under master utility credit purchase agreements. The Solar Project Companies evaluate their master utility credit purchase agreements to determine whether they are leases pursuant to Financial Accounting Standards Board Accounting Standards Codification 840, Leases. The Solar Project Companies have determined that their master utility credit purchase agreements are not leases. Revenue is recognized based upon the amount of net metering credits delivered and the rates specified by the master utility credit purchase agreements.

In certain jurisdictions, solar energy systems generate renewable energy certificates (RECs). One REC is earned for each megawatt hour of energy produced. RECs can be saved, sold, traded or retired at the option of the owner. The Solar Project Companies recognize revenue attributable to the sale of RECs upon collection of the associated cash. The Solar Project Companies do not recognize on their balance sheet any value associated with RECs held by the Solar Project Companies for sale, delivery, or for any other purpose.

The Solar Project Companies recognize incentive income in connection with installing and operating Solar Facilities within the state of New York. Incentive income is recognized when all of the requisite performance obligations have been satisfied in accordance with the NY-Sun Initiative Commercial/Industrial Program.

Income taxes

Income taxes on the Solar Project Companies’ income are levied on the members at the member level. Accordingly, no provision for income tax is reflected in the accompanying combined financial statements.

The preparation of combined financial statements in accordance with accounting principles generally accepted in the United States of America requires the Solar Project Companies to report information regarding their exposure to various tax positions taken by the Solar Project Companies. Management has determined whether any tax positions have met the recognition threshold and has measured the Solar Project Companies’ exposure to those tax positions. Management believes that the Solar Project Companies have adequately addressed all relevant tax positions and that there are no unrecorded tax liabilities. Federal and state tax authorities generally have the right to examine and audit the previous three years of tax returns filed. Any interest or penalties assessed onto the Solar Project Companies are recorded in operating expenses. No interest or penalties from federal or state tax authorities were recorded in the accompanying combined financial statements.

Adopted accounting principles

On January 1, 2019, the Solar Project Companies adopted the new Accounting Standard Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective method. The Solar Project Companies adopted the practical expedients to only apply ASC 606 to contracts that were not substantially completed as of the date of adoption. Adopting this standard did not have a significant impact on the combined financial statements.

On January 1, 2019, the Solar Project Companies adopted the new accounting standards described in ASU 2016-18 that affect the statement of cash flows using the retrospective transition method. These new standards address how certain cash receipts and payments are presented and classified in the combined statement of cash flows, including that debt prepayments and other debt extinguishment related payments are required to be classified as financing activities, when previously these payments were classified as an operating activity. The new standards also require the statement of cash flows to explain the change in cash, cash equivalents and

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED SOLAR PROJECT COMPANIES FINANCIAL STATEMENTS

December 31, 2019

2. Summary of significant accounting policies (continued)

restricted cash. Previously, changes in restricted cash were presented in the statement of cash flows as operating, investing, or financing activities depending upon the intended purpose of the restricted funds.

Recent and pending accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases, and makes other conforming amendments to U.S. GAAP. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on-balance sheet via the right of use asset and lease liability, and additional qualitative and quantitative disclosures. The standard will be effective for the Solar Project Companies for annual periods beginning after December 15, 2021, permits early adoption, and mandates a modified retrospective transition method. The Solar Project Companies are currently evaluating the effect of the standard on the combined financial statements. It is not expected to have a material effect.

3. Loans payable

The Solar Project Companies have loans with various financial institutions to finance the development, construction, ownership and operation of the Solar Facilities. The terms of these loans are summarized below:

Borrower	Loan Date	Construction Loan Amount		Conversion Date	Permanent Loan Amount		Effective Interest Rate	Maturity Date	Balance at 12/31/2019
VH II Holdco I, LLC	3/6/2018	N/A		N/A	9,400,000	[1]	5.90%	9/6/2028	8,212,983
VH II Holdco II, LLC	11/21/2018	2,550,000	[1]	5/21/2019	2,550,000	[1]	6.62%	5/21/2029	2,346,613
Dundas	12/28/2017	30,000,000	[2]	7/13/2018	17,176,772	[2]	6.36%	7/13/2024	16,471,547
Carver MA 2, LLC	6/1/2018	5,230,976	[3]	N/A	N/A		N/A	12/23/2019	—
Hopkinton MA 1, LLC	6/1/2018	5,208,522	[3]	N/A	N/A		N/A	12/23/2019	—
Virgo Charlestown MA MM	12/23/2019	N/A		N/A	7,000,000	[1]	4.61%	6/23/2030	7,000,000
Chester NY 1, LLC	8/3/2018	4,361,211	[3]	2/10/2020	2,673,624	[2]	N/A	2/10/2026	3,817,350
Greenville NY 1, LLC	8/9/2018	3,944,718	[3]	3/11/2020	3,026,304	[2]	N/A	3/11/2026	3,338,120
Westtown NY 1, LLC	8/7/2018	4,559,000	[3]	2/7/2020	3,303,939	[2]	N/A	2/7/2026	3,921,230
SynerGen Panorama, LLC	2/25/2019	14,369,221	[4]	7/10/2020	10,080,000	[2]	N/A	7/10/2026	11,847,748
Helen Solar, LLC	9/6/2019	10,457,869	[5]	N/A	N/A		N/A	8/18/2020	7,128,340
Northfield Solar, LLC	9/6/2019	11,055,627	[5]	N/A	N/A		N/A	8/18/2020	8,104,917
Walcott Solar, LLC	9/6/2019	10,565,695	[5]	N/A	N/A		N/A	8/18/2020	6,446,182
Warsaw Solar, LLC	9/6/2019	5,233,578	[5]	N/A	N/A		N/A	8/18/2020	2,728,893
Mangata	8/18/2020	N/A		N/A	28,560,000	[6]	5.15%	7/20/2027	—

		$107,536,417			$83,770,639				$81,363,923

[1]	The loans have a fix interest rate ranging from 4.61% to 5.75%
[2]	The loans have a fix interest rate ranging from 3.20% to 4.25% plus a variable rate as described in the loan agreements.
[3]	The loans have a fix interest rate of 2.50% plus a variable rate as described in the loan agreements. The interest rate may not fall below 7.00%.
[4]	The loans have a fix interest rate of 4.00% plus a variable rate as described in the loan agreements. The interest rates may not fall below 7.50%.
[5]	The loans have a fix interest rate of 1.00% plus a variable rate as described in the loan agreements. The interest rates may not fall below 6.50%.
[6]	The loan was entered into as a permanent loan upon the conversion of the construction loans of Helen, Northfield, Walcott, and Warsaw.

The Construction Loans have interest only payments that are due in accordance with the various loan agreements. The Permanent Loans have quarterly principal and interest payments due in amounts sufficient to amortize the balance of the loans over their remaining terms.

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED SOLAR PROJECT COMPANIES FINANCIAL STATEMENTS

December 31, 2019

3. Loans payable (continued)

For the year ended December 31, 2019, the Solar Project Companies incurred $3,084,635 of interest expense on these loans including the amortization of debt issuance costs. At December 31, 2019, $324,253 of interest remained payable. Interest capitalized to fixed assets as of December 31, 2019 was $1,692,703.

Debt issuance costs are being amortized to interest expense over the terms of the respective Permanent Loans.

2019
Principal balance	$81,363,923
Less: unamortized debt issuance costs	(738,716)

Note payable, net of unamortized debt issuance costs	$80,625,207

The aforementioned loans were repaid in full on December 22, 2020 (See Note 10).

4. Interest rate swap

During 2017, Dundas entered into fixed-for-floating interest rate swap agreement to reduce the potential impact of future changes in interest rates on the variable rate debt. All interest rate swaps are recognized at fair value on the accompanying combined balance sheet, with any changes in fair value recognized as other income or expense in the accompanying combined statement of operations. The Solar Project Companies have not designated any interest rate swaps as hedging instruments.

On December 15, 2017, in conjunction with the Master Agreement, Dundas entered into a fixed-for-floating interest rate swap agreement with 1st Source Bank. The interest rate swap is effective for the period beginning on June 15, 2018 and ending June 15, 2024. The notional amount of the contract is $17,176,772, which represents 100% of the 1st Source Bank Loan Commitment. Under the interest rate swap, Dundas pays 1st Source Bank fixed interest at the rate of 5.775%; 1st Source Bank pays Dundas a floating-rate of interest equal to a rate of 3.20% per annum plus the 90-day LIBOR. For the year ended December 31, 2019, the net change in the mark-to-market valuation of the interest rate swap, as determined by 1st Source Bank, is $592,388 and is included in unrealized loss on swap fair value on the accompanying combined statement of operations. As of December 31, 2019, the mark-to-market valuation of the interest rate swap, as determined by 1st Source Bank, is $617,546.

As of December 31, 2019, Dundas had an interest rate swap outstanding as follows:

	Aggregate Notional Amount	Gross Liability at Fair Value	Change in Fair Value
Interest rate swap	$16,471,547	$617,546	$592,388

The aforementioned interest rate swap was settled on December 22, 2020 when the related loan payable was repaid (See Note 10).

5. Related party transactions

Operation and maintenance services fee

Pursuant to the maintenance agreements between each Solar Facility and Nautilus, Nautilus is compensated with annual fees of $166,585 that are prorated for partial years and increase by 2% annually. Additional service fees

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED SOLAR PROJECT COMPANIES FINANCIAL STATEMENTS

December 31, 2019

5. Related party transactions (continued)

are invoiced at the then hourly rates as provided in each maintenance agreement. The fees are payable on a quarterly basis and accrue if unpaid. Maintenance services provided by Nautilus include the repair and maintenance of solar energy systems, inspection of all equipment, and reporting. For the year ended December 31, 2019, the Solar Facilities collectively incurred maintenance services fees of $243,772. As of December 31, 2019, maintenance service fees of $40,631 were accrued and are included in the accompanying combined balance sheet.

Asset management fees

Pursuant to the asset management agreements between each Solar Facility and Nautilus, Nautilus is to provide a range of services related to managing the operations of the Solar Facilities beginning when the facilities are placed in service. For these services, Nautilus is compensated with annual fees of $225,555 that are prorated for partial years and increase by 2% annually. Additional asset management fees are invoiced at the then hourly rates as provided in each asset management agreement. The fees are payable on a quarterly basis and accrue if unpaid. For the year ended December 31, 2019, the Solar Facilities collectively incurred asset management fees of $271,176. As of December 31, 2019, asset management fees of $29,790 were accrued and are included in the accompanying combined balance sheet.

Preferred distributions

Pursuant to the Subsidiary Operating Agreements, beginning at the end of the first quarter following the third installment and ending on the Flip Date, quarterly distributions are due to the Investor Members equal to one-quarter of 2% to 3% (see Note 1) of the Investor Members’ paid-in capital (“Preferred Distributions”). For the year ended December 31, 2019, the Solar Project Companies have incurred and paid $387,574 of Preferred Distributions.

Priority distributions

Pursuant to the Subsidiary Operating Agreements, beginning at the end of the first quarter following the third installment and on the Flip Date, the Subsidiaries shall receive quarterly distributions equal to 25% of the amount listed in the Subsidiary Operating Agreements. Any unpaid priority distributions shall not accrue at year-end. There were no priority distributions for the year ended December 31, 2019.

Developer fees

Developer fees with Nautilus include direct cost of construction, permits, materials, labor, overhead costs, and purchase price of project companies with pre-construction costs, costs for land, if applicable, and other costs for developing a solar energy facility. Development costs can also include legal, consulting, permitting, interconnection and other similar costs. For year ended December 31, 2019, the Solar Project Companies have incurred $4,006,048 of developer fees which have been capitalized to energy property and sitework. As of December 31, 2019, $665,000 of developer fees remained payable to Nautilus.

Due to related parties

Virgo prepaid certain expense on behalf of the Solar Project Companies. The amount is non-interest bearing and due on demand. As of December 31, 2019, $75,705 remained payable to the Virgo and is included “due to related party” on the combined balance sheet.

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED SOLAR PROJECT COMPANIES FINANCIAL STATEMENTS

December 31, 2019

6. Land leases

The Solar Project Companies operate several of the Solar Facilities on leased land classified as operating leases. Additionally, the Solar Facilities are responsible for real estate taxes and other leasehold costs. At the end of the lease terms, the Solar Facilities are obligated to restore the properties to the same condition they were in prior to the start of site development (see Note 7).

The amounts of future minimum lease payments due for the next five years and thereafter are as follows:

2020	$387,987
2021	526,918
2022	527,699
2023	528,487
2024	529,284
Thereafter	10,340,596

Total	$12,840,971

7. Asset retirement obligations

Pursuant to the various land lease agreements and various decommissioning agreements, the Solar Facilities have a legal retirement obligation in connection with the construction of the Solar Facilities. The asset retirement obligations are recognized as a liability in the accompanying combined balance sheet as of December 31, 2019 as summarized below.

2019
Asset retirement obligation beginning of year	$—
Additions to asset retirement obligation	400,818
Accretion expense	5,241

Asset retirement obligation end of year	$406,059

8. Investment tax credits

Pursuant to Section 48 of the Code, the owner of qualified solar energy property is eligible to receive Investment Tax Credits in an amount equal to 30% of the eligible cost of the qualified solar energy property. The Investment Tax Credits are generally available for use by the members on the date the qualified solar energy property commences operations and has a five-year recapture period. During the recapture period, the Solar Project Companies must comply with certain requirements in order to retain the Investment Tax Credits. Failure to meet such requirements may result in recapture of the Investment Tax Credits.

As of December 31, 2019, the Solar Project Companies have generated an estimated $27,730,465 of Investment Tax Credits from qualified solar energy property.

9. COVID-19

The spread of a novel strain of coronavirus (COVID-19) beginning in the first quarter of 2020 has caused significant volatility in U.S. markets. There is significant uncertainty around the breadth and duration of business

THE SOLAR PROJECT COMPANIES

MANAGED BY ALTUS POWER AMERICA MANAGEMENT, LLC

NOTES TO COMBINED SOLAR PROJECT COMPANIES FINANCIAL STATEMENTS

December 31, 2019

9. COVID-19 (continued)

disruptions related to COVID-19, as well as its impact on the U.S. economy. The extent of the impact of COVID-19 on the Solar Project Companies’ operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, and the impact on customers, employees and vendors, all of which are uncertain and cannot be determined at this time.

10. Subsequent events

On December 22, 2020, the Solar Project Companies entered into a Membership Interest Purchase Agreement with APA Finance, LLC (“APA”) where Virgo transferred its interest in the Solar Project Companies to APA. Proceeds from the sale were used to repay all of the loans payable mentioned in Note 3.

Subsequent events have been evaluated through July 30, 2021, which is the date the combined financial statements were available to be issued, and there were no additional subsequent events requiring disclosure.

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

dated as of

July 12, 2021

by and among

CBRE ACQUISITION HOLDINGS, INC.,

CBAH MERGER SUB I, INC.,

CBAH MERGER SUB II, LLC,

ALTUS POWER AMERICA HOLDINGS, LLC,

APAM HOLDINGS, LLC

and

ALTUS POWER, INC.

A-i

A-ii

Exhibits

Exhibit A – Form of PubCo Bylaws

Exhibit B – Form of PubCo Charter

Exhibit C – Form of First Merger Surviving Corporation By-Laws

Exhibit D – Form of First Merger Surviving Corporation Certificate of Incorporation

Exhibit E – Form of PubCo Omnibus Incentive Plan

Exhibit F – Form of PubCo Employee Stock Purchase Plan

Exhibit G – Form of Second Merger Surviving Entity Certificate of Formation

Exhibit H – Form of Second Merger Surviving Entity Operating Agreement

Annexes

Annex I – Reorganization

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of July 12, 2021, is entered into by and among CBRE Acquisition Holdings, Inc., a Delaware corporation (prior to the Second Effective Time, “CBAH” and, at and after the Second Effective Time, “PubCo”), CBAH Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), CBAH Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), Altus Power America Holdings, LLC, a Delaware limited liability company (“Holdings”), APAM Holdings LLC, a Delaware limited liability company (“APAM”), and Altus Power, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, CBAH is a special purpose acquisition company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, First Merger Sub is a newly formed, wholly owned, direct subsidiary of CBAH and was formed for the sole purpose of the Mergers;

WHEREAS, Second Merger Sub is a newly formed, wholly owned, direct subsidiary of CBAH and was formed for the sole purpose of the Mergers;

WHEREAS, after the date of this Agreement and prior to the First Effective Time, the Company and its Affiliates shall effectuate the Reorganization, as described in this Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, following the Reorganization, on the Closing Date, (i) at the First Effective Time, First Merger Sub is to merge with and into the Company pursuant to the First Merger, with the Company surviving as the First Merger Surviving Corporation; and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, at the Second Effective Time, the First Merger Surviving Corporation will merge with and into Second Merger Sub pursuant to the Second Merger, with Second Merger Sub surviving as the Second Merger Surviving Entity;

WHEREAS, in connection with the Closing, the shares of Company Preferred Stock will be redeemed, as more fulsomely described in this Agreement;

WHEREAS, following the Reorganization, in connection with the Mergers, the stockholders of the Company will be entitled to receive consideration in the form of cash or the right to receive stock in PubCo, as more fulsomely described in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor and certain directors and officers of CBAH have entered into that certain Sponsor Support Agreement (the “Sponsor Agreement”) with the Company, pursuant to which, among other things, each of such Persons has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Mergers) and the other Proposals and (b) not effect any sale or distribution of any equity securities of CBAH held by such Person subject to the terms described therein and (c) not to redeem any of such equity securities that such Person owns, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, CBAH, the Company, certain CBAH Stockholders and certain Company Stockholders who will receive PubCo’s Common Stock pursuant to Article III have entered into that certain Investor Rights Agreement (the “Investor Rights Agreement”), to be effective upon the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, CBRE, Inc. (“CBRE”) has entered into a Commercial Collaboration Agreement with the Company (the “CBRE Collaboration Agreement”) setting forth the terms of a long-term commercial collaboration arrangement between such parties to be effective upon the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Equity Investors (including the Sponsor) have entered into Subscription Agreements with respect to the Equity Financing for a total of $275,000,000 to be funded substantially concurrently with the Closing, including the Sponsor having executed and delivered a Subscription Agreement (the “Sponsor Subscription Agreement”) for $70,000,000 of Equity Financing, plus a backstop commitment to purchase up to an additional $150,000,000 of shares of CBAH Class A Common Stock, with such backstop to be funded (up to a maximum of $150,000,000) if and to the extent of any redemptions of Class A Common Stock affected in connection with the Closing (such amount that is so required to be funded, the “Backstop Amount”);

WHEREAS, in connection with the Mergers, CBAH shall adopt the amended and restated bylaws (the “PubCo Bylaws”) in the form set forth on Exhibit A;

WHEREAS, in connection with the Mergers, CBAH shall adopt, subject to obtaining the CBAH Stockholder Approvals, the amended and restated certificate of incorporation (the “PubCo Charter”) in the form set forth on Exhibit B, to provide, among other things, (i) for an increase in the number of authorized shares of PubCo’s Class A Common Stock and (ii) for the amendment to the terms of the existing CBAH Class B Common Stock held by the Sponsor, such that the aggregate amount of PubCo’s Class A Common Stock issuable with respect to such CBAH Class B Common Stock over a full seven-year measurement period following the Closing is not more than, subject to certain conditions, 9.5% of the total basic capitalization PubCo as of the Closing (taking into account the Equity Financing and the shares of PubCo’s Class A Common Stock issued hereunder to the holders of Company Common Stock in connection with the Closing);

WHEREAS, at the First Effective Time, all of the shares of Company Common Stock (other than any Dissenting Shares and Excluded Shares) will be converted into shares of PubCo’s Class A Common Stock;

WHEREAS, pursuant to the CBAH Organizational Documents, CBAH shall provide an opportunity (the “Offer”) to its stockholders to have their CBAH Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the CBAH Organizational Documents and the Trust Agreement in connection with the Closing;

WHEREAS, prior to the consummation of the Transactions, CBAH shall, subject to obtaining the CBAH Stockholder Approvals, adopt the Altus Power, Inc. 2021 Omnibus Incentive Plan (the “PubCo Omnibus Incentive Plan”) in the form set forth on Exhibit E and the Altus Power, Inc. 2021 Employee Stock Purchase Plan (the “PubCo Employee Stock Purchase Plan”) in the form set forth on Exhibit F;

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and (ii) the First Merger and the Second Merger, taken together, shall constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (collectively, the “Intended Tax Treatment”);

WHEREAS, the respective boards of directors or similar governing bodies of each of CBAH (acting upon the unanimous recommendation of a special transaction committee consisting solely of independent and disinterested directors of CBAH (the “CBAH Special Committee”)), First Merger Sub, Second Merger Sub and the Company have each (a) unanimously approved and declared advisable this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and (b) adopted a resolution recommending to their respective stockholders or members, if applicable, the approval and adoption of this Agreement and the Transactions;

WHEREAS, APAM Holdings, LLC and Blackstone, as equityholders of Holdings, have approved the Transactions (including the Reorganization) in accordance with the terms of the limited liability company agreement of Holdings and the Founders, as equityholders of APAM Holdings, LLC, have approved the Transactions (including the Reorganization) in accordance with the terms of the limited liability company agreement of APAM Holdings, LLC;

WHEREAS, as a condition and inducement to CBAH’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company, Holdings, the Founders (who will, upon consummation of the Reorganization and the Company Preferred Stock Redemption) constitute at least a majority of the voting power of the outstanding shares of the Company Capital Stock, voting together as a single class) and Blackstone (who owns all of the outstanding shares of Company Preferred Stock) have entered into a support agreement (the “Support Agreement”) with CBAH, pursuant to which, among other things, such Company Stockholders have agreed to vote (or cause the voting) of shares in favor of the Transactions (collectively, such approval, the “Company Requisite Approval”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, CBAH, First Merger Sub, Second Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.06(b).

“Acquired Companies” means the Company and each of its Subsidiaries, and “Acquired Company” means any of them.

“Action” means any Claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise, and for purposes hereof, the term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, for purposes of this Agreement, none of the Sponsor, CBRE and their respective Affiliates shall be considered an Affiliate of any Acquired Company (and vice versa).

“Agreement” has the meaning specified in the preamble hereto.

“Alternative Financing” has the meaning specified in Section 7.01.

“Amendment Proposal” has the meaning specified in Section 8.03(c).

“Ancillary Agreements” means the PubCo Bylaws, the PubCo Charter, the Sponsor Agreement, the Support Agreement, the Investor Rights Agreement, the Subscription Agreements, the CBRE Collaboration Agreement and all the agreements, documents, instruments and certificates entered into in connection this Agreement or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. Travel Act, 18 U.S.C. § 1952, and the U.K. Bribery Act 2010, when applicable.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act of 1914, as amended, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“APAM” has the meaning specified in the preamble hereto.

“APAM Board” means the board of managers (or similar governing body) of APAM.

“Audited Financial Statements” has the meaning specified in Section 4.07.

“Blackstone” means GSO Altus Holdings LP, a Delaware limited partnership.

“Blackstone Credit Facility” means that certain Credit Agreement, dated as of November 22, 2019, as amended by that certain Tertiary Draw Commitment Agreement, Waiver and Amendment, dated as of December 22, 2020, by and among APA Finance, LLC, as the borrower, APA Finance Holdings, LLC, as the Equity Holder (as defined therein), BISF Agent LLC, as administrative agent, U.S. Bank National Association, as collateral agent, and each other lender from time to time party thereto.

“Business Combination” has the meaning ascribed to the term “Initial Business Combination” in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 7.08.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), and applicable rules, regulations and guidance, in each case, as amended.

“CBAH” has the meaning specified in the preamble hereto.

“CBAH Affiliate Agreement” has the meaning specified in Section 5.20.

“CBAH Benefit Plans” has the meaning specified in Section 5.06.

“CBAH Board” means the board of directors of CBAH.

“CBAH Board Recommendation” has the meaning specified in Section 8.03(d).

“CBAH Class A Common Stock” means CBAH’s Class A Common Stock, par value $0.0001 per share.

“CBAH Class B Common Stock” means CBAH’s Class B Common Stock, par value $0.0001 per share.

“CBAH Common Stock” means CBAH Class A Common Stock and CBAH Class B Common Stock.

“CBAH Organizational Documents” means the Certificate of Incorporation and CBAH’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“CBAH Schedules” means the disclosure schedules of CBAH, First Merger Sub and Second Merger Sub.

“CBAH SEC Reports” has the meaning specified in Section 5.11(a).

“CBAH Special Committee” has the meaning specified in the recitals hereto.

“CBAH Stockholder” means a holder of CBAH Common Stock.

“CBAH Stockholder Approvals” has the meaning specified in Section 5.02(b).

“CBAH Unaffiliated Stockholder Approval” has the meaning specified in Section 5.02(b).

“CBAH Units” means the units of CBAH issued in connection with its initial public offering, which such units are comprised of one (1) share of CBAH Class A Common Stock and one-fourth of one Public Warrant.

“CBAH Warrant Agreement” means that certain Warrant Agreement, dated as of December 10, 2020, by and between CBAH and Continental Stock Transfer & Trust Company.

“CBAH Warrants” means, collectively, the Public Warrants and the Private Placement Warrants.

“CBAH, First Merger Sub and Second Merger Sub Representations” means the representations and warranties of each of CBAH, First Merger Sub and Second Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the CBAH Schedules. For the avoidance of doubt, the CBAH, First Merger Sub and Second Merger Sub Representations are solely made by CBAH, First Merger Sub and Second Merger Sub.

“CBRE” has the meaning specified in the recitals hereto.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of CBAH, filed with the Secretary of State of the State of Delaware on November 30, 2020, as amended and in effect on the date hereof.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.05.

“Closing Date” has the meaning specified in Section 2.05.

“Closing Share Price” means $10.00 per share.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Affiliate Agreement” has the meaning specified in Section 4.21.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.03(e).

“Company Capital Stock” means, as applicable, Company Common Stock and Company Preferred Stock.

“Company Certificate” has the meaning specified in Section 3.03(a).

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, and the Certificate of Designations thereunder, each as amended and in effect on the date hereof.

“Company Common Stock” has the meaning specified in Section 4.06(a).

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in the business of the Company, as currently conducted.

“Company Preferred Stock” has the meaning specified in Section 4.06(a).

“Company Preferred Stock Redemption” has the meaning specified in Section 2.02.

“Company Preferred Stock Redemption Price” has the meaning given to the term Redemption Price in the Company Certificate of Incorporation.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” has the meaning specified in the recitals hereto.

“Company Schedules” means the disclosure schedules of the Company.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Confidential Data” means all data for which the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders and all material amendments, written modifications and written supplements thereto (other than any Company Benefit Plans).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures (i) that is intended to protect the health and safety of employees, independent contractors or customers of the Company or its Subsidiaries, and (ii) that is either (x) consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement or consistent with prevalent practices of similarly-situated businesses in the industries or the locations in which the Company and its Subsidiaries operate (but in each case of this clause (x) only to the extent in compliance with applicable Law) or (y) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for CBAH to withhold, condition or delay consent with respect to such action or inaction (whether or not CBAH has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“DGCL” has the meaning specified in the recitals hereto.

“Dissenting Shares” has the meaning specified in Section 3.08.

“DLLCA” has the meaning specified in the recitals hereto.

“Environmental Laws” means any and all Laws relating to pollution, protection of the environment (including natural resources, including wetlands, flora and fauna) and human health and safety, or the use, treatment, storage, emission, disposal or release of or exposure to Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.19(a).

“Equity Financing” means the aggregate amount of cash actually invested in (or contributed to) CBAH by the Equity Investors pursuant to any Subscription Agreements.

“Equity Investor” means any Person that is a party as a subscriber to a Subscription Agreement.

“Equity Value” means an amount equal to $900,000,000.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” has the meaning specified in Section 3.01(c).

“Fifth Third Credit Facility” means that certain Credit Agreement, dated as of January 10, 2020, as amended by that certain First Amendment to Credit Agreement, dated as of September 16, 2020, among APA Construction Finance, LLC, as the borrower, Fifth Third Bank, National Association, as administrative agent, each other lender party thereto and each other party thereto.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“First Certificate of Merger” has the meaning specified in Section 2.03.

“First Effective Time” has the meaning specified in Section 2.03.

“First Merger” has the meaning specified in Section 2.03.

“First Merger Sub” has the meaning specified in the preamble hereto.

“First Merger Surviving Corporation” has the meaning specified in Section 2.03.

“First Merger Surviving Corporation By-Laws” means the form of by-laws set forth on Exhibit C.

“First Merger Surviving Corporation Certificate of Incorporation” means the form of certificate of incorporation set forth on Exhibit D.

“Founders” means Gregg Felton, Lars Norell and Tony Savino, each a “Founder”.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Contract” means any Contract, as amended by binding modifications or change orders, between any Acquired Company and (i) a Governmental Authority or (ii) to the Company’s knowledge, any prime contractor of a Governmental Authority.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, directive, mandate, consent, approval or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant,” “waste,” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, or that would otherwise reasonably be expected to result in liability under applicable Environmental Law, including but not limited to petroleum, petroleum by-products or derivatives, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“Holdings” has the meaning specified in the preamble.

“Holdings Board” means the board of managers (or similar governing body) of Holdings.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” has the meaning specified in Section 4.18(f).

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business, or any Taxes.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Infringe” has the meaning specified in Section 4.11(d).

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) works of authorship (whether or not published) and copyrights (registered or otherwise, including moral rights of authors), database rights, and all other intellectual property rights with respect to Software and other works of authorship, and all registrations and applications for registration thereof, and all intellectual property rights therein provided by multinational treaties or conventions (collectively, “Copyrights”); (ii) inventions and all national and multinational statutory invention registrations, patents, patent registrations, patent applications, industrial designs, industrial models, and provisional patent applications, including all reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations of any of the foregoing, and all intellectual property rights therein provided by national or multinational treaties or conventions (collectively, “Patents”); (iii) trademarks, service marks, trade names, trade dress, brands, logos, corporate names, social and mobile media identifiers, and other similar indicia of source or origin (in each case whether or not registered) and any registration, application, renewal or extension of any of the foregoing and any goodwill associated with any of the foregoing (collectively, “Trademarks”); (iv) trade secrets and proprietary information, proprietary know-how, algorithms, methods, documentation, processes, formulae, customer lists, and business or marketing plans (collectively, “Trade Secrets”); (v) Internet domain names (“Domain Names”); (vi) Software; and (vii) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (i) through (iv) above.

“Intended Tax Treatment” has the meaning specified in the recitals hereto.

“Interim Financial Statements” has the meaning specified in Section 4.07.

“Interim Period” has the meaning specified in Section 6.01.

“International Trade Laws” means all applicable laws, regulations, rules and licenses of the United States and other governments, including but not limited to, the sanctions, embargoes and restrictions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the Foreign Trade Regulations administered by the U.S. Department of Commerce’s Bureau of Census, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“Intervening Event” means a material event, change, fact or circumstance affecting or relating to the Acquired Companies that has had, or would reasonably be expected to have, a material adverse impact on the assets, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, and was not actually known or reasonably foreseeable to CBAH as of the date hereof or the consequences of which were not actually known or reasonably foreseeable to CBAH as of the date hereof, and that becomes known to CBAH after the date of this Agreement, but specifically excluding (and the following shall not specifically be taken into account in determining whether or not such an event, change or circumstance has occurred or arisen), in each case, (i) any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination between CBRE or CBAH and any company or business (other than the Company pursuant to the business combination contemplated by this Agreement), (ii) general economic conditions, changes in capital markets or any declines or improvements in financial markets (provided, for the avoidance of doubt, that any such changes that are brought about as a result of an event that otherwise constitutes an Intervening Event shall not, as a result of the foregoing, prevent such other event in and of itself constituting an Intervening Event), (iii) any event arising from, or related to epidemics, disease outbreaks or pandemics (other than, for the avoidance of doubt, arising from COVID-19) and (iv) any failure of the Acquired Companies to meet any projections, forecasts or budgets (provided, that this clause (iv) shall not prevent or otherwise affect a determination that any event, change, fact or circumstance underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, an Intervening Event (to the extent such event, change, fact or circumstance is not otherwise excluded from this definition of Intervening Event)); provided that in each of clauses (ii) and (iii) any such changes or events may be taken into account in determining if an Intervening Event occurred to the extent it has a disproportionate impact on the Acquired Companies as compared to similarly situated companies in the industry in which the Acquired Companies conduct their respective operations.

“Investor Rights Agreement” has the meaning specified in the recitals hereto.

“IP Licenses” has the meaning specified in Section 4.11.

“IT Systems” means the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced or licensed by or for the Company for use in the conduct of its business as it is currently conducted.

“JOBS Act” has the meaning specified in Section 7.11.

“Law” means any statute, law (including common law), code, treaty, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied or held for use by the Acquired Companies (including agreements granting any Acquired Company rights to the occupancy of real estate).

“Letter of Transmittal” has the meaning specified in Section 3.03(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, adverse ownership interest, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Material Adverse Effect” means any event, change, fact or circumstance that individually or in the aggregate with other events, changes, facts or circumstances, has had, or would reasonably be expected to have, a material adverse effect on (i) the assets, business, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action expressly required by this Agreement (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, explosion fire, act of God or other force majeure event (including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, including the Centers for Disease Control and Prevention, providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith), (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (h) any failure of the Acquired Companies to meet any projections, forecasts or budgets (provided, that clause (h) shall not prevent or otherwise affect a determination that any event, change, fact or circumstance underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such event, change, fact or circumstance is not otherwise excluded from this definition of Material Adverse Effect)); provided, further, that any event, change, fact or circumstance referred to in clauses (a), (b), (d), (f) and (g) may be taken into account in determining if a Material Adverse Effect occurred to the extent it has a disproportionate impact on the Acquired Companies as compared to similarly situated companies in the industry in which the Acquired Companies conduct their respective operations, or (ii) the ability of the Company, Holdings and APAM to perform their respective obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Leased Real Property” has the meaning specified in Section 4.18(b).

“Material Permits” has the meaning specified in Section 4.23.

“Mergers” has the meaning specified in Section 2.03.

“Most Recent Balance Sheet” has the meaning specified in Section 4.07.

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Named Parties” means (i) with respect to this Agreement, the Company, CBAH, First Merger Sub and Second Merger Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary

Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.

“NASDAQ” means the Nasdaq Global Select Market or the Nasdaq Global Market.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning specified in the recitals hereto.

“Outstanding CBAH Expenses” has the meaning specified in Section 3.07(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.07(a).

“Owned Company Software” means all Software owned or purported to be owned by the Acquired Companies.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Acquired Companies and includes the Owned Company Software.

“Owned Real Property” has the meaning specified in Section 4.18(a).

“Per Share Merger Consideration” means with respect to any share of Company Common Stock issued and outstanding immediately prior to the First Effective Time, a number of shares of PubCo’s Class A Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) the Closing Share Price.

“Per Share Merger Consideration Value” means (a) the Equity Value divided by (b)(i) the number of all outstanding shares, as of the date hereof, of Company Common Stock, plus (ii) the number of any additional shares of Company Common Stock issued after the date hereof and prior to the Closing.

“Permits” means any permits, franchises, exemptions, allocations, filings, waivers, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business and that relate to amounts not yet delinquent or (B) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, provided that, in all instances, such Liens are permitted pursuant to the applicable Real Estate Lease Documents, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on Real Property (including easements, covenants, rights of way and similar restrictions of record) that do not have a Material Adverse Effect on the present uses or occupancy of such Real Property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which are not violated in any material respect and do not materially interfere with the current use or occupancy of any Leased Real Property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (x) Liens described on Schedule 1.01(b) or incurred in connection with activities permitted under Section 6.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company).

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information that specifically identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, any particular individual or household and any other information defined as “personal data”, “personally identifiable information”, “PII”, “personal information” or similar terms under applicable Law.

“Privacy and Security Requirements” means, to the extent applicable to the Company: (a) any Laws relating to privacy and data security, including laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company and any Person that is applicable to the PCI DSS, privacy, data security and/or the Processing of Protected Data; and (d) all policies and procedures applicable to the Company relating to the PCI DSS, privacy, data security and/or the Processing of Protected Data.

“Private Placement Warrants” has the meaning ascribed to it in the CBAH SEC Reports as of the date of this Agreement.

“Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proposals” has the meaning specified in Section 8.03(c).

“Protected Data” means Personal Information and/or Confidential Data.

“Proxy Statement” means the proxy statement filed by CBAH as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from CBAH Stockholders to approve the Proposals (which shall also provide the CBAH Stockholders with the opportunity to redeem their shares of CBAH Class A Common Stock in conjunction with a stockholder vote on the Business Combination).

“PubCo” has the meaning specified in the preamble hereto.

“PubCo Board” means the board of directors of PubCo.

“PubCo Bylaws” has the meaning specified in the recitals hereto.

“PubCo Charter” has the meaning specified in the recitals hereto.

“PubCo Omnibus Incentive Plan” has the meaning specified in the recitals hereto.

“PubCo Omnibus Incentive Plan Proposal” has the meaning specified in Section 8.03(c).

“PubCo’s Class A Common Stock” means PubCo’s Class A Common Stock, par value $0.0001 per share.

“PubCo’s Class B Common Stock” means PubCo’s Class B Common Stock, par value $0.0001 per share.

“PubCo’s Common Stock” means PubCo’s Class A Common Stock and PubCo’s Class B Common Stock.

“Public Warrant” has the meaning ascribed to it in the CBAH SEC Reports as of the date of this Agreement.

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Redeeming Stockholder” means a CBAH Stockholder who demands that CBAH redeem its CBAH Class A Common Stock for cash in connection with the Offer and in accordance with the CBAH Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Statement” has the meaning specified in Section 8.03(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Reorganization” has the meaning specified in Section 2.01.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, actual or prospective equity and debt financing sources and consultants of such Person.

“Required Minimum Cash” has the meaning specified in Section 9.03(g).

“Restricted Party” means the following: (i) any Person on the OFAC list of Specially Designated Nationals and Blocked Persons, List of Foreign Sanctions Evaders, or Sectoral Sanctions Identifications List; (ii) any Person on the Denied Persons List, Unverified List, or the Entity List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce; (iii) any Person on the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; (iv) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i), (ii) or (iii) so as to subject the Person to sanctions; (v) any Person that is organized, ordinarily resident, or located in a Sanctioned Country; or (vi) any Person on any other list maintained by any relevant Governmental Authority restricting the export of any item to specific individuals, companies or other entities.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo administered by the United States (currently, Cuba, Iran, North Korea, Syria and the Crimea region).

“Schedules” means the CBAH Schedules and the Company Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning specified in Section 2.03.

“Second Effective Time” has the meaning specified in Section 2.03.

“Second Merger” has the meaning specified in the Section 2.03(b).

“Second Merger Sub” has the meaning specified in the preamble hereto.

“Second Merger Surviving Entity” has the meaning specified in Section 2.03(b).

“Second Merger Surviving Entity Certificate of Formation” means the form of certificate of formation set forth on Exhibit G.

“Second Merger Surviving Entity Operating Agreement” means the form of operating agreement set forth on Exhibit H.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all computer software programs and software systems, including all computer software and code (including source code, executable code, and object code), databases and compilations (including any and all data and collections of data, whether machine readable or otherwise), compilers and decompilers, development tools, menus, higher level or “proprietary” languages, templates, macros, user interfaces, report formats, firmware, data files, whether in source code, object code or human readable form, and all documentation and materials (including user manuals, other specifications, training documentation, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing) and know-how relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of CBAH Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means CBRE Acquisition Sponsor, LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the recitals hereto.

“Sponsor Subscription Agreement” has the meaning specified in the recitals hereto.

“Stock Issuance Proposal” has the meaning specified in Section 8.03(c).

“Subscription Agreement” means an agreement executed by an Equity Investor pursuant to which such Equity Investor has committed to invest cash in CBAH in order to acquire CBAH Class A Common Stock prior to or in connection with the Closing (including the Sponsor Subscription Agreement).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreement” has the meaning specified in the recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, value added, estimated, sales, use, or other tax, governmental fee or other like assessment in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating CBAH Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Transaction Litigation” has the meaning specified in Section 8.02.

“Transaction Proposal” has the meaning specified in Section 8.03(c).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Mergers, the Equity Financing and the Reorganization (it being agreed that none of CBAH, the CBAH Board, the CBAH Special Committee and the stockholders of CBAH has any responsibility hereunder for approving, adopting, implementing or effecting the Reorganization).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.08(a).

“Trust Agreement” has the meaning specified in Section 5.08(a).

“Trustee” has the meaning specified in Section 5.08(a).

“Unaffiliated Stock” has the meaning specified in Section 5.02(b).

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by CBAH.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or CBAH’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c) Any reference in this Agreement to “PubCo” shall also mean CBAH to the extent the matter relates to the pre-Closing period and any reference to “CBAH” shall also mean PubCo to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.02(c), the Second Effective Time).

(d) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(g) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(i) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (1) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (A) in the virtual “data room” set up by the Company in connection with this Agreement or (B) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (2) with respect to CBAH, filed with the SEC by CBAH on or prior to the date hereof.

1.03 Knowledge. As used herein, the phrase “to the knowledge” and any derivations thereof shall mean the actual knowledge of, in the case of the Company, each of the Founders and Dustin Weber and, in the case of CBAH, William Concannon and Cash Smith.

ARTICLE II

THE MERGER; CLOSING

2.01 Reorganization. Prior to the Closing, the Company, Holdings and APAM will effect, or cause to be effected, the reorganization set forth on Annex I hereto (the “Reorganization”). Notwithstanding anything to the contrary, the Company Common Stock distributed in connection with the Reorganization to service providers of the Company shall remain subject to the same vesting and other material terms and conditions set forth in the equity award held by the service providers with respect to which such distribution is made.

2.02 Company Preferred Stock Redemption. In connection with and contingent upon, the completion of the First Merger (defined below), each share of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time shall be redeemed in cash in full for an amount equal the Company Preferred Stock Redemption Price as of such date, and each Person who is a holder of such Company Preferred Stock shall deliver to the Company the certificates evidencing such shares of Company Preferred Stock and the Company shall cancel such certificates upon such redemption in full (such transaction, the “Company Preferred Stock Redemption”). At the Closing, PubCo shall pay, or cause the Company to pay in full, in cash by wire transfer of immediately available funds, the Company Preferred Stock Redemption Price in full in respect of each share of Company Preferred Stock to the holder thereof.

2.03 The Mergers.

(a) At the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, First Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the First Effective Time as the “First Merger Surviving Corporation”) following the First Merger and the separate corporate existence of First Merger Sub shall cease. The First Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between First Merger Sub and the Company (the “First Certificate of Merger”), such First Merger to be consummated immediately upon filing of the First Certificate of Merger or at such later time as may be agreed by CBAH and the Company in writing and specified in the First Certificate of Merger (the “First Effective Time”).

(b) At the Second Effective Time, upon the terms and subject to the conditions set forth in this Agreement, immediately following the First Effective Time, the First Merger Surviving Corporation shall be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity (which is sometimes hereinafter referred to for the periods at and after the Second Effective Time as the “Second Merger Surviving Entity”) following the Second Merger and the separate corporate existence of the First Merger Surviving Corporation shall cease. The Second Merger shall be consummated in accordance with this Agreement, the DGCL and the DLLCA and evidenced by a certificate of merger between the First Merger Surviving Corporation and Second Merger Sub (the “Second Certificate of Merger”), such Second Merger to be consummated immediately upon filing of the Second Certificate of Merger or at such later time as may be agreed by CBAH and the Company in writing and specified in the Second Certificate of Merger (the “Second Effective Time”); provided that the Second Effective Time shall be, in any case, on the same day as, and immediately following, the First Effective Time.

2.04 Effects of the Mergers.

(a) The First Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the First Merger Surviving Corporation and all of the debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the First Merger Surviving Corporation.

(b) The Second Merger shall have the effects set forth in this Agreement, the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the First Merger Surviving Corporation and Second Merger Sub shall vest in the Second Merger Surviving Entity and all of the debts, liabilities and duties of the First Merger Surviving Corporation and Second Merger Sub shall become the debts, liabilities and duties of the Second Merger Surviving Entity.

2.05 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as CBAH and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (a) the Company shall cause the First Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL and (b) the Second Merger Sub shall cause the Second Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL and Section 18-209 of the DLLCA.

2.06 Organizational Documents of CBAH and the Second Merger Surviving Entity.

(a) At the Closing and immediately prior to the First Effective Time, subject to obtaining the CBAH Stockholder Approvals, CBAH shall cause the Certificate of Incorporation and the bylaws of CBAH to be amended and restated in their entirety to be the PubCo Charter and the PubCo Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

(b) At the First Effective Time by virtue of the First Merger, the Company Certificate of Incorporation and the bylaws of the Company, as in effect immediately prior to the First Effective Time, shall be amended and restated in their entirety to read in the forms of the First Merger Surviving Corporation Certificate of Incorporation and the First Merger Surviving Corporation By-Laws, respectively, and as so amended and restated, will be the certificate of incorporation and the by-laws, respectively, of the First Merger Surviving

Corporation until thereafter supplemented or amended in accordance with their respective terms and the DGCL. At the Second Effective Time by virtue of the Second Merger, the certificate of formation and the operating agreement of the Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended and restated in their entirety to read in the forms of the Second Merger Surviving Entity Certificate of Formation and the Second Merger Surviving Entity Operating Agreement, respectively (it being agreed that the name of the Second Merger Surviving Entity shall be “Altus Power, LLC”), and, as so amended and restated, will be the certificate of formation and the operating agreement, respectively, of the Second Merger Surviving Entity until thereafter supplemented or amended in accordance with their respective terms and the DLLCA.

2.07 Directors and Officers of CBAH and the Second Merger Surviving Entity.

(a) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of the NYSE or NASDAQ (and, for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), CBAH shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of the Persons designated by the Company in writing prior to Closing (in consultation with CBAH), (including the Persons contemplated to be on the PubCo Board pursuant to the Investor Rights Agreement). On the Closing Date, CBAH shall enter into customary indemnification agreements reasonably satisfactory to the Company and CBAH with such individuals elected as members of the PubCo Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(b) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, CBAH shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the First Effective Time to be the officers of PubCo (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c) Immediately after the First Effective Time, the board of directors of the First Merger Surviving Corporation shall be the board of directors of the Company immediately prior to the First Effective Time. Immediately after the Second Effective Time, the Second Merger Surviving Entity shall be managed by PubCo as the sole member of the Second Merger Surviving Entity until a successor or replacement manager or managers is or are appointed in accordance with the Second Merger Surviving Entity Operating Agreement, as may be supplemented or amended in accordance with its terms and the DLLCA.

(d) Except as otherwise directed in writing by the Company, the Persons constituting the officers of the Company prior to the First Effective Time shall continue to be the officers of the Second Merger Surviving Entity (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

ARTICLE III

EFFECTS OF THE MERGER

3.01 Effect on Capital Stock. Subject to the provisions of this Agreement:

(a) at the First Effective Time (and, for the avoidance of doubt, immediately following the consummation of the Company Preferred Stock Redemption), by virtue of the First Merger and without any action on the part of any Company Stockholder, subject to and in consideration of the terms and conditions set forth herein (including without limitation delivery of the release contemplated by Section 3.03(a)(ii)), each share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time (other than any Dissenting Shares and Excluded Shares), shall be converted into the right to receive the applicable Per Share Merger Consideration payable to the holder thereof in accordance with the procedures set forth in Section 3.03;

(b) at the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the First Merger Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the First Merger Surviving Corporation as of immediately following the First Effective Time, and from and after the First Effective Time, all certificates representing the common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the First Merger Surviving Corporation into which they were converted in accordance with the immediately preceding sentence;

(c) at the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the First Effective Time (the “Excluded Shares”) shall be cancelled and no payment or distribution shall be made with respect thereto; and

(d) at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof: (i) each share of common stock of the First Merger Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (ii) the limited liability company interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Second Merger Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Second Merger Surviving Entity. From and after the Second Effective Time, the limited liability company interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

(e) Notwithstanding anything herein to the contrary, the Per Share Merger Consideration delivered to service providers whose Company Common Stock (or any predecessor equity security) was granted in connection with the performance of services shall remain subject to the vesting and other material terms and conditions of the award with respect to which the Company Common Stock (or predecessor equity security) was granted, with such changes as the Company may determine that are not materially inconsistent with the terms of the relevant award agreement and taking into account the transactions contemplated by this Agreement.

3.02 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, shares of Company Preferred Stock or shares of CBAH Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of Section 5.15(a) of this Agreement by CBAH with respect to the number of its issued and outstanding shares of CBAH Common Stock (or any other issued and outstanding equity security interests in CBAH) or rights to acquire CBAH Common Stock (or any other equity security interests in CBAH), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock or shares of CBAH Common Stock (or any other equity security interests in CBAH), as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of shares of Company Preferred Stock or the holders of CBAH Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.02 shall not be construed to permit CBAH, the Company, First Merger Sub or Second Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03 Delivery of Per Share Merger Consideration.

(a) Promptly after the Registration Statement is declared effective under the Securities Act, CBAH shall cause to be mailed to each holder of record of Company Common Stock at the address provided to CBAH by the Company, a letter of transmittal (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) have a customary release of all Claims against PubCo and the Company arising out of or related to such holder’s ownership of shares of Company Common Stock and (iii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon delivery of the shares of Company Common Stock, to CBAH (including all certificates representing shares of Company Common Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such shares of Company Common Stock are certificated), together with instructions thereto.

(b) Upon the receipt of a Letter of Transmittal (accompanied with all Company Certificates representing shares of Company Common Stock, to the extent such shares of Company Common Stock are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by CBAH, the holder of such shares of Company Common Stock (other than any Dissenting Shares and Excluded Shares), shall be entitled to receive in exchange therefor, and conditioned upon the occurrence of the Closing, the Per Share Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.01(a) and subject to Section 3.01(e), to the extent applicable.

Until surrendered as contemplated by this Section 3.03(b) together with the delivery of a duly, completely and validly executed Letter of Transmittal, each share of Company Common Stock shall be deemed at any time from and after the First Effective Time to represent only the right to receive upon such surrender the consideration described in Section 3.01(a) which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to this Section 3.03(b).

3.04 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the delivery of a duly, completely and validly executed Letter of Transmittal with respect to the shares formerly represented by such Company Certificate, the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by CBAH, the provision by such Person of a customary indemnity against any claim that may be made against CBAH with respect to such Company Certificate, CBAH shall issue or pay in exchange for such lost, stolen or destroyed Company Certificate the consideration issuable or payable in respect thereof as determined in accordance with this Article III.

3.05 Withholding. Each of CBAH, First Merger Sub, Second Merger Sub, the Company, the First Merger Surviving Corporation, the Second Merger Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 3.05 other than with respect to compensatory payments made to any current or former employees pursuant to this Agreement, CBAH shall use commercially reasonably efforts to give the Company at least five (5) days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.05. To the extent that CBAH, First Merger Sub, Second Merger Sub, the Company, the First Merger Surviving Corporation, the Second Merger Surviving Entity or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

3.06 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of PubCo’s Common Stock or certificates or scripts representing such fractional shares shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01(a), and any such fractional shares or interests therein shall not entitle the owner thereof to vote or to any other rights of a holder of PubCo’s Common Stock. In lieu of the issuance of any such fractional share, PubCo shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the fraction equal to the amount of the fractional share of PubCo’s Common Stock to which such holder otherwise would have been entitled but for this Section 3.06 multiplied by (ii) an amount equal to the VWAP of shares of CBAH Class A Common Stock for the twenty (20) trading days prior to the date that is three (3) Business Days prior to the Closing.

3.07 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to CBAH a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or the Company Stockholders in connection with the conduct of the Company’s sale process (including the evaluation and negotiation of business combinations with other third parties) and the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company or the Company Stockholders incurred in connection with the Transactions; and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date, following the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, CBAH shall provide to the Company a written report setting forth a list of all unpaid fees and disbursements of CBAH, First Merger Sub, Second Merger Sub or the Sponsor for outside counsel and fees and expenses of CBAH, First Merger Sub, Second Merger Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of CBAH, First Merger Sub, Second Merger Sub or the Sponsor in connection with CBAH’s initial public offering (including any deferred underwriter fees) or the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding CBAH Expenses”). On the Closing Date, following the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding CBAH Expenses.

3.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the First Effective Time and owned by a holder who is entitled to demand, has not voted in favor of the Mergers or consented thereto in writing, and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares” until such time as such holder of Company Common Stock effectively withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares of Company Common Stock shall cease to be Dissenting Shares) shall not be converted into or represent the right to receive the Per Share Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the First Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into the right to receive the Per Share Merger Consideration upon the terms and conditions set forth in this Agreement. The Company shall give CBAH prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and CBAH shall have the right to participate in and, following the First Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the First Effective Time, the Company shall not, except with the prior written consent of CBAH, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to CBAH, First Merger Sub and Second Merger Sub as follows:

4.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate its assets and properties now owned, operated or leased by it and to conduct its business as it is now being conducted. The Company Certificate of Incorporation and bylaws of the Company previously made available by the Company to CBAH are true, correct and complete and are in effect as of the date of this Agreement. The Company is not in breach or violation of the Company Certificate of Incorporation or its bylaws in any material respect.

(b) The Company is duly licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, as applicable, except where the failure to be so licensed or qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02 Subsidiaries, Holdings and APAM.

(a) Schedule 4.02(a) sets forth a complete and accurate list of the name and jurisdiction of organization of each of the Company’s Subsidiaries and the authorized, issued and outstanding equity interests and record and beneficial ownership of each Subsidiary of the Company. Other than as set forth on Schedule 4.02(a), the Company does not have any Subsidiaries. Each Subsidiary of the Company has been duly incorporated or organized, is validly existing and in good standing under the Laws of its State of incorporation or organization and has all requisite corporate or other entity power and authority to own, lease or operate its respective assets and properties now owned, operated or leased by it and to conduct its business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. The organizational documents of each Subsidiary of the Company, except such Subsidiaries in red in Schedule 4.02(a) (the “Material Subsidiaries”), have previously been made available by the Company to CBAH and are true, correct and complete and are in effect as of the date of this Agreement. None of the Company’s Subsidiaries is in breach or violation of its organizational documents in any material respect.

(b) Each Subsidiary of the Company is duly licensed or duly qualified and in good standing as a foreign corporation or other entity as applicable in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) All of the outstanding equity interests of each Subsidiary of the Company (i) have been duly authorized, validly issued and are, if applicable, fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Law and all requirements set forth in the organizational documents of such Subsidiary, (iii) are not subject to and were not issued in breach or violation of any Contract or any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the organizational documents of any such Subsidiary or any Contract to which any such Subsidiary is a party or otherwise bound and (iv) directly owned of record by the Company or another Subsidiary of the Company, free and clear of any Liens. Other than as set forth on Schedule 4.02, no Subsidiary of the Company holds any securities of any Person. There are no other equity interests of any Subsidiary of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which the Company or any Subsidiary of the Company is a party or is bound requiring the issuance, delivery or sale of equity securities of any Subsidiary of the Company.

(d) No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or that are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Subsidiary of the Company on any matter. Except as set forth on Schedule 4.02(d), there are no Contracts to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound to (x) repurchase, redeem or otherwise acquire any equity interests of any Subsidiary of the Company or any other Person or (y) vote or dispose of any equity interests of, or voting interest in, any Subsidiary of the Company or any other Person. There are no irrevocable proxies and no voting agreements with respect to any equity interests of, or voting interest in, any Subsidiary of the Company.

(e) Each of Holdings and APAM is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each of Holdings and APAM has the requisite applicable power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. The limited liability company agreement and the certificate of formation of each of Holdings and APAM previously made available by the Company to CBAH are true, correct and complete and are in effect as of the date of this Agreement.

4.03 Due Authorization.

(a) Each of the Company, Holdings and APAM has all requisite corporate or company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and subject to the approvals described in Section 4.05 and the adoption of this Agreement and approval of the Mergers by holders of Company Capital Stock who can give the Company Requisite Approval, to perform all of its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the Transactions have been duly and validly authorized and approved by the Company Board, the Holdings Board, the APAM Board and upon receipt of the Company Requisite Approval, no other corporate or company proceeding on the part of the Company, Holdings or APAM is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s, Holdings’ or APAM’s performance hereunder or thereunder. This Agreement has been, and on or prior to the Closing and upon execution by the Company, Holdings or APAM, as applicable, each such Ancillary Agreement will be, duly and validly executed and delivered by the Company, Holdings or APAM, as applicable, and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, Holdings or APAM, as applicable, enforceable against the Company, Holdings or APAM, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, each of the Company Board, the Holdings Board and the APAM Board has duly adopted resolutions unanimously (i) determining that this Agreement, the Ancillary Agreements and the Transactions are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders or Holdings and Holdings’ members or APAM and APAM’s members, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company, Holdings or APAM , as applicable, of this Agreement, the Ancillary Agreements and the Transactions. No other corporate or company action, other than the Company Requisite Approval, is required on the part of the Company, Holdings or APAM, as applicable, or any of the holders of any class or series of capital stock of the Company or any of the holders of any limited liability company interests of Holdings or APAM to enter into this Agreement and the Ancillary Agreement or to approve the Transactions.

4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, on Schedule 4.05 or Schedule 4.04, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company, Holdings or APAM is a party and the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of incorporation (including the Company Certificate of Incorporation), bylaws or other organizational documents of any Acquired Company, Holdings or APAM, (b) conflict with or result in any violation or breach of or default under any provision of any Law, Permit, Privacy and Security Requirement, or Governmental Order applicable to any Acquired Company, Holdings or APAM, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract or any Real Estate Lease Document to which any Acquired Company, Holdings or APAM is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of any Acquired Company, Holdings or APAM, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.04, the execution, delivery and performance by the Company, Holdings or APAM of this Agreement and each Ancillary Agreement to this Agreement to which it is a party and the Transactions do not and will not provide the basis for disqualification, cancellation, or similar negative consequences with respect to any Government Contract, including, without limitation, Contracts related to loans, funding or grants. In no event will the conversion of Company Capital Stock into the right to receive the applicable Per Share Merger Consideration or the distribution of the Per Share Merger Consideration as set forth herein be superseded by any other Contract.

4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of CBAH contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required by or on the part of the Company, Holdings or APAM with respect to the execution, delivery or performance of this Agreement by the Company, Holdings and APAM or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DLLCA, (c) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company, Holdings or APAM to consummate the Transactions, and (d) as otherwise disclosed on Schedule 4.05.

4.06 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company is 1,010,000 shares of capital stock consisting of: (i) 10,000 shares of Common Stock, par value $1.00 per share (the “Company Common Stock”) and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share, of which 310,000 shares are designated as Series A Redeemable Preferred Stock (the “Company Preferred Stock”). As of the date hereof, there are: (A) 1,029 shares of Company Common Stock issued and outstanding and (B) 208,000 shares of Company Preferred Stock issued and outstanding.

(b) All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have been offered, sold and issued in material compliance with applicable Law, including applicable Securities Law and all requirements set forth in the organizational documents of the Company, (iii) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the organizational documents of the Company or any Contract to which the Company is a party or otherwise bound, and (iv) except as set forth on Schedule 4.06(b), are fully vested; provided, however, that any shares of Company Common Stock issued pursuant to this Agreement in exchange for converted Holdings equity interests or APAM equity interests that are subject to vesting as of the effective date of the Reorganization shall remain subject to vesting on substantially similar terms as the applicable Holdings or APAM equity interests exchanged therefor. Set forth on Schedule 4.06(b) is a true, correct and complete list of each holder of shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company and the number of shares of Company Common Stock, Company Preferred Stock or other equity interests held by each such holder as of the date hereof. Except as set forth in this Section 4.05 or on Schedule 4.06(b), as of the date hereof there are no other shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(c) All of the issued and outstanding equity interests of Holdings and APAM (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have been offered, sold and issued in material compliance with applicable Law, including applicable Securities Law and all requirements set forth in the organizational documents of Holdings or APAM, as applicable, (iii) are not subject to and were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the organizational documents of Holdings or APAM, as applicable, or any Contract to which Holdings or APAM, as applicable, is a party or otherwise bound, and (iv) except as set forth on Schedule 4.06(c), are fully vested or will become fully vested by reason of the Transactions. Set forth on Schedule 4.06(c) is a true, correct and complete list of each holder of equity interests of Holdings and APAM and the number of such equity interests held by each such holder as of the date hereof. Except as set forth in this Section 4.06 or on Schedule 4.06(c), as of the date hereof there are no other equity interests of Holdings or APAM authorized, reserved, issued or outstanding.

(d) Except as set forth on Schedule 4.06(d), as of the date hereof, there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, Holdings or APAM, or any other Contracts to which the Company, Holdings or APAM is a party or by which the Company, Holdings or APAM is bound obligating the Company, Holdings or APAM to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, Holdings or APAM and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, Holdings or APAM. As of the date hereof, except as set forth on Schedule 4.06(c), there are no outstanding contractual obligations of the Company, Holdings or APAM to repurchase, redeem or otherwise acquire any securities or equity interests of the Company, Holdings or APAM. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company, Holdings or APAM having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s, Holdings’ or APAM’s equityholders may vote. Except as set forth on Schedule 4.06(c), as of the date hereof, neither the Company, Holdings nor APAM is party to any shareholders’ agreement, voting agreement or registration rights agreement relating to its equity interests.

(e) No event has occurred that has or could have caused an adjustment to the Redemption Price (as defined in the Company Certificate of Incorporation) of the Company Preferred Stock.

4.07 Financial Statements. Attached as Schedule 4.07 are true, correct and complete copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2019, December 31, 2020 and March 31, 2021, and the related unaudited consolidated statements of operations, changes in members’ equity and cash flows for the period then ended (such interim balance sheet of the Company and its Subsidiaries, the “Most Recent Balance Sheet” and, together with referenced financial statements, the “Financial Statements”). The Financial Statements (i) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated in such Financial Statements, (ii) were prepared in conformity with GAAP (except, in the case of the Financial Statements as of and for the fiscal quarter ended on the date of the Most Recent Balance Sheet, for the absence of footnotes and other presentation items and normal year-end adjustments) and (iii) were derived from the books and records of the Company and its consolidated Subsidiaries.

4.08 Undisclosed Liabilities. Except as set forth on Schedule 4.08, there is no liability, debt or obligation of the Acquired Companies, Holdings or APAM (whether absolute, accrued, contingent or otherwise) whether or not required to be set forth or reserved for on a consolidated balance sheet of the Acquired Companies (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen in the ordinary course of business since the date of the Most Recent Balance Sheet included in the Financial Statements, (c) disclosed in the Company Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 4.08, the Company does not have any Indebtedness for borrowed money.

4.09 Litigation and Proceedings. Except as set forth on Schedule 4.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations against any Acquired Company, Holdings or APAM or otherwise affecting any Acquired Company, Holdings or APAM or its respective assets, including any condemnation or similar proceedings, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Holdings, APAM, the Company, its Subsidiaries nor any property, asset or business of Holdings, APAM, the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquired Company, Holdings or APAM which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10 Compliance with Laws.

(a) Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.19) and compliance with Tax Laws (which are the subject of Section 4.15), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Acquired Company is, and since December 31, 2018, has been, in compliance with all applicable Laws and Privacy and Security Requirements.

(b) Except where the failure to have or to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, immediately following the Closing, the Acquired Companies will have all Permits required to conduct the business of the Acquired Companies in the same manner as such operations and services are conducted as of the date of this Agreement and as of immediately prior to the Closing. Except as set forth on Schedule 4.10(b), no Acquired Company has received any written notice from any Governmental Authority of a material violation of any applicable Law or Privacy and Security Requirements by any Acquired Company at any time since December 31, 2018. None of the Acquired Companies is a party to or bound by any Governmental Order. To the Company’s knowledge, none of the Acquired Companies is under investigation with respect to the violation of any Laws, and there are no facts or circumstances which could reasonably form the basis for any such violation.

(c) Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by any Acquired Company or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of any Acquired Company, in each case, acting on behalf of such Acquired Company, in violation of any applicable Anti-Corruption Law, (ii) no Acquired Company has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, nor, to the knowledge of the Company, has any investigation been threatened or pending, (iii) no Acquired Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, (iv) no Acquired Company has received any written notice, inquiry or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law, nor has any such notice, inquiry or citation been threatened or is pending and (v) the Acquired Companies have instituted and maintained policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and International Trade Laws. No officer, director, manager or, to the knowledge of the Company, employee, agent or member of any Acquired Company is a foreign official within the meaning of the FCPA.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth a list of all registered and applied for Patents, Trademarks, Copyrights, and Domain Names owned or purported to be owned, solely or jointly, by the Acquired Companies (collectively, the “Registered Intellectual Property”), setting forth as to each such item, if applicable: (i) the record and, if different, the legal and beneficial owner of such item (and if any other Person has an ownership interest in such item, the nature of such ownership interest), (ii) the applicable application, registration or serial number, and the date and status of such registration or filing, (iii) the date of application, registration or issuance of such item, and (iv) the jurisdiction in which such item is registered, issued or pending.

(b) Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as specifically identified on Schedule 4.11(a) with respect to Registered Intellectual Property jointly owned with another Person, an Acquired Company is the sole and exclusive legal and beneficial owner of all right, title and interest to and in the Owned Intellectual Property, free and clear of all Liens other than Permitted Liens. Without limiting the generality of the foregoing, except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect:

(i) to the knowledge of the Company, no current or former stockholder, officer, director or employee of any of the Acquired Companies has any claim, right (whether or not currently exercisable) or interest in or to any Owned Intellectual Property;

(ii) the Acquired Companies have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect all material Trade Secrets and other material proprietary information or Protected Data of the Acquired Companies or of any Person to which the Acquired Companies have a written confidentiality obligation;

(iii) to the knowledge of the Company, the Company Intellectual Property constitutes all of the Intellectual Property that is necessary to and sufficient for the conduct of the business of the Acquired Companies as now conducted; and

(iv) all Registered Intellectual Property is subsisting, unexpired and, to the knowledge of the Company, valid and enforceable.

(c) Schedule 4.11(c) contains a true and accurate list of all material active written Contracts pursuant to which any of the Acquired Companies (i) licenses or is granted rights in or to use from a third party Intellectual Property that is material to the business of the Acquired Companies (excluding (A) licenses for commercially available Software in object code form (e.g., “click wrap”, “off-the-shelf” or “shrink wrap”, and open source software licenses) that do not involve expenses of the Acquired Companies of more than $250,000 and (B) any other license to Intellectual Property that are generally commercially available to the public) or (ii) licenses or grants to a third party any rights in or to use Owned Intellectual Property (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the ordinary course of business) (clauses (i) and (ii), collectively, the “IP Licenses”). To the knowledge of the Company, there is no material outstanding or threatened dispute or disagreement with respect to any IP License.

(d) The operation of the business of the Acquired Companies does not infringe, misappropriate or otherwise violate (“Infringe”) the Intellectual Property of any Person in any material respect and, to the knowledge of the Company, no Person is Infringing the Owned Intellectual Property in any material respect.

(e) Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) no source code for any Owned Company Software has been delivered, licensed or made available to any escrow agent or other Person (other than employees or service providers working on behalf of the Acquired Companies who are, as of the date of this Agreement, under an obligation to keep such source code confidential), (ii) no Acquired Company is party to any Contracts that impose a duty or obligation to deliver, license or make available the source code for any Owned Company Software to any escrow agent or Person (other than the above employees or service providers) and (iii) no Software licensed, conveyed, distributed or made available by the Acquired Companies to other Persons contains, is based on or otherwise interacts with any “open source” or similar software in any manner that would require any of the Acquired Companies to license or make any proprietary source code available to other Persons in such circumstances.

(f) Except where the failure to be, or to have been, in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in connection with its Processing of any information or Protected Data, the Acquired Companies are and have been, in compliance with all Privacy and Security Requirements and, to the Company’s knowledge, the Acquired Companies are and have been in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft and breach of security notification obligations. The Acquired Companies have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all IT Systems used by and on behalf of the Acquired Companies and all information and Protected Data Processed by them or on their behalf. Except as set forth on Schedule 4.11(f), the Acquired

Companies have not experienced any security incident that has compromised the integrity or availability of the Acquired Companies’ IT Systems.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current needs of the business of the Acquired Companies, (ii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security, or failures of the IT Systems during the two-year period preceding the date hereof, (iii) the Acquired Companies have in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, and (iv) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems since December 31, 2018 that, pursuant to any legal requirement, would require the Acquired Companies to notify customers or employees of such breach or intrusion.

4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true and complete listing of all Contracts (other than purchase orders) described in clauses (i) through (xvi) below to which, as of the date of this Agreement, any Acquired Company is a party or by which its assets are bound (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts (including all material modifications, amendments and supplements thereto) have been delivered to or made available to CBAH or its agents or representatives.

(i) each employee collective bargaining Contract;

(ii) any IP License;

(iii) any Contract which restricts in any material respect or contains any material limitations on the ability of any Acquired Company to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(iv) any Contract under which any Acquired Company has created, incurred, assumed or guaranteed any other Person’s Indebtedness (other than a guarantee of the Indebtedness of any Subsidiary of the Company), has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $5,000,000;

(v) any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by any Acquired Company since December 31, 2018, involving consideration in excess of $12,500,000 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations of any Acquired Company ongoing;

(vi) any Contract with outstanding obligations for the sale, purchase or dispositions of any property, assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $7,500,000 in any calendar year, in each case, other than any sale, purchase or disposition in the ordinary course of business;

(vii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12(a) and expected to result in revenue or require expenditures in excess of $7,500,000 in the calendar year ending December 31, 2021;

(viii) any joint venture Contract, partnership agreement limited liability company agreement or similar Contract with any Person (other than the Company and its Subsidiaries);

(ix) any Contract with any supplier, vendor or subcontractor for components and/or to provide services for integration or other manufacturing to which the Acquired Companies had aggregate payment obligations in excess of $5,000,000 during the (12) month period ended December 31, 2020;

(x) the top fifteen (15) power purchase agreements or net metering credit agreements that provide for the purchase or sale of power or electrical energy based on gross revenue during calendar year 2020;

(xi) the Contract(s) that provides for the operation and/or maintenance of energy generating projects, with a total spend over $1,000,000, during the last twelve (12) months;”;

(xii) any construction Contract that provides for any spend in excess of $5,000,000 after the date hereof;

(xiii) any Company Affiliate Agreement;

(xiv) any Contract that (A) grants to any Person any preferred pricing, “most favored nation” or similar rights or (B) grant exclusivity to any Person in respect of any geographic location, any customer, or any product or service;

(xv) any Government Contract pursuant to which the Acquired Companies generated gross revenue during the twelve (12) month period ended December 31, 2020 in excess of $5,000,000;

(xvi) any commitment to enter into any Contract of the type described in clauses (i) through (xiii) of this Section 4.12(a).

(b) Except for any Material Contract that has been terminated in accordance with the terms of this Agreement or terminates upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the applicable Acquired Company and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the applicable Acquired Company to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) neither the applicable Acquired Company nor, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract; (iii) since December 31, 2019, no Acquired Company has received any written or, to the knowledge of the Company, oral Claim or notice of material breach of or material default under any Material Contract; (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the applicable Acquired Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since December 31, 2019, through the date hereof, no Acquired Company has received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

(c) No Acquired Company is a party to or otherwise bound by any confidentiality agreement or similar agreement with any other Person, and has not provided any material confidential information to any other Person, in each case, in connection with such Person’s consideration of acquiring the Company other than CBAH or an Affiliate of CBAH.

4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee

Retirement Income Security Act of 1974 (“ERISA”), any employment or individual consulting or independent contractor Contract, and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability or material fringe benefit plan, program, policy or Contract, and each other employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by any Acquired Company or pursuant to which any Acquired Company has or may have any material liabilities.

(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to CBAH correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report), (iv) the two most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) if applicable, nondiscrimination testing results for the two years prior to the date hereof.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e) Neither the Acquired Companies nor any of their ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined benefit pension plan, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. At any point during the six (6) year period prior to the date hereof, the Company has not had any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. No Company Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f) With respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened, that would reasonably be expected to give rise to material liability to the Acquired Companies.

(g) There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan, in either case, that would reasonably be expected to give rise to material liabilities to the Acquired Companies. There is no proceeding

(other than routine Claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Company Benefit Plan or against the assets of any Company Benefit Plan that would reasonably be expected to give rise to material liabilities to the Acquired Companies.

(h) Except as set forth on Schedule 4.13(h) or as otherwise expressly contemplated by this Agreement, the consummation of the Transactions, alone or together with any other event, will not (i) result in any payment or benefit becoming due or payable to any current or former employee, director, individual independent contractor or consultant of any Acquired Company, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Person, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by such Acquired Company to any such Person or (v) limit the ability of the Acquired Companies to terminate any Company Benefit Plan.

(i) Except as set forth on Schedule 4.13(i), no amount or benefit that could be, or has been, received by any current or former employee, officer or director of the Acquired Companies who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Acquired Company has agreed to pay, gross up or otherwise indemnify any employee, director or contractor for any tax imposed under Section 4999 of the Code, Section 409A of the Code or otherwise.

4.14 Labor Matters.

(a) (i) No Acquired Company is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by any Acquired Company, (ii) no labor union or organization, works council or group of employees of any Acquired Company has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Acquired Company (i) is, and since January 1, 2018, has been, in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since January 1, 2018, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the applicable Acquired Company.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Acquired Company is delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of any Acquired Company at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement,

nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation with or to: (i) the applicable Acquired Company or (ii) a former employer of any such employee relating (A) to the right of any such employee to be employed by the applicable Acquired Company or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e) To the knowledge of the Company, all employees of each Acquired Company are legally permitted to be employed by the applicable Acquired Company in the jurisdiction in which such employees are employed in their current job capacities.

(f) No Acquired Company has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

4.15 Taxes. With respect to the following representations and warranties set forth in this Section 4.15, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) All Tax Returns required by Law to be filed by the Acquired Companies have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b) All amounts of Taxes shown due on any Tax Returns of the Acquired Companies and all other amounts of Taxes owed by the Acquired Companies have been timely paid.

(c) Each Acquired Company has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) No Acquired Company is currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. No Acquired Company has received any written notice from a taxing authority of a proposed deficiency of an amount of Taxes, other than any such deficiencies that have since been resolved. No written Claim has been made by any Governmental Authority in a jurisdiction where any Acquired Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which Claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any Claim for, or the period for the collection or assessment or reassessment of, Taxes of any Acquired Company (other than in connection with extensions of time to file Tax Return obtained in the ordinary course of business), and no written request for any such waiver or extension is currently pending.

(e) No Acquired Company or any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two (2) years.

(f) No Acquired Company has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) There are no Liens with respect to Taxes on any of the assets of any Acquired Company, other than Permitted Liens.

(h) No Acquired Company has any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(i) No Acquired Company is a party to or bound by, nor does any Acquired Company have any obligation to, any Governmental Authority or other Person (other than any other Acquired Company) under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(l) Other than the representations and warranties set forth in Section 4.13, this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

4.16 Brokers’ Fees. Except as described on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any of the Acquired Companies or any of their respective Affiliates for which any Acquired Company has any obligation.

4.17 Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, any Acquired Company as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to CBAH. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) no Acquired Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18 Real Property; Assets.

(a) Except as set forth on Schedule 4.18(a), the Acquired Companies do not own any real property. The Acquired Companies have good, valid and indefeasible fee title to the owned real property listed on Schedule 4.18(a) (together with all buildings, improvements and fixtures located thereon and all appurtenances thereto, the “Owned Real Property”) free and clear of Liens, other than Permitted Liens, and no Acquired Company is a party to any agreement or option to purchase or sell any real property or material interest therein.

(b) Schedule 4.18(b) contains a true, correct and complete list of Leased Real Property associated with solar arrays with installed capacity of at least three thousand (3,000) kW of electricity (the “Material Leased Real

Property”). The Company has made available to CBAH true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Material Leased Real Property (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to such Material Leased Real Property. The Real Property constitutes all of the real property interests owned or leased by the Acquired Companies and used in the conduct of the business and operations of the Acquired Companies as now conducted.

(c) Except as set forth on Schedule 4.18(c), each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Acquired Companies and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to CBAH and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and upon the consummation of the transactions contemplated by this Agreement, will entitle CBAH or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Material Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) No material default or breach by (i) the Acquired Companies or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. No Acquired Company has received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. No event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by any Acquired Company or by the other parties thereto. No Acquired Company has assigned, transferred, conveyed, subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. No Acquired Company has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The applicable Acquired Company has a good and valid leasehold title and interest to each parcel of Leased Real Property subject only to Permitted Liens. The transactions contemplated hereby do not require the consent of any other party to any Real Estate Lease Documents and will not result in a breach of or default under any Real Estate Lease Document.

(e) No Acquired Company has received any written notice that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property. No Acquired Company has received any written notice, and to the Company’s knowledge, there has been no action or change in condition that materially affects the ability of the Acquired Companies to continue to use and possess the Leased Real Property for the conduct of the business of the Acquired Companies in the ordinary course of business. There are no pending or, to the knowledge of the Company, any threatened condemnation, eminent domain or administrative actions affecting any Real Property or any portion thereof, except as would not reasonably be expected to have a Material Adverse Effect.

(f) All material buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair and the systems located therein are in good working order and condition. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would reasonably be expected to have a Material Adverse Effect. All facilities located on or compromising the Real Property have received all Permits required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Laws and the Real Estate Lease Documents.

4.19 Environmental Matters.

(a) The Acquired Companies are and, during the last five (5) years, have been in material compliance with all applicable Environmental Laws and all Material Permits issued or required under applicable Environmental Laws (collectively, the “Environmental Permits”);

(b) There has been no release of any Hazardous Materials at, in, on or under any Real Property or in connection with the Acquired Companies’ operations off-site of the Real Property or, at, in, on or under any formerly owned, leased or operated real property during the time that the Acquired Companies owned, leased or operated such property;

(c) No Acquired Company is subject to nor has any Acquired Company received any Governmental Order relating to any non-compliance with Environmental Laws or Environmental Permits by the Acquired Companies or the release, investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) No Action is pending or, to the knowledge of the Company, threatened and no investigation is pending or, to the knowledge of the Company, threatened with respect to the Acquired Companies’ compliance with or liability under Environmental Law or related to a release of Hazardous Materials;

(e) The Company has made available to CBAH all material environmental reports, audits, correspondence or other documents relating to the Real Property or any formerly owned or operated real property or any other location for which any Acquired Company may be liable in its possession, custody or control.

4.20 Absence of Changes.

(a) Since December 31, 2020 through the date hereof, there has not been any change, development, condition, occurrence, event or effect relating to any Acquired Company that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) Except (i) as set forth on Schedule 4.20(b) and (ii) in connection with the Transactions, from December 31, 2020, through and including the date of this Agreement, each Acquired Company (1) has, in all material respects, conducted its business and operated its properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (2) has not taken any action that would have required the consent of CBAH pursuant to Section 6.01 if such action had been taken after the date hereof.

4.21 Affiliate Agreements. Except (x) this Agreement and the Ancillary Agreements, (y) as set forth on Schedule 4.21 and (z) in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company, no Acquired Company is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of such Acquired Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.22 Internal Controls. The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2018, the Acquired Companies have not identified and have not been advised by the Company’s auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Company Group’s internal controls over financial reporting.

4.23 Permits. Each Acquired Company has timely obtained and holds all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Material Permit, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit has been duly and validly obtained by the applicable Acquired Company and is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by any Acquired Company, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each Acquired Company is in compliance with all Material Permits applicable to such Acquired Company.

4.24 Registration Statement. None of the information relating to the Acquired Companies or Holdings supplied by the Company or Holdings, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of (i) the time the Registration Statement becomes effective under the Securities Act, (ii) the date of mailing of the Proxy Statement to stockholders of CBAH or (iii) the time of the Special Meeting (including any adjournment thereof), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company or Holdings with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company or Holdings for use therein.

4.25 Operation of the Business during COVID-19. None of the Acquired Companies’ actions and inactions prior to the date of this Agreement in response to COVID-19: (i) has resulted in the Acquired Companies experiencing any material business interruption or material losses; or (ii) if taken following the date of this Agreement would constitute a Material Adverse Effect or a material breach of the covenants set forth in Section 6.01.

4.26 Anti-Corruption.

(a) Each Acquired Company and, to the knowledge of the Company, each officer, director, manager, employee, agent or representative of any of the Acquired Companies, in each case, acting on behalf of any of the Acquired Companies, is, and has been for the past five (5) years, in compliance with all applicable International Trade Laws and Anti-Corruption Laws.

(b) No Acquired Company is a Restricted Party and no agency of the United States Government has denied, suspended, or otherwise abridged any Acquired Company’s export or import privileges. No Acquired Company has been subject to any economic sanctions imposed by the United States, including, but not limited to, those enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State. No Acquired Company contracts with, does business with, retains or employs any Restricted Parties or any Person from, located, organized, or ordinarily resident in a Sanctioned Country in violation of International Trade Laws.

(c) During the past five (5) years, no Acquired Company has (i) been subjected to any investigation by a Governmental Authority for any past or present violation of any applicable International Trade Laws or Anti-Corruption Laws, (ii) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws or Anti-Corruption Laws or (iii) received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

4.27 Support Agreement. The Company has delivered to CBAH a true, correct and complete copy of the Support Agreement. The Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and, to the knowledge of the Company, no withdrawal, termination, amendment or modification is contemplated. The Support Agreement is a legal, valid and binding obligation of the Company Stockholders’ party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law in any material respect. No event has occurred that, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of any Company Stockholder under any term or condition of the Support Agreement. The parties to the Support Agreement will hold (following the Restructuring) a number of shares of common stock of the Company sufficient to provide the Company Requisite Approval.

4.28 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Acquired Companies or the Acquired Companies’ assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Acquired Companies’ assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and CBAH, First Merger Sub, Second Merger Sub and each of their respective Affiliates shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to CBAH or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to CBAH, First Merger Sub, Second Merger Sub or their respective Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF CBAH, FIRST MERGER SUB AND SECOND MERGER SUB

Except as set forth in the (a) CBAH Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or (b) CBAH SEC Reports filed or furnished by CBAH on or prior to the date hereof (excluding (x) any disclosures in such CBAH SEC Reports under the headings “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or “Qualitative and Quantitative Disclosures about Market Risk” and other disclosures that are predictive, cautionary, or forward looking in nature and (y) any exhibits or other documents appended thereto), each of CBAH, First Merger Sub and Second Merger Sub represents and warrants to the Company as follows:

5.01 Organization.

(a) CBAH is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of CBAH previously delivered by CBAH to the Company are true, correct and complete and are in effect as of the date of this Agreement. CBAH is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. CBAH is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. Other than First Merger Sub and Second Merger Sub, CBAH has no other Subsidiaries or any equity or other interests in any other Person.

5.02 Due Authorization.

(a) Each of CBAH, First Merger Sub and Second Merger Sub has all requisite corporate or company power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 5.07) (in the case of CBAH), upon receipt of the CBAH Stockholder Approvals and effectiveness of the PubCo Charter, to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Ancillary Agreements by each of CBAH, First Merger Sub and Second Merger Sub and the consummation of the Transactions have been duly, validly and unanimously authorized by all requisite action and (i) in the case of CBAH, except for the CBAH Stockholder Approvals, and (ii) in the case of First Merger Sub and Second Merger Sub, except for the written consents contemplated in Section 7.09, no other corporate or equivalent proceeding on the part of CBAH, First Merger Sub or Second Merger Sub is necessary to authorize this Agreement or such Ancillary Agreements or CBAH’s, First Merger Sub’s or Second Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by each of CBAH, First Merger Sub and Second Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of each of CBAH, First Merger Sub and Second Merger Sub, enforceable against each of CBAH, First Merger Sub and Second Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of the holders of a majority of the voting power of the outstanding shares of (x) CBAH Class B Common Stock, voting separately as a single class, in person or represented by proxy and entitled to vote thereon, and (y) CBAH Class A Common Stock and CBAH Class B Common Stock, voting together as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve: (i) the Transaction Proposal, (ii) the Stock Issuance Proposal, (iii) the Amendment Proposal, and (iv) the PubCo Omnibus Incentive Plan Proposal, in each case, assuming a quorum is present. Furthermore, the affirmative vote of the holders of a majority of the outstanding shares of CBAH Common Stock not owned, directly or indirectly by (i) CBRE Group, Inc. or any of its Affiliates including the Sponsor or (ii) any executive officer of CBAH (such outstanding shares, the “Unaffiliated Stock”), voting separately as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve the Transaction Proposal (the “CBAH Unaffiliated Stockholder Approval”). For purposes of this Agreement, the approvals described above are herein referred to as the “CBAH Stockholder Approvals”. The CBAH Stockholder Approvals are the only votes of any of CBAH’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Closing).

(c) The CBAH Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved this Agreement and the transactions contemplated hereby and has determined that such transactions are in the best interests of CBAH and the holders of Unaffiliated Stock. The CBAH Board, acting upon the unanimous recommendation of the CBAH Special Committee, as applicable, has: (i) determined that this Agreement, the Ancillary Agreements and the Transactions (including the approval of the PubCo Charter) are advisable and in the best interests of CBAH and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) approved this Agreement, the Ancillary Agreements and the Transactions (including the PubCo Charter), the execution and delivery by CBAH of this Agreement and the Ancillary Agreements to which it is a party, and CBAH’s performance of its obligations under this Agreement and the Ancillary Agreements to which it is a party, and consummation of the Transactions; and (v) resolved to recommend to the stockholders of CBAH the approval and adoption of this Agreement and the transactions contemplated hereby (including the Mergers) and the other Proposals. The Board of Directors of First Merger Sub and the equivalent governing body of Second Merger Sub have each duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, the execution and delivery by it of this Agreement and its performance of its obligations under this Agreement and consummation of the transactions contemplated hereby, (ii) declared this Agreement and the Merger to which it is a constituent party to be advisable and in the best interests of First Merger Sub and its sole stockholder or Second Merger Sub and its sole member, as the case may be, and (iii) recommended that CBAH approve and adopt this Agreement and the Mergers in its capacity as the sole stockholder or the sole member, as the case may be, of First Merger Sub or Second Merger Sub, as the case may be.

5.03 No Conflict. The execution, delivery and performance of this Agreement by each of CBAH, First Merger Sub and Second Merger Sub and, upon receipt of the CBAH Stockholder Approvals and the written consents of CBAH, as the sole stockholder of First Merger Sub and as the sole member of Second Merger Sub contemplated by Section 7.09, and the effectiveness of the PubCo Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the CBAH Organizational Documents, any organizational documents of any Subsidiaries of CBAH or any of the organizational documents of First Merger Sub or Second Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of CBAH, First Merger Sub or Second Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of CBAH, First Merger Sub or Second Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of CBAH, First Merger Sub or Second Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

5.04 Litigation and Proceedings. There are no pending or, to the knowledge of CBAH, threatened, Actions and, to the knowledge of CBAH, there are no pending or threatened investigations, in each case, against CBAH, or otherwise affecting CBAH or its assets, including any condemnation or similar proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon CBAH which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

5.05 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions, CBAH and its Subsidiaries are, and since the date of incorporation of CBAH have been, in compliance in all material respects with all applicable Laws. Neither CBAH nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by CBAH or its Subsidiaries at any time since the date of incorporation of CBAH, which violation would reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

(b) Since the date of incorporation of CBAH, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions, (i) there has been no action taken by CBAH, its Subsidiaries, or, to the knowledge of CBAH, any officer, director, manager, employee, agent or representative of CBAH or its Subsidiaries, in each case, acting on behalf of CBAH or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither CBAH nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither CBAH nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither CBAH nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) Since the date of incorporation of CBAH, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions, (i) there has been no action taken by CBAH, its Subsidiaries, or, to the knowledge of CBAH, any officer, director, manager, employee, agent or representative of CBAH or its Subsidiaries, in each case, acting on behalf of CBAH or its Subsidiaries, in violation of any applicable International Trade Laws, (ii) neither CBAH nor its Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither CBAH nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) neither CBAH nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

5.06 Employee Benefit Plans. Except as may be contemplated by the PubCo Omnibus Incentive Plan Proposal, neither CBAH, First Merger Sub, Second Merger Sub nor any of their respective Subsidiaries maintains, contributes to or has any obligation or liability, or would reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, any incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plan, policy, program, practice or arrangement, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which CBAH, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “CBAH Benefit Plans”), and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any compensatory payment (including in the nature of severance, unemployment compensation, “golden parachute” or bonus payments, or otherwise) becoming due to any current or former shareholder, director, officer or employee of CBAH, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries, (ii) result in the acceleration, vesting or creation of any rights of any such Person to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, (iii) limit the ability of CBAH, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries to terminate any CBAH Benefit Plans or (iv) result in any payment of any amount or benefit that could be, or has been, received by any current or former employee, officer, director or shareholder of CBAH who is a “disqualified individual” within the meaning of Section 280G of the Code to reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

5.07 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of CBAH, First Merger Sub or Second Merger Sub with respect to CBAH’s, First Merger Sub’s or Second Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, NYSE or NASDAQ (as applicable) and the filing and effectiveness of the First Certificate of Merger, Second Certificate of Merger and the PubCo Charter.

5.08 Financial Ability; Trust Account.

(a) Set forth on Schedule 5.08 is a true and accurate record, as of the date identified on Schedule 5.08, of the balance invested in a trust account at BofA Securities, Inc. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated December 10, 2020, by and between CBAH and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of CBAH and, to the knowledge of CBAH, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of CBAH, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the CBAH SEC Reports to be inaccurate or (ii) entitle any Person (other than any CBAH Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the CBAH Organizational Documents and CBAH’s final prospectus dated December 11, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. CBAH has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of CBAH, threatened with respect to the Trust Account. CBAH has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of CBAH to dissolve or liquidate pursuant to the CBAH Organizational Documents shall terminate, and, as of the First Effective Time, CBAH shall have no obligation whatsoever pursuant to the CBAH Organizational Documents to dissolve and liquidate the assets of CBAH by reason of the consummation of the transactions contemplated hereby. Following the First Effective Time, no CBAH Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such CBAH Stockholder is a Redeeming Stockholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, CBAH has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to CBAH on the Closing Date.

(c) As of the date hereof, CBAH does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.09 Taxes.

(a) All material Tax Returns required by Law to be filed by CBAH have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b) All material amounts of Taxes shown due on any Tax Returns of CBAH and all other material amounts of Taxes owed by CBAH have been timely paid.

(c) CBAH has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) CBAH is not currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to any material amount of Taxes. CBAH has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written Claim has been made by any Governmental Authority in a jurisdiction where CBAH does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which Claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any Claim for, or the period for the collection or assessment or reassessment of, material Taxes of CBAH (other than in connection with extensions of time to file Tax Returns obtained in the ordinary course of business), and no written request for any such waiver or extension is currently pending.

(e) To the knowledge of CBAH, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(f) Other than the representations and warranties set forth in Section 5.06, this Section 5.09 contains the exclusive representations and warranties of CBAH with respect to Tax matters. Nothing in this Section 5.09 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

5.10 Brokers’ Fees. Except as described on Schedule 5.10, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by this Agreement (including the Equity Financing) or as a result of the Closing, in each case, including based upon arrangements made by CBAH, First Merger Sub or Second Merger Sub or any of their respective Affiliates, including the Sponsor. True, correct and complete copies of the engagement letters or other agreements with the Persons set forth on Schedule 5.10 pursuant to which such brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) referred to in the immediately prior sentence is payable have been delivered to or made available to the Company.

5.11 CBAH SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) CBAH has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of incorporation of CBAH (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “CBAH SEC Reports”). None of the CBAH SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the CBAH SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of CBAH as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) CBAH has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to CBAH and other material information required to be disclosed by CBAH in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to CBAH’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting CBAH’s principal executive officer and principal financial officer to material information required to be included in CBAH’s periodic reports required under the Exchange Act.

(c) CBAH has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of CBAH’s financial reporting and the preparation of CBAH’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by CBAH to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of CBAH. CBAH has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither CBAH (including any employee thereof) nor CBAH’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by CBAH, (ii) any fraud, whether or not material, that involves CBAH’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by CBAH or (iii) any Claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the CBAH SEC Reports. To the knowledge of CBAH, none of the CBAH SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.12 Business Activities; Absence of Changes.

(a) Since its incorporation, CBAH has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the CBAH Organizational Documents, there is no agreement, commitment or Governmental Order binding upon CBAH or to which CBAH is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of CBAH or any acquisition of property by CBAH or the conduct of business by CBAH as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

(b) Except for this Agreement and the Ancillary Agreements and the Transactions, CBAH does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, CBAH has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the Ancillary Agreements (including any agreements permitted by Section 7.02) and (ii) with respect to fees and expenses of CBAH’s legal, financial and other advisors, CBAH is not, and at no time has been, party to any Contract with any other Person that would require payments by CBAH in excess of $250,000 in the aggregate annually with respect to any individual Contract or $500,000 in the aggregate annually when taken together with all other Contracts.

(d) There is no liability, debt or obligation against CBAH or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on CBAH’s consolidated balance sheet as of March 31, 2021, or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to CBAH and its Subsidiaries, taken as a whole) or (ii) that have arisen since March 31, 2021, in the ordinary course of the operation of business of CBAH and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to CBAH and its Subsidiaries, taken as a whole).

(e) Since its organization, First Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in First Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon First Merger Sub or to which First Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of First Merger Sub or any acquisition of property by First Merger Sub or the conduct of business by First Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of First Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

(f) Since its organization, Second Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in Second Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Second Merger Sub or to which Second Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Second Merger Sub or any acquisition of property by Second Merger Sub or the conduct of business by Second Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

(g) Except for this Agreement and the Ancillary Agreements and the Transactions, neither First Merger Sub nor Second Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(h) Each of First Merger Sub and Second Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the First Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(i) Since the date of CBAH’s formation through and including the date of this Agreement, (i) there has not been any change, development, condition, occurrence, event or effect relating to the CBAH or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of CBAH, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions and (ii) CBAH and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.02 if such action had been taken after the date of this Agreement (other than the formation of First Merger Sub and Second Merger Sub and actions incident to such formations).

5.13 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that none of CBAH, First Merger Sub and Second Merger Sub makes any representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to CBAH by or on behalf of the Company specifically for inclusion in the Registration Statement.

5.14 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, CBAH, First Merger Sub and Second Merger Sub on behalf of themselves (and on behalf of their Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or Representatives) acknowledge and agree that CBAH, First Merger Sub and Second Merger Sub have made their own investigation of the Company and that they are relying only on that investigation and the specific representations and warranties set forth in this Agreement, and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such Persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the CBAH Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by CBAH or its representatives) or reviewed by CBAH, First Merger Sub and Second Merger Sub pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to CBAH or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in of this Agreement. Except as otherwise expressly set forth in this Agreement, CBAH understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties of the Company expressly set forth in Article IV or any certificate delivered in accordance with Section 9.03(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.15 Capitalization.

(a) As of the date hereof, the authorized capital stock of CBAH consists of (i) 1,000,000 shares of preferred stock, with a par value of $0.0001 per share, and (ii) 260,000,000 shares of CBAH Common Stock with a par value of $0.0001 per share, consisting of 250,000,000 shares of authorized CBAH Class A Common Stock, and 10,000,000 shares of authorized CBAH Class B Common Stock. Each CBAH Warrant entitles the holder thereof to purchase one (1) share of CBAH Class A Common Stock at an exercise price of $11.00 per share on the terms and conditions set forth in the applicable CBAH Warrant Agreement. As of July 9, 2021, (1) no shares of preferred stock of CBAH are issued and outstanding; (2) 40,250,000 shares of CBAH Class A Common Stock are issued and outstanding; (3) 2,012,500 shares of CBAH Class B Common Stock are issued and outstanding; and (4) CBAH has issued 17,429,167 CBAH Warrants, consisting of 10,062,500 Public Warrants and 7,366,667 Private Placement Warrants, of which 7,237,749 Private Placement Warrants are held by the Sponsor. All of the issued and outstanding shares of CBAH Class A Common Stock and CBAH Warrants (including the shares of CBAH Class A Common Stock underlying the CBAH Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(b) Except for this Agreement, the CBAH Warrants and the Subscription Agreements there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of CBAH Class A Common Stock or any other equity interests of CBAH, or any other Contracts to which CBAH is a party or by which CBAH is bound obligating (or in lieu of a cash payment, allowing) CBAH to issue or sell any shares of capital stock of, other equity interests in or debt securities of, CBAH, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in CBAH. Except as otherwise required by CBAH’s Organizational Documents in order to consummate the transactions contemplated hereby, there are no outstanding contractual obligations of CBAH to repurchase, redeem or otherwise acquire any securities or equity interests of CBAH. There are no outstanding bonds, debentures, notes or other indebtedness of CBAH having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which CBAH’s stockholders may vote. CBAH is not a party to any shareholders’ agreement, voting agreement or registration rights agreement relating to CBAH Class A Common Stock or any other equity interests of CBAH. CBAH does not own any capital stock or any other equity interests in any other Person (other than First Merger Sub and Second Merger Sub) or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. Other than the CBAH Class B Common Stock, there are no securities or instruments issued by or to which CBAH is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions, in each case, that have not been, or will not be, waived on or prior to the Closing Date.

(c) As of the date hereof, the authorized share capital of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding and beneficially held (and held of record) solely by CBAH as of the date of this Agreement. As of the date hereof, the authorized share capital of Second Merger Sub consists of 1,000 membership units, all of which are issued and outstanding and beneficially held (and held of record) solely by CBAH as of the date of this Agreement.

5.16 NYSE Stock Market Quotation. The CBAH Units, the Public Warrants and the issued and outstanding shares of CBAH Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbols “CBAH.U” (with respect to the CBAH Units), “CBAH” (with respect to the CBAH Class A Common Stock) and “CBAH WS” (with respect to the Public Warrants). CBAH is in compliance in all material respects with the rules of NYSE and there is no action or proceeding pending or, to the knowledge of CBAH, threatened against CBAH by NYSE, the Financial Industry Regulatory Authority, Inc. or the SEC with respect to any intention by such entity to deregister the CBAH Units, the CBAH Class A Common Stock or the Public Warrants or terminate the listing of such on NYSE. None of CBAH or its Affiliates has taken any action in an attempt to terminate the registration of the CBAH Units, the CBAH Class A Common Stock or the Public Warrants under the Exchange Act.

5.17 Contracts; No Defaults.

(a) Schedule 5.17 contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and any other Contract that provides for a material financial payment obligation or material restriction on the ability to operate the business (in each case, other than confidentiality and non-disclosure agreements and this Agreement and the Ancillary Agreements) to which, as of the date of this Agreement, CBAH or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.17 have been delivered to or made available to the Company or its agents or representatives.

(b) Each Contract of a type required to be listed on Schedule 5.17, whether or not set forth on Schedule 5.17, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof on or prior to the Closing Date, with respect to any Contract of the type described in Section 5.17(a), whether or not set forth on Schedule 5.17, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of CBAH or its Subsidiaries party thereto and, to the knowledge of CBAH, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of CBAH, are enforceable by CBAH or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of CBAH, its Subsidiaries or, to the knowledge of CBAH, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2020, neither CBAH nor its Subsidiaries have received any written or, to the knowledge of CBAH, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of CBAH, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by CBAH or its Subsidiaries or, to the knowledge of CBAH, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2020, through the date hereof, neither CBAH nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

5.18 Title to Property. Neither CBAH nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.19 Investment Company Act. Neither CBAH nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20 Affiliate Agreements. Except for certain Ancillary Agreements, none of CBAH or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of CBAH or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “CBAH Affiliate Agreement”).

5.21 Sponsor Agreement. CBAH has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by CBAH. The Sponsor Agreement is a legal, valid and binding obligation of CBAH and, to the knowledge of CBAH, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of CBAH under any term or condition of the Sponsor Agreement.

5.22 Equity Financing. Schedule 5.21 sets forth a complete list of Subscription Agreements that CBAH has received and accepted from the Equity Investors as of the date hereof pursuant to which the Equity Investors have committed, subject solely to the terms and conditions thereof and expressly stated therein, to acquire CBAH Class A Common Stock immediately prior to the Closing. CBAH has delivered, or will deliver promptly after the execution and delivery of this Agreement and in any event no later than the end of the day following the date of this Agreement, to the Company true, complete and correct copies of the executed Subscription Agreements. Except as set forth in the Subscription Agreements, there are no conditions precedent to the obligations of the Equity Investors to provide the Equity Financing or any contingencies that would permit the Equity Investors to reduce the total amount of the Equity Financing. There are no other agreements, side letters or arrangements relating to the Equity Financing to which CBAH or any of its Affiliates is a party that could impose conditions to the funding of the Equity Financing, other than those set forth in the Subscription Agreements. CBAH does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Subscription Agreements at the time it is required to consummate the Closing hereunder. None of the executed Subscription Agreements have been modified, altered or amended, nor, to the knowledge of CBAH, is any such amendment, modification, withdrawal, termination or rescission currently contemplated or the subject of current discussions. None of the commitments under the executed Subscription Agreements have been withdrawn, terminated or rescinded prior to the date of this Agreement. The Subscription Agreements are (or shall be when executed) (as to CBAH and, to the knowledge of CBAH, the other parties thereto) valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time, or both, which would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of CBAH under the terms and conditions of the Subscription Agreements, other than any such default, breach or failure that has been irrevocably waived by the applicable Equity Investor or otherwise cured in a timely manner by CBAH to the satisfaction of such Equity Investor. There are no commitment fees or other fees required to be paid pursuant to the terms of the Subscription Agreements.

5.23 Opinion of Financial Advisor. Duff & Phelps LLC has delivered to the CBAH Special Committee and the CBAH Board, on or prior to the date hereof, its opinion to the effect that, as of the date of such opinion, subject to the various assumptions and qualifications set forth therein, the transactions contemplated by this Agreement are fair, from a financial point of view, to CBAH.

5.24 No Additional Representations or Warranties. Except as otherwise expressly provided in this Article V (as modified by the CBAH Schedules and the CBAH SEC Reports), CBAH, First Merger Sub and Second

Merger Sub expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of CBAH, First Merger Sub or Second Merger Sub or its respective assets, and each of CBAH, First Merger Sub and Second Merger Sub specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to its respective assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and the Company, Holdings and its respective Affiliates shall rely on their own examination and investigation thereof. None of CBAH’s, First Merger Sub’s and Second Merger Sub’s respective Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company, Holdings or its respective Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, Holdings or its respective Affiliates.

ARTICLE VI

COVENANTS OF THE COMPANY AND HOLDINGS

6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement (including in respect of the Reorganization) or any Ancillary Agreement, or as consented to by CBAH in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law or with respect to any COVID-19 Actions, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with customers, suppliers, joint venture partners, distributors, creditors, landlords and other business relations of the Company, and (ii) use commercially reasonable efforts to maintain all insurance policies of the Company or substitutes therefor. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement (including in respect of the Reorganization) or any Ancillary Agreement, as consented to by CBAH in writing (which consent shall not be unreasonably conditioned, withheld or delayed), as may be required by Law, or in connection with the Company arranging for debt financing to be available to the Company or any of its Subsidiaries in an amount sufficient to ensure that PubCo and the Company have funds available to pay in full the Company Preferred Stock Redemption together with any financing for any transaction that is not prohibited by Section 6.01(p) (which shall be permitted hereunder), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the certificate of incorporation or bylaws of the Company or any in any material respect the organizational documents of any Subsidiary of the Company;

(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders, (ii) make other payments to the stockholders of the Company, the equityholders of Holdings or APAM or any Affiliates thereof other than in the ordinary course of business or in accordance with the Blackstone Credit Facility, (iii) issue, sell or pledge or authorize the issuance, sale or pledge of additional equity interests of Holdings, APAM, the Company or any Subsidiary of the Company or any other securities in respect of, in lieu of, or in substitution for equity interests of Holdings, APAM, the Company or any Subsidiary of the Company outstanding or effect any recapitalization, reclassification, split or other change in its capitalization, (x) including, for the avoidance of doubt, any grant of any incentive equity interests to any Founder without the prior written consent of CBAH, which consent may be withheld in its sole discretion, or any grant of any other incentive equity interests to any other Person without the prior written consent of CBAH, which consent shall not be unreasonably withheld, and (y) excluding any issuance of additional authorized Company Preferred Stock to Blackstone, up to an aggregate (taken together with any then-outstanding Company Preferred Stock) amount equal to $350,000,000, to finance any transaction that is not prohibited by Section 6.01(p), or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c) enter into, amend or modify any material term of (in a manner adverse to the Acquired Companies), or terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which any Acquired Company is a party or by which it is bound, other than in each case of this clause (c), any entry into, amendments of, modifications of, terminations of, or waivers or releases under such agreements in the ordinary course of business;

(d) other than in the ordinary course of business, consistent with past practice: sell, assign, convey, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens and pledges and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to be material), abandon, cancel, let lapse or convey or dispose of any assets, rights, properties or business of the Acquired Companies (including material Owned Intellectual Property), except for (i) dispositions of obsolete or worthless assets, (ii) sales of tangible inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible assets or tangible items or tangible materials in an amount not in excess of $7,500,000 in the aggregate;

(e) except as otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement, applicable Law, or policies or Contracts of the Company in effect on the date of this Agreement, (i) (x) grant any increase in compensation, benefits or severance to any Founder, or (y) grant any increase in compensation, benefits or severance to any other employee, director or service provider of the Company for any such individual with an annual base compensation of greater than $500,000, other than ordinary course increases in base compensation consistent with past practice, (ii) except to the extent otherwise permitted pursuant to this Section 6.01(e), adopt, enter into or materially amend any Company Benefit Plan other than in the ordinary course of business, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (iii) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of the Company, except in connection with the promotion or hiring (to the extent permitted by clause (iv) of this paragraph) or separation of any employee in the ordinary course of business, (iv) hire any employee of the Company or any other individual who is providing or will provide services to the Company other than any employee with an annual base salary of less than $500,000 or to replace terminated employees in the ordinary course of business, (v) adopt, enter into or materially amend Contracts with any consultants or natural person independent contractors that involve consideration of more than $2,500,000 in the aggregate or (vi) take any action to accelerate the vesting, payment or funding of any cash or equity-based compensation, payment or benefit other than as contemplated by this Agreement;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(g) other than in the ordinary course of business, consistent with past practice, and other than capital expenditures pursuant to any transaction that is not prohibited by Section 6.01(p): make any non-ordinary course capital expenditures (or commitment to make any non-ordinary course capital expenditures) that in the aggregate exceed $2,500,000;

(h) make, outside of the ordinary course of business, any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to directors, employees or officers of the Company in the ordinary course of business or as required under any provisions of the Company Certificate of Incorporation, the bylaws of the Company or any indemnification agreement to which the Company is a party, in each case as in effect as of the date hereof;

(i) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material amount of Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of any material amount of Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes (excluding extensions in connection with filing Tax Returns), or enter into any Tax sharing or similar agreement with any other Person, other than any other Acquired Company (excluding any commercial contract not primarily related to Taxes);

(j) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) other than in the ordinary course of business, consistent with past practice, acquire any fee interest in real property;

(l) other than in the ordinary course of business, consistent with past practice (and provided that the Company shall have given reasonable prior written notice to CBAH thereof), enter into, renew or amend in any material respect any Company Affiliate Agreement;

(m) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $7,500,000 in the aggregate;

(n) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $10,000,000, other than (x) in connection with additional borrowings, extensions of credit and other financial accommodations from the existing lenders or under existing credit facilities, notes and other Indebtedness existing as of the date of this Agreement, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole) or (y) to finance any transaction that is not prohibited by Section 6.01(p); provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(b) or Section 6.01(c);

(o) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement (it being understood that this Section 6.01(o) shall not restrict the Company from extending its business into new geographies);

(p) acquire by merger or consolidation with, or merge or consolidate with, or purchase any assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, in each case, that would require (i) an amendment or supplement to be filed to the Registration Statement or (ii) financial statements of a Person other than the Company or any of its Subsidiaries to be filed with the SEC under 17 CFR § 210.3-05;

(q) make any material change in financial accounting methods, principles or practices, except insofar as required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(r) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Acquired Companies and its assets, properties and businesses;

(s) incur any liability pursuant to, arising out of or otherwise in connection with the CARES Act or any other government-sponsored relief program relating to COVID-19;

(t) disclose any source code for any material Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof);

(u) make any material adverse change to any IT Systems or the Company’s policies with respect to Protected Data, except as required by applicable Law; or

(v) enter into any agreement or commit in writing to do any action prohibited under this Section 6.01.

Notwithstanding anything to the contrary contained in this Section 6.01, the Company shall not be prohibited under this Section 6.01 from taking or failing to take any COVID-19 Actions and (i) no such COVD-19 Actions shall be deemed to violate or breach this Agreement in any way, (ii) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (iii) no such COVID-19 Actions shall serve as a basis for CBAH to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided that in each case the Company shall provide notice to, and consult in good faith with, CBAH prior to taking or failing to take any such COVD-19 Actions, to the extent reasonably practicable.

6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (y) would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the is bound, the Company shall afford to CBAH and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by CBAH or its Representatives, appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request, in each case, as to facilitate consummation of the Transactions. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by CBAH and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

6.03 No CBAH Common Stock Transactions. From and after the date of this Agreement until the Closing, except as otherwise contemplated by this Agreement, neither the Company nor Holdings shall engage in any transactions involving the securities of CBAH without the prior consent of CBAH.

6.04 No Claim Against the Trust Account. The Company acknowledges that CBAH is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read CBAH’s final prospectus, dated December 11, 2021, and other CBAH SEC Reports, the CBAH Organizational

Documents, and the Trust Agreement and understands that CBAH has established the Trust Account described therein for the benefit of CBAH’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that CBAH’s sole assets consist of the cash proceeds of CBAH’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by December 15, 2022, or such later date as approved by the shareholders of CBAH to complete a Business Combination, CBAH will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and CBAH to collect from the Trust Account any monies that may be owed to them by CBAH or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.04 shall survive the termination of this Agreement for any reason.

6.05 Proxy Solicitation; Other Actions.

(a) As soon as practicable, but in any case prior to the initial filing of the Registration Statement with the SEC, the Company will have provided to CBAH, for inclusion in the Registration Statement, to be filed by CBAH on the date hereof, the audited financial statements, including balance sheets, statements of operations, statements of stockholders’ equity (deficit) and statements of cash flows as of and for the years ended December 31, 2019 and 2020, together with any other financial statements of the Company that are required to be included in the Registration Statement at the time of its initial filing pursuant to applicable SEC rules, in each case, prepared in accordance with GAAP and Regulation S-X under the Securities Act (except (x) as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act and (y) in the case of the unaudited financial statements, subject to normal and recurring year-end adjustments and the absence of notes thereto). The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, CBAH and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with CBAH in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give CBAH prompt written notice of any action taken or not taken by the Company or of any development regarding any Acquired Company, in any such case which, to the knowledge of the Company, would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, CBAH and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by CBAH pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.

6.06 Non-Solicitation; Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.06, from the date of this Agreement until the Closing or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly,

(i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company shall promptly (and in any event within one Business Day) notify, in writing, CBAH of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. The Company shall promptly (and in any event within two (2) Business Days) keep CBAH reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by any of the Company’s Representatives acting on the Company’s behalf shall be deemed to be a breach of this Section 6.06 by the Company.

(b) For purposes of this Section 6.06, “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than CBAH, First Merger Sub, Second Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more subsidiaries of the Company owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

6.07   Audited Financial Statements.  As soon as practicable following the date hereof, the Company shall provide CBAH with the PCAOB-compliant audited balance sheets of the Company as of December 31, 2020 and December 31, 2019, and the audited statements of operations, statements of stockholders’ equity (deficit) and statements of cash flows of the Company for the two (2) years ended December 31, 2020, together with the auditor’s reports thereon. Such financial statements will present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such financial statements in conformity with GAAP and will have been derived from the books and records of the Company (the “PCAOB Audit”).

6.08   Employee Agreements.  The Company shall use commercially reasonable efforts to cause all current employees to sign the Company’s form(s) of Confidential Information, Inventions and Proprietary Rights Agreement, in the form substantially the same as has been provided to CBAH, prior to Closing.

6.09   Certain Debt Financing Matters.  The Company shall also use commercially reasonable efforts prior to Closing to amend the Fifth Third Credit Facility and the Blackstone Credit Facility to have change of control provisions customary for a public company.

ARTICLE VII

COVENANTS OF CBAH

7.01 Subscription Agreements. Subject to the terms hereof, CBAH shall and shall cause its Affiliates to comply with its obligations, and enforce its rights, under the Subscription Agreements. CBAH shall give the Company prompt notice of any breach by any party to the Subscription Agreements of which CBAH has become aware or any termination (or alleged or purported termination) of the Subscription Agreements. CBAH shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Equity Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, or termination of, the Subscription Agreements entered into at or prior to the date hereof if such amendment, modification, waiver, remedy or termination (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Equity Financing , (iii) adds or imposes new conditions or amends the existing conditions to the consummation of the Equity Financing or (iv) is adverse to the interests of the Company or any stockholder of the Company, in each case, in any material respect. If any amendments are made to any Subscription Agreement, CBAH shall promptly notify the Company of such amendment. Notwithstanding the foregoing, failure to obtain the proceeds from the Equity Financing shall not relieve CBAH of its obligation to consummate the transactions contemplated by this Agreement, whether or not such Equity Financing is available. In the event that any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated in each Subscription Agreement, regardless of the reason therefor, and such portion of the Equity Financing is required to fund the transactions contemplated by this Agreement on the Closing Date, CBAH will (i) as promptly as practicable following the occurrence of such event, use its commercially reasonable efforts to obtain alternative financing (the “Alternative Financing”) (in an amount sufficient, when taken together with any then-available Equity Financing and available cash of CBAH, to consummate the Transactions and to pay the Outstanding Company Expenses and Outstanding CBAH Expenses) on terms not less favorable in the aggregate to CBAH than those contained in each Subscription Agreement that the Alternative Financing would replace from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Financing that are more onerous to CBAH, the Company and the Company’s stockholders (in each case, in the aggregate) than the conditions set forth in each Subscription Agreement (as applicable) in effect as of the date of this Agreement and (ii) immediately notify the Company of such unavailability and the reason therefor. Upon receiving such notification, the Company will use its commercially reasonable efforts to assist CBAH in obtaining Alternative Financing.

7.02 Conduct of CBAH During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02 or as expressly contemplated by this Agreement or any Ancillary Agreement, as may be required by Law, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), CBAH shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the CBAH Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests;

(B) split, combine, reclassify, subdivide or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of CBAH Class A Common Stock required by the Offer, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, CBAH;

(iii) make (outside of the ordinary course of business), revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material amount of Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of any material amount of Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of any material amount of Taxes (excluding extensions in connection with filing Tax Returns), or enter into any Tax sharing or similar agreement with any other Person (excluding any commercial contract not primarily related to Taxes);

(iv) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(v) enter into, renew or amend in any material respect, any CBAH Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted a CBAH Affiliate Agreement);

(vi) enter into, or amend or modify any material term of (in a manner adverse to CBAH or any of its Subsidiaries (including the Company), terminate (excluding any expiration in accordance with its terms)), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.18 (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.18) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which CBAH or its Subsidiaries is a party or by which it is bound;

(vii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(viii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(ix) (A) other than pursuant to the Subscription Agreements in effect as of the date hereof or in accordance with Section 7.01, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, CBAH or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any CBAH Warrants outstanding on the date hereof, (B) other than pursuant to the Sponsor Agreement, amend, modify or waive any of the terms or rights set forth in, any warrant agreement with respect to CBAH Warrants, including any amendment, modification or reduction of the warrant price set forth therein, (C) enter into any new Subscription Agreements or other agreements that contemplate Equity Financing other than in connection with Alternative Financing pursuant to Section 7.01 or (D) consummate the Equity Financing for gross proceeds in excess of $275,000,000 plus the Backstop Amount (including the Subscription Agreements existing as of the date of this Agreement) or on terms materially different than those contained in such Subscription Agreements;

(x) except as contemplated by the PubCo Omnibus Incentive Plan Proposal, (i) adopt or amend any CBAH Benefit Plan, or enter into any collective bargaining or similar agreement or any employment contract or individual consulting or independent contractor agreement or (ii) hire any employee of CBAH or its Subsidiaries or any other individual who is providing or will provide services to CBAH or its Subsidiaries;

(xi) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general),

limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CBAH or its Subsidiaries (other than the transactions contemplated by this Agreement);

(xii) make any capital expenditures outside of the ordinary course of business;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv) enter into any new line of business outside of the business currently conducted by CBAH and its Subsidiaries as of the date of this Agreement;

(xv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xvi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to CBAH and its Subsidiaries and their assets and properties; or

(xvii) enter into any agreement to do any action prohibited under this Section 7.02.

(b) During the Interim Period, CBAH shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the CBAH Organizational Documents, the Trust Agreement and all other agreements or Contracts to which CBAH or its Subsidiaries may be a party.

7.03 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), CBAH shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, and the funds received in the Equity Financing to be disbursed, for the following uses: (a) the redemption of any shares of CBAH Class A Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding CBAH Expenses pursuant to Section 3.07 and Section 11.05; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a) and (b), to be disbursed to PubCo, which may, to the extent necessary, use such funds in connection with payment of the Company Preferred Stock Redemption Price pursuant to Section 2.02.

7.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to CBAH or its Subsidiaries by third parties that may be in CBAH’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of CBAH would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which CBAH or any of its Subsidiaries is bound, CBAH shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of CBAH, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of CBAH that are in the possession of CBAH as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

7.05 CBAH Listing.

(a) From the date hereof through the Closing, CBAH shall use reasonable best efforts to ensure CBAH remains listed as a public company on, and for shares of CBAH Class A Common Stock to be listed on, NYSE or, with the consent of the Company, NASDAQ.

(b) CBAH shall use reasonable best efforts to cause PubCo’s Common Stock to be issued in connection with the Transactions to be approved for listing on NYSE or, with the consent of the Company, NASDAQ under the symbol “AMPS” as promptly as practicable following the issuance thereof, subject to official notice of issuance, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

7.06 CBAH Public Filings. From the date hereof through the Closing, CBAH will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.07 Section 16 Matters. Prior to the Closing, the CBAH Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of CBAH Class A Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any Person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of CBAH following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.08 Exclusivity. During the Interim Period, CBAH shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. CBAH shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

7.09 Written Consent of Merger Subs. CBAH shall promptly after the execution of this Agreement, and in any event no later than the end of the day following the date of this Agreement, deliver its written consents, as the sole stockholder of First Merger Sub and sole member of Second Merger Sub, approving and adopting this Agreement and the Mergers pursuant to Section 228 of the DGCL and Section 18-404 of the DLLCA and in accordance with applicable law, the certificate of incorporation and bylaws of First Merger Sub, and the certificate of formation and operating agreement of Second Merger Sub, and CBAH shall promptly deliver to the Company evidence of such action taken by written consents.

7.10 Incentive Equity Plan. Prior to the Closing Date, CBAH shall approve, and subject to approval of the stockholders of CBAH, adopt, the PubCo Omnibus Incentive Plan and the PubCo Employee Stock Purchase Plan.

7.11 Obligations as an Emerging Growth Company and a Controlled Company. CBAH shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and to qualify, at the Second Effective Time, as a “controlled” company under the rules of NYSE or NASDAQ, as applicable; and (b) not take any action that would cause CBAH to not qualify as an “emerging growth company” within the meaning of the JOBS Act or, at the Second Effective Time, as a “controlled” company under the rules of NYSE or NASDAQ, as applicable.

ARTICLE VIII

JOINT COVENANTS

8.01 Support of Transaction. Subject to Section 7.08, without limiting any covenant contained herein, including the obligations of the Company and CBAH with respect to the notifications, filings, reaffirmations and applications described in Section 8.08, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, CBAH and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of CBAH, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall CBAH, First Merger Sub, Second Merger Sub or the Company be obligated to bear (and without the consent of CBAH the Company shall not agree to bear) any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which any Acquired Company is a party or otherwise in connection with the consummation of the Transactions.

8.02 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, CBAH, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Actions (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of CBAH, it or any of its Representatives (in their capacity as a representative of CBAH) or, in the case of the Company, it, its Subsidiaries or any of its Representatives (in their capacity as a representative of the Company). CBAH and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, subject to and without limiting the covenants and agreements, and the rights of the other party set forth in the immediately preceding sentence, CBAH shall control the negotiation, defense and settlement of any Transaction Litigation brought against CBAH or any of its Representatives and the Company shall control the negotiation, defense and settlement of any Transaction Litigation brought against the Company or any of its Representatives; provided, however, that prior to Closing in no event shall either party or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

8.03 Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval.

(a) Promptly following the date hereof, but subject to the delivery of the PCAOB Audit, CBAH and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed by either CBAH or the Company, as applicable), and CBAH shall cause to be filed with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of

PubCo’s Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of CBAH and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. CBAH acknowledges that the Company has furnished all information concerning the Company as may reasonably be requested by CBAH in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, CBAH will cause the Proxy Statement to be mailed to stockholders of CBAH.

(b) Each of CBAH and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If CBAH or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) CBAH, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. CBAH and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of shares of CBAH Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the CBAH Organizational Documents. CBAH shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that CBAH receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) CBAH agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval and adoption of this Agreement and the transactions contemplated hereby (including the Mergers) (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo’s Common Stock in connection with the Transactions (including pursuant to the consummation of the Subscription Agreements) in accordance with this Agreement, in each case to the extent required by NYSE or NASDAQ, as applicable, listing rules (the “Stock Issuance Proposal”), (iv) approval of the PubCo Omnibus Incentive Plan and the PubCo Employee Stock Purchase Plan (collectively, the “PubCo Omnibus Incentive Plan Proposal”) and (v) approval of any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (together with the Transaction Proposal, the Amendment Proposal, the PubCo Omnibus Incentive Plan Proposal and the Stock Issuance Proposal, the “Proposals”). The PubCo Omnibus Incentive Plan Proposal shall provide that (i) an aggregate number of shares of PubCo’s Class A Common Stock equal to 10% of the outstanding shares of PubCo’s Class A Common Stock as of Closing shall be reserved for issuance pursuant to the PubCo Omnibus Incentive Plan, subject to increases as provided therein, and (ii) the PubCo Employee Stock Purchase Plan will include an unallocated reserve to be determined by PubCo’s Board, subject to increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which CBAH shall propose to be acted on by CBAH’s stockholders at the Special Meeting.

(d) CBAH and the Company shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to CBAH’s stockholders and (iii) solicit proxies from the holders of CBAH Common Stock to vote in favor of each of the Proposals. CBAH shall, through the CBAH Board, recommend to its stockholders that they approve each of the Proposals (the “CBAH Board Recommendation”) and shall include the unqualified CBAH Board Recommendation in the Proxy Statement. The CBAH Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the CBAH Board Recommendation; provided that, in the event that the CBAH Board (or the CBAH Special Committee) determines a Material Adverse Effect has occurred with respect to the Company, or that an Intervening Event has occurred, the CBAH Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation to the extent that (i) after consultation with counsel, the CBAH Board (or the CBAH Special Committee) determines that a failure to make such a change would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law, (ii) CBAH promptly delivers to the Company a written notice advising the Company that the CBAH Board proposes to take such action and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event or Material Adverse Effect, (iii) until 5:00 pm on the third Business day following the date such notice was delivered, if requested by the Company, CBAH will engage in good faith negotiations to make adjustments to the terms of this Agreement so that the need to make such change in the CBAH Board Recommendation is obviated and (iv) following such time referred to in clause (iii) above, the CBAH Board and the CBAH Special Committee determines in good faith (after consultation with its counsel, and taking into account any modifications to this Agreement proposed by the Company prior to such time) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Notwithstanding the foregoing provisions of this Section 8.03(d), if on a date for which the Special Meeting is scheduled, CBAH has not received proxies representing a sufficient number of shares of CBAH Common Stock to obtain the CBAH Stockholder Approvals, whether or not a quorum is present, CBAH shall have the right to make one or more successive postponements or adjournments of the Special Meeting.

(e) As soon as practicable after the Registration Statement becomes effective, CBAH and the Company shall use reasonable best efforts to, as promptly as practicable, solicit written consents from the Company Stockholders to give the Company Requisite Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. The Company will provide CBAH with copies of all stockholder consents it receives within one (1) Business Day of receipt of the Company Requisite Approval. If the Company Requisite Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 8.03(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal.

8.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, CBAH will join in the execution of any such Tax Returns.

(b) Tax Treatment. CBAH, First Merger Sub, Second Merger Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. The parties hereto shall reasonably cooperate with each other and their respective counsel and other tax advisors to document and support the Intended Tax Treatment, including by providing customary representation letters in connection with any opinions with respect thereto. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination), cause all Tax Returns to be filed consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the CBAH Stockholder Approvals have been obtained, CBAH and the Company mutually determine in good faith that the Transactions that the Mergers are not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify.

(c) The Company, CBAH, First Merger Sub and Second Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) On or prior to the Closing Date, each Company Stockholder shall provide CBAH with a properly completed and duly executed U.S. Internal Revenue Service Form W-9.

(e) Tax Cooperation. Each party hereto shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by another party hereto (and at such party’s expense), in connection with the filing of relevant Tax Returns and any audit or tax proceeding.

8.05 Confidentiality; Publicity.

(a) CBAH acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which remain unaffected.

(b) None of CBAH, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or CBAH, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case CBAH or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by CBAH or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers and advisors without the consent of any other party hereto; and provided further that, subject to Section 6.02 and this Section 8.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.07 Additional Insurance and Indemnity Matters.

(a) Prior to the Closing, CBAH and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE or NASDAQ, as applicable, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Second Merger Surviving Entity).

(b) From and after the First Effective Time, PubCo and the Second Merger Surviving Entity shall indemnify and hold harmless each present and former director or officer of the Company, or any other Person that may be a director or officer of the Company prior to the First Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.07, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 8.07). Without limiting the foregoing, PubCo shall, and shall cause the Second Merger Surviving Entity and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the First Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Second Merger Surviving Entity and their respective Subsidiaries to honor, each of the covenants in this Section 8.07.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.07 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on PubCo and the Second Merger Surviving Entity and all successors and assigns of PubCo and the Second Merger Surviving Entity. In the event that PubCo, the Second Merger Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Second Merger Surviving Entity shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Second Merger Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.07. The obligations of PubCo and the Second Merger Surviving Entity under this Section 8.07 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company, or other Person that may be a director or officer of the Company prior to the First Effective Time, to whom this Section 8.07 applies without the consent of the affected Person. The rights of each Person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the bylaws of the Company, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 8.07 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 8.07.

8.08 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, each of CBAH and the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. Each of CBAH and the Company shall furnish to the other as promptly as reasonably practicable all information required for any application or other filing to be made by such other party pursuant to any Antitrust Law, if applicable. Each of CBAH and the Company shall substantially comply with any Information or Document Requests.

(b) Each of CBAH and the Company shall request early termination of any waiting period under the HSR Act, if applicable, and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if applicable, and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Each of CBAH and the Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action reasonably required to complete lawfully the transactions contemplated by this Agreement as soon as reasonably practicable (but in any event prior to the Termination Date) and any and all action reasonably necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers. Without limiting the generality of the foregoing, each of CBAH and the Company shall, and shall cause its respective Subsidiaries (as applicable) to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of such party or any interest therein, and (ii) otherwise take or commit to take any actions that would limit such party’s freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party, or any interest or interests therein; provided, that any such action contemplated by this Section 8.08(c) is conditioned upon the consummation of the Mergers. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.08 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, CBAH, CBAH’s Affiliates and investors, including the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, CBAH’s Affiliates and investors, including the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of CBAH’s Affiliates and investors including, the Sponsor or of any such investment fund or investment vehicle to take any action contemplated by this Section 8.08(c) in connection with (A) obtaining termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws or (B) avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein (in each case other than with respect to the Company and its Subsidiaries).

(d) Each of CBAH and the Company shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a Governmental Authority or third party with respect to the Transactions, and promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, CBAH or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Authority with respect to the Transactions, and each of CBAH and the Company shall permit counsel to such other party an opportunity to review in advance, and each of CBAH and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications, submissions, or filings, by CBAH or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement, and each of CBAH and the Company shall, subject to any restrictions under any Antitrust Law, furnish the other party with copies of all communications, filings, and submissions between it and/or its respective Affiliates, on the one hand, and any Governmental Authority or members of its staff on the other hand; provided that neither CBAH nor the Company shall extend any waiting period or comparable period under the HSR Act, if applicable, or enter into any agreement with any Governmental Authority without the written consent of such other party. Each of CBAH and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in Person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.08 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or CBAH, as applicable, or other competitively sensitive material; provided, that each of CBAH and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 8.08 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.08 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and CBAH shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such investors or Affiliates, or any interest therein.

(e) CBAH, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

(f) Each of CBAH and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.08(f) shall not apply to or be binding upon CBAH’s Affiliates, the Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, CBAH’s Affiliates, the Sponsor or any portfolio company (as such term is commonly understood in the private equity industry) or investment of CBAH’s Affiliates, the Sponsor or any such investment fund or investment vehicle.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties (other than the CBAH Unaffiliated Stockholder Approval, which may not be waived):

(a) HSR Act. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Other Requisite Regulatory Approvals. All consents required to be obtained from or made with any Governmental Authority with respect to the Company, CBAH, First Merger Sub or Second Merger Sub to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) CBAH Stockholder Approvals. The CBAH Stockholder Approvals (including the CBAH Unaffiliated Stockholder Approval) shall have been obtained.

(e) Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(f) Listing. PubCo’s Common Stock to be issued in connection with the Transactions shall have been approved for listing on NYSE or, with the consent of the Company, NASDAQ, subject only to official notice of issuance thereof.

(g) Registration Statement. The Registration Statement shall have become effective and no stop-order suspending effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

9.02 Additional Conditions to Obligations of CBAH. The obligations of CBAH to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CBAH:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization), Section 4.06(a) (Capitalization), the last sentence of Section 4.08 (Indebtedness), Section 4.18(c) and Section 4.16 (Brokers’ Fees), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 4.20(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date.

(iii) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.02(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects; provided that if any Company Stockholder fails to satisfy its obligations under Section 8.04(d), CBAH’s sole remedy will be to withhold pursuant to the provisions of Section 3.05.

(c) Officer’s Certificate. The Company shall have delivered to CBAH a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of CBAH, First Merger Sub and Second Merger Sub contained in this Agreement (other than the representations and warranties of CBAH, First Merger Sub and Second Merger Sub contained in Section 5.15 (Capitalization)) (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on ability of CBAH, First Merger Sub and Second Merger Sub to consummate the transactions contemplated by this Agreement.

(ii) The representations and warranties of CBAH, First Merger Sub and Second Merger Sub contained in Section 5.15 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies as of the date hereof and as of the Closing Date (immediately prior to the effectiveness of the PubCo Charter), as if made anew at and as of that time.

(b) Agreements and Covenants. Each of the covenants of CBAH to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. CBAH, First Merger Sub and Second Merger Sub shall have delivered to the Company a certificate signed by an officer of CBAH, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) PubCo Charter. The Certificate of Incorporation shall be amended and restated in the form of the PubCo Charter.

(e) Sponsor Agreement. The transactions contemplated by the Sponsor Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Agreement.

(f) Sponsor Subscription Agreement. The transactions contemplated by the Sponsor Subscription Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Subscription Agreement.

(g) Minimum Cash Condition. The aggregate cash available to PubCo at the Closing from the Trust Account and the Equity Financing (after giving effect to the redemption of any shares of CBAH Class A Common Stock in connection with the Offer and any backstop financing contemplated by the Sponsor Subscription Agreement, but before giving effect to the payment of the Outstanding CBAH Expenses, the payment of the Outstanding Company Expenses and the Company Preferred Stock Redemption) shall equal or exceed $425,000,000 (the “Required Minimum Cash”).

(h) Net Tangible Assets. CBAH shall not have redeemed shares of CBAH Class A Common Stock in the Offer in an amount that would cause CBAH to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) taking into account the proceeds of the Equity Financing.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and CBAH (with the prior approval of the CBAH Special Committee);

(b) prior to the Closing, by written notice to the Company from CBAH (with the prior approval of the CBAH Special Committee) if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (or any material breach of the Support Agreement), such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable, then such termination shall become effective only if the Terminating Company Breach is not cured within thirty (30) days (or any shorter period of the time that remains between the date CBAH provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from CBAH of such breach;

(ii) the Closing has not occurred on or before March 31, 2022 (such applicable date, the “Termination Date”); provided that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if the failure of CBAH, First Merger Sub or Second Merger Sub to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided further that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if CBAH has materially breached its obligations under Section 7.05 and such breach was the primary cause of the Closing not occuring by the Termination Date; or

(iii) the consummation of the Mergers are permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation;

(c) prior to the Closing, by written notice to CBAH from the Company if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of CBAH, First Merger Sub or Second Merger Sub set forth in this Agreement (or any breach on the part of the Sponsor of Article I of the Sponsor Agreement), such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating CBAH Breach”), except that, if such Terminating CBAH Breach is curable, then such termination shall become effective only if the Terminating CBAH Breach is not cured within thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by CBAH of notice from the Company of such breach;

(ii) the Closing has not occurred on or before the Termination Date; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(iii) the consummation of the Mergers are permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation;

(d) by written notice from either the Company or CBAH to the other if any of the CBAH Stockholder Approvals are not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e) by written notice from the Company if the written consents of CBAH, as the sole stockholder of First Merger Sub and as the sole member of Second Merger Sub, contemplated by Section 7.09, shall not have been delivered to the Company by the end of the day following the effective date of the Registration Statement; or

(f) by written notice from CBAH if the Company Requisite Approval is not obtained within five (5) Business Days of the date on which the Registration Statement becomes effective.

10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.05. The provisions of Sections 8.05, 10.02 and Article XI and (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by CBAH, First Merger Sub and Second Merger Sub to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.01 Waiver. Any party to this Agreement may, to the fullest extent permitted by applicable law at any time prior to the Closing and before or after stockholder adoption of this Agreement, by action taken by its board of directors (in the case of the CBAH Board, with the prior approval of the CBAH Special Committee), or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors (or other body performing similar functions and, in the case of the CBAH Board, with the prior approval of the CBAH Special Committee) and without further action on the part of its stockholders to the extent permitted by applicable Law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to CBAH, First Merger Sub or Second Merger Sub, to:

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue, 12th Floor

Dallas, TX 75201

Attention: Cash Smith

Email: Cash.Smith@cbre.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Mark D. Pflug
Ravi Purushotham
Email:	mpflug@stblaw.com
rpurushotham@stblaw.com

(b)	If to the Company, to:

Altus Power, Inc.

102 Greenwich Avenue

Greenwich, CT 06830

Attention:	Gregg Felton
Lars Norell
Email:	gregg.felton@altuspower.com
lars.norell@altuspower.com

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl P. Marcellino

Email: carl.marcellino@ropesgray.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and CBAH (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.07 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

11.05 Expenses. Except as otherwise provided herein, including in Section 8.08(e) and Section 8.04(a), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that, upon and subject to the occurrence of the Closing, the Outstanding Company Expenses and Outstanding CBAH Expenses shall be paid or reimbursed from the working capital of the Second Merger Surviving Entity.

11.06 Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and that certain Confidentiality Agreement, dated March 8, 2021, between CBAH and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

11.10 Amendments. Subject to Section 11.01, this Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. To the fullest extent permitted by applicable Law, the approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall only be brought in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13(a) shall not be required to provide any bond or other security in connection with any such injunction.

11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Named Parties, and then only with respect to the specific obligations set forth herein or in an Ancillary Agreement with respect to such Named Party. Except to the extent a Named Party to this Agreement or an Ancillary Agreement and then only to the extent of the specific obligations undertaken by such Named Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement or any Ancillary Agreement, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, CBAH, First Merger Sub or Second Merger Sub under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XI.

11.16 Acknowledgments. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the CBAH, First Merger Sub and Second Merger Sub Representations constitute the sole and exclusive representations and warranties of CBAH, First Merger Sub and Second Merger Sub; (iv) except for the Company Representations by the Company, the CBAH, First Merger Sub and Second Merger Sub Representations by CBAH, First Merger Sub and Second Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates and its and their respective Representatives are not relying on and have not relied on, any representations or warranties in connection with the Transactions or otherwise except the Company Representations by the Company, the CBAH, First Merger Sub and Second Merger Sub Representations by CBAH, First Merger Sub and Second Merger Sub and the other representations expressly made by a Person in the Sponsor Agreement, the Support Agreement and the Investor Rights Agreement (each of which is being made solely by the Person expressly making such representation in the applicable Ancillary Agreement and not by any other Person).

11.17 Legal Representation. The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Simpson Thacher & Bartlett LLP may represent CBAH, Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (including following the Closing, the Acquired Companies), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of CBAH or other Company Waiving Parties, and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Simpson Thacher & Bartlett LLP provides legal services to CBAH or the Sponsor after the Closing Date.

[signature page follows]

IN WITNESS WHEREOF, CBAH, First Merger Sub, Second Merger Sub, Holdings, APAM and the Company have caused this Agreement to be executed and delivered as of the date first written above.

CBRE ACQUISITION HOLDINGS, INC.

By:	/s/ Cash J. Smith
Name: Cash J. Smith
Title: President, Chief Financial Officer and Secretary

CBAH MERGER SUB I, INC.

By:	/s/ Cash J. Smith
Name: Cash J. Smith
Title: President and Secretary

CBAH MERGER SUB II, LLC

By:	/s/ Cash J. Smith
Name: Cash J. Smith
Title: President and Secretary

[Signature Page to Business Combination Agreement]

ALTUS POWER AMERICA HOLDINGS, LLC

By:	/s/ Gregg Felton
Name: Gregg Felton
Title: President

APAM HOLDINGS, LLC

By:	/s/ Gregg Felton
Name: Gregg Felton
Title: Manager

ALTUS POWER, INC.

By:	/s/ Gregg Felton
Name: Gregg Felton
Title: Co-Founder and Co-Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

SECOND AMENDED AND RESTATED

BYLAWS OF ALTUS POWER, INC.

See Annex H of the Proxy Statement

Exhibit B

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ALTUS POWER, INC.

See Annex G of the Proxy Statement

Exhibit C

SECOND AMENDED AND RESTATED

BYLAWS

OF

ALTUS POWER, INC.

(a Delaware corporation)

ARTICLE I

Stockholders

SECTION 1. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) shall determine.

SECTION 2. Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least a majority of the issued and outstanding shares of the capital stock of Altus Power, Inc. (the “Corporation”) entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

SECTION 3. Notice of Meetings. Written notice of all meetings of the stockholders, stating the place, date and hour of the meeting and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder not less than ten (10) nor more than sixty (60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

SECTION 4. Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 5. Quorum. Except as otherwise provided by law or the Corporation’s Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

SECTION 6. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the Vice-Chairman, if any, or if none or in the Vice-Chairman’s absence the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 7. Voting; Proxies; Required Vote.

(a) At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact, and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes cast there shall elect. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by a majority of the votes cast.

(b) Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of a number of the issued and outstanding shares of capital stock of the Corporation representing the number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

SECTION 8. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

ARTICLE II

Board of Directors

SECTION 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

SECTION 2. Qualification; Number; Term; Remuneration.

(a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the entire Board shall be between one (1) and ten (10), the exact number fixed from time to time by affirmative vote of a majority of the Directors then in office, but with an initial number of two (2). The use of the phrase “entire Board” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

(b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(c) Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

SECTION 3. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 4. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

SECTION 5. Action by Communications Equipment. Members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 6. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

SECTION 7. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

SECTION 8. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, President or by a majority of the directors then in office.

SECTION 9. Notice of Meetings. A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director by mailing the same at least two days before the special meeting, or by telegraphing or telephoning the same or by delivering the same personally not later than the day before the day of the meeting. Notice of any meeting of the Board need not be given to any director, however, if waived by him in writing whether before or after such meeting be held, or if he shall be present at such meeting, and any meeting of the Board shall be a legal meeting without any notice thereof having been given, if all the directors then in office shall be present thereat.

SECTION 10. Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

SECTION 11. Resignation. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

SECTION 12. Vacancies. Unless otherwise provided in these Bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

SECTION 13. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

Committees

SECTION 1. Appointment. From time to time the Board of Directors, by a resolution adopted by a majority of the entire Board, may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

SECTION 2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

SECTION 3. Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

SECTION 4. Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV

Officers

SECTION 1. Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer, a Chief Financial Officer and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the President.

SECTION 2. Term of Office and Remuneration. The term of office of all officers shall be one year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

SECTION 3. Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board.

SECTION 4. Chairman of the Board. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

SECTION 5. President and Chief Executive Officer. The President shall be the chief executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The President shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers; may appoint and remove assistant officers and other agents and employees; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

SECTION 6. Vice-President. A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

SECTION 7. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

SECTION 8. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

SECTION 9. Chief Financial Officer. The Chief Financial Officer shall in general have all the duties incident to the office of Chief Financial Officer and such other duties as may be assigned by the Board of Directors or the President.

SECTION 10. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

ARTICLE V

Books and Records

SECTION 1. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases) provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders in accordance with applicable law, (ii) can record the information as specified by applicable law, and (iii) record transfers of stock as governed by applicable law.

SECTION 2. Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.

SECTION 3. Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this chapter, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

Certificates Representing Stock

SECTION 1. Certificates; Signatures. The shares of the Corporation shall not be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, or by the Chief Financial Officer of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

SECTION 2. Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

SECTION 3. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

SECTION 4. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE VII

Dividends

Subject always to the provisions of law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE VIII

Ratification

Any transaction, questioned in any law suit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE IX

Corporate Seal

The Corporation shall have no corporate seal.

ARTICLE X

Fiscal Year

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

ARTICLE XI

Waiver of Notice

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE XII

Bank Accounts, Drafts, Contracts, Etc.

SECTION 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the Chief Financial Officer or any person designated by said Chief Financial Officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said Chief Financial Officer, or other person so designated by the Treasurer.

SECTION 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

SECTION 3. Proxies; Powers of Attorney; Other Instruments. The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

SECTION 4. Financial Reports. The Board of Directors may appoint the Chief Financial Officer or other fiscal officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XIII

Indemnification

To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation shall indemnify any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her current or former position with the Corporation or by reason of the fact that he or she is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE XIV

Amendments

The Board of Directors shall have power to adopt, amend or repeal Bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new Bylaws made, by the stockholders, and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

Exhibit D

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTUS POWER, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Altus Power, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent whose office address will be the same as the registered office is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value per share of $0.01.

SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. Any amendment, repeal or modification of this ARTICLE SEVENTH shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification. If the DGCL is amended after the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

*    *    *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this ____ day of ________.

ALTUS POWER, INC.

By:
Name:
Title:

[Signature Page – Altus Power, Inc. – Amended and Restated Certificate of Incorporation]

Exhibit E

[ALTUS POWER, INC.]

2021 OMNIBUS INCENTIVE PLAN

See Annex E of the Proxy Statement

Exhibit F

[ALTUS POWER, INC.]

2021 EMPLOYEE STOCK PURCHASE PLAN

See Annex F of the Proxy Statement

Exhibit G

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

ALTUS POWER, LLC

Dated as of [•]

This Amended and Restated Certificate of Formation for Altus Power, LLC is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”).

1. Name. The name of the limited liability company formed hereby is Altus Power, LLC (the “Company”).

2. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Registered Agent Solutions, Inc., 9 E Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901.

3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is Registered Agent Solutions, Inc., 9 E Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901.

* * *

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation of Altus Power, LLC as of the date first above written and submits it for filing in accordance with the Act.

Altus Power, Inc., as managing member

By:
Name:
Title:

[Signature Page – Altus Power, LLC – Amended and Restated Certificate of Formation]

Exhibit H

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ALTUS POWER, LLC

THE UNDERSIGNED is executing this Amended and Restated Limited Liability Company Agreement (this “Agreement”) as of [•] for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq. as amended, (the “Act”), and does hereby agree as follows:

1. Name. The name of the Company shall be Altus Power, LLC, or such other name Altus Power, Inc., as managing member (the “Managing Member”) may from time to time hereafter designate.

2. Definitions. Capitalized terms used but not defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

3. Purpose. The purpose of the Company shall be, directly or indirectly, through subsidiaries or affiliates, to engage in any lawful activity permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Managing Member deems necessary or advisable in connection with the foregoing.

4. Offices.

(a) The principal place of business and office of the Company shall initially be located at, and the Company’s business shall be conducted from, such place or such other places as the Managing Member may designate from time to time.

(b) The address of the registered office of the Company in the State of Delaware shall be c/o Registered Agent Solutions, Inc., 9 E Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Registered Agent Solutions, Inc., 9 E Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901. The Managing Member may from time to time, without the consent of any other person or entity, change the registered agent or office by an amendment to the certificate of formation of the Company and this Agreement.

5. Members; Units. The sole member of the Company as of the date hereof is the Managing Member, whose business address is Altus Power, Inc., 2100 McKinney Avenue, Suite 1250, Dallas, TX 75201. The Managing Member was admitted to the Company as a member of the Company upon its execution of a counterpart to this Agreement. The limited liability company interests in the Company shall be represented by membership units (the “Membership Units”) and the total number of Membership Units which the Company shall have authority to issue is 1,000. Each Membership Unit shall represent an equal unit of limited liability company interest in the Company. The number of Membership Units held by the Managing Member as of the date hereof is set forth on Schedule B hereto. The Managing Member shall amend and revise Schedule B from time to time to properly reflect any changes to the information included therein.

6. Term. The term of the Company shall commence on the date of filing of the certificate of formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 11 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7. Management of the Company.

(a) The Managing Member shall have the exclusive right to manage the business of the Company, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company and, in general, all powers permitted to be exercised by a managing member under the laws of the State of Delaware. The Managing Member may appoint, employ or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such person or entity such authority to act on behalf of the Company and assign title to any such person or entity, as the Managing Member may from time to time deem appropriate. The initial offices of the Company and the initial officers of the Company serving in such offices designated by the Managing Member are set forth on Schedule A hereto. The Managing Member and each of the officers of the Company are hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by the Managing Member or any officer of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

(b) Notwithstanding any provision to this Agreement, the Managing Member or any officer of the Company appointed by it, acting alone, is authorized to execute and deliver any document on behalf of the Company without the consent of any other person or entity.

8. Capital Contributions. The Managing Member shall make capital contributions to the Company in such amounts and at such times as it determines in its sole and absolute discretion are necessary in furtherance of the Company’s purposes.

9. Resignation. The Managing Member shall not resign from the Company except upon the transfer of all of its interest in the Company or the concurrent dissolution of the Company.

10. Distributions. The Managing Member may receive distributions in cash or in kind in such amounts and at such times as it shall determine in its sole and absolute discretion, subject to the requirements of the Act and other applicable law.

11. Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

(a) at any time there are no members of the Company, unless the Company is continued in accordance with the Act;

(b) the resignation of the Managing Member pursuant to Section 9 of this Agreement; or

(c) when required by a decree of judicial dissolution on each under Section 18-802 of the Act.

The bankruptcy of a member of the Company shall not cause such member to cease to be a member of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution.

12. Amendments. This Agreement may be amended only upon the written consent of the Managing Member.

13. Miscellaneous. The Managing Member shall have no liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware without regard to principles of conflicts of laws thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

Altus Power, Inc., as sole member

By:
Name:
Title:

[Signature Page to Amended and Restated LLC Agreement of Altus Power, LLC]

SCHEDULE A

A.	Initial Offices

[•]

B.	Initial Officers

NAME	TITLE
[•]	[•]

SCHEDULE B

(As of [•])

NAME OF MEMBER	NUMBER OF MEMBERSHIP UNITS
Altus Power, Inc.	1,000

Annex B

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of July 12, 2021, is made and entered into by and among CBRE Acquisition Holdings, Inc., a Delaware corporation (the “Company”), the Persons listed on Schedule A hereto (each, a “Company Investor” and collectively, the “Company Investors”) and Altus Power, Inc., a Delaware corporation (“Altus Power”). Each of the Company, the Company Investors and Altus Power may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company, CBAH Merger Sub I, Inc. (“First Merger Sub”), CBAH Merger Sub II, LLC (“Second Merger Sub”), Altus Power America Holdings, LLC (“Altus Holdings”), APAM Holdings LLC (“APAM”) and Altus Power have entered into that certain Business Combination Agreement, dated as of July 12, 2021 (as amended or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (i) prior to the Closing, Altus Power and its affiliates will effect, or cause to be effected, the Reorganization (as defined in the Business Combination Agreement), (ii) First Merger Sub will merge with and into Altus Power, with Altus Power surviving such merger as a wholly-owned subsidiary of the Company and (iii) Altus Power will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly-owned subsidiary of the Company (the mergers in (ii) and (iii), collectively, the “Mergers”);

WHEREAS, the Company, Sponsor and certain of the Persons listed as “Holders” on the signature page thereto (collectively, the “Company Holders”) are parties to that certain Registration and Stockholder Rights Agreement, dated December 10, 2020 (the “Prior Company Agreement”);

WHEREAS, Altus Power and certain of the Persons on the signature page thereto (collectively, the “Altus Holders”) are parties to that certain Second Amended and Restated Limited Liability Company Agreement of Altus Holdings, dated November 23, 2019 (the “Prior Altus Agreement”);

WHEREAS, effective as of the Closing, the Company and the Company Holders desire to terminate the Prior Company Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Company Agreement;

WHEREAS, effective as of the Closing, Altus Power and the Altus Holders desire to terminate the Prior Altus Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Altus Agreement; and

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below. Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement.

“Action” means any claim, action, cause of action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no Company Investor (including, for the avoidance of doubt, any Principal Investor or Designating Investor) or Holder shall be deemed an affiliate of the Company or any of its subsidiaries for purposes of this Agreement and neither the Company nor any of its subsidiaries shall be deemed an affiliate of any Company Investor (including, for the avoidance of doubt, any Principal Investor or Designating Investor) or Holder for purposes of this Agreement.

“Agreement” shall have the meaning given in the Preamble hereto.

“Altus Holders” shall have the meaning given in the Recitals hereto.

“Altus Holdings” shall have the meaning given in the Recitals hereto.

“Altus Power” shall have the meaning given in the Preamble hereto.

“Audit Committee” means the audit committee of the Board.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. The term “Beneficial Ownership” shall have the correlative meaning.

“Blackstone Director” shall have the meaning given in Section 6.1.1.

“Blackstone Investor” means GSO Altus Holdings LP, a Delaware limited partnership.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” means the board of directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.

“Bylaws” means the bylaws of the Company, as in effect on the Closing Date, as the same may be amended from time to time.

“Charter” means the certificate of incorporation of the Company, as in effect on the Closing Date, as the same may be amended from time to time.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Holders” shall have the meaning given in the Recitals hereto.

“Company Investor” and “Company Investors” shall have the meaning given in the Preamble hereto.

“Confidential Information” shall have the meaning given in Section 6.3.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Designated Director” shall have the meaning given in Section 6.1.1.

“Designating Investor” shall have the meaning given in Section 6.1.1.

“Disclosing Person” shall have the meaning given in Section 6.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust or other estate-planning vehicle that is created for the benefit of any one or more of such individuals or of which any one or more of the foregoing is a beneficiary.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“First Merger Sub” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Founder” shall mean each of (i) Gregg Felton, Felton Asset Management LLC, Vis Viridis Fiducia I, Vis Viridis Fiducia II, (ii) Lars Norell, Start Capital LLC, Start Capital Trust, Viola Profectus Trust, Excelsior Profectus Trust, Latifolia Profectus Trust and (iii) Anthony Savino, Savino Family 2021 Trust f/b/o Kira Savino Henderson, Savino Family 2021 Trust f/b/o Cloe Savino and Savino Family 2021 Trust f/b/o Maya Savino.

“Governing Documents” shall have the same meaning assigned to the term “CBAH Organizational Documents” in the Business Combination Agreement.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder” shall mean each of the Persons listed on Schedule A and any Transferee of any of the foregoing Persons’ Registrable Securities who or that becomes a party to this Agreement in accordance with the terms hereof, in each case, for so long as such Person Beneficially Owns or otherwise holds any Registrable Securities.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm the Company selects.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lock-Up Period” shall have the meaning given in Section 5.1(a).

“Lock-Up Shares” shall have the meaning given in Section 5.1(a).

“Losses” shall have the meaning given in Section 6.4.1.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Mergers” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus, (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“NASDAQ” shall have the meaning given in Section 6.1.1.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Governing Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with governmental or regulatory entities or authorities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or appointing certain Persons (including to fill vacancies) and providing the same level of efforts and provide the same level of support as is used and/or provided for the other director nominees of the Company for election of such Persons to the Board in connection with the annual or special meeting of stockholders of the Company.

“NewCo” shall have the meaning given in Section 7.12.

“NYSE” shall have the meaning given in Section 6.1.1.

“Party” and “Parties” shall have the meaning given in the Preamble hereto.

“Permitted Recipients” shall have the meaning given in Section 6.3.

“Permitted Transferees” means with respect to any Person, (a) any Family Member of such Person, (b) any affiliate of such Person, and (c) any affiliate of any Family Member of such Person; provided, however, that Permitted Transferees shall not include (x) any affiliate under clause (b) or (c) who operates or engages in a business which competes with the business of the Company or Altus Power or (y) any portfolio company of a private equity or other financial sponsor in which such private equity or other financial sponsor or any of its respective investment fund or managed account affiliates have made a debt or equity investment.

“Permitted Use” shall have the meaning given in Section 6.3.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Principal Investor” shall mean each of the Founders, the Blackstone Investor and the Sponsor and each of their respective Permitted Transferees that or who becomes a party to this Agreement in accordance with the terms hereof.

“Principal Investor Indemnitee” shall have the meaning given in Section 6.4.1.

“Prior Altus Agreement” shall have the meaning given in the Recitals hereto.

“Prior Company Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall mean warrants to acquire 7,366,667 shares of Common Stock, each warrant entitling the holder to purchase one share of Common Stock at an exercise price of $11.00 per share of Common Stock, issued to the Sponsor in a private placement upon the closing of the initial public offering of the Company.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock held by a Holder immediately following the Closing (including shares of Common Stock distributable pursuant to the Business Combination Agreement and shares of Common Stock issuable to the Sponsor pursuant to the Sponsor Subscription Agreement), (b) any shares of Common Stock issued or issuable upon the conversion of any shares of Class B Common Stock from time to time; (c) any Private Placement Warrants and any shares of Common Stock issued or issuable upon the exercise thereof from time to time, (d) any shares of Common Stock or options or warrants to purchase, or other equity securities of the Company exercisable or exchangeable for, or convertible into, shares of Common Stock (including any Common Stock issued or issuable upon the exercise of any such option, warrant or other equity security) of the Company otherwise acquired or owned by a Holder following the date hereof (including any warrants that may be acquired by the Sponsor upon conversion of loans to the Company for expenses at or prior to the Closing, but excluding any security received pursuant to an equity incentive plan adopted by the Company or any security issued or issuable upon the exercise or conversion of any such security), and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale and without current public information pursuant to Rule 144); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and fees of any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of up to $75,000 of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments

(including post-effective amendments) and supplements to such registration statement or Prospectus, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Second Merger Sub” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall mean CBRE Acquisition Sponsor, LLC, a Delaware limited liability company.

“Sponsor Director” shall have the meaning given in Section 6.1.1.

“Sponsor Subscription Agreement” shall mean the Subscription Agreement to which the Sponsor is a party as a subscriber.

“Subscription Agreements” means the subscription agreements, dated as of July 12, 2021, by and between the Company and the other parties named therein, with respect to the subscriptions for shares of Common Stock.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Third Party Claims” shall have the meaning given in Section 6.4.1.

“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall file within forty-five (45) days after the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligations under this Section 2.1.1 shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company’s obligations under this Section 2.1.2 shall, for the avoidance of doubt, be subject to Section 3.4.

If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on Form S-1 or another appropriate form.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of any such Holder, shall use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered within sixty (60) days of such request by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time, following the expiration of any applicable Lock-Up Period, when an effective Shelf is on file with the Commission, any Principal Investor (in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, including any Block Trade, an “Underwritten Shelf Takedown”); provided, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder with a total offering price reasonably expected to exceed, in the aggregate, $75 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.3, the Company and the Demanding Holder shall jointly select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks). The Principal Investors may demand not more than one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 in any ninety (90)-day period; provided, however, that this number of offerings may be increased by the decision of the Audit Committee; provided, further, that any Block Trade effected pursuant to Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggyback rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (if any) (the “Requesting Holders”) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (pro rata based on the respective number of Registrable Securities held by each Demanding Holder and Requesting Holder) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons, pro rata, which can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable

Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, the Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Shelf Takedown; provided, that any Principal Investor may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Principal Investors. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided, that, if a Principal Investor elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Principal Investor for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if the withdrawing Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.2.4, if the Company proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of securityholders of the Company, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (and in the case of an “overnight” or “bought” offering, such requests must be made by the Holders within one (1) Business Day after the delivery of any such notice by the Company) (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration in connection with an Underwritten Offering shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that includes a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities held by each Holder, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggyback registration rights of other securityholders of the Company, which can be sold without exceeding the Maximum Number of Securities; provided, for the avoidance of doubt, if the Maximum Number of Securities has been reached under the foregoing clause (A), the Company shall not be required to offer to the Holders or other securityholders of the Company an opportunity to participate in such registered offering.

(b) If the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons and the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of shares of Common Stock or other equity securities, if any, of such requesting Persons and the number of Registrable Securities held by each Holder, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights; Inapplicability to Block Trades. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4. Furthermore, this Section 2.2 shall not apply to any Block Trade initiated by a Principal Investor.

2.3 Market Stand-off.

2.3.1 In connection with any Underwritten Offering of equity securities of the Company, each Holder participating in such Underwritten Offering agrees that it shall not Transfer any Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), subject to customary exceptions including without limitation transfers to affiliates, gifts, exercise of options, without the prior written consent of the Company, during the thirty (30)-day period beginning on the date of pricing of such offering or such other period during which the Company agrees not to conduct an underwritten primary offering of Common Stock or other equity securities, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades.

2.4.1 Subject to Section 3.4, at any time and from time to time when an applicable Lock-Up Period is not in effect and when an effective Shelf is on file with the Commission and effective, if a Principal Investor wishes to engage in an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) all remaining Registrable Securities held by such Principal Investor, then notwithstanding the time periods provided for in Section 2.1.4, such Principal Investor shall notify the Company of the Block Trade at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided, that the Principal Investors representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade; provided, further, that if, in connection with a Block Trade, the Company is not required to take any actions to facilitate such Block Trade (other than customary coordination with the Company’s transfer agent to remove any restrictive legends from the shares of Common Stock disposed of in such Block Trade but not procuring the delivery of an opinion by the Company’s counsel), then (i) the $50 million offering size requirement under clause (x) above shall not apply and (ii) a Principal Investor shall not be required to notify the Company prior to such Block Trade.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Principal Investor initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

2.4.3 The Principal Investor initiating a Block Trade pursuant to this Section 2.4 shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable, or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holder(s) or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter, sales agent or placement agent of such offering;

3.1.14 make available to its securityholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $75 million with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to without such information. No Person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, cause serious and irreparable harm to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities, provided, however, that the Company shall not exercise its rights under this Section 3.4.2 on more than three (3) occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12) month period.

3.4.3 (a) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided, that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to Section 2.1.4, one or more Demanding Holders have requested an Underwritten Shelf Takedown and the Company and such Demanding Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or Section 2.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish each such Holder with true and complete copies of all such filings; provided, that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to such Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

REGISTRATION RIGHTS INDEMNIFICATION AND CONTRIBUTION

4.1 Registration Rights Indemnification.

4.1.1 The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder of Registrable Securities, and each of such Holder’s officers, directors, employees, managers and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, free writing prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such Registration, qualification, compliance or sale, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by the Company of any Law applicable to the Company in connection with any such Registration, qualification, compliance or sale, or (C) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company will undertake such Registration or qualification on behalf of the Holders of such Registrable Securities (provided, that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities), and will reimburse, as incurred, each such Holder and each such director, officer, employee, manager and controlling Person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the Company will not be liable in any such case to the extent that such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information with respect to such Holder as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, shall indemnify and hold harmless the Company, its directors, officers, employees, managers and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) arising out of or resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

TRANSFER RESTRICTIONS

5.1 Lock-Up.

(a) Except as otherwise consented to by the Company in its sole discretion, each Holder severally, and not jointly, agrees with the Company not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers (i) permitted pursuant to Section 5.2 or (ii) permitted pursuant to Article II. The “Lock-Up Period” shall be (x) in the case of the Founders and the Sponsor and their respective Permitted Transferees, the period commencing on the Closing Date and ending on the first anniversary of the Closing Date and (y) in the case of each other Holder (including the Blackstone Investor) and its Permitted Transferees, the period commencing on the Closing Date and ending on the date that is 270 days following the Closing Date; provided, that solely in the case of clause (y) if the Last Reported Sale Price per share of Common Stock exceeds $12.00 on each of at least twenty (20) Trading Days (whether or not consecutive) during any thirty (30) Trading Day period beginning after the date that is 150 days following the Closing Date, then the Lock-Up Period shall be deemed to have expired. The “Lock-Up Shares” means the Registrable Securities held by the Holders as of the Closing Date after the consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement.

(b) During the Lock-Up Period, any purported Transfer of Lock-Up Shares not in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

(c) Each Holder acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, the Lock-Up Shares Beneficially Owned or otherwise held by such Holder shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Authority, including all applicable holding periods under the Securities Act and other rules of the Commission.

5.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, a Holder may Transfer, without the consent of the Company, any of such Holder’s Lock-Up Shares to (i) any of such Holder’s Permitted Transferees, upon written notice to the Company, or (ii) (a) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; (b) in the case of an individual, pursuant to a qualified domestic relations order; or (c) pursuant to any liquidation, merger, stock exchange or other similar transaction (other than the Mergers) which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock or other equity securities of the Company for cash, securities or other property; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii) above, (x) the restrictions and obligations contained in Section 5.1 and this Section 5.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and such Transferee shall agree to be bound by such restrictions and obligations in writing and acknowledged by the Company, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Agreement, unless, for the avoidance of doubt, such

Transferee is a Permitted Transferee in accordance with this Agreement. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor pursuant to this Section 5.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering an addendum agreement substantially in the form attached as Exhibit A or such other form as is reasonably acceptable to the Company, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement. Notwithstanding the foregoing provisions of this Section 5.2, a Holder may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the underlying Lock-Up Shares, or (B) followed by a change in the relationship between such Holder and such Permitted Transferee (or a change of control of such Holder or Permitted Transferee) after the Transfer with the result and effect that such Holder has indirectly made a Transfer of Lock-Up Shares by using a Permitted Transferee, which Transfer would not have been directly permitted under this Article V had such change in such relationship occurred prior to such Transfer).

5.3 Compliance with Laws. Notwithstanding any other provision of this Agreement, each Holder agrees that it will comply with the Securities Act and other applicable Laws in connection with any direct or indirect Transfer by such Holder of any Common Stock.

ARTICLE VI

GOVERNANCE

6.1 Board of Directors.

6.1.1 Sponsor and Blackstone Investor Representation. From and after the Closing, the Company shall take all Necessary Action such that one (1) individual designated by the Sponsor, who will be the Class B Director (as defined in the Charter) for so long as the Sponsor or its Permitted Transferees have the right to elect the Class B Director (the “Sponsor Director”) and one (1) individual designated by the Blackstone Investor (the “Blackstone Director” and, together with the Sponsor Director, each a “Designated Director” and the Sponsor and the Blackstone Investor, each a “Designating Investor”) are included in the slate of nominees recommended by the Board or duly constituted committee thereof for election as directors at each applicable annual meeting of the Company at which such Designated Director’s term would expire, and shall use the level of efforts and provide the same level of support with respect to the election of such Designated Director at any such meeting of stockholders as is used and/or provided for the election of the other director nominees of the Company at such meeting, provided that, with respect to the Sponsor Director, (x) prior to the date of the annual meeting of the Company first occurring after the date that all shares of Class B Common Stock have become Conversion Shares pursuant to the Charter, in lieu of the foregoing, the Company shall take all Necessary Action (if any) in respect of the election, removal and filling of any vacancy in respect of the Class B Director (as defined in the Charter) as instructed in writing by the Sponsor, and (y) in connection with such annual meeting, the Company shall take all Necessary Action such that the individual who had been serving as the Class B Director until such meeting (or any other individual who may be nominated by the Sponsor in accordance with this Section 6.1) is included in the slate of nominees recommended by the Board or duly constituted committee thereof for election as a director at such annual meeting in the class of directors that is then up for election at such annual meeting in accordance with the Charter (or, if the Board determines that inclusion of such individual in such class would not be in accordance with the proportionality requirements set forth in the Charter, then in the next eligible class of directors). Notwithstanding anything to the contrary in this Agreement or the Governing Documents, the nomination procedures in Section 2.03 of the Bylaws shall not apply to a Designated Director, who shall instead be designated by the relevant Designating Investor in a written notice delivered to the Company. The initial Sponsor Director is William Concannon and the initial Blackstone Director is Robert Horn, and each shall be added to the Board pursuant to, and in accordance with, Section 2.07(a) of the Business Combination Agreement.

A Designating Investor shall only designate a Person to be its Designated Director (i) who is not prohibited from or disqualified from serving as a director of the Company pursuant to any rule or regulation of the Commission, the New York Stock Exchange (“NYSE”), the Nasdaq Global Select Market or the Nasdaq Global Market (together with the Nasdaq Global Select Market, “NASDAQ”), as applicable, or applicable Law and (ii) with respect to which no event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the Exchange Act has occurred. In the event that the Board objects to the nomination for election of any Designated Director to the Board pursuant to the terms of this Section 6.1, and such Designated Director in fact fails to meet the criteria set forth above, the Board shall nominate or appoint, as applicable, another individual designated by the relevant Designating Investor that meets the criteria set forth in this Section 6.1. The Company’s obligations pursuant to this Section 6.1.1 shall be subject to each Designated Director providing (i) any information that is reasonably required to be disclosed in any filing, report or disclosure under any rule or regulation of the Commission, NYSE or NASDAQ, as applicable, or applicable Law, and (ii) if required by applicable Law, such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected. Nothing in this Agreement shall confer any third-party beneficiary or other rights upon any Person designated hereunder as a Designated Director whether during or after such Person’s service on the Board.

6.1.2 Removal; Vacancies. The relevant Designating Investor shall have the right to designate a director for election or appointment, as applicable, to the Board to fill a vacancy created by reason of death, removal or resignation of its Designated Director, provided, that any new Designated Director, other than the initial Designated Director of Designating Investor, shall meet the requirements set forth in Section 6.1.1, and provided such requirements set forth in Section 6.1.1 are met, the Company shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, a replacement director designated by such Designating Investor in accordance with this Section 6.1.2 as promptly as practicable after such designation. Each Party agrees not to take action to remove any Designated Director from office unless such removal is for cause or if the relevant Designating Investor is no longer entitled to nominate such director pursuant to this Article VI. Notwithstanding the foregoing, nothing in this Section 6.1.2 is intended, nor shall be construed, to (i) constitute a voting trust, proxy or any other arrangement vesting another person with authority to exercise the voting power of any or all of the Common Stock of the Company Investors or (ii) require any Party to vote their voting equity interests in the Company for the election of a Designated Director.

6.1.3 Reimbursement of Expenses; Indemnification; Amendments. For so long as any Designated Director serves as a director of the Company, (i) the Company shall provide such Designated Director with the same expense reimbursement, benefits, indemnification, exculpation and other arrangements provided to the other non-executive directors of the Company and (ii) the Company shall not following the Closing Date amend, alter, repeal or waive (x) any right to indemnification or exculpation covering or benefiting any Designated Director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, the Governing Documents and any indemnification agreements with directors (whether such right is contained in the Governing Documents or another document), except to the extent such amendment or alteration does not adversely affect the right to indemnification or exculpation covering or benefiting such Designated Director, or (y) any provision of the Governing Documents if such amendment, alteration, repeal or waiver adversely affects the rights or obligations of the relevant Designating Investor or such Designated Director.

6.1.4 Termination of Rights. The rights of a Designating Investor under this Section 6.1 to designate a director to the Board shall terminate at such time as (i) in the case of the Sponsor, from and after the date that all shares of Class B Common Stock have become Conversion Shares pursuant to the Charter, the date the Sponsor and its Permitted Transferees that or who are Parties cease to Beneficially Own or otherwise hold, in aggregate, shares of Common Stock equal to at least 50% of the sum of (A) the total number of Conversion Shares (as defined in the Charter) that are received by the Sponsor and its Permitted Transferees from and after the date of this Agreement through the date that all shares of Class B Common Stock have become Conversion Shares pursuant to the Charter plus (B) 7,000,000 (which is the total number of shares purchased by the Sponsor pursuant to its Subscription Agreement (disregarding the Backstop Amount (as defined in such Subscription Agreement), and (ii) in the case of the Blackstone Investor, the date the Blackstone Investor and its Permitted

Transferees that or who are Parties cease to Beneficially Own or otherwise hold, in aggregate, at least 5% of the outstanding shares of Common Stock.

6.2 Company Cooperation; Policies. Each Designating Investor acknowledges that, subject to Section 6.3 and Section 6.5, its Designated Director will be subject to all applicable corporate governance, conflict of interest, confidentiality and insider trading policies and guidelines of the Company, each as approved by the Board from time to time to the extent such policies and guidelines are applicable to all non-executive directors. For so long as a Designated Director is serving or participating on the Board, under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board be deemed to be violated by such Designated Director if he or she (x) accepts an invitation to serve or serves on another board of directors of a company whose principal lines(s) of business do not compete with the principal line(s) of business of the Company or fails to notify an officer or director of the Company prior to doing so, or (y) receives compensation from the relevant Designating Investor or any of its affiliates, and it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 6.2 shall not apply to the Designated Directors or the Designating Investors to the extent inconsistent with this Section 6.2.

6.3 Sharing of Information. To the extent permitted by applicable Law, each of the Parties agrees and acknowledges that each Designated Director (each, a “Disclosing Person”) may share confidential, non-public information about the Company and its subsidiaries (“Confidential Information”) with the relevant Designating Investor and its affiliates and each of the foregoing Person’s directors, officers, employees and advisors (collectively, “Permitted Recipients”) solely for the purposes of assisting the Disclosing Person in his or her role as a director of the Company or for monitoring and evaluating such Designating Investor’s or its affiliates’ investments in the Company or any of its subsidiaries and/or for or relating to the provision of services to or the conduct of any business with the Company or any of its subsidiaries (including, in the case of the Sponsor, pursuant to or as contemplated by the Collaboration Agreement) (the “Permitted Use”). Each Designating Investor covenants and agrees (i) that it, and its Permitted Recipients, will use the Confidential Information only in furtherance of the Permitted Use and (ii) that it, and its Permitted Recipients, will not at any time, except with the prior written consent of the Company, disclose any Confidential Information known to it to any third party, unless in the case of the foregoing clause (ii), (A) such information becomes known to the public through no fault of the Designating Investor or any of its Permitted Recipients, (B) disclosure is required by applicable Law (including any filing following the Closing with the Commission pursuant to applicable securities Laws) or court of competent jurisdiction or requested by a Governmental Authority or pursuant to or in connection with any Action; provided, that (other than in the case of any required filing following the Closing Date with the Commission or in connection with any routine audit or examination as described below), to the extent legally permissible, such Designating Investor promptly notifies the Company of such requirement or request and takes reasonable efforts to minimize the extent of any such required disclosure, (C) such information was available or becomes available to such Designating Investor or any of its Permitted Recipients before, on or after the Closing, without restriction, from a source (other than the Company) without any breach of obligation of confidentiality to the Company or any of its subsidiaries or (D) such information was independently developed by such Designating Investor or any of its Permitted Recipients without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Designating Investor from disclosing Confidential Information (x) to any Permitted Recipient of such Designating Investor in connection with the Permitted Use, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Designating Investor shall be responsible for any breach of this Section 6.3 by any such Permitted Recipient, or (y) if such disclosure is made to a Governmental Authority with jurisdiction over such Designating Investor or any of its Permitted Recipients in connection with a routine audit or examination that is not specifically directed at the Company or the Confidential Information, provided, that such Designating Investor or such Permitted Recipient shall request that confidential treatment be accorded to any information so disclosed. No Confidential Information shall be deemed to be provided to any Person, including any Permitted Recipient of any Designating Investor, unless such Confidential Information is actually provided to such Person. Each Designating Investor further acknowledges, on behalf of itself and its Permitted Recipients, that the Confidential Information may contain material non-public information under applicable U.S.

federal and state securities Laws, and that each such Person is aware of its obligations thereunder and will evaluate the Confidential Information it may receive consistent with such obligations.

6.4 Indemnification; Exculpation.

6.4.1 From and after the Closing, the Company agrees to indemnify and hold harmless each Principal Investor and their respective directors, officers, partners, members, direct and indirect owners, managers, affiliates and controlling persons (each, an “Principal Investor Indemnitee”) from and against any and all liability, damages, obligations, costs, fines, injuries and reasonable expenses, including reasonable accountant’s and reasonable attorney’s fees and expenses (collectively, “Losses”) in connection with claims, actions, suits, proceedings or arbitrations by or involving a third party (including stockholder derivative claims on behalf of the Company) (“Third Party Claims”) against one or more Principal Investor Indemnitees arising out of, resulting from, or relating to (i) a Principal Investor Indemnitee’s purchase of any securities of the Company in connection with the Closing, (ii) the negotiation or execution of the Business Combination Agreement or the other agreements negotiated or executed in connection therewith or referred to therein or the consummation of the transactions contemplated thereby or (iii) the capacity of any Principal Investor Indemnitee, prior to or at the Closing, as a director, officer, manager, affiliate or controlling person of the Company or any of Principal Investor, as the case may be. Subject to the next two sentences, the Company shall reimburse each Principal Investor Indemnitee for all reasonable and documented out-of-pocket expenses (including reasonable fees and disbursements of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any Third Party Claim. The foregoing indemnification and expense reimbursement rights in this Section 6.4.1 shall not be available to the extent that (x) any such Losses are incurred as a result of such Principal Investor Indemnitee’s gross negligence, willful misconduct or bad faith or (y) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable Law or public policy. For purposes of this Section 6.4.1, none of the circumstances described in the limitations contained in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Principal Investor Indemnitee as to any previously advanced indemnity or expense reimbursement payments made by the Company under this Section 6.4.1, then such payments shall be promptly repaid by such Principal Investor Indemnitee to the Company. The rights of any Principal Investor Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument to which such Principal Investor Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law. Under no circumstance shall the Company or any of its subsidiaries be entitled to any right of subrogation to or contribution from any Principal Investor Indemnitee or any other Person from which such Principal Investor Indemnitee is indemnified or otherwise recovers and no right of indemnification or other recovery any Principal Investor Indemnitee may have from such other Person shall reduce or otherwise alter the rights of such Principal Investor Indemnitee or the obligations of the Company under this Section 6.4.1. Notwithstanding the foregoing, in respect of any Third Party Claim against a Principal Investor Indemnitee, such Principal Investor Indemnitee shall use commercially reasonable efforts to pursue all applicable claims under applicable insurance policies and such Principal Investor Indemnitee recovers proceeds from any such insurance claims, such net proceeds (after deducting any costs of recovery) shall be paid to the Company up to, but not in excess of the amount actually paid by the Company on behalf of such Principal Investor Indemnitee in respect of such Third Party Claim. The Principal Investor Indemnitee shall have the right to defend any third party claim with counsel of its own choosing, provided that the Company will be entitled at its election and at its cost to participate in the defense of such third party claim upon which indemnification is or may be due pursuant to this Section 6.4.1. The Principal Investor Indemnitee will not without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) effect any settlement of any threatened or pending third party claim in which the Company is liable for indemnification hereunder. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying a Principal Investor Indemnitee, shall, if and to the extent permitted by Law, contribute to the amount paid or payable by such Principal Investor Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Principal Investor Indemnitee in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

6.4.2 The Company agrees to pay or reimburse each Principal Investor Indemnitee for all reasonable, out-of-pocket costs and expenses of such Principal Investor Indemnitee (including reasonable attorneys’ fees, charges, disbursement and expenses) incurred in connection with the enforcement or exercise by such Principal Investor Indemnitee of any right (including the right to defend any third party claim) granted to it or provided for hereunder.

6.5 Other Business Opportunities.

6.5.1 The Parties expressly acknowledge and agree that to the fullest extent permitted by applicable Law: (i) each Designating Investor and its affiliates and its Designated Director have the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company or any of its subsidiaries or deemed to be competing with the Company or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or equityholder or debtholder of any other Person, with no obligation to offer to the Company or any of its subsidiaries, or any other Company Investor or any other holder of equity securities of the Company, the right to participate therein; (ii) each Designating Investor and its affiliates and its Designated Director may invest in, or provide services to, any Person that directly or indirectly competes with the Company or any of its subsidiaries; and (iii) in the event that any Designating Investor or any of its affiliates or its Designated Director, respectively, acquires knowledge of a potential transaction or matter (unless, with respect to such Designated Director, such transaction or matter is expressly presented to such Designated Director in writing and solely in such Designated Director’s capacity as a director of the Company) that may be a corporate or other business opportunity for the Company or any of its subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its subsidiaries or any other Company Investor or any other holder of equity securities of the Company, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its subsidiaries or any other Company Investor or any other holder of equity securities of the Company (or its respective affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company or any of its subsidiaries or any other Company Investor or any other holder of equity securities of the Company (or its respective affiliates). For the avoidance of doubt, the Parties acknowledge that this Section 6.5.1 is intended to disclaim and renounce, to the fullest extent permitted by applicable Law, any right of the Company or any of its subsidiaries with respect to the matters set forth herein, and this Section 6.5.1 shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by Law.

6.5.2 Each of the Parties hereby, to the fullest extent permitted by applicable Law:

(a) confirms that neither a Designating Investor nor any of its affiliates have any fiduciary or similar duty to the Company or any of its subsidiaries or to any other Company Investor or other equityholder of the Company;

(b) acknowledges and agrees that (A) in the event of any conflict of interest between the Company or any of its subsidiaries, on the one hand, and such Designating Investor or any of its affiliates (or its Designated Director acting in his or her capacity as such), on the other hand, such Designating Investor or such affiliate may act in its best interest and (B) neither such Designating Investor nor any of its affiliates (or its Designated Director) shall be obligated (1) to reveal to the Company or any of its subsidiaries confidential information belonging to or relating to the business or affairs of the Designating Investor or any of its affiliates or (2) to recommend or take any action in its capacity as a direct or indirect equityholder of the Company or any of its subsidiaries that prefers the interest of the Company or any of its subsidiaries over the interest of the Designating Investor or any of its affiliates; and

(c) waives any claim or cause of action against each Designating Investor and its affiliates, and any director, officer, employee, agent or affiliate of any such Person that may from time to time arise in respect of a breach by any such Person of any duty or obligation disclaimed under this Section 6.5.

6.5.3 Each of the Parties agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 6.5 shall not apply to any alleged claim or cause of action against any Designating Investor or any of its affiliates based upon the breach or nonperformance by such Person of this Agreement or any other agreement to which such Person is a party.

6.5.4 The provisions of this Section 6.5, to the extent that they restrict the duties and liabilities of any Designating Investor or any of its affiliates or its Designated Director otherwise existing at law or in equity, are agreed by the Parties to replace such other duties and liabilities of such Designating Investor or any of its affiliates or its Designated Director to the fullest extent permitted by applicable Law.

6.6 Amendments. Each Party agrees to not amend, alter, repeal or waive (i) Section A or Section C of Article VI, Article VII, Article IX or Article X of the Charter or Section 2.03, Section 2.13, Section 3.05 or Article VIII of the Bylaws without the prior written consent of each Designating Investor so long as such Designating Investor is a holder of any equity security of the Company or (ii) so long as any Class B Common Stock remains outstanding, Section II of Article IV, Section A, Section C or Section F of Article VI or Section A or Section B of Article VIII of the Charter.

6.7 Application of Provisions to Certain Company Investors. Notwithstanding anything to the contrary set forth in this Agreement, without limitation to any Party’s obligations under this Article VI, no Person other than the Sponsor, the Blackstone Investor, the Founders, the Company and Persons who have express third-party beneficiary rights under any provision of this Article VI pursuant to Section 7.2.5 shall have any rights under, or any right (directly or indirectly) to enforce or to cause the Company to enforce, or any right to consent to any amendment or waiver of, any provision of this Article VI.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. All notices, requests, claims, demands and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in Person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Altus Power:

Altus Power, Inc.

102 Greenwich Ave

Greenwich, CT 06830

Attention: Gregg Felton

Lars Norell

Email: gregg.felton@altuspower.com

   lars.norell@altuspower.com

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Carl Marcellino

Email: Carl.Marcellino@ropesgray.com

If to the Company:

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue, Suite 1250

Dallas, TX 75201

Attn: Cash Smith

Email: Cash.Smith@cbre.com

with a copy to (which shall not constitute actual or constructive notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: William Brentani

Mark D. Pflug

Email: wbrentani@stblaw.com

   mpflug@stblaw.com

If to any Company Investor, to such address indicated on the Company’s records with respect to such shareholder party or to such other address or addresses as such shareholder party may from time to time designate in writing.

7.2 Assignment; No Third Party Beneficiaries.

7.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company, in whole or in part, without the prior written consent of the other parties.

7.2.2 Subject to Article V, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement in respect of such Holder’s Registrable Securities, in whole or in part, to any Person to whom it Transfers Registrable Securities; provided, that such Registrable Securities remain Registrable Securities following such Transfer and such Person agrees to become bound by the terms and provisions of this Agreement by executing and delivering an Addendum Agreement substantially in the form of Exhibit A hereto or such other form as is reasonably acceptable to the Company; provided, that no Holder may assign any rights under Article VI (including the right to a Designated Director) to any other Person (other than a Permitted Transferee), although for the avoidance of doubt, any such Person shall be subject to the obligations set forth in Article VI.

7.2.3 No Company Investor (including, for the avoidance of doubt, a Principal Investor or Designating Investor) may assign or delegate any of its (or his or her) rights, duties or obligations under this Agreement without the prior written consent of the Company, provided, that such Company Investor may assign or delegate any of its rights, duties and obligations to a Permitted Transferee of such Company Investor to which such Company Investor Transfers any of its (or his or her) Registrable Securities subject to, and in accordance with, Article V, provided, further, that the Company shall have received written notice of such assignment and the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

7.2.4 Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 7.2 shall be null and void, ab initio.

7.2.5 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, provided that (i) the Persons entitled to indemnification pursuant to Section 4.1 shall be express third-party beneficiaries of Section 4.1, (ii) the Principal Investor Indemnitees (including each Designated Director) shall be express third-party beneficiaries of Section 6.4, (iii) each Designated Director shall be an express third-party beneficiary of Section 6.2, Section 6.3 and Section 6.5 and (iii) each of the foregoing Persons shall be an express third-party beneficiary of this Section 7.2.5.

7.3 Captions; Counterparts. The headings, subheadings and captions contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement and any amendment hereto and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement or such amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the Parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

7.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

7.5 Jurisdiction; Waiver of Jury Trial.

7.5.1 Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the Borough of Manhattan, State of New York, New York County), for the purposes of any Action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 7.5 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 7.1 shall be effective service of process for any such Action.

7.5.2 EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.

7.6 Amendments and Waivers. Subject to Section 6.6 and Section 6.7, upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification (including with respect to any defined term as used herein, whether or not such defined term is defined herein) would be adverse in any material respect to the rights or increase or extend in any material respect the obligations hereunder of a Principal Investor, the written consent of such Principal Investor will also be required; provided, further, that any amendment or modification to, or waiver of, Article VI (including with respect to any defined term as used therein, whether or not such defined term is defined therein) that adversely affects any right granted to or increases or extends the obligations of any Designating Investor (including with respect to any Designated Director designated by such Designating Investor) shall require the prior written consent of such Designating Investor; provided, further, that in the event any such waiver, amendment or modification (including with respect to any defined term as used herein, whether or not such defined term is defined herein) would be disproportionate and adverse in any material respect to the rights or increase or extend in any material respect the obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Party and any other Party or any failure or delay on the part of any Party in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of such Party. No single or partial exercise of any rights or remedies under this Agreement by a Party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such Party.

7.7 Termination of Existing Registration Rights. The Company represents and warrants that no Person has any right to require the Company to register any of the Company’s equity securities for sale or to include any of the Company’s equity securities in any registration filed by the Company for the sale of equity securities for its own account or for the account of any other Person, other than the Holders of Registrable Securities and the subscriber parties to the Subscription Agreements. As of the Closing, the Prior Company Agreement and the Prior Altus Agreement shall be terminated and thereupon the registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of any Persons with respect to any shares or securities of the Company or Altus Power granted under any other agreement (other than the Subscription Agreements), including, but not limited to, the Prior Company Agreement and the Prior Altus Agreement, and

any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

7.8 Term.

7.8.1 This Agreement shall terminate upon the earliest of (A) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), (B) the date as of which there are no longer any Registrable Securities Beneficially Owned or otherwise held by any Party, (C) the dissolution, liquidation or winding up of the Company or (D) upon the unanimous agreement of the Holders; provided that, prior to the date this Agreement terminates, a Company Investor will cease to have any rights under this Agreement and all obligations of the Company to such Company Investor under this Agreement shall terminate upon the date such Company Investor ceases to Beneficially Own or otherwise hold any shares of Common Stock or any options, warrants or other equity securities of the Company exercisable or exchangeable for, or convertible into, shares of Common Stock.

7.8.2 Notwithstanding anything herein to the contrary, in the event the Business Combination Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect.

7.8.3 Notwithstanding anything herein to the contrary, the provisions of Article IV, Sections 6.2 (solely to the extent the applicable corporate governance, conflict of interest, confidentiality and insider trading policies and guidelines of the Company as of the date the Designated Director no longer serves on the Board apply by their terms to a former member of the Board), 6.3, 6.4, 6.5, 6.6, 6.7, 7.1, 7.2, 7.4, 7.5, 7.6, 7.8, 7.9, 7.10 and 7.11 shall survive, and remain in full force and effect following, any termination of this Agreement.

7.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

7.10 Entire Agreement. Except as otherwise contemplated herein, this Agreement, together with the Schedules and Exhibits to this Agreement, the Business Combination Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter, including without limitation the Prior Company Agreement and the Prior Altus Agreement.

7.11 Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and the Company agree that the arrangements contemplated by this Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining Beneficial Ownership of such Holder, it shall disclaim any Beneficial Ownership by virtue of this Agreement of the Company’s equity securities owned by the other Holders, and the Company agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and the Company acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement, and the Company acknowledges that the Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement. The decision of each Holder to enter into this Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in the Company and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Common Stock or enforcing its rights under this Agreement. The Company and each Holder confirms that each Holder has had the opportunity to independently participate with the Company and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of the Company, not the action or decision of any Holder, and was done solely for the convenience of the Company and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among the Holders.

7.12 Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement (including Section 6.1.4), as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Common Stock as so changed. In the event that the Company effects the separation of any portion of its business or assets into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Holder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a stockholders agreement with the Holders that provides the Holders with rights vis-à -vis such NewCo that are substantially identical to those set forth in this Agreement, and each of the Holders shall enter into such agreement.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

ALTUS POWER: ALTUS POWER, INC.

By:	/s/ Gregg Felton
Name:	Gregg Felton
Title:	Co-Founder and Co-Chief Executive Officer

THE COMPANY: CBRE ACQUISITION HOLDINGS, INC.

By:	/s/ Cash J. Smith
Name:	Cash J. Smith
Title:	President, Chief Financial Officer and Secretary

COMPANY INVESTOR: CBRE ACQUISITION SPONSOR, LLC

By:	/s/ Emma E. Giamartino
Name:	Emma E. Giamartino
Title:	Executive Vice President, Corporate Development

CASH J. SMITH

By:	/s/ Cash J. Smith
Print Name:	Cash J. Smith

WILLIAM CONCANNON

By:	/S/ WILLIAM CONCANNON
Print Name:	William Concannon

[Signature Page to Investor Rights Agreement]

COMPANY INVESTOR: START CAPITAL LLC

By:	/s/ Lars Norell
Name:	Lars Norell
Title:	Managing Member

FELTON ASSET MANAGEMENT LLC

By:	/s/ Gregg Felton
Name:	Gregg Felton
Title:	Managing Member

ANTHONY SAVINO

By:	/s/ Anthony Savino
Print Name:	Anthony Savino

[Signature Page to Investor Rights Agreement]

COMPANY INVESTOR: START CAPITAL TRUST

By:	/s/ Lynne Nicole Norell
Name:	Lynne Nicole Norell
Title:	Trustee

VIOLA PROFECTUS TRUST

By:	/s/ Lynne Nicole Norell
Name:	Lynne Nicole Norell
Title:	Trustee

EXCELSIOR PROFECTUS TRUST

By:	/s/ Lars Robert Norell
Name:	Lars Robert Norell
Title:	Trustee

LATIFOLIA PROFECTUS TRUST

By:	/s/ Lars Robert Norell
Name:	Lars Robert Norell
Title:	Trustee

[Signature Page to Investor Rights Agreement]

COMPANY INVESTOR: VIS VIRIDIS FIDUCIA I

By:	/s/ Alan Gilbert
Name:	Alan Gilbert
Title:	Trustee

VIS VIRIDIS FIDUCIA II

By:	/s/ Michael Gandolfo
Name:	Michael Gandolfo
Title:	Trustee

[Signature Page to Investor Rights Agreement]

COMPANY INVESTOR: SAVINO FAMILY 2021 TRUST F/B/O KIRA SAVINO HENDERSON

By:	/s/ Stuart Margolis
Name:	Stuart Margolis
Title:	Trustee

SAVINO FAMILY 2021 TRUST F/B/O CLOE SAVINO

By:	/s/ Stuart Margolis
Name:	Stuart Margolis
Title:	Trustee

SAVINO FAMILY 2021 TRUST F/B/O MAYA SAVINO

By:	/s/ Stuart Margolis
Name:	Stuart Margolis
Title:	Trustee

[Signature Page to Investor Rights Agreement]

Annex C

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of July 12, 2021, is entered into by and among CBRE Acquisition Holdings, Inc., a Delaware corporation (“CBAH”), CBAH Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of CBAH (“First Merger Sub”), CBAH Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of CBAH (“Second Merger Sub”) and each direct or indirect stockholder of the Company (as defined below) set forth on the signature pages hereto (each, a “Stockholder”).

RECITALS

WHEREAS, concurrently herewith, Altus Power, Inc., a Delaware corporation (the “Company”), Altus Power America Holdings, LLC, a Delaware limited liability company (“Holdings”), APAM Holdings, LLC, a Delaware limited liability company (“APAM”), CBAH, First Merger Sub and Second Merger Sub are entering into a Business Combination Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement), pursuant to which (and subject to the terms and conditions set forth therein), among other things, (i) prior to the Closing, the Company and its Affiliates will effect, or cause to be effected, the Reorganization, (ii) First Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of CBAH and (iii) the Company will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly-owned subsidiary of CBAH (the mergers in (ii) and (iii), collectively, the “Mergers”);

WHEREAS, as of the date hereof, each Stockholder is a record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of the equity interests set forth on such Stockholder’s signature page to this Agreement (collectively, the “Owned Shares”; the Owned Shares and any additional shares of Company Capital Stock (or any securities convertible into or exercisable or exchangeable for Company Capital Stock) in which such Stockholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of the Reorganization, a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of the CBAH, First Merger Sub and Second Merger Sub to enter into the Business Combination Agreement, each Stockholder is entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, CBAH, First Merger Sub, Second Merger Sub and each Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the terms and conditions hereof, prior to the Termination Date (as defined below), each Stockholder, solely in his, her or its capacity as a direct or indirect stockholder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of such

Stockholder’s Covered Shares, to validly execute and deliver to the Company in respect of all of such Stockholder’s Covered Shares, on (or effective as of) the fifth (5th) Business Day following the date that the Registration Statement becomes effective, the written consent that will be solicited by the Company from such Stockholder pursuant to the Business Combination Agreement to obtain the Company Requisite Approval. In addition, prior to the Termination Date, each Stockholder, in his, her or its capacity as a direct or indirect stockholder of the Company, irrevocably and unconditionally agrees (subject to the last paragraph of this Section 1 with respect to the Preferred Stockholder (as defined below)) that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder or such other holder of record of such Covered Shares) in favor of the Mergers and the adoption of the Business Combination Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Stockholder’s Covered Shares against any Acquisition Proposal or any proposal relating to a Acquisition Proposal and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Mergers or any action described above is recommended by the Company Board or the Company Board has previously recommended the Mergers but withdrew or otherwise changed such recommendation. Furthermore, the Stockholders, in their capacity as direct or indirect equityholders of Altus Power America Holdings, LLC and APAM Holdings, LLC, shall consent to the completion of the Reorganization and use commercially reasonable efforts to assist in facilitation of the same.

Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement shall obligate GSO Altus Holdings LP (the “Preferred Stockholder”), in its capacity as a holder of Company Preferred Stock or as the Holder Representative (as defined in the Series A Redeemable Preferred Stock Certificate of Designations of the Company), to vote in favor of, consent to or otherwise approve the Mergers, any other Transaction or the adoption of the Business Combination Agreement to the extent that, at the Closing, all of the outstanding Company Preferred Stock will not be redeemed in cash in full for an amount equal to the Company Preferred Stock Redemption Price for such Company Preferred Stock as of the Closing Date pursuant to and in accordance with Section 2.02 of the Business Combination Agreement, and any such vote, consent or approval provided by the Preferred Stockholder following the date hereof in favor of the Mergers and the adoption of the Business Combination Agreement may be conditioned upon all Company Preferred Stock being redeemed at the Closing in cash in full for an amount equal to the Company Preferred Stock Redemption Price for such Company Preferred Stock as of the Closing Date.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not (and shall cause any other holder of record of such Stockholder’s Covered Shares not to), at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (a) the Second Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of CBAH, First Merger Sub, Second Merger Sub and each Stockholder (the earliest such date under clauses (a), (b) and (c) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 10 through 21 shall survive the termination of this Agreement; provided, further, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of such party’s Willful Breach of this Agreement prior to such termination.

4. Representations and Warranties of Each Stockholder. Each Stockholder hereby represents and warrants to CBAH as to itself as follows:

(a) Such Stockholder is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company). As of the date hereof, other than the Covered Shares, such Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.

(b) Such Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from performing and satisfying, its obligations pursuant to this Agreement.

(c) Such Stockholder affirms that (i) if such Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Stockholder is not a natural person, (A) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Business Combination Agreement.

(e) The execution, delivery and performance of this Agreement by such Stockholder do not, and the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Business Combination Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited partnership agreement or similar governing documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Mergers or the other transactions contemplated by the Business Combination Agreement.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that questions the beneficial or record ownership of such Stockholder’s Owned Shares, the validity of this Agreement or the performance by such Stockholder of its obligations under this Agreement.

(g) Such Stockholder understands and acknowledges that CBAH is entering into the Business Combination Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(h) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which CBAH or the Company or any of their respective Subsidiaries is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Stockholder, on behalf of such Stockholder in his, her or its capacity as a stockholder.

5. Certain Covenants of Each Stockholder. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 6 hereof, prior to the Termination Date, each Stockholder agrees not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. Each Stockholder also agrees that, immediately following the execution of this Agreement, such Stockholder shall, and shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. Each Stockholder shall promptly (and in any event within one Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal.

Each Stockholder shall promptly (and in any event within one Business Day) keep the Company reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder shall be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors or employees of any of the foregoing (in their respective capacities as such) or any professional advisors of any of the foregoing (collectively, the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 5(a), (ii) no Stockholder makes any representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 6.06 of the Business Combination Agreement shall not be considered a breach of this Section 5(a) (it being understood for the avoidance of doubt that each Stockholder shall remain responsible for any breach by such Stockholder or his, her or its Representatives (other than any such Representative that is a Company Related Party) of this Section 5(a)).

(b) Each Stockholder hereby agrees not to, directly or indirectly, other than in connection with the Reorganization, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of such Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to CBAH, to assume all of the obligations of such Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve such Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) with respect to such Stockholder’s Covered Shares shall be null and void.

(c) Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

6. Further Assurances. From time to time, at CBAH’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement (including the Reorganization and the Mergers). Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against CBAH, CBAH’s Affiliates, the Sponsor, the Company, the Company’s Affiliates or any of their respective successors and assigns (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination

Agreement (including the allocation of the consideration payable as part of the Mergers and the Reorganization pursuant to the terms of the Business Combination Agreement) or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the transactions contemplated by this Agreement or the Business Combination Agreement.

7. Disclosure. Each Stockholder hereby authorizes the Company and CBAH to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and CBAH have provided such Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and CBAH will consider in good faith; provided, further, that the foregoing proviso shall not apply to any such publication or disclosure the content of which concerning the foregoing does not substantially differ from any prior such publication or disclosure.

8. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like (including the Reorganization), the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by CBAH, First Merger Sub, Second Merger Sub and each Stockholder.

10. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11):

if to a Stockholder, to it at:

the address (including email) set forth in the Company’s books and records, or to such other address or to the attention of such other person as such Stockholder has specified by prior written notice to the sending party with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl P. Marcellino

Facsimile: (646) 728-1523

Email:       carl.marcellino@ropesgray.com

if to CBAH, First Merger Sub or Second Merger Sub, to it at:

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue, Suite 1250

Dallas, TX 75201

Attention: Cash Smith

Email:      Cash.Smith@cbre.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Mark Pflug

William Brentani

Email:	mpflug@stblaw.com

wbrentani@stblaw.com

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in CBAH any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of each Stockholder shall remain vested in and belong to such Stockholder, and CBAH shall have no authority to direct such Stockholder in the voting or disposition of any of such Stockholder’s Covered Shares, except as otherwise provided herein.

13. Entire Agreement. This Agreement and the Business Combination Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

14. No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the CBAH in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Company shall be an express third party beneficiary with respect to Section 4 and Section 5(b) hereof.

15. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of Delaware.

(b) In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 11.

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of each other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

18. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement; it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written”

and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a direct or indirect stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Stockholder or any Affiliate, employee or designee of such Stockholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STOCKHOLDER

ALTUS POWER AMERICA HOLDINGS, LLC

By:	/s/ Gregg Felton
Name:	Gregg Felton
Title:	President

Owned Shares:

1,029	Shares of Common Stock of the Company

0	Shares of Series A Redeemable Preferred Stock of the Company

0	Common Units of Holdings

0	Vested Common Units of APAM

0	Unvested Common Units of APAM

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STOCKHOLDER

APAM HOLDINGS LLC

By:	/s/ Gregg Felton
	Name:	Gregg Felton
	Title:	Manager

Owned Shares:

0	Shares of Common Stock of the Company

0	Shares of Series A Redeemable Preferred Stock of the Company

57,169,339	Common Units of Holdings

0	Vested Common Units of APAM

0	Unvested Common Units of APAM

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STOCKHOLDER

START CAPITAL LLC

By:	/s/ Lars Norell
	Name:	Lars Norell
	Title:	Managing Member

Owned Shares:

0	Shares of Common Stock of the Company

0	Shares of Series A Redeemable Preferred Stock of the Company

0	Common Units of Holdings

11,465,611	Vested Common Units of APAM

0	Unvested Common Units of APAM

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STOCKHOLDER

FELTON ASSET MANAGEMENT LLC

By:	/s/ Gregg Felton
	Name:	Gregg Felton
	Title:	Managing Member

Owned Shares:

0	Shares of Common Stock of the Company

0	Shares of Series A Redeemable Preferred Stock of the Company

0	Common Units of Holdings

6,889,766	Vested Common Units of APAM

0	Unvested Common Units of APAM

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STOCKHOLDER

/s/ Anthony Savino
Name:	Anthony Savino

Owned Shares:

0	Shares of Common Stock of the Company

0	Shares of Series A Redeemable Preferred Stock of the Company

0	Common Units of Holdings

1,890,062	Vested Common Units of APAM

50,000	Unvested Common Units of APAM

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STOCKHOLDER

GSO ALTUS HOLDINGS LP

By:	GSO Altus Holdings Associates LLC, its general partner

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

Owned Shares:

0	Shares of Common Stock of the Company

208,000	Shares of Series A Redeemable Preferred Stock of the Company

24,501,145	Common Units of Holdings

0	Vested Common Units of APAM

0	Unvested Common Units of APAM

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

CBRE ACQUISITION HOLDINGS, INC.

By:	/s/ Cash J. Smith
	Name:	Cash J. Smith
	Title:	President, Chief Financial Officer and Secretary

CBAH MERGER SUB I, INC.

By:	/s/ Cash J. Smith
	Name:	Cash J. Smith
	Title:	President and Secretary

CBAH MERGER SUB II, LLC

By:	/s/ Cash J. Smith
	Name:	Cash J. Smith
	Title:	President and Secretary

[Signature Page to Support Agreement]

Annex D

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT (this “Sponsor Agreement”) is dated as of July 12, 2021, by and among CBRE Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), the other Persons set forth on Schedule I hereto (together with the Sponsor, each, a “Sponsor Party” and, together, the “Sponsor Parties”), CBRE Acquisition Holdings, Inc., a Delaware corporation (“CBAH”), and Altus Power, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor Parties collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 1,932,000 shares of CBAH Class B Common Stock (such shares, the “Subject Shares”) and 7,292,999 Private Placement Warrants (such warrants, the “Subject Warrants”) in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, concurrently with the execution and delivery of this Sponsor Agreement, the Company, CBAH, CBAH Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of CBAH (“First Merger Sub”), CBAH Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of CBAH (“Second Merger Sub”), Altus Power America Holdings, LLC, a Delaware limited liability company (“Holdings”) and APAM Holdings LLC, a Delaware limited liability company (“APAM”) have entered into that certain Business Combination Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, on the terms and conditions set forth therein, among other transactions, (i) First Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly-owned Subsidiary of CBAH, and (ii) the Company is to merge with and into Second Merger Sub, with Second Merger Sub continuing on as the surviving entity and a wholly-owned Subsidiary of CBAH;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, CBAH and the Sponsor have agreed to enter into the Sponsor Subscription Agreement and to consummate the transactions contemplated therein, pursuant to which, on the terms and conditions set forth therein, the Sponsor shall subscribe for and purchase from CBAH, and CBAH shall issue and sell to the Sponsor, a number of shares of CBAH Class A Common Stock equal to $70,000,000 plus the Backstop Amount (as defined in the Sponsor Subscription Agreement), if any, divided by $10.00, in each case after giving effect to rounding to eliminate the purchase or issuance of partial shares of CBAH Class A Common Stock; and

WHEREAS, as an inducement to CBAH and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

1.1 Binding Effect of Business Combination Agreement. Each Sponsor Party hereby acknowledges that it has read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor Party shall be bound by and comply with Section 7.08 (Exclusivity) and Section 8.05 (Confidentiality; Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (a) such Sponsor Party was an original signatory to the Business Combination Agreement with respect to such provisions and (b) each reference to “CBAH” contained in Section 7.08 (Exclusivity) and Section 8.05 (Confidentiality; Publicity) of the Business Combination Agreement also referred to each such Sponsor Party.

1.2 No Transfer.

(a) During the period commencing on the date hereof and ending on the earlier of (i) the Second Effective Time and (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.01 thereof (the earlier of (i) and (ii), the “Expiration Time”), each Sponsor Party shall not Transfer (as defined below) any CBAH Common Stock or CBAH Warrants, in each case except pursuant to a Permitted Transfer (as defined below).

(b) “Permitted Transfer” means any Transfer of shares of CBAH Common Stock, CBAH Warrants or other equity securities of CBAH Common Stock to (i) for any Sponsor Party, (A) any Affiliate of such Sponsor Party or (B) any other Sponsor Party or any Person to which such other Sponsor Party may make a Permitted Transfer or (ii) for a Sponsor Party who is an individual (A) by gift to (x) a spouse, child, grandchild, parent, grandparent or sibling, including by adoption or in-law (each, a “Family Member”) of such individual, (y) a trust, family foundation or other estate planning vehicle, the beneficiary or beneficiaries of which are such individual or one or more of such individual’s Family Members or (z) a charitable organization or (B) by virtue of laws of descent and distribution upon death of such individual; provided, however, that, in the case of (i) and (ii), any such transferee must enter into a written agreement with the Company agreeing to be bound by this Sponsor Agreement as a Sponsor Party hereunder prior to the effectiveness of such Transfer.

(c) “Transfer” shall mean, with respect to any Person, (A) the sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any security owned, including ownership of record or the power to vote (including, without limitation, by proxy or power of attorney), by such Person, (B) the entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security owned by such Person, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) the public announcement of any intention to effect any transaction specified in clause (A) or (B).

1.3 New Shares. In the event that (a) any CBAH Common Stock, CBAH Warrants or other equity securities of CBAH are issued to a Sponsor Party after the date of this Sponsor Agreement pursuant to any stock dividend or distribution, stock split, recapitalization, reclassification, combination, conversion, exercise or exchange of CBAH Common Stock or CBAH Warrants of, on or affecting the CBAH Common Stock or CBAH Warrants owned by such Sponsor Party or (b) a Sponsor Party purchases or otherwise acquires beneficial ownership of any

CBAH Common Stock, CBAH Warrants or other equity securities of CBAH after the date of this Sponsor Agreement and prior to the Closing (such CBAH Common Stock, CBAH Warrants or other equity securities of CBAH, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the CBAH Common Stock or CBAH Warrants owned by such Sponsor Party as of the date hereof.

1.4 Sponsor Agreements.

(a) During the period commencing on the date hereof and ending at the Expiration Time, at any meeting of the stockholders of CBAH, however called, or at any adjournment thereof, and in any action by written consent of the stockholders of CBAH, or in any other circumstance in which the vote, consent or other approval of the stockholders of CBAH is sought, each Sponsor Party shall (i) appear at each such meeting or otherwise cause all of its CBAH Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its CBAH Common Stock (including all of such Sponsor Party’s Subject Shares, to the extent applicable):

(i) in favor of, and to approve and adopt, the Proposals;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal, in each case, other than the Transaction Proposal;

(iii) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by CBAH (other than the Business Combination Agreement or the Ancillary Agreements and the transactions contemplated thereby);

(iv) against any change in the business, management or board of directors of CBAH (other than in connection with the Proposals or pursuant to the Business Combination Agreement or the Ancillary Agreements or the transactions contemplated thereby); and

(v) against any proposal, action or agreement that would reasonably be expected to (a) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement or the Mergers, (b) result in a breach of any covenant, representation, warranty or any other obligation or agreement of CBAH under the Business Combination Agreement, (c) result in a breach of any covenant, representation, warranty or any other obligation or agreement of any Sponsor Party under this Sponsor Agreement, (d) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled or (e) change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock or other securities of CBAH (other than, in the case of this clause (e), pursuant to the Business Combination Agreement or the Ancillary Agreements and the transactions contemplated thereby).

During the period commencing on the date hereof and ending upon the termination of this Sponsor Agreement in accordance with Section 3.1, each Sponsor Party hereby agrees that it shall not commit, agree, or publicly propose any intention to take any action inconsistent with the foregoing.

(b) The obligations of each Sponsor Party hereunder shall apply whether or not the CBAH Board or the CBAH Special Committee recommends any of the Proposals and whether or not the CBAH Board or the CBAH Special Committee changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, any such recommendation.

(c) Each Sponsor Party irrevocably and unconditionally hereby agrees that such Sponsor Party shall not elect to redeem or otherwise tender or submit for redemption any CBAH Class A Common Stock it may hold or hereafter acquire prior to the Second Effective Time pursuant to or in connection with the Offer or otherwise in connection with the Transactions.

(d) Each of CBAH and the Sponsor acknowledges and agrees that (i) the Sponsor Subscription Agreement, dated on or around the date hereof, is being entered into in order to induce the Company to execute and deliver the Business Combination Agreement and without the representations, warranties, covenants and agreements of CBAH and the Sponsor thereunder, the Company would not enter into the Business Combination Agreement, (ii) each representation, warranty, covenant and agreement of CBAH and the Sponsor thereunder is being made also for the benefit of the Company, and (iii) the Company may seek to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief, including to cause the Backstop Amount (as defined in the Sponsor Subscription Agreement) to be paid and the Closing to occur) each of the covenants and agreements of each of CBAH and the Sponsor under the Sponsor Subscription Agreement.

(e) During the period commencing on the date hereof and ending upon the termination of this Sponsor Agreement in accordance with Section 3.1, each Sponsor Party shall not modify or amend any Contract between or among such Sponsor Party, anyone related by blood, marriage or adoption to such Sponsor Party or any Affiliate of such Sponsor Party (other than CBAH), on the one hand, and CBAH, on the other hand without the prior written consent of the Company.

1.5 No Challenges. During the period commencing on the date hereof and ending upon the termination of this Sponsor Agreement in accordance with Section 3.1, each Sponsor Party agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions within its power necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CBAH, First Merger Sub, Second Merger Sub, the Company, the Company’s Affiliates or any of their respective successors, assigns or directors (except in any case arising out of the fraud of any such parties) (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Sponsor Party from enforcing such Sponsor Party’s rights under this Sponsor Agreement and the other agreements entered into by such Sponsor Party in connection herewith, or otherwise in connection with the Mergers or the other transactions contemplated by the Business Combination Agreement.

1.6 Further Assurances. Each Sponsor Party shall execute and deliver, or cause to be executed and delivered, such additional documents, and shall use commercially reasonable efforts to take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary or reasonably requested (including under applicable Laws) to effect the actions required to consummate the Mergers and the other transactions contemplated by this Sponsor Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.7 No Inconsistent Agreement. Each Sponsor Party hereby covenants and agrees that such Sponsor Party shall not (a) enter into any voting agreement or voting trust with respect to any of the Subject Shares or Subject Warrants that is inconsistent with such Sponsor Party’s obligations pursuant to this Sponsor Agreement, (b) grant a proxy or power of attorney with respect to any of such Sponsor Party’s Subject Shares or Subject Warrants that is inconsistent with such Sponsor Party’s obligations pursuant to this Sponsor Agreement, and (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would restrict, limit or interfere with, the performance of such Sponsor Party’s obligations hereunder.

1.8 Consent to Disclosure. Each Sponsor Party hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of such Sponsor Party’s identity and ownership of the Subject Shares and Subject Warrants and the nature of such Sponsor Party’s obligations under this Sponsor Agreement; provided that, prior to any such publication or disclosure the Company and CBAH have provided such Sponsor Party with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and CBAH will consider in good faith; provided, further, that the foregoing proviso shall not apply to any such publication or disclosure the content of which concerning the foregoing does not substantially differ from any prior such publication or disclosure. Each Sponsor Party shall promptly provide any information reasonably requested by CBAH or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement, which approval or filing is specifically set forth in the Business Combination Agreement (including filings with the SEC), except for any information that is subject to attorney-client privilege or confidentiality obligations (provided, that with respect to any confidentiality obligations, (a) such Sponsor Party shall use its commercially reasonable efforts to obtain a waiver of any such confidentiality obligations and (b) such Sponsor Party, CBAH and the Company shall cooperate in good faith to enable disclosure of such information to the maximum extent possible in a manner that complies with such confidentiality obligation).

1.9 No Agreement as Director or Officer. Notwithstanding any provision of this Sponsor Agreement to the contrary, each Sponsor Party is signing this Sponsor Agreement solely in its capacity as a stockholder of CBAH. No Sponsor Party makes any agreement or understanding in this Sponsor Agreement in such Sponsor Party’s capacity (or in the capacity of any Affiliate, partner, manager, director, officer, member, equityholder or employee of such Sponsor Party) as a director, officer or employee of CBAH (if applicable) or in any Sponsor Party’s capacity (or in the capacity of any Affiliate, partner, manager, director, officer, member, equityholder or employee of such Sponsor Party) as a trustee or fiduciary of any employee benefit plan or trust. Nothing in this Sponsor Agreement will be construed to prohibit, limit or restrict a Sponsor Party from exercising his or her fiduciary duties as an officer or director to CBAH or its equityholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Sponsor Parties. Each Sponsor Party represents and warrants as of the date hereof to CBAH and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor Party) as follows:

(a) Organization; Due Authorization.

(i) If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor Party; and

(ii) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act or in connection with the Business Combination Agreement, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Sponsor Party from, or to be given by such Sponsor Party to, or be made by such Sponsor Party with, any Governmental Authority in connection with the execution, delivery and performance by such Sponsor Party of this Sponsor Agreement, the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Business Combination Agreement, as applicable.

(b) Ownership. Such Sponsor Party is the record and “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of, and has good, valid and marketable title to, all of such Sponsor Party’s Subject Shares and Subject Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares or Subject Warrants (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares or Subject Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the CBAH Organizational Documents, (iii) the Business Combination Agreement or (iv) any applicable securities Laws. Such Sponsor Party’s Subject Shares and Subject Warrants are the only equity securities of CBAH owned of record or beneficially by such Sponsor Party as of the date hereof, and none of such Sponsor Party’s Subject Shares or Subject Warrants are subject to any proxy, voting trust or other agreement, arrangement or undertaking that is inconsistent with, or would restrict, limit or interfere with, the performance of such Sponsor Party’s obligations hereunder. Other than the Subject Warrants, such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of CBAH or any securities convertible into, or which can be exchanged for, equity securities of CBAH.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor Party does not, the performance by such Sponsor Party of his, her or its obligations hereunder will not, and the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Business Combination Agreement will not, (i) if such Sponsor Party is not an individual, conflict with or result in a breach or violation of the organizational documents of such Sponsor Party, (ii) constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Sponsor Party pursuant to any Contract binding upon such Sponsor Party or, assuming (solely with respect to performance of this Sponsor Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 2.1(a)(ii), under any applicable Law to which the Sponsor Party is subject, (iii) result in any change in the rights or obligations of any party under any Contract legally binding upon such Sponsor Party; or (iv) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or such Sponsor Party’s Subject Shares or Subject Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Sponsor Agreement, except, in the case of clauses (ii) and (iii) directly above, for any such breach, violation, termination, default, creation, acceleration, lien or change that would not, individually or in the aggregate, reasonably be expected to prevent, enjoin or materially delay or impair such Sponsor Party’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Mergers or the other transactions contemplated by the Business Combination Agreement.

(d) Litigation. There are no Actions or investigations pending against such Sponsor Party or, to the knowledge of such Sponsor Party, threatened against such Sponsor Party, before (or, in the case of threatened Actions, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 5.10 of the CBAH Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by the Business Combination Agreement (including the Equity Financing) or as a result of the Closing, in each case, including based upon arrangements made by such Sponsor Party, for which CBAH or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor Party nor, if such Sponsor Party is an individual, anyone related by blood, marriage or adoption to such Sponsor Party or, to the knowledge of such Sponsor Party, any Person in which such Sponsor Party has a direct or indirect legal, contractual or beneficial ownership of 5% or greater, or any Affiliate, director, officer or manager (or equivalents), or other employee of such Sponsor Party, is party to, or has any rights with respect to or arising from, any Contract with CBAH or its Subsidiaries.

(g) Acknowledgment. Such Sponsor Party understands and acknowledges that each of CBAH and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor Party’s execution and delivery of this Sponsor Agreement and the representations, warranties, covenants and other agreements of such Sponsor Party contained herein.

(h) No Other Representations or Warranties. Except for the representations and warranties made by each Sponsor Party (solely with respect to itself, himself or herself and not with respect to any other Sponsor Party) in this Article II and in other Ancillary Agreements, no Sponsor Party nor any other Person makes any express or implied representation or warranty to CBAH or the Company in connection with this Sponsor Agreement or the transactions contemplated by this Sponsor Agreement, and each Sponsor Party expressly disclaims any such other representations or warranties.

ARTICLE III

MISCELLANEOUS

3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of the Sponsor, CBAH, and the Company to terminate this Sponsor Agreement; provided that if the Closing occurs, Section 1.5 (and this Article III) shall survive the Closing in accordance with its terms. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, pursuant to this Sponsor Agreement; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of such party’s Willful Breach of this Sponsor Agreement prior to such termination, provided, further, if the Closing occurs, Section 1.5 (and this Article III) shall survive the Closing in accordance with its terms.

3.2 Governing Law; Jurisdiction. This Sponsor Agreement and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement, or the transactions contemplated hereby, shall only be brought in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.2. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.3 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and permitted assigns.

Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of each of the other parties hereto, and any such assignment without such consent shall be null and void.

3.4 Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Sponsor Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties hereto acknowledge and agree that (i) the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Sponsor Agreement in accordance with Section 3.1, this being, in addition to any other remedy to which they are entitled under this Sponsor Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, none of the parties hereto would have entered into this Sponsor Agreement. Each of the parties hereto agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an order or injunction to prevent breaches or threatened breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in accordance with this Section 3.4 shall not be required to provide any bond or other security in connection with any such order or injunction.

3.5 Amendment; Waiver. This Sponsor Agreement may not be amended, supplemented or otherwise modified, and no provision of this Sponsor Agreement may be waived, except upon the execution and delivery of a written agreement executed by CBAH, the Company and the Sponsor and, if such amendment, supplement, modification or waiver adversely affects any other Sponsor Party, such Sponsor Party. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

3.6 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.7 Notices. All notices and other communications under this Sponsor Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

If to CBAH:

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue, Suite 1250

Dallas, TX 75201

Attention:	Cash Smith

Email:	Cash.Smith@cbre.com

with a copy (which will not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Mark Pflug

William Brentani

Email:	mpflug@stblaw.com

wbrentani@stblaw.com

If to the Company:

Altus Power, Inc.

102 Greenwich Ave

Greenwich, CT 06830

Attention:	Gregg Felton

Lars Norell

Email:	gregg.felton@altuspower.com

lars.norell@altuspower.com

with a copy (which shall not constitute actual or constructive notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention:	Carl P. Marcellino
Email:	carl.marcellino@ropesgray.com

If to a Sponsor Party:

To such Sponsor Party’s address set forth in Schedule I

with a copy (which will not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Mark Pflug

William Brentani

Email:	mpflug@stblaw.com

wbrentani@stblaw.com

3.8 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.9 Entire Agreement. This Sponsor Agreement, the Business Combination Agreement, the Ancillary Agreements and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

3.10 Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Sponsor Agreement shall refer to this Sponsor Agreement as a whole and not to any particular provision of this Sponsor Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Sponsor Agreement. References to Sections are to Sections of this Sponsor Agreement unless otherwise specified. Any singular term in this Sponsor Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Sponsor Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Sponsor Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of such Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Sponsor Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Sponsor Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Sponsor Parties, CBAH, and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSOR PARTIES:

CBRE ACQUISITION SPONSOR, LLC

By:	/s/ Emma E. Giamartino
Name:	Emma E. Giamartino
Title:	Executive Vice President, Corporate Development

/s/ William F. Concannon
Name: William F. Concannon

/s/ Cash J. Smith
Name: Cash J. Smith

[Signature Page to Sponsor Support Agreement]

CBAH:

CBRE ACQUISITION HOLDINGS, INC.

By:	/s/ Cash J. Smith
	Name:	Cash J. Smith
	Title:	President, Chief Financial Officer and Secretary

[Signature Page to Sponsor Support Agreement]

COMPANY:

ALTUS POWER, INC.

By:	/s/ Gregg Felton
	Name:	Gregg Felton
	Title:	Co-Founder and Co-Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Party CBAH Common Stock and CBAH Warrants

Sponsor Party	CBAH Class A Common Stock	CBAH Class B Common Stock	CBAH Warrants
CBRE Acquisition Sponsor, LLC c/o CBRE Acquisition Holdings, Inc. 2100 McKinney Avenue, 12th Floor Dallas, TX 75201	None	1,811,250	7,237,749
William F. Concannon c/o CBRE Acquisition Holdings, Inc. 2100 McKinney Avenue, 12th Floor Dallas, TX 75201	None	20,125	18,417
Cash J. Smith c/o CBRE Acquisition Holdings, Inc. 2100 McKinney Avenue, 12th Floor Dallas, TX 75201	None	100,625	36,833

Total	None	1,932,000	7,292,999

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

None, other than as set forth in Schedule 5.17 of the CBAH Schedules.

[Schedule II to Sponsor Support Agreement]

Annex E

[ALTUS POWER, INC.]

2021 OMNIBUS INCENTIVE PLAN

1. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2. PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards.

3. ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, (i) to administer and interpret the Plan and any Awards; (ii) to determine eligibility for and grant Awards; (iii) to determine the exercise price or the base value from which appreciation is measured, or the purchase price, if any, applicable to any Award; (iv) to determine, modify, accelerate or waive the terms and conditions of any Award; (v) to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards or other property); (vi) to prescribe forms, rules and procedures relating to the Plan and Awards; and (vii) otherwise to do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4. LIMITS ON AWARDS UNDER THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 8.2, the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is [•]1 shares (the “Initial Share Pool”). The Initial Share Pool will automatically increase on January 1 of each year from 2022 to 2031 by the lesser of (i) five percent (5%) of the number of shares of Stock outstanding as of the close of business on the immediately preceding December 31 and (ii) the number of shares of Stock determined by the Board prior to such date for such year (the Initial Share Pool as it may be so increased, the “Share Pool”). Up to [•]2 shares of Stock from the Share Pool may be delivered in satisfaction of ISOs, but nothing in this Section 4.1 will be construed as requiring that any, or any fixed number of, ISOs is awarded under the Plan. For purposes of this Section 4.1, shares of Stock will not be treated as delivered under the Plan, and will not reduce the Share Pool, unless and until they are actually delivered to a Participant. Without limiting the generality of the foregoing, the number of shares of Stock delivered in satisfaction of Awards will be determined (i) by excluding shares of Stock withheld by the Company in payment of the exercise price or purchase price of any Award or in satisfaction of tax withholding requirements with respect to any Award; (ii) by including only the number of shares of Stock delivered in settlement of a SAR any portion of which is settled in Stock; and (iii) by excluding any shares of Stock underlying Awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the delivery (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock. For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4.1 will be construed to comply with Section 422.

[1]

Note to Draft: Initial Share Pool to equal 10% of the number of shares of Class A Common Stock outstanding immediately after Closing, excluding, for the avoidance of doubt, any shares of Class A Common Stock into which shares of Class B Common Stock are or may be convertible or any shares of Class A Common Stock that are redeemed.

[2]	Note to Draft: To include number equal to the Initial Share Pool.

4.2 Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock delivered in respect of Substitute Awards will be in addition to and will not reduce the Share Pool. Notwithstanding the foregoing or anything in Section 4.1 to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the delivery (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future grant under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all.

4.3 Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

4.4 Director Limits. Notwithstanding anything to the contrary in the Plan or any other plan or policy of the Company, the aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan for his or her services as a Director during such calendar year, may not exceed $500,000 in the aggregate ($750,000 in the aggregate with respect to a Director’s first year of service on the Board), calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules, assuming a maximum payout. For the avoidance of doubt, the limitation in this Section 4.4 will not apply to any compensation granted or paid to a Director for his or her services to the Company or a subsidiary other than as a Director.

5. ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Treasury Regulation § 1.409A-1(b)(5)(iii)(E).

6. RULES APPLICABLE TO ALL AWARDS

6.1 Award Provisions. The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein. Each Award granted under the Plan will be evidenced by an Award agreement in such form as the Administrator determines (any such agreement, an “Award Agreement”). No term of an Award will provide for automatic “reload” grants of additional Awards upon the exercise of a Stock Option or SAR. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

6.2 Term of Plan. No Awards may be made after ten (10) years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

6.3 Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6.3, other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6.3, SARs and NSOs may be exercised only by the Participant or the Participant’s legal representative. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

6.4 Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(a) Except as provided in (b) and (c) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested will be forfeited.

(b) Subject to (c) and (d) below, each Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) a period of three (3) months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.4, and will thereupon immediately terminate.

(c) Subject to (d) below, each Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or by the Company due to his or her Disability, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) the one- (1) year period ending on the first anniversary of such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.4, and will thereupon immediately terminate.

(d) All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

6.5 Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant breaches any non-competition, non-solicitation, non-disparagement, confidentiality or other restrictive covenant by which he or she is bound.

6.6 Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted (or such Participant’s permitted transferee) is not in compliance with any provision of the Plan or any applicable Award, or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which he or she is bound. Each Award will be subject to any policy of the Company or any of its subsidiaries that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. In addition, each Award will be subject to any policy of the Company or any of its affiliates that provides for forfeiture, disgorgement, or clawback with respect to incentive compensation that includes Awards under the Plan and will be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6.6 and any clawback, recoupment or similar policy of the Company or any of its subsidiaries and further agrees (or will be deemed to have further agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6.6. Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6.6.

6.7 Taxes. The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Without limitation to the foregoing, the Company or any parent or subsidiary of the Company will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award Agreement), or require a Participant to remit to the Company or a parent or subsidiary of the Company, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and any Award hereunder and legally applicable to the Participant and required by law to be withheld (including, any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or any parent or subsidiary of the Company). The Administrator, in its sole discretion, may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6.7 will be treated as though such payment had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any parent or subsidiary of the Company.

6.8 Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to such restrictions and conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (i) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) will be subject to the same risk of forfeiture as applies to the underlying Award, together with such additional limitations or restrictions as the Administrator may impose, and (ii) no dividends or dividend equivalents will be payable with respect to Stock Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.

6.9 Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually delivered under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

6.10 Coordination with Other Plans. Shares of Stock and/or Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available for delivery under the Plan in accordance with the rules set forth in Section 4).

6.11 Section 409A

(a) Without limiting the generality of Section 12.2 hereof, each Award will contain such terms as the Administrator determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(b) Notwithstanding anything to the contrary in the Plan or any Award Agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including, without limitation, changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A. If any provision of the Plan would otherwise frustrate or conflict with this intent, such provision will be interpreted and deemed amended so as to avoid such conflict. If an operational failure occurs with respect to the requirements of Section 409A, any affected Participant, by accepting an Award under the Plan, agrees to cooperate fully with the Company to correct such failure, to the extent possible, in accordance with any correction procedure established by the Internal Revenue Service. No provision of the Plan will be interpreted to transfer any liability for a failure to comply with Section 409A from a Participant or any other person or entity to the Company.

(c) If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six- (6) month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6.11(c) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award Agreement.

(d) For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

(e) With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

7. ADDITIONAL RULES APPLICABLE TO STOCK OPTIONS AND SARS

7.1 Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. The Administrator may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

7.2 Exercise Price. The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than one hundred percent (100%) (in the case of an ISO granted to a ten percent (10%) stockholder within the meaning of Section 422(b)(6) of the Code, one hundred ten percent (110%)) of the Fair Market Value of a share of Stock, determined as of the date of grant of the Award, or such higher amount as the Administrator may determine in connection with the grant.

7.3 Payment of Exercise Price. Where the exercise of an Award (or portion thereof) is to be accompanied by payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

7.4 Maximum Term. The maximum term of Stock Options and SARs must not exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten percent (10%) stockholder described in Section 7.2 above).

7.5 No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 8 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs; (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs that have an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs; or (iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

8. EFFECT OF CERTAIN TRANSACTIONS

8.1 Mergers, etc. Except as otherwise expressly provided in an Award Agreement or other agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(a) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (i) the assumption or continuation of some or all outstanding Awards or any portion thereof; or (ii) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(b) Cash-Out of Awards. Subject to Section 8.1(e) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof, with the unvested portion terminating as provided in Section 8.1(d) below), equal in the case of each applicable Award or portion thereof to the excess, if any, of (i) the Fair Market Value of one (1) share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (ii) the aggregate exercise or purchase price, if any, of such Award or such portion thereof (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally) as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per-share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the Fair Market Value of one (1) share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(c) Acceleration of Certain Awards. Subject to Section 8.1(e) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case, on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following the exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(d) Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 8.1(a) above, and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(e) Additional Limitations. Any share of Stock and any cash or other property or other award delivered pursuant to Section 8.1(a), Section 8.1(b) or Section 8.1(c) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 8.1(b) above or an acceleration under Section 8.1(c) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(f) Uniform Treatment. For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

8.2 Changes in and Distributions with Respect to Stock

(a) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the maximum number of shares of Stock specified in Section 4.1 that may be delivered under the Plan, and will make appropriate adjustments to the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(b) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 8.2(a) above to take into account distributions to stockholders other than those provided for in Sections 8.1 and 8.2(a), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(c) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 8.

9. LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of U.S. federal securities laws, or any applicable state or non-U.S. securities law. Any Stock delivered to Participants under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

10. AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time suspend or terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan or the applicable Award Agreement, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in the applicable Award Agreement. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code), regulations or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, without limiting the Administrator’s rights hereunder, no adjustment to any Award pursuant to the terms of Section 8 or Section 13 will be treated as an amendment requiring a Participant’s consent.

11. OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its subsidiaries to grant any person bonuses or other compensation in addition to Awards under the Plan. The Company, in establishing and maintaining the Plan as a voluntary and unilateral undertaking, expressly disavows the creation of any rights in Participants or others claiming entitlement under the Plan or any obligations on the part of the Company or any of its subsidiaries, or the Administrator, except as expressly provided herein. No Award will be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, severance, pension or retirement plan of the Company or any of its subsidiaries, unless the Administrator determines otherwise, applicable law provides otherwise or the terms of such plan expressly include such compensation.

12. MISCELLANEOUS

12.1 Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

12.2 Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

12.3 Unfunded Plan. Neither the Plan nor any Award will create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person or entity. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

12.4 Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any applicable law (as determined by the Administrator), such provision will be construed or deemed amended to conform to such applicable law or laws in the manner that most closely reflects the original intent of the Award or the Plan, or if it cannot be so construed or deemed amended without materially altering such intent (as determined by the Administrator), such provision will be construed or deemed stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award will remain in full force and effect.

13. RULES FOR PARTICIPANTS IN CERTAIN JURISDICTIONS

The Administrator may at any time and from time to time (including before or after an Award is granted) establish, adopt or revise any rules and regulations as it may deem necessary or advisable for purposes of satisfying applicable blue sky, securities, tax or other laws of various jurisdictions, including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award Agreement setting forth (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional or different terms and conditions, in each case, as the Administrator deems necessary or advisable. Any such sub-plan, supplement, appendix, rule or regulation will be deemed to be a part of the Plan but will apply only to Participants within the applicable jurisdiction (as determined by the Administrator); provided, however, that no sub-plan, supplement, appendix, rule or regulation established pursuant to this provision will increase the Share Pool.

14. GOVERNING LAW

14.1 Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

14.2 Other Matters. Except as otherwise provided by the express terms of an Award Agreement, under a sub-plan described in Section 13 or as provided in Section 14.1 above, the laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

14.3 Jurisdiction. Subject to Section 12.1 and except as may be expressly set forth in an Award Agreement, by accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

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Exhibit A

DEFINED TERMS

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise). The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The board of directors of the Company.

“Cause”: In the case of a Participant who is party to a currently effective employment, consulting, advisory, separation, severance or other agreement with the Company or any of its subsidiaries in which “cause” (or a similar term) is defined, “Cause” means the occurrence of any circumstance constituting “cause” (or such similar term) pursuant to the terms of such agreement. In every other case, “Cause” means the occurrence of any of the following, as determined by the Administrator in its sole discretion: (i) the Participant’s material failure to perform (other than by reason of disability), or substantial negligence or misconduct in the performance of, the Participant’s duties and responsibilities for the Company or any of its subsidiaries; (ii) the Participant’s breach of any confidentiality, invention assignment, non-competition, non-solicitation, no-hire, non-disparagement or other restrictive covenant obligation set forth in any written agreement by and between the Participant and the Company or any of its subsidiaries; (iii) the Participant’s material breach of any other provision of any written agreement by and between the Participant and the Company or any of its subsidiaries; (iv) the Participant’s material violation of any applicable policy or code of conduct of the Company or any of its subsidiaries; (v) the Participant’s indictment for or commission of, or plea of nolo contendere to, any felony or any crime involving moral turpitude; or (vi) other conduct by the Participant that is or reasonably could be expected to be harmful to the business interests or reputation of the Company or any of its subsidiaries; provided, that if the Administrator determines, following termination of the Participant’s employment or other service for any reason other than

Cause, that such termination could have been for Cause, then the Participant’s employment will be deemed to have been terminated for Cause for all purposes hereunder, retroactive to the date of such Participant’s termination of employment or other service.

“Change of Control”: The occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting securities;

(ii) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (in substantially the same proportions relative to each other as immediately prior to the transaction); or

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets (it being understood that the sale or spinoff of one or more divisions of the Company will not necessarily constitute the sale or disposition of all or substantially all of the Company’s assets).

Further, for the avoidance of doubt, a transaction will not constitute a Change of Control if: (y) its sole purpose is to change the state of the Company’s incorporation; or (z) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Class B Stock”: the Class B common stock of the Company, par value $0.0001 per share.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect, including any applicable regulations and guidance thereunder.

“Company”: Altus Power, Inc.

“Compensation Committee”: The compensation committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all the Company’s assets; (iii) a Change of Control; or (iv) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board, as determined by the Compensation Committee.

“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to a currently effective employment, consulting, advisory, separation, severance or other agreement with the Company or any of its subsidiaries in which “disability” (or a similar term) is defined, “Disability” means the occurrence of a “disability” (or such similar term) pursuant to the terms of such agreement. In every other case, “Disability” means, as determined by the Administrator, the Participant’s absence from work for a period in excess of one hundred eighty (180) days in any twelve- (12) month period due to a disability that would entitle the Participant to receive benefits under the Company’s long-term disability program as in effect from time to time (if the Participant were a participant in such program).

“Employee”: Any person who is employed by the Company or any of its subsidiaries.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries; provided, that Employment, with respect to a Participant who receives an Award as an Employee, refers only to such Participant’s service as an Employee, except as the Administrator otherwise determines. If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Treasury Regulation § Section 1.409A-1(h), after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Treasury Regulation § 1.409A-1(h)(3). The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Treasury Regulation § 1.409A-1(h) for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported; or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award Agreement.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to performance vesting conditions, which may include Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole. A Performance Criterion may also be based on individual performance and/or subjective performance criteria. The Administrator may provide that one or more of the Performance Criteria applicable to an Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The [Altus Power, Inc.] 2021 Omnibus Incentive Plan, as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: the Class A common stock of the Company, par value $0.0001 per share, excluding, however, any share of Class A common stock issued or issuable upon conversion of any shares of Class B Stock.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Substitute Awards”: Awards granted under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

Annex F

[ALTUS POWER, INC.]

2021 EMPLOYEE STOCK PURCHASE PLAN

1. General; Purpose.

(a) Purpose. The Plan provides a means by which Eligible Employees and/or Eligible Service Providers of either the Company or a Designated Company may be given an opportunity to purchase Shares. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees and/or Eligible Service Providers. The Company, by means of the Plan, seeks to retain and assist its Related Corporations and Affiliates in retaining the services of such Eligible Employees and Eligible Service Providers, to secure and retain the services of new Eligible Employees and Eligible Service Providers and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations and Affiliates.

(b) Qualified and Non-Qualified Offerings Permitted. The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Share Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation, to extend and limit Plan participation in a uniform and non-discriminatory basis. In addition, the Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Share Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Share Purchase Plan, except in each case with respect to a Non-423 Component), and the Company will designate which Designated Company is participating in each separate Offering and if any Eligible Service Providers will be eligible to participate in a separate Offering. Eligible Employees will be able to participate in either the 423 Component or the Non-423 Component of the Plan. Eligible Service Providers will only be able to participate in the Non-423 Component of the Plan.

2. Administration.

(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations or as Designated Non-423 Corporations, which Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To designate from time to time which persons will be eligible to participate in the Non-423 Component of the Plan as Eligible Service Providers and which Eligible Service Providers will participate in each separate Offering (to the extent that the Company makes separate Offerings).

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(iv) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(v) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(vi) To suspend or terminate the Plan at any time as provided in Section 12.

(vii) To amend the Plan at any time as provided in Section 12.

(viii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, its Related Corporations, and Affiliates and to carry out the intent that the 423 Component be treated as an Employee Share Purchase Plan.

(ix) To adopt such rules, procedures and sub-plans relating to the operation and administration of the Plan as are necessary or appropriate under Applicable Laws to permit or facilitate participation in the Plan by Employees or Eligible Service Providers who are non-U.S. nationals or employed or providing services or located or otherwise subject to the laws of a jurisdiction outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans, which, for purposes of the Non-423 Component, may be beyond the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to Applicable Laws.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board and Applicable Laws. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3. Shares Subject to the Plan.

(a) Number of Shares Available; Automatic Increases. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of Shares that may be issued under the Plan is [●]1 Shares (the “Initial Share Pool”). The Initial Share Pool will automatically increase on January 1 of each year from 2022 to 2031 by the lesser of (i) one percent (1%) of the number of Shares outstanding as of the close of business on the immediately preceding December 31 and (ii) the number of Shares determined by the Board prior to such date for such year, up to a maximum of [●]2 Shares in the aggregate.

[1]

Note to Draft: Initial Share Pool to equal 1% of the number of shares of Class A Common Stock outstanding immediately after the Closing, excluding, for the avoidance of doubt, any shares of Class A Common Stock into which shares of Class B Common Stock are to be convertible or any shares of Class A Common Stock that are redeemed.

[2]	Note to Draft: Number to equal times Initial Share Pool.

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(b) Share Recycling. If any Purchase Right granted under the Plan terminates without having been exercised in full, the Shares not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) Source of Shares. The Shares purchasable under the Plan will be authorized but unissued or reacquired Shares, including shares repurchased by the Company on the open market.

4. Grant of Purchase Rights; Offering.

(a) Offerings. The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees and/or Eligible Service Providers under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of the Plan by reference in the Offering Document or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) More than One Purchase Right. If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) Restart Provision Permitted. To the extent more than one Purchase Period is provided during an Offering, the Board will have the discretion to structure such Offering so that if the Fair Market Value of a Share on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a Share on the Offering Date for that Offering, then (i) that Offering will terminate as of the Purchase Date specified with respect to such Purchase Period, after giving effect to such purchase on the applicable Purchase Date, (ii) all Contribution amounts not applied to the purchase of Shares after giving effect to such purchase on the applicable Purchase Date shall be refunded to the applicable Participants and (iii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Offering Period and Purchase Period.

5. Eligibility.

(a) General. Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or, solely with respect to the Non-423 Component, Employees of an Affiliate and/or Eligible Service Providers.

(b) Grant of Purchase Rights in Ongoing Offering. The Board may provide that Employees will not be eligible to be granted Purchase Rights under the Plan if, on the Offering Date, the Employee (i) has not completed at least two (2) years of service since the Employee’s last hire date (or such lesser period of time as may be determined by the Board in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Board in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Board in its discretion), (iv) is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, or (v) has not satisfied such other criteria as the Board may determine consistent with Section 423 of the Code.

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Unless otherwise determined by the Board for any Offering Period, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee customarily works more than twenty (20) hours per week and more than five (5) months per calendar year.

(c) 5% Stockholders Excluded. No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee will own stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) $25,000 Limit. As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Share Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds U.S. $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Service Requirement. An Eligible Service Provider will not be eligible to be granted Purchase Rights unless the Eligible Service Provider is providing bona fide services to the Company or a Designated Company on the applicable Offering Date.

(f) Non-423 Component Offerings. Notwithstanding anything set forth herein except for Section 5(e) above, the Board may establish additional eligibility requirements, or fewer eligibility requirements, for Employees and/or Eligible Service Providers with respect to Offerings made under the Non-423 Component even if such requirements are not consistent with Section 423 of the Code.

6. Purchase Rights; Purchase Price.

(a) Grant and Maximum Contribution Rate. On each Offering Date, each Eligible Employee or Eligible Service Provider, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of Shares (rounded down to the nearest whole share) purchasable either with a percentage of such employee’s earnings or with a maximum dollar amount, as designated by the Board; provided however, that in the case of Eligible Employees, such percentage or maximum dollar amount will in either case not exceed 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering, unless otherwise provided for in an Offering.

(b) Purchase Dates. The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and Shares will be purchased in accordance with such Offering.

(c) Other Purchase Limitations. Subject to Section 5(d) herein, in connection with each Offering made under the Plan, the Board may specify (i) a maximum number of Shares that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of Shares that may be purchased by all Participants pursuant to such Offering, and (iii) a maximum aggregate number of Shares that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of Shares issuable on exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the Shares (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

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(d) Purchase Price. The purchase price of Shares acquired pursuant to Purchase Rights will be not less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the Shares on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the Shares on the applicable Purchase Date.

7. Participation; Withdrawal; Termination.

(a) Enrollment. An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified by the Company, an enrollment form provided by the Company or any third party designated by the Company (each, a “Company Designee”). The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Laws require that Contributions be deposited with a Company Designee or otherwise be segregated.

(b) Contributions. If permitted in the Offering, a Participant may begin Contributions with the first payroll or payment date occurring on or after the Offering Date (or, in the case of a payroll date or payment date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll or payment will be included in the new Offering) or on such other date as set forth in the Offering. If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Laws or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through a payment by cash, check, or wire transfer prior to a Purchase Date, in a manner directed by the Company or a Company Designee.

(c) Withdrawals. During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. On such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions without interest and such Participant’s Purchase Right in that Offering will then terminate. A Participant’s withdrawal from that Offering will have no effect on his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(d) Termination of Eligibility. Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Eligible Employee or Eligible Service Provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. The Company shall have the exclusive discretion to determine when the Participant is no longer actively providing services and the date of the termination of employment or service for purposes of the Plan. As soon as practicable, the Company will distribute to such individual all of his or her accumulated but unused Contributions without interest.

(e) Leave of Absence. For purposes of this Section 7, an Employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Designated Company in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than three (3) months or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law.

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(f) Employment Transfers. Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. In the event that a Participant’s Purchase Right is terminated under the Plan, the Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(g) No Transfers of Purchase Rights. During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(h) No Interest. Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8. Exercise of Purchase Rights.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of Shares (rounded down to the nearest whole share), up to the maximum number of Shares permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of Shares on the final Purchase Date in an Offering, then such remaining amount will roll over to the next Offering.

(c) No Purchase Rights may be exercised to any extent unless the Shares to be issued on such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all Applicable Laws. If on a Purchase Date the Shares are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the Shares are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than three (3) months from the original Purchase Date. If, on the Purchase Date, as delayed to the maximum extent permissible under the Plan, the Shares are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed as soon as practicable to the Participants without interest.

9. Covenants of the Company. The Company will seek to obtain from each U.S. federal or state, non-U.S. or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell Shares thereunder unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Shares under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights or to issue and sell Shares on exercise of such Purchase Rights.

10. Designation of Beneficiary.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any Shares or Contributions from the Participant’s account under the Plan if the

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Participant dies before such shares or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation or change must be on a form approved by the Company or as approved by the Company for use by a Company Designee.

(b) If a Participant dies, in the absence of a valid beneficiary designation, the Company will deliver any Shares and Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such Shares and Contributions, without interest, to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. Capitalization Adjustments; Dissolution or Liquidation; Corporate Transactions.

(a) Capitalization Adjustment. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding, and conclusive.

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, the Board will shorten any Offering then in progress by setting a New Purchase Date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.

(c) Corporate Transaction. In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not agree to assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase Shares (rounded down to the nearest whole share) prior to the Corporate Transaction under the outstanding Purchase Rights (with such actual date to be determined by the Board in its sole discretion), and the Purchase Rights will terminate immediately after such purchase. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.

(d) Spin-Off. In the event of a spin-off or similar transaction involving the Company, the Board may take actions deemed necessary or appropriate in connection with an ongoing Offering and subject to compliance with Applicable Laws (including the assumption of Purchase Rights under an ongoing Offering by the spun-off company, or shortening an Offering and scheduling a new Purchase Date prior to the closing of such transaction). In the absence of any such action by the Board, a Participant in an ongoing Offering whose employer ceases to qualify as a Related Corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the Participant had terminated employment (as provided in Section 7(d)).

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12. Amendment, Termination or Suspension of the Plan.

(a) Plan Amendment. The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Laws, including any amendment that either (i) increases the number of Shares available for issuance under the Plan, (ii) expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or reduces the price at which Shares may be purchased under the Plan, (iv) extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by Applicable Laws.

(b) Suspension or Termination. The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c) No Impairment of Rights. Any benefits, privileges, entitlements, and obligations under any outstanding Purchase Rights granted before an amendment, suspension, or termination of the Plan will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Share Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment; provided that, any action taken pursuant to Section 11 herein shall not be treated as an amendment giving rise to impairment hereunder. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent (1) if such amendment is necessary to ensure that the Purchase Right or the 423 Component complies with the requirements of Section 423 of the Code, or (2) as reserved pursuant to the terms of the Plan.

(d) Corrections and Administrative Procedures. Notwithstanding anything in the Plan to the contrary, the Board will be entitled to: (i) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (ii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iii) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (iv) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13. Tax Matters.

(a) Section 409A of the Code. Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under U.S. Treasury Regulation Section 1.409A-1(b)(5)(ii). Purchase Rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) below, Purchase Rights granted to U.S. taxpayers under the Non-423 Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) below, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement, or deferral thereof is subject to Section 409A of the Code, the Purchase Right

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will be granted, exercised, paid, settled, or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if a Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto and in no event will the Company, any Related Corporation or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b) No Guarantee of Tax Treatment. Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States, or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in the Plan, including Section 13(a) above. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

14. Tax Withholding. The Participant will make adequate provision to satisfy the Tax-Related Items withholding obligations, if any, of the Company and/or the applicable Designated Company which arise with respect to Participant’s participation in the Plan or upon the disposition of the Shares. The Company and/or the Designated Company may, but will not be obligated to, withhold from the Participant’s compensation or any other payments due the Participant the amount necessary to meet such withholding obligations, withhold a sufficient whole number of Shares issued following exercise having an aggregate value sufficient to pay the Tax-Related Items or withhold from the proceeds of the sale of Shares, either through a voluntary sale or a mandatory sale arranged by the Company or any other method of withholding that the Company and/or the Designated Company deems appropriate. The Company and/or the Designated Company will have the right to take such other action as may be necessary in the opinion of the Company or a Designated Company to satisfy withholding and/or reporting obligations for such Tax-Related Items. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

15. Effective Date of Plan. The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan (or any amendment under Section 12(a) above) has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or, if required under Section 12(a) above, amended) by the Board.

16. Miscellaneous Provisions.

(a) Proceeds from the sale of Shares pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, Shares subject to Purchase Rights unless and until the Participant’s Shares acquired on exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment or service contract. Nothing in the Plan or in the Offering will in any way alter the at-will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue his or her employment or service relationship with the Company, a Related Corporation, or an Affiliate, or on the part of the Company, a Related Corporation, or an Affiliate to continue the employment or service of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to its conflicts of laws rules. All disputes relating to the Plan and all Awards or agreements based on or pursuant to the Plan shall be submitted exclusively to the competent court in Delaware.

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(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Laws, such provision will be construed in such a manner as to comply with Applicable Laws.

17. Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Share Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, in which the Company has an equity or other ownership interest or that is directly or indirectly controlled by, controls, or is under common control with the Company, in all cases, as determined by the Board, whether now or hereafter existing.

(c) “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Purchase Rights are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Related Corporation or Affiliate, as such laws, rules, and regulations shall be in effect from time to time.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Shares subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company (including shares of Class B Stock) will not be treated as a Capitalization Adjustment.

(f) “Class B Stock” means the Class B common stock of the Company, par value $0.0001 per share.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(i) “Company” means [Altus Power, Inc.], a Delaware Corporation.

(j) “Contributions” means the payroll deductions or other payments specifically provided for in the Offering to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already contributed the maximum permitted amount of payroll deductions and other payments during the Offering.

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(k) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a transfer of all or substantially all of the Company’s assets;

(ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person; or

(iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock.

(l) “Designated 423 Corporation” means any Related Corporation selected by the Board as participating in the 423 Component.

(m) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component will not be a Related Corporation participating in the Non-423 Component.

(n) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.

(o) “Director” means a member of the Board.

(p) “Effective Date” means [__], 2021.

(q) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan. For purposes of the Plan, the employment relationship will be treated as continuing intact while the Employee is on sick leave or other leave of absence approved by the Company or a Related Corporation or Affiliate that directly employs the Employee. Where the period of leave exceeds three (3) months and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

(r) “Eligible Service Provider” means a natural person other than an Employee or Director who (i) is designated by the Committee to be an “Eligible Service Provider,” (ii) provides bona fide services to the Company or a Related Corporation, (iii) is not a U.S. taxpayer and (iv) meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such person also meets the requirements for eligibility to participate set forth in the Plan.

(s) “Employee” means any person, including an Officer or Director, who is treated as an employee in the records of the Company or a Related Corporation or Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Employee Share Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee Share Purchase Plan,” as that term is defined in Section 423(b) of the Code.

(u) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

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(v) “Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in such source as the Board deems reliable;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Shares on the date of determination, as reported in such source as the Board deems reliable; or

(iii) In the absence of an established market for the Shares, the Fair Market Value will be determined in good faith by the Board in compliance with Applicable Laws and in a manner that complies with Sections 409A of the Code.

(w) “Fiscal Year” means the fiscal year of the Company.

(x) “New Purchase Date” means a new Purchase Date set by shortening any Offering then in progress.

(y) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Share Purchase Plan may be granted to Eligible Employees and Eligible Service Providers.

(z) “Offering” means the grant to Eligible Employees or Eligible Service Providers of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa) “Offering Date” means a date selected by the Board for an Offering to commence.

(bb) “Offering Period” means a period with respect to which the right to purchase Shares may be granted under the Plan, as determined by the Board pursuant to the Plan.

(cc) “Officer” means a person who is an officer of the Company or a Related Corporation or Affiliate within the meaning of Section 16 of the Exchange Act.

(dd) “Participant” means an Eligible Employee or Eligible Service Provider who holds an outstanding Purchase Right.

(ee) “Plan” means this [Altus Power, Inc.] 2021 Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component, as amended from time to time.

(ff) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of Shares will be carried out in accordance with such Offering.

(gg) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(hh) “Purchase Right” means an option to purchase Shares granted pursuant to the Plan.

(ii) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

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(jj) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(kk) “Shares” means the Class A common stock of the Company, par value $0.0001 per share, excluding, however, any share of Class A common stock issued or issuable upon conversion of any shares of Class B Stock.

(ll) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising in relation to a Participant’s participation in the Plan and legally applicable to a Participant.

(mm) “Trading Day” means any day on which the exchange or market on which Shares are listed is open for trading.

*    *    *

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Annex G

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ALTUS POWER, INC.

* * * * *

The present name of the corporation is Altus Power, Inc. (the “Corporation”). The Corporation was incorporated under the name “CBRE Acquisition Holdings, Inc.” by the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 13, 2020. This Third Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”). The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is: Altus Power, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Registered Agent Solutions, Inc., 9 E Loockerman Street, Suite 311, Dover, Kent County, Delaware 19901. The name of the registered agent of the Corporation in the State of Delaware at such address is Registered Agent Solutions, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is one billion (1,000,000,000), which shall be divided into three classes as follows:

(i) nine hundred eighty-eight million five hundred ninety-one thousand two hundred fifty (988,591,250) shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”);

(ii) one million four hundred eight thousand seven hundred fifty (1,408,750) shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and

(iii) ten million (10,000,000) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

I. Capital Stock.

A. The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the number of shares constituting such series and the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock. The powers (including voting powers), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B. Each holder of record of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of each series of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock, as applicable, if the holders of such affected series of Preferred Stock or other series of Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C. Except as otherwise required by law, holders of any shares of Class B Common Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation.

D. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

E. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of capital stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

F. Upon the dissolution, liquidation or winding up of the Corporation, the provisions of Section II.D of this Article IV shall be deemed to apply with respect to the shares of Class B Common Stock then outstanding, whether or not such dissolution, liquidation or winding up of the Corporation constitutes a Change of Control hereunder, and after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of capital stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

G. The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the Class A Common Stock or Preferred Stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Class A Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). In addition to any vote required by applicable law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), a vote of the holders of Class B Common Stock voting separately as a class shall be required to increase the number of authorized shares of Class B Common Stock.

H. Subject to applicable law, the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of any outstanding class of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

I. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

II. Class B Common Stock.

A. On the last day of each Measurement Period (as defined below) (and, with respect to any Measurement Period in which the Corporation shall have a Change of Control (as defined below) or in which the Corporation shall liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such Measurement Period), 201,250 shares of Class B Common Stock shall automatically convert, subject to adjustment as described herein, into shares of Class A Common Stock (the “Conversion Shares”), as follows:

1. if the sum (such sum, the “Total Return”) of (i) the VWAP of the outstanding shares of Class A Common Stock for the final fiscal quarter in such Measurement Period and (ii) the amount per share of any dividends or distributions paid or payable to holders of the outstanding shares of Class A Common Stock, the record date for which is on or prior to the last day of the Measurement Period, does not exceed the Price Threshold (as defined below), the number of Conversion Shares for such Measurement Period shall be 2,013 shares of Class A Common Stock;

2. if the Total Return exceeds the Price Threshold but does not exceed an amount equal to 130% of the Price Threshold, then subject to the Conversion Cap (as defined below) the number of Conversion Shares for such Measurement Period shall be equal to 20% of the difference between (a) the Total Return and (b) the Price Threshold multiplied by (I) [•]1 shares of Class A Common Stock (as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations,

[1]

Note to Draft: to be equal to 40,250,000 (the number of shares of Class A Common Stock issued in the IPO – if applicable, adjusted for splits and similar events that occur prior to closing of initial business combination) plus 27,500,000 (the number of shares of Class A Common Stock issued in the PIPE other than in respect of the Backstop Amount (as defined in the Sponsor Subscription Agreement)) plus the number of shares of Class A Common Stock issued in respect of the Backstop Amount minus the number of public shares of Class A Common Stock redeemed in connection with the closing of the Initial Business Combination. Intentionally excludes: (i) shares of Class A Common Stock issued as merger consideration, (ii) shares of Class A Common Stock underlying outstanding shares of Class B Common Stock and (iii) shares of Class A Common Stock underlying the public warrants and private placement warrants.

stock dividends, reorganizations, recapitalizations or any such similar transactions after [date of closing]), (the “Applicable Closing Share Count”), divided by (II) the Total Return; and

3. if the Total Return exceeds an amount equal to 130% of the Price Threshold, then subject to the Conversion Cap (as defined below) the number of Conversion Shares for such Measurement Period shall be equal to the sum of:

(a) 20% of the difference between (I) an amount equal to 130% of the Price Threshold and (II) the Price Threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return; plus

(b) 30% of the difference between (I) the Total Return and (II) an amount equal to 130% of the Price Threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return.

4. Notwithstanding paragraphs 2 and 3 immediately above, in no event shall the number of Conversion Shares for any such Measurement Period be less than 2,013 shares of Class A Common Stock. If the provisions set forth in paragraphs 2 and 3 immediately above result in the number of Conversion Shares for any such Measurement Period being less than 2,013 shares of Class A Common Stock, then the number of Conversion Shares for such Measurement Period shall be equal to 2,013 shares of Class A Common Stock.

B. Each conversion of Class B Common Stock shall apply to the holders of Class B Common Stock on a pro rata basis on the basis of the amounts of such Class B Common Stock held by such holders. If, upon conversion of any Class B Common Stock, a holder would be entitled to receive a fractional interest in a share of Class A Common Stock, the Corporation shall round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to such holder.

C. The Conversion Shares shall be delivered to the holders of shares of Class B Common Stock no later than the tenth day following the last day of each applicable Measurement Period and the converted shares of Class B Common Stock shall be cancelled for no additional consideration. The Conversion Shares shall be delivered no later than 10:00 a.m., New York City time, on the date of issuance. The Corporation shall be required to publicly announce the number of Conversion Shares to be issued no less than two business days prior to issuance.

D. Change of Control. Upon a Change of Control, for the Measurement Period in which the Change of Control occurs, 201,250 shares of Class B Common Stock shall automatically convert into Conversion Shares (on the business day immediately prior to such event), as follows:

1. if, prior to the date of such Change of Control, the Class B Common Stock shall have already cumulatively converted into a number of shares of Class A Common Stock equal in the aggregate to at least 5% of the Applicable Closing Share Count (the “5% Threshold Amount”), the number of Conversion Shares shall equal the greater of (i) 2,013 shares of Class A Common Stock and (ii) subject to the Conversion Cap, the number of shares of Class A Common Stock that would be issuable based on the excess of the Total Return above the Price Threshold pursuant to Section II.A of this Article IV with such Total Return calculated based on (a) the cash purchase price of the outstanding shares of Class A Common Stock or (b) if the purchase price for the Class A Common Stock in such Change of Control is not all cash, the deemed value received in such Change of Control per share of Class A Common Stock, which shall be the amount of cash payable or distributable per share of Class A Common Stock plus the Fair Market Value of any non-cash consideration or distribution, payable or distributable, per share of Class A Common Stock, and if the holders of shares of Class A Common Stock are able to elect among different types or proportions of consideration or distributions, the amount of cash and other types of consideration or distributions in such Change of Control payable or distributable per share of Class A Common Stock shall be deemed the weighted-average amount of cash and other types of consideration or distributions actually paid or distributed to holders of Class A Common Stock (where the Fair Market Value of any such non-cash consideration or distribution is the fair market value of such non-cash consideration or distribution at the time of signing of the definitive transaction agreement effecting such Change of Control, as determined by the Board of Directors in good faith based upon the opinion of an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged (an “Independent Financial Advisor”)), rather than the VWAP for the final fiscal quarter in the relevant Measurement Period;

2. if, prior to the date of the Change of Control, the Class B Common Stock shall have not already cumulatively converted into a number of shares of Class A Common Stock equal in the aggregate to at least the 5% Threshold Amount, subject to the Conversion Cap, the number of Conversion Shares shall equal the greater of (i) the 5% Threshold Amount less any shares of Class A Common Stock previously issued upon conversion of Class B Common Stock and (ii) the number of shares that would be issuable based on the excess of the Total Return above the Price Threshold pursuant to Section II.A of this Article IV with the Total Return calculated based on (a) the cash purchase price of the Class A Common Stock or (b) if the purchase price for the Class A Common Stock in such Change of Control is not all cash, the deemed value received in such Change of Control per share of Class A Common Stock, which shall be the amount of cash payable or distributable per share of Class A Common Stock plus the Fair Market Value of any non-cash consideration or distributions, payable or distributable, per share of Class A Common Stock, and if the holders of shares of Class A Common Stock are able to elect among different types or proportions of consideration or distributions, the amount of cash and other types of consideration or distributions in such Change of Control payable or distributable per share of Class A Common Stock shall be deemed the weighted-average amount of cash and other types of consideration or distributions actually paid to holders of Class A Common Stock (where the Fair Market Value of any such non-cash consideration or distribution is the fair market value of such non-cash consideration or distribution at the time of signing of the definitive transaction agreement effecting such Change of Control, as determined by the Board of Directors in good faith based upon an opinion of an Independent Financial Advisor), rather than the VWAP for the final fiscal quarter in the relevant Measurement Period;

3. to the extent any tranches of 201,250 shares of Class B Common Stock remain outstanding, all remaining tranches of 201,250 shares of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock.

E. Notwithstanding anything contained herein to the contrary, (i) the aggregate number of Conversion Shares shall be no greater than [•]2 (as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions after [date of closing of the Initial Business Combination] (together, the “Conversion Cap”), and all remaining shares of Class B Common Stock that cannot be converted into shares of Class A Common Stock as a result of the Conversion

Cap being met shall collectively convert into one (1) Conversion Share (the “Remainder Conversion”).

F. Certain Definitions. Solely for purposes of Section II of this Article IV, references to:

1. “Change of Control” means the occurrence of any one of the following: (A) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, any of its wholly owned subsidiaries and the Corporation’s and its wholly-owned subsidiaries’ respective employee benefit plans, (1) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under

[2]

Note to Draft: To be 8.5% of the total number of issued and outstanding shares of Class A common stock on the closing date of the Initial Business Combination (including shares issued in the merger to Altus shareholders, shares issued in the PIPE, and shares issued in the Corporation’s IPO less any shares redeemed by public stockholders); provided that if the Backstop Amount is greater than $100,000,000, the 8.5% of the foregoing formula shall be replaced with 9.5%.

the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Stock and (2) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (1) of this paragraph has occurred; provided, however, that a “person” or “group” shall not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (B) the consummation of (1) any recapitalization, reclassification or change of the outstanding shares of Common Stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of the outstanding shares of Common Stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (2) any share exchange, consolidation or merger of the Corporation pursuant to which all of the outstanding shares of Class A Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof); or (3) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the Corporation’s or its consolidated assets, taken as a whole, to any person or entity (other than one of the Corporation’s wholly owned subsidiaries, and other than a pledge or hypothecation of assets (but not foreclosure in respect thereof)); provided, however, that a transaction described in clauses (1) or (2) in which the holders of all classes of the Corporation’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be deemed to be a Change of Control pursuant to this clause (B); (C) the Corporation’s stockholders approve any plan or proposal for the Corporation’s liquidation or dissolution (other than a liquidation or dissolution that shall occur contemporaneously with a transaction described in clause (B)(2) or (B)(3) above); or (D) shares of the Class A Common Stock cease to be listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (A) or (B) above shall not constitute a Change of Control, if at least 90% of the consideration received or to be received by the holders of shares of the Common Stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or shall be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests into which shares of the Class B Common Stock convert.

2. “Measurement Period” means (i) the period beginning on [insert date of closing of initial business combination] and ending with, and including, [insert date of end of the first fiscal quarter following the end of the fiscal year in which the initial business combination closes] and (ii) each of the six successive four-fiscal-quarter periods.

3. “Price Threshold” shall initially equal $10.00 for the first Measurement Period and shall thereafter be adjusted at the beginning of each subsequent Measurement Period to be equal to the greater of (i) the Price Threshold for the immediately preceding Measurement Period and (ii) the VWAP for the final fiscal quarter of the immediately preceding Measurement Period (in each case of clause (i) and (ii), as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions).

4. “VWAP” per share of the Corporation’s Class A Common Stock on any trading day means the per share volume weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one share of Class A Common Stock on such trading day determined, using a volume weighted average method, by an Independent Financial Advisor retained for such purpose by the Corporation). “VWAP” for any period means the volume-weighted average of the respective VWAPs for the trading days in such period.

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, and in addition to any vote required by applicable law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), any amendment, alteration, repeal or rescission, in whole or in part, of the following provisions in this Certificate of Incorporation (or the adoption of any provision inconsistent therewith or herewith) shall require the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Class A Common Stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII and Article IX.

B. The Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, and in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or by applicable law, the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Class A Common Stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to amend, alter, rescind, change, add or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock, voting separately as a series or together with one or more such other series, as the case may be, to elect additional directors (any such directors, the “Preferred Directors”), the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors subject to the requirements of the Investor Rights Agreement, dated as of July 12, 2021, by and among the Corporation and certain other parties named therein (as amended, modified, restated or supplemented from time to time, the “Investor Rights Agreement”). The directors (other than any Preferred Directors or the Class B Director) shall be initially divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Corporation following [•], 2021 (the “Specified Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Specified Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Specified Date. Directors of each class shall hold office until the annual meeting at which their term expires and until their successor shall be elected and qualified, or their earlier death, resignation, retirement, disqualification or removal from office. Commencing with the first annual meeting following the Specified Date, the directors of the class to be elected at each annual meeting of stockholders shall be elected for a three year term. If the total number of directors divided into classes is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which their term expires and until their successor shall be elected and qualified, or their earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the total number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders). In no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen (or, if the Board of Directors is not then divided into classes, the next annual meeting of stockholders) and until such director’s successor shall be elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.

C. Any director may be removed for cause only by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Class A Common Stock of the Corporation entitled to vote thereon, voting together as a single class.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of this Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) in respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director’s earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such capital stock, the terms of office of all such additional directors elected by the holders of such capital stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly. Any Preferred Director may be removed from office in the manner provided pursuant to the provisions of this Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) and applicable law.

F. Notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws, for so long as any shares of Class B Common Stock are outstanding, (i) the holders of a majority of the then outstanding shares of Class B Common Stock shall have, at each annual meeting of the Company’s stockholders (or any other meeting at which directors are being elected to the Board or by written consent), the exclusive right, voting separately as a class, to elect one director to the Board of Directors (the “Class B Director”), irrespective of whether the Board of Directors has nominated such person to serve as a director, (ii) the Class B Director may be removed without cause only by the holders of a majority of the then outstanding shares of Class B Common Stock, and upon such removal the Class B Director seat shall be vacant until filled by the holders of a majority of the then outstanding Class B Common Stock, and (iii) in the event of the death, disability, resignation or removal of any Class B Director (including a removal for cause), the Class B Director seat shall remain vacant until filled by the holders of a majority of the then outstanding shares of Class B Common Stock. Upon the conversion of all issued and outstanding shares of Class B Common Stock into Conversion Shares, the position of Class B Director shall cease to exist, provided that the person that is the Class B Director at the time of such conversion shall have the right to continue to serve on the Board until the next annual meeting of stockholders of the Company (subject to removal for cause and the rights of the Sponsor (as defined in the Investor Rights Agreement) to remove or replace such director pursuant to the Investor Rights Agreement).

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation with respect to acts or omissions occurring prior to the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent of stockholders in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock; provided, further, that any action required or permitted to be taken by the holders of shares of Class B Common Stock (including the election or removal of the Class B Director or the filling of any vacancy of the Class B Director seat), voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote.

B. Except as otherwise required by law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), for so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, (i) amend, alter or repeal any provision of this Certificate of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock or (ii) issue any shares of Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

C. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors.

D. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (as defined below), and any stockholder of the Corporation that has the right to appoint a director under the Investor Rights Agreement and such stockholder’s Affiliates, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Non-Employee Directors or their respective Affiliates, or any stockholder of the Corporation that has the right to appoint a director under the Investor Rights Agreement or such stockholder’s Affiliates, and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. None of any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both such person’s director and officer capacities) or such person’s Affiliates, or any stockholder of the Corporation that has the right to appoint a director under the Investor Rights Agreement or such stockholder’s Affiliates (the Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of this Article IX. Subject to said Section C of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself, or any of its or their Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation) if such opportunity is expressly offered to such person solely in their capacity as a director or officer of the Corporation (and is not offered or made known to such person in any other capacity), and the provisions of Section B of this Article IX shall not apply to any such corporate opportunity with respect to such person.

D. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E. For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of any stockholder of the Corporation, any Person that, directly or indirectly, controls, is controlled by or is under common control with such stockholder, including any fund, account or investment vehicle (including any parallel fund, alternative investment vehicle, or co-investment vehicle relating to any such fund, account, or investment vehicle) controlled, managed, advised or sub-advised by an affiliate of such stockholder (other than the Corporation and any entity that is controlled by the Corporation) or any partner, member, director, stockholder, employee or agent of any such stockholder or Affiliate (other than any employee of the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

G. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-laws or applicable law.

ARTICLE X

MISCELLANEOUS

(A) If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Certificate of Incorporation

(including, without limitation, each such portion of any section or paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

(B) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. These provisions shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction and the Corporation’s stockholders cannot waive compliance with federal securities laws and the rules and regulations thereunder. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and provided consent to the provisions of this Article X(B).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Altus Power, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on the day first written above.

ALTUS POWER, INC.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Certificate of Incorporation]

Annex H

SECOND AMENDED AND RESTATED

BYLAWS OF ALTUS POWER, INC.

* * * * *

ARTICLE I

Offices

SECTION 1.01 Registered Office. The registered office and registered agent of Altus Power, Inc. (the “Corporation”) in the State of Delaware shall be as set forth in the Certificate of Incorporation (as defined below) from time to time. The Corporation may also have offices in such other places in the United States or elsewhere as the board of directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

ARTICLE II

Meetings of Stockholders

SECTION 2.01 Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication, including by webcast, as described in Section 2.11 of these Second Amended and Restated Bylaws (these “Bylaws”) in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

SECTION 2.02 Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Corporation’s third amended and restated certificate of incorporation as then in effect (as the same may be amended from time to time, the “Certificate of Incorporation”) and may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors or the Chairman of the Board of Directors shall determine and state in the notice of such meeting. The Board of Directors may, in its sole discretion, determine that special meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the DGCL. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors or the Chairman of the Board of Directors.

SECTION 2.03 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in the Investor Rights Agreement (as defined in the Certificate of Incorporation) (with respect to nominations of persons for election to the Board of Directors only), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04 of Article II of these Bylaws, (c) by or at the direction of the Board of Directors or any authorized committee thereof or (d) by any stockholder of the Corporation who is entitled to vote at the meeting, who, subject to paragraph (C)(4) of this Section 2.03, complied with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of paragraph (A)(1) of this Section 2.03, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock (as defined in the Certificate of Incorporation) are first publicly traded, be deemed to have occurred on [●]1); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice required by this Section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Corporation.

(3) A stockholder’s notice delivered pursuant to this Section 2.03 shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group that will

[1]	Note to Draft: To be the date that is one year before the date the Corporation expects to have its 2022 stockholder meeting.

(x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) to which any proponent person is a party, the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(3) or paragraph (B) of this Section 2.03 of these Bylaws) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the day prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior to the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. At any time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors, nominations of persons for election to the Board of Directors to fill any vacancy or unfilled newly created directorship may be made at a special meeting of stockholders at which any proposal to fill any vacancy or unfilled newly created directorship is to be presented to the stockholders (1) as provided in the Investor Rights Agreement, (2) by or at the direction of the Board of Directors or any committee thereof or (3) by any stockholder of the Corporation who is entitled to vote at the meeting on such matters, who (subject to paragraph (C)(4) of this Section 2.03) complies with the notice procedures set forth in this Section 2.03 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to fill any vacancy or newly created directorship on the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Section 2.03 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) General. (1) Except as provided in paragraph (C)(4) of this Section 2.03, only such persons who are nominated in accordance with the procedures set forth in this Section 2.03 or the Investor Rights Agreement shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants and on shareholder approvals. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, the meeting of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(2) Whenever used in these Bylaws, (i) “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided that such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder and (ii) “beneficial ownership” shall mean beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws (including paragraphs (A)(1)(d) and (B) of this Section 2.03), and compliance with paragraphs (A)(1)(d) and (B) of this Section 2.03 of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.

(4) Notwithstanding anything to the contrary contained in this Section 2.03, for as long as the Investor Rights Agreement remains in effect with respect to the Blackstone Investor (as defined in the Investor Rights Agreement) or the Sponsor (as defined in the Investor Rights Agreement), the Blackstone Investor or the Sponsor (each, to the extent then subject to the Investor Rights Agreement), as the case may be, shall not be subject to the notice procedures set forth in paragraphs (A)(2), (A)(3) or (B) of this Section 2.03 with respect to any annual or special meeting of stockholders.

SECTION 2.04 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary of the Corporation to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

SECTION 2.05 Quorum. Unless otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

SECTION 2.06 Voting. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless required by the Certificate of Incorporation or applicable law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

SECTION 2.07 Chairman of Meetings. The Chairman of the Board of Directors, if one is elected, or, in his or her absence or disability or refusal to act, a Chief Executive Officer of the Corporation (if such Chief Executive Officer is not also the Chairman of the Board of Directors), or in the absence, disability or refusal to act of the Chairman of the Board of Directors and any Chief Executive Officer, a person designated by the Board of Directors shall be the chairman of the meeting and, as such, preside at all meetings of the stockholders.

SECTION 2.08 Secretary of Meetings. The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders. In the absence, disability or refusal to act of the Secretary, the chairman of the meeting shall appoint a person to act as Secretary at such meetings.

SECTION 2.09 Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

SECTION 2.10 Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, the chairman of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall attend. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

SECTION 2.11 Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication,

provided that

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

SECTION 2.12 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

SECTION 2.13 Delivery to the Corporation. Whenever Section 2.03 of this Article II requires one or more persons (including a record or beneficial owner of stock) other than any party to the Investor Rights Agreement to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation elects otherwise, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

ARTICLE III

Board of Directors

SECTION 3.01 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not, by the DGCL or the Certificate of Incorporation, directed or required to be exercised or done by the stockholders.

SECTION 3.02 Number and Term; Chairman. Subject to the Certificate of Incorporation, the number of directors shall be fixed in the manner provided in the Certificate of Incorporation. The term of each director shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Board of Directors shall elect a Chairman of the Board, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairman of the Board shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairman of the Board is not present at a meeting of the Board of Directors, a Chief Executive Officer (if such Chief Executive Officer is a director and is not also the Chairman of the Board) shall preside at such meeting, and, if no Chief Executive Officer is present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one (1) director to preside over such meeting.

SECTION 3.03 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, a Chief Executive Officer, the President or the Secretary of the Corporation. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

SECTION 3.04 Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

SECTION 3.05 Vacancies and Newly Created Directorships. Except as otherwise provided by law and subject to the terms of the Investor Rights Agreement, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

SECTION 3.06 Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by a Chief Executive Officer of the Corporation, the President of the Corporation or the Chairman of the Board of Directors, and shall be called by a Chief Executive Officer, the President or the Secretary of the Corporation if directed by the Board of Directors and shall be at such places and times as they or he or she shall fix. Notice need not be given of regular meetings of the Board of Directors. At least twenty-four (24) hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 3.07 Quorum, Voting and Adjournment. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, a majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

SECTION 3.08 Committees; Committee Rules. The Board of Directors may designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each such committee shall be comprised of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority to: (a) approve, adopt, or recommend to the stockholders any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopt, amend or repeal any Bylaw of the Corporation. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

SECTION 3.09 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents, or electronic transmission or transmissions, shall be filed in the minutes of proceedings of the Board of Directors in accordance with applicable law. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.10 Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

SECTION 3.11 Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

SECTION 3.12 Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

Officers

SECTION 4.01 Number. The officers of the Corporation shall include one or more Chief Executive Officer and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect a President, one or more Vice Presidents, including one or more Executive Vice Presidents or Senior Vice Presidents, a Chief Financial Officer, a Chief Legal Officer, a Treasurer, one or more Assistant Treasurers, one or more Assistant Secretaries, one or more Assistant General Counsels and any other additional officers as the Board of Directors deems necessary or advisable, who shall hold their respective offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

SECTION 4.02 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.

SECTION 4.03 Chief Executive Officer. Each Chief Executive Officer shall have general executive charge, management, and control of the business and affairs of the Corporation in the ordinary course of its business, with all such powers as may be reasonably incident to such responsibilities or that are delegated to him or her by the Board of Directors. If the Board of Directors has not elected a Chairman of the Board or in the absence, inability or refusal to act of such elected person to act as the Chairman of the Board, a Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chairman of the Board, but only if such Chief Executive Officer is a director of the Corporation. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

SECTION 4.05 President. The President, if one is elected, shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

SECTION 4.06 Vice Presidents. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President or Senior Vice President, shall have such powers and shall perform such duties as shall be assigned to him by a Chief Executive Officer or the Board of Directors.

SECTION 4.07 Chief Financial Officer. The Chief Financial Officer, if any is elected, shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Chief Financial Officer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or its designees selected for such purposes. The Chief Financial Officer shall disburse the funds of the Corporation, taking proper vouchers therefor. The Chief Financial Officer shall render to each Chief Executive Officer and the Board of Directors, upon their request, a report of the financial condition of the Corporation.

In addition, the Chief Financial Officer shall have such further powers and perform such other duties incident to the office of Chief Financial Officer as from time to time are assigned to him or her by a Chief Executive Officer or the Board of Directors.

SECTION 4.08 Chief Legal Officer. The Chief Legal Officer, if one is elected, shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

SECTION 4.09 Treasurer. The Treasurer, if one is elected, shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

SECTION 4.10 Secretary. The Secretary shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required.

SECTION 4.11 Assistant Treasurers, Assistant Secretaries and Assistant General Counsels. Each Assistant Treasurer, each Assistant Secretary and each Assistant General Counsel, if any are elected, shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

SECTION 4.12 Contracts and Other Documents. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount. Except as provided in Section 2.13 of these Bylaws, any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the Certificate of Incorporation or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law.

SECTION 4.13 Ownership of Securities of Another Entity. Unless otherwise directed by the Board of Directors, a Chief Executive Officer, the President, a Vice President, the Chief Financial Officer, the Chief Legal Officer, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

SECTION 4.14 Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

SECTION 4.15 Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.

SECTION 4.16 Vacancies. The Board of Directors shall have the power to fill vacancies occurring in any office.

ARTICLE V

Stock

SECTION 5.01 Shares With Certificates.

The shares of stock of the Corporation shall be uncertificated and shall not be represented by certificates, except to the extent as may be required by applicable law or as otherwise authorized by the Board of Directors.

If shares of stock of the Corporation shall be certificated, such certificates shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two authorized officers of the Corporation (it being understood that each of any Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Chief Legal Officer, any Assistant General Counsel, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary of the Corporation shall be an authorized officer for such purpose), certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation. With respect to all uncertificated shares, the name of the holder of record of such uncertificated shares represented, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

SECTION 5.02 Shares Without Certificates. So long as the Board of Directors chooses to issue shares of stock without certificates in accordance with Section 5.01, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a statement of the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted in accordance with applicable law.

SECTION 5.03 Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with any procedures adopted by the Corporation or its agent and applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Corporation shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

SECTION 5.04 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

SECTION 5.05 List of Stockholders Entitled To Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.

SECTION 5.06 Fixing Date for Determination of Stockholders of Record.

(A) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(C) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

SECTION 5.07 Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VI

Notice and Waiver of Notice

SECTION 6.01 Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Other forms of notice shall be deemed given as provided in the DGCL. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 6.02 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

Indemnification

SECTION 7.01 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the fullest extent permitted by law), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. Any reference to an officer of the Corporation in this Article VII shall be deemed to refer exclusively to the Chairman of the Board of Directors, any Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer, Treasurer, and Secretary of the Corporation appointed pursuant to Article IV of these Bylaws, and to any Vice President,

Assistant Secretary, Assistant Treasurer, Assistant General Counsel or other officer of the Corporation appointed by the Board of Directors pursuant to Article IV of these Bylaws, including, without limitation, any “executive officer” or “Section 16 officer,” and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VII.

SECTION 7.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01, an indemnitee shall also have the right to be paid by the Corporation the reasonable expenses (including attorney’s fees) incurred by the indemnitee in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VII (which shall be governed by Section 7.03) (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of a signed, written undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 7.01 and 7.02 or otherwise. Notwithstanding the foregoing, the Corporation shall have no obligation to make any payment provided in this Section 7.02 in the event the Board of Directors determines, in good faith, that the indemnitee seeking advancement of expenses has engaged in fraud or criminal conduct relating to the subject matter of the proceeding in which the indemnitee is seeking advancement of expenses.

SECTION 7.03 Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or 7.02 is not paid in full by the Corporation within (i) 60 days after a written claim for indemnification has been received by the Corporation or (ii) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

SECTION 7.04 Indemnification Not Exclusive.

(A) The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article VII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(B) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation and as a director, officer, employee or agent of one or more of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.04(B) of Article VII, entitled to enforce this Section 7.04(B) of Article VII.

For purposes of this Section 7.04(B) of Article VII, the following terms shall have the following meanings:

(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

SECTION 7.05 Nature of Rights. The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

SECTION 7.06 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

SECTION 7.07 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 7.08 Assumption of Defense. Promptly after receipt by an indemnitee of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, the indemnitee will, if a claim in respect thereof is to be made against the Corporation, promptly notify the Corporation in writing of the same. With respect to any action, suit or proceeding of which the Corporation is so notified, the Corporation shall, subject to the last two sentences of this Section 7.08, be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to the indemnitee, upon the delivery to the indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the indemnitee and the retention of such counsel by the Corporation, the Corporation will not be liable to the indemnitee under these Bylaws for any subsequently incurred fees of separate counsel engaged by the indemnitee with respect to the same action, suit or proceeding unless the employment of separate counsel by the indemnitee has been previously authorized in writing by the Corporation, which authorization will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if the indemnitee, based on the advice of his or her counsel, shall have reasonably concluded (with written notice being given to the Corporation setting forth the basis for such conclusion) that, in the conduct of any such defense, there is an actual or potential conflict of interest or position (other than such potential conflicts that are objectively immaterial or remote) between the Corporation and the indemnitee with respect to a significant issue, then the Corporation will not be entitled, without the written consent of the indemnitee, to assume such defense. In addition, the Corporation will not be entitled, without the written consent of the indemnitee, to assume the defense of any claim brought by or in the right of the Corporation.

ARTICLE VIII

Miscellaneous

SECTION 8.01 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

SECTION 8.02 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer, Treasurer, or by an Assistant Secretary or Assistant Treasurer.

SECTION 8.03 Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

SECTION 8.04 Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

SECTION 8.05 Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE IX

Amendments

SECTION 9.01 Amendments. The Board of Directors is authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), these Bylaws or applicable law, the affirmative vote of the holders of more than 50% in voting power of all the then-outstanding shares of Class A Common Stock (as defined in the Certificate of Incorporation) of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to amend, alter, rescind, change, add or repeal, in whole or in part, any provision of these Bylaws (including, without limitation, this Section 9.01) or to adopt any provision inconsistent herewith.

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Annex I

Execution Version

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of July 12, 2021 by and between CBRE Acquisition Holdings, Inc., a Delaware corporation (the “Issuer”), and the undersigned (“Subscriber”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, the Issuer, CBAH Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), CBAH Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), Altus Power America Holdings, LLC, a Delaware limited liability company, APAM Holdings LLC, a Delaware limited liability company, and Altus Power, Inc., a Delaware corporation (“Altus”), are entering into that certain Business Combination Agreement, dated on or around the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, inter alia, (i) at the First Effective Time, First Merger Sub is to merge with and into Altus pursuant to the First Merger, with Altus surviving as the First Merger Surviving Corporation; and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, at the Second Effective Time, Altus will merge with and into Second Merger Sub pursuant to the Second Merger, with Second Merger Sub surviving as the Second Merger Surviving Entity and as a wholly-owned subsidiary of the Issuer, on the terms and subject to the conditions set forth therein (the “Mergers” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer the number of shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), set forth on Subscriber’s signature page hereto (the “Shares”) for a purchase price of $10.00 per share and an aggregate purchase price as set forth on Subscriber’s signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein; and

WHEREAS, certain other investors (including CBRE Acquisition Sponsor, LLC and its Affiliates (collectively, the “Sponsor”)) (each, an “Other Subscriber”) are entering into separate subscription agreements with the Issuer (each, an “Other Subscription Agreement”), pursuant to which such investors have agreed or will agree to purchase Class A common stock (collectively with the Shares to be purchased hereunder, the “PIPE Securities”) on the Closing Date at the same per share purchase price as Subscriber.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to irrevocably subscribe for and purchase from the Issuer, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Shares (such subscription and issuance, the “Subscription”); provided, that Subscriber shall purchase from the Issuer, and the Issuer will sell to the Subscriber, an additional number of shares of Class A common stock that would result in the Purchase Price increasing by an amount (such amount, the “Backstop Amount”) that is equal to the aggregate redemption price for all shares of Class A common stock submitted by the Issuer’s public shareholders for redemption in connection with the consummation of the Transactions; provided, further, that in no event will the Backstop Amount exceed $150,000,000.00. As used in this Subscription Agreement (except where the context otherwise requires), “Purchase Price” shall refer to the aggregate purchase price set forth on Subscriber’s signature page hereto [as increased by the Backstop Amount, if any, and] “Shares” shall refer to the number of shares of Class A common stock set forth on Subscriber’s signature page hereto [as increased by the number of Shares equal to the Backstop Amount, if any, divided by $10.00, in each case after giving effect to rounding to eliminate the purchase or issuance of partial shares of Class A common stock].1 Concurrent with the execution of this Subscription Agreement, the Issuer shall, upon Subscriber’s request, provide to the Subscriber: (i) a duly completed and executed Internal Revenue Service Form W-9 or Form W-8BenE, as applicable and (ii) the names, telephone numbers and email addresses of two Issuer contacts to be used for wiring verification purposes.

2. Representations, Warranties and Agreements.

2.1 Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:

2.1.1 If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2 If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3 The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority or ability of Subscriber to enter into or timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) if Subscriber is not an individual, result in any breach or violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any Governmental Authority having jurisdiction over Subscriber or, if applicable, any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.

2.1.4 Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (5), (6) or (7) under the Securities Act) satisfying the applicable requirements set forth on Schedule I hereto, (ii) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the

[1]	Note to Draft: Bracketed text in this Section 1 to be included in Sponsor Subscription Agreement only.

acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I hereto).

2.1.5 Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a legend, or each register for the Shares in book entry form shall contain a notation, to such effect. Subscriber understands and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

2.1.6 Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC or Blackstone Securities Partners L.P. (collectively, the “Placement Agents”), the Issuer, Altus, or any of their respective affiliates or any control persons, officers, directors, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements made by the Issuer and expressly set forth in this Subscription Agreement.

2.1.7 Subscriber’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a violation of any applicable Similar Law (as defined below).

2.1.8 In making its decision to purchase the Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Shares or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber has received access to, and has had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer, Altus and the Transactions, and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the Subscriber’s investment in the Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has received access to, and has had an adequate opportunity to review (i) the Issuer’s filings with the Securities and Exchange Commission (the “Commission”) and (ii) a presentation with respect to Altus provided to Subscriber by the Issuer (the “Target Disclosure”). Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber further acknowledges that any information contained in Target Disclosure is preliminary and subject to change, and that any changes to the information contained in the Target Disclosure, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect

Subscriber’s obligation to purchase the Shares hereunder, except as otherwise provided herein. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Issuer, Altus or the quality or value of the Shares, and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Issuer or Altus which Subscriber agrees need not be provided to it. In connection with the issuance of the Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted or shall be construed to have acted as a financial advisor or fiduciary to Subscriber. Subscriber agrees that (a) none of the Placement Agents will have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with this offering or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Issuer, Altus or the offering, and (b) no Placement Agent shall have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber, the Issuer or any other person or entity), whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber, in respect of the offering.

2.1.9 Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Issuer or its representatives. The Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or its representatives. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.1.10 Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) if not an individual, is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. If the Subscriber is not an individual, Subscriber understands and acknowledges that the purchase and sale of the Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

2.1.11 Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.12 Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

2.1.13 Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of any country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable laws. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required by applicable law, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.

2.1.14 If Subscriber is (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code, (iii) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to Title I of ERISA or Section 4975 of the Code but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or (iii) an entity whose underlying assets are considered to include “plan assets” of any of the foregoing described in clauses (i), (ii) and (iii) subject to the fiduciary or prohibited transaction provisions of ERISA, Section 4975 of the Code or Similar Laws (each of the foregoing described in clauses (i), (ii), (iii) and (iv) referred to as a “Plan”), Subscriber represents and warrants that it has not relied on the Issuer or any of its affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.

2.1.15 Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the Commission with respect to the beneficial ownership of the Issuer’s common stock prior to the date hereof, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.16 No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Issuer as a result of the purchase of Shares by Subscriber hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401.

2.1.17 Subscriber has (or has access to), and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1. Subscriber was not formed for the purpose of acquiring the Shares.

2.1.18 Subscriber agrees that, from the date of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by Subscriber or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any securities of the Issuer prior to the Closing (or earlier termination of this Subscription Agreement in accordance with its terms), whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of the Issuer, in cash or otherwise, or to publicly disclose the intention to undertake any of the foregoing; provided that, for the avoidance of doubt, this Section 2.1.18 shall not apply to (a) any sale (including the exercise of any redemption right) of securities of the Issuer (i) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Agreement or (b) ordinary course, non-speculative hedging transactions (including hedging transactions that lock in profits or mitigate downside risks on the Shares). Nothing in this Section 2.1.18 prohibits any other investment portfolios of the Subscriber that have no knowledge (constructive or otherwise) of this Subscription Agreement or of Subscriber’s participation in this transaction (including Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales or engaging in other hedging transactions; provided that neither Subscriber nor any of its affiliates with such knowledge have directed or otherwise caused such investment portfolios or other affiliates to become involved with, enter into, or engage in, short sales or other hedging transactions involving the Issuer. The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by the Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and the Subscriber effecting a pledge of Shares shall not be required to provide the Issuer with any notice thereof or otherwise make any delivery to the Issuer pursuant to this Subscription Agreement; provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge.

2.1.19 Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 2.1.19, “Rule 506(d) Related Party” shall mean a person or entity that is a direct beneficial owner of Subscriber’s securities for purposes of Rule 506(d) under the Securities Act.

2.1.20 No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.

2.1.21 If Subscriber is an individual, then the Subscriber resides in the state or province identified in the address of the Subscriber set forth on the signature page hereto. If Subscriber is not an individual, then the office or offices of Subscriber where its principal place of business is located is identified in the address or addresses of Subscriber set forth on the signature page hereto.

2.1.22 If Subscriber is an individual, Subscriber acknowledges and agrees that none of the Placement Agents nor any of their respective affiliates or control persons, officers, directors, employees, agents or representatives is acting as the Issuer’s placement agent in connection with the offer and sale of the Shares to Subscriber. If Subscriber is an individual, Subscriber further acknowledges and agrees that none of the Placement Agents nor any of their respective affiliates or control persons, officers, directors, employees, agents or representatives participated in any communication or other activities with Subscriber with respect to this transaction or any offer or sale of Shares to Subscriber or made any recommendation to Subscriber in respect of the Shares.

2.1.23 If Subscriber is not an individual, Subscriber is aware that Morgan Stanley & Co. LLC is acting as one of the Issuer’s placement agents in connection with the proposed offer and sale of the Shares and Morgan Stanley & Co. LLC is also acting as financial advisor to the Issuer in connection with the Issuer’s proposed acquisition of Altus.

2.1.24 If Subscriber is not an individual, Subscriber is aware that Citigroup Global Markets Inc. is acting as one of the Issuer’s placement agents in connection with the proposed offer and sale of the Shares and Citigroup Global Markets Inc. is also acting as financial advisor to Altus in connection with the Issuer’s proposed acquisition of Altus.

2.1.25 If Subscriber is not an individual, Subscriber is aware that J.P. Morgan Securities LLC is acting as one of the Issuer’s placement agents in connection with the proposed offer and sale of the Shares and J.P. Morgan Securities LLC is also acting as financial advisor to the Issuer in connection with the Issuer’s proposed acquisition of Altus.

2.2 Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:

2.2.1 The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2 The Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation or bylaws (as amended or restated from time to time) or under the DGCL.

2.2.3 This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.4 The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority or ability of the Issuer to enter into or timely perform its obligations under this Subscription Agreement (a “Issuer Material Adverse Effect”), (ii) result in any breach or violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any Governmental Authority having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.

2.2.5 Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares pursuant to this Subscription Agreement under the Securities Act.

2.2.6 Neither the Issuer nor any person acting on its behalf (including, without limitation, the Placement Agents, any of their respective affiliates or control persons, officers, directors, employees, agents or representatives) has conducted any general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares and neither the Issuer nor any person acting on its behalf offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.2.7 Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of certain shares of Class A common stock. Neither the Issuer nor any of its Affiliates has entered into any side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber or other investor in connection with the transactions contemplated by the Other Subscription Agreements, other than (a) Other Subscription Agreements, (b) that certain letter agreement with the anchor investor named therein (the “Anchor Investor”)2 dated on or about the date hereof, (c) in the case of the Sponsor, certain affiliates of Altus and the Anchor Investor, the Investor Rights Agreement, and (d) the Business Combination Agreement. Other than with respect to the Other Subscription Agreement with the Sponsor, no Other Subscription Agreement includes or will include terms and conditions more advantageous to any Other Subscriber than to Subscriber hereunder and the Other Subscription Agreements reflect the same purchase price per share. The Other Subscription Agreements have not been amended in any material respect that would result in a violation of the previous sentence.

2.2.8 The authorized capital stock of the Issuer immediately prior to the Closing will consist of 261,000,000 shares of capital stock as follows: (a) 250,000,000 shares of Class A common stock, (b) 10,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”); and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the date hereof, and as of immediately prior to the completion of the Transactions (prior to giving effect to (x) any redemption of any Class A common stock held by the Issuer’s public shareholders in connection with the consummation of the Transactions and (y) the issuance of the PIPE Securities): (i) no Preferred Shares are and will be issued and outstanding; (ii) 40,250,000 shares of Class A common stock are and will be issued and outstanding; (iii) 2,012,500 shares of Class B common stock are and will be issued and outstanding; (iv) up to 9,366,667 warrants to purchase up to an aggregate of 9,366,667 shares of Class A common stock (including up to 2,000,000 warrants to be issued in connection with the Second Amended and Restated Promissory Note, dated as of February 16, 2021, by and between the Issuer and the Sponsor) (the “Private Placement Warrants”) are and will be outstanding; and (v) 10,062,500 redeemable warrants to purchase an aggregate of 10,062,500 shares of Class A common stock (the “Public Warrants”) are and will be outstanding. All (i) issued and outstanding shares of Class A common stock and Class B common stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements and the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Class A common stock or Class B common stock, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. Other than the First Merger Sub and Second Merger Sub, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than

[2]	Note to Draft: Anchor Investor who has nomination rights with respect to one director, separate from the CBRE director nominee.

(A) as set forth in the SEC Documents (as defined below) and (B) as contemplated by the Business Combination Agreement and the Ancillary Agreements.

2.2.9 Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (x) no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber contemplated by this Subscription Agreement and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Issuer in connection with such offer and sale of Shares contemplated by this Subscription Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable state securities laws.

2.2.10 The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Issuer makes no such representation or warranty with respect to the proxy statement and registration statement to be filed by the Issuer with respect to the Transactions or with respect to any other information relating to Altus or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. Subscriber acknowledges that (i) the staff of the Commission issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) the Issuer continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Documents, and (iii) any restatement, revision or other modification of the SEC Documents in connection with such review of the Statement or any subsequent related agreements or other guidance from the staff of the Commission shall be deemed not material for purposes of this Subscription Agreement.

2.2.11 The Issuer is in compliance with all applicable law, except where such non-compliance would not have an Issuer Material Adverse Effect. The Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with, or is in default or violation of, any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, an Issuer Material Adverse Effect.

2.2.12 As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened, Actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement.

2.2.13 No broker, finder or other financial consultant has acted on behalf of the Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.

2.2.14 The issued and outstanding shares of Class A common stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on The New York Stock Exchange (“NYSE”) under the symbol “CBAH.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by NYSE or the Commission with respect to any intention by such entity to deregister the Class A common stock or prohibit or terminate the listing of the

Class A common stock on NYSE. The Issuer has taken no action that is designed to terminate the registration of the Class A common stock under the Exchange Act.

3. Settlement Date and Delivery.

3.1 Closing. The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transactions; provided that, it is understood and agreed that such date must be a day that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in New York, New York. Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied and the closing of the Transactions to occur (the “Closing Date”), (a) on the Closing Date, Subscriber shall, at Subscriber’s sole option, (i) deliver to the Issuer immediately prior to the Closing, the Purchase Price for the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice; provided that prior to the delivery of the Closing Notice, the Issuer may establish an escrow account in the United States with a nationally recognized financial institution selected by the Issuer for purposes of holding the Purchase Price for purposes of consummating the Transactions (it being understood that the costs and expenses of the escrow account shall be borne by the Issuer); provided, further, that Subscriber shall use reasonable best efforts to cooperate with the Issuer in the establishment of such account (including by timely complying with all “know your customer” and similar requirements for establishment of such account and executing any necessary instruments or documentation) and, to the extent such account is so established, cause the Purchase Price to be delivered to such escrow account at least two (2) Business Days prior to the Closing Date for release to the Issuer at the Closing (“Option One”) or (ii) deliver to the Issuer the Purchase Price against delivery of the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice (which account shall not be an escrow account) and (b) prior to release of payment of the Purchase Price by Subscriber, the Issuer shall issue and deliver to Subscriber (i) the Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under applicable securities laws), in book entry form in the name of Subscriber (or its nominee in accordance with its delivery instructions) and (2) a copy of the records of the Issuer’s transfer agent (the “Transfer Agent”) evidencing the issuance of the Shares to Subscriber (or its nominee in accordance with its delivery instructions) as the registered holder of the Shares on and as of the Closing Date (“Option Two”). Notwithstanding the preceding sentence, if the Subscription Agreement has not otherwise been terminated in accordance with its terms, (i) a failure to close on the Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. In the event Subscriber has elected Option One above, at the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Subscriber the Shares in book entry form in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. For purposes of this Subscription Agreement, “Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close. Each register and book entry for the Shares shall contain a notation with a legend substantially to the effect described in Section 2.1.5 hereof. If the Transaction is not consummated on or prior to the fifth (5th) Business Day after the Closing Date, the Issuer shall promptly (but not later than two (2) Business Days thereafter) return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber.

3.2 Conditions to Closing of the Issuer.

The Issuer’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Issuer, on or prior to the Closing Date, of each of the following conditions:

3.2.1 Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to the consummation of the Transactions.

3.2.2 Compliance with Covenants. Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.

3.2.3 Closing of the Transactions. All conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and such Transactions will be consummated immediately following the Closing.

3.2.4 Legality. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

3.2.5 Investor Representation Letter. If Subscriber is not an individual, Subscriber shall have delivered to the Placement Agents a signed copy of the investor representation letter addressed to the Placement Agents in the form of Exhibit 1 attached hereto and dated as of the Closing Date.

3.3 Conditions to Closing of Subscriber.

Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:

3.3.1 Representations and Warranties Correct. The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to the consummation of the Transactions; provided that in the event this condition would otherwise fail to be satisfied as a result of a breach of one or more of the representations and warranties of the Issuer contained in this Subscription Agreement and the facts underlying such breach would also cause a condition to the Issuer’s obligations under the Business Combination Agreement to fail to be satisfied or would also be a breach of a representation, warranty, covenant or obligation of the Issuer in the Business Combination Agreement, this condition shall nevertheless be deemed satisfied in the event the condition in Section 3.2.3 hereof is satisfied.

3.3.2 Compliance with Covenants. The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Agreement.

3.3.3 Legality. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

3.3.4 Business Combination Agreement. The terms of the Business Combination Agreement (including the conditions thereto) shall not have been amended or waived in a manner that would reasonably be expected to be materially adverse to the economic benefits the Subscriber reasonably expects to receive under this Subscription Agreement.

3.3.5 Listing. The Shares shall have been approved for listing on NYSE, subject to official notice of issuance.

4. Registration Rights Agreement.

4.1 The Issuer agrees that, within 45 calendar days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares (such Shares, and any other equity security of the Issuer issued or issuable with respect to such Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise, the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the filing thereof and (ii) the 10th Business Day after the date the Issuer is notified (in writing) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations; provided, further, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholder questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder[; provided that the Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares.]3 In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided that if the Commission requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw from the Registration Statement. The Issuer agrees that the Issuer will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective at least until the earliest of (i) four (4) years from the issuance of the Shares, (ii) the date on which Subscriber no longer owns any Shares acquired pursuant to this Agreement or (iii) the first date on which Subscriber can sell all of its Shares (or shares received in exchange therefor) without restriction under Rule 144, including without limitation, any volume and

[3]	Note to Draft: Bracketed text in this Section 4 to only be included in Subscription Agreements for PIPE investors which are not affiliates of the Issuer and Altus.

manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information requirement under Rule 144(c)(1) or Rule 144(i)(2), as applicable (the “Registration Period”). Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Shares to the Issuer (or its successor) upon request to assist the Issuer in making the determination described above. The Issuer may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after the Issuer becomes eligible to use such Form S-3. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of shares of Class A common stock which is equal to the maximum number of shares as is permitted to be registered by the Commission. In such event, the number of shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such additional Shares and cause such amendment or Registration Statement to become effective as promptly as practicable. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4.

4.2 In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:

4.2.1 except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions during the Registration Period;

4.2.2 advise Subscriber within five (5) Business Days:

(a) when a Registration Statement or any post-effective amendment thereto has become effective;

(b) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(c) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth in this Section 4.2.2, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Issuer;

4.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.4 upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

4.2.5 use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Class A common stock is then listed.

4.2.6 upon the Subscriber’s request, deliver all the necessary documentation reasonably requested by the Issuer’s transfer agent to (i) remove the legend set forth above in Section 2.1.5, as promptly as practicable and no later than five (5) business days after such request and (ii) issue Shares without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company (“DTC”), at the Subscriber’s option, provided that in each case (a) such Shares are registered for resale under the Securities Act and the Subscriber has sold such Shares pursuant to such registration or (b)(A) the Subscriber has sold or transferred Shares pursuant to Rule 144 and (B) the Issuer, its counsel or the Transfer Agent have received customary representations and other documentation from the Subscriber and its broker that is reasonably necessary to establish that such restrictive legend is no longer required as reasonably requested by the Issuer, its counsel or the Issuer’s transfer agent (the “Legend Documents”). If the legend set forth above in Section 2.1.5 is no longer required for the Shares pursuant to the foregoing, the Issuer shall, reasonably promptly following any request therefor from Subscriber accompanied by such Legend Documents, deliver to its transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for the Shares. The Issuer shall be responsible for the fees of the transfer agent and its counsel and any fees of DTC incurred in connection with such legend removal requests.

4.3 Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the Issuer, after consultation with counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than three (3) occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period; and, provided, further, that Issuer shall use commercially reasonable efforts to make the Registration Statement available for sale by Subscriber of its Shares as soon as practicable following any such suspension. Upon receipt of any written notice (which notice shall not contain any material non-public information) from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion, destroy all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

4.4 The Issuer shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, members, managers, partners, agents, investment advisers and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which the Issuer is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party. Notwithstanding the forgoing, the Issuer’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Issuer.

4.5 Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement or selling stockholder named in the Registration Statement, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber.

4.6 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.7 The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.8 If the indemnification provided under this Section 4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 4, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.9 from any person or entity who was not guilty of such fraudulent misrepresentation.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (iii) May 31, 2022 if the Closing shall not have occurred on or before such date; provided that nothing herein will relieve any party from liability for any Willful Breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Prior to the Closing, the Issuer shall promptly notify Subscriber if the Business Combination Agreement is terminated. Upon the termination of this Subscription Agreement in accordance with this Section 5, any monies paid by the Subscriber to the Issuer in connection herewith shall be promptly (and in any event within five (5) Business Days after such termination) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.

6. Miscellaneous.

6.1 Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional reasonable actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

6.1.1 Subscriber and the Issuer acknowledge that Subscriber, the Issuer and the Placement Agents (as third party beneficiaries and solely with respect to Section 2, Section 6 and Section 9 hereof on their own behalf, and not on behalf of Altus) will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, each of Subscriber and the Issuer agrees to promptly notify the other party and the Placement Agents if any of its acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

6.1.2 Each of the Issuer, the Subscriber, Altus and the Placement Agents is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 6.1.2 shall not give Altus any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall Altus be entitled to rely on any of the representations and warranties of the Issuer set forth in this Subscription Agreement.

6.1.3 Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

6.1.4 The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall promptly provide such information as may reasonably be requested.

6.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue, Suite 1250 Dallas, TX 75201

Attention:         Cash Smith

Email:              Cash.Smith@cbre.com

with a required copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:         Mark Pflug and William Brentani

Email:              mpflug@stblaw.com and wbrentani@stblaw.com

(iii) if to Altus, to it at its address set forth in the Business Combination Agreement, with a required copy (which copy shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention:         Carl P. Marcellino

Email:              carl.marcellino@ropesgray.com

6.3 Entire Agreement. This Subscription Agreement (together with, in the case of the Sponsor, the Investor Rights Agreement) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.4 Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a party under this Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party; provided, however, that no amendment, modification, supplement or waiver by the Issuer of the provisions of this Subscription Agreement shall be effective without the prior written consent of Altus (other than amendments, modifications, supplements or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement).

6.5 Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of the other party hereto (other than the Shares acquired hereunder, if any, and the Subscriber’s rights under Section 4 hereof, and then only in accordance with this Subscription Agreement); provided that Subscriber’s rights and obligations hereunder may be assigned to any Affiliate of Subscriber (including, if Subscriber is an investment fund or account, any other investment fund or account managed by the same investment manager as Subscriber), without the prior written consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided, further, that, no assignment shall relieve the assigning party of any of its obligations hereunder.

6.6 Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

6.7 Governing Law. This Subscription Agreement, the Subscription and all claim or causes of action based upon, or arising out of, or related to this Subscription Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

6.8 Consent to Jurisdiction; Waiver of Jury Trial. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall only be brought in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the

Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9 Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.10 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.11 Remedies.

6.11.1 The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the Issuer to cause the issuance and sale of the Shares and other transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

6.11.2 The parties acknowledge and agree that this Section 6.11 is an integral part of the issuance and sale of the Shares and other transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

6.12 Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

6.13 No Broker or Finder. Each of the Issuer and Subscriber agrees to indemnify and hold the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

6.14 Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.15 Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Subscription Agreement or any document to be signed in connection with this Subscription Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the issuance and sale of the Shares and other transactions contemplated hereunder by electronic means.

6.16 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

6.17 Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto by virtue of the authorship of any of the provisions of this Subscription Agreement.

6.18 Several and Not Joint. The obligations of the Subscriber and each Other Subscriber in connection with the PIPE Securities are several and not joint, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber in connection with the PIPE Securities. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute the Subscriber and any Other Subscriber as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.

7. Cleansing Statement; Disclosure.

7.1 The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K disclosing, to the extent not previously publicly disclosed, (i) any material non-public information provided by the Issuer or its officers and directors to the Subscriber and (ii) all material terms of the issuance and sale of the Shares and other transactions contemplated hereby and the Other Subscription Agreements executed and delivered at such time and the Transactions, and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Issuer, the Placement Agents, or any of their respective affiliates in connection with the transactions contemplated hereby.

7.2 Subscriber hereby consents to the publication and disclosure in (x) the Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Business Combination Agreement, the Proxy Statement or any other filing with the Commission pursuant to applicable securities laws, in each case, only to the extent required by the federal securities laws or the Commission, and (y) any other documents or communications provided by the Issuer to any Governmental Authority or to securityholders of the Issuer, in each case, only to the extent required by applicable law or the Commission or any other Governmental Authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Issuer, a copy of this Subscription Agreement; provided that the Issuer shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure under the foregoing clauses (x) and (y), and shall reasonably consult with Subscriber regarding such disclosure. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer will not publicly disclose the name of Subscriber or any of its affiliates or investment advisers, other than to the Issuer’s and Altus’s respective lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Subscriber will promptly provide any information reasonably requested by the Issuer or Altus that is necessary for any regulatory application or filing to be made or approval required in connection with the Transactions (including filings with the Commission), to the extent readily available and, if such information is not already public, the Issuer agrees to keep such information confidential and disclose only such information as is required with respect to such filing.

8. Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Subscriber shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.

9. Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that none of the Sponsor, Altus, the Placement Agents (including, without limitation, any of the Placement Agents’ respective affiliates or control persons, officers, directors, employees, agents or representatives) or any Other Subscriber (including the controlling persons, officers, directors, partners, agents or employees of any such Other Subscriber) shall be liable to Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.

10. Rule 144. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s common stock and until the second anniversary of the Closing Date, the Issuer agrees to:

10.1.1 make and keep public information available, as those terms are understood and defined in Rule 144;

10.1.2 file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

10.1.3 furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

If the Shares are eligible to be sold without restriction under Rule 144 under the Securities Act, then at Subscriber’s request in connection with a transfer of Shares, the Issuer will cause its transfer agent to remove the legend set forth in Section 2.1.5. In connection therewith, if required by the Issuer’s transfer agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares without any such legend; provided that, notwithstanding the foregoing, the Issuer will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.

11. Tax Matters. Subscriber agrees to complete and return with this Subscription Agreement, and to update as necessary, a valid and properly executed Internal Revenue Service (“IRS”) Form W-9 or W-8, as applicable. Subscriber further agrees that, in the event that (i) the information contained on such IRS Form W-9 or W-8 is no longer true and correct or (ii) upon reasonable request of the Issuer, Subscriber will provide a new IRS Form W-9 or W-8 to the Issuer.

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

ISSUER:

CBRE ACQUISITION HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Subscription Agreement between Subscriber and CBRE Acquisition Holdings, Inc.]

Accepted and agreed:

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity	(Please print. Please indicate name and capacity
of person signing above)	of person signing above)

Subscriber’s EIN:	Joint Subscriber’s EIN:

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address: If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship            ☐ Tenants-in-Common             ☐ Community Property

Business Address - Street	Mailing Address – Street (if different)

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Aggregate Number of Shares subscribed for [(prior to any increase pursuant to Section 1, if applicable)]4:

Aggregate Purchase Price[(prior to any increase pursuant to Section 1, if applicable)]5: $

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing if required, to the account specified by the Issuer in the Closing Notice.

[4]	Note to Draft: Included in Sponsor Subscription Agreement only
[5]	Note to Draft: Included in Sponsor Subscription Agreement only

[Signature Page to Subscription Agreement between Subscriber and CBRE Acquisition Holdings, Inc.]

Schedule I

ELIGIBILITY REPRESENTATIONS OF THE SUBSCRIBER

FOR INDIVIDUALS:

1.	INDIVIDUAL ACCREDITED INVESTOR STATUS: (Please check the applicable subparagraphs):

1.

☐ I am an “accredited investor” (within the meaning of Rule 501(a)(5) or (6) under the Securities Act of 1933, as amended (the “Securities Act”)) for one or more of the following reasons (Please check the applicable subparagraphs):

☐ A natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For purposes of calculating net worth under this item, (A) such person’s primary residence shall not be included as an asset; (B) indebtedness that is secured by such person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (C) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability. For the purposes of calculating joint net worth in this item, joint net worth can be the aggregate net worth of the investor and spouse or spousal equivalent and assets need not be held jointly to be included in the calculation. Reliance on the joint net worth standard of this item does not require that the securities be purchased jointly.

☐ A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with such person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

FOR ENTITIES:

1.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

2.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) for one or more of the following reasons (Please check the applicable subparagraphs):

☐

We are a bank as defined in section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity.

☐	We are a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

☐	We are an investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940, as amended (the “Advisors Act”) or registered pursuant to the laws of a state.

☐	We are an investment adviser relying on the exemption from registering with the Securities and Exchange Commission under section 203(l) or (m) of the Advisers Act.

☐	We are an insurance company as defined in section 2(a)(13) of the Securities Act.

☐	We are an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), or a business development company as defined in section 2(a)(48) of the 1940 Act.

☐	We are a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended.

☐	We are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act.

☐

We are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000.

☐

We are an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

☐	We are a private business development company as defined in section 202(a)(22) of 1940 Act.

☐

We are an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

☐

We are a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act.

3.	AFFILIATE STATUS

(Please check the applicable box)

THE SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by the Subscriber and constitutes a part of the Subscription Agreement

Exhibit I

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Citigroup Global Markets Inc.

390 Greenwich St.

New York, NY 10013

J.P. Morgan Securities LLC

383 Madison Ave.

New York, NY 10179

Blackstone Securities Partners L.P.

345 Park Ave.

New York, NY 10154

Re: Purchase of shares of Class A common stock, par value $0.0001 per share (the “Shares”) issued by CBRE Acquisition Holdings, Inc. (the “Issuer”)

Ladies and Gentlemen:

In connection with the offer and sale of the Securities to be issued by the Issuer, we represent, warrant, agree and acknowledge as follows:

1. No disclosure or offering document has been prepared in connection with the offer and sale of the Shares by Morgan Stanley Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC or Blackstone Securities Partners L.P. (collectively, in their capacity as such, the “Placement Agents”) or any of their affiliates.

2. (a) We have conducted our own investigation of the Issuer and the Shares and we have not relied on any statements or other information provided by the Placement Agents concerning the Issuer or the Share or the offer and sale of the Shares, (b) we have had access to, and an adequate opportunity to review, financial and other information as we deem necessary to make our decision to purchase the Shares, (c) we have been offered the opportunity to ask questions of the Issuer and received answers thereto, as we deemed necessary in connection with our decision to purchase the Shares and (d) we have made our own assessment and have satisfied ourselves concerning the relevant tax and other economic considerations relevant to our investment in the Shares.

3. Each Placement Agent and its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Issuer or the Shares or the accuracy, completeness or adequacy of any information supplied to us by the Issuer.

4. In connection with the issue and purchase of the Shares, the Placement Agents have not acted as our financial advisor or fiduciary.

5. We are (x) a qualified institutional buyer (as defined in Rule 144A of the Securities Act of 1933 as amended (the “Securities Act”)), or (y) an accredited investor (as defined in Rule 501 of the Securities Act). Accordingly, we understand that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

6. We (i) are an institutional account as defined in FINRA Rule 4512(c), (ii) are a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) have exercised independent judgment in evaluating our participation in the purchase of the Shares. Accordingly, we understand that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

7. We are aware that the sale to us is being made in reliance on a private placement exemption from registration under the Securities Act and are acquiring the Shares for our own account or for an account over which we exercise sole discretion for another qualified institutional buyer or accredited investor.

8. We are able to fend for ourselves in the transactions contemplated herein; have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our prospective investment in the Shares; and have the ability to bear the economic risks of our prospective investment and can afford the complete loss of such investment.

9. The Shares have not been registered under the Securities Act or any other applicable securities laws, are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto.

Very truly yours,

[NAME OF SUBSCRIBER]

By:
Name:
Title:

Date:                     , 2021

Annex J

Confidential	July 9, 2021

Special Committee of the Board of Directors

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue, Suite 1250

Dallas, Texas 75201

Ladies and Gentlemen:

The special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of CBRE Acquisition Holdings, Inc. (the “Company”), on behalf of itself and the Company, has engaged Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Special Committee (solely in its capacity as such) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the contemplated transaction described below (the “Proposed Transaction”).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Proposed Transaction consists of (i) the merger (the “first merger”) of CBAH Merger Sub I, Inc., a wholly-owned, direct subsidiary of the Company, with and into Altus Power, Inc. (“Altus”), with Altus surviving the first merger, and immediately thereafter, (ii) the merger (the “second merger”) of Altus, as the survivor in the first merger, with and into CBAH Merger Sub II, LLC, a wholly-owned, direct subsidiary of the Company, with CBAH Merger Sub II, LLC surviving the second merger as a wholly-owned subsidiary of the Company. As a result of the transactions contemplated by the business combination agreement (the “Agreement”), and subject to the terms and conditions thereof, after giving effect to a pre-closing reorganization described therein, the then-direct stockholders of Altus will exchange their shares of common stock of Altus for shares of common stock of the Company and collectively will own a majority of the shares of the Company at the closing of the transactions contemplated by the Agreement and the Company will acquire (indirectly through its wholly-owned subsidiary) all of the outstanding capital stock of Altus. It is Duff & Phelps’ further understanding that the Company will raise an additional $275 million from private investors (the “PIPE”) in conjunction with the Proposed Transaction, of which at least $70 million is expected to be invested by the Company’s sponsor.

Duff & Phelps, A Kroll Business             +1 312 697 4600

167 North Green Street

Chicago, IL 60607

CBRE Acquisition Holdings, Inc.

July 9, 2021

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.

The Company’s annual report and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2020 and the Company’s unaudited interim financial statements for the year-to-date period ended March 31, 2021 included in the Company’s Form 10-Q filed with the SEC;

b.	Altus’s draft audited financial statements for the year ended December 31, 2020 and unaudited financial statements for the year-to-date period ended March 31, 2021;

c.

Unaudited segment financial information for Altus for the year ended December 31, 2020 and the three months ended March 31, 2021, which Altus’s management identified as being the most current financial statements available;

d.

Other internal documents relating to the history, current operations, and probable future outlook of Altus, including financial projections, prepared by management of Altus and provided to us by management of the Company. With respect to projections used in our discounted cash flow analysis for Altus, we relied primarily on financial projections for the years ending December 31, 2021 through December 31, 2024. With respect to the discounted cash flow analysis related to the existing assets of Altus that were already in operation, because of the expected life of the applicable assets, we also reviewed and considered certain run-off assumptions for the remaining useful life of the assets developed by Altus and provided to us by Company management, and our discounted cash flow analysis for that portion of the business reflects this review;

e.	The Altus Investor Presentation dated July 2021, as updated and supplemented by additional information provided by management of the Company and Altus through the date hereof; and

f.	The draft dated July 8, 2021 of the Agreement;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company and the management of Altus;

3.	Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.

Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

CBRE Acquisition Holdings, Inc.

July 9, 2021

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Special Committee’s consent and without independent verification:

1.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management and Altus management;

2.

Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.

Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.	Assumed that information supplied and representations made by Company management and Altus management are substantially accurate regarding the Company, Altus and the Proposed Transaction;

5.	Assumed that the representations and warranties made by the Company and Altus in the Agreement are accurate in all material respects;

6.

Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed (except as otherwise specifically indicated to Duff & Phelps by Company management);

7.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company or Altus since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading in any material respect;

8.

Assumed at the Company’s direction that the trust account balance of the Company per share and recent trading prices of the Company’s common stock provide a reasonable basis upon which to evaluate the Company’s common stock and the common stock to be issued in connection with the Proposed Transaction and the PIPE;

9.

Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement and with the Company’s and Altus’s respective governing documents without any amendments thereto or any waivers of any terms or conditions thereof; and

10.

Assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with applicable federal, state, local and foreign statutes, rules and regulations and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff &

CBRE Acquisition Holdings, Inc.

July 9, 2021

Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate Altus’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of Altus, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Proposed Transaction, (iii) advise the Special Committee, the Board of Directors or any other party with respect to alternatives to the Proposed Transaction, or (iv) review any agreements related to the Proposed Transaction other than the Agreement.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of Altus’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be paid by the Company in the Proposed Transaction, or with respect to the fairness of any such compensation. Duff & Phelps is also not expressing any opinion with respect to the fairness of the consideration paid by the Company’s sponsor in connection with the shares of the Company’s common stock granted to, issued to or otherwise acquired by such sponsor, whether through the PIPE or otherwise.

This Opinion is furnished solely for the use and benefit of the Special Committee and the Board of Directors in connection with their consideration of the Proposed Transaction. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Special Committee dated June 14, 2021 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

CBRE Acquisition Holdings, Inc.

July 9, 2021

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon the closing of the Proposed Transaction. During the two years preceding the date of this Opinion, Duff & Phelps has provided financial opinions and other financial and valuation services to Altus’s private equity sponsor, The Blackstone Group Inc. and its affiliates (including its portfolio companies), and has provided valuation and other advisory services to CBRE Group, Inc., the parent company of the Company’s sponsor. For these prior engagements, Duff & Phelps received customary fees, expense reimbursement, and indemnification. The total fees paid by such parties are not material to Duff & Phelps’ total revenues.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the consideration to be paid by the Company in the Proposed Transaction is fair from a financial point of view to the Company.

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, A Kroll Business Kroll, LLC

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail CBRE ACQUISITION HOLDINGS, INC. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on December 5, 2021. INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual online Special Meeting, you will need your 12 digit control number to vote electronically at the Special Meeting. To attend: https://www.cstproxy.com/cbreacquisitionholdings/2021 MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE IF YOU DO ARE NOT VOTING RETURN ELECTRONICALLY. THE PROXY CARD ³ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ³ CBRE ACQUISITION HOLDINGS, INC. SPECIAL MEETING OF STOCKHOLDERS December 6, 2021 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints William Concannon and Cash Smith, and each of them, as proxies, each with the power to appoint their substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of CBRE Acquisition Holdings, Inc. held of record by the undersigned at the close of business on October 27, 2021 at the Special Meeting of Stockholders of CBRE Acquisition Holdings, Inc. to be held virtually at: https://www.cstproxy.com/cbreacquisitionholdings/2021 on December 6, 2021, at 10:00 a.m., Eastern Time, or at any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 THROUGH 8, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. All capitalized terms not otherwise defined in this proxy card have the meanings ascribed to such terms in the the proxy statement/prospectus. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. (Continued, and to be marked, dated and signed, on the other side)

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders Special Meeting Notice, Proxy Statement/Prospectus and 2020 Annual Report to Stockholders are available at: https://www.cstproxy.com/cbreacquisitionholdings/2021 PROXY CARD Please mark THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE PROPOSALS. your votes like this X 1. The business combination proposal – FOR AGAINST ABSTAIN the To consider business and combination vote upon described a proposal in to the approve proxy Agreement, statement/prospectus, a copy of which including is attached (a) adopting to the the proxy Business statement/prospectus Combination the as terms Annex and A, conditions which provides therein, for, a business among other combination things, and between subject Altus to with and CBAH and into pursuant Altus, with to the Altus proposed as the surviving initial merger company, of First and Merger immediately Sub Second thereafter, Merger the Sub merger continuing of Altus as with the and surviving into Second entity Merger and (b) Sub, approving with Agreement the other and transactions related agreements contemplated described by the in Business the proxy Combination statement/ prospectus. prove 2. The and charter adopt proposals the third amended – To consider and restated and vote certificate upon proposals of incorporation to ap-Annex of CBAH G. In accordance in the form with attached SEC to requirements, the proxy the statement/prospectus proposals with respect as to such adoption are being presented separately as follows: 2A. Alignment Shares – To approve an amendment FOR AGAINST ABSTAIN certain to changes the certificate to the of number incorporation of conversion to make decreasing shares issued the upon vesting conversion period from of ten the years Alignment to seven Shares, years. including 2B. Class B Director – To approve an amendment FOR AGAINST ABSTAIN the Class to the B certificate Director and of incorporation the rights of holders to create of the director CBAH annually. Class B common stock to elect such 2C. Exclusive Jurisdiction – To approve an FOR AGAINST ABSTAIN to amendment provide that to the the federal certificate district of incorporation courts of the alleging U.S. shall a be violation the exclusive of federal jurisdiction securities for laws the resolution unless CBAH of complaints consents deeming in writing to stockholders an alternative to have jurisdiction consented and to to remove personal certain jurisdiction language in connection with such claims. 2D. Charter Amendment – To approve and FOR AGAINST ABSTAIN of adopt incorporation the third amended of CBAH and in the restated form attached certificate to the proxy statement/prospectus as Annex G. 3. non-binding The governance advisory basis, proposal certain – To governance consider and provisions vote upon, in the    on third a amended in accordance and restated with SEC certificate requirements of incorporation, as follows: presented separately 3A. Change in Authorized Shares – FOR AGAINST ABSTAIN To thorized approve shares an increase of all classes the total of number capital of stock au- of would CBAH consist from of 261,000,000 (i) increasing shares the authorized to 1,000,000,000 CBAH Class shares, A common which stock CBAH’s from authorized 250,000,000 Class shares B common to 988,591,250 stock from shares, 10,000,000 (ii) decreasing shares to stock 1,408,750 from 1,000,000 shares and shares (iii) increasing to 10,000,000 CBAH’s shares. authorized preferred 3B. Amendments to the Certificate of FOR AGAINST ABSTAIN any Incorporation amendment, and alteration, Bylaws – repeal To provide or rescis- that sion, incorporation in whole governing or in part, amendments of the provisions to the of new the certificate new certificate of incor- of or poration stockholder or CBAH’s action bylaws, by written the Board, consent limitations shall require on director the affirmative liability standing vote of the shares holders of of CBAH a majority Class of A the common voting stock. power To of all further the then provide out- shall that any require amendment the affirmative to the vote CBAH of bylaws a majority by of CBAH’s the CBAH stockholders Class A common stock, voting together as a single class. 3C. certain Corporate transactions Opportunity are not “corporate – To provide oppor- that are tunities” not employees and that members of CBAH of and the their Board respective who affiliates, and any stockholder Rights Agreement that has and the such right stockholder’s to appoint a affiliates director may under engage the Investor in the same CBAH, or directly similar or activities indirectly, or related may engage lines of and/or business other as business those in which activ- ities or indirectly, that overlap may with engage. or compete To further with provide those that in which CBAH CBAH, will waive directly the ties obligation to CBAH, of certain except persons for opportunities to bring expressly potential offered business to such opportuni- party solely in his or her capacity as a director or officer of CBAH. 4. The incentive plan proposal – To consider FOR AGAINST ABSTAIN and the 2021 vote Omnibus upon a proposal Incentive to Plan, approve a copy and of which adopt material is attached terms to thereunder, the proxy statement/prospectus including the authorization as Annex of the initial E; and share the reserve thereunder. 5. The ESPP proposal – To consider and vote FOR AGAINST ABSTAIN Employee upon a proposal Stock Purchase to approve Plan, and a adopt copy    the of which 2021 terial is attached terms to thereunder, the proxy statement/prospectus including the authorization as Annex of the F, and initial the share ma- reserve thereunder. staggered 6. The director terms election on the Board proposal until – immediately To elect seven following directors the to annual serve 31, meeting 2022, of 2023 CBAH and stockholders 2024, as applicable, for the calendar and until year their ended respective December suc- cessors are duly elected and qualified. 6A. Sharon Daley FOR ALL WITHHOLD ALL NOMINEES FOR ALL 6B. Christine Detrick NOMINEES NOMINEES EXCEPT 6C. Gregg Felton 6D. Rob Horn 6E. Lars Norell 6F. Richard Peretz 6G. Sarah Coyne “For To withhold All Except” authority and write to vote the for number(s) any individual of the nominee(s), nominees on mark the line below. 7. The NYSE Proposal – To consider and vote upon FOR AGAINST ABSTAIN with a proposal the applicable to approve, provisions for purposes of Section of complying 312.03 of issuance the New of York (a) more Stock than Exchange’s 20% of CBAH’s Listed issued Company and outstanding Manual Rules, shares the of limitation, common the stock issuance in connection of shares with of the CBAH Transactions, Class A common including, stock without as shares Merger of Consideration CBAH Class A and common the PIPE stock Investment, to a Related and Party. the issuance of 8. Adjournment Proposal – To consider and vote FOR AGAINST ABSTAIN a upon later a date proposal or dates, to adjourn if necessary, the special to permit meeting further to votes solicitation for, or and otherwise vote of in proxies connection in the with, event the that approval there of are the insufficient business the combination incentive proposal, plan proposal, the charter the ESPP proposals, proposal, the governance the director proposal, election proposal or the NYSE proposal. CONTROL NUMBER Signature Signature, if held jointly Date, 2021 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.